    As filed with the Securities and Exchange Commission on August 11, 2000

                                                           Registration No.
                                                           Registration No.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                               TeleCorp PCS, Inc.
             (Exact name of registrant as specified in its charter)

       Delaware                      4812                         54-1872248
   (State or other
   jurisdiction of
   incorporation or      (Primary Standard Industrial          (I.R.S. Employer
    organization)        Classification Code Number)          Identification No.)

                                ---------------
                         TeleCorp Communications, Inc.
             (Exact name of registrant as specified in its charter)

       Delaware                      4812                         52-2105807
   (State or other
   jurisdiction of
   incorporation or      (Primary Standard Industrial          (I.R.S. Employer
    organization)        Classification Code Number)          Identification No.)

                                ---------------
                               1010 N. Glebe Road
                                   Suite 800
                              Arlington, VA 22201
                                 (703) 236-1100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                               Thomas H. Sullivan
              Executive Vice President and Chief Financial Officer
                               TeleCorp PCS, Inc.
                              1010 N. Glebe Road,
                                   Suite 800
                              Arlington, VA 22201
                                 (703) 236-1100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:

                              Brian Hoffmann, Esq.
                         Cadwalader, Wickersham & Taft
                                100 Maiden Lane
                               New York, NY 10038
                                 (212) 504-6000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 Proposed Maximum
   Title of Each Class                       Proposed Maximum        Aggregate          Amount of
      of Securities          Amount to be     Offering Price   Offering Price(1) (2)   Registration
    to be Registered          Registered    per Exchange Notes          (3)            Fee (1) (2)
---------------------------------------------------------------------------------------------------
10 5/8% Senior Subordinated
 Notes due 2010.........     $450,000,000          100%            $450,000,000          $118,800
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) The registration fee has been calculated pursuant to Rule 457(f)(2) and Rule 457(n) under the Securities Act of 1933. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.
(2) The Proposed Maximum Aggregate Offering Price is based on the book value of the notes, as of August 10, 2000, in the absence of a market for them as required by Rule 457(f)(2) under the Securities Act of 1933.
(3) Exclusive of accrued interest, if any.

                               ----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

   This registration statement contains a prospectus relating to the offer for all outstanding unregistered 10 5/8% Senior Subordinated Notes due 2010 of TeleCorp PCS, Inc. in exchange for registered 10 5/8% Senior Subordinated Notes due 2010. In addition, this registration statement contains a prospectus relating to certain market-making activities with respect to the exchange notes which may, from time to time, be carried out by Chase Securities Inc. The two prospectuses will be identical in all material respects. However, the front cover page, the Plan of Distribution section and the back cover page will be different. In addition, the market-making prospectus will not contain the information in the Prospectus Summary relating to the Exchange Offer, the information under the caption "The Exchange Offer" and "Certain U.S. Federal Tax Considerations--Exchange Offer" will be deleted and certain conforming changes will be made to delete references to the exchange offer. The prospectus for the exchange offer follows immediately after this explanatory note. Following the prospectus are the form of alternative cover page, Plan of Distribution section and back cover page for the market-making prospectus and alternative pages, sections and provisions covering conforming changes.

                               ----------------

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus, including without limitation, statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results Of Operations," "Business," and "The Pending Merger and Related Transactions" and located elsewhere in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy and statements concerning TeleCorp-Tritel Holding Company in the event the pending merger is consummated, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negatives thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or person's acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur.

The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof. It also does not mean that the information in this prospectus is correct after this date.

                               ----------------

                     SUBJECT TO COMPLETION AUGUST 11, 2000
PROSPECTUS

                               TeleCorp PCS, Inc.

                             OFFER TO EXCHANGE ALL
                      OF OUR OUTSTANDING AND UNREGISTERED
                   10 5/8% SENIOR SUBORDINATED NOTES DUE 2010
                               FOR OUR REGISTERED
                   10 5/8% SENIOR SUBORDINATED NOTES DUE 2010

   We are offering to exchange all of our outstanding 10 5/8% senior subordinated notes, which we refer to as the unregistered notes, for our registered 10 5/8% senior subordinated notes, which we refer to as the exchange notes. We refer to the unregistered notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the unregistered notes, except that the exchange notes are registered under the Securities Act of 1933 and, therefore, are freely transferable.

PLEASE CONSIDER THE FOLLOWING:

  --Our offer to exchange unregistered notes for exchange notes will be open
   until 5:00 p.m., New York City time, on [     ], 2000, unless we extend
   the offer.

  --You should carefully review the procedures for tendering the unregistered notes beginning on page 29 of this prospectus.

  --If you fail to tender your unregistered notes, you will continue to hold unregistered securities. Your ability to transfer them will be limited.

  --No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange or any quotation system and, therefore, no active public market is anticipated.

INFORMATION ABOUT THE NOTES:

  --The notes will mature on July 15, 2010.

  --We will pay interest on the notes semi-annually on January 15 and July 15 of each year beginning January 15, 2001 at the rate of 10 5/8% per annum.

  --We may redeem some or all of the notes at any time on or after July 15, 2005 at the rates set forth on page 134 of this prospectus.

  --We also have the option until July 15, 2003, to redeem up to 35% of the original aggregate principal amount of the notes with the net proceeds of certain types of qualified equity offerings.

  --If we experience a change of control at any time on or prior to July 15, 2005, we have the option to redeem the notes at par plus a premium and if we do not do so or if we experience a change of control after July 15, 2005, we must offer to purchase the notes.

  --The notes are unsecured obligations and are structurally subordinated to our existing and future senior indebtedness, rank equally with all of our other senior subordinated debt and rank senior to all of our existing and future subordinated debt.

  --If we undergo a change of control or sell some of our assets, we may be required to offer to purchase notes from you.

  --If we fail to make payments on the notes, our guarantor subsidiary must make them instead.

  --The unregistered notes have been designated for trading in the PORTAL market.

   YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. TeleCorp has agreed that, for a period of 180 days after the expiration of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

                The date of this prospectus is August 11, 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................  12
Exchange Offer...........................................................  26
Use of Proceeds..........................................................  36
Capitalization...........................................................  37
Selected Historical Financial Data.......................................  38
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  40
The Wireless Communications Industry.....................................  55
Business.................................................................  57
Management...............................................................  77
Securities Ownership of Certain Beneficial Owners and Management.........  84
Certain Relationships and Related Transactions...........................  92
Description of Other Indebtedness........................................ 126
Description of the Notes................................................. 134
Certain U.S. Federal Tax Considerations.................................. 177
Book-entry; Delivery and Form............................................ 181
Plan of Distribution..................................................... 184
Legal Matters............................................................ 184
Experts.................................................................. 185
Available Information.................................................... 185
Glossary of Selected Terms............................................... 186
Financial Statements Index............................................... F-1

                             ADDITIONAL INFORMATION

   This prospectus incorporates important business and financial information about TeleCorp from other documents that are not included in or delivered with the prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this prospectus without charge by requesting them in writing or by telephone from our principal executive offices at the following address or telephone number:

     TeleCorp PCS, Inc.
     Investor Relations
     1010 North Glebe Road
     Suite 800
     Arlington, Virginia 22201
     (703) 236-1100
     email: jmorrisey@telecorp1.com

   To timely deliver this information to you, we must receive your request no later than five business days before you must decide whether to exchange your
notes, which is [    ], 2000 unless we extend the exchange offer.

   See "Available Information," that begins on page 185.

                                    SUMMARY

   This summary contains basic information about us and our 10 5/8% senior subordinated notes due 2010. It may not contain all the information that is important to you. We encourage you to read this entire document for an understanding of the offering. In this prospectus, the words "the company," "TeleCorp," "we," "our" and "us" refer to TeleCorp PCS, Inc. and its consolidated subsidiaries, prior to the pending merger discussed below. After the merger, TeleCorp and Tritel, Inc. will become wholly-owned subsidiaries of a new holding company which is currently named TeleCorp-Tritel Holding Company. In this prospectus, "Tritel" refers to Tritel, Inc. and its subsidiaries prior to the pending merger and "holding company" refers to TeleCorp-Tritel Holding Company and its subsidiaries after the merger, including TeleCorp and Tritel. We refer to AT&T Wireless PCS, LLC as "AT&T Wireless," AT&T Wireless Services, Inc. as "AT&T Wireless Services" and AT&T Corp. as "AT&T." We define certain terms used in this prospectus in the Glossary of Selected Terms.

                                    TeleCorp

   We are the largest AT&T Wireless affiliate in the United States in terms of licensed population, with licenses to serve approximately 16.7 million people in 50 markets based upon an independent valuation report. As of June 30, 2000, we have launched service in 32 of these markets covering approximately 13.3 million people, or approximately 79% of the population where we hold licenses in the United States and Puerto Rico. We provide digital wireless personal communications services, or PCS, in our covered markets and, as of June 30, 2000, we had more than 319,000 customers. We have joined with Tritel and Triton PCS, two other AT&T Wireless affiliates, to operate under a common regional brand name, SunCom. In February 2000, we entered into agreements with AT&T Wireless and AT&T Wireless Services as a result of which we expect to increase our PCS licenses to a total of approximately 21.5 million people in 63 markets. These markets will encompass a contiguous territory including nine of the 100 largest metropolitan areas in the United States and popular vacation destinations such as: New Orleans and Baton Rouge, Louisiana; Memphis, Tennessee; Little Rock, Arkansas; Milwaukee and Madison, Wisconsin; Des Moines, Iowa; and San Juan, Puerto Rico and the U.S. Virgin Islands.

                     Strategic Alliance With AT&T Wireless

   AT&T is one of our largest investors and, upon consummation of the agreements entered into in February 2000, will have increased its ownership interest in us to approximately 23% from approximately 17%. As an AT&T Wireless affiliate, we benefit from many business, operational and marketing advantages, including:

  . Exclusivity. We are AT&T's exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in our covered markets, subject to AT&T's right to resell services on our network.

  . Brand. We have the right to use the AT&T brand name and logo together with the SunCom brand name and logo in our covered markets, giving equal emphasis to each. We also benefit from AT&T's nationwide advertising and marketing campaigns.

  . Roaming. We are AT&T's preferred roaming partner for digital customers in our markets. Our roaming revenues increased from approximately $7.6 million in the second quarter of 1999 to approximately $14.7 million in the second quarter of 2000. We believe our AT&T Wireless affiliation will continue to provide us with a valuable base of recurring roaming revenue.

  . Coast-to-Coast Coverage. Outside our markets, our customers can place and receive calls in AT&T Wireless's markets and the markets of AT&T Wireless's other roaming partners.

  . Products and Services. We receive preferred terms on selected products and services, including handsets, infrastructure equipment and back office support from companies who provide these products and services to AT&T.

  . Marketing. We benefit from AT&T's nationwide marketing and advertising campaigns. In addition, we work with AT&T's national sales representatives to jointly market our wireless services to AT&T corporate customers located in our markets.

                              Pending Transactions

   On February 28, 2000, we agreed to merge with Tritel through a merger of each of us and Tritel with newly formed subsidiaries of a new holding company. The new holding company, called TeleCorp-Tritel Holding Company, will be controlled by our voting preference common stockholders, and we and Tritel will become subsidiaries of the holding company. In connection with the merger, AT&T Wireless Services agreed to contribute certain wireless rights and commitments in the midwestern United States, including Milwaukee and Madison, Wisconsin, cash of approximately $20 million and a two year extension of its brand license in exchange for 9,272,740 common shares in the newly formed holding company. Should these assets be contributed to the holding company rather than to us, the holding company will contribute these assets to us, other than the two year extension of its brand license that we will have the benefit of and the $20 million in cash. Additionally, in a separate transaction with AT&T Wireless, we agreed to exchange our licenses in several New England markets for wireless properties or rights to acquire additional wireless properties in markets in Wisconsin and Iowa, including Des Moines, and a net cash payment to us of approximately $68 million. We also obtained the right to extend the term and geographic coverage of AT&T's license agreement and AT&T Wireless Services' roaming agreement with us to include the new markets, either through amending our existing agreements or entering into new agreements with the holding company on substantially the same terms as our existing agreements. AT&T has also agreed to extend its affiliation agreements to include licenses covering an additional 1.4 million people in the Midwest if we acquire them. We refer to the transactions described above as the "pending transactions."

   The pending merger has been unanimously approved by our and Tritel's board of directors, with three of our directors abstaining. In addition, both our shareholders and Tritel's shareholders approved the merger at separate special stockholder meetings held on August 8, 2000. The merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000.

                             Competitive Strengths

   Our goal is to provide our customers with simple-to-buy, easy-to-use wireless services, including coverage across the nation, superior call quality, competitive pricing and personalized customer care. In addition to our strategic alliance with AT&T Wireless, we believe we have several key business, operational and marketing advantages, including our:

  . Attractive Markets. The combination of our existing markets and, assuming the consummation of the pending transactions, our new markets in Wisconsin and Iowa would provide us with a contiguous footprint from the Great Lakes in the north to the Gulf Coast of the United States in the south. We believe our existing and new markets are, and will continue to be, strategically important to AT&T because they are located near or adjacent to traffic corridors in and around large markets such as Houston, St. Louis and Milwaukee. After consummation of the pending transactions, our markets would have favorable demographic characteristics for PCS, with an average population density of approximately 30% above the national average and would include major population and business centers and vacation destinations that attract millions of visitors per year. As independent wholly-owned subsidiaries of a new holding company, TeleCorp and Tritel would continue to operate in service areas in the United States covering approximately 35 million people and 16 of the 100 largest metropolitan areas.

  . Strong Capital Base. We expect to have sufficient capital resources (directly and through the vendor facility of the new holding company described above) to fund our current business plan through 2003, including capital expenditures and operating losses for our existing and new markets.

  . Experienced and Incentivized Management. Our 21 member senior management team has an average of 11 years of experience with leaders in the wireless industry such as AT&T, Bell Atlantic, BellSouth, Nextel, ALLTELL and Sprint Spectrum. Together, they beneficially own approximately 12% of our class A voting common stock on a fully-diluted basis.

  . Substantial Airwave Capacity. We have licenses with a minimum of 35 MHz of airwaves in our major urban markets of San Juan and New Orleans and 30 MHz in Little Rock and Memphis. Upon consummation of the pending transactions, we will have 30 and 40 MHz of capacity in the major markets of Milwaukee and Madison, Wisconsin, respectively. Megahertz, or MHz, represents a measure of airwave capacity. These amounts are equal to or greater than those held by each of our principal competitors in each of these markets. We believe these amounts of airwaves will enable us to competitively deploy new and enhanced voice and data services. This capacity will also permit us to provide service to the increasing number of wireless users and to service increased use by subscribers.

  . Substantial Progress to Date. Since we initiated service in our first market in February 1999, we have achieved substantial progress in the completion of our network and growth of our business. As of June 30, 2000, we had over 319,000 customers. As of June 30, 2000 we had 984 integrated cell sites and seven call connection sites in service and had launched service in markets encompassing 79% of the total population where we held our licenses. For the quarter ended June 30, 2000 we had revenues of $72.0 million. Additionally, we had 70 SunCom company owned stores, and over 2,000 additional outlets where retailers including Circuit City, Cellular Warehouse, Metrocall, Office Depot, Staples, Best Buy and Office Max offer our products and services.

  . Advanced Digital Technology. We are continuing to build our network using time division multiple access technology, which makes our network compatible with AT&T's network and other time division multiple access networks. This technology allows us to offer enhanced features and services relative to standard analog cellular service, including extended battery life, integrated voicemail, paging, fax and e-mail delivery, enhanced voice privacy and short-messaging capability. Our network will also serve as a platform for the development of mobile data services such as two-way data messaging and two-way data and Internet applications.

                              Corporate Structure

   The following chart illustrates our corporate structure assuming the consummation of the pending transactions. All of the data regarding indebtedness is as of June 30, 2000. The notes were issued by TeleCorp and are not guaranteed by the holding company or Tritel.



                             [CHART APPEARS HERE]

                                                         ---------------
                                                         Holding Company
                                                         ---------------

--------------------------------
Senior Credit Facilities
     $290 million
--------------------------------

--------------------------------
 . 10 5/8% Senior Subordinated
      Notes $450.0 million        --------------------                          -------------
                                   TeleCorp PCS, Inc.                            Tritel, Inc.
 . 11 5/8% Senior Subordinated     --------------------                          -------------
        Discount Notes
$374.9 million accreted value
--------------------------------

--------------------------------
    Vendor Financing
     $45.4 million
--------------------------------

         -----------------------------------  --------------------------------
          TeleCorp Communications, Inc.           TeleCorp Holding Corp., Inc.   ----------------------
                 . PCS Operations                     and TeleCorp LLC             Government License
                 . Guarantor of the                                                   Obligations
          10 5/8% Senior Subordinated Notes       . Holders of Licenses              $19.3 million
          and the 11 5/8% Senior Subordinated                                    ----------------------
                   Discount Notes
         -----------------------------------  --------------------------------


                               THE EXCHANGE OFFER

The Exchange Offer........  We are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of unregistered notes. The terms of the exchange notes are identical to the terms of the unregistered notes, except that the exchange notes are registered under the Securities Act of 1933 and, therefore, are freely transferable.

Expiration Date...........  The exchange offer will expire at 5:00 p.m., New
                            York City time, [     ], 2000, or the later date
                            and time, if we extend it.

Interest on the Exchange      Cash interest on the notes is payable on January
 Notes and the              15 and July 15 of each year, beginning on July 15,
 Unregistered Notes.......  2001. We will pay no interest on the unregistered notes tendered and accepted for exchange.

Conditions to the           The exchange offer is subject to customary
 Exchange Offer...........  conditions, some of which we may waive.

Resale Without Further        We believe the exchange notes may be offered for
 Registration.............  resale and resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as the following statements are true:

                            . you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

                            . you are not an affiliate, which is a person that controls or is controlled by, or is under common control with, TeleCorp; and

                            . you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer.

                            By tendering your unregistered notes as described below, you will be making representations to this effect.

Transfer Restrictions on      You may incur liability under the Securities Act
 the Exchange Notes.......  if:

                            (1) any of the representations listed above are not
                                accurate; and

                            (2) you transfer any exchange notes issued to you
                                in the exchange offer without:

                               .  delivering a prospectus meeting the
                                  requirements of the Securities Act; or

                               .  qualifying for an exemption from the
                                  Securities Act's requirement to register your exchange notes.

                            We will not assume or indemnify you against such liability. Each broker-dealer that is issued exchange notes for its own account in exchange for unregistered notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with the resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the exchange notes issued to it in the exchange offer.

Procedures for Tendering      If you wish to exchange your unregistered notes
 Unregistered Notes.......  in the exchange offer, you must:

                            . complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter; or

                            . arrange for The Depository Trust Company to send required information to the exchange agent in connection with a book-entry transfer.

                            You must mail or otherwise deliver this
                            documentation on your unregistered notes to the exchange agent, at the address described in "The Exchange Offer--Exchange Agent."

                            The exchange notes issued in the exchange offer will be delivered promptly following the expiration of the exchange offer.

Withdrawal................  You may withdraw tendered unregistered notes at any time prior to the expiration of the exchange offer. We will return any unregistered notes that we do not exchange for any reason without expense to you promptly after the exchange offer expires or terminates.

Special Procedures for        Any beneficial owner whose unregistered notes are
 Beneficial Owners........  registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender the unregistered notes in the exchange offer should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing a letter of transmittal and delivering its unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in its name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the exchange offer.

Guaranteed Delivery         You may comply with the procedures described in
 Procedures...............  this prospectus under the heading "The Exchange
                            Offer--Guaranteed Delivery Procedures" if you wish to tender your unregistered notes and:

                            . time will not permit your required documents to reach the exchange agent by the expiration of the exchange offer;

                            . you cannot complete the procedure for book-entry transfer on time; or

                            . your unregistered notes are not immediately available.

Exchange Agent............  Bankers Trust Company is serving as exchange agent in connection with the exchange offer.

U.S. Federal Tax            The exchange of the unregistered notes for the
 Considerations...........  exchange notes in the exchange offer should not constitute a sale or an exchange for U.S. federal income tax purposes.

Effect of Not Tendering...  If you do not tender your unregistered notes or you tender your unregistered notes but they are not accepted, following the completion of the exchange offer, such notes will continue to be subject to the existing restrictions upon transfer. Under some circumstances, we may register the unregistered notes under a shelf registration statement.

Use of Proceeds...........  We will not receive any cash from the exchange of the unregistered notes in the exchange offer.

                                   THE NOTES

Issuer....................  TeleCorp PCS, Inc.

Notes Offered.............  $450,000,000 aggregate principal amount of 10 5/8%
                            Senior Subordinated Notes due 2010.

Maturity Date.............  July 15, 2010.

Interest..................  Annual Rate: 10 5/8%.
                            Payment Frequency: every six months on January 15 and July 15.
                            First Payment: January 15, 2001.

Optional Redemption.......  On or after July 15, 2005, we may redeem some or all of the notes, together with accrued and unpaid interest, if any, to the date of redemption at the redemption prices listed in the Section entitled "Description of Notes--Optional Redemption."

                            Before July 15, 2003, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 110.625% of the principal amount of the notes, so long as at least 65% of the original aggregate principal amount of the notes remains outstanding immediately after the redemption.

Change of Control.........  If we experience a change of control at any time on or prior to July 15, 2005, we have the option to redeem all of the notes at par plus a premium. If we do not do so or if we experience a change of control after July 15, 2005, unless we have exercised our option to redeem all of the notes as described above, you will have the right to require us to repurchase all or a portion of your notes at a purchase price in cash equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of repurchase.

Subsidiary Guarantees.....  The notes will be fully and unconditionally guaranteed on an unsecured, senior subordinated basis by TeleCorp Communications, Inc. and by certain of our future subsidiaries that incur debt. If we fail to make payments on the notes, our guarantor subsidiaries must make them instead. Each of our guarantor subsidiaries also guarantees our senior credit facilities and other senior subordinated indebtedness and will be jointly and severally liable on a senior or senior subordinated basis with us for all obligations thereunder, as applicable. Not all of our subsidiaries will be guaranteeing payments on the notes. All obligations under our senior credit facilities are secured by pledges of all the capital stock of all our subsidiaries and security interests in, or liens on, substantially all of our other tangible and intangible assets and the tangible and intangible assets of our subsidiaries.

                            Repayment of the notes will not be guaranteed either by Tritel or by the holding company.

Ranking...................  The notes and the subsidiary guarantees will be unsecured and:

                            . subordinate in right of payment to all of our and our guarantor subsidiaries' existing and future senior debt (including our and our guarantor subsidiaries' obligations under our senior credit facilities);

                            . equal in right of payment with any of our and our guarantor subsidiaries' existing 11 5/8% Senior Subordinated Discount Notes due 2009 and related guarantees, as well as future senior subordinated debt; and

                            . senior in right of payment to all of our and our guarantor subsidiaries' subordinated debt.

                            As of June 30, 2000, (1) our outstanding senior debt was approximately $309.3 million (excluding unused commitments under our senior credit facilities), (2) our outstanding senior subordinated debt was approximately $374.9 million and (3) our outstanding subordinated debt was approximately $45.4 million. In addition, (1) the outstanding senior debt guaranteed by the subsidiary guarantor was approximately $290.0 million, (2) the outstanding senior subordinated debt guaranteed by the subsidiary guarantor was $374.9 million and (3) our subsidiary guarantor had no subordinated debt. Our subsidiaries who do not guarantee the notes had approximately $19.3 million of senior debt, consisting entirely of debt owed to the U.S. government related to our licenses and guaranteed $290.0 million of our borrowings under our senior credit facilities. These subsidiaries had no senior subordinated debt or subordinated debt.

Covenants.................  We issued the notes under an indenture with Bankers
                            Trust Company, as trustee. The indenture governing the notes, among other things, restricts our ability and the ability of certain of our subsidiaries to:

                            .  incur debt;

                            .  layer debt;

                            .  pay dividends on or redeem capital stock;

                            . make certain investments or redeem certain subordinated debt;

                            .  make certain dispositions of assets;

                            .  engage in transactions with affiliates;

                            .  engage in certain business activities; and

                            . engage in mergers, consolidations and certain sales of assets.

                            The indenture governing the notes also limits our ability to permit restrictions on the ability of certain of our subsidiaries to pay dividends or make certain other distributions.

Absence of Established
 Market for the Notes...... The notes are a new issue of securities, and there is no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The notes have been designated for trading in the PORTAL market. The initial purchasers of the notes have advised us that they intend to make a market in the notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the notes at any time in their sole discretion. We cannot assure you that a liquid market will develop for the notes.

                                  Risk Factors

   You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under "Risk Factors" beginning on page 12 before exchanging the unregistered notes.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

   The following table sets forth our summary historical consolidated financial and other data for the years ended December 31, 1998 and 1999, for the six months ended June 30, 1999 and 2000 and as of June 30, 2000. The statements of operations data for the years ended December 31, 1998 and 1999, are derived from our audited consolidated financial statements. The statements of operations data for the six months ended June 30, 1999 and 2000 are derived from our unaudited consolidated financial statements. The balance sheet data at June 30, 2000 is derived from our unaudited consolidated financial statements. All the data should be read in conjunction with "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

                                     For the year ended   For the six months
                                        December 31,        ended June 30,
                                     -------------------  -------------------
                                       1998      1999       1999      2000
                                     --------  ---------  --------  ---------
                                              ($'s in thousands)
Statements of Operations Data:
Revenue:
 Service............................ $    --   $  41,319  $  6,232  $  88,056
 Roaming............................       29     29,010     9,487     26,151
 Equipment..........................      --      17,353     5,649     13,250
                                     --------  ---------  --------  ---------
   Total revenue....................       29     87,682    21,368    127,457
                                     --------  ---------  --------  ---------
Operating expenses:
 Cost of revenue....................      --      39,259    10,107     40,433
 Operations and development.........    9,772     35,979    15,498     25,535
 Selling and marketing..............    6,325     71,180    20,925     74,766
 General and administrative.........   26,239     92,585    22,441     74,347
 Depreciation and amortization......    1,584     55,110    16,491     50,383
                                     --------  ---------  --------  ---------
   Total operating expenses.........   43,920    294,113    85,462    265,464
                                     --------  ---------  --------  ---------
 Operating loss.....................  (43,891)  (206,431)  (64,094)  (138,007)
Other (income) expense:
 Interest expense...................   11,934     51,313    17,107     34,263
 Interest income and other..........   (4,670)    (6,748)   (2,918)    (3,897)
                                     --------  ---------  --------  ---------
Net loss............................  (51,155)  (250,996)  (78,283)  (168,373)
Accretion of mandatorily redeemable
 preferred stock....................   (8,567)   (24,124)   (9,896)   (15,889)
                                     --------  ---------  --------  ---------
Net loss attributable to common
 equity............................. $(59,722) $(275,120) $(88,179) $(184,262)
                                     ========  =========  ========  =========
Other Data:
 Subscribers (end of period)........      --     142,231    30,970    319,882
 Deficiency of earnings to fixed
  charges........................... $(53,210) $(255,626) $(82,704) $(169,445)

                                                                    At June 30,
                                                                       2000
                                                                    -----------
                                                                    (unaudited)
Balance Sheet Data:
Cash and cash equivalents..........................................  $  28,223
Working capital (deficit)..........................................    (53,405)
Property and equipment, net........................................    531,034
PCS licenses and microwave relocation costs, net...................    277,275
Intangible assets--AT&T agreements, net............................     34,330
Total assets.......................................................    966,597
Total debt.........................................................    729,544
Mandatorily redeemable preferred stock, net........................    279,128
Total stockholders' equity (deficit)...............................  $(203,416)

                                  RISK FACTORS

   An investment in the notes involves risk. In addition to the other information in this prospectus, you should carefully consider the following risks in deciding whether to exchange your unregistered notes.

Risks Relating to Our Business, Operations and Strategy

We continue to incur significant operating losses, and we may not be able to generate positive cash flow from our operations in the future.

   We have a limited operating history and a history of operating losses. We incurred cumulative operating losses through June 30, 2000 of approximately $391.8 million. We expect to continue to incur operating losses and to generate negative cash flow from operating activities during the next several years while we develop our business and expand our networks. Our business has required and will continue to require substantial capital expenditures. In addition, we have to dedicate a substantial portion of any cash flow from operations to make interest and principal payments on our debt, as well as our subsidiaries' debt, which will reduce funds available for capital expenditures and other purposes. If we do not achieve and maintain positive cash flow from operations on a timely basis, we may be unable to develop our network or to conduct our business in an effective or competitive manner.

We may not be able to develop the markets we agreed to acquire in the pending transactions with AT&T Wireless.

   We agreed to acquire undeveloped and partially developed licenses from AT&T Wireless in exchange for certain of our markets which already have established operations. Our customer base and revenue will decrease after we exchange the developed markets. In addition, we may not be able to obtain lease sites, network equipment or government or other approvals necessary in order to successfully develop the new markets. If we cannot successfully construct the new network, we may not be able to compensate for the decrease in customer base or revenue from the exchange of our developed market, which may slow our growth and our ability to compete in the wireless communications industry.

We may not be able to obtain sufficient financing to complete our network, particularly with regard to the licenses we agreed to acquire from AT&T Wireless and to fund our operating losses.

   We expect to make significant capital expenditures to complete the building, testing and deployment of our network, particularly with regard to the licenses in the midwestern United States that we have agreed to acquire from AT&T Wireless. The actual expenditures necessary to achieve these goals may differ significantly from our estimates. We cannot predict whether any additional financing we may need will be available, what the terms of any such additional financing would be or whether our existing debt agreements would allow additional financing. We may incur variable rate debt, which would make us more vulnerable to interest rate increases. If we cannot obtain additional financing when needed, we will have to delay, modify or abandon some of our plans to construct the remainder of our network. This could slow our growth and negatively impact our ability to compete in the wireless communications industry and to fund operations.

   We would have to obtain additional financing, and the buildout of our network could be delayed if, among other things:

  .  any of our sources of capital are unavailable or insufficient;

  .  we significantly depart from our business plan;

  . we experience unexpected delays or cost overruns in the construction of our network;

  .  we experience increases in operating costs;

  . changes in technology or governmental regulations create unanticipated costs;

  .  we acquire additional licenses; or

  .  revenue from subscribers is lower than anticipated.

Some of our stockholders are obligated to make equity contributions to us in the future and we cannot guarantee that they will make those contributions.

   We received unconditional and irrevocable equity commitments from some of our stockholders in connection with the completion of various business ventures. In return for these commitments, these stockholders received shares of our common and preferred stock, which they pledged to us and to our senior bank lenders to collateralize their commitments. These stockholders funded $37.7 million of these commitments in July of 2000 and are required to fund $48.5 million of these commitments in 2001 and the remaining $11.0 million in 2002. In the event that any of these stockholders do not fund the remaining portions of their commitments, we could foreclose on their pledged shares, but we would likely have to obtain alternative financing to complete our network. Such financing may not be available on terms satisfactory to us, if at all. If we are unable to secure alternate financing, we may have to delay, modify or abandon some of our plans to construct the remainder of our network.

We may not be able to acquire the sites necessary to complete our network.

   We must lease or otherwise acquire rights to use sites for the location of network equipment and obtain zoning variances and other governmental approvals for construction of our network and to provide wireless communications services to customers in our licensed areas. If we encounter significant difficulties in leasing or otherwise acquiring rights to sites for the location of network equipment, we may need to alter the design of our network. In many cases, we will be required to obtain zoning variances and other governmental approvals or permits. In addition, because of concern over radio frequency emissions and tower appearance, some local governments have instituted moratoria on further construction of antenna sites until the respective health, safety and historic preservation aspects of this matter are studied further. Changes in our development plan could slow the construction of our network, which would make it harder to compete in the wireless communications industry or cause us not to meet development requirements.

We may have difficulty in obtaining infrastructure equipment.

   The demand for the equipment that we require to construct our network is considerable and manufacturers of this equipment could have substantial backlogs of orders. Accordingly, the lead time for the delivery of this equipment may be long. Some of our competitors purchase large quantities of communications equipment and may have established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment. Our agreements with vendors contain penalties if they do not deliver the equipment according to schedule. Nevertheless, the vendors may fail to deliver the equipment to us in a timely manner. If we do not receive the equipment in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors. In addition, we may be unable to satisfy the requirements regarding the construction of our network contained in Federal Communications Commission regulations and our agreements with AT&T. Our failure to construct our network in a timely manner could limit our ability to compete effectively, cause us to lose our licenses or cause us to breach our agreements with AT&T, which, in turn, could materially adversely affect us.

Changes in technology and customer demands could adversely affect us.

   If our technologies become obsolete, we may need to purchase and install equipment necessary to allow us to convert to new technologies to compete in the wireless communications marketplace. We use the TDMA, or time division multiple access, technology standard in our network. Other digital technologies, such as CDMA, or code division multiple access, and GSM, or global system for mobile communications, may have significant advantages over TDMA. It is anticipated that CDMA-based PCS providers will own licenses covering virtually all of the United States population. Other PCS providers have deployed GSM technology in many of our markets. GSM is the prevalent standard in Europe. In addition, it is possible that a digital transmission technology other than TDMA may gain sufficient acceptance in the United States to adversely affect the resources currently devoted by vendors to improving TDMA digital cellular technology. If consumers perceive that another technology has marketplace advantages over TDMA, we could experience a competitive disadvantage or be forced to implement that technology at substantially increased cost.

   Although all three standards are digital transmission technologies and share certain basic characteristics that differentiate them from analog transmission technology, they are not compatible or interchangeable with each other. In order to roam in other markets where no PCS licensee utilizes the TDMA standard, our subscribers must utilize tri-mode handsets to use an analog or digital cellular system in such markets. Generally, tri-mode handsets are more expensive than single- or dual-mode handsets. The higher cost of these handsets may impede our ability to attract subscribers or achieve positive cash flow as planned.

   Our agreements with AT&T include conditions requiring us to upgrade our technology to match the technology of AT&T. We may not be able to successfully purchase and install the equipment necessary to allow us to convert to a new or different technology or to adopt a new or different technology at an acceptable cost, if at all. In addition, the technologies that we choose to invest in may not lead to successful implementation of our business plan.

We may not be able to manage the construction of our network or the growth of our business successfully.

   We expect to experience rapid growth and development in a relatively short period of time. Our financial performance will depend on our ability to manage such growth and the successful construction of our network. Our management may not be able to direct our development effectively, including implementing adequate systems and controls in a timely manner or retaining qualified employees. This inability could slow our growth and our ability to compete in the wireless communications service industry.

We may experience a high rate of customer turnover that could negatively impact our business.

   Many providers in the personal communications services industry have experienced a high rate of customer turnover as compared to cellular industry averages. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. The rate of customer turnover may be the result of several factors, including network coverage, reliability issues such as blocked and dropped calls, handset problems, non-usage of phones, change of employment, affordability and customer care concerns. Price competition and other competitive factors could also increase customer turnover.

Our use of the SunCom brand name for marketing may link our reputation with another SunCom company which could result in a negative perception of our brand.

   We use the SunCom brand name to market our products and services in conjunction with other affiliates of AT&T Wireless Services, Tritel and Triton, in order to broaden our marketing exposure and share the costs of advertising. If Tritel or Triton has problems in developing and operating its network, it could harm consumer perception of the SunCom brand and, in turn, harm our reputation and business.

Our use of the SunCom trademark may expose us to litigation.

   The State of Florida has contacted AT&T Wireless Services concerning Florida's alleged rights in the SunCom trademark. Florida uses the trademark SunCom for a communications network used solely by state agencies in Florida and certain not-for-profit entities that conduct a threshold level of business with the state. If we are not successful in reaching an amicable resolution with Florida regarding the SunCom trademark, we may need to litigate to determine the scope of the rights of the state with respect to the SunCom trademark. The outcome of any litigation is uncertain, and we may not have a continuing right to use the SunCom brand name in the areas in which Florida has done business under the SunCom trademark.

We are dependent on the services of our senior management and on a management agreement with TeleCorp Management Corp.

   Our success depends upon the services of the members of our senior management team, particularly Mr. Vento, Mr. Sullivan and Ms. Dobson, and their ability to implement our business plan and manage our business. The loss of the services of one or more of these individuals could materially adversely affect us.

   Under our management agreement with TeleCorp Management Corp., TeleCorp Management Corp. provides management services to us regarding the design, development and operation of our network. We depend upon TeleCorp Management Corp. to perform its obligations under the management agreement. TeleCorp Management Corp., which is wholly owned by Mr. Vento and Mr. Sullivan, had no operating history before it began providing services to us. The management agreement terminates:

  .  upon thirty days' notice from TeleCorp Management Corp.;

  . upon our or our stockholders removing Mr. Vento or Mr. Sullivan as a director of TeleCorp;

  .  if we do not pay TeleCorp Management Corp.;

  .  if we become bankrupt; or

  .  on July 17, 2003, unless renewed.

   If the management agreement is terminated, our success and our ability to comply with the rules regarding F-Block and C-Block licenses could be materially adversely affected.

Some of our stockholders have affirmative or negative control of us and they may have an interest different than yours.

   Messrs. Vento and Sullivan control a majority of our voting power and, after the merger, will control a majority of the holding company's voting power. AT&T Wireless and certain other equity holders of ours and, after the merger, of the holding company have veto power of certain actions. Messrs. Vento and Sullivan, together with these equity holders, control the election of our board of directors and, after the merger, of the holding company's board of directors. Directors and officers of a company generally do not owe a fiduciary duty to holders of debt securities, such as the notes, and they may not act in the best interests of the holders of the notes. Additionally, these stockholders' interests could conflict with our interests, and we may not be able to resolve any such conflict in our favor.

Risks relating to our pending merger with Tritel and other pending agreements

We may be unable to consummate our pending merger with Tritel and other pending agreements.

   We have entered into agreements:

  . to merge with Tritel, where we and Tritel will become subsidiaries of a newly formed holding company;

  . to acquire from AT&T Wireless Services wireless rights and commitments in the midwestern United States, a two year extension of AT&T's brand license and additional capital in exchange for common shares in the newly formed holding company;

  . to exchange our licenses in several New England markets for certain wireless properties or rights to acquire additional wireless properties of AT&T Wireless in the Milwaukee, Wisconsin and Des Moines, Iowa markets; and

  . to extend the term and geographic coverage of AT&T's license agreement and AT&T Wireless Services' roaming agreement with us to include the new markets and additional funding.

   Each of these transactions is subject to final Federal Communications Commission approvals as well as other conditions. Additionally, the acquisition from AT&T Wireless Services of such wireless rights and commitments is conditional upon the merger and the exchange of licenses described above. Accordingly, we cannot be certain if and when we will consummate these transactions, nor can we be certain of the final terms of these transactions.

We may not be able to exercise the right to acquire licenses which AT&T Wireless Services has the right to acquire.

   As part of the contribution from AT&T Wireless Services, we will receive an assignment of AT&T Wireless Services' rights under several agreements to purchase licenses covering certain markets in Wisconsin and Iowa. Our ability to exercise these rights is subject to numerous conditions and contingencies. Certain of these licenses are subject to bankruptcy court litigation and, while we have submitted a plan to the bankruptcy court, at least one other creditor has submitted a competing plan. There can be no assurance that we will obtain any or all of these licenses. If we cannot exercise our rights to acquire some or all of these licenses, we will not acquire additional spectrum in Wisconsin and Iowa, which may slow our growth and our ability to compete in the wireless communications industry. See "The Pending Merger and Related Transactions-- Concurrent Transactions."

Risks Relating to our Relationship with AT&T

We depend on agreements with AT&T for our success, and would have difficulty operating without them.

   We have entered into a number of agreements with AT&T, including:

  .  a license agreement;

  .  a stockholders' agreement;

  .  an intercarrier roamer services agreement;

  .  a roaming administration service agreement; and

  .  a long distance agreement.

   Our business strategy depends on our relationship with AT&T. We, along with our operating subsidiaries, are dependent on co-branding, roaming and service relationships with AT&T under our joint venture agreements. These relationships are central to our business plan. If any of these relationships were terminated, our business strategy could be significantly affected and, as a result, our operations and future prospects could be adversely affected.

   The AT&T agreements create an organizational and operational structure that defines the relationships between AT&T and us. Because of our dependence on these relationships, it is important for you to understand that there are circumstances in which AT&T can terminate our right to use its brand name, as well as other important rights under the joint venture agreements, if we violate the terms of the joint venture agreements or if certain other events occur.

   We have agreements with AT&T Wireless for equipment discounts. Any disruption in our relationship with AT&T Wireless could hinder our ability to obtain the infrastructure equipment that we use in our network or harm our relationship with our vendors.

If we fail to maintain certain quality standards, violate terms of our licenses or AT&T Wireless engages in certain combination transactions, AT&T could terminate its exclusive relationship with us and our rights to use the AT&T brand.

   If we fail to meet specified customer care, reception quality and network reliability standards set forth under the stockholders' agreement, AT&T Wireless may terminate AT&T Wireless's exclusivity obligations with us and AT&T may terminate our rights to use the AT&T brand. If AT&T Wireless terminates its exclusivity obligations, other providers could then enter into agreements with AT&T Wireless, exposing us to increased competition, and we could lose access to customers. If we lose our rights to use the AT&T brand, we would lose the advantages associated with AT&T's marketing efforts and customers may not recognize our brand readily. We may have to spend significantly more money on advertising to create brand recognition.

   AT&T can terminate our license to use the AT&T brand name, our designation as a member of the AT&T Wireless network, or our use of other AT&T service marks if we violate the terms of the license or otherwise breach one of the AT&T agreements. The exercise by AT&T of any of these rights, or other rights described in the AT&T agreements, could significantly and materially adversely affect our operations and revenues.

   In addition, if AT&T or its affiliates combines with specified entities with over $5 billion in annual revenues from telecommunications activities, that derive less than one-third of their aggregate revenues from the provision of wireless telecommunications and that have PCS or cellular licenses that cover at least 25% of the people covered by our licenses, then AT&T Wireless may terminate its exclusivity obligations with us in markets that overlap with markets of those entities. Other providers could then enter into agreements with AT&T Wireless in those markets, exposing us to increased competition, and we could lose access to customers.

We rely on AT&T Wireless Services for a significant portion of our roaming revenue and a decrease in this roaming revenue may have a negative impact on our business.

   Under the roaming agreement, the roaming rate that AT&T Wireless Services pays to us when AT&T Wireless Services' customers roam onto our network will decline over each of the next several years in certain of our markets. This may affect our roaming revenue, most of which has historically been derived from AT&T Wireless Services' customers traveling through our markets.

We rely on the use of the AT&T brand name and logo to market our services, and a loss of use of this brand name and logo or a decrease in the market value of this brand name and logo would hinder our ability to market our products and may have an adverse effect on our business and results of operations.

   The AT&T brand and logo is highly recognizable and AT&T supports its brand and logo by its marketing. If we lose our rights to use the AT&T brand and logo under the license agreements with our subsidiaries, we would lose the advantages associated with AT&T's marketing efforts.

   If we lose the rights to use this brand and logo, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition.

   In addition, our results of operations are highly dependent on our relationship with AT&T and AT&T Wireless, their success as wireless communications providers and the value of the AT&T brand and logo. If AT&T Wireless encounters problems in developing and operating its wireless network and its reputation as a wireless communications provider declines, it could adversely affect the value to us of the AT&T brand, our agreements with various AT&T entities and our results of operations. In that event, we may need to invest heavily in obtaining other operating agreements and in marketing our brand to develop our business, and we may not have funds to do so.

AT&T Wireless can at any time require us to enter into a resale agreement that would allow AT&T Wireless to sell access to, and usage of, our services in its licensed area on a nonexclusive basis using the AT&T brand.

   Under the terms of a stockholders' agreement, we are required to enter into a resale agreement at AT&T Wireless's request. The resale agreement will allow AT&T Wireless to sell access to, and usage of, our services in its licensed area on a nonexclusive basis and using the AT&T brand. AT&T Wireless may be able to develop its own customer base in our licensed area during the term of the resale agreement.

AT&T Wireless may terminate its rights under the stockholders' agreement, which could result in increased competition with us for subscribers who otherwise might use our services that are co-branded with AT&T.

   If AT&T Wireless engages in specified business combinations, the exercise of its termination rights under the stockholders' agreement could result in increased competition detrimental to our business. We cannot assure you that AT&T Wireless will not enter into such a business combination, and the termination of the non-compete and exclusivity provisions of the stockholders' agreement could have a material adverse effect on our operations.

We may not be able to engage in certain activities and make acquisitions outside of our license footprint and this may limit our future growth.

   Generally, under our agreements with AT&T, we cannot engage in any business other than providing mobile wireless telecommunications services using TDMA technology or ancillary businesses, or make acquisitions of licenses outside of our license footprint without the approval of AT&T Wireless. This limitation on our ability to engage in other businesses or acquire additional licenses outside of our footprint may inhibit our future growth.

Risks Relating to the Notes

We have substantial debt which we may not be able to service.

   We have a substantial amount of debt. As of June 30, 2000, after giving effect to the offering of the notes, our outstanding debt consisted of (1) approximately $309.3 million of senior debt, consisting of approximately $290.0 million of borrowings under our senior credit facilities and $19.3 million of debt owed to the U.S. government related to our licenses, (2) approximately $374.9 aggregate accreted value of the 11 5/8% senior subordinated discount notes, referred to as the 11 5/8% notes, (3) $450.0 million of the unregistered notes (to be exchanged for the exchange notes pusuant to this registration statement) and (4) approximately $45.4 million of junior subordinated notes issued to Lucent in connection with the vendor financing. In addition, Lucent has committed to make available up to an additional $50.0 million of junior subordinated notes in connection with our development of new markets. We may incur additional debt in the future. The indentures governing the notes and the 11 5/8% notes permit us to incur additional debt, subject to certain limitations. Our senior credit facilities provide for total borrowings in the amount of up to $560.0 million, and, in certain circumstances, for additional borrowings in the amount of up to $40.0 million. As of June 30, 2000, the vendor financing provided by Lucent provided for us to issue up to an additional $25.0 million aggregate principal amount of notes based upon our current markets.

   The substantial amount of our debt will have a number of important consequences for our operations, including:

  . we may not have sufficient funds to pay interest on, and principal of, our debt (including the notes and the 11 5/8% notes);

  . if payments on any debt owed to the U.S. government are not made when due, the Federal Communications Commission may:

    .  impose substantial financial penalties;

    . reclaim and reauction the related licenses, and impose a significant financial penalty in respect of each license that is reclaimed and reauctioned;

    .  deny renewal of any other licenses; and

    .  pursue other enforcement measures;

  . we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

  . we may not be able to obtain additional financing for capital requirements, capital expenditures, working capital requirements and other corporate purposes;

  . some of our debt, including borrowings under our senior credit facilities, will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

  . pledges of the capital stock of our subsidiaries and liens on substantially all of our other assets and the assets of such subsidiaries secure the debt incurred under our senior credit facilities and this debt matures prior to the maturity of the notes; and

  . our ability to adjust to changing market conditions and to withstand competitive pressures could be limited, and we may be vulnerable to additional risk in the event of a downturn in general economic conditions or our business.

   Our ability to make payments on our debt, including the notes and the 11 5/8% notes, depends upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient, we may take certain actions, including delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations. Our existing debt agreements limit our ability to take certain of these actions. The indentures governing the notes and the 11 5/8% notes contain similar restrictions. Our failure to earn enough to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of the notes.

Our debt instruments contain restrictive covenants that may limit our operating flexibility.

   The documents governing our indebtedness, including the credit facilities and senior subordinated note indentures, contain significant covenants that limit our ability to engage in various transactions and, in the case of the credit facilities, require satisfaction of specified financial performance criteria. In addition, under each of these documents, the occurrence of specific events, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the respective indebtedness. The limitations imposed by the documents governing the outstanding indebtedness are substantial, and if we fail to comply with them our debts could become immediately payable at a time when we are unable to pay them.

We may have to make concessions to obtain bank consents necessary to consummate the merger.

   We must obtain various consents from certain banks in order to complete the merger. We have not yet received any bank consents. We may have to make concessions in order to obtain these bank consents. There is no assurance that these concessions will not have a material adverse effect on us.

The notes are subordinate to other debt that encumbers our assets.

   The right to payment on the notes is subordinate to all of our existing and future senior debt. Similarly, each subsidiary guarantee of the notes is subordinate to all existing and future senior debt of the applicable guarantor. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or any guarantor, our or such guarantor's assets will be available to pay obligations on the notes or the applicable guarantee only after all outstanding senior debt of that party has been paid in full. There may not be sufficient assets remaining to make payments on amounts due on any or all of the notes then outstanding or any subsidiary guarantee. In addition, under certain circumstances, an event of a default in the payment of certain senior debt will prohibit us and the guarantors of the notes from paying the notes or the guarantees of the notes. As of June 30, 2000:

  . our outstanding senior debt was approximately $309.3 million (excluding unused commitments of $270.0 million under our senior credit facilities); and

  . the outstanding senior debt of our subsidiary guarantor was approximately $290.0 million (consisting entirely of guarantees of borrowings under our senior credit facilities).

   In addition, certain of our subsidiaries do not guarantee the notes. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of these subsidiaries, the assets of these subsidiaries will be available to pay obligations on the notes only after all outstanding liabilities of the subsidiaries have been paid in full. As of June 30, 2000, the total liabilities of these subsidiaries was approximately $94.9 million, consisting of debt owed to the U.S. government related to our licenses in the approximate amount of $19.3 million, trade payables and other current liabilities in the approximate amount of $57.9 million and other accrued expenses in the approximate amount of $17.7 million.

   Repayment of the notes is not guaranteed by Tritel or the new holding company.

Although the indenture governing the notes limits the amount of debt we and certain of our subsidiaries may incur, the amount of such debt could be substantial and could be senior debt.

   The notes and the guarantees of the notes are unsecured. Thus, the notes and the guarantees of the notes rank junior in right of payment to any of our secured debt or the secured debt of the guarantors of the notes to the extent of the value of the assets securing that debt. The secured debt includes debt incurred under our senior credit facilities, which is secured by liens on substantially all of our assets and those of our subsidiaries. If an event of default were to occur under our senior credit facilities, the lenders could foreclose on that collateral regardless of any default with respect to the notes. These assets would first be used to repay in full all amounts outstanding under our senior credit facilities.

Because a significant portion of our assets are intangible, they may have little value upon a liquidation.

   Our assets consist primarily of intangible assets, principally Federal Communications Commission licenses, the value of which will depend significantly upon the success of our PCS network business and the growth of the PCS and wireless communications industries in general. If we default on our indebtedness, or if we are liquidated, the value of these assets may not be sufficient to satisfy our obligations to our creditors and debtholders, including the holders of the notes.

We are dependent on our subsidiaries for funds necessary to make payments on the notes.

   Almost all of our operations are conducted through our subsidiaries. As a result, we are dependent upon dividends from our subsidiaries for the funds necessary to make payments on the notes. The indentures governing the notes and the 11 5/8% notes limit restrictions on the ability of certain of our subsidiaries to pay dividends or make certain other distributions. Our senior credit facilities also restrict the ability of these subsidiaries to pay dividends or make other distributions. In addition, there can be no assurance that any such dividends or distributions will be adequate to allow us to make payments on the notes.

We may not be able to satisfy our obligations owed to the holders of the notes upon a change of control.

   Upon the occurrence of a "change of control" as defined in the indenture governing the notes and the indenture governing the 11 5/8% notes, each holder of the notes will have the right to require us to repurchase that holder's notes at a price equal to 101% of either the accreted value or the principal amount at maturity of the notes, as applicable, together with accrued and unpaid interest to the date of repurchase. Certain events which would constitute a change of control under the indentures governing the notes and the 11 5/8% notes would also constitute a default under our senior credit facilities. In addition, our senior credit facilities effectively prevent the repurchase of the notes by us in the event of a change of control of us unless all amounts outstanding under our senior credit facilities are repaid in full. Our failure to repurchase the notes would be a default under the indenture governing the notes, which would be a default under our senior credit facilities. The inability to repay all indebtedness outstanding under our senior credit facilities upon acceleration thereof would also be a default under the indenture governing the notes. Any default under our senior credit facilities or the indenture governing the notes would materially adversely affect our business, operations and financial results as well as the market price of the notes. In the event of a change of control, we may not have sufficient assets to satisfy all obligations under our senior credit facilities and the indentures governing the notes and the 11 5/8% notes. Any debt we incur in the future may also prohibit certain events or transactions that would constitute a change of control under the indenture governing the notes.

   We may enter into transactions, including acquisitions, refinancings or recapitalizations, or highly leveraged transactions, that do not constitute a change of control under the indenture governing the notes. Any of these transactions may result in an increase in our debt or otherwise affect our capital structure, harm our credit ratings or have a material adverse affect on holders of the notes.

There is no public market for the notes.

   The unregistered and exchange notes are each a new issue of securities and there is no established market for the notes. The notes (or exchange notes) are not listed on any securities exchange and no quotation system quotes the notes. The initial purchasers of the unregistered notes have told us that they intend to make a market in the unregistered notes (and the exchange notes), but they are not obliged to do so. The initial purchasers may discontinue any market-making in the unregistered notes (or any exchange notes) at any time in their sole discretion. Accordingly, we cannot ensure a liquid market for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the notes will depend on many factors, including our operating performance and financial condition, our ability to complete the offer to exchange the unregistered notes for exchange notes, prevailing interest rates and the market for similar securities.

   We relied upon an exemption from registration under the Securities Act and applicable state securities laws in offering the unregistered notes. The unregistered notes may be transferred or resold only in a transaction registered under, or exempt from, the Securities Act and applicable state securities laws. We, along with our subsidiaries that guarantee the unregistered notes, are filing this registration statement with the SEC and intend to use our commercially reasonable efforts to cause this registration statement to become effective with respect to the exchange notes. The SEC, however, has broad discretion to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. If issued under an effective registration statement, the exchange notes generally may be resold or otherwise transferred (subject to restrictions) by each holder of the exchange notes with no need for further registration. The exchange notes issued in exchange for the unregistered notes, however, will constitute a new issue of securities with no established trading market. The offer to exchange the unregistered notes will not depend upon the amount of the unregistered notes being tendered for exchange.

   The unregistered notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or excepted from the Securities Act of 1933 and applicable state securities laws. Following the exchange offer, if you did not tender your unregistered notes, or we did not accept your tender, you generally will not have any further registration rights unless you qualify for the shelf registration rights. We do not currently anticipate that we will register the remaining unregistered notes under the Securities Act of 1933. We cannot ensure that there will be a liquid trading market for the exchange notes or, in the case of non-exchanging holders of the unregistered notes, the trading market for the unregistered notes following the offer to exchange the unregistered notes.

   General declines in the market for securities like the notes may materially adversely affect the trading market for the notes, and their liquidity, regardless of our financial performance or prospects.

   If holders fail to exchange the unregistered notes for the exchange notes, it may weaken the market for the exchange notes, and there may be no market for remaining unregistered notes.

   The existence of a market for registered notes could adversely affect the market for unregistered notes due to the limited amount of the unregistered notes that remain outstanding. Generally, a lower outstanding or trading amount of a security could result in less demand to purchase the security and could result in lower prices for the security. For the same reasons, the existence of a market for unregistered notes could adversely affect the trading market for the registered notes.

Risks Related to Our Industry

   We face intense competition from other PCS and cellular providers and from other technologies.

   The viability of our PCS business will depend upon, among other things, our ability to compete, especially on price, reliability, quality of service, availability of voice and data features and customer care. In addition, our ability to maintain the pricing of our services may be limited by competition, including the entry of new service providers into our markets.

   We compete directly in each of our markets with at least two wireless communications service providers such as:

  .  Verizon Wireless;

  .  BellSouth;

  .  Powertel;

  .  Nextel;

  .  Voicestream Wireless Corporation;

  .  Puerto Rico Telephone Company;

  .  Centennial Cellular;

  .  SBC Communications;

  .  US Cellular;

  .  Sprint PCS; and

  .  ALLTEL.

   Some of these providers have significant infrastructure in place, often at low historical cost, and have been operational for many years, with substantial existing subscriber bases, and may have greater capital resources than we do. We also face competition from paging, dispatch and conventional mobile radio operations, specialized mobile radio, called SMR, and enhanced specialized mobile radio, called ESMR, including those ESMR networks operated by Nextel Communications and its affiliates in our markets, and domestic and global mobile satellite service. We will also compete with resellers of wireless communications services in each of our markets. We have not obtained a significant share of the market in any of our areas of operation. We expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competition, the development and deployment of new technologies, products and services, changes in consumer preferences and demographic trends.

   In the future, cellular and PCS providers will also compete more directly with traditional landline telephone service operators, and may compete with services offered by energy companies, utility companies and cable and wireless cable operators seeking to offer communications services by leveraging their existing infrastructure. They may attract customers away from us or prevent us from attracting customers. Additionally, continuing technological advances in telecommunications, the availability of more spectrum and Federal Communications Commission policies that encourage the development of new spectrum-based technologies make it impossible to accurately predict the extent of future competition.

Concerns that the use of wireless handsets may pose health and safety risks may discourage the use of our PCS handsets.

   Media reports have suggested that, and studies are currently being undertaken to determine whether, radio frequency emissions from cellular and PCS wireless handsets may be linked with health risks, including cancer, and interference with various electronic medical devices, including hearing aids and pacemakers.

   Concerns over radio frequency emissions may discourage the use of wireless communications devices, such as PCS handsets, which could adversely affect our business. In addition, the Federal Communications Commission requires that certain transmitters, facilities, operations, and mobile and portable transmitting devices used in PCS handsets meet specific radio frequency emission standards. Compliance with any new restrictions could materially increase our costs. Concerns about radio frequency emissions may affect our ability to obtain licenses from government entities necessary to construct microwave sites in certain locations.

   Separately, governmental authorities may create new regulations concerning hand-held phones, and our handsets may not comply with rules adopted in the future. Noncompliance would decrease demand for our services. In addition, some state and local legislatures have passed or are considering restrictions on wireless phone use for drivers. The passage or proliferation of this or future legislation could decrease demand for our services.

   We cannot predict the effect of any governmental action concerning the usage of mobile phones. In addition, measures aimed at wireless services companies, as opposed to users, may be proposed or passed on the state or federal level in the future. Governmental actions could materially adversely affect us by requiring us to modify our operations or business plans in response to such restrictions.

Third-party fraud causes us to incur increased operating costs.

   As do most companies in the wireless industry, we incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

Risks Relating to Regulatory Matters

The Federal Communications Commission has the ability to cancel or revoke our licenses which would adversely affect our business and our ability to generate income.

   Our principal assets are PCS licenses issued by the Federal Communications Commission. The Federal Communications Commission has imposed certain requirements on its licensees, including PCS operators. For example, PCS licenses may be revoked by the Federal Communications Commission at any time for cause. The licenses may also be cancelled for a violation of Federal Communications Commission regulations, failure to continue to qualify for the licenses, malfeasance, other misconduct or failure to comply with the terms of the licenses. The loss of any license, or an action that threatens the loss of any license, would have a material adverse effect on our business and operating results.

Because we face broad and evolving government regulation, we may have to modify our business plans or operations in the future and may incur increased costs to comply with new regulations.

   The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the Federal Communications Commission, Congress and state and local regulatory agencies. This regulation is continually evolving. There are a number of issues as to which regulation has been or in the future may be introduced, including those regarding interference between different types of wireless telecommunications systems and the effect of wireless telecommunications equipment on medical equipment and devices. As new regulations are promulgated on these or other subjects, we may be required to modify our business plans or operations to comply with them. It is possible that the Federal Communications Commission, Congress or any state or local regulatory agency having jurisdiction over our business will adopt or change regulations or take other actions that could adversely affect our business and operating results.

   The Telecommunications Act of 1996 mandated significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Nevertheless, the implementation of these mandates by the Federal Communications Commission and state authorities will involve numerous changes in established rules and policies that could adversely affect our business.

   All of our PCS licenses are subject to the Federal Communications Commission's buildout requirements. We have developed a buildout plan that we believe meets all Federal Communications Commission requirements. In addition, the acquisition of new licenses in connection with the merger and separate exchange transaction will require new buildout plans. However, we may be unable to meet our buildout schedules. If there are delays in implementing our and our subsidiaries' network buildout, the Federal Communications Commission could reassess our authorized service area or, in extreme cases, it may revoke our licenses or impose fines.

   Recently, we filed the required notifications of the satisfaction of the Federal Communications Commission's five-year build-out requirements for some of our licenses. We have requested a waiver of the five-year build out requirement to the extent deemed necessary by the Federal Communications Commission because we relied on certain construction undertaken by other partitionees for our partitioned licenses in the Louisville MTA and the St. Louis MTA. This request has been placed on public notice for comment by other parties. While we believe that we should be deemed to meet the five-year construction requirements and, in the event that the Federal Communications Commission deems a waiver technically necessary, that a waiver of those requirements is justified, the determination by the Federal Communications Commission that we have not met the construction requirements could result in a loss of those licenses.

   The current restrictions on foreign ownership could adversely affect our ability to attract additional equity financing from entities that are, or are owned by, foreign interests. If our foreign ownership were to exceed the then-applicable limits in the future, the Federal Communications Commission could revoke or cancel our PCS licenses or order an ownership restructuring that could cause us to incur significant costs.

We could lose our F-Block and C-Block licenses if we fail to meet financial and other tests.

   To retain the C- and F-Block licenses and the favorable government financing granted to us, we must maintain our designated entity status as an entrepreneur and small business or very small business. To maintain all of the benefits of our designated entity status, our control group, including our qualifying investors, must retain certain minimum stock ownership and control of our voting stock, as well as legal and actual control of us for five years from the date of grant of our C- and F-Block PCS licenses, subject to possible unjust enrichment obligations for ten years. The Federal Communications Commission has indicated that it will not rely solely on legal control in determining whether the control group and its qualifying investors are truly in control of an entity. Even if the control group and the qualifying investors hold the requisite percentages of equity control, the Federal Communications Commission may still inquire to determine whether actual and voting control exists.

Government regulation, changes in our licenses or other governmental action could affect how we do business and hinder our ability to service our debt.

   Congress, the Federal Communications Commission, the Federal Aviation Administration, state and local regulatory authorities or the courts may adopt new regulations, amend existing regulations, alter the administration of existing regulations or take other actions that might cause us to incur significant costs in making changes to our network, and such costs might affect our cash flows. Additionally, the potential allocation by the Federal Communications Commission of additional PCS licenses or other wireless licenses in our markets may increase competition in those markets which might adversely affect our operating results.

   As the Federal Communications Commission continues to implement changes to promote competition under the Communications Act of 1934, as amended by the Telecommunications Act of 1996, it may change how it regulates the way our network connects with other carriers' networks. The Federal Communications Commission may require us to provide lower cost services to other carriers, which may lessen our revenues.

   Our licenses to provide wireless communications services, which are our principal assets, have terms of ten years. The Federal Communications Commission may not renew our licenses upon the expiration of their terms. Further, the Federal Communications Commission could modify our licenses in a way that decreases their value or use to us or allocate unused airwaves for similar services. The nonrenewal or modification of any of our licenses or the allocation of additional spectrum would slow our growth and ability to compete in the wireless communications industry.

We could lose our PCS licenses or incur financial penalties if the Federal Communications Commission determines certain of us and our subsidiaries are not small businesses, very small businesses or entrepreneurial enterprises or if we do not meet the Federal Communications Commission's minimum construction requirements.

   The Federal Communications Commission could impose penalties on us related to our subsidiaries' very small business, small business and entrepreneurial status and its requirements regarding minimum construction of our network that could slow our growth and our ability to compete in the wireless communications industry.

   Certain of our subsidiaries acquired PCS licenses as very small businesses, small businesses and entrepreneurial companies. These subsidiaries must remain very small businesses, small businesses or entrepreneurs, as the case may be, for at least five years following the original date of determination to comply with applicable rules of the Federal Communications Commission, including rules governing our capital and ownership structure and corporate governance. If the Federal Communications Commission determines that we or our subsidiaries violated these rules or failed to meet its minimum construction requirements, it could impose substantial penalties upon us. Among other things, the Federal Communications Commission could:

  .  fine us;

  .  cancel our licenses;

  .  revoke our licenses;

  .  accelerate our installment payment obligations;

  .  require a restructuring of our equity; or

  .  cause us to lose bidding credits retroactively.

                               THE EXCHANGE OFFER

Purpose and Effects

   The unregistered notes were originally issued on July 14, 2000 in the principal amount of $450.0 million in a transaction exempt from the registration requirements of the Securities Act. The unregistered notes may not be reoffered, resold or transferred except under a registration statement filed with the SEC or unless an exemption from the registration requirements of the Securities Act is available.

   The exchange offer is designed to provide to holders of unregistered notes an opportunity to acquire exchange notes which, unlike the unregistered notes, generally will be freely transferable at all times, provided the holder is not our affiliate and not a broker-dealer or participating in a distribution of the exchange notes.

   Based on no-action letters issued by the staff of the SEC to third parties in other transactions, we believe that a holder of unregistered notes, other than a holder who is our affiliate within the meaning of the Securities Act, who exchanges unregistered notes for exchange notes in the exchange offer, generally may offer the exchange notes for resale, sell the exchange notes and otherwise transfer the exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the disclosure requirements of the Securities Act if the holder acquires the exchange notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange notes. Any holder who is our affiliate within the meaning of that term under the Securities Act may not rely on these no action letters.

   Any holder of unregistered notes using the exchange offer to participate in a distribution of exchange notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired the unregistered notes directly from us, but not as a result of market-making activities or other trading activities. Consequently, each holder who may not rely on these letters must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements. See "Plan of Distribution."

   Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where the unregistered notes were acquired by the broker-dealer as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with the resale of the exchange notes received in exchange for the unregistered notes. The letter of transmittal which accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended and/or supplemented from time to time, in connection with the resales of the exchange notes it receives in exchange for the unregistered notes in the exchange offer. We will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of 180 days after the consummation of the exchange offer. See "Plan of Distribution."

   Each holder of unregistered notes who wishes to exchange unregistered notes for exchange notes in the exchange offer will be required to represent and acknowledge, for the holder and for each beneficial owner of such unregistered notes, whether or not the beneficial owner is the holder, in the letter of transmittal that:

  . the exchange notes to be acquired by the holder and each beneficial owner, if any, are being acquired in the ordinary course of business;

  . neither the holder nor any beneficial owner is our or any of our subsidiaries' affiliate;

  . any person participating in the exchange offer with the intention or purpose of distributing exchange notes received in exchange for the unregistered notes, including a broker-dealer that acquired the unregistered notes directly from us, but not as a result of market-making activities or other trading activities, cannot rely on the no-action letters referenced above and must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale of the exchange notes acquired by such person;

  . if the holder is not a broker-dealer, the holder and each beneficial owner, if any, are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in any distribution of the exchange notes received in exchange for unregistered notes; and

  . if the holder is a broker-dealer that will receive exchange notes for the holder's own account in exchange for the unregistered notes, the unregistered notes to be so exchanged were acquired by the holder as a result of market-making or other trading activities and the holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes received in the exchange offer. However, by so representing and acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933.

Terms of the Exchange Offer

   We will offer exchange notes in exchange for the surrender of unregistered notes. We will keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the unregistered notes.

   Upon the terms contained in this prospectus and in the letter of transmittal which accompanies this prospectus, we will accept any and all unregistered notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue an equal principal amount of exchange notes in exchange for the principal amount of the unregistered notes accepted in the exchange offer. Holders may tender some or all of their unregistered notes under the exchange offer. Unregistered notes may be tendered only in principal amounts at maturity of $1,000 and integral multiples of $1,000.

   The form and terms of the exchange notes will be the same as the form and terms of the unregistered notes except that:

  . the exchange notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer; and

  . the exchange notes will not contain specific terms providing for registration rights or liquidated damages under specific circumstances which are described in the exchange and registration rights agreement.

   The exchange notes will evidence the same debt as the unregistered notes and will be entitled to the benefits of the same indenture. Interest on each exchange note issued in the exchange offer will accrue from the last interest payment date on which interest was paid on the unregistered notes for which the exchange note were exchanged, or if no interest has been paid on the unregistered notes, from the issue date of the unregistered notes.

   In connection with the exchange offer, holders of the unregistered notes do not have any appraisal or dissenters' rights under law or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC related to these offers.

   We will be deemed to have accepted validly tendered unregistered notes when, as and if we have given oral or written notice of acceptance to Bankers Trust Company, our exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us.

   If any tendered unregistered notes are not accepted for exchange because of an invalid tender, the occurrence of other events specified in this prospectus or if the unregistered notes are submitted for a greater principal amount than the holder desires to exchange, the certificates for the unaccepted unregistered notes will be returned without expense to the tendering holder. If unregistered notes were tendered by book-entry transfer in the exchange agent account at The Depository Trust Company in accordance with the book-entry transfer procedures described below, these non-exchanged unregistered notes will be credited to an account maintained with The Depository Trust Company as promptly as practicable after the expiration date of the exchange offer.

   Each of the following is a registration default:

     (1) neither the registration statement of which this prospectus is a part nor a shelf registration statement with respect to the unregistered notes is filed on or prior to September 12, 2000;

     (2) neither of the registration statements of which this prospectus is a part nor a shelf registration statement with respect to the unregistered notes is declared effective by the Securities & Exchange Commission on or prior to January 10, 2001, the effectiveness target date, or, if later, within 45 days after the publication of a change in applicable law or interpretation of law by the Securities & Exchange Commission's staff that would require us to file a shelf registration statement;

     (3) we fail to complete the exchange offer on or prior to February 9, 2001; or

     (4) a shelf registration statement that has been timely declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted notes without being succeeded within 45 days by an additional registration statement filed and declared effective.

  In the event of a registration default, we must pay liquidated damages to each holder of transfer restricted notes during the period of one or more such registration defaults, in an amount equal to $0.192 per week per $1,000 of principal amount of the transfer restricted notes held by such holder until the cure of all registration defaults. Such interest will be payable on the next scheduled interest payment date.

   We may file a shelf registration to cover resales of transfer restricted notes if:

  . a change in law or the Securities & Exchange Commission's interpretations of the law precludes our exchange offer;

  . we do not exchange validly tendered unregistered notes for exchange notes by February 9, 2001;

  . any initial purchaser requests in connection with unregistered notes which were not eligible for exchange in the exchange offer and which that initial purchaser still holds;

  . any law or the Securities & Exchange Commission's interpretations preclude a holder from participating in the exchange offer;

  .  a holder receives exchange notes which are not freely transferable; or

  .  we so elect.

   For the purposes of the foregoing, "transfer restricted notes" mean each unregistered note until (i) the date on which such unregistered note has been exchanged for a freely transferable exchange note in the exchange offer, (ii) the date on which such unregistered note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement or (iii) until the date on which such unregistered note is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is saleable pursuant to Rule 144(k) under the Securities Act of 1933.

   Tendering holders of the unregistered notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal and certain exceptions listed in the indenture, transfer taxes with respect to the exchange of unregistered notes in the exchange offer. We will pay all charges and expenses, other than transfer taxes which may be imposed, in connection with the exchange offer. See "--Transfer Taxes" below.

Expiration Date; Extensions; Amendment

   The expiration date of the exchange offer is 5:00 p.m., New York City time,
on       , 2000, unless we, in our reasonable discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our reasonable discretion:

  . to delay accepting any unregistered notes, to extend the exchange offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below under "--Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

  .  to amend the terms of the exchange offer in any manner.

   If we amend the exchange offer in a manner that we consider material, we will:

  .  disclose the amendment by means of a prospectus supplement; and

  . extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

   We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of unregistered notes as promptly as practicable. In the case of any extension, we will issue such notice as a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering

   To tender in the exchange offer, a holder must do the following:

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  . have the signatures guaranteed if required by the instructions to the letter of transmittal; and

  . except as discussed in "--Guaranteed Delivery Procedures," mail or otherwise deliver the letter of transmittal, or facsimile, together with the unregistered notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

   The exchange agent must receive the unregistered notes, a completed letter of transmittal and all other required documents at the address listed below under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date for the tender to be effective. You may deliver your unregistered notes by using the book-entry transfer procedures described below, as long as the exchange agent receives confirmation of the book-entry transfer before the expiration date.

   The Depository Trust Company has authorized its participants that hold unregistered notes on behalf of beneficial owners of unregistered notes through The Depository Trust Company to tender their unregistered notes as if they were holders. To effect a tender of unregistered notes, The Depository Trust Company participants should either:

  . complete and sign the letter of transmittal, or a manually signed facsimile of the letter, have the signature guaranteed if required by the instructions to the letter of transmittal, and mail or deliver the letter of transmittal to the exchange agent according to the procedure described in "--Procedures for Tendering"; or

  . transmit their acceptance to The Depository Trust Company through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer described in "--Book-Entry Transfer."

   By tendering, each holder will make the representations contained under the heading "--Terms of the Exchange Offer." Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

   The tender of a holder and our acceptance of the tender will constitute a binding agreement between the holder and us described in this prospectus and in the letter of transmittal.

   The method of delivery of unregistered notes, the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder of the unregistered notes. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure delivery to the exchange agent prior to the expiration date. No letters of transmittal or unregistered notes should be sent to us.

   Any beneficial owner whose unregistered notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering unregistered notes, either:

  . make appropriate arrangements to register ownership of the unregistered notes in the owner's name; or

  .  obtain a properly completed bond power from the registered holder.

   If a letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed in the letter of transmittal, the unregistered notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the unregistered notes. The transfer of a registered ownership may take considerable time.

   The tender by a holder of unregistered notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal. If a holder tenders less than all the unregistered notes held by this holder, this tendering holder should fill in the applicable box of the applicable letter of transmittal. The amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

   Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution unless the unregistered notes are tendered as follows:

  . by a registered holder who has not completed the box entitled "--Special Issuance Instructions" or "--Special Delivery Instructions" on the letter of transmittal; or

  .  for the account of an eligible guarantor institution.

   An eligible guarantor institution is a transfer agent, registered by the Securities and Exchange Commission to issue guarantees. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution.

   If a letter of transmittal or any unregistered notes or bond are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   Promptly after the date of this prospectus, the exchange agent will establish a new account or use an existing account with respect to the unregistered notes at the book-entry facility, The Depository Trust Company, to facilitate the exchange offer. Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of unregistered notes by causing the book-entry transfer facility to transfer the unregistered notes into the exchange agent's account in accordance with that facility's procedures. Although delivery of the unregistered notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, the exchange agent must receive:

  . an appropriate letter of transmittal properly completed and duly executed; or

  .  an agent's message with any required signature guarantee; and

  .  all other required documents

before the expiration date of the exchange offer or within the time period provided under guaranteed delivery procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.


   The term agent's message means a message transmitted by The Depository Trust Company to the exchange agent, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the unregistered notes stating:

  . the aggregate principal amount of unregistered notes which have been tendered by such participant;

  . that the participant has received and agrees to be bound by the term of the letter of transmittal; and

  .  that we may enforce such agreement against the participant.

   We will determine in our reasonable discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered unregistered notes and withdrawal of tendered unregistered notes, which determination will be final and binding. We reserve the absolute right to reject any and all unregistered notes not properly tendered or any unregistered notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within a period of time that we shall determine.

   Neither us, the exchange agent nor any other person will incur any liability for failure to give notice of any defect or irregularity with respect to any tender of unregistered notes. Tenders of unregistered notes will not be deemed to have been made until such defects or irregularities mentioned above have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

Acceptance of Unregistered Notes for Exchange; Delivery of Exchange Notes

   We will deliver exchange notes in exchange for unregistered notes promptly following acceptance of the unregistered notes.

   For purposes of the exchange offer, we shall be deemed to have accepted validly tendered unregistered notes which have not been withdrawn when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purposes of receiving exchange notes. Under no circumstances will we or the exchange agent pay interest because of any delay in making the payment or delivery.

   If any tendered unregistered notes are not accepted for exchange because of an invalid tender, the occurrence of other events or otherwise, we will return any unaccepted unregistered notes, at our expense, to the tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

   A holder who wishes to tender its unregistered notes and:

  .  whose unregistered notes are not immediately available;

  . who cannot deliver unregistered notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

  . who cannot complete the procedures for book-entry transfer, before the expiration date;

may effect a tender if:

  .  the tender is made through an eligible guarantor institution;

  . before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery including:

    .  the name and address of the holder,

    .  the certificate numbers of unregistered notes,

    .  the principal amount of unregistered notes tendered,

    .  a statement that the tender is being made, and

    . a guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal together with the certificate representing the unregistered notes, or a confirmation of book-entry transfer of the unregistered notes into the exchange agent's account at the book-entry transfer facility, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

  . the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate representing all tendered unregistered notes in proper form for transfer or a confirmation of book-entry transfer of such unregistered notes into the exchange agent's account at the book-entry transfer facility, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

   Tenders of unregistered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

   To withdraw a tender of unregistered notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address described below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  . specify the name of the person having deposited the unregistered notes to be withdrawn;

  . identify the unregistered notes to be withdrawn including the certificate numbers and principal amount of those unregistered notes or, in the case of unregistered notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited and otherwise comply with the procedures of the transfer agent;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the unregistered notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the unregistered notes register the transfer of the unregistered notes into the name of the person withdrawing the tender; and

  . specify the name in which any such unregistered notes are to be registered, if different from that of the person who deposited the unregistered notes.

   If unregistered notes have been tendered under the procedures of book-entry transfer described above under "--Procedures for Tendering," any notice of withdrawal must specify the name and number of the account at DTC's book-entry transfer facility to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of the facility.

   A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under "--Exchange Agent."

   If certificates for unregistered notes have been delivered or otherwise identified to the exchange agent, then, before the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

   We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, in our reasonable discretion, and our determination shall be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued, unless the withdrawn unregistered notes are validly retendered. Any unregistered notes which have been tendered but which are not accepted for exchange will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of the unregistered notes tendered by book-entry transfer into the exchange agent's account at DTC's book-entry transfer facility pursuant to the book-entry transfer procedures described above under "--Procedures for Tendering," the unregistered notes will be credited to an account maintained with the book-entry transfer facility for the unregistered notes as soon as practicable after withdrawal, rejection of tender or termination. Properly withdrawn unregistered notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time before the expiration date.

Conditions to the Exchange Offer

   Despite any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any unregistered notes, and may terminate or amend the exchange offer, if at any time before the expiration date, any of the following events shall occur:

  . the acceptance or issuance would violate applicable law or any applicable interpretation of the staff of the SEC;

  . any action or proceeding by or before any court or governmental agency with respect to the exchange offer shall be instituted or pending which, in our reasonable judgment, might impair our ability to proceed with the exchange offer; or

  . any law, statute, rule or regulation shall have been proposed, adopted or enacted which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

   The above conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition or we may waive them in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of our rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

   If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  . refuse to accept any unregistered notes and return all tendered unregistered notes to the tendering holders;

  . extend the exchange offer and retain all unregistered notes tendered before the expiration of the exchange offer, subject to the rights of holders to withdraw these unregistered notes; or

  . waive unsatisfied conditions and accept all properly tendered unregistered notes that the holders did not withdraw. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for five to ten business days, depending upon the significance of the waiver, if the exchange offer would otherwise have expired.

   In addition, we will not accept for exchange any unregistered notes tendered, and no exchange notes will be issued in exchange for any unregistered notes, if at the time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

   Bankers Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the addresses described below. Questions and requests for assistance, requests for additional copies of the prospectus or the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

      BANKERS TRUST COMPANY

       By Facsimile:
       (615) 835-3701
       Attention: Reorganization Unit

       Confirm by Telephone to: (615) 835-3572

       By Hand:
       Bankers Trust Company
       Corporate Trust & Agency Services
       Attn: Reorganization Department
       Receipt & Deliver Window
       123 Washington Street, 1st Floor
       New York, NY 10006

       Information:
       (800) 735-7777

       By Mail:
       BT Services Tennessee, Inc.
       Reorganization Unit
       P.O. Box 292737
       Nashville, TN 37229-2737

       By Overnight Mail or Courier:
       BT Services Tennessee, Inc.
       Corporate Trust & Agency Services
       Reorganization Unit
       648 Grassmere Park Road
       Nashville, TN 37211

   Delivery of this instrument to an address other than as described above or transmission of instructions via fax transmission other than as described above does not constitute a valid delivery.

Fees and Expenses

   We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.

   We will bear the expenses of soliciting tenders under the exchange offer. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent, accounting and the reasonable legal fees of the holders of unregistered notes as defined in the registration rights agreement. Holders who tender unregistered notes in connection with the exchange offer will not be required to pay brokerage commissions or fees.

Transfer Taxes

   Holders who tender their unregistered notes for exchange will not be obligated to pay any transfer taxes. A tendering holder, however, will be required to pay any transfer taxes incurred, whether imposed on the registered holder or any person, if:

  . exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the unregistered notes; or

  . tendered unregistered notes are registered in the name of any person other than the person signing the applicable letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of unregistered notes in connection with the exchange offer.

   If satisfactory evidence of payment of these taxes or exemption from them is not submitted with the applicable letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange

   The unregistered notes of holders who do not exchange their unregistered notes for exchange notes in the exchange offer will continue to have restrictions on transfer because we issued the unregistered notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, unregistered notes may not be offered or sold, unless registered under the Securities Act of 1933, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

   We do not currently anticipate that we will register the unregistered notes under the Securities Act of 1933. To the extent that unregistered notes are tendered in connection with the exchange offer, any trading market for the unregistered notes not tendered in connection with the exchange offer could be adversely affected. The tender of unregistered notes in the exchange offer may have an adverse effect upon, and increase the volatility of, the market prices of the unregistered notes due to a reduction in liquidity.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the unregistered notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be expensed over the term of the exchange notes.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of our exchange notes or the exchange of the unregistered notes in the exchange offer.

   The net proceeds from the offering of the unregistered notes (after deducting the initial purchasers' discounts and estimated fees and expenses payable by us) were approximately $437.0 million. We intend to use the net proceeds from the offering of the unregistered notes to fund:

  . capital expenditures, including the construction of our network and the network buildout of markets covered by the PCS licenses to be acquired by TeleCorp in the pending transactions, if consummated;

   .  acquisitions of PCS licenses;

   .  operating losses and other working capital;

   .  debt service;

   .  fees and expenses; and

   .  general corporate purposes.

   See "Business--Network Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Pending these uses, we expect to invest the net proceeds of the offering of the unregistered notes in investment grade, interest bearing securities.

                                 CAPITALIZATION

   The following table sets forth as of June 30, 2000, our capitalization. This table should be read in conjunction with "Summary Historical Consolidated Financial and other Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

                                                                    As of
                                                                June 30, 2000
                                                              ------------------
                                                                 (unaudited)
                                                              ($'s in thousands)
Cash and cash equivalents....................................     $  28,223
                                                                  =========
Long term debt:
  Government license obligations.............................     $  19,314
  Senior credit facilities(a)................................       290,000
  10 5/8% Senior Subordinated Notes(b).......................           --
  11 5/8% Senior Subordinated Discount Notes.................       374,877
  Vendor financing(c)........................................        45,353
                                                                  ---------
    Total debt...............................................       729,544
                                                                  ---------
Mandatorily redeemable preferred stock(d)....................       376,129
Preferred stock subscriptions receivable.....................       (97,001)
                                                                  ---------
  Mandatorily redeemable preferred stock, net................       279,128
                                                                  ---------
Stockholders' equity (deficit)...............................      (203,416)
                                                                  ---------
Total capitalization.........................................     $ 805,256
                                                                  =========

--------
(a) Our senior credit facilities provide up to $560.0 million of term loan and revolving credit financing. As of June 30, 2000, we had drawn $290.0 million under our senior credit facilities. See "Description of Other Indebtedness--Senior Credit Facilities."
(b) The unregistered 10 5/8% senior subordinated notes due 2010 being exchanged are not included in this capitalization table.
(c) We obtained a total of $40.0 million in vendor financing in the form of Series A junior subordinated notes purchased by Lucent. As of June 30, 2000, the outstanding balance of Series A notes, including accrued interest was $45.4 million. See "Description of Other Indebtedness--Existing Vendor Financing."
(d) Represents mandatorily redeemable preferred stock issued to AT&T, Chase Capital Partners, Desai Capital Management Incorporated, Hoak Capital Corporation, J.H. Whitney III, L.P., M/C Partners, Entergy Corporation, Northwood Ventures, LLC, One Liberty Ventures, LLC, Toronto Dominion Capital, Wireless 2000, Digital PCS and stockholders of TeleCorp Holding (our predecessor company).

                       SELECTED HISTORICAL FINANCIAL DATA

   The selected historical balance sheet data presented below as of December 31, 1998 and 1999 and the selected statements of operations data for each of the three years in the period ended December 31, 1999, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical balance sheet data presented below as of December 31, 1996 and 1997 and the selected statement of operations data for the period from inception on July 29, 1996 to December 31, 1996 have been derived from audited consolidated financial statements not included in this prospectus. The selected historical balance sheet data presented below as of June 30, 2000 and the selected statements of operations data for the six months ended June 30, 1999 and 2000 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. "Other Operating Data" is not directly derived from the historical consolidated financial statements, and has been presented to provide additional information. You should read this information together with our consolidated financial statements and the related notes included elsewhere in this prospectus.

                          July 29, 1996                                       For the six months ended
                          (inception) to  For the year ended December 31,             June 30,
                           December 31,  -----------------------------------  -------------------------
                               1996        1997        1998         1999         1999          2000
                          -------------- ---------- -----------  -----------  -----------  ------------
                                                                              (Unaudited)  (Unaudited)
                                                     ($'s in thousands)
Statements of Operations
 Data:
Revenue:
 Service................     $   --      $     --   $       --   $    41,319  $    6,232   $     88,056
 Roaming................         --            --            29       29,010       9,487         26,151
 Equipment..............         --            --           --        17,353       5,649         13,250
                             -------     ---------  -----------  -----------  ----------   ------------
   Total revenue........         --            --            29       87,682      21,368        127,457
                             -------     ---------  -----------  -----------  ----------   ------------
Operating expenses:
 Cost of revenue........         --            --           --        39,259      10,107         40,433
 Operations and
  development...........         --            --         9,772       35,979      15,498         25,535
 Selling and
  marketing.............          10           304        6,325       71,180      20,925         74,766
 General and
  administrative........         515         2,637       26,239       92,585      22,441         74,347
 Depreciation and
  amortization..........         --             11        1,584       55,110      16,491         50,383
                             -------     ---------  -----------  -----------  ----------   ------------
   Total operating
    expenses............         525         2,952       43,920      294,113      85,462        265,464
                             -------     ---------  -----------  -----------  ----------   ------------
 Operating loss.........        (525)       (2,952)     (43,891)    (206,431)    (64,094)      (138,007)
Other (income) expense:
 Interest expense.......         --            396       11,934       51,313      17,107         34,263
 Interest income and
  other.................         --            (13)      (4,670)      (6,748)     (2,918)        (3,897)
                             -------     ---------  -----------  -----------  ----------   ------------
 Net loss...............        (525)       (3,335)     (51,155)    (250,996)    (78,283)      (168,373)
 Accretion of
  mandatorily
  redeemable preferred
  stock.................        (289)         (726)      (8,567)     (24,124)     (9,896)       (15,889)
                             -------     ---------  -----------  -----------  ----------   ------------
 Net loss attributable
  to common equity......     $  (814)    $  (4,061) $   (59,722) $  (275,120) $  (88,179)  $   (184,262)
                             =======     =========  ===========  ===========  ==========   ============
Net loss attributable to
 common equity per
 share--basic and
 diluted................     $(44.45)    $ (111.74) $     (2.19) $     (3.58) $    (1.39)  $      (1.84)
                             =======     =========  ===========  ===========  ==========   ============
Weighted average common
 equity shares
 outstanding--basic and
 diluted................      18,313        36,340   27,233,786   76,895,391  63,293,065    100,414,647
                             =======     =========  ===========  ===========  ==========   ============
Other Operating Data:
 Subscribers (end of
  period)...............         --            --           --       142,231      30,970        319,882
 Deficiency of earnings
  to fixed
  charges (a)...........     $  (525)    $  (3,467) $   (53,210) $  (255,626) $  (82,704)  $   (169,445)

                                      As of December 31,               As of
                               -----------------------------------   June 30,
                                1996    1997      1998      1999       2000
                               ------  -------  --------  --------  -----------
                                                                    (unaudited)
                                            ($'s in thousands)
Balance Sheet Data:
Cash and cash equivalents....  $   52  $ 2,567  $111,733  $182,330   $  28,223
Working capital (deficit)....    (524)  (6,656)   (4,676)   94,082     (53,405)
Property and equipment, net..       1    3,609   197,469   400,450     531,034
PCS licenses and microwave
 relocation costs, net.......     --    10,018   118,107   267,682     277,275
Intangible assets--AT&T
 agreements, net.............     --       --     26,285    37,908      34,330
Total assets.................   7,574   16,295   466,644   952,202     966,597
Total debt...................     499    7,727   243,385   640,571     729,544
Mandatorily redeemable
 preferred stock, net........   7,789    4,144   164,491   263,181     279,128
Total stockholders' equity
 (deficit)...................  $ (812) $(4,875) $(64,500) $(90,554)  $(203,416)

--------
(a) The ratio of earnings to fixed charges is computed by dividing fixed charges into income before taxes plus fixed charges plus amortization of capitalized interest less interest capitalized. Fixed charges include interest expense, interest capitalized and one-third of rental expense attributable to the interest factor. On this basis, earnings before fixed charges for the periods shown were not adequate to cover fixed charges therefore the amount of the deficiency is shown. These deficiencies should not be considered indicative of future results.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations

 General

   You should read the following discussion in conjunction with (1) our accompanying unaudited consolidated financial statements and notes thereto and
(2) our audited consolidated financial statements, notes thereto and management's discussion and analysis of financial condition and results of operations as of and for the year ended December 31, 1999 included in our annual report on Form 10-K for such period. Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are based on current expectations, estimates, and projections. Such forward-looking statements reflect management's good-faith evaluation of information currently available. However, because such statements are based upon, and therefore can be influenced by, a number of external variables over which management has no, or incomplete, control, they are not, and should not be read as being guarantees of future performance or of actual future results; nor will they necessarily prove to be accurate indications of the times at or by which any such performance or result will be achieved. Accordingly, actual outcomes and results may differ materially from those expressed in such forward-looking statements.

 Overview

   We are the largest AT&T Wireless affiliate in the United States in terms of licensed population, with licenses covering approximately 16.7 million people. We provide wireless personal communication services, or PCS, in selected markets in the south-central and northeast United States and in Puerto Rico, encompassing eight of the 100 largest metropolitan areas in the United States. Commencing with the launch of operations in the New Orleans market in February 1999, we successfully launched our services in 32 markets by June 30, 2000. As of June 30, 2000, we had more than 319,000 customers and our networks covered approximately 79% of the population where we held licenses. Under the terms of the strategic alliance we have with AT&T, we are AT&T's exclusive provider of wireless mobility services in our licensed markets, using equal emphasis co-branding with AT&T subject to AT&T's right to resale services on our network.

 Revenue

   We derive our revenue from the following sources:

     Service. We sell wireless personal communications services. The various types of service revenue associated with personal communications services for our customers include monthly recurring access charges and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. Our customers' charges are rate plan dependent, based on the number of pooled minutes included in their plans. Service revenue also includes monthly non-recurring airtime usage associated with our prepaid customers and non-recurring activation and de-activation service charges.

     Roaming. We charge monthly, non-recurring, per minute fees to other wireless companies whose customers use our network facilities to place and receive wireless calls.

     Equipment. We sell wireless PCS handsets and accessories that are used by our customers in connection with our wireless services.

   Service revenue constituted our largest component of revenue during the six months ended June 30, 2000 at 69%. Roaming revenue and equipment revenue represented 21% and 10% of total revenue, respectively. We expect that as our customer base grows, service revenue will become an even larger percentage of revenue, while roaming revenue and equipment revenue are expected to decline. Roaming minutes on our network are expected to increase as AT&T and other carriers increase the number of customers on their networks. Under our reciprocal roaming agreement with AT&T Wireless, our largest roaming partner, the amount we will receive and pay per roaming minute will decline for each of the next several years.

   The wireless industry is experiencing a general trend towards offering rate plans containing larger buckets of minutes. This trend is expected to result in decreases in gross revenue per minute.

   We have autonomy in determining our pricing plans. We have developed our pricing plans to be competitive and to emphasize the advantages of our service. We may discount our pricing from time to time in order to obtain additional customers or in response to downward pricing in the market for wireless communications services.

Operating expenses

   Our operating expenses consist of the following:

   Cost of revenue

  . Equipment. We purchase PCS handset and accessories from third party vendors to resell to our customers for use in connection with our services. The cost of handsets is, and is expected to remain, higher than the resale price to the customer. We record as cost of revenue an amount approximately equal to our revenue on equipment sales. We record the excess cost of handsets as a selling and marketing expense. We do not manufacture any of this equipment.

  . Roaming. We pay fees to other wireless communications companies based on airtime usage of our customers on other communications networks. It is expected that reciprocal roaming rates charged between us and other carriers will decrease. We do not have any significant minimum purchase requirements other than our obligation to purchase at least 15 million roaming minutes from July 1999 to January 2002 from another wireless provider in Puerto Rico relating to customers roaming outside our coverage area. We believe we will be able to meet this minimum requirement.

  . Clearinghouse. We pay fees to an independent clearinghouse for processing we call data records and performing monthly inter-carrier financial settlements for all charges that we pay to other wireless companies when our customers use other companies' networks, and that other wireless companies pay to us when their customers use our network. We do not have any significant minimum purchase requirements. These fees are based on the number of call data records processed in a month.

  . Variable interconnect. We pay monthly charges associated with the connection of our network with other carriers' networks. These fees are based on minutes of use by our customers. These fees are known as interconnection. We do not have any significant minimum purchase requirements.

  . Variable long distance. We pay monthly usage charges to other communications companies for long distance service provided to our customers. These variable charges are based on our customers' usage, applied at pre-negotiated rates with the other carriers. We do not have any significant minimum purchase requirements other than an obligation to AT&T Wireless to purchase a minimum number of minutes of traffic annually over a specified time period and a specified number of dedicated voice and data leased lines in order for us to retain preferred pricing rates. We believe we will be able to meet these minimum requirements.

   Operations and development. Our operations and development expense include engineering operations and support, field technicians, network implementation support, product development, engineering management and noncash stock compensation related to employees whose salaries are recorded within operations and development. This expense also includes monthly recurring charges directly associated with the maintenance and operations of the network facilities and equipment. Operations and development expense is expected to increase as we expand our coverage and operations and adds customers. In future periods, we expect that this expense will decrease as a percentage of gross revenue.

   Selling and marketing. Our selling and marketing expense includes brand management, external communications, sales training, and all costs associated with retail distribution, direct, indirect, third party and telemarketing sales (primarily salaries, commissions and retail store rent) and noncash stock compensation related to employees whose salaries are included within selling and marketing. We also record the excess cost of handsets over the resale price as a cost of selling and marketing. Selling and marketing expense is expected to increase as we expand our coverage and add customers. In future periods, we expect that this expense will decrease as a percentage of gross revenue.

   General and administrative. Our general and administrative expenses include customer support, billing, information technology, finance, accounting and legal services and noncash stock compensation related to employees whose salaries are included within general and administrative. Although we expect general and administrative expense to increase in future periods, we expect this expense will decrease as a percentage of gross revenues.

   Depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method, generally over three to ten years, based upon estimated useful lives. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. Network development costs incurred to ready our network for use are capitalized. Amortization of network development costs begins when the network equipment is ready for its intended use and will be amortized over its estimated useful life ranging from five to fifteen years. We began amortizing the cost of the PCS licenses, microwave relocation costs, and capitalized interest in the first quarter of 1999, when PCS services commenced in some of our basic trading areas. Microwave relocation entails transferring business and public safety companies from radio airwaves that overlap with the portion of the airwaves covered by our business to other portions of the airwaves. Amortization of PCS licenses and microwave relocation is calculated using the straight-line method over 40 years. The AT&T agreements are amortized on a straight-line basis over the related contractual terms, which range from three to fifteen years. Amortization of the AT&T exclusivity agreement, long distance agreement and the intercarrier roamer services agreement began once wireless services were available to our customers. Amortization of the network membership license agreement began on July 17, 1998, the date of the finalization of the initial AT&T transaction.

   Noncash Stock Compensation. The Company periodically issues restricted stock awards and stock option grants to its employees. Upon reaching a measurement date, the Company records deferred compensation equal to the difference between the exercise price and the fair value of the stock award. Deferred compensation is amortized to compensation expense over the related vesting period. During the three and six months ended June 30, 2000, we recorded $21.8 million and $26.9 million, respectively, of noncash stock compensation related to these awards and grants that has been included in operating expenses.

Other income (expense)

   Interest expense. Interest expense consists of interest due on our senior credit facilities, senior subordinated discount notes, vendor financing, and debt owed to the U.S. government related to our licenses, net of amounts capitalized.

   Interest income and other. Interest income consists of interest earned on our cash and cash equivalents.

Tritel Merger and AT&T Wireless Contribution and Exchange

   On February 28, 2000, we agreed to merge with Tritel in a transaction in which each company would become a wholly-owned subsidiary of a new holding company to be called TeleCorp-Tritel Holding Company. In connection with the merger, AT&T Wireless Services agreed to contribute certain wireless rights and commitments in the midwestern United States, cash and a two year extension of its brand licenses in exchange for 9,272,740 common shares in the new TeleCorp-Tritel Holding Company. We also agreed with AT&T

Wireless in a separate transaction to exchange our licenses and assets in several New England markets for certain wireless properties or rights to acquire wireless properties in certain midwestern markets and a cash payment. See "The Pending Merger and Related Transactions."

   The contribution and exchange transactions will be accounted for by us as an asset purchase and a disposition. The merger with Tritel will be accounted for as a business combination. In order to provide noteholders with consolidated financial information regarding TeleCorp and its subsidiaries without the impact of the financial information of Tritel, the indenture for the notes will require us to provide supplemental consolidated financial statements that exclude the operations of Tritel and all adjustments related to the merger and related transactions, other than the AT&T Wireless Services contribution and the AT&T Wireless exchange (each to the extent allocable to us).

   We expect the total goodwill associated with the pending merger to total approximately $2.3 billion based on total consideration of approximately $6.6 billion. In addition, upon consummation of the AT&T Wireless Services contribution and the AT&T Wireless exchange, we expect to realize a gain of approximately $353 million, all of which will be allocated to TeleCorp.

Results of Operations

   Six months ended June 30, 2000 compared to six months ended June 30, 1999

   Subscribers. Net additions were 177,651 and 30,970 for the six months ended June 30, 2000 and 1999, respectively. Total PCS subscribers were 319,882 and 30,970 as of June 30, 2000 and 1999, respectively. The increase in net additions and total PCS subscribers over the same period in 1999 was primarily due to launching 17 additional markets from the period July 1, 1999 to June 30, 2000.

   Revenue. Revenue for the six months ended June 30, 2000 and 1999 was $127.5 million and $21.4 million, respectively. Service revenue was $88.0 million and $6.2 million for the six months ended June 30, 2000 and 1999, respectively. The increase in service revenue of $81.8 million was due primarily to the addition of approximately 289,000 subscribers from July 1, 1999 to June 30, 2000 and the launch of 17 additional markets. Roaming revenue was $26.2 million and $9.5 million for the six months ended June 30, 2000 and 1999, respectively. The increase in roaming revenue of $16.7 million was due primarily to the construction of 490 cell sites in conjunction with the launching of 17 additional markets between July 1, 1999 and June 30, 2000. Equipment revenue was $13.3 million and $5.6 million for the six months ended June 30, 2000 and 1999, respectively. The equipment revenue increase of $7.7 million over the same period in 1999 was due primarily to the sales of handsets and related accessories in connection with significantly increased gross additions in the first six months of 2000.

   Cost of Revenue. Cost of revenue was $40.4 million and $10.1 million for the six months ended June 30, 2000 and 1999, respectively. The increase in cost of revenue of $30.3 million over the same period in 1999 was due primarily to additional roaming expenses in connection with our increased subscriber base and increases in equipment costs due to significantly increased gross additions in the first six months of 2000.

   Operations and Development. Operations and development costs were $25.5 million and $15.5 million for the six months ended June 30, 2000 and 1999, respectively. The increase of $10.0 million over the same period in 1999 was primarily due to the development and growth of infrastructure and staffing related to the support of our network and our network operation center.

   Selling and Marketing. Selling and marketing costs were $74.8 million and $20.9 million for the six months ended June 30, 2000 and 1999, respectively. The increase of $53.9 million over the same period in 1999 was primarily due to the excess cost of handsets over our retail price on the significantly increased gross additions in the first six months of 2000 and advertising and promotion costs associated with the increased market base in 2000.

   General and Administrative. General and administrative expenses were $74.3 million and $22.4 million for the six months ended June 30, 2000 and 1999, respectively. The increase of $51.9 million over the same period in 1999 was primarily due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in conjunction with managing the corresponding growth in our subscriber base and launching the additional markets.

   Depreciation and Amortization. Depreciation and amortization expenses were $50.4 million and $16.5 million for the six months ended June 30, 2000 and 1999, respectively. The increase of $33.9 million over the same period in 1999 relates primarily to depreciation of our fixed assets as well as the amortization on our PCS licenses and the AT&T operating agreements related to our markets launched between July 1, 1999 and June 30, 2000.

   Interest Expense. Interest expense was $34.3 million, net of capitalized interest of $1.8 million, for the six months ended June 30, 2000. Interest expense was $17.1 million, net of capitalized interest of $4.2 million, for the six months ended June 30, 1999. The increase of $17.2 million over the same period in 1999 relates primarily to a full six months of interest expense on our 11 5/8% senior subordinated discount notes which were issued in April of 1999 and additional Lucent and FCC debt issued throughout the first six months of 1999.

   Interest Income. Interest income was $3.9 million and $2.9 million for the six months ended June 30, 2000 and 1999, respectively. The increase of $1.0 million over the same period in 1999 was due primarily to more interest on increased cash balances.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Customer Analysis. We began launching commercial service in the first quarter of 1999 and by December 31, 1999 grew our customer base to over 142,000 customers and launched commercial service in 26 of our markets, with our networks covering approximately 66% of the population where we held licenses.

   Revenue. Service revenue was approximately $41.3 million for the year ended December 31, 1999 and resulted from our launch of commercial service in 26 of our markets in 1999. We generated no service revenue for the year ended December 31, 1998. Equipment revenue was approximately $17.4 million for the year ended December 31, 1999 and resulted from our customers' purchase of handsets and other equipment in connection with the use of our service. We generated no equipment revenue for the year ended December 31, 1998. Roaming revenue was $29.0 million for the year ended December 31, 1999, as compared to $29,000 for the year ended December 31, 1998. The increase was due to our significant increase in cell sites which provided service to roaming customers of other carriers, primarily AT&T Wireless, in our markets.

   Cost of Revenue. Cost of revenue for the year ended December 31, 1999 was approximately $39.3 million, consisting of equipment costs, roaming and clearinghouse fees and variable interconnect and long distance charges. We did not generate any cost of revenue for the year ended December 31, 1998.

   Operations and Development. Operations and development expense was $36.0 million for the year ended December 31, 1999, as compared to $9.8 million for the year ended December 31, 1998. The increase in operations and development was primarily due to the engineering and implementation support and maintenance expense related to the significant increase of our PCS network.

   Selling and Marketing. Selling and marketing expense for the year ended December 31, 1999 was approximately $71.2 million, as compared to $6.3 million for the year ended December 31, 1998. This increase was primarily due to the increase in salary and benefit expenses for the new corporate and regional sales staff, advertising and promotion expenses associated with our launch of 26 markets in 1999 and the expense associated with the excess cost of handsets over the retail price.

   General and Administrative. General and administrative expense was approximately $92.6 million, including $29.4 million in non-cash stock compensation, for the year ended December 31, 1999, as compared to approximately $26.2 million and no non-cash stock compensation for the year ended December 31, 1998. The increase was primarily due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in conjunction with the commencement of our service offering, as well as the stock-based compensation charge related to vested stock options and vested stock awards measured in 1999.

   Depreciation and Amortization. Depreciation and amortization expense was approximately $55.1 million for the year ended December 31, 1999, as compared to approximately $1.6 million for the year ended December 31, 1998. The increase was primarily due to depreciation of TeleCorp's fixed assets, as well as the amortization on personal communications services licenses and AT&T agreements.

   Interest Expense. Interest expense was $51.3 million, net of capitalized interest of $5.4 million, for the year ended December 31, 1999, as compared to $11.9 million, net of capitalized interest of $2.0 million, for the year ended December 31, 1998. The increase in interest expense was primarily due to the increase in debt of approximately $397 million including the issuance of $327.6 million in senior subordinated discount notes. The increase in capitalized interest of $3.4 million was attributable to the increased capital expenditure in 1999.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue. Revenue for the year ended December 31, 1998 was approximately $29,000. This revenue resulted from servicing roaming customers of other carriers, primarily AT&T Wireless, in our Louisiana markets. We began offering wireless services in most of our major markets in the first quarter of 1999. We generated no revenue for the year ended 1997.

   Operations and Development. Operations and development expense for the year ended December 31, 1998, was approximately $9.8 million. This expense was primarily related to an increase in engineering and operating staff devoted to the implementation of future operations of our network. There was no operations and development expense for the year ended December 31, 1997.

   Selling and Marketing. Selling and marketing expenses for the year ended December 31, 1998, was approximately $6.3 million, as compared to approximately $0.3 million for the year ended December 31, 1997. The year-over-year increase was due to the increase in corporate and regional sales and marketing staff in order to prepare for domestic market launches in the first quarter of 1999.

   General and Administrative. General and administrative expense for the year ended December 31, 1998 was approximately $26.2 million, as compared to approximately $2.6 million for the year ended December 31, 1997. The year-over-year increase was due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in the preparation for commercial launch of our markets in the first quarter of 1999.

   Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 1998, was approximately $1.6 million, as compared to approximately $11,000 for the year ended December 31, 1997. This expense was related to depreciation of furniture, fixtures and office equipment, as well as the initiation of amortization on the AT&T Wireless agreements.

   Interest Expense. Interest expense, net of capitalized interest, for the year ended December 31, 1998, was approximately $11.9 million, as compared to approximately $0.4 million of interest expense for the year ended December 31, 1997. This interest expense was related to notes payable to stockholders and affiliates. This increase in interest expense was related to borrowings under the senior credit facilities of $225.0 million since July 1998 and the issuance of $10.0 million aggregate principal amount of notes under the vendor financing provided by Lucent.

Liquidity and Capital Resources

                                                        December 31, June 30,
                                                            1999       2000
                                                        ------------ ---------
                                                          ($'s in thousands)
   Cash and cash equivalents...........................   $182,330   $  28,223
   Working capital (deficit)...........................   $ 94,082   $ (53,405)
   Current assets to current liabilities...............       1.72        0.63
   Debt to total capitalization........................       0.79        0.91

   Cash and cash equivalents totaled approximately $28.2 million at June 30, 2000, as compared to approximately $182.3 million at December 31, 1999. This decrease was the result of $123.5 million of cash used in operating activities and $136.7 million of cash used in investing activities, offset by cash provided by financing activities of $106.1 million during the six months ended June 30, 2000. Cash used in operating activities resulted from a net loss of $168.4 million that was partially offset by non-cash charges of $106.3 million. Cash used in investing activities resulted primarily from cash outlays for capital expenditures, required for the development and construction of our network, of $109.1 million, deposits on PCS licenses of $12.4 million, and capitalized Tritel acquisition costs of $8.4 million. Cash provided by financing activities consisted primarily of proceeds from long term debt of $65.0 million and proceeds from the sale of common stock to AT&T of $41.9 million.

   During the same period ended June 30, 1999, the Company had a net increase in cash of $39.7 million as a result of $50.6 million of cash used in operating activities and $318.4 million of cash used in investing activities, offset by cash provided by financing activities of $408.7 million. Cash used in operating activities resulted from a net loss of $78.3 million that was partially offset by non-cash charges of $26.1 million. Cash used in investing activities resulted primarily from cash outlays for capital expenditures required for the development and construction of our network of $203.2 million, purchases of PCS licenses of $72.2 million, deposits on PCS licenses of $28.9 million and the purchase of AT&T agreements of $16.1 million. Cash provided by financing activities was the result of proceeds from long term debt and mandatorily redeemable preferred stock of $397.6 million and $60.4 million, respectively, offset partially by payments on long term debt and deferred financing costs of $40.0 million and $10.6 million, respectively.

   Cash and cash equivalents totaled $182.3 million at December 31, 1999, as compared to $111.7 million at December 31, 1998. This increase was the result of incoming cash provided by financing activities of $638.6 million, offset by $126.9 million of cash used in operating activities and $441.0 million of cash used in network development and investing activities.

   During the year ended December 31, 1999, we received proceeds from long-term debt, net of repayments of $357.2 million. Additionally, we received net proceeds from our initial public offering of $195.5 million, and received $79.7 million of preferred stock proceeds and receipt of preferred stock subscriptions receivable. Cash outlays for capital expenditures required to develop and construct our network totaled $298.5 million. We spent $114.2 million to purchase PCS licenses and $17.3 million to purchase additional AT&T agreements. Cash used in operating activities of $126.9 million for the year ended December 31, 1999 resulted from a net loss of $251.0 million that was partially offset by non-cash charges of $122.6 million.

   During the year ended December 31, 1998, we received proceeds from long-term debt, net of repayments, of $255.4 million. Additionally, we received $26.7 million of preferred stock proceeds. Cash outlays for capital expenditures required to develop and construct our network totaled $107.5 million and we spent $21.0 million to purchase PCS licenses. Cash used in operating activities of $29.8 million for the year ended December 31, 1998 resulted from a net loss of $51.2 million that was partially offset by non-cash charges of $3.0 million.

   During the year ended December 31, 1997, we received proceeds from long-term debt of $2.8 million. Additionally, we received $1.5 million of preferred stock proceeds. Cash outlays for capital expenditures required to develop and construct our network totaled $1.1 million. Cash used in operating activities of $2.4 million for the year ended December 31, 1997 resulted from a net loss of $3.3 million that was partially offset by non-cash charges of $0.1 million.

   Our preferred stock is convertible at the holder's option into shares of our common stock at various times and following various events as follows:

  . Our series A preferred stock is convertible into shares of our class A voting common stock after July 17, 2006 at a conversion rate equal to the liquidation preference, which was approximately $115.2 million as of June 30, 2000, divided by the market price of the class A voting common stock at the time of conversion; and

  . Our series F preferred stock is convertible at any time into shares of our class A voting, class B non-voting, and, if certain Federal Communications Commission restrictions have not lifted, class D common stock on a share for share basis.

   We may redeem:

  . shares of our series A preferred stock after the tenth anniversary of its issuance; and

  . shares of our series B, series C and series D preferred stock at any time at the liquidation preference for the shares being redeemed.

   The holders of our series A, series B, series C, series D and series E preferred stock have the right to require us to redeem their shares after the twentieth anniversary of their issuance time at the liquidation preference for the shares being redeemed.

   Holders of our series A preferred stock are entitled to a quarterly dividend equal to 10% per annum of that stock's accumulated liquidation preference. The accumulated liquidation preference of our series A preferred stock was approximately $115.2 million in the aggregate as of June 30, 2000. We may defer payment of this dividend until December 31, 2008, and we are currently doing so.

   Holders of our series C, D and E preferred stock are not entitled to a dividend except to the extent declared by our board of directors. Those series of stock, however, are entitled to an accumulated liquidation preference, which was approximately $289.6 million in the aggregate as of June 30, 2000. The liquidation preference accretes at a rate of 6% per annum, compounded quarterly.

 Equity Commitments.

   In connection with completion of the venture with AT&T Wireless, we received unconditional and irrevocable equity commitments from some of our stockholders in the aggregate amount of $128.0 million in return for the issuance of preferred and common stock. As of June 30, 2000, approximately $55.6 million of the equity commitments had been funded. Of the remaining equity commitments, $36.3 million was funded in July 2000 and $36.1 million is scheduled to be funded in July 2001.

   TeleCorp received additional irrevocable equity commitments from some of our stockholders in the aggregate amount of $5.0 million in return for the issuance of preferred and common stock in connection with the Digital PCS acquisition. Our stockholders funded $2.2 million of these equity commitments on April 30, 1999 and $1.4 million in July 2000 and is scheduled to fund $1.4 million in July 2001.

   TeleCorp received additional irrevocable equity commitments from some of our stockholders in the aggregate amount of approximately $40.0 million in return for the issuance of preferred and common stock in connection with the Puerto Rico acquisition. We received $12.0 million of these commitments on May 24, 1999 and an additional $6.0 million on December 15, 1999. Our stockholders will fund the remaining commitments in two installments of $11.0 million on March 30, 2001 and March 30, 2002.

   TeleCorp also received irrevocable equity commitments from some of our stockholders in the amount of approximately $32.3 million in connection with Viper Wireless's participation in the Federal Communications Commission's reauction of PCS licenses. We received approximately $6.5 million of these equity commitments on May 14, 1999, approximately $11.0 million on July 15, 1999 and approximately $14.8 million on September 29, 1999.

   In the aggregate, we have obtained $205.0 million of equity commitments, of which $108.0 million had been funded as of June 30, 2000 (and an additional $37.7 has been funded in July of 2000).

   These equity commitments cannot be amended without our consent and the consent of AT&T and all of the other initial investors. In addition, the terms of our senior subordinated discount notes and our bank and vendor credit facilities restrict us from waiving or amending these commitments. The foregoing equity commitments are also collateralized by pledges of the shares of our capital stock issued to each initial investor, other than certain shares of preferred stock. Those pledges have been assigned to our senior lenders as collateral for our senior credit facilities. Transfers of shares of our capital stock pledged to collateralize an equity commitment remain subject to such pledge until the equity commitment is funded in full.

   In addition, pursuant to the stockholders' agreement between our initial investors, Mr. Vento and Mr. Sullivan and us, the initial investors are restricted from transferring their shares of common stock prior to July 2001, except to affiliates. Any transfers by them of preferred or common stock are subject to rights of first offer and tag along rights in favor of AT&T Wireless and the other initial investors. In addition to the approval of our senior lenders, the terms of the stockholders' agreement may be amended only if agreed to in writing by us and the beneficial holders of a majority of the class A voting common stock party to the stockholders' agreement, including AT&T Wireless, 66 2/3% of the class A voting common stock beneficially owned by our initial investors other than AT&T Wireless, and 66 2/3% of the class A voting common stock beneficially owned by Mr. Vento and Mr. Sullivan. Shares of our preferred stock may be transferred subject to the pledge described above and the continuing obligations of the investors to fund our commitments.

 10 5/8% Senior Subordinated Notes.

   On July 14, 2000, we sold $450.0 million aggregate principal amount of the unregistered notes. Cash interest on these notes will accrue at a rate of 10 5/8% per annum on the principal amount of these notes and will be payable semi-annually on January 15 and July 15 of each year. In connection with the sale of these notes, we received net proceeds of approximately $437.0 million after deducting initial purchasers' discount and issuance expenses of approximately $13.0 million.

   The indenture under which these notes were issued restricts, among other things, our ability to:

  .  incur debt;

  . create levels of debt that are senior to the notes but junior to our senior debt;

  .  pay dividends on or redeem capital stock;

  .  make some investments or redeem other subordinated debt;

  .  make particular dispositions of assets;

  .  engage in transactions with affiliates;

  .  engage in particular business activities; and

  .  engage in mergers, consolidations and particular sales of assets.

 11 5/8% Senior Subordinated Discount Notes.

   On April 20, 1999, we sold $575.0 million aggregate principal amount at maturity of the 11 5/8% notes. Cash interest on the 11 5/8% notes will not accrue or be payable prior to April 15, 2004. From April 15, 2004, cash interest will accrue at a rate of 11 5/8% per annum on the principal amount at maturity of the 11 5/8% notes through and including the maturity date and will be payable semi-annually on April 15 and October 15 of each year. In connection with the sale of the 11 5/8% notes, we received net proceeds of approximately $317.0 million after deducting initial purchasers' discount and issuance expenses of approximately $11.0 million.

   The indenture under which the 11 5/8% notes were issued restricts, among other things, our ability to:

  .  incur debt;

  . create levels of debt that are senior to the notes but junior to our senior debt;

  .  pay dividends on or redeem capital stock;

  .  make some investments or redeem other subordinated debt;

  .  make particular dispositions of assets;

  .  engage in transactions with affiliates;

  .  engage in particular business activities; and

  .  engage in mergers, consolidations and particular sales of assets.

 Senior Credit Facilities.

   In July 1998, we entered into senior credit facilities with a group of lenders for an aggregate amount of $525.0 million. Currently, we have entered into amendments to the senior credit facilities under which the amount of credit available to us was increased to $560.0 million. Our senior credit facilities currently provide for:

  .  a $150.0 million senior secured term loan that matures in January 2007;

  .  a $225.0 million senior secured term loan that matures in January 2008;

  . a $150.0 million senior secured revolving credit facility that matures in January 2007; and

  .  a $35.0 million senior secured term loan that matures in May 2009.

  . the Senior Credit Facility also provides for an uncommitted $40.0 million senior term loan (the Expansion Facility).

   We must repay the term loans in quarterly installments, beginning in September 2002, and the commitments to make loans under the revolving credit facility automatically and permanently reduce beginning in April 2005. As of June 30, 2000, $290.0 million had been drawn under the senior credit facilities and was then accruing interest at an annual rate of 9.12%. The senior credit agreement contains financial and other covenants customary for senior credit agreements.

 Existing Vendor Financing.

   We entered into a note purchase agreement with Lucent under which Lucent agreed to provide us with $80.0 million of junior subordinated vendor financing. This $80.0 million consisted of $40.0 million aggregate principal amount of increasing rate Lucent series A notes and $40.0 million aggregate principal amount of increasing rate Lucent series B notes. We borrowed $40.0 million under the series B note facility and repaid this amount and accrued interest thereon in April 1999 from the proceeds of our sale of the 11 5/8% notes. This amount cannot be reborrowed. As of June 30, 2000, we had outstanding approximately $45.4 million of our Lucent series A notes, including $5.4 million of accrued interest and accruing interest at a rate per annum of 8.5%. The amount outstanding under these series A notes and any future series A note borrowings is subject to mandatory prepayment in an amount equal to 50% of the excess over $198.0 million in net proceeds we receive from any future equity offering other than the issuance of capital stock used to acquire related business assets.

   In October 1999 we entered into an amended and restated note purchase agreement with Lucent under which Lucent has agreed to purchase up to $12.5 million of new series A notes and up to $12.5 million of new series B notes under a vendor expansion facility in connection with our prior acquisition of licenses in the San Juan, Puerto Rico, Evansville, Indiana, Paducah, Kentucky and Alexandria and Lake Charles, Louisiana markets. The obligation of Lucent to purchase notes under this vendor expansion facility is subject to a number of conditions, including that we commit to purchase one wireless call connection equipment site and 50 network equipment sites for each additional market from Lucent.

   In addition, pursuant to the amended and restated note purchase agreement, Lucent has agreed to make available up to an additional $50.0 million of new vendor financing not to exceed an amount equal to 30% of the value of equipment, software and services provided by Lucent in connection with any additional markets we acquire. This $50.0 million of availability is subject to a reduction up to $20.0 million on a dollar for dollar basis of any additional amounts Lucent otherwise lends to us for such purposes under our senior credit facilities, exclusive of amounts Lucent lends to TeleCorp under its existing commitments under our senior credit facilities. Any notes purchased under this facility would be divided equally between Lucent series A and series B notes.

   The terms of Lucent series A and series B notes issued under these expansion facilities would be identical to the terms of the original Lucent series A and series B notes as amended, including a maturity date of October 23, 2009.

   Any Lucent series B notes issued under these expansion facilities will mature and will be subject to mandatory prepayment on a dollar for dollar basis out of the net proceeds of any future public or private offering or sale of debt securities, exclusive of any private placement notes issued to finance any additional market and borrowings under the senior credit facilities or any replacement facility.

   Interest payable on the Lucent series A notes and the Lucent series B notes on or prior to May 11, 2004 will be payable in additional series A and series B notes. Thereafter, interest will be paid in arrears in cash on each six month and yearly anniversary of the series A and series B closing date or, if cash interest payments are prohibited under the senior credit facilities or a qualifying high yield debt offering, in additional series A and series B notes. The U.S. government financing requires quarterly interest payments, which commenced in July 1998 and continued for one year thereafter, then quarterly principal and interest payments for the remaining nine years.

 New Vendor Financing.

   On July 14, 2000, the holding company entered into a commitment letter with Lucent. Under the terms of the commitment letter, Lucent agreed that following the merger of the Company and Tritel into subsidiaries of the holding company, Lucent will purchase from the holding company, should the holding company issue, senior subordinated discount notes, referred to as Lucent notes, with gross proceeds up to $350.0 million. The Lucent notes mature 10 years from the date of issuance, unless previously redeemed by the holding company. As interest accrues, it will be added to the principal as an increase to interest expense and to the carrying value of the notes for five years from the date of issuance. After five years, interest on the Lucent Notes will become payable semi-annually. The Lucent notes are not collaterized. The Lucent notes would be senior subordinated unsecured obligations of the holding company, ranking equivalent in right of payment to all of the holding company's future senior subordinated debt. The Lucent notes would be subordinate in right of payment to any future senior debt incurred by the holding company or its guarantor subsidiaries but senior in right of payment to any future subordinated debt incurred by holding company or any of its guarantor subsidiaries.

 Federal Communications Commission Debt.

   In completing acquisitions of PCS licenses during the year ended December 31, 1999, we assumed U.S. government financing with the Federal Communications Commission. At June 30, 2000, our Federal Communications Commission debt was $22.0 million, less a discount of $2.7 million. The terms of the notes include interest rates ranging from 6.125% to 7.00% and have quarterly and principal interest payments over the remaining nine years of the debt.

 Commitments.

   We have operating leases primarily related to retail store locations, distribution outlets, office space and rent for our network development. The terms of some of the leases include a reduction of rental payments and scheduled rent increases at specified intervals during the term of the leases. We recognize rent expense on a straight-line basis over the life of the lease, which establishes deferred rent on the balance sheet. As of June 30, 2000, the aggregate minimum rental commitments under non-cancelable operating leases are as follows ($ in thousands, unaudited):

      For the period July 1--December 31, 2000.......................  $ 11,921
      For the year ended December 31:
        2001.........................................................    23,758
        2002.........................................................    23,398
        2003.........................................................    20,833
        2004.........................................................    15,490
        2005.........................................................     8,964
        Thereafter...................................................    26,869
                                                                      ---------
          Total......................................................  $131,233
                                                                      =========

   Rental expense, which is recorded ratably over the lease terms, was approximately $0.2 million, $3.2 million, $13.8 million and $11.8 million for the years ended December 31, 1997, 1998, and 1999, and the six months ended June 30, 2000, respectively.

   We have communications towers situated on leased sites in all of our markets and are considering entering into sale/leaseback transactions and may do so if we can obtain terms acceptable to us.

   We have entered into letter of credit to facilitate local business activities. We are liable under the letters of credit for nonperformance of certain criteria under the individual contracts. The total amount of outstanding letters of credit was approximately $2.2 million at June 30, 2000. The outstanding letters of credit reduce the amount available to be drawn under our senior credit facility.

   We have minimum purchase commitments of 15 million roaming minutes from July 1999 to January 2002 from another wireless provider in Puerto Rico relating to customers roaming outside our coverage area. We believe we will be able to meet these minimum requirements.

New accounting pronouncements

   In July 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of FAS 133" which defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company is in the process of determining the effect of adopting this standard.

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) Number 101, "Revenue Recognition in Financial Statements." This bulletin will become effective for us no later than the quarter ending December 31, 2000. This bulletin establishes more clearly defined revenue recognition criteria than previously existing accounting pronouncements, and specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. We are currently evaluating the full impact of this bulletin to determine the impact on our financial position and results of operations.

   In March 2000, the FASB issued Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of

APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosure About Market Risk

   We are exposed to market risk from changes in interest rates which could impact results of operations. We manage interest rate risk through a combination of fixed and variable rate debt.

   At June 30, 2000 we had the following debt instruments outstanding:

  . $65.0 million of tranche A and $225.0 million of tranche B notes under our senior credit facility, which carried a rate of 8.62 % and 9.12%, respectively;

  . $374.9 million carrying value ($575.0 million at maturity) of the 11.625% senior subordinated discount notes, due 2009;

  . $22.0 million debt to the Federal Communications Commission, due in quarterly installments from 2000 to 2007 bearing a rate of between 6.125%-7.0%, discounted to yield between 10.25%-11.8% ($19.3 million discounted); and

  .  $45.4 million of vendor financing debt which carried a rate of 8.5%.

   Our senior subordinated discount notes, Federal Communications Commission debt and vendor financing debt are fixed interest rate debt securities and as a result are less sensitive to market rate fluctuations. However, our tranche A and tranche B term loans outstanding under the senior credit facility and other amounts available to us under our senior credit facility agreement are variable interest rate debt securities.

   We use interest rate swaps to hedge the effects of fluctuations in interest rates on our senior credit facilities. These transactions meet the requirements for hedge accounting, including designation and correlation. These interest rate swaps are managed in accordance with our policies and procedures. We did not enter into these transactions for trading purposes. The resulting gains or losses, measured by quoted market prices, are accounted for as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of hedged transactions are expensed. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to a floating rate over the term of the swap agreement. As of June 30, 2000, we had entered into six interest rate swap agreements totaling $225.0 million to convert our variable rate debt to fixed rate debt. The interest rate swaps had no material impact on our consolidated financial statements as of and for the year ended December 31, 1999 or as of and for the six months ended June 30, 2000.

   The following table provides information about our market risk exposure associated with our variable rate debt at maturity value of the debt and the market risk exposure associated the interest rate swaps at June 30, 2000:

($ in millions)

                                          Expected Maturity
                         ----------------------------------------------------------
                                                                             Fair
                         2000  2001  2002  2003  2004   Thereafter  Total   Value
                         ----  ----  ----  ----  -----  ----------  ------ --------
Liabilities:
Long-Term Debt:
 Face value of long-term
  fixed rate debt (a)... $0.7  $1.4  $1.6  $3.9  $ 4.1    $658.0(b) $669.7 $442.7(c)
 Average interest rate
  (d)...................  6.2%  6.2%  6.2%  6.6%   6.6%     11.0%
 Face value of tranche A
  variable rate debt.... $0.0  $0.0  $3.2  $6.5  $16.3    $ 39.0    $ 65.0 $ 65.0(f)
 Average interest rate
  (e)...................  0.0%  0.0%  8.6%  8.6%   8.6%      8.6%
 Face value of tranche B
  variable rate debt.... $0.0  $0.0  $1.2  $2.2  $ 2.2    $219.4    $225.0 $225.0(f)
 Average interest rate
  (e)...................  0.0%  0.0%  9.1%  9.1%   9.1%      9.1%

Interest Rate Derivatives:

Interest rate swaps:
 Variable to fixed (g).. $225  $225  $225  $225
  Average pay rate (h).. 5.24% 5.24% 5.24% 5.24%   --        --
  Average receive rate
   (h).................. 6.77% 6.77% 6.77% 6.77%   --        --

--------
(a) Fixed rate debt consists of the FCC government debt, 11 5/8% senior subordinated discount debt, and vendor financing agreement.

(b) The vendor financing debt may be redeemed in full by January 2001. However, if the vendor financing is not redeemed, the interest rate will increase by 1.5% per annum on January 1, 2001 and shall not exceed 12.125%. For the purposes of this table, we assume the debt will not be redeemed and therefore the future principal amount in 2009 includes all unpaid interest through May 2004 and totals $72.7 million. After May 2004, interest is payable semi-annually on the vendor financing debt until maturity.

   This total balance for all payments subsequent to 2004 also includes the future principal payment of $575.0 million of 11 5/8% senior subordinated discount notes in 2009 and $10.3 million of FCC debt due in quarterly installments through 2007.

(c) The fair value is based on (1) the carrying value of the FCC debt of $19.3 million, (2) the carrying value of the vendor financing of $45.4 million and (3) the $378.0 million market value of the 11 5/8% senior subordinated discount notes as of June 30, 2000 priced at 11.5%.

(d) Average interest rate is calculated as the weighted average rate related to the repayments of debt instruments in the year indicated of maturity.

(e) The interest rate of the variable debt securities may and is expected to vary before maturity. The amount indicated is the current rate as of June 30, 2000.

(f) The fair value of variable rate debt instruments is expected to approximate fair value.

(g) Represents the total notional amount of the six swap agreements related to the tranche B senior credit facility.

(h) The average pay rate and average receive rate are based on the June 30, 2000 rate of variable rate tranche B debt less the fixed yield of 8.24%. These amounts may change due to fluctuations in the variable rate debt. The current swaps expire in 2003.

   We are exposed to the impact of interest rate changes on our short-term cash investments, consisting of U.S. Treasury obligations and other investments in respect of institutions with the highest credit ratings, all of which have maturities of three months or less. These short-term investments carry a degree of interest rate risk. We believe that the impact of a 10% increase or decline in current interest rates would not be material to our investment income.

   We are not exposed to fluctuations in currency exchange rates since our operations are entirely within the United States and its territories and all of our services are invoiced in U.S. dollars.

Quarterly Results of Operations

   The following table sets forth certain unaudited quarterly operating information for each of the eight quarters ended June 30, 2000. This data has been prepared on the same basis as the audited financial statements, and in management's opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

Quarterly Financial Data (Unaudited)

                                                        For the Quarter Ended
                        -----------------------------------------------------------------------------------------------
                        June 30,    September 30,        December 31,          March 31,            June 30,
                        --------  ------------------  -------------------  ------------------  -------------------
                          1998      1998      1999      1998      1999       1999      2000      1999      2000
                        --------  --------  --------  --------  ---------  --------  --------  --------  ---------
                                                    ($ in thousands)
Revenue...............  $    --   $    --   $ 26,833  $     29  $  39,481  $  4,240  $ 55,446  $ 17,128  $  72,011
Operating loss........    (6,624)  (12,239)  (50,179)  (21,373)   (92,158)  (26,944)  (59,915)  (37,150)   (78,092)
Net loss..............    (6,843)  (15,823)  (65,792)  (25,744)  (106,921)  (32,293)  (74,499)  (45,990)   (93,874)
Accretion of mrps(a)..      (190)   (3,819)   (7,064)   (4,541)    (7,164)   (4,267)   (7,733)   (5,629)    (8,156)
Net loss attributable
 to common equity.....  $ (7,033) $(19,642) $(72,856) $(30,285) $(114,085) $(36,560) $(82,232) $(51,619) $(102,030)
Net loss per share--
 basic and
 diluted(b)...........  $(363.75) $  (1.23) $  (0.89) $  (0.51) $   (1.29) $  (0.62) $  (0.83) $  (0.64) $   (1.01)

--------
(a) mrps--mandatorily redeemable preferred stock.
(b) Net loss attributable to common equity per share--basic and diluted for the second quarter of 1998 was computed based on the common equity structure of the predecessor company.

                      THE WIRELESS COMMUNICATIONS INDUSTRY

   Wireless communications systems use a variety of radio airwaves to transmit voice and data. The wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as personal communications services, or PCS, cellular telephone and other technologies. Each application is licensed and operates in a distinct radio airwave block.

   Since the introduction of commercial cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of wireless subscribers in the United States has increased from an estimated 340,000 at the end of 1985 to over 86.9 million as of December 31, 1999, according to the Cellular Telecommunications Industry Association, an international association for the wireless industry. Paul Kagan Associates Inc., an independent media and telecommunications association, estimates that the number of wireless users in the United States will increase from approximately 107.4 million by the end of 2000 to approximately 201.9 million by the end of 2005. In addition, Paul Kagan Associates estimates that the percentage of total users in the United States that are PCS users will increase from 24.6% at the end of 2000 to 42.5% by 2005. The following chart illustrates the estimated annual growth in U.S. wireless communications customers, who use cellular, PCS or other two-way wireless services through December 31, 1999:

                                             Year Ended December 31,
                                        --------------------------------------
                                         1995    1996    1997    1998    1999
                                        ------  ------  ------  ------  ------
Wireless Industry Statistics(a)
Total service revenues (in billions)..  $ 19.1  $ 23.6  $ 27.5  $ 33.1  $ 40.1
Wireless subscribers at end of period
 (in millions)........................    33.8    44.0    55.3    69.2    86.0
Subscriber growth.....................    40.0%   30.4%   25.6%   25.1%   24.3%
Average local monthly wireless bill...  $51.00  $47.70  $42.78  $39.43  $41.24

--------
Source:Cellular Telecommunications Industry Association.
(a) Reflects domestic commercially operational cellular, enhanced special mobile radio and PCS and enhanced specialized mobile radio technology providers.

   In the wireless communications industry, there are two principal services licensed by the FCC for transmitting voice and data signals: PCS and cellular. Personal communications services, or PCS, is a term commonly used in the United States to refer to service carried over the 1850 MHz to 1990 MHz portion of the radio airwaves. Megahertz, or MHz, is a method of measuring radio airwaves. Cellular is a term commonly used in the United States to refer to service carried over the 824 MHz to 893 MHz portion of the radio airwaves. Cellular service is the predominant form of wireless voice communications service available. Cellular systems were originally analog-based systems, although digital technology has been introduced in some markets. PCS systems use digital technology. Analog technology currently has several limitations, including lack of privacy and limited capacity. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and robust data transmission features, including mobile office applications like facsimile, e-mail and wireless connections to computer/data networks, including the Internet. See "Business--Government Regulation" for a discussion of the FCC auction process and allocation of wireless licenses.

Operation of Wireless Communications Systems

   Wireless communications system service areas, whether PCS, cellular or other technologies, are divided into multiple units. Each unit contains a transmitter, a receiver and signaling equipment to transmit wireless signals to individual phones. This equipment is connected by telephone lines or microwave signals to call connection equipment that uses computers to control the operation of the communications system for the entire service area. The call connection equipment controls the connection of calls and the connection of the wireless network to local telephone systems and long distance carriers. The system controls the transfer of calls from equipment site to equipment site as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the network equipment sites within the system and connects calls to the local telephone system or to a long distance telephone carrier. Wireless communications providers must establish agreements with local and long distance carriers that allow them to pass calls, or interconnect, thereby integrating their system with the existing communications system.

   Because the signal strength of a transmission between a handset and a network equipment site declines as the handset moves away from the network equipment site, the wireless network monitors the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the call connection equipment may transfer the call to another network equipment site where the signal is stronger. If a handset leaves the services area of a PCS or cellular system, the call is disconnected unless there is a technical connection with the adjacent system. If there is a technical connection with the adjacent system, the customer may roam onto the adjacent system.

   Analog handsets that use the cellular portion of the airwaves are functionally compatible with cellular systems in all markets in the United States. As a result, these handsets may be used wherever a subscriber is located, as long as a cellular system is operational in the area and either the service provider's system covers such area or a roaming arrangement exists with a provider covering the area.

   Although PCS and cellular systems use similar technologies and hardware, they operate on different portions of the airwaves and use different technical and network standards. Use of advanced handsets makes it possible for users of one type of system to roam on a different type of system outside of their service area, and to transfer calls from one type of system to another if the appropriate agreements are in place and the networks are properly configured to transfer calls from one system to the next.

   Currently, PCS systems operate under one of three principal digital signal transmission technological standards that various operators and vendors have proposed for use in PCS systems: TDMA, CDMA or GSM. TDMA and GSM are both time division-based standards but are incompatible with each other and with CDMA. Accordingly, a subscriber of a system that uses TDMA technology is unable to use a TDMA handset when travelling in an area not served by TDMA-based PCS operators, unless the subscriber carries a special handset that permits the subscriber to use the analog or digital system on the cellular portion of the airwaves in that area and the appropriate agreements are in place.

   With an advanced handset, a user can place or receive calls using:

  . a PCS system using the technological standard with which the handset is compatible;

  . a digital system on the cellular portion of the airwaves using the corresponding technological standard; or

  .   an analog system on the cellular portion of the airwaves.

   If a PCS system operated by the service provider or covered by a roaming agreement is operating in the area, the call will be placed via this system. If there is no PCS system providing coverage, the call will be placed through a digital system on the cellular portion of the airwaves operating in the area and providing coverage to the user, and if no digital system on the cellular portion of the airwaves is providing coverage, the call will be connected over an analog system that uses the cellular portion of the airwaves providing coverage. These handsets allow for a call in progress to be handed off to an adjacent system, whether the same mode or band or otherwise, without interruption if the appropriate agreements are in place. Prior generations of handsets would cut off the call when the handset left the coverage of one system and would require the customer to place the call again using the adjacent system.

                                    BUSINESS

                                    TeleCorp

   We are the largest AT&T Wireless affiliate in the United States in terms of licensed population, with licenses to serve approximately 16.7 million people in 50 markets. As of June 30, 2000, we have launched service in 32 of these markets covering approximately 13.3 million people or approximately 79% of the population where we hold licenses in the United States and Puerto Rico. We provide digital wireless personal communications services, or PCS, in our covered markets and, as of June 30, 2000, we had more than 319,000 customers. We have joined with Tritel and Triton PCS, two other AT&T Wireless affiliates, to operate under a common regional brand name, SunCom. In February 2000, we entered into agreements with AT&T Wireless and AT&T Wireless Services as a result of which we expect to provide PCS services to a total of approximately
21.5 million people in 63 markets. These markets will encompass a contiguous territory including nine of the 100 largest metropolitan areas in the United States and popular vacation destinations such as: New Orleans and Baton Rouge, Louisiana; Memphis, Tennessee; Little Rock, Arkansas; Milwaukee and Madison, Wisconsin; Des Moines, Iowa; and San Juan, Puerto Rico and the U.S. Virgin Islands.

                     Strategic Alliance With AT&T Wireless

   AT&T is one of our largest investors and, upon consummation of the agreements entered into in February 2000, will have increased its ownership interest in us to approximately 23% from approximately 17%. As an AT&T Wireless affiliate, we benefit from many business, operational and marketing advantages, including:

  . Exclusivity. We are AT&T's exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in our covered markets, subject to AT&T's right to resell services on our network.

  . Brand. We have the right to use the AT&T brand name and logo together with the SunCom brand name and logo in our covered markets, giving equal emphasis to each. We also benefit from AT&T's nationwide advertising and marketing campaigns.

  . Roaming. We are AT&T's preferred roaming partner for digital customers in our markets. Our roaming revenues increased from approximately $7.6 million in the second quarter of 1999 to approximately $14.7 million in the second quarter of 2000. We believe our AT&T Wireless affiliation will continue to provide us with a valuable base of recurring roaming revenue.

  . Coast-to-Coast Coverage. Outside our markets, our customers can place and receive calls in AT&T Wireless's markets and the markets of AT&T Wireless's other roaming partners.

  . Products and Services. We receive preferred terms on selected products and services, including handsets, infrastructure equipment and back office support from companies who provide these products and services to AT&T.

  . Marketing. We benefit from AT&T's nationwide marketing and advertising campaigns. In addition, we work with AT&T's national sales representatives to jointly market our wireless services to AT&T corporate customers located in our markets.

                              Pending Transactions

   On February 28, 2000, we agreed to merge with Tritel through a merger of each of us and Tritel with newly formed subsidiaries of a new holding company. The new holding company, called TeleCorp-Tritel Holding Company, will be controlled by our voting preference common stockholders, and we and Tritel will become subsidiaries of the holding company. In connection with the merger, AT&T Wireless Services agreed to contribute certain wireless rights and commitments in the midwestern United States, including Milwaukee and

Madison, Wisconsin, cash of approximately $20 million and a two year extension of its brand license in exchange for 9,272,740 common shares in the newly formed holding company. Should these assets be contributed to the holding company rather than to us, holding company will contribute these assets to us, other than the $20 million in cash and the two-year extension of its brand license that we will have the benefit of. Additionally, in a separate transaction with AT&T Wireless, we agreed to exchange our licenses in several New England markets for wireless properties or rights to acquire additional wireless properties in markets in Wisconsin and Iowa, including Des Moines and a net cash payment to us of approximately $68 million. We also obtained the right to extend the term and geographic coverage of AT&T's license agreement and AT&T Wireless Services' roaming agreement with us to include the new markets, either through amending our existing agreement or entering into new agreements with the holding company on substantially the same terms as our existing agreements. AT&T has also agreed to extend its affiliation agreements to include licenses covering an additional 1.4 million people in the Midwest if we acquire them.

   The pending merger has been unanimously approved by our and Tritel's board of directors, with three of our directors abstaining. In addition, both our stockholders and Tritel's stockholders approved the merger at separate special stockholder meetings held on August 8, 2000. The merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000. For a more detailed description of the above transactions, see "The Pending Merger and Related Transactions." For a presentation of the pro forma financial aspects of each of these transactions, both individually and combined, see "Financial Statements Index--Unaudited Pro Forma Condensed Combined Financial Statements."

                             Competitive Strengths

   In addition to our strategic alliance with AT&T, we believe we have several key business, operational and marketing advantages, including our:

  . Attractive Markets. The combination of our existing markets and, assuming the consummation of the pending transactions, our new markets in Wisconsin and Iowa would provide us with a contiguous footprint from the Great Lakes in the north to the Gulf Coast of the United States in the south. We believe our existing and new markets are, and will continue to be, strategically important to AT&T because they are located near or adjacent to traffic corridors in and around large markets such as Houston, St. Louis and Milwaukee. After consummation of the pending transactions, our markets would have favorable demographic characteristics for PCS, with an average population density of approximately 30% above the national average and would include major population and business centers and vacation destinations that attract millions of visitors per year. As independent wholly-owned subsidiaries of a new holding company, TeleCorp and Tritel would continue to operate in two contiguous service areas in the United States covering approximately 35 million people and 16 of the 100 largest metropolitan areas.

  . Strong Capital Base. We expect to have sufficient capital resources (directly and through a vendor facility of the new holding company) to fund our current business plan through 2003. These funding requirements include capital expenditures and operating losses for our existing markets as well as the development of the markets we expect to obtain from AT&T Wireless Services assuming the consummation of the agreements entered into in February 2000.

  . Experienced and Incentivized Management. Our 21 member senior management team has an average of 11 years of experience with leaders in the wireless industry such as AT&T, Bell Atlantic, Bell South, Nextel, ALLTELL and Sprint Spectrum. Together, they beneficially own approximately 12% of our class A voting common stock on a fully-diluted basis.

  . Substantial Airwave Capacity. We have licenses with a minimum of 35 MHz of airwaves in our major urban markets of San Juan and New Orleans and 30 MHz in Little Rock and Memphis. Upon consummation of the pending transactions, we will have 30 and 40 MHz of capacity in the major markets of Milwaukee, and Madison, Wisconsin, respectively. These amounts are equal to or greater than those held by each of our principal competitors in each of these markets. We believe these amounts of airwaves will enable us to competitively deploy new and enhanced voice and data services. This capacity will also permit us to provide service to the increasing number of wireless users and to service increased use by subscribers.

  . Substantial Progress to Date. Since we initiated service in our first market in February 1999, we have achieved substantial progress in the completion of our network and growth of our business. As of June 30, 2000, we had over 319,000 customers. As of June 30, 2000, we had 984 integrated cell sites and seven call connection sites in service, and had launched service in markets encompassing 79% of the total population where we held our licenses. For the quarter ended June 30, 2000 we had revenues of $72.0 million. Additionally, we had 70 SunCom company owned stores, and over 2,000 additional outlets where retailers including Circuit City, Cellular Warehouse, Metrocall, Office Depot, Staples, Best Buy and Office Max offer our products and services.

  . Advanced Digital Technology. We are continuing to build our network using time division multiple access technology, which makes our network compatible with AT&T's network and other time division multiple access networks. This technology allows us to offer enhanced features and services relative to standard analog cellular service, including extended battery life, integrated voicemail, paging, fax and e-mail delivery, enhanced voice privacy and short-messaging capability. Our network will also serve as a platform for the development of mobile data services such as two-way data messaging and two-way data and Internet applications.

                               Business Strategy

   Our goal is to become the leading provider of wireless personal communications services in each of our markets, by providing our customers with simple-to-buy and easy-to-use wireless services, including coverage across the nation, superior call quality, competitive pricing and personalized customer care. The elements of our strategy to achieve these objectives are:

  . Leverage AT&T Relationship. We receive numerous benefits from AT&T, including market exclusivity, co-branding, roaming and coast-to-coast coverage, and preferred terms on selected products and services. Also, we benefit from AT&T's nationwide marketing and advertising campaigns. In addition, we are working with AT&T's national sales representatives to jointly market our wireless services to AT&T corporate customers located in our markets.

  . Provide Coast-to-Coast Coverage. Our market research indicates that scope and quality of coverage are extremely important to customers in their choice of a wireless service provider. We have designed extensive local calling areas, and we offer coast-to-coast coverage through our arrangements with AT&T Wireless and its roaming partners. Our network covers those areas where people are most likely to take advantage of wireless coverage, such as suburbs, metropolitan areas and vacation locations: the places where they live, work and play.

  . Offer Superior Call Quality. We are committed to making the capital investment required to develop a quality network in our existing and new markets. We intend to invest approximately $60 per covered person in our licensed markets for the construction of our currently planned network, which we believe will promote consistent quality performance and a high level of customer satisfaction. Our capital investment is designed to provide a highly reliable network as measured by performance factors such as percentage of call completion and number of dropped calls. We maintain a state-of-the-art network operations center and, to ensure continuous monitoring and maintenance of our network, we have a disaster recovery plan.

  . Provide Enhanced Value at Low Cost. We offer our customers advanced services and features at competitive prices. Our pricing plans are designed to promote the use of wireless services by enhancing the value of our services to our customers. We include usage enhancing features such as call waiting, three-way conference calling, and short message service in our basic packages. We market our service with a simple, all-in-one focus: digital phone, pager and voice mail. We offer our customers affordable, simple calling plans, and we take advantage of the coast-to-coast reach of AT&T and its roaming partners. Our national SunRate plans are similar to AT&T Digital One Rate SM plans in which minutes can generally be used throughout the United States without paying additional roaming fees or long distance charges. We believe we can offer competitive services because of the cost advantages provided by our agreements with AT&T and the other SunCom companies, the cost-effective characteristics of TDMA and our centralized administrative functions and efficient distribution.

  . Deliver Quality Customer Care. We serve our customers from our state-of-the-art facility in Memphis, Tennessee, which houses our customer service, collections and anti-fraud personnel. Convergys, a leading provider of outsourced call center services, provides backup call center support and, for our Spanish speaking customers, bilingual customer service from two facilities in Florida. We have implemented a "one call resolution" approach to customer care through the use of customer support tools such as an advanced diagnostic mechanism and access to online reference information. In addition, we emphasize proactive and timely customer service, including welcome packages. Finally, we support our customer care initiatives through employee compensation plans based on subscriber satisfaction and retention.

Service and Features

Wireless Calling

   Our primary service is digital wireless calling, which features advanced handsets, enhanced voice clarity, improved protection from eavesdropping and a broad feature set. Our basic wireless service offering includes caller identification, three-way conference calling, call waiting, voicemail, paging and short-messaging.

Feature-Rich Handsets

   As part of our basic service offering, we provide easy-to-use, interactive menu-driven handsets that can be activated over the air. These handsets primarily feature word prompts and easy-to-use menus rather than numeric codes to operate handset functions. These handsets allow mobile access to e-mail and other Internet services.

Extended Battery Life

   Our advanced handsets offer significantly extended battery life over earlier technologies, providing up to 14 days of stand-by battery life. Handsets operating on a digital system are capable of "sleep-mode" while turned on but not in use, improving efficiency and extending battery life. We expect that this feature will increase usage, especially for incoming calls, as users will be able to leave the phone on for significantly longer periods. The use of these handsets further extends battery life by using a digital system for roaming when in areas covered by digital systems.

Improved Voice Quality

   We believe the version of TDMA we are using offers significantly improved voice quality, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, which results in fewer dropped calls compared to earlier versions of TDMA.

Voice Privacy and Call Security

   Digital technology is inherently more secure than analog technologies. This security provides increased voice privacy and enhanced fraud protection for our customers.

Wireless Services Inside Buildings

   As the use of wireless devices becomes more widespread, consumers increasingly are demanding wireless services which extend into office buildings, subways, airports, shopping centers and private homes. We use large numbers of small network equipment sites to offer corporate users full coverage inside buildings. We also provide intra-office wireless communications capabilities letting the user dial office extensions without the need to dial the complete telephone number. In addition, we are working with a number of hardware and software suppliers to develop next generation wireless office services including the use of small network equipment sites within a building that circumvent the local carrier.

Data and Internet Services

   Because of the quality of digital signal transmission, wireless communications systems are suitable for the transmission of wireless data services such as applications providing weather reports, sports summaries, stock quotes, monitoring of alarm systems and internet access.

Market Overview

   The following lists our current basic trading area wireless licenses, listed under Existing BTA's, as well as basic trading area wireless licenses which we may acquire or exchange, listed under Acquisition BTA's and Disposition BTA's, in connection with the closing of the pending transactions, if consummated.

                                     1998        Actual or Estimated   Amount of
Existing BTA's                  Population (a)       Launch Date       Airwaves
--------------                  -------------- ----------------------- ---------
                                (in thousands)                         (in MHz)
San Juan, Puerto Rico
 San Juan-Arecibo, Humacao.....      2,719     June 1999                   35
 Mayaguez Aguadilla-Ponce......      1,089     September 1999              20
 Virgin Islands................        106     Fourth Quarter 2000 (b)     20
                                    ------
   Total.......................      3,914
New Orleans, Louisiana
 New Orleans...................      1,402     February 1999               35
 Baton Rouge...................        676     February 1999               20
 Lafayette-New Iberia..........        531     June 1999                   20
 Lake Charles..................        279     March 2000                  30
 Houma-Thibodaux...............        272     December 1999               25
 Alexandria....................        265     Third Quarter 2000 (b)      30
 Hammond.......................        107     September 1999              10
                                    ------
   Total.......................      3,532
Little Rock, Arkansas
 Little Rock...................        926     March 1999                  30
 Fort Smith....................        312     May 2000                    20
 Fayetteville..................        291     April 1999                  20
 Jonesboro.....................        174     November 1999               20
 Pine Bluff....................        148     Third Quarter 2000 (b)      20
 Hot Springs...................        133     March 1999                  20
 El Dorado.....................        103     Fourth Quarter 2002 (b)     20
 Russellville..................         95     February 2000               20
 Harrison......................         88     Fourth Quarter 2001 (b)     20
                                    ------
   Total.......................      2,270
Memphis, Tennessee
 Memphis-Oxford, Mississippi...      1,493     March 1999                  30
 Jackson.......................        276     September 1999              35
 Dyersburg.....................        116     Third Quarter 2000 (b)      20
 Blytheville, AR...............         70     Third Quarter 2000 (b)      20
                                    ------
   Total.......................      1,955
St. Louis, Missouri
 Springfield (c)...............        283     Fourth Quarter 2001 (b)     20
 Carbondale, IL................        216     Fourth Quarter 2000 (b)     20
 Columbia......................        209     June 2000                   20
 Cape Giradeau.................        189     Fourth Quarter 2000 (b)     20
 Quincy........................        181     Fourth Quarter 2001 (b)     20
 Jefferson City................        156     June 2000                   20
 Poplar Bluff..................        155     Fourth Quarter 2002 (b)     20
 Mt. Vernon, IL................        121     Fourth Quarter 2000 (b)     20
 Rolla.........................         98     Fourth Quarter 2002 (b)     20
 West Plains...................         76     Fourth Quarter 2002 (b)     20
 Kirksville....................         56     Fourth Quarter 2002 (b)     20
                                    ------
   Total.......................      1,740
Houston, Texas
 Beaumont......................        459     June 2000                   40
                                    ------
   Total.......................        459
Louisville, Kentucky
 Evansville, Indiana...........        518     Fourth Quarter 2000 (b)     20
 Paducah, Kentucky.............        231     Fourth Quarter 2000 (b)     20
                                    ------
   Total.......................        749
                                    ------
 Total Existing BTA's..........     14,619(h)
                                    ======

                                                 1998        Launch   Amount of
Acquisition BTA's (d)                       Population (a)    Date    Airwaves
---------------------                       -------------- ---------- ---------
                                            (in thousands)            (in MHz)
Milwaukee, WI
 Milwaukee, WI (a).........................      1,850     TBD (e)        30
 Madison, WI...............................        653     TBD            40
 Appleton-Oshkosh, WI......................        440     TBD            40
 La Crosse, WI-Winona, MN..................        311     TBD            30
 Green Bay, WI.............................        266     TBD            40
 Janesville-Beloit, WI.....................        236     TBD            40
 Stevens Point-Marshfield, WI..............        163     TBD            30
 Sheboygan, WI.............................        112     TBD            40
 Fond du Lac, WI...........................         97     TBD            40
 Manitowoc, WI.............................         84     TBD            40
 Escanaba, MI..............................         48     TBD            10
 Marquette, MI.............................         10     TBD            10
                                                ------
   Total...................................      4,270
Des Moines, IA
 Des Moines, IA............................        775     TBD            30
 Davenport, IA.............................        428     TBD            30
 Cedar Rapids, IA..........................        280     TBD            30
 Waterloo-Cedar Falls, IA..................        259     TBD            40
 Dubuque, IA...............................        179     TBD            40
 Clinton, IA-Sterling, IL..................        146     TBD            30
 Burlington, IA............................        138     TBD            10
 Fort Dodge, IA............................        126     TBD            10
 Iowa City, IA.............................        124     TBD            30
                                                ------
   Total...................................      2,455
                                                ------
   Total Acquisition BTA's.................      6,725
                                                ======

Disposition BTA's (f)
---------------------
Boston, Massachusetts Worcester, MA........        727     April 1999     20
 Manchester, Concord, Nashua, Portsmouth,
  NH.......................................        584     April 1999     20
 Boston, MA (g)............................        383     April 1999     20
 Hyannis, Nantucket, Cape Cod, Martha's
  Vineyard, MA.............................        231     April 1999     20
                                                ------
   Total Disposition BTA's.................      1,925
                                                ======
Population Total...........................     21,344(h)
                                                ======

--------
(a) This table is based on the most current available statistics, as calculated by Paul Kagan Associates, Inc. All BTA information other than for Milwaukee, WI, which is based on Kagan's 1999 data, is derived from Kagan's 1998 report.
(b) Estimated.
(c) Camden, Cedar, Dallas, Douglas, Hickory, Laclede, Polk, Stone, Taney, Texas, Webster and Wright counties only.
(d) Licenses which may be received in connection with the pending transactions.
(e) To be determined.
(f) Licenses which may be transferred in connection with the pending transactions.
(g) Rockingham and Strafford counties only excluding the Boston, Massachusetts BTA.
(h) Total does not include the population in the Boston, Massachusetts BTA. This total does not include an estimated population increase of 200,000 in our licensed areas since 1998, which would result in a current estimated total population of 16.7 million in our total existing markets and of 21.5 million in our licensed areas.

Marketing Strategy

   We believe that our affiliation with the AT&T brand name and the distinctive advantages of our TDMA network, combined with our simple-to-buy and easy-to-use philosophy, will allow us to expand our customer base by capturing significant market share from existing providers of wireless services in our markets. Additionally, we expect to attract new users to wireless. We developed our marketing strategy on the basis of extensive market research in each of our markets. This research indicates that limited coverage of existing wireless systems, relatively high costs, inconsistent performance and overall confusion about wireless services drive subscriber dissatisfaction and reduce the attractiveness of wireless services for potential new subscribers.

   We are focusing our marketing efforts on four primary market segments:

    .   corporate accounts;

    .   current wireless users;

    .   individuals with the intent to purchase a wireless product within six months; and

    .   prepaid subscribers.

   For each segment, we are creating a specific marketing program, including a service package, pricing plan and promotional strategy. We believe that targeted service offerings will increase customer loyalty and satisfaction, reducing customer turnover.

   The following are key components of our marketing strategy:

Branding

   We market our wireless services as "SunCom, Member of the AT&T Wireless Network" and use the globally recognized AT&T brand name and logo in equal size and prominence with the SunCom brand name and logo. We believe that consumers associate the AT&T brand with reliability and quality.

   We have entered into agreements with Tritel Communications and Triton PCS, other companies similarly affiliated with AT&T, to adopt a common regional brand, SunCom. We and the other SunCom companies are establishing the SunCom brand as a strong local presence with a service area covering a population of approximately 43.0 million. We enjoy preferred pricing on equipment, handset packaging and distribution by virtue of our affiliation with AT&T and the other SunCom companies.

Advertising/Promotion

   We believe that the most successful marketing strategy is to establish a strong local presence in each of our markets. We are directing our media efforts at the community level by advertising in local publications and sponsoring local and regional events. We combine these local efforts with mass market media, including television, radio, newspaper, magazine, outdoor and internet advertisements. Outside advertising agencies support our brand campaigns, and also develop newspaper, radio and web page advertisements to promote specific product offerings and direct marketing programs for targeted audiences. All of our advertising materials use the SunCom and AT&T names and the tagline, giving equal emphasis to each, "SunCom, Member of the AT&T Wireless Network."

Pricing

   Our pricing plans are designed to be competitive and straightforward, offering large buckets of minutes, large local calling areas and usage enhancing features. We offer pricing plans tailored for our market segments, including local, regional and national pricing plans. We also offer shared minute pools that are available for businesses and families who have multiple wireless users who want to share the bucket of minutes. For the second quarter ended June 30, 2000 our average usage per subscriber was approximately 330 minutes per month.

   We believe the pre-paid subscriber segment represents a large market opportunity, and we offer pricing plans that we expect will drive growth in these categories. Pre-pay plans provide an opportunity for individuals whose credit profiles would not otherwise allow them access to wireless communications to take advantage of our services. In addition, our pre-pay plans provide an attractive alternative for families and business users to control the usage of family members or employees. We also structure our plans to be attractive to the youth market, who we believe want to pay as they use the service.

   We believe we differentiate ourselves from existing wireless competitors by providing our pre-paid subscribers the same digital services and features available to other customer segments. Our customers can use pre-pay service virtually anywhere in the United States on our network, on AT&T's network or through AT&T's extensive network of roaming agreements. Additionally, our pre-pay customers hear a "whispered" announcement of time remaining in their account before each call they place, which allows them to control usage and reduce balance inquiries to customer service. By contrast, typical pre-pay plans of our competitors limit service to their networks and usually provide fewer features and a narrow selection of handsets.

   AT&T introduced AT&T Digital One Rate SM in May 1998, a suite of rate plans that allows customers to purchase a large bucket of minutes per month that can be used locally, or across the U.S., on AT&T's wireless network and its extensive network of roaming partners for a fixed price with no additional roaming or long distance charges. The AT&T Digital One Rate SM and other competing flat rate plans have caused shifts in calling patterns in the wireless industry. We believe growth in this category will provide us a valuable roaming revenue stream as AT&T Digital One Rate SM subscribers use their minutes while visiting our networks.

   We are able to offer a similar national SunRate plan by virtue of our relationship with AT&T. Competing flat rate plans often limit flat rate usage to the competitor's own networks. We are able to offer a differentiated national rate plan by virtue of our roaming arrangements with AT&T and its roaming partners.

   We believe our pricing policies differentiate us from our competition through simplicity and design. We offer 12 price plans per region, on average, and we design our plans to encourage customers to enter into long-term agreements.

Handsets

   We sell our service exclusively with handsets that are compatible with wireless communications systems that operate using digital service on the PCS portion of the airwaves, as well as digital and analog service on the cellular portion of the airwaves. Through the use of technologically advanced Nokia, Ericsson and Motorola handsets, our customers can use their phones across a variety of wireless networks.

Sales and Distribution

   Our sales and distribution strategy is to use a balanced mix of distribution channels to maximize penetration within our licensed service area while minimizing customer acquisition costs. Our channels include a network of company stores, nationally recognized retailers, a direct sales force for corporate and business customers, regional and local mass merchandisers, telesales, direct mail and online sales. We also work with AT&T's sales channels to cooperatively exchange leads and develop new business.

   Company Stores. Our stores range in size from small kiosks to 3,600 square foot stores in the principal retail district in each market. As of June 30, 2000, we had opened 70 stores for the distribution and sale of our handsets and expect to have a total of 89 SunCom stores open by the end of 2000. We believe that company stores offer a considerable competitive advantage by providing a strong local presence. We also believe that company stores offer one of the lowest customer acquisition costs among our different distribution channels. Sales representatives in company stores receive in-depth training to allow them to explain wireless communications services simply and clearly. We believe this process distinguishes us from our competitors and will improve our ability to attract subscribers within our markets.

   Retail Outlets. We have negotiated distribution agreements with national and regional mass merchandisers and consumer electronics retailers, including Circuit City, Cellular Warehouse, Metrocall, Office Depot, Staples, Best Buy and Office Max in the U.S. and Farmacia El Amal, Let's Talk Wireless, Beeper Connections and Radio Shack in Puerto Rico. We currently have over 2,000 retail outlet locations where customers can purchase our services. In some of these retail store locations, we are implementing a store-within-a-store concept, which uses visual merchandising to leverage the brand awareness created by both SunCom and AT&T advertising.

   Direct Sales and Marketing. Our direct corporate sales force focuses on high-revenue, high-margin corporate users. As of June 30, 2000, our direct corporate sales force consisted of approximately 112 dedicated professionals targeting the wireless decision maker within large corporations. We also benefit from AT&T's national corporate accounts sales force. AT&T, in conjunction with us, supports our marketing of its services to AT&T's large national accounts located in our service areas. We also employ 17 telesales representatives in our Memphis call center and contract for 11 Spanish speaking telesales representatives in Convergys' Fort Lauderdale, Florida operations. We use direct marketing to generate leads and stimulate prospects, allowing us to maintain low selling costs and to offer our customers additional features or customized services.

   Online Sales. Our web page provides current information about us, our markets, our products and our services. All information that is required to make a purchasing decision is available through our website and online store. Customers are able to choose any of our rate plans, features, handsets and accessories. The online store provides a secure environment for transactions, and customers purchasing through the online store experience a similar business process to that of customers purchasing service through other channels.

Customer Care

   We are committed to building strong customer relationships by providing customers with prompt and helpful service. We serve our customers from our state-of-the-art facility in Memphis, Tennessee. Convergys, a leading provider of outsourced call center services, provides back up call center support and bilingual customer service for our Spanish speaking customers from two facilities in Florida. As of June 30, 2000, the three centers employed 499 customer care representatives including 260 of our employees. The multiple center structure allows us to distribute customer service calls between the centers to promote cost effective 24 hour/seven day a week customer service. All of our centers have sophisticated infrastructure and information systems, including automated call distributors and advanced diagnostic tools for one-call trouble resolution. We emphasize proactive and responsive customer service, including welcome packages along with first bill, three months and one year anniversary calls. We are also expanding web-based services to include online account information to allow customers to check billing, modify service or otherwise manage their accounts.

Network Development

   We launched commercial operations in February 1999 and have commenced our services in each of our major markets. We launched our services in markets which have attractive characteristics for a high volume of wireless communications usage, including metropolitan areas, the surrounding suburbs, commuting and travel corridors, and popular leisure and vacation destinations. Immediately upon launch, customers had access to coast-to-coast coverage through roaming arrangements with AT&T and its roaming partners, both inside and outside its licensed areas. Within each market, geographic coverage will be based upon changes in wireless communications usage patterns, demographic changes within our licensed areas and our experiences in those markets. As of June 30, 2000, we provide coverage to approximately 79% of the population of our licensed area. We define coverage to include an entire basic trading area if we have a significantly developed system in that basic trading area. As of June 30, 2000, our entire network covers a population of approximately
13.3 million, and includes approximately 984 network equipment sites and seven connection sites.

   As of June 30, 2000, we have launched commercial service in the following 32 markets:

     Fayetteville, AR        Nantucket, MA*
     Fort Smith, AR          Worcester, MA*
     Hot Springs, AR         Oxford, MS
     Little Rock, AR         Columbia/Jefferson City, MO
     Jonesboro, AR           Concord, NH*
     Russellville, AR        Manchester, NH*
     Baton Rouge, LA         Nashua, NH*
     Hammond, LA             Portsmouth, NH*
     Houma, LA               Arecibo, PR
     Lafayette, LA           Humacao, PR
     Lake Charles, LA        Mayaguez, PR
     New Iberia, LA          Ponce, PR
     New Orleans, LA         San Juan, PR
     Thibodaux, LA           Jackson, TN
     Cape Cod, MA*           Memphis, TN
     Martha's Vineyard, MA*  Beaumont, TX

--------
* We have agreed to transfer the eight markets indicated to AT&T in the pending transactions.

Network Operations

   We maintain a network operations center for continuous monitoring and maintenance of our network. The effective operation of our network requires:

  . connection agreements and agreements to transmit signals from network equipment sites to call connection equipment with other communications providers;

  .   long distance connection;

  .   the implementation of roaming arrangements;

  .   the development of network monitoring systems; and

  .   the implementation of information technology systems.

Connection Agreements

   Our network is connected to the public telephone network to facilitate the origination and termination of traffic between our network and both the local and long distance carriers. We have signed agreements with multiple carriers, including BellSouth, SBC Communications, Bell Atlantic and Puerto Rico Telephone. In most cases these agreements are standard agreements entered into with all qualifying carriers on generally the same terms, with each party agreeing to pay the other for the carrying or completion of calls on the other's network.

Long Distance Connection

   We have executed a wholesale long distance agreement with AT&T providing for preferred rates for long distance services.

Roaming Arrangements

   Through our arrangements with AT&T and via the use of advanced handsets, our customers have roaming capabilities on AT&T's wireless network and AT&T's customers have roaming capability on our wireless network. Further, we have the benefit of AT&T's roaming agreements with third party carriers at AT&T's preferred pricing. These agreements, together with AT&T's wireless network, cover approximately 98% of the U.S. population, including in-region roaming agreements covering all of our launched service areas.

Network Monitoring Systems

   Our network operations center provides around-the-clock monitoring and maintenance of our entire network. The network operations center is equipped to constantly monitor the status of all network equipment sites and call connection equipment and to record network traffic. The network operations center provides continuous monitoring of system quality for blocked or dropped calls, call clarity and evidence of tampering, cloning or fraud. We designed our network operations center to oversee the interface between customer usage, data collected by call connection equipment and our billing systems. Our network operations center is located in the Memphis site containing call connection equipment, and we have back-up network operations center capabilities in our Arlington, Virginia data center.

Information Technology Systems

   We operate management information systems to handle customer care, billing, network management and financial and administrative services. The systems focus on three primary areas:

  . network management, including service activation, pre-pay systems, traffic and usage monitoring, trouble management and operational support systems;

  . customer care, including billing systems and customer service and support systems; and

  . business systems, including financial, purchasing, human resources and other administrative systems.

   We have incorporated sophisticated network management and operations support systems to facilitate network fault detection, correction and management, performance and usage monitoring and security. System capabilities have been developed to allow over-the-air activation of handsets and implement fraud protection measures. We maintain stringent controls for both voluntary and involuntary deactivations. We attempt to minimize customer disconnects initiated by us through credit review and preactivation screening, to identify prior fraudulent or bad debt activity and call pattern profiling, to identify where activation and termination policy adjustments are needed.

Technology

TDMA Digital Technology

   We have chosen digital TDMA technology for our network. TDMA technology allows for:

  . the use of advanced handsets which allow for roaming across the PCS and cellular portion of the airwaves, including both analog and digital technologies;

  . enhanced services and features, such as short-messaging, extended battery life, added call security and improved voice quality; and

  . network equipment sites that are small and that improve network coverage with low incremental investment.

   TDMA technology is the digital technology choice of two of the largest wireless communications companies in the United States, AT&T and SBC Communications. This technology served an estimated 35 million subscribers worldwide and 19 million subscribers in North America as of December 31, 1999, according to the Universal Wireless Communications Consortium, an association of TDMA providers and manufacturers. We believe that the increased volume of TDMA has increased the probability that this technology will remain an industry standard. TDMA equipment is available from leading telecommunication vendors such as Lucent, Ericsson and Northern Telecom, Inc.

 Future Technology Development

   Our advanced TDMA technology provides us the ability to offer new services, including information services, wireless service applications inside buildings, two-way text messaging, voice-activated dialing, audio e-mail retrieval and web browsing. In addition, TDMA technology provides us with a strong foundation for the introduction of high-speed wireless data.

   Our planned evolution to higher speed data applications, including video conferencing, is through the implementation of enhanced data rates for global evolution, which is expected to be available in 2001. With our TDMA architecture, we expect to be able to support faster transmission speeds with limited software and hardware upgrades. We are working with AT&T to plan for an evolution to these third generation services in 2002, and with Lucent to understand the implications on our network development.

Competition

   We believe that customers choose a wireless communications service provider principally based upon network coverage, pricing, quality of service and customer care. We compete directly with at least two cellular providers and PCS providers in each of our markets and against enhanced special mobile radio operations in some of our markets. We compete with at least one analog, one CDMA and one GSM operator in each of our markets other than Puerto Rico and New Orleans. Some of these providers have significant infrastructure in place, often at low historical cost, have been operational for many years, and may have greater capital resources than we do. The cellular operators we compete with may upgrade their networks to provide services comparable to those we offer.

   We compete:

  . in New Orleans, primarily against BellSouth for cellular services, Sprint PCS and Verizon for PCS, and Nextel for enhanced special mobile radio;

  . in Memphis, primarily against Verizon and BellSouth for cellular services, Powertel and Sprint PCS for PCS and Nextel for enhanced special mobile radio;

  . in Little Rock, primarily against ALLTEL and SBC Communications for cellular services and Sprint PCS for PCS;

  . in New England, primarily against SBC Communications and Verizon Wireless for cellular services and Sprint PCS, Voicestream Wireless Corporation for PCS and Nextel for enhanced special mobile radio; and

  . in Puerto Rico, primarily against Puerto Rico Telephone Company and SBC Communications for cellular services and Centennial Cellular and NewCom Wireless Services, Inc. for PCS.

   Upon the close of the contribution and exchange, we will compete:

  . in Iowa, primarily against Sprint PCS, Verizon, US Cellular, Nextel, Voicestream Wireless Corporation and Western Wireless; and

  . in Wisconsin, primarily against US Cellular, SBC Communications, BellSouth, Sprint PCS and Verizon.

   We also compete with resellers of wireless communications services in each of our markets. Resellers purchase large volumes of services on a wireless operator's network, usually at a discount, and resell the services to end users under the reseller's own brand name. While the network operator receives some revenue from the sale of services to the reseller, the operator is competing with its own customer for sales to the end users. The principal resellers in our existing markets include WorldCom, Inc. in New England and Motorola in Puerto Rico. We have agreed to resell services to AT&T in each of our markets should AT&T desire to do so. We have not yet entered into any such arrangements with AT&T or any other party.

   We have not obtained a significant share of the market in any of our areas of operation. We face significant competition from operators who have already established strong market positions and have signed up many customers. Most of the existing cellular operators have developed systems that have larger local and regional coverage than we currently have. We seek to compete by offering a competitive product with attractive pricing plans and through our extensive access to roaming, including in-region roaming, which gives us an effective coverage area competitive with that of our principal competitors. We have developed our pricing plans to be competitive and to emphasize the advantages of our offerings. We have discounted and may continue to discount our pricing in order to obtain customers or in response to downward pricing in the market for wireless communications services.

   We anticipate that market prices for wireless communications services generally will decline in the future based upon increased competition. Our ability to compete successfully will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and competitors' discount pricing strategies, all of which could adversely affect our operating margins. We plan to use our digital feature offerings, national network through our AT&T affiliations, contiguous footprint providing an extended home calling area, and local presence in secondary markets to combat potential competition. We believe that our extensive digital network, once deployed, will provide a cost effective means to react appropriately to any price competition.

Acquisition History

   On April 20, 1999, we acquired PCS licenses covering the Baton Rouge, Houma, Hammond and Lafayette, Louisiana basic trading areas from Digital PCS. As consideration for these licenses, we issued to Digital PCS $2.3 million of our common and preferred stock, paid Digital PCS approximately $0.3 million in reimbursement of interest paid on U.S. government debt related to the licenses and assumed debt owed to the U.S. government of $4.1 million less a discount of $0.6 million, related to these licenses. These licenses cover a population of approximately 1.6 million, including a population of 1.2 million in Baton Rouge and Lafayette covered by licenses we already owned.

   On May 24, 1999, we sold to AT&T Wireless $40.0 million of our series A, D and F preferred stock. On May 25, 1999, we purchased PCS license and related assets covering the San Juan major trading area from AT&T Wireless for $96.5 million in cash. In addition, we reimbursed AT&T Wireless $3.2 million for microwave relocation and $0.3 million for other expenses AT&T Wireless incurred in connection with the acquisition. This license covers a population of approximately 3.9 million in Puerto Rico and the U.S. Virgin Islands.

   On June 2, 1999, we acquired PCS licenses covering the Alexandria, Lake Charles and Monroe, Louisiana basic trading areas from Wireless 2000. As consideration for these licenses, we issued approximately $0.4 million of common and preferred stock, paid approximately $0.2 million to Wireless 2000 for microwave relocation expenses related to the Monroe license and reimbursed Wireless 2000 $0.4 million for interest paid on government debt related to their licenses. Additionally, we assumed $7.4 million, less a discount of $1.0 million, of debt owed to the U.S. government related to these licenses. These licenses cover a population of approximately 0.8 million. We cannot, without AT&T Wireless' consent, develop the markets covered by the Monroe license.

   Our agreements with AT&T Wireless were extended to cover the Baton Rouge, Houma, Hammond and Lafayette, Louisiana basic trading areas; the San Juan, Puerto Rico major trading area; and the Alexandria, Lake Charles and Monroe, Louisiana basic trading areas, except for a portion of the Monroe basic trading area, upon the closing of the Louisiana and Puerto Rico acquisitions.

   On April 7, 2000, we completed our acquisition of TeleCorp LMDS, Inc. (TeleCorp LMDS) through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of our class A voting common stock. TeleCorp LMDS's stockholders are Mr. Vento, Mr. Sullivan and three of our initial investors. By acquiring TeleCorp LMDS, we will gain local multipoint distribution service licenses covering 1100 MHz of airwaves in the Little Rock, Arkansas basic trading area and 150 MHz of airwaves in each of the Beaumont, Texas; New Orleans, Louisiana; San Juan and Mayaguez, Puerto Rico; and U.S. Virgin Islands basic trading areas.

   On April 11, 2000, we completed our acquisition of the 15% of Viper Wireless, Inc. that we did not yet own from Messrs. Vento and Sullivan in exchange for an aggregate of 323,372 shares of our class A voting common stock and 800 shares of our series E preferred stock through a merger of TeleCorp Holding Corp. and Viper Wireless. TeleCorp Holding Corp. acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32.3 million contributed by AT&T and some of our other initial investors for additional shares of our preferred and common stock. Viper Wireless used the proceeds to participate in the Federal Communications Commission's reauction of PCS licenses. Viper Wireless was subsequently granted six PCS licenses in the reauction.

   On April 27, 2000, we acquired 15 MHz of additional airwaves in the Lake Charles, Louisiana basic trading area from Gulf Telecom, LLC. As consideration for the additional airwaves we paid Gulf Telecom $0.7 million in cash, assumed approximately $2.0 million in Federal Communications Commission debt related to the license and reimbursed Gulf Telecom for all interest it paid to the Federal Communications Commission for debt related to the license from June 1998 through March 2000.

Government Regulation

   We are subject to substantial regulation by the Federal Communications Commission, state public utility commissions and, in some cases, local authorities. Our principal operations are classified as commercial mobile radio service by the Federal Communications Commission, subject to regulation under Title II of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, as a common carrier and subject to regulation under Title III of the Communications Act as a radio licensee. The states are preempted from regulating our entry into and rates for commercial mobile radio service offerings, but remain free to regulate other terms and conditions of our commercial mobile radio services and to regulate other intrastate offerings by us. Congress and the states regularly enact legislation, and the Federal Communications Commission, state commissions and local authorities regularly conduct rulemaking and adjudicatory proceedings that could have a material adverse effect on us. In addition, government regulation may adversely affect our ability to engage in, or rapidly complete, transactions and may require us to expend additional resources in due diligence and filings related to the Federal Communications Commission and other requirements, as compared to unregulated entities.

Federal Communications Commission Common Carrier Regulation Under Title II

   Under Title II of the Communications Act, among other things, we are:

  .  required to offer service upon reasonable request;

  . prohibited from imposing unjust or unreasonable rates, terms or conditions of service;

  .  proscribed from unjustly or unreasonably discriminating among customers;

  . required to reserve communications capacity for law enforcement surveillance operations and to make technical network changes to facilitate this surveillance;

  . required to make our services and products accessible to, and usable by, Americans with disabilities, if readily achievable; and

  . required to comply with limitations on our use of customer proprietary network information.

   Under the Telecommunications Act, we are entitled to benefits when negotiating interconnection arrangements with other communications carriers, such as resale rights, their customers being able to keep their old numbers when switching to us and compensation equal to that of other carriers, but we are subject to many of those same requirements when other carriers seek to interconnect with our networks. The Federal Communications Commission is still in the process of implementing some of these benefits. While the rates of common carriers are subject to the Federal Communications Commission's jurisdiction, the Federal Communications Commission forbears from requiring commercial mobile radio service carriers to file tariffs for their services. Common carriers, including commercial mobile radio service providers, are also prohibited under the Communications Act from unreasonably restricting the resale of their services and are required to offer unrestricted resale.

Federal Communications Commission Radio License Regulation Under Title III

   Among other things, Title III of the Communications Act:

  . does not permit licenses to be granted or held by entities that have been subject to the denial of federal benefits;

  . requires us to seek prior approval from the Federal Communications Commission to transfer control of us or to assign our radio authorizations, including subdividing our radio airwaves or partitioning geographic license areas, except in very limited circumstances; and

  .  limits foreign ownership in radio licensees, including PCS providers.

Federal Communications Commission Commercial Mobile Radio Service Regulation

   The Federal Communications Commission rules and policies impose substantial regulations on commercial mobile radio service providers. Among other regulations, commercial mobile radio service providers such as the company:

  .  incur costs as a result of required contributions to federal programs;

  . are prohibited from acquiring or holding an attributable interest in PCS, cellular or special mobile radio licenses with more than 45 MHz of airwaves in the same metropolitan area, and more than 55 MHz in rural markets, although these rules are currently subject to requests for modification;

  . are required to provide at least manual roaming service to enable a customer of one provider to obtain service while roaming in another carrier's service area;

  . are required to route emergency calls to public safety centers and provide the public safety centers under certain circumstances with information regarding the originating number and the general location of the caller;

  . are required to comply with federal rules governing radio frequency transmissions in order to limit exposure, by both the general public and maintenance personnel, to potentially harmful radiation; and

  . will eventually be required to allow customers to retain their telephone numbers when changing service providers in some circumstances.

Federal Communications Commission Personal Communications Services Regulation

   We are subject to service-specific regulations under the Federal Communications Commission's rules. Among other things, these regulations provide that PCS licensees, such as us, be granted licenses for a 10-year term, subject to renewal. Under these policies, we will be granted a renewal expectancy that would preclude the Federal Communications Commission from considering competing applications if we have:

  . provided "substantial" performance that is "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal"; and

  . substantially complied with the Federal Communications Commission rules and policies and the Communications Act.

   These regulations also govern the transmission characteristics of PCS handsets and network equipment sites and other technical requirements. PCS licensees are required to comply with limits intended to ensure that these operations do not interfere with radio services in other markets or in other portions of the airwaves and to ensure emissions from mobile transmitters do not cause adverse health effects. We are also subject to minimum construction requirements that will require us to deploy facilities with service coverage of a particular amount of the population of our licensed areas within specified time periods.

   Recently, we filed the required notifications of the satisfaction of the Federal Communications Commission's five-year build-out requirements for some of our licenses. We have requested a waiver of the five-year build out requirement to the extent deemed necessary by the Federal Communications Commission because we relied on certain construction undertaken by other partitionees for our partitioned licenses in the Louisville MTA and the St. Louis MTA. This request has been placed on public notice for comment by other parties. While we believe that we should be deemed to meet the five-year construction requirements and, in the event that the Federal Communications Commission deems a waiver technically necessary, that a waiver of those requirements is justified, the determination by the Federal Communications Commission that we have not met the construction requirements could result in a loss of those licenses.

Relocation of Fixed Microwave Licensees

   Because PCS carriers use airwaves occupied by existing microwave licensees, the Federal Communications Commission has adopted special regulations governing the relocation of incumbent systems and cost-sharing among licensees that pay to relocate microwave incumbents. Relocation usually requires a PCS operator to compensate an incumbent for the costs of system modifications and new equipment required to move the incumbent to new portions of the airwaves, including possible premium costs for early relocation to alternate portions of the airwaves. The transition plan allows most microwave users to operate in the PCS portion of the airwaves for a one-year voluntary negotiation period and an additional one-year mandatory negotiation period following the issuance of the PCS license. These periods are longer for public safety entities. We have entered into all necessary agreements for microwave relocation. Under certain circumstances relocated licensees may exercise their rights to move back to their original sites in the event the new sites are inadequate.

Local Multipoint Distribution Service Regulation

   TeleCorp LMDS holds certain Local Multipoint Distribution Service, referred to as "LMDS," licenses that are subject to service specific Federal Communications Commission regulations. Like the PCS service specific regulations, these regulations provide that LMDS licensees such as the company are granted licenses for a 10-year term subject to renewal. Under these policies, we will be granted a renewal expectancy that would preclude the Federal Communications Commission from considering competing applications if we have:

  . provided "substantial" performance that is "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal"; and

  . substantially complied with Federal Communications Commission rules and policies and the Communication Act.

   These regulations also govern the transmission characteristics of LMDS systems and other technical requirements. LMDS licensees are required to comply with limits intended to ensure that these operations do not interfere with radio services in other markets or in other portions of the airwaves and to ensure emissions from transmitters do not cause adverse health effects. In addition, depending upon how we use such licenses, we may become subject to additional federal or state regulations.

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

Federal Communications Commission and Federal Aviation Administration Facilities Regulation

   Because we acquire and operate antenna sites for use in our networks, we are subject to Federal Communications Commission and Federal Aviation Administration regulations governing registration of towers, the marking and lighting of structures and regulations governing compliance with the National Environmental Policy Act of 1969, which requires carriers to assess the impact of their operations on the environment, including the health effects of radio airwave radiation on humans.

Federal Communications Commission Designated Entity Regulation

   Federal Communications Commission licenses are held by certain of our subsidiaries under the Federal Communications Commission's designated entity policies. Under such policies, for a period of five years from initial license grant, some of our licenses can only be held by a company that meets the Federal Communications Commission's criteria for "entrepreneurial" status. In addition, some of our licenses were awarded subject to bidding credits because the original bidder met the criteria for "small business" or "very small business" status. With respect to our designated entity licenses, we:

  . believe we met the relevant eligibility and benefits criteria at the time such licenses were granted;

  . believe our subsidiaries continue to hold such licenses in compliance with the Federal Communications Commission's eligibility and benefits criteria; and

  . intend to diligently maintain our subsidiaries eligibility and benefits in compliance with applicable Federal Communications Commission rules.

   We rely on representations of our investors to determine their compliance with the Federal Communications Commission's rules applicable to PCS licenses.

   Entrepreneurial Eligibility. Under the Federal Communications Commission's designated entity rules for PCS, the C and F Blocks of PCS spectrum were set aside by the Federal Communications Commission for entrepreneurs. Only entrepreneurs were eligible to bid for these licenses and, for a period of five years from the original grant, only entrepreneurs may hold these licenses. TeleCorp Holding and Viper both hold PCS licenses as entrepreneurs, having won some licenses at auction and having acquired some licenses from other entrepreneurs. To qualify as an entrepreneur, our designated entity subsidiaries, their attributable investors, the affiliates of our designated entity subsidiaries and the affiliates of the attributable investors in our designated entity subsidiaries must have had less than $500 million in net assets at the time they acquired their initial licenses and average aggregate gross revenues of less than $125 million for the two years prior to filing their applications for these licenses. To the extent an entrepreneur grows beyond these limits as a result of normal business growth, it will retain its eligibility to hold its licenses and even may continue to acquire additional entrepreneurial licenses from other entrepreneurs.

   Small Business and Very Small Business Status. Under the Federal Communications Commission's designated entity policies, TeleCorp Holding, TeleCorp LMDS and Viper received their licenses subject to bidding credits, and in some cases, government financing, awarded because of their status as very small businesses and, in the case of Airwave Communications (the predecessor of Tritel), as a small business. In order to qualify for bidding credits or government financing, or to acquire licenses originally awarded with bidding credits or government financing without being subject to penalty payments, the Federal Communications Commission considers the aggregate average gross revenues of the applicant, its attributable investors, the applicant's affiliates, and the affiliates of the applicant's attributable investors for the prior three years. If these average annual revenues are less than $40 million, the entity will be considered a small business. If these average annual revenues are less than $15 million, the entity will be considered a very small business. To the extent a small business or very small business grows beyond these limits as a result of normal business growth, it will not lose its bidding credits or governmental financing, but its status is not grandfathered for other licenses it subsequently acquires. Each of TeleCorp Holding, TeleCorp LMDS and Viper qualified as a very small business in the relevant auction. Airwave Communications qualified as a small business. TeleCorp Holding has also acquired licenses in the aftermarket as a very small business. After 1999, however, our designated entity subsidiaries will only qualify as small businesses for future acquisitions.

   Control Group Requirements. For our designated entity subsidiaries to avoid attribution of the revenues and assets of some of their investors, our designated entity subsidiaries are required to maintain a conforming control group and to limit the amount of equity held by other entities on a fully-diluted basis. These requirements mandate that the control group, among other things, have and maintain both actual and legal control of the licensee. Under these control group requirements:

  . an established group of investors meeting the financial qualifications must own at least three-fifths of the control group's equity, or 15% of the licensee's overall equity, on a fully-diluted basis and at least 50.1% of the voting power in the licensee entity; and

  . additional members of the control group may hold up to two-fifths of the control group's equity, or up to 10% equity interest on a fully-diluted basis in the licensee entity.

   Additional members may be non-controlling institutional investors, including most venture capital firms. A licensee must have met the requirements at the time it filed its application to acquire these licenses and must continue to meet the requirements for five years following the date that a license is granted, although normal business growth is permitted. Beginning the fourth year of the license term, the Federal Communications Commission rules:

  . eliminate the requirement that the 10% equity interest be held by certain limited classes of investors; and

  . allow the qualifying investors to reduce the minimum required equity interest from 15% to 10%.

Federal Communications Commission Transfer Restrictions

   During the first five years of their license terms, designated entity PCS licensees may only transfer or assign their license, in whole or in part, to other qualified entrepreneurs. The acquiring entities would take over the license, or any portion of the license, subject to separately established installment payment obligations. After five years, licenses are transferable to entrepreneurs and non-entrepreneurs alike, subject to unjust enrichment penalties. If transfer occurs during years six through ten of the initial license term to a company that does not qualify for the same level of auction preferences as the transferor, the sale would be subject to immediate payment of the outstanding balance of the government installment payment debt and payment of any unjust enrichment assessments as a condition of transfer. The Federal Communications Commission has also initiated transfer disclosure regulations that require licensees who transfer control of or assign a PCS license within the first three years to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the applicant would receive in return for the transfer or assignment of its license.

State and Local Regulation

   The Federal Communications Commission permits the states to:

  . regulate terms and conditions of our commercial mobile radio service services other than rates and entry and may regulate all aspects of our intrastate toll services;

  . regulate the intrastate portion of services offered by local telephone carriers, and therefore the rates we must pay to acquire critical facilities from other common carriers;

  .   administer numbering resources, subject to federal oversight; and

  . have other responsibilities that impact the nature and profitability of our operations, including the ability to specify cost-recovery mechanisms for network modifications to support emergency public safety services.

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

   States and localities also regulate construction of new antenna site facilities and are responsible for zoning and developmental regulations that can materially impact our timely acquisition of sites critical to our radio network.

Emission and Hands-Free Regulation

   Media reports have suggested that some radio airwave emissions from wireless handsets may be linked to health concerns, including the incidence of cancer. Data gathered in studies performed by manufacturers of wireless communications equipment dispute these media reports. The Federal Communications Commission has adopted rules specifying the methods to be used in evaluating radio airwave emissions from radio equipment, including wireless handsets. The hand-held digital telephones that we offer to our customers comply with the standards adopted under the new rules, although these handsets may not comply with any rules adopted by the Federal Communications Commission in the future. Recent studies have shown that hand-held digital telephones interfere with medical devices, including hearing aids and pacemakers, and additional studies are underway.

   Various state legislatures have proposed or considered measures that would require hands free use of cellular phones while operating motor vehicles, ban cellular phone use or limit the length of calls while driving and require drivers to pull to the side of the road to use cellular phones. In addition, some gas stations have banned the use of mobile phones on their premises.

Intellectual Property

   The AT&T globe design logo is a service mark registered with the U.S. Patent and Trademark Office. AT&T owns the service mark. We use the AT&T globe design logo, on a royalty free basis, with equal emphasis on the SunCom brand and logo, solely within our licensed area in connection with marketing, offering and providing licensed services to end-users and resellers of our services. Our license agreement with AT&T grants us the right and license to use licensed marks on permitted mobile phones. This license agreement contains numerous restrictions with respect to the use and modification of licensed marks.

   We, Tritel and Triton have adopted a common brand, SunCom. Each of the SunCom companies owns one-third of Affiliate License Co., which owns the SunCom name and has no other operations. We, along with the other SunCom companies license the SunCom name from Affiliate License Co. We use the brand to market, offer and provide services to end-users and resellers of our PCS.

Employees

   As of June 30, 2000, we employed approximately 1,270 people. None of our employees currently are represented by a union, and we believe that our relations with our employees are good.

Properties

   We lease space for our call connection equipment in New Orleans, Boston and Puerto Rico and for our network operations center, our call connection equipment, our customer care and our data center in Memphis. Further, we have operating leases primarily related to our headquarters, regional offices, retail store locations, distribution outlets, office space and network equipment sites.

Legal Proceedings

   We are not a party to any lawsuit or proceeding which is likely, in the opinion of management, to have a material adverse effect on our financial position, results of operations and cash flows. We are a party to routine filings and customary regulatory proceedings with the Federal Communications Commission relating to our operations.

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

                                   MANAGEMENT

Executive Officers and Directors

   The table below sets forth certain information regarding our directors and executive officers. Upon the closing of the merger, we do not expect our management to change.

          Name           Age  Position
          ----           ---  --------
Gerald T. Vento.........  53  Chief Executive Officer and Chairman
Thomas H. Sullivan......  38  Executive Vice President, Chief Financial Officer and Director
Julie Dobson............  43  Vice President, Chief Operating Officer
Michael R. Hannon.......  40  Director
Scott Anderson..........  42  Director
Rohit M. Desai..........  61  Director
James M. Hoak...........  56  Director
William W. Hague .......  45  Director
William Kussell.........  41  Director
Michael Schwartz........  36  Director

   Gerald T. Vento: Mr. Vento is our co-founder and co-founder of our predecessor company, TeleCorp Holding Corp., Inc., and has been our Chief Executive Officer and a director since our inception in July 1997. He has been Chairman of our board of directors since June 1999. From December 1993 to March 1995, Mr. Vento was Vice Chairman and Chief Executive Officer of Sprint Spectrum/American PCS, L.P. From April 1995 to March 1998, Mr. Vento was Chairman of Entel Technologies, Inc., a wireless site acquisition and construction management company. From April 1996 to October 1996, Mr. Vento also served as the Chief Executive Officer of National Fiber Networks, Inc. Mr. Vento also served as managing partner in a joint venture with the Washington Post Company to build and operate that company's systems in the United Kingdom prior to its sale in 1993 to TCI/US West Communications. Mr. Vento has spent over twenty years in cable, telephone and wireless businesses. Mr. Vento was the founder and Managing General Partner of several cable television companies, which he developed from inception throughout the United States and Puerto Rico.

   Thomas H. Sullivan: Mr. Sullivan is the co-founder of TeleCorp and co-founder of our predecessor company, TeleCorp Holding Corp., Inc., and has been our Executive Vice President and one of our directors since our inception in July 1997, and Chief Financial Officer since March 1999. Mr. Sullivan served as President of TeleCorp Holding Corp., Inc. from 1996 to 1998 and has served as a senior executive and founder of several wireless and wireline companies for the past six years. From 1992 to 1999, Mr. Sullivan was a partner of, and counsel to, McDermott, Will & Emery, where he served as co-head of its telecommunications practice and co-chairman of its Boston corporate department.

   Julie Dobson: Ms. Dobson has served as our Chief Operating Officer since July 1998. Prior to joining the company, Ms. Dobson was President of Bell Atlantic Corporation Mobile Systems(TM) New York/New Jersey Metro Region. She was responsible for sales, marketing, customer service and the continued expansion of that company's wireless communications network in the region. She also oversaw more than 1,500 employees and an extensive retail store network in 22 counties in New York and northern and central New Jersey. Ms. Dobson had been with Bell Atlantic since 1980, when she began her career as an account executive in sales at Bell Atlantic-Pennsylvania, and had served in a variety of positions in sales, sales management and marketing over the last two decades.

   Michael R. Hannon: Mr. Hannon is a General Partner of Chase Capital Partners, a general partnership with over $15 billion under management, where he has been employed since January 1988. Chase Capital Partners invests in a wide variety of international equity opportunities, including management buyouts, growth equity and venture capital situations. Chase Capital Partners is an affiliate of The Chase Manhattan Corporation, one of the largest bank holding companies in the United States. Mr. Hannon also serves as the

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

global practice head of the media and telecommunications industry at Chase Capital Partners. From 1998 until November 1999, Mr. Hannon served as our Chairman and he is currently on the board of directors of Entercom Communications, Telesystem International Wireless and several privately held media and telecommunications firms. He has served as one of our directors since July 1998.

   Scott Anderson: Since 1997, Mr. Anderson has served as Principal in Cedar Grove Partners, LLC, an investment and consulting/advisory partnership, and since 1998 as Principal in Cedar Grove Investments, LLC, a private seed capital investment fund. He was a board member of Tegic, a wireless technology licensing company until its merger with American Online, Inc. in 1999 and is a board member of Triton, Wireless Facilities, Inc., Telephia, Inc., ABC Wireless, LLC and Xypoint, Inc. He was employed by McCaw Cellular Communications and AT&T Wireless Services from 1986 until 1997, where he last served as Senior Vice President of the Acquisitions and Development Group. Mr. Anderson has served as one of our directors since July 1998 and as one of Tritel's directors since January 1999.

   Rohit M. Desai: Mr. Desai has been the Chairman, President and Chief Investment Officer of Desai Capital Management Incorporated, an equity investment firm with approximately $2 billion under management, since 1984. Desai Capital Management is the investment advisor to Equity-Linked Investors II, Private Equity Investors III, L.P., and Private Equity Investors IV, L.P., of which Mr. Desai is the managing general partner. Mr. Desai currently sits on the board of The Rouse Company, Sunglass Hut International, Finlay Fine Jewelry Holdings, Independence Community Bankcorp and Sitel Corporation. He has served as one of our directors since July 1998.

   James M. Hoak, Jr.: Mr. Hoak has served as Chairman and a Principal of Hoak Capital Corporation, a private equity investment firm, since September 1991. He has also served as Chairman of HBW Holdings, an investment bank, from July 1996 to November 1999, and continues to serve as a director of this firm. He served as Chairman of Heritage Media Corporation, a broadcasting and marketing services firm, from its inception in August 1987 to its sale in August 1997. From February 1991 to January 1995, he served as Chairman and Chief Executive Officer of Crown Media, Inc., a cable television company. From 1971 to 1987, he served as President and Chief Executive Officer of Heritage Communications, Inc., a diversified communications company, and as its Chairman and Chief Executive Officer from August 1987 to December 1990. He is also a director of PanAmSat Corporation, Pier 1 Imports and Texas Industries. He has served as one of our directors since July 1998.

   William W. Hague: Mr. Hague was appointed as a director on our board on April 28, 2000 by AT&T Wireless and previously served as a member of our Board of Directors from July 1998 through March 1999. Mr. Hague also served as a member of the Board of Directors of our predecessor company from April 1998 through July 1998. Mr. Hague serves as the Senior Vice President, Corporate Development, Mergers and Acquisitions at AT&T Wireless Services where he has been employed since 1995. Prior to this position, and beginning in 1992, he acted as Director of Acquisitions and Legal Affairs at Pacific Northwest Cellular/Western Wireless Corporation. From 1986 through 1992, Mr. Hague practiced law at the Seattle, Washington office of Stokes Lawrence, LLC where he was a partner. Mr. Hague is also a member of the Board of Directors of Triton PCS, Inc., where he serves on the Audit Committee and is a member of the management committee of Far Eastone.

   William Kussell: Mr. Kussell has served as a director on our board since July 1998. Mr. Kussell has served as President of Dunkin' Donuts marketing office since 1996, as well as Retail Concept Officer for Allied Domecq Retailing USA since 1997. In this role, Mr. Kussell leads the overall strategy for Dunkin' Donuts as well as oversees the development of the Baskin Robbins Brand. Mr. Kussell has over 13 years of brand building marketing experience within several industries, ranging from food to photography. He was Vice President of worldwide marketing for Reebok where he helped build Reebok's worldwide brand image and led the entry into the home fitness video and programming business.


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

   Michael Schwartz: Mr. Schwartz is a co-founder, director and Executive Vice President of habit.com, a technology infrastructure company. Prior to joining habit.com in March 2000, he was a Vice President in AT&T Wireless Services' Corporate Development, Mergers and Acquisitions group. Mr. Schwartz continues to provide services to AT&T Wireless on a part-time basis. From September 1996 through September 1998, Mr. Schwartz was in private law practice in the Seattle firm of Riddell Williams P.S. He has served as one of our directors since November 1998.

   After consummation of the merger our board of directors will consist of Messrs. Vento and Sullivan and our officers will consist of Messrs. Vento and Sullivan and Ms. Dobson.

Compensation of Directors

   Representatives of our initial investors who serve on our board or any committee of our board do not receive cash compensation for their service on our board. Other non-management members of our board or its committees receive a quarterly stipend of $1,875, $1,000 for attending each board or committee meeting and $500 for participating in each teleconference. The directors are also eligible to receive stock options. All members of our board or any committee of our board, including our management members, will be reimbursed for out-of-pocket expenses in connection with attendance at meetings.

Committees of the Board of Directors

   Our bylaws provide that our board may establish committees to exercise powers delegated by the company. Under that authority, the board has established an audit committee and a compensation committee.

Option Grants in Fiscal Year Ending December 31, 1999

   In the last fiscal year we did not award any stock options to the executive officers named in the summary compensation table under "Executive
Compensation."

Management Agreement

   Under the management agreement dated July 17, 1998, as amended, TeleCorp Management Corp., under our oversight, review and ultimate control and approval, assists us with:

  . administrative services, such as accounting, payment of all bills and collection;

  .  operational services, such as engineering, maintenance and construction;

  .  marketing services, such as sales, advertising and promotion;

  . regulatory services, such as tax compliance, Federal Communications Commission applications and regulatory filings; and

  . general business services, such as supervising employees, budgeting and negotiating contracts.

   Mr. Vento and Mr. Sullivan own TeleCorp Management Corp.

   TeleCorp Management Corp. has agreed to provide the services of Mr. Vento and Mr. Sullivan in connection with the performance of TeleCorp Management Corp.'s obligations under the management agreement. Mr. Vento and Mr. Sullivan have agreed to devote their entire business time and attention to providing these services, provided that they may devote reasonable periods of time to other enumerated activities.

   We reimburse TeleCorp Management Corp. for all out of pocket expenses it incurs for the retention of third parties on our behalf. We pay TeleCorp Management Corp. fees of $550,000 per year, payable in monthly installments. TeleCorp Management Corp. is also entitled to a potential annual bonus based upon the achievement of objectives established by the compensation committee of TeleCorp's board of directors for a particular calendar year. In 1998 and 1999, TeleCorp Management Corp. earned bonuses totaling approximately $282,500 and $550,000, respectively.

   The management agreement has a five-year term. We may terminate the management agreement immediately in certain circumstances including:

  .  indictment of Mr. Vento or Mr. Sullivan for a felony;

  .  a material breach which remains uncured after 30 days written notice;

  . the failure of TeleCorp Management Corp. to provide us with the services of Mr. Vento and Mr. Sullivan;

  . an event of default on any of our credit agreements for borrowings of $25.0 million or more; or

  .  acceleration of any of our indebtedness over $25.0 million.

   TeleCorp Management Corp. may terminate the agreement voluntarily upon 30 days written notice to us. TeleCorp Management Corp. may also terminate the agreement immediately if:

  . Mr. Vento and Mr. Sullivan are removed as directors or are demoted or removed from their respective offices or there is a material diminishment of Mr. Vento's and Mr. Sullivan's responsibilities, duties or status, which diminishment is not rescinded within 30 days after the date of receipt by our board of directors from Mr. Vento and Mr. Sullivan of their respective written notice referring to the management agreement and describing the diminishment; or

  . we relocate our principal offices without TeleCorp Management Corp.'s consent to a location more than 50 miles from our principal offices in Arlington, Virginia.

   If TeleCorp Management Corp. terminates the agreement for the two preceding reasons or if we terminate the agreement because of a breach by TeleCorp Management Corp., or we fail to comply with any of our credit agreements for borrowed money in the amount of $25.0 million or more, TeleCorp Management Corp. will be entitled to its management fee and annual bonus. Their annual bonus will be determined as follows:

  . if the date of termination is on or prior to June 30 or any applicable calendar year, the annual bonus will be equal to a pro rata portion of the annual bonus in respect of that year, as determined based upon our achievement of the objectives for that year;

  . if the date of termination is after June 30 of any applicable calendar year, the annual bonus will be equal to the annual bonus payable in respect of that year, as determined based upon our achievement of the objectives for that year, in either instance payable upon the later to occur of 30 days after certification of our financial statements for that year and the last day of the month after which we retained a new management service provider, and conditioned upon TeleCorp Management Corp. having nominated a successor person or persons, who are acceptable to our board of directors, and:

  . who would not cause a significant and detrimental effect on our eligibility to hold its PCS licenses and to realize the benefits, if any, that we derive from TeleCorp Management Corp.'s status as a very small business; and

  . to whom our voting preference common stock and class C common stock will be transferred by Mr. Vento and Mr. Sullivan.

   Pursuant to the merger, Messrs. Vento and Sullivan will enter into a new management agreement with the newly formed holding company which is substantially similar to the original management agreement with the company. Under the new management agreement, which will become effective on the closing of the Tritel

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

merger, if either Mr. Sullivan or Mr. Vento are removed without cause or leave with good reason, then our repurchase rights with respect to Mr. Sullivan's and Mr. Vento's unvested stock will terminate and Mr. Sullivan's and Mr. Vento's unvested stock will become immediately vested.

   The management agreement protects us if TeleCorp Management Corp. does not nominate an acceptable person or persons to provide management services to TeleCorp.

   The shares of class A voting common stock and series E preferred stock that Mr. Vento and Mr. Sullivan received under a securities purchase agreement vest in accordance with the following schedule, which is contained in the management agreement:

                                                                      Percent of
       Vesting Date                                                     Shares
       ------------                                                   ----------
       July 17, 1998.................................................     20%
       July 17, 2000.................................................     15%
       July 17, 2001.................................................     15%
       July 17, 2002.................................................     15%
       July 17, 2003.................................................     15%

   The remaining shares vest according to the completion of different steps in our minimum construction plan.

   We are obligated to repurchase from Mr. Vento and Mr. Sullivan, and they are required to sell to us, following the termination of the management agreement for any reason, the amount of our class A voting common stock, up to 5,764,596 shares, and our series E preferred stock, up to 18,219 shares, that have not yet vested.

   During the term of the management agreement, and under limited circumstances for a period following termination, TeleCorp Management Corp., Mr. Vento and Mr. Sullivan are prohibited from assisting or becoming associated with any person or entity, other than as a holder of up to 5% of the outstanding voting shares of any publicly traded company, that is actively engaged in the business of providing mobile wireless communications services in our territory, and from employing any person who we employed unless that person was not employed by us for a period of at least six months.

Employment Agreement

   On July 17, 1998, we entered into an employment agreement with Julie Dobson. On February 27, 2000, we agreed to amend Ms. Dobson's employment agreement to be effective upon the closing of the merger.

   The Original Agreement. Under the original agreement Ms. Dobson serves as our Chief Operating Officer at a base annual salary of $250,000. Ms. Dobson is eligible under the employment agreement, at our board of directors' discretion, to receive a potential annual bonus based upon the achievement of objectives established by the compensation committee of the board of directors.

   Ms. Dobson's employment agreement provides that she is an employee-at-will. We will reimburse the reasonable expenses that she incurs while performing her services under her employment agreement and she may participate in our employee benefit plans available to employees of comparable status and position.

   If Ms. Dobson should die, we will pay any amounts owed her under her employment agreement accrued prior to her death to her estate, heirs and beneficiaries. All family medical benefits under the employment agreement for the benefit of Ms. Dobson will continue for six months after death.

   If we terminate Ms. Dobson for cause, or she voluntarily quits, we will pay her any amounts that we owe her that accrued prior to the cessation of employment. If we terminate her other than for cause, we will pay

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

Ms. Dobson an amount equal to her then annual base salary, at normal payroll intervals, as well as continue to cover her under our employee benefit plans for 12 months. Cause is:

  . engaging in misconduct which has caused demonstrable and serious injury, financial or otherwise, to us or our reputation;

  . being convicted of a felony or misdemeanor as evidenced by a judgment, order or decree of a court of competent jurisdiction;

  . failing to comply with our board of directors' directions, or neglecting or refusing to perform the executive's duties or responsibilities, unless changed significantly without the executive's consent; or

  .  violating the employment agreement or restricted stock grant plan.

   Under her employment agreement, Ms. Dobson is subject to confidentiality provisions, and has agreed, for one year after cessation of employment with us, to non-competition and non-solicitation provisions and to limit public statements concerning the company.

   The Amended Agreement. The amendment to the original employment agreement provides that if:

  .  we terminate Ms. Dobson's employment without cause; or

  .  Ms. Dobson terminates her employment with us because:

       (i) we failed to: (a) make payment of Ms. Dobson's annual base salary or bonus, (b) reimburse Ms. Dobson for expenses she incurred while performing her duties, and (c) include Ms. Dobson in all benefit plans for which she qualified;

       (ii) we cause a material breach of the amended agreement;

       (iii) Ms. Dobson is demoted or removed from her offices or there is a material diminishment of her responsibilities, duties or status;

   in each case within 30 days of Ms. Dobson's written notice of the occurrence of the event, or

       (iv) we relocate our offices to a location more than 50 miles from our principal offices in Arlington, Virginia without Ms. Dobson's approval,

  then any shares of our stock which were granted to Ms. Dobson pursuant to a stock or award plan that had not vested will immediately vest. Neither the merger nor the contribution will cause the demotion or diminishment of Ms. Dobson's duties or responsibilities.

1998 Restricted Stock Plan

   In July 1998 we established the TeleCorp PCS, Inc. 1998 Restricted Stock Plan to award key employees shares of our series E preferred stock and class A voting common stock. Each award is subject to a five- or six-year vesting schedule that depends on the employee's date of hire, with unvested shares being redeemed by us for $0.003 per share upon termination of employment. The shares granted are subject to the same transfer restrictions and repurchase rights as shares held by AT&T and our other initial investors. As of June 30, 2000, 6,655 shares of series E preferred stock and 3,780,233 shares of class A voting common stock were outstanding under this plan. We repurchased 1,527 shares of series E preferred stock and 1,063,849 shares of class A voting common stock from our stockholders, which we had granted under this plan, and we have regranted some of these repurchased shares under this plan. Any shares under the 1998 Restricted Stock Plan not granted on or prior to July 17, 2003 will be granted to Messrs. Vento and Sullivan.

1999 Stock Option Plan

   On July 22, 1999, we implemented the 1999 Stock Option Plan to award employees and members of our board of directors options to acquire shares of our class A voting common stock. Our board of directors has the

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

discretion to determine the terms of any options granted under this plan. We have reserved 1,814,321 shares of our class A voting common stock for issuance under this plan. On July 22, 1999, our board of directors approved the grant of options to virtually all of our employees and three of our directors to purchase an aggregate of 581,967 shares of class A voting common stock under our plan at an exercise price of $0.0065 per share, the estimated fair value of the class A voting common stock on the date of grant. We effected these grants on August 31, 1999. On December 17, 1999, our board of directors also approved the grant of options to employees employed on or prior to December 31, 1999 who had not previously been granted options to purchase an aggregate of approximately 260,000 shares of our class A voting common stock at a below fair market value exercise price of $20.00 per share. These grants were effective as of January 1, 2000. On March 20, 2000, our board of directors approved the grant of options to newly hired employees to be granted on the last day of the month the employee was hired at a per share price equal to the greater of the estimated fair market value on that day or $44.02. As of June 30, 2000 we had not granted any options to purchase shares of class A voting common stock to employees hired from January 1, 2000 through June 30, 2000. All of the options granted vest ratably over a three to four year period.

Separation Agreement

   On March 8, 1999, we entered into a separation agreement with Mr. Dowski under which we paid Mr. Dowski a lump sum payment of $105,000 plus additional amounts representing unused vacation time and travel and relocation reimbursements and an aggregate of $210,000 payable in 12 installments of $17,500 per month. We also repurchased 577 shares of Mr. Dowski's series E preferred stock and 406,786 of Mr. Dowski's class A voting common stock for an aggregate amount of approximately $19.

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

   SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information concerning the beneficial ownership of our class A voting common stock and voting preference common stock as of June 30, 2000, for:

  . each person known to us to beneficially own more than 5% of the outstanding shares of our class A voting common stock;

  .  our directors;

  . the Chief Executive Officer and the three other most highly compensated executive officers who were serving as executive officers during 1999; and

  .  all of our executive officers and directors, as a group.

   Except as otherwise noted, the named individual has sole voting and investment power with respect to such securities.

                                                                     Percentage of
                                              Percentage of        Outstanding Voting
                           Number of       Outstanding Class A     Preference Common
                           Shares of       Voting Common Stock     Stock Beneficially
                            Class A         Beneficially Owned           Owned           Percent of
                             Voting       ---------------------- ---------------------- Voting Power
                          Common Stock                In Holding             In Holding  in Holding
                          Beneficially    In TeleCorp  Company   In TeleCorp  Company     Company
                            Owned in      before the  after the  before the  after the   After the
      Stockholders        TeleCorp(1)       Merger      Merger    Merger(2)    Merger    Merger(3)
      ------------        ------------    ----------- ---------- ----------- ---------- ------------
Chase Capital Partners..   15,618,648(4)     17.8         8.8         --         --          3.8
Equity-Linked Investors
 II.....................   14,835,023(5)     16.9         8.3         --         --          3.6
Hoak Communications
 Partners, L.P. ........   10,974,781(6)     12.5         6.1         --         --          2.7
Whitney Equity Partners,
 L.P....................    9,100,865(7)     10.4         5.1         --         --          2.2
Media/Communications
 Partners...............    5,923,519(8)      6.7         3.3         --         --          1.5
AT&T Wireless PCS,
 LLC....................   17,867,452(9)     17.4        23.2         --         --         12.4
Michael R. Hannon.......   15,618,648(4)     17.8         8.8         --         --          3.8
Michael Schwartz........   17,867,452(9)     17.4        23.2         --         --         12.4
William Hague...........   17,867,452(9)     17.4        23.2         --         --         12.4
Rohit M. Desai..........   14,835,023(5)     16.9         8.3         --         --          3.6
James M. Hoak...........   10,974,781(6)     12.5         6.1         --         --          2.7
Scott I. Anderson.......      499,789(10)      *          *           --         --          *
William Kussell.........      499,789(11)      *          *           --         --          *
Gerald T. Vento.........    4,749,654(12)     5.4         2.7        50.0      49.95        26.2
Thomas H. Sullivan......    3,394,229(13)     3.9         1.9        50.0      49.95        25.9
Julie A. Dobson.........    1,602,879(14)     1.8         *           --         --          *
Robert Dowski...........       37,090(15)      *          *           --         --          *
Directors and Executive
 Officers as a Group (11
 persons)...............   68,603,142        66.9        47.4       100.0       99.9        75.0(16)

--------
   * Less than one percent.
 (1) Pursuant to the rules of the Securities and Exchange Commission, percentages of beneficial ownership of the class A voting common stock are calculated assuming that shares of class A voting common stock issuable upon conversion of securities convertible into class A voting common stock are outstanding for purposes of each respective stockholder or group, but not outstanding for purposes of computing the percentage of any other person. Included in the calculation of beneficial ownership are shares of class A voting common stock issuable upon conversion or exercise of securities within 60 days of June 30, 2000. The number of shares of class A voting common stock held in holding company after the merger remains

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

    the same for each person or entity listed in the table except that: (i) AT&T will hold an aggregate of 47,978,426 shares of class A voting common stock, consisting of 18,288,835 shares of class A voting common stock; 14,912,778 shares of series F preferred stock convertible into 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock of holding company; and 46,374 shares of series G preferred stock convertible into 14,971,876 shares of class A voting common stock and 9,494 shares of class F common stock, (ii) Scott Anderson will hold an aggregate of 502,388 shares of class A voting common stock, which includes options to purchase an aggregate of 10,005 shares of holding company class A voting common stock, consisting of the conversion of options to purchase 2,280 shares of Tritel class A voting common stock and 7,725 shares of TeleCorp class A voting common stock, and 492,064 shares of class A common stock held by TeleCorp Investment Corp II, L.L.C. and (iii) TeleCorp's directors and executive officers as a group hold 98,716,886 shares of holding company class A voting common stock.
 (2) Mr. Vento and Mr. Sullivan each own 1,545 shares of voting preference stock. Together, the voting preference stock possesses 50.1% of the voting power of all shares of TeleCorp's capital stock. Mr. Vento and Mr. Sullivan are required to vote their shares of voting preference stock together on all matters.
 (3) The percentage of voting power held in holding company assumes the conversion of 14,912,778 shares of series F preferred stock held by AT&T into 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock of holding company and 46,374 shares of series G preferred stock held by AT&T into 14,971,876 shares of class A voting common stock and 9,494 shares of class F common stock of holding company.
 (4) Consists of 15,265,692 shares of class A voting common stock held by CB Capital Investors, L.P., an affiliate of Chase Capital Partners, and 352,956 shares of class A voting common stock held by TeleCorp Investment Corp., L.L.C., of which CB Capital Investors, LLC owns a majority of the membership interest. These shares may also be deemed to be beneficially owned by Mr. Hannon, a general partner of Chase Capital Partners, the non-managing member of CB Capital Investors, LLC, who disclaims beneficial ownership of all of these shares. The address of these stockholders and of Mr. Hannon is 1221 Avenue of the Americas, 46th Floor, New York, New York 10020.
 (5) Consists of 8,848,318 shares of class A voting common stock held by Private Equity Investors III, L.P. and 5,986,705 shares of class A voting common stock held by Equity-Linked Investors-II. Each of these stockholders is an affiliate of Desai Capital management. These shares may also be deemed to be beneficially owned by Mr. Desai, the managing general partner of each of these stockholders, who disclaims beneficial ownership of all of these shares. The address of these stockholders and Mr. Desai is 540 Madison Avenue, 36th Floor, New York, New York 10022.
 (6) Consists of 919,881 shares of class A voting common stock held by HCP Capital Fund, L.P. and 10,054,900 shares of class A voting common stock held by Hoak Communications Partners, L.P. These shares may also be deemed to be beneficially owned by Mr. Hoak, Principal and Chairman of the manager of these stockholders, stockholder of the manager and General Partner of Hoak Communications Partners, L.P. and limited partner and stockholder of the General Partner of HCP Capital Fund, L.P. The address of these stockholders and Mr. Hoak is One Galleria Tower, 13355 Noel Road, Suite 1050, Dallas, Texas 75240.
 (7) Consists of 6,255,861 shares of class A voting common stock held by J.H. Whitney III, L.P., 150,744 shares of class A voting common stock held by Whitney Strategic Partners III, L.P.; and 2,694,260 shares of class A voting common stock held by Whitney Equity Partners, L.P. The address of these stockholders is 177 Broad Street, 15th Floor, Stamford, Connecticut 06901.
 (8) Consists of 5,657,726 shares of class A common stock held by Media/Communications Partners III Limited Partnership and 265,793 shares of class A voting common stock held by Media/Communications Investors Limited Partnership. These shares may also be deemed to be beneficially owned by Mr. Wade, President of M/C Investor General Partner-J, Inc., which is a General Partner in Media Communications Investors Limited Partnerships and Manager of M/C III, L.L.C., which is a General Partner in Media Communications Partners III Limited Partnership. The address of these stockholders and Mr. Wade is 75 State Street, Suite 2500, Boston, Massachusetts 02109.

 (9) Consists of (1) 3,149,737 shares of class A voting common stock and 14,912,778 shares of series F preferred stock, which is convertible into 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock, held by AT&T Wireless PCS, LLC. These shares may also be deemed to be held by Mr. Schwartz, Mr. Hague and various AT&T affiliates. Mr. Schwartz and Mr. Hague disclaim beneficial ownership of all of these shares. The address of Mr. Schwartz and Mr. Hague is c/o AT&T Wireless PCS, LLC 7277 164th Avenue, N.E., Redmond, Washington 98052.
(10) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L.L.C., of which Cedar Grove Partners, LLC owns 4.49%, and vested options to purchase 7,725 shares of class A voting common stock held by Mr. Anderson. Mr. Anderson is a principal of Cedar Grove Partners, LLC. The address of Mr. Anderson is c/o Cedar Grove Investments, 2415 Carillon Point, Kirkland, WA 98033.
(11) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L..L.C., of which Mr. Kussell owns 2.99% and vested options to purchase 7,725 shares of class A voting common stock held by Mr. Kussell. The address of Mr. Kussell is c/o Allied Domecq Retailing USR, 15 Pacella Park Drive, Randolph, MA 02368.
(12) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L.L.C. and 4,257,590 shares of class A voting common stock including all vested and unvested shares, held by Mr. Vento. Mr. Vento serves as a manager and is a member of TeleCorp Investment Corp. II, L.L.C. The address of the stockholder is c/o TeleCorp PCS, Inc. 1010 N. Glebe Road, Suite 800, Arlington, VA 22201.
(13) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L.L.C.; 2,899,965 shares of class A voting common stock including all vested and unvested shares, held by Mr. Sullivan; and 2,200 shares of class A voting common stock held by Mr. Sullivan's spouse. Mr. Sullivan serves as a manager and is the manager of a member of TeleCorp Investment Corp. II, L.L.C. The address of Mr. Sullivan is c/o TeleCorp PCS, Inc. 1010 N. Glebe Road, Suite 800, Arlington, VA 22201.
(14) Consists of 1,601,279 shares of class A voting common stock held by Ms. Dobson and 1,600 shares of class A voting common stock held by Ms. Dobson's spouse.
(15) Robert Dowski's employment with TeleCorp terminated on March 8, 1999.
(16) This reflects the percentage of voting power our 11 directors and officers will hold in holding company.

   After consummation of the merger all of our equity securities will be owned by the holding company.

Compensation Committee Report On Executive Compensation

Role of the Compensation Committee

   The compensation committee is comprised of four members of our board of directors, Mr. Michael Schwartz, Mr. Rohit Desai, Mr. Michael Hannon and Mr. Scott Anderson, each of whom is neither a current nor former employee of our company. The compensation committee sets our overall compensation principles and reviews the entire compensation program at least once a year. The base salaries of our executive officers are determined by the compensation committee. In establishing base salaries for executive officers, the compensation committee considers numerous factors such as: a review of salaries in comparable telecommunications companies, the executive's responsibilities, the executive's importance to the company, the executive's performance in the prior year, historical salary levels of the executive and relative salary levels within the company. To date, the compensation committee has not considered the advice of independent outside consultants in determining whether the amounts and types of compensation we pay to our officers are appropriate, but the compensation committee may choose to do so from time to time in the future.

Executive Compensation Guiding Principles

   The goal of our compensation program is to attract, motivate and retain the highly talented individuals we need to be a market leader in a highly competitive industry. We developed the program with our leadership team to support our aggressive business strategy. The following principles guided the development of the program:

Compensation Should Be Related To Performance

   We believe that the better an individual performs, the higher the individual's compensation should be. We also believe that individual compensation should be tied to how well the company performs financially. That is, when the company's performance exceeds its pre-established objectives, the bonus pool will be higher and to the extent the company's performance does not meet these objectives, the bonus pool is reduced, and to the extent the company's performance is less than pre-determined levels, any award payment will be subject to the compensation committee's discretion.

Our Employees Should Own Our Stock

   We provide our employees at virtually all levels with a way to become stockholders. In August 1999 we made stock option grants to all of our employees employed prior to July 1, 1999 and in December 1999 we approved the grant of stock options to all employees employed on or before December 31, 1999 who were not included in the previous grant of options. To date, the executive officers have not received stock options under our 1999 Stock Option Plan. Our goal is to encourage each employee to act like an owner of the business.

Incentive Compensation Should Be A Greater Part Of Total Compensation For More Senior Management

   The proportion of an individual's total compensation that depends on individual and company performance objectives should increase as the individual becomes more senior in the company.

Other Goals

   Our compensation program is designed to balance short and long-term financial objectives, build stockholder value and reward individual, team and corporate performance.

   We review compensation survey data from several independent sources to ensure that our total compensation program is competitive. Companies selected include those with whom we compete for executive and other employee talent. Our competitors for executive and other employee talent are not necessarily the same companies that are included in the index used to compare stockholder returns because we may require specialized skills from a more varied set of backgrounds.

Components of the Compensation Program

   The principal components of our compensation program, other than the employee benefits, including a 401(k) retirement plan and medical insurance plans that are available to all of our employees, include the following:

  .  Base Salary;

  .  Short Term Incentives: Annual Bonus;

  .  Long Term Incentives: Stock Options; and

  .  Special Equity Grants: Stock Options and Restricted Stock Grants.

   Base Salary. We set base salaries for all employees, officers and executives at levels that are comparable to similar positions at companies with whom we compare for compensation purposes. While we compare salaries on a regular basis, we usually adjust salaries only when our review shows a significant deviation. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package.

   Short Term Incentives: Bonus. The annual bonus component of incentive compensation is intended to align the compensation of our employees, officers and executives with the short term, or annual, performance of the company. In 1999, the annual bonus opportunity was based on us achieving a number of financial, operating and other objectives, including, without limitation, meeting revenue and expense targets, meeting buildout requirements for our licenses and the completion of our initial public offering of securities. When we evaluate performance, we consider factors such as leadership, customer focus, business knowledge and execution of our business strategy.

   Long Term Incentives: Stock Options. We make grants of stock options to independent members of the company's board of directors, as well as most of our other employees. On July 22, 1999, our board approved the grant of options to virtually all our employees and three of our directors to purchase an aggregate of 581,967 shares of class A voting common stock under our plan at an exercise price of $0.0065 per share, the estimated fair value of the class A voting common stock on the date of grant. We effected these grants on August 31, 1999. On December 17, 1999 our board also approved the grant of options to employees employed on or prior to December 31, 1999 who had not previously been granted options to purchase an aggregate of approximately 260,000 shares of our class A voting common stock at a below fair market exercise price of $20.00 per share. These grants will be effective as of January 1, 2000. We currently plan to issue future options at an exercise price equal to the fair market value of our class A voting common stock on the day we grant the options. These options generally vest over a four year period of continuous service to the company and expire ten years from the date of the grant. We base target grants on a comparison to our selected sample group; however, grants to individuals can be adjusted based on individual performance, retention and other special circumstances.

   Special Equity Grants: Stock Options and Restricted Stock Grants. We believe that ownership of our stock is a key element of our compensation program and that retention of our senior management team is essential to our future success, both in the short and long term. From time to time, we may make special equity grants to accomplish one or both of these objectives. Depending on the circumstances, a special equity grant may take the form of a stock option, restricted stock or a combination of the two.

Compensation of the Chief Executive Officer

   In fiscal 1999, our most highly compensated officer was Gerald T. Vento, the chairman of the board and chief executive officer. Each year, the board of directors agrees on a set of objectives with Mr. Vento. At the end of the year, the compensation committee reviews Mr. Vento's performance against those objectives. This review includes analysis of our short and long term financial results, as well as our progress towards our strategic objectives. In addition, we consider individual factors such as Mr. Vento's leadership ability and ability to execute our business strategy and our relationship with customers and the investment community.

Base Salary

   In the year ended December 31, 1999, we did not change Mr. Vento's annual base salary from 1998 of $300,000. The compensation committee believes that Mr. Vento's current annual base salary is competitive with those paid by other companies in this industry to their chief executive officers.

Short Term Incentives

   For fiscal 1999, Mr. Vento's annual bonus was based on corporate objectives, as determined by our board of directors, including meeting revenue and expense targets, meeting buildout requirements for our licenses, our performance compared to our competitors and the completion of our initial public offering.

   When the compensation committee assessed Mr. Vento's performance and determined his short-term incentive award at the end of the year, it considered the following accomplishments:

  .  we ended 1999 with over 142,000 customers;

  .  we successfully completed our debt offering in April 1999;

  .  expenses continued to be in line with expectations;

  . we successfully completed our initial public offering of securities in November 1999; and

  . at December 31, 1999 we had successfully launched service in 26 markets with networks covering approximately 66% of the population where the company held licenses.

Section 162(m)

   Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct certain executive compensation (in the form of cash, options or stock) received by any of our three executive officers, when aggregated with all other compensation received by such executive, in excess of $1.0 million for federal income tax purposes unless such compensation is awarded under a performance-based plan approved by our stockholders. To date, all awards of stock to the executive officers have been made pursuant to agreements or plans approved by our stockholders. The compensation committee intends to review the potential effect of Section 162(m) when making future recommendations regarding the compensation of the executive officers.

Committee Conclusion

   The compensation committee believes that the caliber and motivation of our employees and the quality of our leadership determine our long term performance. The compensation committee further believes that it is in the company's interests to compensate executives well when performance meets or exceeds the high standards set by the board of directors, so long as there is an appropriate downside risk to compensation when performance falls short of such high standards. The compensation committee was satisfied with our progress for 1999 and believes that the compensation paid was consistent with our philosophy of linking executive compensation with the creation of stockholder value.

   This report was submitted by the compensation committee, composed of:

    Michael Schwartz, Chairman Scott Anderson
    Rohit Desai                Michael Hannon

Compensation Committee Interlocks and Insider Participation

   Our compensation committee consists of Messrs. Anderson, Desai, Hannon and Schwartz (chairman), none of whom is an employee or consultant of the company. In addition, none of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officer served as a director or member of our Compensation Committee.

                             Executive Compensation

Summary Compensation Table

   The following table contains information about the cash and other compensation that we paid in 1998 and 1999 to Mr. Vento, our Chief Executive Officer, and the three other most highly paid executive officers. The bonuses in the table are shown in the year in which they were earned. In general, bonuses were paid in the year after they were earned.

                                                                           Long-Term
                                                                          Compensation
                                    Annual Compensation                      Awards
                            ------------------------------------------    ------------
                                                          Other Annual     Restricted       All Other
    Name and Principal              Salary       Bonus    Compensation    Stock Awards     Compensation
         Position*          Year     ($)          ($)         ($)             ($)              ($)
    ------------------      -----  --------     --------  ------------    ------------     ------------
Gerald T. Vento............  1999   300,000(1)   300,000           --              --               --
 Chief Executive Officer     1998   213,461(2)   157,500           --              --               --
  and Chairman
Thomas H. Sullivan.........  1999   250,000(3)   250,000           --              --               --
 Executive Vice President    1998   206,931(4)   125,000   106,637(5)              --               --
  and Chief Financial
  Officer
Julie A. Dobson............  1999   250,000      250,000        67,871(6)       47,574(7)           --
 Vice President and Chief    1998   124,289      155,000        66,134(8)        5,494(9)           --
  Operating Officer
Robert Dowski(10)............1999.   35,000          --            --              --           275,497(11)
 Chief Financial Officer     1998   181,196      105,000           --            2,064(12)          --

--------
* We historically have had only four officers that constitute executive officers, and as of March 1999, have had only three officers that constitute executive officers as a result of the departure of Mr. Dowski in March 1999.
 (1) This amount consists of $300,000 that TeleCorp Management Corp. paid to Mr. Vento out of amounts we paid to TeleCorp Management Corp. under the management agreement.
 (2) This amount consists of $111,538 that TeleCorp Management Corp. paid to Mr. Vento out of amounts we paid to TeleCorp Management Corp. under the management agreement and $101,923 that TeleCorp Holding Corp. paid to Mr. Vento.
 (3) This amount consists of $250,000 that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts we paid to TeleCorp Management Corp. under the management agreement.
 (4) This amount consists of $92,947 that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts we paid to TeleCorp Management Corp. under the management agreement and $113,984 that TeleCorp Holding Corp. paid to Mr. Sullivan.
 (5) This amount consists of $103,637 in relocation expenses that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts that we paid to TeleCorp Management Corp. under the management agreement and $3,000 that we paid on behalf of Mr. Sullivan in our 401(k) plan.
 (6) This amount consists of $67,871 in relocation expenses that TeleCorp Communications paid to Ms. Dobson.
 (7) Consists of 833 shares of series E preferred stock, valued at $52.00 per share, and 532,308 shares of class A voting common stock, valued at $0.008 per share, issued under our restricted stock plan on July 1, 1999.
 (8) This amount consists of $66,134 in relocation expenses that TeleCorp Communications paid to Ms. Dobson.
 (9) Consists of 2,287 shares of series E preferred stock, valued at $1.00 per share, and 1,068,971 shares of class A voting common stock, valued at $0.003 per share, issued under our restricted stock grant plan on July 17, 1998.
(10) Mr. Dowski ceased to be employed with us as of March 8, 1999, except for transition support.

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

(11) This amount consists of amounts we paid or are required to pay to Mr. Dowski pursuant to his separation agreement as follows: $210,000 payable in 12 monthly installments of $17,500 each, ending March 2000. $17,769 for his vacation balance and $47,728 in relocation expenses.
(12) Consists of 714 shares of series E preferred stock, valued at $1.00 per share, and 449,877 shares of class A voting common stock, valued at $0.003 per share, issued under our restricted stock grant plan on July 17, 1998. In March 1999, we repurchased 577 of Mr. Dowski's shares of series E preferred stock and 406,786 of Mr. Dowski's shares of class A voting common stock, for a total of approximately $19, which is not reflected in the table.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AT&T Agreements

   On January 23, 1998, we and AT&T announced the formation of a venture to finance, construct and operate a wireless communications network using the AT&T and SunCom brand names and logos together, giving equal emphasis to both. AT&T contributed licenses to us in exchange for an equity interest in us. The venture provides the basis for an alliance between AT&T and us to provide wireless communications services in particular markets. These agreements are unique and were heavily negotiated by the parties. The parties entered into these agreements as a whole, and, taken as a whole, we believe that the terms of these agreements were no more favorable to any of the parties than could have been obtained from third parties negotiated at arm's length. AT&T, as a result of these agreements, owns shares of our capital stock. William W. Hague serves as the Senior Vice President, Corporate Development, Mergers and Acquisitions at AT&T Wireless Services, and currently is one of our directors. Mr. Hague previously served as one of our directors from July 1998 through March 1999 and served as a director of our predecessor company from April 1998 through July 1998. In addition, Mary Hawkins-Key, formerly one of our directors, was a Senior Vice President of AT&T Wireless Services until April 2000. Michael Schwartz, one of our current directors, was a Vice President of AT&T Wireless Services's Corporate Development, Mergers and Acquisitions group until his departure in March 2000, and he continues to provide services to AT&T on a part-time basis. The terms of the venture and the alliance are described in a number of agreements, summaries of which are set forth below.

Securities Purchase Agreement

   Under a securities purchase agreement, dated as of January 23, 1998, as amended, among us, our initial investors, the former stockholders of TeleCorp Holding Corp., and Mr. Vento and Mr. Sullivan, we received PCS licenses from AT&T Wireless and TWR Cellular, Inc. in exchange for shares of our series A preferred stock, series D preferred stock and series F preferred stock and $21.0 million in cash. Our initial investors include AT&T Wireless, Chase Capital Partners, Desai Associates, Hoak Capital Corporation, J. H. Whitney & Co., M/C Partners, One Liberty Fund III, L.P., Toronto Dominion Investments, Inc. and Northwood Capital Partners. Under the securities purchase agreement, the initial investors other than AT&T Wireless agreed to contribute $128.0 million to us in exchange for shares of our series C preferred stock, class A voting common stock, class C common stock, and class D common stock. In addition, the securities purchase agreement provides that, upon our closing of an acquisition of PCS licenses covering populations of one million or more people, our initial investors other than AT&T Wireless will contribute an additional $5.0 million to us in exchange for additional shares of our series C preferred stock and class A voting common stock. This obligation was satisfied in connection with our purchase of licenses of Digital PCS LLC. Approximately $39.0 million of the contributions to be made by our initial investors other than AT&T Wireless were made upon the closing of the transactions contemplated by the securities purchase agreement, which occurred on July 17, 1998. The remainder of the contributions will be made over a three-year period ending in 2001. The obligations of such initial investors to make their remaining contributions are:

  . irrevocable and unconditional, and not subject to counterclaim, set-off, deduction or defense, or to abasement, suspension, deferment, diminution or reduction for any reason whatsoever; and

  . secured by a pledge of the shares of our capital stock issued to each such initial investor under the securities purchase agreement.

   Under the securities purchase agreement, Mr. Vento and Mr. Sullivan exchanged their shares of stock in TeleCorp Holding Corp. for shares of our series E preferred stock, class A voting common stock, class C common stock and class D common stock. Mr. Vento and Mr. Sullivan also each received 1,545 shares of our voting preference stock in exchange for shares of stock we previously issued to them. The other former stockholders of TeleCorp Holding Corp. exchanged their shares of stock in TeleCorp Holding Corp. for shares of our series C preferred stock, class A voting common stock, class C common stock and class D common

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stock. The table below indicates each of the parties to the securities purchase agreement, their contribution and the consideration received:

     Stockholder              Contribution           Consideration Received



 .  AT&T Wireless         .  PCS licenses          .  30,650 shares of our
                            covering some of         series A preferred stock
                            the basic trading     .  15,741 shares of our
                            areas or other           series D preferred stock
                            areas within the      .  4,735,410 shares of our
                            St. Louis major          series F preferred stock
                            trading area, the
                            Louisville-
                            Lexington-
                            Evansville major
                            trading area, and
                            the Boston-
                            Providence major
                            trading area

 .  TWR Cellular,         .  PCS licenses          .  36,073 shares of our
   Inc.                     covering the Little      series A preferred stock
                            Rock, Arkansas        .  18,526 shares of our
                            major trading area       series D preferred stock
                            and covering some     .  5,573,267 shares of our
                            of the basic             series F preferred stock
                            trading areas or
                            other areas within
                            the Memphis-Jackson
                            major trading area

 .  Chase Capital         .  $27,782,016           .  28,942 shares of our
   Partners              .  363 class A shares       series C preferred stock
   Contribution             of TeleCorp Holding   .  8,500,982 shares of our
                            Corp.                    class A voting common
                         .  2,296 class C            stock
                            shares of TeleCorp    .  180,459 shares of our
                            Holding Corp.            class D common stock
                         .  58 series A
                            preferred shares of
                            TeleCorp Holding
                            Corp.

 .  Desai Associates      .  $27,782,016           .  27,782 shares of our
                                                     series C preferred stock
                                                  .  8,148,027 shares of our
                                                     class A voting common
                                                     stock
                                                  .  26,914 shares of our
                                                     class C common stock
                                                  .  176,680 shares of our
                                                     class D common stock

 .  Hoak Capital          .  $20,836,512           .  20,837 shares of our
   Corporation                                       series C preferred stock
                                                  .  6,111,022 shares of our
                                                     class A voting common
                                                     stock
                                                  .  20,184 shares of our
                                                     class C common stock
                                                  .  132,512 shares of our
                                                     class D common stock

 .  J.H. Whitney &        .  $17,363,760           .  17,364 shares of our
   Co.                                               series C preferred stock
                                                  .  5,092,518 shares of our
                                                     class A voting common
                                                     stock
                                                  .  16,822 shares of our
                                                     class C common stock
                                                  .  110,427 shares of our
                                                     class D common stock

 .  Entergy               .  $13,891,008           .  15,051 shares of our
   Technology            .  1,974 class B            series C preferred stock
   Holding Company,         shares of TeleCorp    .  4,426,969 shares of our
   who has since            Holding Corp.            class A voting common
   transferred all       .  685 class C shares       stock
   of our capital           of TeleCorp Holding   .  106,151 shares of our
   stock it owned to        Corp.                    class D common stock
   other of our          .  58 series A
   initial investors        preferred shares of
                            TeleCorp Holding
                            Corp.

 .  M/C Partners and      .  $10,418,256           .  11,578 shares of our
   M/C Investors         .  363 class A shares       series C preferred stock
                            of TeleCorp Holding   .  3,408,462 shares of our
                            Corp.                    class A voting common
                         .  2,296 class C            stock
                            shares of TeleCorp    .  10,667 shares of our
                            Holding Corp.            class C common stock
                         .  58 series A           .  70,035 shares of our
                            preferred common         class D common stock
                            stock shares of
                            TeleCorp Holding
                            Corp.

 .  One Liberty Fund      .  $3,472,752            . 5,004 shares of our series
   III, LP               .  837 class A shares      C preferred stock
   Contribution             of TeleCorp Holding   . 1,431,461 shares of our
                            Corp.                   class A voting common
                         .  2,273 class C           stock
                            shares of TeleCorp    . 4,039 shares of our class
                            Holding Corp.           C common stock
                         .  77 series A           . 26,506 shares of our class
                            preferred common        D common stock
                            stock shares of
                            TeleCorp Holding
                            Corp.

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                              Contribution           Consideration Received

     Stockholder


                         .  $3,472,752            .  3,473 shares of our
 .  Toronto Dominion                                  series C preferred stock
   Investments                                    .  1,018,504 shares of our
                                                     series A voting common
                                                     stock
                                                  .  3,365 shares of our
                                                     series C common stock
                                                  .  22,084 shares of our
                                                     class D common stock

 .  Northwood Capital     .  $2,430,928            . 3,591 shares of our series
   Partners and          .  363 class A shares      C preferred stock
   Northwood                of TeleCorp Holding   . 1,065,908 shares of our
   Ventures                 Corp.                   class A voting common
                         .  2,296 class C           stock
                            shares of TeleCorp    . 2,929 shares of our class
                            Holding Corp.           C common stock
                         .  58 series A           . 19,241 shares of our class
                            preferred shares of     D common stock
                            TeleCorp Holding
                            Corp.

 .  Gilde Investment      .  8 class A shares of   .  15 shares of our series C
   Fund B.V.                TeleCorp Holding         preferred stock
                            Corp.                 .  4,168 shares of our class
                         .  23 class C shares        A voting common stock
                            of TeleCorp Holding   .  6 shares of our class C
                            Corp.                    common stock
                         .  1 series A            .  43 shares of our class D
                            preferred share of       common stock
                            TeleCorp Holding
                            Corp.

 .  TeleCorp              .  2,659 class C         .  352,956 shares of our
   Investment Corp.,        shares of TeleCorp       class A voting common
   L.L.C.                   Holding Corp.            stock
                         .  58 series A           .  575 shares of our class C
                            preferred shares of      common stock
                            TeleCorp Holding      .  3,780 shares of our class
                            Corp.                    D common stock
                                                  .  1,160 shares of our
                                                     series C preferred stock


 . Gerald T. Vento        .  $450,000              .  1,545 shares of our
                         .  1,788 class A            voting preferred common
                            shares of TeleCorp       stock
                            Holding Corp.         .  450 shares of our series
                                                     C preferred stock
                                                  .  8,729 shares of our
                                                     series E preferred stock
                                                  .  3,462,725 shares of our
                                                     class A voting common
                                                     stock
                                                  .  105,443 shares of our
                                                     class C common stock
                                                  .  2,861 shares of our class
                                                     D common stock

 .  Thomas H.             .  $100,000              .  1,545 shares of our
   Sullivan              .  1,112 class A            voting preferred common
                            shares of TeleCorp       stock
                            Holding Corp.         .  100 shares of our series
                                                     C preferred stock
                                                  .  5,426 shares of our
                                                     Series E preferred stock
                                                  .  2,099,927 shares of our
                                                     class A voting common
                                                     stock
                                                  .  65,372 shares of our
                                                     class C common stock
                                                  .  637 shares of our class D
                                                     common stock

   Our investors other than AT&T also committed in the securities purchase agreement to make additional irrevocable equity contributions in the aggregate amount of $5.0 million in return for the issuance of preferred and common stock in connection with our acquisition of licenses from Digital PCS LLC. In addition, upon the closing of the transactions contemplated by the securities purchase agreement, we also issued to other members of management shares of TeleCorp's series E preferred stock and class A voting common stock. Up to 35.7% of the class A voting common stock issued to members of management are under our restricted stock plan. Shares issued under the restricted stock plan are subject to forfeiture according to a schedule if we terminate the employment of such stockholder within six years after the closing of the securities purchase agreement.

 Network Membership License Agreement

   Under a network license agreement dated as of July 17, 1998 between AT&T and us, AT&T granted to us a royalty-free, non-transferable, non-sublicensable, non-exclusive, limited license to use some of their licensed marks in our markets, including:

  .  the logo containing the AT&T name and globe design;

  .  the expression "Member, AT&T Wireless Services Network"; and

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

  .  AT&T colors, graphics and overall configurations.

   The licensed marks may only be used in connection with licensed activities. These licensed activities include:

  . providing our customers and resellers of our wireless services, solely within the areas covered by our licenses, mobile wireless communications services; and

  . marketing and offering the licensed services within the areas covered by our licenses with limited advertising outside our licensed area.

   The license agreement also grants us the right to use licensed marks on specified mobile phones distributed to our customers.

   Except in specified instances, AT&T has agreed not to grant to any other person a right to provide or resell, or act as agent for any person offering, mobile wireless communications services under the licensed marks in our licensed markets. AT&T retains all rights of ownership in the licensed marks, subject to its exclusivity obligations to us, in both the areas covered by our licenses and all other areas.

   The license agreement restricts our use and modification of any of the licensed marks. Although we may develop our own marks, we may not use them together with the licensed marks without the prior approval of AT&T. Any services we market or provide using the licensed marks must be of comparable quality to similar services that AT&T markets and provided in areas that are comparable to the areas covered by our licenses. We may take into account commercial reasonableness and the relative stage of development of the licensed areas to determine what is comparable service. We must also provide sufficiently high quality services to provide maximum enhancement to and protection of licensed marks, such as attaining specified levels of network quality, audio quality, system performance and meeting customer care standards. The license agreement also defines specific testing procedures to determine compliance with these standards and affords us with a grace period to cure any instances of noncompliance. Following the cure period, we must stop using the licensed marks until we comply with the standards, or we may be in breach of the license agreement and may lose our rights to the licensed marks.

   We may not assign, sublicense or transfer, by change of control or otherwise, any of our rights under the license agreement, except that the license agreement may be, and has been, assigned to our lenders under our senior credit facilities. After the expiration of any applicable grace and cure periods under our senior credit facilities, the lenders may then enforce our rights under the license agreement and assign the license agreement to any person with AT&T's consent.

   The initial term of the license agreement is for a period of five years, which will be automatically renewed for an additional five-year period if each party gives written notice to the other party of the election to renew the license agreement and neither party gives notice of non-renewal.

   The license agreement may be terminated by AT&T at any time in the event of our significant breach and the exhaustion of any applicable cure periods, which include:

  .  Our misuse of any licensed marks;

  .  Our bankruptcy;

  . Our licensing or assigning of any of our rights under the license agreement, except as permitted by the terms of the license agreement;

  .  Our loss of the licenses acquired from AT&T;

  . Our failure to maintain AT&T's quality standards in any material respect; or

  . Our change of control, which is defined as a transaction, other than a transfer by AT&T, that results in any person other than our initial stockholders or our senior lenders acquiring beneficial ownership

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

     of more than 50% of our voting stock, or 33.3% of our voting stock if the person acquiring our stock acquires more than our initial stockholders hold at that time. Also included is a transaction that results in any of the three largest telecommunications carriers, excluding AT&T and any wireless carrier using TDMA technology, or any regional bell operating company, or Microsoft, acquiring more than 15% of our voting stock, excluding acquisitions through open market transactions or when a majority of our directors are removed in a proxy contest.

   Our rights under the license agreement are also subject to the minimum construction plan set forth in the stockholders' agreement. After the initial term, AT&T may also terminate the license agreement in connection with a disqualifying transaction.

   Upon closing of the Digital PCS acquisition, the license agreement was automatically amended to include the Baton Rouge, Houma, Hammond and Lafayette, Louisiana basic trading areas under its scope. Upon closing of the Puerto Rico acquisition, the license agreement was automatically amended to include the San Juan major trading area under its scope. Upon the closing of the Wireless 2000 acquisition, the license agreement was automatically amended to include the Alexandria and Lake Charles, Louisiana basic trading areas and certain other counties under the Monroe, Louisiana basic trading area under its scope.

Stockholders' Agreement

   As of July 17, 1998 we entered into a stockholders' agreement among us, our initial investors, and Messrs. Vento and Sullivan, which sets guidelines for our management and operations and restricts the sale, transfer or other disposition of our capital stock.

   Board of Directors. Our stockholders' agreement requires that any action of our board of directors be approved by the affirmative vote of a majority of our entire board of directors, except in circumstances where voting by particular classes of our directors is required. Our stockholders' agreement also provides that the our board of directors consists of nine directors. The parties to the stockholders' agreement have agreed to vote all of their shares of our class A voting common stock and voting preference stock to cause the election of the following nine individuals to our board of directors:
  . Mr. Vento and Mr. Sullivan, so long as each remains an officer of the company and the management agreement with TeleCorp Management Corp. remains in effect;

  . two individuals selected by holders of a majority in interest of our common stock beneficially owned by our initial investors other than AT&T Wireless;

  . two additional individuals selected by Mr. Vento and Mr. Sullivan, so long as they remain officers of the company, who must be acceptable to the holders of a majority in interest of our common stock beneficially owned by our initial investors other than AT&T Wireless on the one hand, and AT&T Wireless on the other hand;

  . one individual nominated by AT&T Wireless in its capacity as the holder of our series A preferred stock so long as AT&T has the right to nominate one of our directors in accordance with our restated certificate of incorporation;

  . one individual selected by Mr. Vento and Mr. Sullivan, so long as they remain officers of the company, who must be acceptable to AT&T Wireless; and

  . one individual selected by Mr. Vento and Mr. Sullivan, so long as they remain officers of the company, who must be acceptable to the holders of a majority in interest of our class A voting common stock beneficially owned by our initial investors other than AT&T.

   Our stockholders' agreement provides that when Federal Communications Commission ownership restrictions no longer apply to us, our board of directors will have seven members and the right of Mr. Vento and Mr. Sullivan to appoint the individuals set forth in the last two items above will expire.

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

   Exclusivity. The parties to our stockholders' agreement have agreed that, during the term of our stockholders' agreement, neither they nor any of their respective affiliates will provide or resell, or act as the agent for any person offering, within the areas covered by our licenses, wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the Federal Communications Commission. The exception is that AT&T and its affiliates may:

  . resell or act as agent for us in connection with mobile wireless communications services;

  . provide or resell wireless communications services only to or from specific locations, provided that any equipment sold in connection with the service must be capable of providing our wireless communications services; and

  . resell mobile wireless communications services from another person in any area where we have not placed a system into commercial service.

   Additionally, with respect to some markets identified in the intercarrier roamer services agreement with AT&T Wireless Services, each of the company and AT&T Wireless Services has agreed to cause our respective affiliates in their home carrier capacities to:

  . program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred provider in these markets; and

  .  refrain from inducing any of its customers to change such programming.

   AT&T Wireless has retained some PCS licenses within the areas covered by our licenses for which we have a right of negotiation in the event of a proposed transfer.

   If we materially breach any of our obligations, AT&T Wireless may terminate its exclusivity obligations under our stockholders' agreement and may terminate our rights to the AT&T brand and logo under the license agreement if a default continues after the applicable cure periods lapse. These material breaches include, if:

  . AT&T Wireless and its affiliates decide to adopt a new technology standard other than TDMA in a majority of its markets, and we decline to adopt the new technology;

  . each portion of our network does not, within one year after being placed into service, meet or exceed technical standards that AT&T has developed regarding voice quality and performance of network and call completion equipment. Each portion of our network must, within one year after being placed into service, perform on a level, as measured by these standards manuals, that meets or exceeds the levels achieved by the average of all comparable wireless communications networks owned and operated by AT&T;

  . we fail to satisfy specific percentages that our entire network, measured as a single system, must meet, including as to percentage of calls completed, percentage of established calls that are dropped, percentages of calls that are not successfully transferred from one network equipment site to another as a handset moves, as well as technical standards regarding the functioning of network and call connection equipment; or

  . we fail to meet specified customer care, reception quality and network reliability standards.

   In all of our launched markets, we believe we currently meet all of the standards that we are required to satisfy by the first anniversary of each launch date.

   The exclusivity provisions in the stockholders' agreement do not apply to approximately 100,000 people that overlapped with the coverage area of licenses AT&T purchased from Vanguard Cellular in Strafford, New Hampshire. We have agreed with AT&T to exchange our licenses covering the Strafford, New Hampshire market for an alternative license or licenses covering other people. These exchanged populations will be covered under the scope of our agreements with AT&T.

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

   Construction. The stockholders' agreement requires us to construct a PCS system in the areas covered by our licenses according to a minimum construction plan, which requires us to construct a system in areas covering:

  . 20% of the total 1995 population of the area covered by our licenses in the mainland United States by July 17, 1999, focusing on designated areas of Memphis and New Orleans;

  . 30% of the total 1995 population of the area covered by our licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2000, focusing on the core urban and suburban cities of the San Juan metropolitan area;

  . 40% of the total 1995 population of the area covered by our licenses in Puerto Rico and U.S. Virgin Islands by May 25, 2001, and also focusing on secondary cities throughout Puerto Rico;

  . 40% of the total 1995 population of the area covered by our licenses by July 17, 2000, and also focusing on designated areas of New England, Little Rock and Missouri and enhancing coverage in all markets;

  . 55% of the total 1995 population of the area covered by our licenses in the mainland United States by July 17, 2001 and also focusing on secondary cities and the important associated connecting highways;

  . 55% of the total 1995 population of the area covered by our licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2002, and continuing to expand the secondary cities of Puerto Rico and key cities to the U.S. Virgin Islands and the important associated connected highways;

  . 70% of the total 1995 population of the area covered by our licenses in the mainland United States by July 17, 2002, and continuing to expand the secondary cities and enhancing coverage of the core areas;

  . 70% of the total 1995 population of the area covered by our licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2003, and continuing to expand secondary cities and enhancing coverage and capacity of core areas;

  . 75% of the total 1995 population of the area covered by our licenses in the mainland United States by July 17, 2003, and also focusing on adding capacity sites and filling in the remaining suburban areas; and

  . 75% of the total 1995 population of the area covered by our licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2004, and also focusing on adding capacity sites and filling in the remaining suburban areas.

   In addition to the minimum construction plan, we are bound to do the following:

  . arrange for all necessary microwave relocation for our licenses and AT&T's retained licenses;

  . ensure compatibility of our systems with the majority of systems in Louisiana, Oklahoma, Minnesota, Illinois and Texas, excluding Houston;

  . satisfy the Federal Communications Commission construction requirements in the areas covered by our licenses and AT&T's retained licenses;

  . offer service features such as call forwarding, call waiting and voicemail with respect to our systems, causing our systems to comply with AT&T's network, audio and system performance quality standards; and

  . refrain from providing or reselling services other than mobile wireless services and long distance services that constitute mobile wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the Federal Communications Commission or that are procured from AT&T.

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

   Disqualifying Transaction. If AT&T and an entity that:

  . derives annual revenues from communications businesses in excess of $5 billion;

  . derives less than one-third of its aggregate revenues from wireless communications; and

  . owns Federal Communications Commission licenses to offer, and does offer, mobile wireless communications services serving more than 25% of the residents, as determined by Equifax Marketing Decision Systems Inc., within the areas covered by our licenses merge, consolidate, acquire or dispose of assets to each other, or otherwise combine, then AT&T, upon written notice to us, may terminate its exclusivity obligations where the territory covered by our licenses overlaps with commercial mobile radio service licenses of the business combination partner. Upon such termination, we have the right to cause AT&T, or any transferee that acquired any shares of our series A preferred stock, our series D preferred stock or our series F preferred stock owned by AT&T Wireless on July 17, 1998, and any shares of our common stock into which any of these shares are converted, to exchange their shares into shares of our series B preferred stock. If we decide to convert AT&T Wireless's shares into shares of our series B preferred stock, AT&T may terminate its exclusivity obligations in all of our markets.

   Once so converted, we may redeem the shares of our series B preferred stock at any time in accordance with our restated certificate of incorporation.

   Under some circumstances, if AT&T proposes to sell, transfer or assign to any person that is not an affiliate of AT&T Wireless, any PCS system owned and operated by AT&T Wireless and its affiliates in any of the St. Louis, Missouri; Louisville, Kentucky; or Boston, Massachusetts basic trading areas, then AT&T must provide us with the opportunity to offer our network for sale jointly with AT&T for a 90-day period.

   Acquisition of Licenses. The stockholders' agreement provides that we may acquire any cellular license that our board of directors has determined is a demonstrably superior alternative to constructing a PCS system within the corresponding areas covered by our licenses, if:

  . a majority of the population covered by the license is within the areas covered by our licenses;

  . AT&T Wireless and its affiliates do not own commercial mobile radio service licenses in the area covered by the license; and

  . our ownership of the license will not cause AT&T Wireless or any affiliate to be in breach of any law or contract.

   Vendor Discounts; Roaming Agreements. AT&T Wireless has agreed in our stockholders' agreement that, if we request, and if such request shall not result in any adverse impact to AT&T, it will use all commercially reasonable efforts:

  . to assist us in obtaining discounts from any AT&T Wireless vendor with whom we are negotiating for the purchase of any infrastructure equipment or billing services; and

  . to enable us to become a party to the roaming agreements between AT&T Wireless and its affiliates and operators of other cellular and PCS systems.

   Resale Agreements. We will, upon the request of AT&T Wireless, enter into resale agreements relating to the areas covered by our licenses under which AT&T may resell our services. The rates, terms and conditions of service that we provide are to be at least as favorable, and to the extent permitted by applicable law, more favorable, to AT&T Wireless, taken as a whole, as the rates, terms and conditions that we provide to other customers.

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   Subsidiaries. Our stockholders' agreement provides that all of our subsidiaries must be direct or indirect wholly owned subsidiaries. Our stockholders' agreement also provides that, without the prior written consent of, or right of first offer to, AT&T Wireless, the company and our subsidiaries may not:

  . sell or dispose of a substantial portion of our assets or the assets of any of our subsidiaries; or

  . liquidate, merge or consolidate until we meet minimum construction requirements.

   Restrictions on Transfer. Our stockholders' agreement restricts the sale, transfer or other disposition of our capital stock, such as by giving rights of first offer and tag along rights and providing demand and piggyback registration rights.

   If one of our stockholders who is a party to our stockholders' agreement desires to transfer any or all of its shares of our preferred or common stock, other than voting preference stock and class C common stock, the selling stockholder must first give written notice to us and:

  . if the selling stockholder is one of our initial investors other than AT&T Wireless or any other of our stockholders who is a party to our stockholders' agreement, to AT&T Wireless; and

  . if the selling stockholder is AT&T Wireless, to every other of our initial investors.

   Those of our stockholders who receive notice from the selling stockholders may acquire all, but not less than all, of the shares offered to be sold at the price offered by the selling stockholder. If none of our stockholders opt to purchase the shares of the selling stockholder, the selling stockholder can sell its shares to any other person on the same terms and conditions as originally offered to our stockholders. The right of first offer does not apply to our repurchase of any shares of our class A voting common stock or class E preferred stock from one of our employees in connection with the termination of the employee's employment with us.

   Any stockholder of the company that is subject to the stockholders' agreement may not transfer 25% or more of any of the following shares of our capital stock, whether alone or with other stockholders or whether in one transaction or a series of transactions:

  .  series A preferred stock;

  .  series C preferred stock;

  .  series D preferred stock;

  .  series E preferred stock;

  .  series F preferred stock;

  .  voting preference stock;

  .  class A voting common stock;

  .  class B non-voting common stock;

  .  class C common stock; or

  .  class D common stock,

unless the proposed transfer includes an offer to our initial investors and Mr. Vento and Mr. Sullivan to join in the transfer. Class C common stock and class D common stock will count as one class of stock for purposes of the 25% test. If a selling stockholder receives an offer from a bona fide purchaser to transfer a selling stockholder's shares, the selling stockholder must follow procedures included in our stockholders' agreement to include the other stockholders in the proposed transfer.

   In addition to the foregoing restrictions, our initial investors have agreed not to transfer any shares of their common stock until July 17, 2001 except to affiliates, and Mr. Vento and Mr. Sullivan have agreed not to

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transfer any shares of common stock prior to July 17, 2003, subject to limited exceptions, including that 25% of their common stock may be transferred after July 17, 2001.

   Our stockholders who are subject to our stockholders' agreement also have demand and piggyback registration rights. In some circumstances, stockholders may demand that we register some or all of their securities with the Securities and Exchange Commission under the Securities Act. Also, if we propose to register any shares of our class A voting common stock or securities convertible into or exchangeable for class A voting common stock with the Securities and Exchange Commission under the Securities Act, we must notify all stockholders of our intention to do so, and our stockholders may include in our registration their shares of class A voting stock or securities convertible into or exchangeable for class A voting common stock.

   Amendments. In addition to the approval of our senior lenders, the terms of our stockholders' agreement may be amended only if agreed to in writing by us and the beneficial holders of a majority of the class A voting common stock party to the stockholders' agreement, including AT&T Wireless, 66 2/3% of the class A voting common stock beneficially owned by our initial investors other than AT&T Wireless, and 66 2/3% of the class A voting common stock beneficially owned by Mr. Vento and Mr. Sullivan.

   Termination. The stockholders' agreement will terminate upon the earliest to occur of:

  .  the receipt of the written consent of each party;

  .  July 17, 2009; and

  . under specified circumstances, the date on which a single stockholder beneficially owns all of the outstanding shares of our class A voting common stock.

   Upon completion of the merger with Tritel, our stockholders' agreement will be terminated and a new stockholders' agreement will go into effect.

Proposed Holding Company Stockholders' Agreement

   General. The new stockholders' agreement among our initial investors, the Tritel initial investors, Messrs. Mounger, Martin, Vento and Sullivan and the holding company, to be executed on or before the consummation of the merger, will set guidelines for the management and operations of the holding company and will restrict the sale, transfer or other disposition of holding company capital stock.

   No definitive stockholders' agreement has yet been executed; the stockholders' agreement is still in the process of being finalized, and is subject to change by the parties to the agreement.

   Board of Directors. The new stockholders' agreement will provide that any action of holding company's board of directors be approved by the affirmative vote of a majority of the entire holding company board of directors, except in circumstances where voting by particular classes of directors is required. The new stockholders' agreement will also provide that, upon closing of the merger, holding company's board of directors will consist of 14 directors (two of whom will have only one-half vote, as described below).

   The parties to the new stockholders' agreement will vote all of the shares of holding company stock to cause the election of the following 14 individuals to holding company's board of directors:

  . Mr. Vento and Mr. Sullivan so long as each remains an officer and the management agreement with TeleCorp Management Corp. remains in effect;

  . subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock beneficially owned by our initial investors other than AT&T Wireless;


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  .  subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock beneficially owned by Tritel's initial investors other than AT&T Wireless;

  . two individuals selected by AT&T Wireless in its capacity as the holding company series A convertible preferred stock and series B convertible preferred stock so long as AT&T has the right to elect each such director in accordance with holding company's certificate of incorporation;

  . six individuals designated by the holders of holding company voting preference stock, which include:

    .  one individual who must be reasonably acceptable to AT&T Wireless;

    . two individuals who will be Messrs. Martin and Mounger so long as each remains an officer and employee of holding company, or two individuals who must be reasonably acceptable to Messrs. Martin and Mounger, each individual in either case having one-half vote on all matters requiring a vote of the board of directors; and

    . three individuals who must be reasonably acceptable to holders of a majority in interest of holding company class A voting common stock beneficially owned by AT&T Wireless on the one hand, and the initial investors other than AT&T Wireless, on the other hand, so long as the initial investors other than AT&T Wireless remain entitled to designate at least two directors, or, if they are not entitled, then by the remaining directors on the board of directors.

   In the event that Mr. Martin ceases to be an officer or employee of holding company, Mr. Martin will resign or be removed from the board of directors, and in the event that Mr. Mounger ceases to be an officer or employee of holding company and either the number of shares of holding company common stock beneficially owned by Messrs. Mounger and Martin falls below seventy percent of the number of shares of holding company common stock beneficially owned by them on the date of closing of the merger, or two years elapse from the date of the closing of the merger, Mr. Mounger will resign or be removed from the board of directors. Following the first resignation or removal of either Mr. Martin or Mr. Mounger, the holding company board of directors will be reduced by one, all remaining board of directors seats will have one vote on all matters requiring vote of the board of directors, and any nominated director requiring the approval of Messrs. Martin and Mounger will only require the approval of whoever remains as director. In the event that neither Mr. Martin nor Mr. Mounger remains on the holding company board of directors, the number of directors designated by the holders of the voting preference common stock who require approval by Messrs. Martin and Mounger will be reduced to zero, and the number of directors designated by the holders of the voting preference stock and acceptable to holders of a majority in interest of holding company class A voting common stock beneficially owned by AT&T Wireless on one hand and our initial investors and Tritel's initial investors other than AT&T Wireless on the other hand will be increased to four.

   In the event that Mr. Vento or Mr. Sullivan ceases to be an officer of holding company, or the management agreement between holding company and TeleCorp Management Corp. ceases to be in full force and effect, Mr. Vento or Mr. Sullivan, as applicable, will resign or be removed from holding company's board of directors and the holders of the holding company voting preference stock will select a replacement or replacements who must be acceptable to a majority in interest of our initial investors and the Tritel investors other than AT&T Wireless, in its sole discretion. In the event that AT&T Wireless ceases to be entitled to designate holding company directors, the director or directors elected by AT&T Wireless will resign or be removed from holding company's board of directors and the remaining holding company directors will take action so that the number of holding company directors constituting the entire holding company board of directors will be reduced accordingly.

   The number of holding company directors our initial investors and Tritel's initial investors other than AT&T Wireless will be permitted to designate will be reduced when the number of shares of holding company common stock beneficially owned by our initial investors and Tritel's initial investors other than AT&T Wireless on a fully diluted basis falls below:

  . 85% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger;

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  .  70% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger;

  . 60% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger; and

  . 50% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger;

so that our initial investors and Tritel's investors other than AT&T Wireless will be permitted to designate three, two, one or zero directors respectively; provided, however, that the reductions in the board of directors may not take place or may be delayed if certain of our initial investors and Tritel's investors other than AT&T Wireless hold or maintain a specified percentage of common stock as set forth in the new stockholders' agreement.

   In each instance in which the number of directors our initial investors and Tritel's initial investors other than AT&T Wireless are entitled to designate is reduced, the director designated by our initial investors and Tritel's initial investors other than AT&T Wireless beneficially owning the smallest percentage of shares of common stock then owned by any of our initial investors and Tritel's initial investors other than AT&T Wireless whose designees then remain as directors designated will resign or be removed from holding company's board of directors and the size of holding company's board of directors will be reduced accordingly. In the event that either:

  . the number of holding company directors our initial investors and Tritel's initial investors other than AT&T Wireless are entitled to designate falls below two; or

  . both our initial investors and Tritel's initial investors other than AT&T Wireless entitled to designate the last two directors that our initial investors and Tritel's initial investors other than AT&T Wireless may designate cease to beneficially own at least 75% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger, our initial investors and Tritel's initial investors other than AT&T Wireless will no longer be entitled to approve any designation of holding company directors nor approve any director that replaces Messrs. Vento or Sullivan on the holding company board of directors.

   Exclusivity. The parties to the new stockholders' agreement will agree that, during the term of the stockholders' agreement, neither they nor any of their respective affiliates will provide or resell, or act as the agent for any person offering, within the areas covered by holding company licenses, wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the Federal Communications Commission, except that AT&T Wireless and its affiliates will be able to:

  . resell or act as agent for holding company in connection with mobile wireless communications services;

  . provide or resell wireless communications services only to or from specific locations, provided that any equipment sold in connection with the service must be capable of providing holding company wireless communications services; and

  . resell mobile wireless communications services from another person in any area where holding company has not placed a system into commercial service.

   Additionally, with respect to some markets identified in the intercarrier roamer services agreement with AT&T Wireless, each of holding company and AT&T Wireless will agree to cause their respective affiliates in their home carrier capacities to:

  . program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred provider in these markets; and

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  .  refrain from inducing any of its customers to change such programming.

   AT&T Wireless will retain some PCS licenses within the areas covered by holding company licenses for which holding company has a right of negotiation in the event of a proposed transfer.

   If holding company materially breaches any of its obligations, AT&T Wireless will be able to terminate its exclusivity obligations under the new stockholders' agreement and will be able to terminate holding company's rights to the AT&T brand and logo under the license agreement if a default continues after the applicable cure periods lapse. These material breaches include, if:

  . holding company fails to meet its minimum buildout requirements for its systems as set forth in the new stockholders' agreement;

  . AT&T Wireless and its affiliates decide to adopt a new technology standard other than TDMA in a majority of its markets, and holding company declines to adopt the new technology;

  . each portion of holding company's network does not, within one year after being placed into service, meet or exceed technical standards that AT&T has developed regarding voice quality and performance of network and call completion equipment. Each portion of holding company's network must, within one year after being placed into service, perform on a level, measured by these standards manuals, that meets or exceeds the levels achieved by the average of all comparable wireless communications networks owned and operated by AT&T;

  . holding company fails to satisfy specific performance requirement percentages that its entire network, measured as a single system, must meet, including percentage of calls completed, percentage of established calls dropped, percentages of calls not successfully transferred from one network equipment site to another as a handset moves, or fails to satisfy technical standards regarding the functioning of network and call connection equipment; or

  . holding company fails to meet specified customer care, reception quality and network reliability standards.

   The exclusivity provisions in the new stockholders' agreement will also not apply to AT&T with respect to certain rural portions of Kentucky.

   Construction. The new stockholders' agreement will require holding company to construct a PCS system in the areas covered by its licenses according to a minimum construction plan. The minimum construction plan will consist of the minimum construction plan set forth in each of the TeleCorp Stockholders' Agreement and Tritel Stockholders' Agreement. In addition, prior to the consummation of the merger, the parties will agree on additional provisions which will be included in the buildout plan with respect to the construction of systems in the Wisconsin and Iowa markets acquired by us in our exchange of markets with AT&T Wireless.

   Disqualifying Transaction. If AT&T (or any of its affiliates) and an entity that:

  . derives annual revenues from communications businesses in excess of $5 billion;

  . derives less than one-third of its aggregate revenues from wireless communications; and

  . owns Federal Communications Commission licenses to offer, and does offer, mobile wireless communications services serving more than 25% of the residents, as determined by Paul Kagan Associates, Inc. within the areas covered by holding company licenses merge, consolidate, acquire or dispose of assets to each other, or otherwise combine, then AT&T, upon written notice to holding company, will be able to terminate its exclusivity obligations where the territory covered by holding company licenses overlaps with commercial mobile radio service licenses of the business combination

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partner. Upon such termination, holding company will have the right to cause
AT&T or any transferee that acquired any shares of holding company series A convertible preferred stock, series B convertible preferred stock, series D preferred stock, series F preferred stock or series G preferred stock then owned by AT&T Wireless, and any shares of holding company common stock into which any of these shares are converted, to exchange all, or a proportionate share based on overlapping service areas after such disqualifying transaction, of their shares into shares of series H and I preferred stock. In case of any such exchange, AT&T will be able to terminate its exclusivity obligations in all of holding company's markets.

   Once so converted, holding company will be able to redeem the shares of series H and I preferred stock at any time in accordance with its restated certificate of incorporation.

   Under some circumstances, if AT&T proposes to sell, transfer or assign to any person that is not an affiliate of AT&T Wireless, any PCS system owned and operated by AT&T Wireless and its affiliates in any of the St. Louis, Missouri; Louisville, Kentucky; or Atlanta, Georgia basic trading areas, then AT&T will have to provide holding company with the opportunity to offer its network for sale jointly with AT&T for a 90-day period.

   Acquisition of Licenses. The new stockholders' agreement will provide that holding company may acquire any cellular license that holding company's board of directors has determined is a demonstrably superior alternative to constructing a PCS system within the corresponding areas covered by holding company licenses, if:

  . a majority of the population covered by the license is within the areas covered by holding company licenses;

  . AT&T Wireless and its affiliates do not own commercial mobile radio service licenses in the area covered by the license; and

  . holding company's ownership of the license will not cause AT&T Wireless or any affiliate to be in breach of any law or contract.

   Vendor Discounts; Roaming Agreements. AT&T Wireless will agree in the new stockholders' agreement that, if holding company so requests, and if such request shall not result in any adverse impact to AT&T Wireless, it will use all commercially reasonable efforts:

  . to assist holding company in obtaining discounts from any AT&T Wireless vendor with whom the holding company is negotiating for the purchase of any infrastructure equipment or billing services; and

  . to enable holding company to become a party to the roaming agreements between AT&T Wireless and its affiliates and operators of other cellular and PCS systems.

   Resale Agreements. Holding company, upon the request of AT&T Wireless, will enter into resale agreements relating to the areas covered by holding company licenses under which AT&T Wireless may resell holding company services. The rates, terms and conditions of service that holding company provides are to be at least as favorable, and to the extent permitted by applicable law, more favorable, to AT&T Wireless, taken as a whole, as the rates, terms and conditions that holding company provides to other customers.

   Subsidiaries. The new stockholders' agreement will provide that all of holding company's subsidiaries must be direct or indirect wholly owned subsidiaries. The stockholders' agreement will also provide that with respect to such subsidiaries, holding company may not sell or dispose of a substantial portion of the assets or any of the capital stock of any of such subsidiaries except in connection with a pledge to secure indebtedness.

   Restrictions on Transfer. The new stockholders' agreement will restrict the sale, transfer or other disposition of holding company capital stock, such as by giving rights of first offer and tag along rights and providing demand and piggyback registration rights.

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   If one of holding company's stockholders who is a party to the new stockholders' agreement desires to transfer any or all of its shares of holding company preferred or common stock other than holding company voting preference stock and class C common stock, the selling stockholder must first give written notice to holding company and:

  . if the selling stockholder is one of our initial investors or Tritel's initial investors other than AT&T Wireless or any other stockholder who is a party to the new stockholders' agreement, to AT&T Wireless; and

  . if the selling stockholder is AT&T Wireless, to every other initial investor other than AT&T Wireless.

   The stockholders who receive notice from the selling stockholders may acquire all, but not less than all, of the shares offered to be sold at the price offered by the selling stockholder. If none of the stockholders opt to purchase the shares of the selling stockholder, the selling stockholder will be able to sell its shares to any other person on the same terms and conditions as originally offered to the stockholders. The right of first offer will not apply to holding company's repurchase of any shares of its class A voting common stock or class E preferred stock from one of its employees in connection with the termination of the employee's employment with holding company.

   A stockholder subject to the stockholders' agreement will not be able to transfer 25% (on a fully diluted basis as calculated under the new stockholders' agreement) or more of any of the shares of holding company capital stock, whether alone or with other stockholders or whether in one transaction or a series of transactions, unless the proposed transfer includes an offer to AT&T Wireless, our initial investors and Tritel's initial investors other than AT&T Wireless and Mr. Vento and Mr. Sullivan to join in the transfer in accordance with the procedures included in the new stockholders' agreement regarding the inclusion of other stockholders in the proposed transfer.

   Registration Rights. Holding company stockholders who are subject to the new stockholders' agreement will also have certain demand and piggyback registration rights. In some circumstances, holding company stockholders will be able to demand that holding company register some or all of their securities with the Securities and Exchange Commission under the Securities Act of 1933. Also, if holding company proposes to register any shares of its class A voting common stock or securities convertible into or exchangeable for class A voting common stock with the Securities and Exchange Commission under the Securities Act of 1933, holding company will have to notify stockholders party to the new stockholders' agreement of holding company's intention to do so, and such holding company stockholders may be able to include in the registration their shares of class A voting common stock or securities convertible into or exchangeable for class A voting common stock, subject to certain cutback provisions based on limitations on the number of shares which may be offered as determined by the underwriters in the offering.

   Lockup and Subsequent Offering. In the new stockholders' agreement, each party will agree not to effect any public sale or distribution of holding company class A voting common stock or a similar security, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, Rule 145 or Rule 144A under the Securities Act of 1933 during the 90 day period beginning on the effective date of the merger, and additionally during such period commencing upon the filing of the registration statement for the offering described in the next paragraph (provided that the registration statement for such offering is filed within 60 days of the effective date of the merger) and continuing so long as the company is using commercially reasonable efforts to pursue such registration until such registration becomes effective, and for such additional period of time as is reasonably requested by the managing underwriter(s) of the offering described in the next paragraph, unless such sale or distribution is effected through the offering described in the next paragraph.

   In the new stockholders' agreement, holding company will agree to use commercially reasonable efforts to file a registration statement giving rise to a piggyback registration relating to the holding company class A voting common stock within 60 days of the effective date of the merger and have such registration statement

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declared effective within 150 days of the effective date of the merger, provided, however, that the holding company has agreed to include no more than 50% of newly issued holding company shares in such offering, or $150 million, up to the first $300 million registered in such offering; and thereafter no more than the 30% of the incremental shares registered by the holding company as primary for offerings over and above $300 million.

   Amendments. In addition to the approval of holding company's senior lenders, the terms of the new stockholders' agreement will only be amended if agreed to in writing by holding company and the beneficial holders of a majority of the class A voting common stock party to the stockholders' agreement, including AT&T Wireless, 66 2/3% of the class A voting common stock beneficially owned by our initial investors and Tritel's initial investors other than AT&T Wireless, and 66 2/3% of the class A voting common stock beneficially owned by Mr. Vento and Mr. Sullivan.

   Termination. The new stockholders' agreement will terminate upon the earliest to occur of:

  .   the receipt of the written consent of each party;

  .   July 17, 2009; and

  . the date on which a single stockholder beneficially owns all of the outstanding shares of class A voting common stock.

Intercarrier Roamer Service Agreement/Roaming Administration Service Agreement

   Intercarrier Roamer Service Agreement. We entered into the intercarrier roamer service agreement dated as of July 17, 1998 with AT&T Wireless Services and several of its affiliates. We have agreed with AT&T Wireless that each party, in its capacity as a serving provider, will provide services to each others' customers where it has a license or permit to operate a wireless communications system. Each home carrier whose customers receive service from a serving provider will pay to the serving provider all of the serving provider's charges for wireless service and all of the applicable charges. Each serving provider's service charges per minute or partial minute for use for the first three years will be fixed at a declining rate.

   The intercarrier roamer service agreement has a term of 20 years, which is automatically renewed on a year-to-year basis unless terminated by either party upon 90-days prior written notice. The intercarrier roamer service agreement may be terminated immediately by either party upon written notice to the other of a default of the other party or after 10 years by either party upon 90 days prior written notice. A party will be in default under the intercarrier roamer service agreement upon any of the following:

  . a material breach of any material term of the intercarrier roamer service agreement by a party that continues for 30 days after receipt of written notice of the breach from the nonbreaching party;

  . voluntary liquidation or dissolution or the approval by the management or owners of a party of any plan or arrangement for the voluntary liquidation or dissolution of the party; or

  .   bankruptcy or insolvency of a party.

   The intercarrier roamer service agreement may also be suspended by either party immediately upon written notice to the other party of the existence of a breach of the agreement, whether or not the breach constitutes a default, if the breach materially affects the service being provided to the customers of the non-breaching party. While the suspension is in effect, either in whole or in part, the parties will work together to resolve as quickly as possible the difficulty that caused the suspension. When the party who originally gave notice of suspension concludes that the problem causing the suspension has been resolved, that party will give to the other written notice to this effect, and the agreement will resume in full effect within five business days after the parties have mutually agreed that the problem has been resolved. Neither party may assign or transfer its rights and obligations under the intercarrier roamer service agreement without the written consent of the other party, except to an affiliate or an assignee of its license.

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   Roaming Administrative Service Agreement. Under the roaming administrative service agreement dated as of July 17, 1998 between AT&T Wireless Services and us, AT&T Wireless Services has agreed to make available to us the benefits of the intercarrier roaming services agreements it has entered into with other wireless carriers, subject to the consent of the other wireless carriers and to our remaining a member in good standing of the North American Cellular Network.

   The roaming administrative service agreement has an initial term of two years, which is automatically renewed on a year-to-year basis unless terminated by either party upon 90-days prior written notice. Either party may terminate the roaming administrative service agreement for any reason at any time upon 180-days prior written notice. Either party may also terminate the roaming administrative service agreement:

  . upon a material breach of the other party that is not cured or for which cure is not reasonably begun within 30 days after written notice of the claimed breach; or

  . immediately by either party, after reasonable prior notice, if the other party's operations materially and unreasonably interfere with its operations and the interference is not eliminated within 10 days.

   AT&T Wireless Services can terminate the roaming administrative service agreement if:

  . we are no longer a member in good standing of the North American Cellular Network; or

  . the agreement under which AT&T Wireless Services receives roaming administration services is terminated or expires; provided, however, that AT&T Wireless Services will offer to resume its services in the event that it extends or continues that agreement.

   Neither party may assign or transfer its rights and obligations under the roaming administrative service agreement without the written consent of the other party, except to an affiliate or an assignee of its license, except that AT&T Wireless Services may subcontract its duties.

Resale Agreement

   Our stockholders' agreement provides, and our new stockholders agreement will provide, that, from time to time, at AT&T Wireless's request, we are required to enter into a resale agreement with AT&T Wireless or other of its affiliates. The resale agreement would grant to AT&T Wireless the right to purchase from us its wireless services on a non-exclusive basis within a designated area and resell access to, and use of, our services. AT&T Wireless must pay charges for any services that are resold, including usage, roaming, directory assistance and long distance charges, and taxes and tariffs. Any resale agreement would have an initial term of ten years that would be automatically renewed on a year-to-year basis unless terminated by either party upon 90-days prior written notice. In addition, AT&T Wireless would be able to terminate any resale agreement for any reason at any time upon 180-days prior written notice.

Long Distance Agreement

   Under the long distance agreement dated as of December 21, 1998 between AT&T Wireless Services and the company, we purchase interstate and intrastate long distance services from AT&T Wireless Services at preferred rates. We then resell these long distance services to our customers. We can only obtain these preferred rates if we continue our affiliation with AT&T Wireless Services. The long distance agreement has a term of up to three years.

   The long distance agreement requires that we meet a minimum traffic volume during the term of the agreement, which is adjusted as least once each calendar year at the time specified by AT&T Wireless Services. The minimum traffic volume commitments may be adjusted more frequently upon mutual agreement by AT&T Wireless Services and the company. During the first year, we set the minimum traffic volume commitment in our sole discretion. After the first calendar year, the commitment may be increased by any amount or decreased by any amount up to ten percent at our discretion. We may reduce the minimum traffic volume commitments by more than ten percent with AT&T Wireless Services' permission. If we fail to meet the volume commitments, we must pay to AT&T Wireless Services the difference between the expected fee based on the volume commitment and the fees based on actual volume.

   The long distance services we purchase from AT&T Wireless Services may only be used in connection with:

  .   our commercial mobile radio services;

  .   calls that originate on our network; and

  . those commercial mobile radio services that share our call connection equipment.

Puerto Rico License

   In a series of transactions, we acquired a license and related assets covering the San Juan major trading area from AT&T Wireless on May 25, 1999. The following transactions took place ultimately to effect the acquisition of the license and related assets from AT&T Wireless:

  . on May 24, 1999, we sold to AT&T 30,750 shares of our series A preferred stock, 10,250 shares of our series D preferred stock, and 3,090,000 shares of our series F preferred stock for $40.0 million under a preferred stock purchase agreement;

  . on May 25, 1999, we sold to our initial investors, other than AT&T, 39,997 shares of our series C preferred stock and 12,358,950 shares of our class A voting common stock in exchange for an aggregate amount of $40.0 million in cash under a stock purchase agreement, which will be funded over a three-year period;

  . on May 25, 1999, we purchased the license for the San Juan major trading area and related assets, which included 27 constructed network equipment sites, call connection equipment and leases for additional network equipment sites, from AT&T Wireless for $96.5 million in cash under an asset purchase agreement; and

  . we incurred $3.2 million for microwave relocation and $0.3 million for legal expenses in connection with this acquisition.

   In addition, Mr. Vento and Mr. Sullivan were issued fixed and variable awards of 4,063 and 1,633,899 restricted shares of our series E preferred stock and class A voting common stock, respectively, in exchange for their interest in Puerto Rico Acquisition Corporation. Puerto Rico Acquisition Corporation was an entity wholly-owned by Mr. Vento and Mr. Sullivan that was created for the special purpose of acquiring the license and related assets of the San Juan major trading area. The fixed awards typically vest over a five-year period.

   The variable awards vest based upon certain events taking place, including the company reaching milestones in our minimum construction plan, which were probable at December 31, 1999. The stockholders' agreement sets forth network development requirements for the Puerto Rico license.

   The San Juan major trading area covers a population of approximately 3.9 million people in Puerto Rico, as well as the U.S. Virgin Islands. Our agreements with AT&T were automatically amended to include the San Juan major trading area under the scope of those agreements.

Relationship with Entel Technologies and other Site Acquisition Service
Providers

   We receive site acquisition, construction management, program management, microwave relocation and engineering services under a master services agreement with Wireless Facilities, Inc. Payments under the agreement were approximately $30.7 million in the 1998 fiscal year. At the time of entering into the master

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

services agreement, Mr. Vento was a senior officer, and he and Mr. Sullivan were the controlling stockholders of Entel Technologies. In February 1998, they sold their interests in Entel Technologies to Wireless Facilities, Inc. The terms of this agreement were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

   American Towers, Inc. provides us with network site leases for PCS deployment under a master site lease agreement. Chase Capital Partners, one of our beneficial owners, has a noncontrolling interest in American Towers. The terms of these lease agreements were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

Relationship with the Initial Purchasers of the 11 5/8%Notes and the Notes

   Chase Securities Inc. was one of the initial purchasers of the outstanding 11 5/8% notes and the notes. Chase Securities Inc. and its affiliates perform various investment banking and commercial banking services from time to time for us and our affiliates. Chase Securities Inc. acted as our lead manager for the offering of the 11 5/8% notes and was a joint manager for the offering of the notes. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is the agent bank and a lender under our senior credit facilities. Michael R. Hannon, a member of our board of directors, is a General Partner of Chase Capital Partners, an affiliate of Chase Securities Inc. In addition, CB Capital Investors, L.P., an affiliate of Chase Capital Partners, is one of our initial investors and owns shares of our common and preferred stock. The terms of TeleCorp's senior credit facilities were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

Relationships with Tritel Communications and Triton

   We have formed Affiliate License Co. with Triton and Tritel Communications to adopt a common brand, SunCom, that is co-branded with AT&T on an equal emphasis basis. Under the agreement, we, Triton and Tritel Communications each own one third of Affiliate License Co., the owner of the SunCom name. We, along with the other SunCom companies license the SunCom name from Affiliate License Co. Mr. Sullivan is a director of Affiliate License Co. The terms of this agreement were no more favorable to the parties than they could have obtained from third parties negotiated as arm's length.

   AT&T owns stock in the company and in Tritel and we and Tritel may be deemed affiliates by virtue of a common ownership. Mr. Anderson, one of our directors, also serves as a director of Tritel, AT&T, CB Capital Investors and Equity-Linked Investors own stock in the company and in Triton, and we and Triton may be deemed affiliates by virtue of common ownership. Mr. Anderson also serves as a director of Triton.

   Tritel Communications owned a controlling interest in Digital PCS at the time we acquired licenses from Digital PCS. Tritel Communications may be deemed an affiliate of Digital PCS. In addition, at the time we acquired licenses from Digital PCS, Mr. Anderson, one of our current directors, and Mr. Fuqua, one of our directors at the time of the acquisition, were directors of Tritel Communications. The terms of this agreement were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

Relationship with Other Entities

   TeleCorp Holding Corp. Our predecessor company, TeleCorp Holding Corp., was incorporated to participate in the Federal Communications Commission's auction of licenses in April 1997. TeleCorp Holding Corp. raised money from investors to develop any licenses it obtained in the auction. TeleCorp Holding Corp. successfully obtained licenses in the New Orleans, Memphis, Beaumont, Little Rock, Houston, Tampa, Melbourne and Orlando basic trading areas. In August 1997, TeleCorp Holding Corp. transferred the Houston,

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

Tampa, Melbourne and Orlando basic trading area licenses to four newly-formed entities created by TeleCorp Holding Corp.'s stockholders:


  .  THC of Houston;

  .  THC of Tampa;

  .  THC of Melbourne; and

  .  THC of Orlando;

and issued notes in the aggregate amount of approximately $2.7 million to these entities to develop these licenses. These licenses were transferred along with the related operating assets and liabilities in exchange for investment units consisting of class A voting, B non-voting and C common stock and series A preferred stock in August 1997. Concurrently, TeleCorp Holding Corp. distributed the investment units, on a pro rata basis, in a partial stock redemption to TeleCorp Holding Corp.'s existing stockholder group. As a result of this distribution, TeleCorp Holding Corp. no longer retains any ownership equity interest in the newly formed entities. TeleCorp Holding Corp. performed administrative and management services and paid costs on behalf of these entities for the year ended December 31, 1997 worth the aggregate amount of $0.7 million. In 1998, upon the closing of the agreements with AT&T, TeleCorp Holding Corp. paid approximately $2.0 million to the four THC entities as payment of the notes, offset by the approximately $0.7 million in services and costs. The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

   TeleCorp WCS. On May 5, 1997, TeleCorp Holding Corp. lent approximately $3.0 million to TeleCorp WCS, Inc. in exchange for interest-free notes from TeleCorp WCS. On May 5, 1997, TeleCorp Holding Corp. received equity investments in exchange for the right to receive:

  .  the notes from TeleCorp WCS;

  . any cash, notes or other assets received by TeleCorp Holding Corp. on behalf of the notes; or

  .  any capital stock into which the notes were converted.

   TeleCorp WCS repaid approximately $2.7 million of the notes with cash to TeleCorp Holding Corp., and TeleCorp Holding Corp. forwarded this cash to the equity investors. TeleCorp WCS issued a note in the amount of approximately $0.3 million directly to the investors on behalf of the remaining $0.3 million outstanding under the notes. TeleCorp WCS converted these notes into capital stock issued to the investors in 1998.

   Mr. Sullivan and Mr. Vento own 2,875 and 4,625 shares of class C common stock of TeleCorp WCS, respectively, which represents 60% of its outstanding class A voting common stock. At the time of entering into the transactions with TeleCorp WCS, Mr. Sullivan and Mr. Vento were stockholders in TeleCorp Holding Corp.

   The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

   TeleCorp Investment Corp.; TeleCorp Investment Corp. II. TeleCorp Investment Corp. owns 352,956 shares of our class A voting common stock, 575 shares of our class C common stock, 3,780 shares of our class D common stock and 1,160.17 shares of our series C preferred stock. Some of our stockholders own stock in TeleCorp Investment Corp., as follows:

  . Chase Capital Partners, one of our initial investors, owns an 80% equity interest;

  .  Mr. Sullivan and Mr. Vento each own a 2.4% equity interest; and

  .  Mr. Dowski owns a 1.6% equity interest.

   In addition, TeleCorp Investment Corp. II was formed to purchase from Entergy Technology Holding Corporation 492,064 shares of our class A voting common stock and 11,366 shares of our class D common stock. The purchase of shares was concluded on July 15, 1999. Mr. Vento, Mr. Sullivan and Ms. Dobson each own 5.99% of TeleCorp Investment Corp. II. Mr. Vento and Mr. Sullivan serve as managers of TeleCorp Investment Corp. II.

   The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

   Viper Wireless. On April 11, 2000, pursuant to Federal Communications Commission consent, we acquired the 15% of Viper Wireless, Inc. that we did not yet own from Messrs. Vento and Sullivan in exchange for an aggregate of 323,372 shares of our class A voting common stock and 800 shares of our series E preferred stock through a merger of TeleCorp Holding Corp. and Viper Wireless. TeleCorp Holding Corp. acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32.3 million contributed by AT&T Wireless and some of our other initial investors for additional shares of our preferred and common stock. As part of this financing, we paid approximately $0.5 million to Chase Securities, Inc., an initial purchaser and an affiliate of one of our initial investors, for placement advice. Viper Wireless used the proceeds to participate in the Federal Communications Commission's reauction of PCS licenses. Viper Wireless was subsequently granted six PCS licenses in the reauction.

   TeleCorp LMDS. On April 7, 2000, pursuant to Federal Communications Commission consent, we acquired TeleCorp LMDS, Inc. through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of our class A voting common stock. TeleCorp LMDS's stockholders are Mr. Vento, Mr. Sullivan and three of our initial investors. By acquiring TeleCorp LMDS, we gained LMDS licenses covering airwaves in Little Rock, Arkansas, Beaumont, Texas, New Orleans, Louisiana, San Juan and Mayaguez, Puerto Rico, and the U.S. Virgin Islands. See "Securities Ownership of Certain Beneficial Owners and Management."

Relationship with Toronto Dominion

   Toronto Dominion Investments, one of our initial investors, and TD Securities (USA), an affiliate of Toronto Dominion Investments, which is a lender under our senior credit facilities, may be deemed to be under common control by virtue of their relationship to each other and to us. The terms of our senior credit facilities were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

Relationships with Stockholders

   From inception through June 1998, our primary source of financing was notes issued to some of our initial investors. In July 1996, we issued $0.5 million of subordinated promissory notes to such investors. These notes were converted into 50 shares of our series A preferred stock in April 1997. In December 1997, we issued various promissory notes to some of our initial investors. These notes were converted into mandatorily redeemable preferred stock in July 1998. From January 1, 1998 to June 30, 1998, we borrowed approximately $22.5 million in the form of promissory notes to existing and prospective investors to satisfy working capital needs. These notes were converted into equity in July 1998 in connection with the completion of the venture with AT&T.

   The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

Relationship with McDermott, Will & Emery

   We use the services of a law firm, McDermott, Will & Emery. Mr. Sullivan, TeleCorp's Executive Vice President and Chief Financial Officer, was counsel until October 1999 and a partner prior to July 1998. The terms of these arrangements were no more favorable to McDermott, Will & Emery than terms that could have been obtained from third parties negotiated at arm's length.

Relationship with Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

   We use the services of a law firm, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., whose affiliate, ML Strategies, LLC, pursuant to an agreement and for matters unrelated to us, utilizes the services of Mr. Sullivan, our Executive Vice President and Chief Financial Officer, as a consultant, for a consulting fee. The terms of these arrangements are no more favorable to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., ML Strategies or Mr. Sullivan, than could be obtained from third parties negotiated at arm's length.

Selected Unaudited As Adjusted and Pro Forma As Adjusted Financial Data

   The following unaudited as adjusted and pro forma as adjusted financial data combines the historical consolidated balance sheets and statements of operations of TeleCorp, Tritel, Indus, Inc. (Indus) and Airadigm Communications, Inc. (Airadigm). These unaudited as adjusted and pro forma as adjusted financial statements give effect to the merger with Tritel using the purchase method of accounting, the contribution from AT&T, the acquisition of all of the common and preferred stock of Indus, the acquisition of additional wireless properties and assets from Airadigm, the exchange with AT&T, which includes the acquisition of PCS licenses from ABC Wireless, L.L.C. (ABC) and Polycell Communications, Inc. (Polycell), the offering of the new Senior Subordinated Notes and pro forma inter-entity eliminations.

   We derived this information from the audited consolidated financial statements of TeleCorp and Tritel and from the unaudited financial statements of Indus and Airadigm as of and for the year ended December 31, 1999 and from the unaudited consolidated financial statements of TeleCorp and Tritel and from the unaudited financial statements of Indus and Airadigm as of and for the six months ended June 30, 2000. This information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of TeleCorp and Tritel for those periods, contained elsewhere herein. For presentation of the pro forma financial aspects of each of these transactions, both individually and combined, see "Financial Information-- Unaudited Pro Forma Condensed Combined Financial Statements."

   The unaudited as adjusted and pro forma as adjusted condensed combined statement of operations data for the year ended December 31, 1999 assumes each of the transactions was effected on January 1, 1999. The unaudited as adjusted and pro forma as adjusted condensed combined statement of operations data for the six months ended June 30, 2000 assumes each of the transactions was effected on January 1, 1999. The unaudited as adjusted and pro forma as adjusted condensed combined balance sheet data as of June 30, 2000 gives effect to each transaction as if it had occurred on June 30, 2000. The accounting policies of TeleCorp, Tritel, Indus and Airadigm are substantially comparable. Certain reclassifications have been made to Tritel's, Indus' and Airadigm's historical presentation to conform to TeleCorp's presentation. These reclassifications do not materially impact Tritel's, Indus' or Airadigm's statements of operations or financial position for the periods presented.

   We are providing the unaudited as adjusted and pro forma as adjusted condensed combined financial information for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the unaudited as adjusted and pro forma as adjusted condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

                               TELECORP PCS, INC.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                                               For the six months
                                               ended June 30, 2000
                                   -------------------------------------------
                                                                  Pro Forma
                                   Historical(1) As Adjusted(2) As Adjusted(3)
                                   ------------- -------------- --------------
                                    (unaudited)   (unaudited)    (unaudited)
                                     ($ in thousands, except per share data)
Statement of Operations Data:
Revenue:
  Service.........................  $    88,056   $    88,056    $   105,420
  Roaming.........................       26,151        26,151         35,940
  Equipment.......................       13,250        13,250         16,882
                                    -----------   -----------    -----------
    Total revenue.................      127,457       127,457        158,242
                                    -----------   -----------    -----------
Operating expenses:
  Cost of revenue.................       40,433        40,433         65,718
  Operations and development......       25,535        25,535         50,284
  Selling and marketing...........       74,766        74,766        102,058
  General and administrative......       74,347        74,347        169,667
  Depreciation and amortization...       50,383        50,383        199,664
  Restructuring charges...........          --            --             --
                                    -----------   -----------    -----------
    Total operating expenses......      265,464       265,464        587,391
                                    -----------   -----------    -----------
    Operating loss................     (138,007)     (138,007)      (429,149)
Other (expense) income:
  Interest (expense)..............      (34,263)      (58,820)      (101,122)
  Interest income and other.......        3,897         3,897         16,056
                                    -----------   -----------    -----------
Loss before income taxes..........     (168,373)     (192,930)      (514,215)
Income tax benefit................          --            --           1,076
                                    -----------   -----------    -----------
Net loss..........................     (168,373)     (192,930)      (513,139)
Accretion of mandatorily
 redeemable preferred stock.......      (15,889)      (15,889)       (20,422)
                                    -----------   -----------    -----------
Net loss attributable to common
 equity...........................  $  (184,262)  $  (208,819)   $  (533,561)
                                    ===========   ===========    ===========
Net loss attributable to common
 equity per share--basic and
 diluted..........................  $     (1.84)  $     (2.08)   $     (2.79)
                                    ===========   ===========    ===========
Weighted average common equity
 shares outstanding--basic and
 diluted..........................  100,414,647   100,414,647    191,059,489
                                    ===========   ===========    ===========
                                               As of June 30, 2000
                                   -------------------------------------------
                                                                  Pro Forma
                                   Historical(1) As Adjusted(2) As Adjusted(3)
                                   ------------- -------------- --------------
                                                  (unaudited)    (unaudited)
Balance Sheet Data:
Cash and cash equivalents.........  $    28,223   $   465,223    $   758,858
Working capital...................      (53,405)      396,595        594,187
Property and equipment, net.......      531,034       531,034        884,079
PCS licenses and microwave
 relocation costs, net............      277,275       277,275      3,999,573
Intangible assets and goodwill,
 net..............................       34,330        34,330      3,107,402
Total assets......................      966,597     1,416,597      8,917,271
Total debt........................      729,544     1,179,544      1,916,876
Mandatorily redeemable preferred
 stock, net.......................      279,128       279,128        380,543
Total stockholders' equity
 (deficit)........................  $  (203,416)  $  (203,416)   $ 5,162,663

--------
(1)  Historical TeleCorp data
(2)  Historical TeleCorp data as adjusted for this offering
(3) Historical TeleCorp data as adjusted for this offering plus pro forma adjustments for all pending transactions

                               TELECORP PCS, INC.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                                               For the year ended
                                                December 31, 1999
                                   -------------------------------------------
                                                                  Pro Forma
                                   Historical(1) As Adjusted(2) As Adjusted(3)
                                   ------------- -------------- --------------
                                                  (unaudited)    (unaudited)
                                     ($ in thousands, except per share data)
Statement of Operations Data:
Revenue:
  Service.........................  $   41,319     $   41,319    $    45,866
  Roaming.........................      29,010         29,010         24,544
  Equipment.......................      17,353         17,353         19,565
                                    ----------     ----------    -----------
    Total revenue.................      87,682         87,682         89,975
                                    ----------     ----------    -----------
Operating expenses:
  Cost of revenue.................      39,259         39,259         46,348
  Operations and development......      35,979         35,979         57,519
  Selling and marketing...........      71,180         71,180        107,514
  General and administrative......      92,585         92,585        315,628
  Depreciation and amortization...      55,110         55,110        251,426
  Restructuring charges...........         --             --          32,000
                                    ----------     ----------    -----------
    Total operating expenses......     294,113        294,113        810,435
                                    ----------     ----------    -----------
    Operating loss................    (206,431)      (206,431)      (720,460)
Other (expense) income:
  Interest (expense)..............     (51,313)      (100,426)      (148,109)
  Interest income and other.......       6,748          6,748         24,314
                                    ----------     ----------    -----------
Loss before income taxes..........    (250,996)      (300,109)      (844,255)
Income tax benefit................         --             --          28,976
                                    ----------     ----------    -----------
Net loss..........................    (250,996)      (300,109)      (815,279)
Accretion of mandatorily
 redeemable preferred stock.......     (24,124)       (24,124)       (33,042)
                                    ----------     ----------    -----------
Net loss attributable to common
 equity...........................  $ (275,120)    $ (324,233)   $  (848,321)
                                    ==========     ==========    ===========
Net loss attributable to common
 equity per share--basic and
 diluted..........................  $    (3.58)    $    (4.22)   $     (5.06)
                                    ==========     ==========    ===========
Weighted average common equity
 shares outstanding--basic and
 diluted..........................  76,895,391     76,895,391    167,540,233
                                    ==========     ==========    ===========

Unaudited Comparative Per Share Information

   The following reflects (a) the historical net loss attributable to common equity per share and book value per share of TeleCorp common equity shares in comparison with the pro forma net loss and book value per common equity share after giving effect to the proposed merger with Tritel under the purchase method of accounting, the contribution and exchange with AT&T and the acquisitions related to Indus, Airadigm, ABC and Polycell; and (b) the historical net loss and book value per share of Tritel common equity shares in comparison with the equivalent pro forma net loss and book value per share attributable to 0.76 of a share of TeleCorp-Tritel Holding Company common equity shares which will be received for each share of Tritel. This information should be read in conjunction with the unaudited pro forma condensed combined financial statements of TeleCorp and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein.

                                                                 As of and for
                                                  As of and      the six months
                                              for the year ended     ended
                                              December 31, 1999  June 30, 2000
                                                  Pro Forma        Pro Forma
                                              ------------------ --------------
                                                 (unaudited)      (unaudited)
TeleCorp
  Net loss attributable to common equity per
   share
    Historical...............................      $ (3.58)          $(1.84)
    Pro forma................................      $ (5.06)          $(2.79)
  Book value per share(1)
    Historical...............................      $ (0.90)          $(1.96)
    Pro forma................................      $ 27.69           $26.54
  Cash dividends per share(2)
    Historical...............................      $   --            $  --
    Pro forma................................      $   --            $  --
Tritel
  Net loss per share
    Historical...............................      $(33.25)          $(1.43)
    Equivalent pro forma(3)..................      $ (3.85)          $(2.12)
  Book value per share(1)
    Historical...............................      $  3.06           $ 2.21
    Equivalent pro forma(3)..................      $ 21.04           $20.17
  Cash dividends per share(2)
    Historical...............................      $   --            $  --
    Equivalent pro forma.....................      $   --            $  --

--------
(1) Computed by dividing net worth (assets less liabilities less mandatorily redeemable preferred stock) by the number of shares outstanding as of December 31, 1999 and June 30, 2000, respectively.
(2) No cash dividends have been paid since the inception of TeleCorp or Tritel.
(3) Computed by multiplying pro forma loss per share and pro forma book value per share of Holding Company by the exchange ratio of 0.76.

 Stock Split

   On August 27, 1999, TeleCorp amended its certificate of incorporation to effect a 100 for 1 stock split for its series F preferred stock and all classes of its common stock to be effective as of August 27, 1999. On November 8, 1999, TeleCorp amended its certificate of incorporation to effect a 3.09 for 1 stock split for its series F preferred stock and all classes of its common stock to be effective as of November 8, 1999. All TeleCorp common stock and preferred stock share data has been retroactively adjusted to reflect this change.

   On November 19, 1999, Tritel's board of directors approved a 400 for 1 stock split for class A voting, class B non-voting, class C and class D common stock which became effective December 13, 1999. All Tritel common stock share data, except voting preference common shares, has been retroactively adjusted to reflect this change.

The Pending Merger

 Overview

   We recently entered into a merger agreement with Tritel. This agreement provides for each of us to merge with a subsidiary of the holding company. Upon completion of these pending mergers, Tritel and we will both become wholly owned subsidiaries of the holding company. Pursuant to the merger agreement, our common stockholders will receive one share of a corresponding class of substantially similar holding company class A voting common stock through class D common stock and voting preference common stock for each share of each class of our class A voting common stock through class D common stock and voting preference common stock they own, except that our class B non-voting common stockholders will receive one share of holding company class A voting common stock for each share they own. Our preferred stockholders will receive one share of a corresponding series of substantially similar holding company preferred stock for each share of each series of our preferred stock they own.

   Tritel class A voting common and class B non-voting common stockholders will receive 0.76 shares of holding company class A voting common stock for each share they own and cash in lieu of any fractional share. Tritel class C common and class D common stockholders will receive 0.0076 shares of holding company class E common and class F common stock, respectively, and 0.7524 shares of holding company class A voting common stock for each share they own and cash in lieu of any fractional share. Tritel series A preferred and series D preferred stockholders will receive one share of holding company series B preferred and series G preferred stock, respectively, for each share they own. E.B. Martin, as a voting preference common stockholder, will receive an aggregate amount of $10 million for all the shares of voting preference common stock he owns. William M. Mounger, II, as a Tritel voting preference common stockholder, will also receive three shares of holding company voting preference common stock for all of the shares of voting preference common stock he owns and will receive a put to sell his shares of Tritel voting preference common stock for $10 million. Both Mr. Martin and Mr. Mounger could potentially receive contingent payments for the shares of Tritel voting preference common stock they own immediately prior to the merger under certain circumstances. In the event that either Thomas Sullivan or Gerald Vento or both engage in a transaction in which voting preference stock representing in excess of 50% of the voting power of holding company capital stock entitled to vote generally in the election of directors is directly or indirectly sold, transferred, assigned, exchanged or converted, Mr. Mounger will be entitled to receive from Tritel either (1) if prior to the exercise of Mr. Mounger's put right, an amount equal to the sum of
(A) $10 million and (B) 50% of the sum of (i) the amount by which the consideration received by Thomas Sullivan in the control transfer transaction exceeds $10 million (consideration received for shares of holding company capital stock other than voting preference stock is not attributed to the control transfer transaction) and (ii) the amount by which the consideration received by Gerald Vento in the control transfer transaction exceeds $10 million (consideration received for shares of holding company capital stock other than voting preference stock is not attributed to the control transfer transaction) or (2) if after the exercise of Mr. Mounger's put right, an amount equal to 50% of the sum of the amounts in (i) and (ii) above, as reduced to reflect interest calculated from the date of the exercise of the put right on $10 million received by Mr. Mounger. In addition, upon such a control transfer transaction, Mr. Martin will be entitled to receive an amount equal to 50% of the sum of the amounts in (i) and (ii) above, as reduced to reflect interest calculated from the closing date of the merger on $10 million received by Mr. Martin.

   Concurrently with the execution of the merger agreement, TeleCorp, Tritel, and a number of major stockholders of each of TeleCorp and Tritel entered into an agreement whereby (1) our stockholders with greater than 50% of the voting power of TeleCorp have agreed to vote the number of shares of our class A voting common stock and voting preference common stock beneficially owned by them at the time of the

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TeleCorp special meeting in favor of the pending merger and (2) Tritel stockholders with greater than 50% of the voting power of Tritel have agreed to vote the number of shares of common stock of Tritel beneficially owned by them at the time of the Tritel special meeting in favor of the pending merger. In addition, the pending merger has been unanimously approved by our and Tritel's board of directors, with three of our directors abstaining and both the TeleCorp board and the Tritel board have agreed to recommend that their respective stockholders adopt, and approve the transactions contemplated by, the merger agreement.

 Conditions to the Completion of the Merger

   The obligations of Tritel and us to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:

  . the merger agreement must be adopted by both our and Tritel's stockholders, which occurred on August 8, 2000;

  . no law, injunction or order preventing the completion of the merger may be in effect;

  .  the final approval of the Federal Communications Commission;

  . the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act must expire or be terminated;

  . we and Tritel must obtain other regulatory approvals from domestic governmental entities;

  . the shares of the holding company's class A voting common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market;

  . we and Tritel must have complied with their respective covenants in the merger agreement;

  . Tritel's and our respective representations and warranties in the merger agreement must be true and correct; and

  . we and Tritel must each receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free exchange or reorganization.

 Termination of the Merger Agreement

   We and Tritel can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if:

  . the merger is not completed on or before December 31, 2000 or, if certain regulatory approvals are pending, March 31, 2001, so long as the failure to complete the merger is not the result of the willful failure by that company to fulfill any of its material obligations under the merger agreement;

  .  government actions do not permit the completion of the merger;

  . either company's stockholders do not vote to adopt the merger agreement at a duly held meeting of either company's stockholders (both companies' stockholders adopted these agreements on August 8, 2000); or

  . the other company breaches its representations, warranties or covenants in the merger agreement in a material way.

 Our Interim Operations

   Pending the completion of the merger, we have agreed to carry on our respective businesses in the ordinary course and we are bound by covenants set forth in the merger agreement that restrict us from taking a variety of actions. For example, without the prior written consent of Tritel, we have agreed to specific restrictions relating to the following:

  .  the amendment of our certificate of incorporation or by-laws;

  .  the merger or consolidation with other entities;

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  .  the issuance or sale of capital stock, any voting debt or other equity interests;

  .  the disposition of assets;

  . the alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

  .  the declaration or payment of dividends;

  .  the repurchase or redemption of capital stock;

  .  compensation of directors, executive officers and key employees;

  .  employment or severance agreements;

  .  the acquisition of assets or other entities;

  .  the incurrence, assumption or guarantee of loans or advances;

  .  the incurrence of capital expenditures;

  .  the incurrence of purchase commitments;

  .  accounting policies and procedures;

  .  the incurrence of debt;

  .  the disposition of intellectual property;

  . actions that would result in a material violation, default or waiver of rights under any material agreements;

  . actions or failure to take actions that would result in any of the representations and warranties becoming untrue in any material respect, or any of the conditions to the mergers not being satisfied;

  . the taking of actions that would prevent or impede the mergers from qualifying as an exchange under Section 351 of the Internal Revenue Code or the qualification of either merger as a reorganization under Section 368 of the Internal Revenue Code; or

  . the entering into or amending of any agreements, commitments or arrangements with respect to any conduct of business prohibited during the period before completion of the merger.

Concurrent Transactions

 AT&T Wireless Services Contribution

   In connection with the pending merger, and as part of an overall plan with the merger, simultaneously with the closing of the merger, AT&T Wireless Services is expected to contribute to holding company rights, pursuant to separate asset purchase and merger agreements, to designate a qualified assignee for wireless licenses in Milwaukee and Madison, Wisconsin and Des Moines and Davenport, Iowa.

   In connection with the contribution, the merger agreement provides for the following transactions to occur:

  . AT&T Wireless Services agreed to assign to holding company or us its right to enter into, and all its rights, title and interest in, an asset purchase agreement with Airadigm Communications, Inc. Pursuant to this agreement, on June 2, 2000, we entered into the asset purchase agreement to purchase from Airadigm certain of its assets, including licenses representing approximately 3.1 million people in Wisconsin and Iowa, for approximately $74.0 million in cash and the assumption or payment in full of approximately $74.6 million in debt. This agreement is subject to approval in connection with the bankruptcy proceedings of Airadigm;

  . AT&T Wireless Services has agreed to assign to holding company or us all of its rights, title and interest in a merger agreement with Indus, Inc. including the assumption of approximately

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     $54.0 million of Federal Communications Commission debt, $54.7 million of other liabilities and a $34.7 million cash payment (of which up to $4.0 million can be satisfied in holding company class A voting common stock at Indus's option). Indus licenses represent a population of approximately 1.9 million in Milwaukee, Wisconsin;

  . the Existing Network Membership License Agreement, as defined in the merger agreement, between AT&T and holding company or us will be amended by the License Extension Agreement to extend the initial five-year brand sharing for an additional two years until July 17, 2005 and extend our rights to all people covered by holding company licenses;

  . AT&T Wireless Services will contribute approximately $20.0 million in cash to holding company; and

  . in consideration for AT&T Wireless Services' contribution of licenses, assignment of rights and contribution of cash, AT&T Wireless Services will receive 9,272,740 shares of holding company class A voting common stock.

 Conditions to the Completion of the Contribution

   The obligations of Tritel and us to complete the contribution is subject to the satisfaction or waiver of specified conditions, including those listed below:

  . the merger agreement must be adopted by both our and Tritel's stockholders which occurred on August 8, 2000;

  . no law, injunction or order preventing the completion of the contribution may be in effect;

  . the completion of the merger of the first merger subsidiary into us and the merger of the second merger subsidiary into Tritel;

  . the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act must expire or be terminated;

  . we and Tritel must obtain other regulatory approvals from domestic governmental entities;

  . we and Tritel must have complied with our respective covenants in the merger agreement;

  . the simultaneous issuance of 9,272,740 shares of the holding company's class A voting common stock to AT&T Wireless Services;

  . Tritel's and our respective representations and warranties in the merger agreement must be true and correct; and

  .  the exchange transaction must have been completed.

   The completion of the contribution requires the completion of the merger, however the failure of the contribution to occur will not prevent the completion of the merger.

 AT&T Wireless Exchange

   At the same time we entered into the merger agreement, we entered into a separate exchange agreement with AT&T Wireless to exchange certain wireless assets to extend our respective service areas.

   In connection with the exchange, the exchange agreement provides for the following transactions:

   We will sell the 20 MHz PCS licenses in the New England territory, including some suburbs of Boston, Hyannis and Worcester, Massachusetts and Manchester, Nashua and Concord, New Hampshire, representing a population of approximately 1.9 million people and certain property and equipment to AT&T Wireless in exchange for the following assets and rights of AT&T Wireless:

  . ABC Wireless has obtained the right to purchase the licenses of Polycell Communications, Inc. and Clinton Communications, Inc., which is a wholly owned subsidiary of Polycell, pursuant to the

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     amended and restated acquisition agreement among Polycell, Clinton
     Communications and ABC Wireless and has assigned its rights to transfer the right to hold two of such licenses and all of its other rights related to such licenses under the acquisition agreement to AT&T Wireless. AT&T Wireless has agreed to assign to us the right to hold the licenses and all of its other rights related to such licenses under the acquisition agreement. We will acquire from Polycell and Clinton Communications licenses covering approximately 0.3 million people in Iowa;

  . AT&T Wireless has obtained the right to assign the right to hold certain licenses of ABC Wireless and to assign all of its other rights and obligations under its acquisition agreement with ABC Wireless. We will acquire from AT&T Wireless licenses representing a population of approximately 1.5 million people in Iowa, including Des Moines, Davenport, Dubuque and Iowa City;

  . AT&T Wireless has agreed to transfer to us its 10 MHz licenses in Wisconsin held by AT&T Wireless or its affiliates. We will acquire from AT&T Wireless licenses representing a population of approximately 1.95 people million in Wisconsin, including Madison, Appleton-Oshkosh and Green Bay;

  . AT&T Wireless has agreed to transfer to us its 10 MHz licenses in Iowa held by AT&T Wireless or its affiliates. We will acquire from AT&T Wireless licenses representing approximately 385,400 people in Iowa; and

  . AT&T Wireless will pay us $80.0 million in cash, less the cash consideration of approximately $12.0 million paid in connection with the Polycell, Clinton Communications and ABC Wireless licenses, for certain of the assets associated with our New England territory. As of February 29, 2000, ABC has paid out of funds loaned to ABC by AT&T Wireless $3,384,350 in cash to Polycell of which $950,650 will be reimbursed to ABC Wireless by AT&T Wireless upon the closing of the merger. Upon the closing of the merger, Polycell and Clinton Communications will receive an aggregate additional $3,384,350. Upon closing of the merger, AT&T Wireless will pay $6,867,750 in cash to ABC Wireless.

   Replacement Assets. In the event that AT&T Wireless is unable to deliver any of the licenses of Polycell, Clinton Communications or ABC Wireless within 35 days after we, or any of our affiliates are treated as transferring any of our assets under certain tax regulations, then, within 45 days after the date of transfer, AT&T Wireless will deliver to an intermediary (a corporation who will hold the assets, cash and stock consideration, if any, pending the completion of the exchange transaction in order to qualify the exchange transaction as a tax-free exchange under Section 1031 of the Internal Revenue Code) one of the following (chosen at AT&T Wireless' option):

  . cash in an amount equal to (1) $133 times the number of people covered by the licenses of Polycell, Clinton Communications or ABC Wireless, as the case may be, less (2) the amount of the cash consideration that was required to be paid under the acquisition agreements;

  . our class A voting common stock having a value equal to the cash payable as described above, valued based on the average of the closing prices of our class A voting common stock for the ten trading days immediately preceding the closing date of the exchange transactions; or

  . executed assignments satisfactory to us for replacement assets consisting of PCS licenses held by AT&T Wireless or its affiliates in markets of equivalent size and density to markets covered by the licenses of Polycell, Clinton Communications and ABC Wireless and reasonably acceptable to us covering at least an equivalent number of people in licensed areas, which shall be exchanged as a like-kind exchange. If AT&T Wireless chooses to deliver the replacement assets described in this paragraph, then:

    . we will deliver to the intermediary, who will deliver to AT&T Wireless, our class A voting common stock, valued based on the average of the closing prices of our class A voting common stock for the ten trading days immediately preceding the closing date of the exchange

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       transactions, equal to the amount of the cash consideration that was required to be paid under the acquisition agreement(s) governing the undistributed licenses;

    . if the number of people in licensed areas included in the replacement assets exceeds the number of people covered by the licenses of Polycell, Clinton Communications or ABC Wireless, we will deliver to the intermediary, who will deliver to AT&T Wireless, an additional amount of our class A voting common stock, valued as described above, equal to $133 times the number of the excess people; and

    . the replacement assets will be considered as "replacement assets" within the meaning of Section 1031 of the Internal Revenue Code.

   The intermediary will transfer the replacement assets and any cash consideration to our appropriate affiliate and any cash consideration to AT&T Wireless at the closing of the exchange transactions.

   Termination. In the event that we are unable to deliver any of our licenses or if the exchange agreement terminates prior to delivery of our licenses, and prior to termination, any of our affiliates has acquired any of the Polycell and ABC Wireless assets pursuant to the exchange agreement, then promptly upon termination of the exchange agreement, we will, as directed by AT&T Wireless, either:

  . sell the licenses of Polycell, Clinton Communications or ABC Wireless to an entity designated by AT&T Wireless for a purchase price and otherwise on the same terms and conditions as our acquisition of the Polycell assets or the ABC Wireless assets; or

  . issue to AT&T Wireless our class A voting common stock having a value equal to (1) $133 times the number of people covered by the licenses of Polycell, Clinton Communications or ABC Wireless, as the case may be, less (2) the amount of the cash consideration that was required to be paid pursuant to the Polycell acquisition agreement or the ABC Wireless acquisition agreement, as the case may be. Our class A voting common stock is to be valued based on the average of the closing prices of the stock for the ten trading days immediately preceding the date of closing of the exchange transactions.

   We and AT&T Wireless have agreed to enter into a transition agreement requiring us to provide operational and administrative services for AT&T Wireless with respect to our licenses for a certain period of time.

 Conditions to the Completion of the Exchange Transaction

   The obligations of the parties to the exchange agreement to complete the exchange is subject to the satisfaction or waiver of specified conditions, including those listed below:

  . no law, injunction or order preventing the completion of the exchange may be in effect;

  .  consent of the Federal Communications Commission;

  . the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act must expire or be terminated;

  . all of the parties must obtain other regulatory approvals from domestic governmental entities;

  . we and AT&T Wireless must have complied with their respective covenants in the exchange agreement;

  . AT&T Wireless' and our respective representations and warranties in the exchange agreement must be true and correct;

  . we must receive the consent of our lenders required under the Credit Agreement dated July 17, 1998; and

  .  we must have acquired the assets of Indus.

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 Side Letters With AT&T Wireless and AT&T Wireless Services

   At the same time we entered into the merger agreement and the exchange agreement, we entered into the following two side letters with AT&T Wireless or AT&T Wireless Services, as described below:

   Replacement Assets Side Letter. In connection with the contribution, we and AT&T Wireless Services have agreed that if AT&T Wireless Services does not have the ability to deliver the assets of Indus or the replacement assets to holding company, then we, instead of terminating the contribution, will have the option to elect to have AT&T Wireless Services' 10 MHz license for the Milwaukee BTA constitute the replacement assets.

   Side Letter to Merger and Exchange Agreements. Pursuant to a side letter, we, AT&T Wireless Services and AT&T Wireless have agreed to the following:

     Additional Markets. Upon the effective time of the exchange transactions, we, AT&T Wireless Services and AT&T Wireless have agreed to the following:

       Des Moines-Quad Cities MTA. If we, or an affiliate tries to acquire any PCS license in the Des Moines, Iowa territory within two years of the closing of the exchange transactions, the area encompassed by the additional license, which covers 0.6 million people, will be included in the licensed territory under the network membership license agreement and will be subject to the roaming agreement, except that AT&T Wireless, AT&T Wireless Services and their affiliates will not be obligated under the stockholders' agreement to program subscriber equipment so that the PCS system which we operate in the additional Iowa territory is the preferred provider for the subscribers of AT&T Wireless, AT&T Wireless Services and their affiliates.

       Airadigm. If any PCS license originally granted to Airadigm or an affiliate is auctioned by the Federal Communications Commission, AT&T Wireless, AT&T Wireless Services or an affiliate has agreed to enter into an agreement with a qualified entity chosen by AT&T Wireless and AT&T Wireless Services pursuant to which (1) AT&T Wireless and AT&T Wireless Services will fund one-third of the purchase price, up to a specified limit, of any auctioned license for which the qualified entity is the successful bidder, and we have agreed to fund the remaining two-thirds, and (2) the qualified entity will, subject to applicable Federal Communications Commission requirements, promptly disaggregate each auctioned license, so that 10 MHz of each auctioned license will be retained by the qualified entity and 20 MHz of each auctioned license will be transferred to us. We, along with AT&T Wireless and AT&T Wireless Services have agreed to cooperate in obtaining any regulatory approvals required.

       Right of First Refusal. We, along with AT&T Wireless Services and AT&T Wireless have agreed that AT&T Wireless and AT&T Wireless Services will have a right of first refusal to purchase the ROFR, or right of first refusal, assets, which refer collectively to: (1) the assets of AT&T under the exchange agreement; (2) all of the assets to be transferred under the terms of the Airadigm purchase agreement; and (3) all of the assets currently held by Indus, under the following circumstances:

       Asset Sale. If we agree to sell, assign, transfer or otherwise dispose of any or all of the ROFR assets to any person other than one of our subsidiaries, AT&T Wireless or AT&T Wireless Services have the right to purchase the ROFR assets at a price per person in a licensed coverage area equal to the price per person in a licensed coverage area agreed to be paid by the purchaser, subject to approval by the Federal Communications Commission or other governmental entities; or

       Transfer of Control. If we agree to a consolidation, merger or reorganization of our company with or into any person in which our stockholders will own less than 60% of the voting securities of the surviving entity, or any transaction in which over 40% of our voting power is transferred, or the sale, transfer or lease of all or substantially all of our assets, then AT&T Wireless and AT&T Wireless Services have the right to purchase the ROFR assets at a price per person in a licensed coverage area equal to the price per person in a licensed coverage area being paid for us as a whole in connection with the transfer of control.

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   If a transfer of control occurs within 18 months after the closing of the merger agreement and either (1) the markets covered by the ROFR assets do not have at least negative 95 dB signal strength coverage over 50% of the people in these markets or (2) the number of active customers we have in these markets is less than one percent of the people within the territory of the ROFR assets, then the price per person in a licensed coverage area will be reduced, however, the aggregate purchase price to be paid by AT&T Wireless and AT&T Wireless Services will be equal to at least $175 per person in a licensed coverage area plus the amount of any capital contributed and operating expenses paid by us with respect to the ROFR Assets.

   Transfers to Third Parties. If AT&T Wireless and AT&T Wireless Services do not elect to purchase all of the assets being offered, then we may sell all or any part of the assets being offered to one or more third party transferees at an aggregate purchase price in an amount that equals or exceeds the purchase price being offered by the purchaser. If there is a transfer of control, AT&T Wireless and AT&T Wireless Services do not elect to purchase all of the ROFR assets we own, or if AT&T Wireless and AT&T Wireless Services fail to respond in writing to the control notice in a timely manner, then we will be free to complete the transfer of control in connection with the required notice without regard to the right of first refusal unless the price per person in a licensed coverage area being paid for us is reduced by more than 5% from the price per person in a licensed coverage area contained in the necessary control notice.

   Termination. If any agreement giving rise to a transfer of control is terminated without a transfer of control taking place, AT&T Wireless and AT&T Wireless Services shall have no rights to acquire the assets being offered or the ROFR assets unless a new sale of assets or transfer of control is proposed.

 Amendment of Certain Agreements

   Upon the completion of the transactions contemplated by the exchange agreement, the network membership license agreement, the stockholders agreement, the intercarrier roamer services agreement and the roaming administration agreement will be amended to require:

  . the expansion of the territories under these agreements to include the territories covered by licenses transferred to holding company, us or an affiliate pursuant to the exchange agreement; and

  . the contraction of the territories under these agreements to exclude the territories covered by licenses transferred by holding company, us or an affiliate pursuant to the exchange agreement.

   Upon the completion of the contribution pursuant to the merger agreement, the network membership license agreement, the stockholders agreement, the intercarrier roamer services agreement and the roaming administration agreement will be amended as necessary to expand the territories to which the agreements apply to include the territories covered by the licenses transferred to holding company, us or an affiliate pursuant to the contribution transactions.

   New Areas Minimum Buildout Plan. We have agreed that holding company should be obligated to buildout new areas covered by leases transferred to us in the exchange or contribution transactions in accordance with a minimum buildout plan to be agreed upon by the holding company (or us before the merger), AT&T Wireless and AT&T Wireless Services. The minimum buildout plan will provide that within five years, specifying the year by year targets, the new areas will be built out to a level of 80% of the people in the Milwaukee BTA and 75% elsewhere, plus appropriate coverage of highways and interstates. Licensed areas are deemed to be built out if they have coverage of at least negative 95 dB signal strength.

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                       DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

   On July 17, 1998, we entered into senior credit facilities for $525.0 million with a group of lenders, including The Chase Manhattan Bank, as administrative agent and issuing bank, TD Securities (USA) Inc., as syndication agent, and Bankers Trust Company, as documentation agent. We have entered into amendments to the senior credit facilities under which the amount of credit available to us was increased to $560.0 million. The senior credit facilities provide for (1) $150.0 million of senior secured term loans, which are referred to as the "Tranche A Term Loans", which mature in January 2007, (2) $225.0 million of senior secured term loans, which are referred to as the "Tranche B Term Loans", which mature in January 2008, (3) a $150.0 million senior secured revolving credit facility, which matures in January 2007 and (4) $35.0 million of senior secured term loans in the form of an expansion facility, which will mature in May 2009. The senior credit facilities also provide for an uncommitted $40.0 million senior term loan (the Expansion Facility).

   The Tranche A Term Loans must be repaid, beginning on October 17, 2002 in 18 consecutive quarterly installments (the amount of each of the first six installments, $3.75 million, each of the next four installments, $9.4 million, and each of the last eight installments, $11.25 million). The Tranche B Term Loans are required to be repaid, beginning on October 17, 2002, in 22 consecutive quarterly installments (the amount of each of the first 18 installments, $0.6 million, and each of the last four installments, $54.0 million). The commitment to make loans under the revolving credit facility automatically and permanently is reduced, beginning on April 17, 2005, by virtue of eight consecutive quarterly reductions (the amount of each of the first four reductions, $12.5 million, and each of the last four reductions, $25.0 million).

   Interest on all of the loans, including the revolving credit facility, accrues, at our option, either at (1)(A) LIBOR multiplied by a fraction, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the administrative agent is subject for eurocurrency funding, plus (B) the Applicable Margin (as defined below) (each loan bearing such rate of interest, a "Eurodollar Loan") or (2)(A) the higher of (x) the administrative agent's prime rate and (y) the Federal Funds Effective Rate (as defined in the senior credit agreement) plus 0.50%, plus (B) the Applicable Margin (each loan bearing such rate of interest, an "ABR Loan"). Interest on any overdue amounts will accrue at a rate per annum equal to 2.00% plus the rate otherwise applicable to such amounts. The "Applicable Margin" means, with respect to the Tranche A Term Loans and the revolving credit loans, a rate between 1.25% and 2.75% per annum (depending on our leverage ratio), in the case of a Eurodollar Loan, and a rate between 0.25% and 1.75% per annum (depending on our leverage ratio), in the case of an ABR Loan, and, with respect to the Tranche B Term Loans, 3.25% per annum, in the case of a Eurodollar Loan, and 2.25% per annum, in the case of an ABR Loan.

   The senior credit facilities require us to pay an annual commitment fee between 0.50% and 1.25% (depending on the percentage drawn) of the unused portion of the commitments of the lenders to make loans under the revolving credit facility. The Tranche A Term Loans and Tranche B Term Loans are payable quarterly in arrears, and a separate agent's fee is payable to the administrative agent. The senior credit facilities also require us to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of our outstanding indebtedness (other than indebtedness which earns interest at a fixed rate).

   The Tranche A Term Loans automatically will be reduced to the extent the undrawn portion thereof exceeds $50.0 million on July 17, 2000 by the amount of such excess. As of July 17, 2000, the Company had drawn $100.0 million of the $150.0 million Tranche A Term Loan. The Tranche A and Tranche B Term Loans will be prepaid, and commitments under the Revolving Credit Facility will be reduced, in an aggregate amount equal to (1) 50% of the excess cash flow of each fiscal year commencing with the fiscal year ending December 31, 2001, (2) 100% of the net proceeds of asset sales outside of the ordinary course of business, in excess of a

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$1.0 million annual threshold, or unused insurance proceeds, (3) 100% of the net cash proceeds of issuances of debt obligations (other than debt obligations permitted by the Senior Credit Agreement, including the issuance of the notes and the 11 5/8% notes) and (4) 50% of the net cash proceeds of certain issuances of equity securities; provided that the prepayments and reductions set forth under clauses (3) and (4) will not be required if, after giving effect to such issuance, (A) our leverage ratio would be less than 5.0 to 1.0 and (B) in the case of clause (4), we would be in pro forma compliance with each covenant contained in the Senior Credit Agreement.

   The expansion facility may be established by us so long as, both before and after giving effect to the expansion facility, no default exists under the senior credit agreement and we are in pro forma compliance with each of the financial covenants contained in the senior credit agreement. No lender is required to participate in the expansion facility. All our obligations under the senior credit facilities are unconditionally guaranteed by each of our existing and subsequently acquired or organized domestic subsidiaries. All of the loans, including the revolving credit facility and the subsidiary guarantees, and any related hedging contracts provided by the lenders under the senior credit facilities are secured by substantially all of our assets and each of our existing and subsequently acquired or organized domestic subsidiaries, including a first priority pledge of all of the capital stock held by us or any of our subsidiaries; provided that the pledge of shares of foreign subsidiaries will be limited to 65% of the outstanding shares of such foreign subsidiaries. Under the senior credit facilities, no action may be taken against the licenses contributed to us unless and until the requisite approval is obtained from the Federal Communications Commission. We have organized special purpose subsidiaries to hold our licenses, our real property and our equipment. Each such single purpose subsidiary is prohibited from incurring any liabilities or obligations other than the subsidiary guarantee issued by it, obligations under the security agreement entered into by it in connection with the senior credit facilities, obligations resulting from regulatory requirements, taxes and liabilities incurred in the ordinary course of its business incident to its business or necessary to maintain its existence.

   The senior credit agreement contains covenants customary for facilities similar to the senior credit facilities, including covenants that restrict, among other things, the incurrence of indebtedness and the issuance of certain equity securities, the creation of liens, sale and lease-back transactions, mergers, consolidations and liquidations, certain investments, loans, guarantees, advances and acquisitions, sales of assets, hedging agreements, certain payments, including the payment of dividends or distributions in respect of capital stock and prepayments of the loans, certain transactions with affiliates, the entering into of certain restrictive agreements and the amendment of certain material agreements. The senior credit agreement requires us to maintain certain ratios, including a senior debt to capital ratio, a senior debt to EBITDA ratio, a total debt to EBITDA ratio, an interest coverage ratio and a fixed charges ratio, and to satisfy certain tests, including tests relating to the minimum population covered by our network, the minimum number of subscribers to our services, the minimum aggregate service revenue per subscriber and limits on capital expenditures. In particular, we may not permit the ratio of (1) senior debt to (2) the sum, as of the date of determination, of (A) all indebtedness for borrowed money of us and our subsidiaries which by its terms matures more than one year after the date of calculation and any indebtedness maturing within one year from such date which is renewable or extendable at our or our subsidiaries' option to a date more than one year from such date, including loans under the revolving credit facility, outstanding as of such date, (B) certain equity contributions, plus (C) the commitments of the cash equity investors to purchase shares of our capital stock pursuant to the securities purchase agreement (such sum, the "Total Capital") to exceed 0.5 to
1.0. However, if (1) all commitments of the cash equity investors to purchase shares of our capital stock pursuant to the securities purchase agreement have been satisfied in full in cash and (2) the aggregate number of residents within the areas covered by our licenses (as determined by the Donnelley Marketing Service Guide published in 1995) for which facilities owned by us or our subsidiaries have achieved substantial completion exceeds 60% of such residents, the ratio of senior debt to Total Capital may exceed 0.50 to 1.00 but may not exceed 0.55 to 1.00. The senior credit agreement also contains customary representations, warranties, indemnities, conditions precedent to borrowing and events of default.

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   Borrowings under the senior credit facilities are available to finance capital expenditures related to the construction of our network, the acquisition of related businesses, working capital needs and subscriber acquisition costs. As of June 30, 2000, $290.0 million had been drawn under the senior credit facilities and was then accruing interest at an annual rate of 9.12%.

Existing Vendor Financing

   In May 1998, we entered into a vendor procurement contract with Lucent, pursuant to which we agreed to purchase up to $285.0 million of radio, call connection, switching and related equipment and services for the development of our wireless communications network. At March 31, 2000, we had satisfied our purchase requirements under this contract through our purchase of approximately $294.5 million of equipment and services from Lucent. In connection with the procurement contract, Lucent agreed to provide us with $80.0 million of junior subordinated vendor financing.

   On August 1, 2000, the Company extended its existing agreement with Lucent for the supply and installation of Time Division Multiple Access (TDMA) IS-136 PCS wireless equipment for the markets being acquired from AT&T Wireless in the Contribution and Exchange.

   On May 11, 1998, we entered into a note purchase agreement with Lucent for the $80.0 million of junior subordinated vendor financing. This $80.0 million consisted of $40.0 million aggregate principal amount of increasing rate Lucent series A notes and $40.0 million aggregate principal amount of increasing rate Lucent series B notes. We borrowed $40.0 million under the series B note facility and repaid this amount and accrued interest thereon in April 1999 from the proceeds of our sale of senior subordinated discount notes. This amount cannot be reborrowed. As of June 30, 2000, we had outstanding approximately $45.4 million of our Lucent series A notes, including $5.4 million of accrued interest and accruing interest at a rate per annum through December 31, 2000 of 8.5%. The amount outstanding under these series A notes and any future series A note borrowings is subject to mandatory prepayment in an amount equal to 50% of the excess over $198.0 million in net proceeds we receive from an equity offering other than the issuance of capital stock used to acquire related business assets.

   In October 1999, we entered into an amended and restated note purchase agreement with Lucent which will replace the May 11, 1998 note purchase agreement under which Lucent has agreed to purchase up to $12.5 million of new series A notes and up to $12.5 million of new series B notes under a vendor expansion facility in connection with our prior acquisition of licenses in the San Juan, Puerto Rico; Evansville, Indiana; Paducah, Kentucky; and Alexandria and Lake Charles, Louisiana markets. The obligation of Lucent to purchase notes under this vendor expansion facility is subject to a number of conditions, including that we commit to purchase one wireless call connection equipment site and 50 network equipment sites for each additional market from Lucent.

   In addition, pursuant to the amended and restated note purchase agreement, Lucent has agreed to make available up to an additional $50.0 million of new vendor financing not to exceed an amount equal to 30% of the value of equipment, software and services provided by Lucent in connection with any additional markets we acquire. This $50.0 million of availability is subject to a reduction up to $20.0 million on a dollar for dollar basis for any additional amounts Lucent otherwise lends to us for such purposes under our senior credit facilities, exclusive of amounts Lucent lent to us under its existing commitments under our senior credit facilities. Any notes purchased under this facility would be divided equally between Lucent series A and series B notes.

   The terms of Lucent series A and series B notes issued under these expansion facilities would be identical to the terms of the original Lucent series A and series B notes as amended, including a maturity date of October 23, 2009.

   Any Lucent series B notes issued under these expansion facilities will mature and will be subject to mandatory prepayment on a dollar for dollar basis out of the net proceeds of any future public or private offering or sale of debt securities, exclusive of any private placement notes issued to finance any additional market and borrowings under the senior credit facilities or any replacement facility.


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   The series A notes accrue interest at a rate of 8.5% per annum through
December 31, 2000. If the series A notes are not redeemed in full on or prior to January 1, 2001, the rate will increase by 1.5% per annum on each January 1 thereafter, beginning January 1, 2001, provided that the maximum interest rate will not exceed 12.125%.

   The series B notes accrued interest at a rate of 10% per annum through December 31, 1999. The rate on any series B notes will increase by 1.5% per annum on each January 1 thereafter beginning on January 1, 2000, provided that the maximum interest rate will not exceed 12.125%.

   Interest payable on the Lucent series A notes and the Lucent series B notes on or prior to May 11, 2004 will be payable semi-annually in additional series A and series B notes. Thereafter, interest will be paid in arrears in cash on each six month and yearly anniversary of the series A and series B closing date or, if cash interest payments are prohibited under the senior credit facilities or a qualifying high yield debt offering, in additional series A and series B notes.

   Upon a change of control, as defined by the amended and restated note purchase agreement, the series A and series B notes must be repaid at their principal amount plus a premium. The series A and series B notes may not be prepaid, however, if prohibited by the amended and restated terms of the senior credit facilities, the indenture or other indebtedness that ranks senior to the series A and series B notes. In the event a change of control occurs prior to May 1, 2002, in the case of the series A notes, the notes may be prepaid in accordance with the optional prepayment provisions.

   Under the amended and restated note purchase agreement, Lucent was prohibited from engaging in any remarketing efforts of the series A or series B notes (or unused commitments relating thereto) prior to nine months after the closing of the offering of the notes which was April 23, 1999. If Lucent has not completed certain sales in respect of the series A or series B notes then outstanding prior to January 1, 2003, we will be required to pay Lucent up to 3% of the then outstanding principal amount of all series A and series B notes to defray any actual marketing, distribution and other costs incurred by Lucent in connection with any such sales remarketing.

   Series A and series B notes retained by Lucent or its affiliates may be prepaid without premium at any time. Series A notes not held by Lucent or its affiliates may be prepaid without payment of a premium at any time prior to May 1, 2002.

   In the event we are subject to any bankruptcy or related procedures or there is any default in the payment of our debt (including borrowings under the senior credit facilities, the notes and the 11 5/8% notes) that ranks senior in right of payment to the series A and series B notes, the senior debt shall be paid in full before payments are made on the series A and series B notes. In the event of a default that does not relate to the non-payment of principal or interest with respect to any such debt, the holders of more than $25.0 million principal amount of such debt may declare a payment blockage period of up to 179 days.

   Events of default under the amended and restated note purchase agreement include, subject to certain cure periods, the failure to pay principal or interest under such agreement when due, violation of covenants, inaccuracy of representations and warranties, cross-default for other indebtedness, bankruptcy, material judgments and termination of the procurement contract.

New Vendor Financing

   On July 14, 2000, the new holding company entered into a commitment letter with Lucent pursuant to which Lucent agreed to purchase, following the merger of us and Tritel with subsidiaries of the new holding company, the new holding company's senior subordinated discount notes due ten years from issuance yielding up to $350.0 million of gross proceeds. These Lucent notes will be senior subordinated unsecured obligations of the new holding company, ranking equivalent in right of payment to all of the holding company's future

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senior subordinated debt, subordinate in right of payment to any future senior debt incurred by the new holding company or its guarantor subsidiaries and senior in right of payment to all of the new holding company's and its guarantor subsidiaries' subordinated debt. We are not currently, nor will we be after the consummation of the pending merger transaction, a subsidiary guarantor of the new holding company under these Lucent notes.

   These Lucent notes will be issued at a discount to their principal amount. These notes will bear interest at an annual rate equal to the market rate of our 11 5/8% notes, less 25 basis points (but in no event more than 12%), with the market rate based on the market rate on the date of issuance or an average price for a specified period of time, as determined by the new holding company and Lucent.

   Under the terms of the commitment letter, the new holding company is under no obligation to issue these Lucent notes. Lucent is obligated to purchase these notes if they are issued by the new holding company; however, Lucent's obligation to purchase these notes is contingent upon either TeleCorp or Tritel receiving written consents from the senior lenders under each of their respective senior credit facilities allowing us to make certain restricted payments to the new holding company. Additionally, Lucent's commitment to purchase these notes terminates upon the earlier of June 30, 2002 and the first anniversary of the consummation of the merger.

   The new holding company has the option of selling these Lucent notes to Lucent on two separate occasions, each of which would be for half of the total principal amount of these notes. Lucent has the option of paying for these notes by providing the new holding company with a credit for amounts owed to Lucent by us under the General Agreement for Purchase of Personal Communications Systems and Services, effective as of May 12, 1998, provided that, at the time of the closing of these Lucent notes, the General Agreement will no longer be our obligation but will become an obligation of the new holding company.

   These Lucent notes will mature ten years from the date of issuance. These Lucent notes will accrete in value until five years from the date of issuance, compounded semi-annually. At that time, interest on these Lucent notes will become payable semi-annually on January 15 and July 15 of each year, commencing five years after the issuance of these Lucent notes. These Lucent notes will be redeemable at the new holding company's option, in whole or in part, at any time on or after five years after issuance, six years after issuance, seven years after issuance, and eight years after issuance, and thereafter at 105.313%, 103.542%, 101.771% and 100.000% of the principal amount thereof, respectively, in each case, plus accrued and unpaid interest to the date of redemption. In addition, prior to the third anniversary of the issuance of these Lucent notes, the new holding company may redeem up to 35% of the original aggregate principal amount of these Lucent notes at a redemption price of 110.625% of the accreted value of these Lucent notes, with the net cash proceeds of certain public equity offerings, provided that at least 65% of the aggregate principal amount of these Lucent notes at maturity remains outstanding immediately after the redemption. Upon the occurrence of a change of control (as defined in the indenture for these Lucent notes), the new holding company would be required to make an offer to purchase all of these Lucent notes at a purchase price equal to 101.00% of the accreted value (if on or prior to the fifth anniversary of the issuance of these Lucent notes) or the principal amount at maturity, plus accrued and unpaid interest, if any, to the date of repurchase (if after the fifth anniversary of the issuance of these Lucent notes). The new holding company may not have sufficient funds or the financial resources necessary to satisfy its obligations to repurchase these Lucent notes upon any change of control.

   The indenture governing these Lucent notes contains financial covenants relating to, among other things, the following matters:

  . limitations on the ability of the new holding company, us, Tritel and each entity's restricted subsidiaries, to incur additional debt, unless at the time of such incurrence,

    . with respect to the new holding company and any subsidiary guarantors, the ratio of debt to operating cash flow would be less than 8.0 to 1.0, if the debt is incurred prior to the fifth anniversary of the Indenture; or 7.0 to 1.0, if the debt is incurred after the fifth anniversary of the Indenture; or if the debt is incurred prior to April 1, 2005 only, the total consolidated debt of those entities would be equal to or less than 75% of the total invested capital in such entities;

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    .  with respect to us and our restricted subsidiaries, the ratio of debt to operating cash flow would be less than 8.0 to 1.0, if the debt is incurred prior to June 30, 2005; or 6.5 to 1.0, if the debt is incurred on or after June 30, 2005; or if the debt is incurred prior to June 30, 2005 only, the total consolidated debt of those entities would be equal to or less than 75% of the total invested capital in such entities;

    . with respect to Tritel and its restricted subsidiaries, the ratio of debt to operating cash flow would be less than 8.0 to 1.0, if the debt is incurred prior to June 30, 2005; or 6.5 to 1.0, if the debt is incurred on or after June 30, 2005; or if the debt is incurred prior to June 30, 2005 only, the total consolidated debt of those entities would be equal to or less than 75% of the total invested capital in such entities;

   in all cases, subject to certain permitted incurrences of debt;

  . a limitation on the new holding company's payment of cash dividends, repurchase of capital stock, making of certain investments and payment of principal on subordinated debt, until June 30, 2004 and, thereafter, unless after giving effect to each such payment, repurchase or investment, certain financial tests are met, excluding certain permitted payments and investments;

  . a limitation on the incurrence of liens by the new holding company and its restricted subsidiaries;

  . a limitation on the ability of the new holding company and its restricted subsidiaries to create or incur restrictions on the ability of the holding company's restricted subsidiaries to make distributions to, make investments in, or transfer property to the new holding company;

  . a limitation on transactions with affiliates of the new holding company and its subsidiaries;

  . a limitation on the ability of the new holding company or its subsidiaries to engage in any business not substantially related to a telecommunications business;

  . a limitation on the ability of the new holding company to designate unrestricted subsidiaries;

  . a limitation on the ability of the new holding company or certain of its subsidiaries to layer debt;

  . a limitation on certain mergers, consolidations and sales of assets by the new holding company and its subsidiaries; and

  . a limitation on the use of the proceeds of these Lucent notes with respect to the investment in or contribution to certain entities or joint ventures.

   Additionally, under these Lucent notes, we and Tritel will be subject to covenants regarding:

  . incurring additional limitations on restricted payments (but only as to redemption, repurchase or other retirement of capital stock or subordinated indebtedness of the holding company or, in the case of subordinated indebtedness, of a restricted subsidiary of the holding company that has guaranteed the notes); and

  . incurring additional limitations on restrictions affecting restricted subsidiaries (with an additional exception for any agreement entered into after the date of the indenture by us or Tritel or their subsidiaries that in the reasonable judgment of the board of directors of the holding company does not create a material likelihood that the holding company will not be able to pay when due all scheduled payments of principal and interest at the times and in the manner contemplated by the indenture and the notes).


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   The events of default under the indenture governing these Lucent notes include various events of default customary for this type of agreement, including, among others, the failure to pay principal and interest when due on these Lucent notes, cross-defaults on other debt in excess of $15.0 million, and certain events of bankruptcy, insolvency and reorganization.

Black Label Credit Agreement

   On July 14, 2000, Black Label Wireless, Inc., a company wholly owned by Messrs. Sullivan and Vento, entered into a credit agreement with Lucent, under which Lucent agreed to lend Black Label up to $175.0 million. Black Label intends to use the proceeds of loans under the credit agreement to develop the network related to the licenses being acquired from AT&T Wireless in the Contribution and the Exchange. Upon consummation of the merger, Black Label intends to transfer its assets to TeleCorp and TeleCorp intends to satisfy Black Label's indebtedness to Lucent.

   The obligations under the Black Label credit agreement must be repaid upon the later to occur of the date six months after the consummation of the merger of TeleCorp and Tritel and related AT&T transactions and July 14, 2001. Additionally, if the obligations under the credit agreement are assumed by TeleCorp, the commitments under the credit agreement shall immediately terminate and all obligations due under the credit agreement shall immediately become due and payable.

   Interest on the loans under the credit agreement accrues, at Black Label's option, either at: (a) if Lucent is not the lender, LIBOR divided by the difference of one minus the maximum reserve percentage (expressed as a decimal, rounded up to the next 1/100 of 1%) in effect on the first day of the applicable period with respect to any lender under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement, plus 200 basis points, or (b) the higher of: (i) the corporate base rate, prime rate or base rate of interest most recently published by The Wall Street Journal as the current prime rate and (ii) the Federal Funds Rate for such date plus one and one-half percent (1.5%). However, if Lucent is the lender, the LIBOR loans made by Lucent or its affiliates will accrue interest at LIBOR in effect on the first day of the interest period, plus 200 basis points.

   The credit agreement is secured by substantially all of the assets of Black Label, along with a pledge of all of the stock of Black Label owned by Messrs. Vento and Sullivan. The credit agreement contains covenants customary for credit facilities, including covenants that restrict, among other things, the incurrence of debt, the creation of liens, the making of restricted payments, the consolidation or merger of Black Label, transactions with affiliates and creation of affiliates. The Black Label credit agreement also contains customary representations, warranties, indemnities, conditions precedent to borrowing and events of default.

Government Debt

   In connection with our purchase of our F-Block licenses, we issued to the Federal Communications Commission secured installment payment plan notes in an aggregate principal amount of $7.9 million, net of a discount of $1.3 million. These Federal Communications Commission notes are due April 28, 2007, and bear interest at a rate of 6.25% per annum. In addition, we assumed $4.1 million in aggregate principal amount of additional secured installment payment plan notes in connection with the Digital PCS acquisition. These Digital PCS notes are due August 21, 2007, and bear interest at a rate of 6.125% per annum. In connection with the Wireless 2000 acquisition, we will assume $7.4 million in aggregate principal amount of additional secured installment payment plan notes. These Wireless 2000 notes are due September 17, 2006, and bear interest at a rate of 7.0% per annum. The Federal Communications Commission notes, Wireless 2000 notes and Digital PCS notes are each secured by a security agreement that grants the Federal Communications Commission a first priority security interest in the license for which the applicable note was issued. In the event of a default under the Federal Communications Commission notes, Wireless 2000 notes or Digital PCS notes, the Federal Communications Commission may revoke the licenses for which such defaulted notes were issued. At June 30, 2000, our Federal Communications Commission debt was $22.0 million less a discount of $2.7 million.

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11 5/8% Senior Subordinated Discount Notes

   We have outstanding $575.0 million aggregate principal amount at maturity of the 11 5/8% notes. The 11 5/8% notes were issued at a discount to their principal amount. The aggregate accreted value of the 11 5/8% notes at June 30, 2000 was $374.9 million. The 11 5/8% notes are senior subordinated unsecured obligations ranking equivalent in right of payment to all of our and our guarantor subsidiaries' future senior subordinated indebtedness, subordinate in right of payment to all of our and our guarantor subsidiaries' existing and senior debt (including their obligations under the senior credit facilities) and senior in right of payment to all of our and our guarantor subsidiaries' subordinated indebtedness. The 11 5/8% notes were issued under an indenture dated as of April 23, 1999 between us and Bankers Trust Company, as Trustee.

   The 11 5/8% notes will mature on April 15, 2009. The 11 5/8% notes will accrete in value until April 15, 2004, compounded semi-annually. At that time, interest on the 11 5/8% notes will become payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2004. The 11 5/8% notes are redeemable at our option, in whole or in part, at any time on or after April 15, 2004, 2005, 2006 and 2007 and thereafter at 105.813%, 103.875%, 101.938%
and 100% of the principal amount thereof, respectively, in each case, plus accrued and unpaid interest to the date of redemption. In addition, prior to April 15, 2002, we may redeem up to 35% of the original aggregate principal amount of the 11 5/8% notes at a redemption price of 111.625% the accreted value of the 11 5/8% notes, with the net cash proceeds of certain public equity offerings, provided that at least 65% of the aggregate principal amount of the 11 5/8% notes at maturity remains outstanding immediately after such redemption. Upon the occurrence of a change of control (as defined in the 11 5/8% notes indenture), we will be required to make an offer to purchase all of the 11 5/8% notes at a purchase price equal to 101% of the accreted value (if on or prior to April 15, 2004) or the principal amount at maturity, plus accrued and unpaid interest, if any, to the date of repurchase (if on or prior to April 15, 2004). We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the 11 5/8% notes upon such change of control.

   The 11 5/8% notes indenture contains certain financial covenants with which we must comply relating to, among other things, the following matters:

  . a limitation on our payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, until December 31, 2002 and, thereafter, unless after giving effect to each such payment, repurchase or investment, certain financial tests are met, excluding certain permitted payments and investments;

  . a limitation on our and our subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, our ratio of debt to annualized operating cash flow would be less than or equal to 7.0 to
     1.0 prior to April 1, 2005 and less than or equal to 6.0 to 1.0 on or after April 1, 2005, or if debt was incurred prior to April 1, 2005, the total consolidated debt would be equal to less than 75% of the total invested capital, in either case subject to certain permitted incurrences of debt;

  .  a limitation on our and our subsidiaries' incurrence of liens;

  . a limitation on the ability of any subsidiary of ours to layer indebtedness;

  . a limitation on certain mergers, consolidations and sales of assets by us or our subsidiaries;

  .  a limitation on certain transactions with our affiliates;

  . a limitation on the ability of any subsidiary of ours to guarantee or otherwise become liable with respect to any of our indebtedness unless such subsidiary provides for a guarantee of the 11 5/8% notes on a senior subordinated basis; and

  . a limitation on our, or our subsidiaries' ability to engage in any business not substantially related to a telecommunications business.

   The events of default under the 11 5/8% senior notes indenture include various events of default customary for such type of agreement, including, among others, the failure to pay principal and interest when due on the 11 5/8% notes, cross-defaults on other indebtedness for borrowed monies in excess of $15.0 million, certain judgments or orders for payment of money in excess of $15.0 million, and certain events of bankruptcy, insolvency and reorganization.

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                            DESCRIPTION OF THE NOTES

General

   As used in this section entitled "Description of the Notes," the term "Company" means TeleCorp PCS, Inc., a Delaware corporation, but does not include any of the Company's subsidiaries. Capitalized terms used in this section entitled "Description of the Notes" and not otherwise defined have the meanings set forth under "--Certain Definitions."

   The Notes have been, and the Exchange Notes will be, issued under an Indenture, to be dated as of July 14, 2000 (the "Indenture"), among the Company, TeleCorp Communications, Inc., as Subsidiary Guarantor, and Bankers Trust Company, as Trustee (the "Trustee"), a copy of the form of which is available upon request to the Company.

   The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA.

   Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 4 Albany Street, New York, New York 10006), except that, at the option of the Company, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

   The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

   The Notes will be unsecured senior subordinated obligations of the Company, limited to $450.0 million aggregate principal amount, and will mature on July 15, 2010.

   Each Note we issue will bear interest at a rate of 10 5/8% per annum from July 14, 2000, or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing January 15, 2001. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

   The Company and the Subsidiary Guarantor will be obligated to pay liquidated damages to holders of Notes in certain circumstances if the Company and the Subsidiary Guarantor do not file a registration statement relating to the Notes or if such registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "Exchange and Registration Rights Agreement."

Optional Redemption

   Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to July 15, 2005. Thereafter, the Notes will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest, if any, due on the

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

relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

                                                                      Redemption
                                    Year                                Price
                                    ----                              ----------
       2005..........................................................  105.313%
       2006..........................................................  103.542%
       2007..........................................................  101.771%
       2008 and thereafter...........................................  100.000%

   In addition, at any time and from time to time prior to July 15, 2003, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Equity Offerings (1) by the Company or (2) by Holdings to the extent that the proceeds thereof are contributed to the Company, at a redemption price equal to 110.625% of the principal amount on the redemption date; provided, however, that, after giving effect to any such redemption at least 65% of the original aggregate principal amount of the Notes remains outstanding. In addition, any such redemption shall be made within 180 days of such Equity Offering upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

   At any time on or prior to July 15, 2005, the Notes may be redeemed as a whole but not in part at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 or more than 60 days' prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.

   "Applicable Premium" means with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of (A) the present value of (1) the redemption price of such Note at July 15, 2005 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through July 15, 2005, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such Note.

   "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the redemption date to July 15, 2005; provided, however, that if the period from the redemption date to July 15, 2005 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

   In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although Notes in denominations of $1,000 or less will not be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion thereof to be redeemed. A new Note equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancelation of the original Note.

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

Ranking

   The Indebtedness evidenced by the Notes:

  .  will be unsecured Senior Subordinated Indebtedness of the Company;

  . will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Company;

  . will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company, including the Discount Notes;

  . will be senior in right of payment to all existing and future Subordinated Indebtedness of the Company; and

  . will be effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

   The Notes will be guaranteed by TeleCorp Communications, Inc., one of the Subsidiaries of the Company, and, in the future, by certain other Subsidiaries of the Company that Incur Indebtedness. The Indebtedness evidenced by the Subsidiary Guarantees:

  . will be unsecured Senior Subordinated Indebtedness of each Subsidiary Guarantor;

  . will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of each Subsidiary Guarantor;

  . will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of each Subsidiary Guarantor, including the guarantees of the Discount Notes;

  . will be senior in right of payment to all existing and future Subordinated Indebtedness of each Subsidiary Guarantor; and

  . will be effectively subordinated to any Secured Indebtedness of each Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

   Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "--Defeasance," however, is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

   Substantially all of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company. Although the Indenture will contain limitations on the Incurrence of Indebtedness by, and the issuance of preferred stock of, certain of the Company's Subsidiaries, such limitations are subject to a number of significant qualifications.

   As of June 30, 2000:

  .  with respect to the Company,

    . the outstanding Senior Indebtedness of the Company was $309.3 million (exclusive of unused commitments under the Credit
       Agreement), all of which was Secured Indebtedness;

    . the Company had $575.0 million principal amount ($374.9 million accreted value) outstanding Senior Subordinated Indebtedness; and

    . the outstanding Indebtedness of the Company that was subordinate or junior in right of payment to the Notes was $45.4 million;

  .  with respect to the Subsidiary Guarantor,

    . the outstanding senior debt guaranteed by the Subsidiary Guarantor was $290.0 million (consisting entirely of a guarantee of Indebtedness under the Credit Agreement);

    . the Subsidiary Guarantor had $374.9 million Senior Subordinated Indebtedness (consisting entirely of a guarantee of the Discount Notes); and

    . the Subsidiary Guarantor had no outstanding Indebtedness that was subordinate or junior in right of payment to the Subsidiary Guarantee; and

  . with respect to the Subsidiaries of the Company that will not guarantee the Notes,

    . the Subsidiaries that will not guarantee the Notes had $19.3 million of Senior Indebtedness, consisting entirely of FCC Debt, and guaranteed $290.0 million of Senior Indebtedness under the Credit Agreement.

   As of June 30, 2000, after giving effect to the offering of the Notes, the Company and its Restricted Subsidiaries would have been liable for $1,179.5 million of Indebtedness, including $19.3 million of FCC Debt owed by Subsidiaries of the Company that will not guarantee the Notes.

   Although the Indenture will contain limitations on the amount of additional Indebtedness which the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Incurrence of Indebtedness."

   "Senior Indebtedness" of the Company means the principal of, premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) on, and fees and other amounts owing in respect of Bank Indebtedness and all other Indebtedness of the Company, including FCC Debt, whether outstanding on the date of the Indenture or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include:

     (1) any obligation of the Company to any Subsidiary of the Company;

     (2) any liability for federal, state, local or other taxes owed or owing by the Company;

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

     (4) any Indebtedness or obligation of the Company, and any accrued and unpaid interest in respect thereof, that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company, including any Senior Subordinated Indebtedness of the Company and any Subordinated Indebtedness of the Company;

     (5) any obligations with respect to any Capital Stock; or

     (6) any Indebtedness Incurred in violation of the Indenture.

   "Senior Indebtedness" of any Subsidiary Guarantor has a correlative meaning.

   Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company, including the Discount Notes. The Company will agree in the

Indenture that it will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

   The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" and may not otherwise repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes"), other than payments made with money or U.S. Government Obligations previously deposited in the defeasance trust described under "--Defeasance," if:

     (1) any Designated Senior Indebtedness is not paid when due; or

     (2) any other default on such Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case:

     (x) the default has been cured or waived and any such acceleration has been rescinded; or

     (y) such Designated Senior Indebtedness has been paid in full.

   The Company may pay the Notes without regard to the foregoing, however, if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to whichever of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

     (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

     (2) by repayment in full of such Designated Senior Indebtedness; or

     (3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first two sentences of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period.

   Not more than one Blockage Notice may be given in any period of 360 consecutive days, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Payment Blockage Periods is or are in effect exceed 179 days in the aggregate during any period of 360 consecutive days. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior

Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

   Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

     (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before Noteholders are entitled to receive any payment of principal of, or interest on, the Notes; and

     (2) until such Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Noteholders may receive shares of stock and any debt securities that are subordinated to such Senior Indebtedness and any securities exchanged for such Senior Indebtedness to at least the same extent as the Notes.

If a distribution is made to Noteholders that, due to the subordination provisions of the Indenture, should not have been made to them, such Noteholders will be required to hold such distribution in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

   If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

   By reason of the subordination provisions that will be contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness of the Company or of Senior Subordinated Indebtedness of the Company (including the Notes) may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the holders of Subordinated Indebtedness of the Company.

   The subordination provisions that will be contained in the Indenture will not apply to payments made with money or U.S. Government Obligations previously deposited in the defeasance trust described under "--Defeasance."

Subsidiary Guarantees

   Subject to the release provisions in the Indenture and as set forth herein, the Subsidiary Guarantor, and certain future subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, or interest on, or liquidated damages in respect of, the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Subsidiary Guarantors being herein called the "Guaranteed Obligations") by executing a Subsidiary Guarantee. The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders of Notes in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Following the date of the Indenture, the Company will cause (1) each Domestic Restricted Subsidiary that Incurs Indebtedness and (2) each Foreign Restricted Subsidiary that Incurs Material Indebtedness to become a Subsidiary Guarantor; provided that the Company shall not cause any Special Purpose Subsidiary to become a Subsidiary Guarantor unless such Special Purpose Subsidiary Incurs Indebtedness other than Indebtedness under the Credit Agreement (or any Refinancing Indebtedness Incurred to Refinance any such Indebtedness) or FCC Debt; provided further that in the event that a Subsidiary Guarantor no longer has outstanding, other than the Subsidiary Guarantee, any Indebtedness (in the case of a Domestic Restricted Subsidiary) or Material Indebtedness (in the case of a Foreign Restricted Subsidiary), the Subsidiary Guarantee of that Subsidiary Guarantor shall terminate. See "--Certain Covenants--Future Subsidiary Guarantors."

   The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be senior subordinated obligations. As such, the rights of Noteholders to receive payment from a Subsidiary Guarantor pursuant to its Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described under "--Ranking" with respect to the Company's obligations under the Notes apply equally to each Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

   Each Subsidiary Guarantee will be a continuing guarantee and shall:

     (1) remain in full force and effect until payment in full of all the Guaranteed Obligations unless prior terminated;

     (2) be binding upon each Subsidiary Guarantor and its successors; and

     (3) inure to the benefit of and be enforceable by the Trustee, the holders of the Notes and their successors, transferees and assigns.

   The Indenture will provide that upon the merger or consolidation of a Subsidiary Guarantor with or into any Person, other than the Company, a Subsidiary of the Company or an Affiliate of the Company, in a transaction in which such Subsidiary Guarantor is not the surviving entity of such merger or consolidation, such Subsidiary Guarantor shall be released and discharged from its obligations under its Subsidiary Guarantee. The Indenture will also provide that if a majority of the Capital Stock of a Subsidiary Guarantor is sold (including by issuance or otherwise) by the Company or any Subsidiary of the Company, other than to the Company, or a Subsidiary of the Company or an Affiliate of the Company, in a transaction constituting an Asset Disposition (or which, but for the provisions of clause (c) of such term, would constitute an Asset Disposition) and:

     (1) the Net Available Proceeds from such Asset Disposition are used in accordance with the covenant described under "--Certain Covenants-- Limitation on Certain Asset Dispositions;" or

     (2) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition will be used in accordance with the covenant described under "--Certain Covenants-- Limitation on Certain Asset Dispositions" within the time limits specified by such covenant, then such Subsidiary Guarantor shall be released and discharged from its obligations under its Subsidiary Guarantee upon such use, in the case of clause
(1), or upon such delivery, in the case of clause (2). In addition, any Subsidiary Guarantor that becomes a Subsidiary Guarantor as a consequence of its guarantee of certain Indebtedness permitted under the Indenture and that is released and discharged from such guarantee will be released and discharged from its Subsidiary Guarantee upon delivery of an Officers' Certificate certifying such release and discharge from such guarantee to the Trustee.

Change of Control

   Upon the occurrence of any of the following events (each a "Change of Control"), each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount on the Purchase Date, plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder or Permitted Holders or a person or group controlled by a Permitted Holder or Permitted Holders, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all such securities that such person has the right to acquire within one year, upon the happening of an event or otherwise) directly or indirectly (including, after the Merger, through ownership of Holdings), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding Voting Stock;

     (2) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of directors of the Company: individuals who, on the date of the Indenture, constitute the board of directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of directors of the Company) whose appointment or election by the board of directors of the Company or nomination for election by the Company' stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or made in accordance with the terms of the Stockholders' Agreement; or

     (3) the stockholders of the Company shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the Indenture).

   Within 30 days following any Change of Control, the Company will be required to mail a notice to each holder of Notes, with a copy to the Trustee (the "Change of Control Offer"), stating that the Company is commencing an Offer to Purchase all outstanding Notes at a purchase price in cash equal to 101% of the principal amount on the Purchase Date, plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company. The Company's obligation to make a Change of Control Offer will be reinstated unless such third party purchases all Notes validly tendered and not withdrawn under such Change of Control Offer in accordance with its terms.

   The Company will be required to comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

   In the event that, at the time of a Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then, prior to the mailing of the notice to holders of Notes as provided in the immediately following paragraph, but in any event within 30 days following any Change of Control, the Company will be required to:

     (1) repay in full all Bank Indebtedness; or

     (2) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Notes as required by this covenant.

   The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management of the Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that management of the Company may decide to do so in the future. Subject to the limitations described under "--Certain Covenants," the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenant described under "Certain Covenants--Limitation on Incurrence of Indebtedness." Such restrictions may only be waived with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

   The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may also contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by holders of Notes of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions of the Indenture related to the Company's obligation to make a Change of Control Offer as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the Notes.

Certain Covenants

   The Indenture will contain certain covenants including, among others, the following:

   Limitation on Incurrence of Indebtedness. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except:

     (1) Indebtedness of the Company or any Subsidiary Guarantor if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds therefrom (including, without limitation, the application or use of the net proceeds therefrom to repay Indebtedness, consummate an Asset Acquisition or make any Restricted Payment):

       (a) the ratio of (x) Total Consolidated Indebtedness to (y) Annualized Pro Forma Consolidated Operating Cash Flow would be less than 7.0 to 1.0; or

       (b) in the case of any Incurrence of Indebtedness prior to April 1, 2005 only, Total Consolidated Indebtedness would be equal to or less than 75% of Total Invested Capital;

     (2) Bank Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $1.0 billion at any time outstanding;

     (3) Purchase Money Indebtedness;

     (4) Indebtedness owed by the Company to any Restricted Subsidiary or Indebtedness owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that, upon either (a) the transfer or other disposition by such Restricted Subsidiary or the Company of any Indebtedness so permitted under this clause (4) to a Person other than the Company or another Restricted Subsidiary or (b) the issuance (other than of directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such

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  Restricted Subsidiary to a Person other than the Company or another such
  Restricted Subsidiary, the exception provided by this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

     (5) Indebtedness of the Company or any Restricted Subsidiary under any Hedging Agreement to the extent entered into to protect the Company or such Restricted Subsidiary from fluctuations in interest rates on any other Indebtedness permitted under the Indenture (including the Notes), currency exchange rates or commodity prices and not for speculative purposes;

     (6) Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred under the prior clause (1) or (3) above or (13) below, the Discount Notes, guarantees of the Discount Notes, the Notes, the Subsidiary Guarantees, Indebtedness existing on the date of the Indenture, or any Refinancing Indebtedness in respect of Refinancing Indebtedness Incurred pursuant to this clause (6);

     (7) Indebtedness of the Company under the Notes and Indebtedness of the Subsidiary Guarantors under the Subsidiary Guarantees, in each case Incurred in accordance with the Indenture;

     (8) Capital Lease Obligations of the Company or any Restricted Subsidiary in an aggregate principal amount not in excess of the greater of $50.0 million or 5.0% of Total Assets at any time outstanding;

     (9) FCC Debt assumed in connection with any acquisition after the date of the Indenture;

     (10) Indebtedness incurred in connection with the Merger Agreement (including the AT&T Wireless Services Contribution, the AT&T Wireless Exchange and the acquisitions relating to Indus, Airadigm, Polycell, ABC Wireless and Clinton Communications) not in excess of $135.0 million at any time outstanding;

     (11) Indebtedness of the Company or any Restricted Subsidiary consisting of a guarantee of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

     (12) Indebtedness of the Company or any Restricted Subsidiary in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature Incurred in the ordinary course of business;

     (13) Indebtedness of a Restricted Subsidiary existing at the time such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary was acquired by the Company); provided, however, that on the date such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to clause (1) above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (13) and the acquisition of such Restricted Subsidiary; and

     (14) Indebtedness of the Company not otherwise permitted to be Incurred pursuant to clauses (1) through (13) above which, together with any other outstanding Indebtedness Incurred pursuant to this clause (14), has an aggregate principal amount not in excess of $75.0 million at any time outstanding.

   Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Company or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring person) shall be deemed Incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

   For purposes of determining compliance with this covenant:

     (1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted pursuant to clauses
  (1) through (14) above, the Company shall, in its sole discretion, be permitted to classify such item of Indebtedness in any manner that complies with this

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  covenant and may from time to time reclassify such items of Indebtedness in any manner that would comply with this covenant at the time of such reclassification;

     (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

     (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and

     (4) accrual of interest (including interest paid-in-kind) and the accretion of accreted value will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

   Notwithstanding any other provision of this covenant:

     (1) the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies; and

     (2) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the date of the Indenture shall be treated as Incurred pursuant to clause (2) of the first paragraph of this covenant.

   Limitation on Layered Indebtedness. The Indenture will provide that the Company will not:

     (1) directly or indirectly Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and rank subordinate in right of payment to any other Indebtedness of the Company; or

     (2) cause or permit any Subsidiary Guarantor to, and no Subsidiary Guarantor will, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor and rank subordinate in right of payment to any other Indebtedness of such Subsidiary Guarantor;

provided that no Indebtedness shall be deemed to be subordinated solely by virtue of being unsecured.

   Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, on or prior to June 30, 2003:

     (1) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of Capital Stock of the Company, excluding any dividends or distributions payable solely in shares of Qualified Stock of the Company or in options, warrants or other rights to acquire Qualified Stock of the Company;

     (2) purchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of the Company, any options, warrants or rights to purchase or acquire such shares or any securities convertible or exchangeable into such shares (other than any such shares of Capital Stock, options, warrants, rights or securities that are owned by the Company or a Restricted Subsidiary);

     (3) make any Investment (other than a Permitted Investment) in any Person other than the Company or a Restricted Subsidiary; or

     (4) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, Subordinated Indebtedness or make any payment of interest or premium on, or distribution of any kind or character (whether in cash, property or securities) in respect of, the Series A Notes, excluding payments of interest or distributions payable solely in additional Series A Notes,


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each of the transactions described in clauses (1) through (4) (other than any exception to any such clause) being a "Restricted Payment;" and at any time after June 30, 2003, the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if, at the time thereof:

     (A) a Default or an Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

     (B) immediately after giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the covenant described under "--Limitation on Incurrence of Indebtedness;" and

     (C) immediately upon giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the date of the Indenture (including any Designation Amount) exceeds the sum (without duplication) of:

       (1) the amount of (x) the Consolidated Cash Flow of the Company after June 30, 2003, through the end of the latest full fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment (treated as a single accounting period), less (y) 150% of the cumulative Consolidated Interest Expense of the Company after June 30, 2003, through the end of the latest full fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment (treated as a single accounting period); plus

       (2) the aggregate net cash proceeds received by the Company as a capital contribution in respect of Qualified Stock or from the proceeds of a sale of Qualified Stock made after the date of the Indenture (excluding in each case (x) the proceeds from a sale of Qualified Stock to a Restricted Subsidiary and (y) the proceeds from a sale of Qualified Stock to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); plus

       (3) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the sale, disposition or repayment (other than to the Company or a Restricted Subsidiary) of any Investment made after the date of the Indenture and constituting a Restricted Payment in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment, in either case, less the cost of disposition of such Investment; plus

       (4) an amount equal to the consolidated Net Investment on the date of Revocation made by the Company and/or any Restricted Subsidiary in any Subsidiary of the Company that has been designated as an Unrestricted Subsidiary after the date of the Indenture upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries."

   For purposes of:

     (1) the preceding clause (C)(2), the value of the aggregate net cash proceeds received by the Company from, or as a capital contribution in connection with, the issuance of Qualified Stock either upon the conversion of convertible Indebtedness of the Company or any of its Restricted Subsidiaries or in exchange for outstanding Indebtedness of the Company or any of its Restricted Subsidiaries or upon the exercise of options, warrants or rights will be the net cash proceeds received by the Company or any Restricted Subsidiary upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by the Company or any Restricted Subsidiary upon the conversion, exchange or exercise thereof;

     (2) the preceding clause (C)(4), the value of the consolidated Net Investment on the date of Revocation shall be equal to the Fair Market Value of the aggregate amount of the Company's and/or any Restricted Subsidiary's Investments in such Subsidiary of the Company on the applicable date of Designation; and

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     (3) determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value on the date such Restricted Payment is made by the Company or a Restricted Subsidiary, as the case may be.

   The provisions of this covenant shall not prohibit:

     (1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture;

     (2) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any Capital Stock of the Company out of the net cash proceeds of the substantially concurrent capital contribution to the Company in connection with Qualified Stock or out of the net cash proceeds received by the Company from the substantially concurrent issue or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries) of Qualified Stock; provided that (a) any such net cash proceeds shall be excluded from clause
  (C)(2) of the second preceding paragraph;

     (3) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness of the Company made by exchange for or conversion into, or out of the net cash proceeds received by the Company, or out of a capital contribution to the Company in connection with a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, (a) Qualified Stock (provided that (x) any such net cash proceeds are excluded from clause (C)(2) of the second preceding paragraph and (y) such proceeds, if from a sale other than a Public Sale, are not applied to optionally redeem Notes on or prior to June 30, 2003) or (b) other Subordinated Indebtedness of the Company that has an Average Life equal to or greater than the Average Life of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired and that is subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

     (4) so long as no Default or Event of Default shall have occurred and be continuing, the making of a direct or indirect Investment constituting a Restricted Payment in an amount not to exceed the amount of the net cash proceeds of capital contributions in respect of Qualified Stock or from the issue or sale (other than to a Restricted Subsidiary) of Qualified Stock of the Company, in each case made no more than one year prior to the date of such investment; provided that (a) any such net cash proceeds are excluded from clause (C)(2) of the second preceding paragraph and (b) such proceeds, if from a sale other than a Public Sale, are not applied to optionally redeem Notes on or prior to June 30, 2003;

     (5) prior to the consummation of the Merger, so long as no Default or Event of Default shall have occurred and be continuing and so long as, immediately after giving effect to such Investment, the Company could Incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the covenant described under "--Limitation on Incurrence of Indebtedness," the making by the Company of a direct or indirect Investment constituting a Restricted Payment in any Person incorporated, formed or created for the purpose of acquiring one or more Qualified Licenses through participation in any auction or reauction of Licenses conducted by the FCC, in an amount not to exceed $150.0 million at any time outstanding; provided that (a) such Person shall qualify as an "entrepreneur" under the Communications Act in the case of any proposed acquisition of Qualified Licenses through participation in any auction or reauction of C-Block Licenses or F-Block Licenses conducted by the FCC, and (b) the Company shall have received, prior to making such Investment, from one or more Strategic Equity Investors, irrevocable, unconditional commitments to purchase Qualified Stock of the Company, (i) at the earliest to occur of (A) the date that is 30 days after the date on which such Person acquires any such Qualified Licenses, (B) the date that is 30 days after the date on which such Person withdraws from such auction or reauction, (C) the date that is 30 days after the date the FCC terminates such auction or reauction and (D) the date that is 180 days after the date on which any amounts were deposited by or on behalf of such Person in escrow with the FCC in connection with such proposed acquisition of Qualified Licenses, and (ii) in an amount not less than the amount of such Investment (plus the amount of all fees, expenses and other costs incurred in connection

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  with such participation); provided further that if at any time the aggregate net cash proceeds paid to the Company by such Strategic Equity Investors shall exceed the amount of such Investment plus all fees, expenses and other costs incurred in connection with such participation (a) such commitments may terminate in accordance with their terms to the extent, but only to the extent, of such excess and (b) the Company may rescind all or a portion of the payments made by the Strategic Equity Investors for such Qualified Stock and redeem all or a portion of such Qualified Stock in an amount not greater than such excess; provided further that such proceeds are not applied to optionally redeem the Notes prior to June 30, 2003;

     (6) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company held by any member of management of the Company or any of its Subsidiaries pursuant to any management equity subscription agreement, stock option agreement, restricted stock agreement or other similar agreement; provided that (a) the aggregate amount of such dividends or distributions shall not exceed $10.0 million in any twelve-month period, (b) any unused amount in any twelve-month period may be carried forward to one or more future twelve-month periods and (c) the aggregate of all unused amounts that may be carried forward to any future twelve-month period shall not exceed $20.0 million;

     (7) provided the Merger has occurred, payments to Holdings to reimburse Holdings for its out-of-pocket operating and administrative expenses attributable to the Company, provided this reimbursement shall not exceed $10.0 million in any fiscal year;

     (8) provided the Merger has occurred, payments to Holdings pursuant to a tax sharing agreement so long as such payments in the aggregate do not exceed the lesser of (A) the aggregate amount of taxes that would be payable by the Company and its Subsidiaries if they were filing on a separate return basis as a consolidated entity and (B) the aggregate amount of taxes paid by Holdings and its consolidated subsidiaries;

     (9) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

     (10) the repurchase, redemption or other acquisition or retirement for value of the Company's Capital Stock to the extent necessary in the good faith judgment of the board of directors of the Company evidenced by a board resolution delivered to the Trustee to prevent the loss or secure the renewal or reinstatement of any material license or franchise held by the Company or any Restricted Subsidiary from any government agency; provided that no Capital Stock shall be repurchased, redeemed or otherwise acquired from any Permitted Holder pursuant to this clause (10);

     (11) the repurchase of Indebtedness subordinated to the Notes at a purchase price not greater than 101% of the principal amount thereof (plus accrued and unpaid interest) pursuant to a mandatory offer to repurchase made upon the occurrence of a Change of Control; provided that the Company first make an Offer to Purchase the Notes (and repurchase all tendered notes) under the Indenture pursuant to the provisions of the Indenture described under "--Change of Control"; or

     (12) loans to the Management Stockholders to fund the purchase of up to 10,490 shares of Holdings' class E common stock.

   Restricted Payments made pursuant to clauses (1), (5), (6), (7), (9) and
(11) of the immediately preceding paragraph shall be included in making the determination of available amounts under clause (C) of the third preceding paragraph, and Restricted Payments made pursuant to clauses (2), (3), (4), (8),
(10) and (12) of the immediately preceding paragraph shall not be included in making the determination of available amounts under clause (C) of the third preceding paragraph.


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   Limitation on Restrictions Affecting Restricted Subsidiaries. The Indenture
will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrances or restrictions of any kind on the ability of any Restricted Subsidiary to:

     (1) pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary;

     (2) make any Investment in the Company or any other Restricted
  Subsidiary; or

     (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

     (A) any agreement in effect on the date of the Indenture as any such agreement is in effect on such date;

     (B) any agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Restricted Subsidiary; provided, however, that such encumbrance or restriction shall not apply to any property or assets of the Company or any Restricted Subsidiary other than such Restricted Subsidiary;

     (C) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary or its property and assets;

     (D) any agreement effecting a Refinancing or amendment of Indebtedness Incurred pursuant to any agreement referred to in clause (A) or (B) above; provided, however, that the provisions contained in such Refinancing or amendment agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of the board of directors of the Company;

     (E) the Indenture;

     (F) applicable law or any applicable rule, regulation or order;

     (G) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary;

     (H) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant; and

     (I) restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens restrict the transfer of property subject to such agreements.

   Limitation on Certain Asset Dispositions. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Disposition unless:

     (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the Fair Market Value of the assets sold or disposed of as determined by the board of directors of the Company in good faith and evidenced by a resolution of such board of directors filed with the Trustee;

     (2) other than in the case of a Permitted Asset Swap, not less than 75% of the consideration received by the Company or such Restricted Subsidiary from the disposition consists of:


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       (A) cash or Cash Equivalents;

       (B) the assumption of Indebtedness (other than non-recourse Indebtedness or any Subordinated Indebtedness) of the Company or such Restricted Subsidiary or other obligations relating to such assets (accompanied by an irrevocable and unconditional release of the Company or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); or

       (C) notes, other obligations or common stock received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents concurrently with the receipt of such notes or other obligations (to the extent of the cash actually received by the Company); and

     (3) all Net Available Proceeds, less any amounts invested within 365 days of such Asset Disposition to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, an entity primarily engaged in a Permitted Business, to make a capital expenditure or to acquire other long-term assets that are used or useful in a Permitted Business, are applied, on or prior to the 365th day after such Asset Disposition, unless and to the extent that the Company shall determine to make an Offer to Purchase, to the permanent reduction and prepayment of any Senior Indebtedness of the Company then outstanding (including a permanent reduction of the commitments in respect thereof).

   Any Net Available Proceeds from any Asset Disposition which is subject to the immediately preceding sentence that are not applied as provided in the immediately preceding sentence shall be used promptly after the expiration of the 365th day after such Asset Disposition (or earlier if the Company so elects) to make an Offer to Purchase outstanding Notes at a purchase price in cash equal to 100% of the principal amount on the Purchase Date, plus accrued and unpaid interest to the Purchase Date; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness) an offer may be made ratably to purchase the Notes and such other Senior Subordinated Indebtedness. Notwithstanding the foregoing, the Company may defer making any Offer to Purchase outstanding Notes (and any offer to purchase other Senior Subordinated Indebtedness ratably) until there are aggregate unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $15.0 million (at which time the entire unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as required pursuant to this paragraph). Any remaining Net Available Proceeds following the completion of the required Offer to Purchase (and any offer to purchase other Senior Subordinated Indebtedness ratably) may be used by the Company for any other purpose (subject to the other provisions of the Indenture), and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "--Merger, Consolidation and Certain Sales of Assets."

   Pending application as set forth above, the Net Available Proceeds of any Asset Disposition may be invested in cash or Cash Equivalents or used to reduce temporarily Indebtedness outstanding under any revolving credit agreement to which the Company is a party and pursuant to which it has Incurred Indebtedness.

   The Company will be required to comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

   Limitation on Transactions with Affiliates. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of their respective Affiliates, including, without limitation, the

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purchase, sale, lease or exchange of property, the rendering of any service or the making of any guarantee, loan, advance or Investment, either directly or indirectly, unless the terms of such transaction are at least as favorable as the terms that could be obtained at such time by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms'- length basis with a Person that is not such an Affiliate; provided, however, that:

     (1) in any transaction involving aggregate consideration in excess of $10.0 million, the Company shall deliver an Officers' Certificate to the Trustee stating that a majority of the disinterested directors of the board of directors of the Company or such Restricted Subsidiary, as the case may be, have determined, in their good faith judgment, that the terms of such transaction are at least as favorable as the terms that could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms'-length basis between unaffiliated parties; and

     (2) if the aggregate consideration is in excess of $25.0 million, the Company shall also deliver to the Trustee, prior to the consummation of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the holders of the Notes, from a financial point of view; provided, however, that the requirements set forth in this clause (2) shall not apply in the case of exchanges of licenses and related assets between the Company or any of its Subsidiaries and AT&T Corp. and any of its Subsidiaries so long as the Fair Market Value of licenses and related assets exchanged by the Company or any of its Subsidiaries shall not exceed $50.0 million.

   Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

     (1) transactions between or among the Company and/or any Restricted Subsidiaries;

     (2) any Restricted Payment or Permitted Investment permitted by the covenant described under "--Limitation on Restricted Payments;"

     (3) directors' fees, indemnification and similar arrangements, officers' indemnification, employment agreements, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

     (4) any transactions pursuant to agreements existing on the date of the Indenture and described in this prospectus on terms substantially consistent with those set forth in the prospectus;

     (5) transactions with AT&T or any of its Affiliates relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable (when taken as a whole) to the Company or such Restricted Subsidiary, as applicable, than those available from unaffiliated third parties;

     (6) transactions involving the leasing or sharing or other use by the Company or any Restricted Subsidiary of communications network facilities (including, without limitation, cable or fiber lines, equipment or transmission capacity) of any Affiliate of the Company (such Affiliate being a "Related Party") on terms that are no less favorable (when taken as a whole) to the Company or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties;

     (7) transactions involving the provision of telecommunication services by a Related Party in the ordinary course of its business to the Company or any Restricted Subsidiary, or by the Company or any Restricted Subsidiary to a Related Party, on terms that are no less favorable (when taken as a whole) to the Company or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties;

     (8) any sales agency agreements pursuant to which an Affiliate has the right to market any or all of the products or services of the Company or any of the Restricted Subsidiaries;


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     (9) transactions involving the sale, transfer or other disposition of any shares of Capital Stock of any Marketing Affiliate; provided that such Marketing Affiliate is not engaged in any activity other than the registration, holding, maintenance or protection of trademarks and the licensing thereof; and

     (10) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to the Company and its subsidiaries in the ordinary course.

   Limitation on Activities of the Company and the Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as is not material to the Company and its Restricted Subsidiaries, taken as a whole.

   Provision of Financial Information. The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the holders of Notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to annual information only, a report thereon by the Company's certified independent accountants;

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time period specified in the Commission's rules and regulations; and

     (3) all quarterly and annual balance sheet, income statement and cash flow financial information required to be furnished pursuant to clauses (1) and (2) of this paragraph, adjusted to exclude the operations of Tritel, Inc. and its subsidiaries and all adjustments related to the Merger other than the AT&T Wireless Services Contribution and the AT&T Wireless Exchange (in each case allocable to the Company).

   In addition, following the consummation of the Exchange Offer contemplated by the Exchange and Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports specified in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company will, for so long as any Notes remain outstanding, furnish to the holders of Notes, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will also comply with Section 314(a) of the TIA.

   Limitation on Designations of Unrestricted Subsidiaries. The Indenture will provide that the Company may designate any Subsidiary of the Company (other than an Ineligible Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

     (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

     (2) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the aggregate amount of its Investments in such Subsidiary on such date; and


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     (3) except in the case of a Subsidiary of the Company in which an
  Investment is being made pursuant to, and as permitted by, the penultimate paragraph of the covenant described under "--Limitation on Restricted Payments," the Company would be permitted to Incur $1.00 of additional Indebtedness pursuant to clause (1) of the covenant described under "-- Limitation on Incurrence of Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

   In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

   The Indenture will further provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation. In the event of any such Revocation, the Company shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes under the Indenture in an amount (if positive) equal to:

     (1) the Fair Market Value of the aggregate amount of the Company's Investments in such Subsidiary at the time of such Revocation; less

     (2) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such Revocation.

   All Designations and Revocations must be evidenced by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

   Future Subsidiary Guarantors. The Company will cause (1) each Domestic Restricted Subsidiary that Incurs Indebtedness and (2) each Foreign Restricted Subsidiary that Incurs Material Indebtedness to become a Subsidiary Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes; provided that the Company shall not cause any Special Purpose Subsidiary to become a Subsidiary Guarantor unless such Special Purpose Subsidiary Incurs Indebtedness other than Indebtedness in respect of the Credit Agreement (or any Refinancing Indebtedness Incurred to Refinance such Indebtedness) or FCC Debt; provided further that in the event that a Subsidiary Guarantor no longer has outstanding, other than the Subsidiary Guarantee, any Indebtedness (in the case of a Domestic Restricted Subsidiary) or Material Indebtedness (in the case of a Foreign Restricted Subsidiary), the Subsidiary Guarantee of that Subsidiary Guarantor shall terminate. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Subsidiary Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Merger, Consolidation and Certain Sales of Assets

   The Company will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to consolidate or merge with or into any Person, or to sell, assign, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case:

     (1) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary, as the case may be), or to which such sale, assignment, lease, conveyance or

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  other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company on the Notes and under the Indenture;

     (3) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity, as the case may be, could Incur at least $1.00 of Indebtedness pursuant to clause (1) of the covenant described under "-- Certain Covenants--Limitation on Incurrence of Indebtedness"; provided, however that this clause (3) shall not apply in the case of a merger between Tritel PCS, Inc. (or any successor entity) and the Company;

     (4) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its Restricted Subsidiaries as a result of such transactions as having been Incurred by the Company or such Restricted Subsidiary, as the case may be, at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; and

     (5) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such merger, consolidation or sale of assets and such supplemental indenture, if any, comply with the Indenture.

   The Indenture will provide that the Company will not permit any Subsidiary Guarantor to consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of all or substantially all of such Subsidiary Guarantor's assets, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case:

     (1) the entity formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor), or to which such sale, assignment, lease, conveyance or other disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) such corporation assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor, if any, under its Subsidiary Guarantee;

     (3) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of such Subsidiary Guarantor as a result of such transactions as having been Incurred by such Subsidiary Guarantor at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; and

     (4) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such merger, consolidation or sale of assets and such supplemental indenture, if any, comply with the Indenture.

The provisions of the foregoing two paragraphs shall not apply to any merger of a Restricted Subsidiary with or into the Company or a Wholly Owned Subsidiary, the release of any Subsidiary Guarantor in accordance with the terms of its Subsidiary Guarantee and the Indenture in connection with any transaction complying with the provisions of covenant described under "--Certain Covenants--Limitation on Certain Asset Dispositions" or the Merger.

Defaults

   Each of the following events will be an Event of Default under the
Indenture:

     (1) a default in any payment of interest on any Note when due and payable, whether or not prohibited by the provisions described under "-- Ranking," continued for 30 days;


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     (2) a default in the payment of the principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "--Ranking;"

     (3) the failure by the Company to comply with its obligations under the covenant described under""--Merger, Consolidation and Certain Sales of Assets;"

     (4) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "--Change of Control" or "--Certain Covenants" (in each case, other than a failure to purchase Notes);

     (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture or the Notes;

     (6) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the Indenture;

     (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");

     (8) the rendering of any final judgment or decree (not subject to appeal) for the payment of money in excess of $15.0 million or its foreign currency equivalent at the time it is entered against the Company or a Significant Subsidiary and is not discharged, waived or stayed if:

       (A) an enforcement proceeding thereon is commenced by any creditor;
    or

       (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision");

     (9) any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Subsidiary Guarantor or Person acting by or on behalf of such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under the Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture;

     (10) the failure by the Company and its Restricted Subsidiaries, collectively, in any material respect to obtain or acquire any Capital Stock or assets being obtained or acquired pursuant to or in connection with the transactions contemplated by the Merger Agreement, including licenses or any rights thereunder, of Airadigm Communications, Inc. or Indus, Inc., to the extent that Holdings or any of its Subsidiaries obtains or acquires any such Capital Stock or assets, and such failure continues for 30 days after receipt of the notice specified in the Indenture;

     (11) any action taken or failed to be taken by Holdings or the Company after the consummation of the Merger and the execution of the New Network Membership License Agreement, the New Intercarrier Roamer Service Agreement or the New Roaming Administration Service Agreement, by Holdings or the Company, if the result of such action or failure to take action shall be that the Company and its Restricted Subsidiaries, collectively, in any material respect, fail to obtain and enjoy rights and benefits in accordance with the terms of such agreements substantially similar to those they would have enjoyed were they a party to (a) the New Network Membership License Agreement with regard to their covered license areas on the date of the Indenture, after giving effect to the AT&T Wireless Services Contribution and AT&T Wireless Exchange, until July 17, 2005 and (b) the New Intercarrier Roamer Service Agreement or the New Roaming Administration Service Agreement; provided that such rights and benefits shall include, without limitation, their pro rata share of consideration received from a total or partial disposition of such rights and benefits under the New Network Membership License Agreement, the New Intercarrier Roamer

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  Service Agreement or the New Roaming Administration Service Agreement, as
  applicable, and such action or failure to take action continues for 30 days after receipt of the notice specified in the Indenture; or

     (12) the making by the Company and its Restricted Subsidiaries, collectively, of payments, directly or indirectly, to third parties with respect to the New Network Membership License Agreement, the New Intercarrier Roamer Service Agreement or the New Roaming Administration Service Agreement, in excess of their pro rata share of any payments required to be made by Holdings.

   The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

   However, a default under clauses (4), (5), (6), (10), (11) or (12) will not constitute an Event of Default until the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4), (5), (6), (10), (11) or (12) after receipt of such notice.

   If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company may accelerate the maturity of all the Notes. Upon such an acceleration, the outstanding Notes will become immediately due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or the holders of the Notes. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

   Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of Notes may pursue any remedy with respect to the Indenture or the Notes unless:

     (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

     (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

     (5) the holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

   Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of Notes or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.


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   The Indenture will provide that, if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, the status of any such event and the action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding. However, (a) without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

     (1) reduce the amount of Notes whose holders must consent to an amendment;

     (2) reduce the rate of, or extend the time for payment of, interest or any liquidated damages on any Note;

     (3) reduce the principal of, or extend the Stated Maturity of, any Note;

     (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption;"

     (5) make any Note payable in money other than that stated in the Note;

     (6) impair the right of any holder of Notes to receive payment of principal of and interest or any liquidated damages on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes; or

     (7) make any change in the amendment provisions which require the consent of each holder of Notes or in the waiver provisions; and

(b) without the consent of the holders of 75% in aggregate principal amount of the Notes then outstanding, no amendment may:

     (1) make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder of Notes; or

     (2) modify the Subsidiary Guarantee in any manner adverse to the holders of Notes.

   Without the consent of any holder of Notes, the Company and the Trustee may amend the Indenture to:

     (1) cure any ambiguity, omission, defect or inconsistency;

     (2) provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

     (3) provide for uncertificated Notes in addition to, or in place of, certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);


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     (4) make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company (or any Representative thereof) under such subordination provisions;

     (5) add additional guarantees with respect to the Notes;

     (6) secure the Notes;

     (7) add to the covenants of the Company for the benefit of the Noteholders;

     (8) surrender any right or power conferred upon the Company;

     (9) make any change that does not adversely affect the rights of any holder of Notes;

    (10) provide for the issuance of the Exchange Notes or Private Exchange Notes subject to the provisions of the indenture; or

    (11) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA.

No amendment may be made to the subordination provisions of the Indenture, however, that adversely affects the rights of any holder of Senior Indebtedness of the Company then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

   The consent of the Noteholders will not be necessary under the Indenture to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the Indenture becomes effective, the Company will be required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

   A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Noteholder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form, and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Defeasance

   The Company at any time may terminate all its obligations under the Indenture and the Notes ("legal defeasance"), except for certain obligations, including obligations:

  .  relating to the defeasance trust;

  .  to register the transfer or exchange of the Notes;

  .  to replace mutilated, destroyed, lost or stolen Notes; and

  .  to maintain a registrar and paying agent in respect of the Notes.

   The Company at any time may terminate its obligations under:

  .  the covenants described under "--Certain Covenants;"

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  .  the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and clauses (10), (11) and (12) described under "-- Defaults;"

  . clauses (3), (4) and (5) set forth in the first paragraph under "-- Merger, Consolidation and Certain Sales of Assets" ("covenant defeasance").

   In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries)
(9), (10), (11) and (12) under "--Defaults" or because of the failure of the Company to comply with clause (3), (4) and (5) set forth in the first paragraph under "--Merger, Consolidation and Certain Sales of Assets."

   In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Satisfaction and Discharge

   The Indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture, as to all outstanding Notes under the Indenture when

  (a) either

    . all Notes authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid, have been delivered to the Trustee for cancellation, or

    . all Notes not delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars or direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing prior to the date the Notes have become due and payable, the Stated Maturity of the Notes or the relevant redemption date for the Notes, as the case may be, sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, any premium and accrued interest at maturity, Stated Maturity or redemption date,


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  (b) the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Subsidiary Guarantor, and

  (c) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that

    . all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and

    . such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Subsidiary Guarantor or any Subsidiary is a party or by which the Company, any Subsidiary Guarantor or any Subsidiary is bound.

Concerning the Trustee

   Bankers Trust Company will be the Trustee under the Indenture, and Bankers Trust Company has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing Law

   The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Indenture, a copy of the form of which is available upon request to the Company.

   "Acquired Indebtedness" means, with respect to any Person, Indebtedness of such Person:

     (1) existing at the time such Person becomes a Restricted Subsidiary; or

     (2) assumed in connection with the acquisition of assets from another Person, including Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Cash Flow for the latest two full fiscal quarters for which consolidated financial statements of the Company are available multiplied by two. For purposes of calculating "Consolidated Cash Flow" for any period for purposes of this definition only:

     (1) any Subsidiary of the Company that is a Restricted Subsidiary on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been a Restricted Subsidiary at all times during such period; and

     (2) any Subsidiary of the Company that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such period.


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   In addition to and without limitation of the foregoing, for purposes of this definition only, "Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any Asset Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset
Acquisition) Incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such two-fiscal-quarter period to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

   "Asset Acquisition" means:

     (1) any purchase or other acquisition (by means of transfer of cash, Indebtedness or other property to others or payment for property or services for the account or use of others or otherwise) of Capital Stock of any Person by the Company or any Restricted Subsidiary, in either case, pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary; or

     (2) any acquisition by the Company or any Restricted Subsidiary of the property or assets of any Person which constitute all or substantially all of an operating unit or line of business of such Person.

   "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or Sale/Leaseback Transaction) of:

     (1) shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares);

     (2) any License for the provision of wireless telecommunications services held by the Company or any Restricted Subsidiary (whether by sale of Capital Stock or otherwise); or

     (3) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business;

provided, however, that an Asset Disposition shall not include:

     (A) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary to the Company or to any other Restricted Subsidiary or by the Company to any Restricted Subsidiary;

     (B) any sale, transfer or other disposition of defaulted receivables for collection;

     (C) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of the Company as permitted under "-- Covenants--Merger, Consolidation and Certain Sales of Assets;"

     (D) any disposition that constitutes a Change of Control; or

     (E) any sale, transfer or other disposition of shares of Capital Stock of any Marketing Affiliate; provided that such Marketing Affiliate is not engaged in any activity other than the registration, holding, maintenance or protection of trademarks and the licensing thereof; or

     (F) any sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve aggregate consideration in excess of $15.0 million.

   "AT&T Wireless" means AT&T Wireless PCS Inc., a Delaware corporation.

   "AT&T Wireless Exchange" means the transactions contemplated by the Asset Exchange Agreement dated as of February 28, 2000, as amended, waived or otherwise modified from time to time, among the Company, AT&T Wireless PCS, LLC, TeleCorp PCS, LLC, TeleCorp Holding Corp, Inc., TeleCorp Communications, Inc., TeleCorp Equipment Leasing, L.P. and TeleCorp Realty, LLC.

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

   "AT&T Wireless Services Contribution" means the Contribution, as such term is defined in the Merger Agreement.

   "Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing:

     (1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments by

     (2) the sum of all such principal or liquidation value payments.

   "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

   "board of directors" of any Person means the board of directors, management committee or other governing body of such Person.

   "BTA" means a Basic Trading Area, as defined in 47 C.F.R. (S)24.202.

   "Business Day" means any date which is not a Legal Holiday.

   "C-Block License" means any License in the C block as set forth in parts 1 and 24 of Title 47 of the Code of Federal Regulations.

   "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants options, participations or other equivalents of or interests in (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

   "Cash Equity Investors" means CB Capital Investors, L.P., Equity-Linked Investors-II, Private Equity Investors III, L.P., Hoak Communications Partners, L.P., HCP Capital Fund, L.P., Whitney Equity Partners, L.P., J. H. Whitney III, L.P., Whitney Strategic Partners III, L.P., Media/Communications Partners III Limited Partnership, Media/Communications Investors Limited Partnership, One Liberty Fund III, L.P., One Liberty Fund IV, L.P., Toronto Dominion Investments, Inc., Northwood Ventures LLC, Northwood Capital Partners LLC, Gerald Vento, Thomas Sullivan, Gilde International B.V., CIHC, Incorporated and Dresdner Kleinwort Benson Private Equity LLC.

   "Cash Equivalents" means:

     (1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

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     (2) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Corporation or from Moody's Investors Service;

     (3) investments in certificates of deposit, banker's acceptance and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500 million;

      (4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause
  (3) above; and

      (5) money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "Commission" means the Securities and Exchange Commission.

   "Communications Act" means the Communications Act of 1934, and any similar or successor Federal statute, and the rules and regulations and published policies of the FCC thereunder, all as amended and as the same may be in effect from time to time.

   "Consolidated Cash Flow" of any Person means, for any period, the Consolidated Net Income of such Person for such period:

     (1) increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication):

       (A) Consolidated Interest Expense of such Person for such period;
    plus

       (B) Consolidated Income Tax Expense of such Person for such period;
    plus

       (C) the consolidated depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period; plus

       (D) any other non-cash charges of such Person and its Restricted Subsidiaries for such period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

     (2) decreased (to the extent Consolidated Net Income for such period has been increased thereby) by any non-cash gains from Asset Dispositions.

   "Consolidated Income Tax Expense" of any Person means, for any period, the consolidated provision for income taxes of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" for any Person means, for any period, without duplication:

     (1) the consolidated interest expense included in a consolidated income statement (without deduction of interest or finance charge income) of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP (including, without limitation, (a) any

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  amortization of debt discount, (b) the net costs under Hedging Agreements,
  (c) all capitalized interest, (d) the interest portion of any deferred payment obligation and (e) all amortization of any premiums, fees and expenses payable in connection with the Incurrence of any Indebtedness); plus

     (2) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued, by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom:

     (1) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction;

     (2) the net income (but not loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof);

     (3) the net income of any Person that is not a Restricted Subsidiary of such Person, except to the extent of the amount of dividends or other distributions representing such Person's proportionate share of such other Person's net income for such period actually paid in cash to such Person by such other Person during such period;

     (4) gains or losses (other than for purposes of calculating Consolidated Net Income under clause (C) of the first paragraph under "--Certain Covenants--Limitation on Restricted Payments") on Asset Dispositions by such Person or its Restricted Subsidiaries;

     (5) all extraordinary gains (but not, other than for purposes of calculating Consolidated Net Income under clause (C) of the first paragraph under "--Certain Covenants--Limitation on Restricted Payments," losses) determined in accordance with GAAP; and

     (6) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

   "Credit Agreement" means the Credit Agreement dated as of July 17, 1998, as amended, waived or otherwise modified from time to time, among the Company, the financial institutions named therein as lenders, The Chase Manhattan Bank, as Administrative Agent and Issuing Bank, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent (except to the extent that any such amendment, waiver or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding).

   "Default" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

   "Designated Senior Indebtedness" of the Company means:

     (1) so long as outstanding, Bank Indebtedness; and

     (2) so long as outstanding, any other Senior Indebtedness which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million and which has been so designated as Designated Senior Indebtedness by the board of directors of the Company at the time of its initial issuance in a resolution delivered to the Trustee. "Designated Senior Indebtedness" of a Subsidiary Guarantor has a correlative meaning.

   "Designation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

   "Designation Amount" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

   "Discount Notes" means the 11 5/8% Senior Subordinated Discount Notes due 2009 of the Company.

   "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions of the covenant described under "Change of Control."

   "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Restricted Subsidiary.

   "Equipment Subsidiary" means TeleCorp Equipment Leasing L.P. and/or any other Wholly Owned Subsidiary of the Company designated as an Equipment Subsidiary under the Credit Agreement.

   "Equity Offering" means any public or private sale of Qualified Stock made on a primary basis by the Company after the date of the Indenture, including through the issuance or sale of Qualified Stock to one or more Strategic Equity Investors; provided, however, that a sale to Holdings will constitute an Equity Offering only if funded by a substantially concurrent Equity Offering by Holdings.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

   "Exchange and Registration Rights Agreement" means the Exchange and Registration Rights Agreement, to be dated the date of the Indenture, among the Company, the Subsidiary Guarantor and the Initial Purchasers.

   "Exchange Notes" means, collectively, debt securities of the Company that are identical in all material respects to the Notes, except for transfer restrictions relating to the Notes, issued in a like aggregate principal amount of the Notes originally issued pursuant to the Exchange and Registration Rights Agreement.

   "Exchange Offer" means a registered exchange offer for the Notes undertaken by the Company pursuant to the Exchange and Registration Rights Agreement.

   "F-Block License" means any License in the F block as set forth in parts 1 and 24 of Title 47 of the Code of Federal Regulations.

   "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the board of directors of the Company acting in good faith.

   "FCC" means the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

   "FCC Debt" means Indebtedness owed to the United States Treasury Department or the FCC that is incurred in connection with the acquisition of a License.

   "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession in the United States; provided, however, that for the calculation of the quarterly and annual balance sheet, income statements and cash flow financial information, the operation of Tritel, Inc. and its Subsidiaries and all adjustments related to the Merger other than the AT&T Wireless Services Contribution and the AT&T Wireless Exchange (in each case allocable to the Company) shall be excluded.

   "Hedging Agreement" means any interest rate, currency or commodity swap agreement, interest rate, currency or commodity future agreement, interest rate cap or collar agreement, interest rate, currency or commodity hedge agreement and any put, call or other agreement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices.

   "Holder" or "Noteholder" means the Person in whose name a Note is registered on the registrar's books.

   "Holdings" means TeleCorp-Tritel Holding Company, Inc., a Delaware corporation, and parent of the Company after the Merger, until a successor replaces it and thereafter, means the successor.

   "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into, or consolidates with, the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into, or consolidated with, the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into, or consolidates with, the Company or any Restricted Subsidiary.

   "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

     (1) every obligation of such Person for money borrowed;

     (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses;

     (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

     (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

     (5) every Capital Lease Obligation of such Person;

     (6) every net obligation under Hedging Agreements or similar agreements of such Person; and

     (7) every obligation of the type referred to in clauses (1) through (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

   Indebtedness shall:

     (1) include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Company and any Restricted Subsidiary and any Preferred Stock of a Subsidiary of the Company;

     (2) never be calculated taking into account any cash and Cash Equivalents held by such Persons;

     (3) not include obligations arising from agreements of the Company or a Restricted Subsidiary to provide for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of a Restricted Subsidiary.

   The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

     (2) the principal amount thereof, in the case of any Indebtedness other than Indebtedness issued with original issue discount; and

     (3) the greater of the maximum repurchase or redemption price or liquidation preference thereof, in the case of any Disqualified Stock or Preferred Stock.

   "Ineligible Subsidiary" means:

     (1) any Special Purpose Subsidiary;

     (2) any Subsidiary Guarantor;

     (3) any Subsidiary of the Company that, directly or indirectly, owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; and

     (4) any Subsidiary of the Company that, directly or indirectly, owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, any other Subsidiary of the Company that is not eligible to be designated as an Unrestricted Subsidiary.

   "Initial Purchasers" means Chase Securities Inc., Lehman Brothers Inc. and Deutsche Bank Securities Inc.

   "Investment" in any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person.

   "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

   "License" means any broadband Personal Communications Services license issued by the FCC in connection with the operation of a System.

   "License Subsidiary" means TeleCorp PCS, L.L.C. and THC and/or any other Wholly Owned Restricted Subsidiary of the Company designated as a License Subsidiary under the Credit Agreement.

   "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

   "Lucent" means Lucent Technologies Inc., a Delaware corporation.

   "Lucent Note Purchase Agreement" means the Note Purchase Agreement dated as of May 11, 1998, between the Company and Lucent, as amended as of the date of the Indenture.

   "Management Stockholders" means Gerald Vento and Thomas Sullivan.

   "Marketing Affiliate" means any Person which engages in no activity other than the registration, holding, maintenance or protection of trademarks and the licensing thereof.

   "Material Indebtedness" means Indebtedness having an aggregate principal amount (or accreted value) of $50 million or more at the time outstanding.

   "Merger" has the meaning given to such term in the Merger Agreement.

   "Merger Agreement" means the Agreement and Plan of Reorganization and Contribution dated as of February 28, 2000, as amended, waived or otherwise modified from time to time, among the Company, Tritel, Inc. and AT&T Wireless Services, Inc.

   "MTA" means a Major Trading Area, as defined in 47 C.F.R. (S)24.202.

   "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes accrued as a liability as a consequence of such Asset Disposition;

     (2) all payments made by such Person or any of its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     (3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

     (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under "--Certain Covenants--Limitation on Certain Asset Dispositions"); and


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     (5) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

   "Net Investment" means the excess of:

     (1) the aggregate amount of all Investments made in any Unrestricted Subsidiary or joint venture by the Company or any Restricted Subsidiary on or after the date of the Indenture (in the case of an Investment made other than in cash, the amount shall be the Fair Market Value of such Investment as determined in good faith by the Board of the Company or such Restricted Subsidiary); over

     (2) the aggregate amount returned in cash on or with respect to such Investments whether through interest payments, principal payments, dividends or other distributions or payments; provided, however, that such payments or distributions shall not be (and have not been) included in clause (C) of the first paragraph described under "--Certain Covenants-- Limitation on Restricted Payments"; provided further that, with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the amounts referred to in clause (1) above with respect to such Investments shall not exceed the aggregate amount of all such Investments made in such Unrestricted Subsidiary or joint venture.

   "New Intercarrier Roamer Service Agreement" means the Intercarrier Roamer Service Agreement by and between AT&T Wireless Services, Inc. and the Company dated as of July 17, 1998, as amended from time to time or superceded by an agreement substantially in the form of the Intercarrier Roamer Service Agreement attached as Exhibit 10.19 to Holding's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on June 20, 2000, as such agreement is amended from time to time.

   "New Network Membership License Agreement" means the Network Membership License Agreement by and among AT&T Corp., including AT&T Wireless Services, Inc., and the Company dated as of July 17, 1998, as amended by the License Extension Agreement (as defined in the Merger Agreement), as amended from time to time or superceded by an agreement substantially in the form of the Network Membership License Agreement attached as Exhibit 10.16 to Holding's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on June 20, 2000, as such agreement is amended from time to time.

   "New Roaming Administration Service Agreement" means the Roaming Administration Service Agreement by and between AT&T Wireless Services, Inc. and the Company dated as of July 17, 1998, as amended from time to time or superceded by an agreement substantially in the form of the Roaming Administration Service Agreement attached as Exhibit 10.21 to Holding's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on June 20, 2000, as such agreement is amended from time to time.

   "Note" or "Notes" means any Note or Note issued under the Indenture, including any Exchange Note or Exchange Notes, or any Private Exchange Note or Private Exchange Notes, issued in exchange therefor in connection with an Exchange Offer undertaken pursuant to the Exchange and Registration Rights Agreement.

   "Noteholder" or "Holder" means the Person in whose name a Note is registered on the registrar's books.

   "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder of Notes at such holder's address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of the Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company.

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The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable holders of Notes to tender their Notes pursuant to the Offer to Purchase. The Offer shall also state:

     (1) the provision of the Indenture pursuant to which the Offer to Purchase is being made;

     (2) the Expiration Date and the Purchase Date;

     (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to a specified provision of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

     (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

     (5) that such holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

     (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

     (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

     (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

     (9) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or such holder's attorney duly authorized in writing);

     (10) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of such holder's tender;

     (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

     (12) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

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

   "Officer" means the Chief Executive Officer, the Executive Vice President, the Chief Financial Officer, the Chief Operating Officer, the President, any Vice President, the Treasurer or any Secretary of the Company or a Subsidiary of the Company, as the case may be.

   "Officers' Certificate" means a certificate signed by two Officers.

   "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

   "Permitted Asset Swap" means any exchange of assets by the Company or a Restricted Subsidiary where the Company and/or its Restricted Subsidiaries receive consideration at least 75% of which consists of (1) cash, (2) assets that are used or useful in a Permitted Business or (3) any combination thereof.

   "Permitted Business" means:

     (1) the delivery or distribution of telecommunications, voice, data or video services;

     (2) any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by the Company or any Restricted Subsidiary on the date of the Indenture and the acquisition, holding or exploitation of any license relating to the delivery of the services described in clause (1) above; or

     (3) any other business or activity in which the Company (and the Restricted Subsidiaries) are expressly contemplated to be engaged pursuant to the provisions of the certificate of incorporation and by-laws of the Company as in effect on the date of the Indenture.

   "Permitted Holder" means:

     (1) each of AT&T Wireless, TWR Cellular, the Cash Equity Investors, the Management Stockholders, Digital PCS, L.L.C., Wireless 2000, Inc. and any of their respective Affiliates and the respective successors (by merger, consolidation, transfer or otherwise) to all or substantially all of the respective businesses and assets of any of the foregoing; provided that Triton PCS, Inc. shall be deemed an Affiliate of AT&T Wireless so long as AT&T Wireless owns at least 10% of the equity interests of Triton PCS, Inc.; and

     (2) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clause (1) above.

   "Permitted Investments" means:

     (1) Investments in Cash Equivalents;

     (2) Investments representing Capital Stock or obligations issued to the Company or any Restricted Subsidiary in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any Restricted Subsidiary;

     (3) deposits including interest-bearing deposits, maintained in the ordinary course of business in banks;

     (4) any Investment in any Person; provided, however, that, after giving effect to such Investment, such Person is or becomes a Restricted Subsidiary or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

     (5) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

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

     (6) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

     (7) any interest rate agreements with an unaffiliated Person otherwise permitted by clause (5) or (6) under "--Certain Covenants--Limitation on Incurrence of Indebtedness";

     (8) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under "--Certain Covenants--Limitation on Certain Asset Dispositions";

     (9) loans or advances to employees of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million in the aggregate at any one time outstanding;

     (10) any Investment acquired by the Company or any of its Restricted Subsidiaries as a result of a foreclosure by the Company or any of its Restricted Subsidiaries or in connection with the settlement of any outstanding Indebtedness or trade payable;

     (11) loans and advances to officers, directors and employees for business-related travel expense, moving expense and other similar expenses, each incurred in the ordinary course of business; and

     (12) any Investment for which the sole consideration is Qualified Stock;
  and

     (13) other Investments (with each such Investment being valued as of the date made and without giving effect to subsequent changes in value) in an aggregate amount not to exceed $15.0 million at any one time outstanding.

   "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Plan of Liquidation" means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates, or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously):

     (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person; and

     (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

   "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

   "Private Exchange Notes" means, collectively, debt securities of the Company that are identical in all material respects to the Exchange Notes, except for transfer restrictions relating to such Private Exchange Notes, issued by the Company (under the same indenture as the Exchange Notes) simultaneously with the delivery of the Exchange Notes in the Exchange Offer to any Noteholder that holds any Notes acquired by it that have, or that are reasonably likely to be determined to have, the status of an unsold allotment in an initial distribution, or to any Noteholder that is not entitled to participate in the Exchange Offer, upon the request of any such holder, in exchange for a like aggregate principal amount of Notes held by such holder.

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

   "Public Sale" means any underwritten public offering, made on a primary basis pursuant to a registration statement filed with, and declared effective by, the Commission in accordance with the Securities Act.

   "Purchase Money Indebtedness" means any Indebtedness (including, without limitation, Capital Lease Obligations); provided that the net proceeds of such Indebtedness are utilized solely for the purpose of financing the cost (including, without limitation, the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation) of assets used or usable in a Permitted Business (including, without limitation, through the acquisition of Capital Stock of an entity engaged in a Permitted Business).

   "Qualified License" means, as of the date of determination, any License covering or adjacent to any geographical area in respect of which the Company or any Restricted Subsidiary owns, as of the Business Day immediately prior to such date of determination, at least one other License covering a substantial portion of such area.

   "Qualified Stock" means any Capital Stock of the Company other than Disqualified Stock.

   "Real Property Subsidiary" means TeleCorp Realty L.L.C., Puerto Rico Acquisition Corp. and/or any other Wholly Owned Subsidiary of the Company designated by the Company as a Real Property Subsidiary under the Credit Agreement.

   "Refinance" means refinance, renew, extend, replace or refund; and "Refinancing" and "Refinanced" have correlative meanings.

   "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

     (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness being Refinanced or the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such Refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection therewith; and

     (4) if the Indebtedness being Refinanced is pari passu with the Notes, such Refinancing Indebtedness is made pari passu with, or subordinate in right of payment to, the Notes, and, if the Indebtedness being Refinanced is subordinate in right of payment to the Notes, such Refinancing Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the holders of Notes than those contained in the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include

     (A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company; or

     (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

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

   "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

   "Revocation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

   "Sale/Leaseback Transaction" means an arrangement relating to property owned on the date of the Indenture or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Senior Subordinated Indebtedness" of the Company means the Notes, the Discount Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Subsidiary Guarantor has a correlative meaning.

   "Series A Notes" means the Series A Notes of the Company purchased by Lucent pursuant to the Lucent Note Purchase Agreement.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

   "Special Purpose Subsidiary" means any Equipment Subsidiary, License Subsidiary or Real Property Subsidiary.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

   "Stockholders' Agreement" means the Stockholders' Agreement dated as of July 17, 1998, among AT&T Wireless, TWR Cellular, the Cash Equity Investors, the Management Stockholders and the Company, as such agreement may be amended from time to time in accordance with the provisions of such agreement, so long as the terms of any such amendment are no less favorable to the Noteholders than the terms of the Stockholders' Agreement in effect on the date of the Indenture.

   "Strategic Equity Investor" means any of the Cash Equity Investors, any Affiliate thereof, any other Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $500 million or any other Person who has at least $100 million total funds under management and who has issued an irrevocable, unconditional commitment to purchase Qualified Stock of the Company for an aggregate purchase price that does not exceed 20% of the value of the funds under management by such Person.

   "Subordinated Indebtedness" means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the date of the Indenture or thereafter Incurred) which is by its terms expressly subordinate or junior in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be.

   "Subsidiary" of any Person means:

     (1) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof; or

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

     (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

   "Subsidiary Guarantee" means each guarantee of the obligations with respect to the Notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture, each such Subsidiary Guarantee having subordination provisions equivalent to those contained in the Indenture with respect to the Notes and being substantially in the form prescribed in the Indenture.

   "Subsidiary Guarantor" means any Subsidiary of the Company that has issued a Subsidiary Guarantee.

   "System" means, as to any Person, assets constituting a radio communications system authorized under the rules for wireless communications services (including any license and the network, marketing, distribution, sales, customer interface and operations and functions relating thereof) owned and operated by such Person.

   "THC" means TeleCorp Holding Corp., Inc., a Delaware corporation and a Wholly Owned Subsidiary.

   "Total Assets" means the total assets of the Company, as shown on the most recent quarterly balance sheet of the Company.

   "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to:

     (1) the accreted value of all Indebtedness, in the case of any Indebtedness issued with original issue discount; plus

     (2) the principal amount of all Indebtedness, in the case of any other Indebtedness,

of the Company and its Restricted Subsidiaries outstanding as of the date of determination; provided, however, that no amount owing by the Company or any of its Restricted Subsidiaries in respect of any Series A Notes outstanding as of the date of determination shall be included in the determination of Total Consolidated Indebtedness.

   "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of (a) the product of (1) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person) multiplied by (2) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive Business Days immediately preceding such day plus (b) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

   "Total Invested Capital" means, as of any date of determination, the sum of, without duplication:

     (1) the total amount of equity contributed to the Company as of March 31, 2000, as set forth on the March 31, 2000 consolidated balance sheet of the Company; plus

     (2) irrevocable, unconditional commitments from any Strategic Equity Investor to purchase Capital Stock of the Company (other than Disqualified Stock) within 36 months of the date of issuance of such commitment, but in any event not later than the Stated Maturity of the Notes; provided, however, that such commitments shall exclude commitments related to any Investment in any Person incorporated, formed or created for the purpose of acquiring one or more Qualified Licenses unless such Person shall become a Restricted Subsidiary; plus

     (3) the aggregate net cash proceeds received by the Company from capital contributions or the issuance or sale of Capital Stock of the Company (other than Disqualified Stock, but including Qualified Stock issued upon the conversion of convertible Indebtedness or upon the exercise of options, warrants or

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

  rights to purchase Qualified Stock) subsequent to the date of the Indenture, other than issuances or sales of Capital Stock to a Restricted Subsidiary and other than capital contributions from, or issuances or sales of Capital Stock to, any Strategic Equity Investor in connection with (a) any Investment in any Person incorporated, formed or created for the purpose of acquiring one or more Qualified Licenses and (b) any Investment in any Person engaged in a Permitted Business, unless, in either case, such Person shall become a Restricted Subsidiary; provided, however, such aggregate net cash proceeds shall exclude any amounts included as commitments to purchase Capital Stock in the preceding clause (2); plus

     (4) the Fair Market Value of assets that are used or useful in a Permitted Business or of the Capital Stock of a Person engaged in a Permitted Business received by the Company as a capital contribution or in exchange for Capital Stock of the Company (other than Disqualified Stock) subsequent to March 31, 2000, other than (x) capital contributions from a Restricted Subsidiary or issuance or sales of Capital Stock of the Company to a Restricted Subsidiary or (y) the proceeds from the sale of Qualified Stock to an employee stock ownership plan or other trust established by the Company or any of its subsidiaries; plus

     (5) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after the date of the Indenture and constituting a Restricted Payment in an amount equal to the lesser of (a) the return of capital with respect to such Investment and (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; plus

     (6) an amount equal to the consolidated Net Investment of the Company and/or any of its Restricted Subsidiaries in any Subsidiary that has been designated as an Unrestricted Subsidiary after the date of the Indenture upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries;" plus

     (7) cash proceeds from the sale to Lucent of the Series A Notes (less payments made by the Company or any of its Subsidiaries with respect to Series A Notes (other than payments of additional Series A Notes)); plus

     (8) Total Consolidated Indebtedness; minus

     (9) the aggregate amount of all Restricted Payments (including any Designation Amount, but other than a Restricted Payment of the type referred to in clause (3)(b) of the third paragraph of the covenant described under "--Certain Covenants--Limitations on Restricted Payments") declared or made on or after the date of the Indenture.

   "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S)77aaa-77bbbb) as in effect on the date of the Indenture.

   "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

   "Trust Officer" means the Chairman of the Board of Directors, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

   "TWR Cellular" means TWR Cellular, Inc., a Delaware corporation, and an Affiliate of AT&T Wireless.

   "Unrestricted Subsidiary" means (1) until Holdings ceases to be a subsidiary of the Company, Holdings and its Subsidiaries, (2) any Subsidiary of the Company (other than an Ineligible Subsidiary) designated after the date of the Indenture as such pursuant to, and in compliance with, the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries" and (3) any Marketing Affiliate. Any such designation of any Subsidiary of the Company may be revoked by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the such covenant, subject to the provisions of such covenant.

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   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

   "Voting Stock" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

   "Wholly Owned Subsidiary" means a Restricted Subsidiary, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company and/or by one or more Wholly Owned Subsidiaries.

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                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

   The following is a summary of the principal U.S. federal income tax consequences resulting from the beneficial ownership of the unregistered notes by certain persons and from the exchange of the unregistered notes for exchange notes. This summary does not purport to consider all the possible U.S. federal tax consequences of the purchase, ownership or disposition of the unregistered notes and exchange notes and is not intended to reflect the particular tax position of any beneficial owner. It addresses only initial purchasers who hold the unregistered notes and exchange notes as capital assets and does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, purchasers that hold unregistered notes or exchange notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of an unregistered note or exchange note and one or more investments, or purchasers that have a "functional currency" other than the U.S. dollar. Except to the extent discussed below under "Non-U.S. Holders" and "Information Reporting and Backup Withholding," this summary only pertains to a holder that is (i) a citizen or resident of the U.S. for U.S. federal income tax purposes, (ii) an estate subject to U.S. federal income taxation without regard to the source of its income, (iii) a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof or (iv) a trust which is subject to the supervision of a court within the U.S. and the control of a U.S. fiduciary (each, a "U.S. Holder"). This summary is based upon the U.S. federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the unregistered notes and exchange notes or holders thereof. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES TO THEM UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

 Characterization of the Notes.

   We will treat the unregistered notes and the exchange notes as indebtedness for U.S. federal income tax purposes, and the following discussion assumes that such treatment will be respected. Accordingly, a holder also will generally be required to treat the unregistered notes and the exchange notes as indebtedness. A holder taking an inconsistent position must expressly disclose such fact in the holder's return.

U.S. Holders

 Payments of Interest.

   In general, interest on an unregistered note or exchange note will be taxable to a holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

 Sale, Exchange or Other Disposition.

   Except as provided below under "Exchange Offer," if a note is sold or otherwise disposed of, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition (except to the extent attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the note. Such gain or loss will be capital gain or loss and will be long-term if the holder has held the note for more than one year at the time of the disposition.

 Exchange Offer.

   An exchange of unregistered notes for the exchange notes, described under "Exchange Offer," will not be treated as an "exchange" for U.S. federal income tax purposes. As a result of exchanging the unregistered notes for the exchange notes, a U.S. Holder will not recognize taxable gain or loss upon the exchange and such

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

holder will have the same tax basis and holding period in the exchange note as the holder did for the unregistered note so exchanged. We are obligated to pay additional interest to the holders of the notes under certain circumstances. Such additional interest generally will be taxable to a holder as ordinary income in accordance with the holder's method of tax accounting. It is possible, however, that the Internal Revenue Service (the "IRS") may take a different position, in which case a holder might be required to include such additional interest in income as it accrues or becomes fixed (regardless of such holder's regular method of accounting).

Non-U.S. Holders

 Payments of Interest.

   Under present U.S. federal income tax law and subject to the discussion of information reporting and backup withholding below, payments of interest on the unregistered notes or exchange notes by us or our agent to or on behalf of any beneficial owner who is not a U.S. Holder (a "Non-U.S. Holder") and who is not engaged in a trade or business within the U.S. with respect to which interest on the unregistered notes or exchange notes is effectively connected will not be subject to U.S. federal income or withholding tax, provided that (i) such beneficial owner does not actually or constructively own ten percent or more of the total combined voting power of all of our classes of stock entitled to vote, (ii) such beneficial owner is not a controlled foreign corporation for U.S. federal income tax purposes (generally, a foreign corporation controlled by U.S. shareholders) that is related to us actually or constructively through stock ownership, and (iii) the Non-U.S. Holder provides an appropriate statement on IRS Form W-8, Form W-8BEN or the substitute Form provided by the beneficial owner ("Substitute Form W-8BEN"), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person for U.S. federal income tax purposes.

   If an unregistered note or exchange note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement, to eliminate withholding tax, accompanied by a copy of the IRS Form W-8, Form W-8BEN or Substitute Form W-8BEN provided by the beneficial owner to the organization or institution. For interest paid with respect to an unregistered note or exchange note a Non-U.S. Holder that is treated as a partnership for U.S. federal income tax purposes generally will be required to provide an IRS Form W-8IMY and to attach an appropriate certification by each beneficial owner of the Non-U.S. Holder (including in certain cases, such beneficial owner's beneficial owners).

   To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the unregistered note or exchange note, unless an income tax treaty reduces or eliminates such tax or unless the interest is effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect (generally on IRS Form 1001 or Form W-8BEN, or IRS Form 4224 or Form W-8ECI, as applicable). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the unregistered note or exchange note at regular rates applicable to U.S. taxpayers. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income.

 Sale, Exchange or Other Disposition.

   In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain realized upon a sale, exchange or retirement of an unregistered note or exchange note unless (i) such gain is effectively connected with a U.S. trade or business of the holder, (ii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates or (iii) in the case of an individual, such beneficial owner is present in the U.S. for 183 days or more during the taxable year of the sale, exchange or retirement and certain other requirements are met. In the latter event, Non-U.S. Holders generally will be subject to U.S. federal income tax with respect to such gain at regular rates applicable to U.S. taxpayers. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such gain.

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

 Treatment of Notes for US. Federal Estate Tax Purposes.

   An individual Non-U.S. Holder (who is not domiciled in the U.S. for U.S. federal estate tax purposes at the time of death) will not be subject to U.S. federal estate tax in respect of an unregistered note or exchange note, provided the Non-U.S. Holder does not at the time of such Non-U.S. Holder's death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and payments of interest on such unregistered note or exchange note would not have been considered U.S. trade or business income at the time of such Non-U.S. Holder's death.

Information Reporting and Backup Withholding

   For each calendar year in which the unregistered notes or exchange notes are outstanding, we are required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number, the aggregate amount of principal and interest (and premium, if any) paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain holders including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

   In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal (and premium, if any) on the unregistered or exchange notes.

   A Non-U.S. Holder that provides an IRS Form W-8, Form W-8BEN or Substitute Form W8-BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a U.S. person, will not be subject to IRS reporting requirements and U.S. backup withholding provided we do not have actual knowledge that such holder is a U.S. person. In addition, IRS Form W-8BEN will be required from the beneficial owners of interests in a Non-U.S. Holder that is treated as a partnership for U.S. federal income tax purposes.

   The payment of the proceeds on the disposition of an unregistered note or exchange note to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury on IRS Form W-8, Form W-8BEN or Substitute Form W-8BEN (as described above) or otherwise establishes an exemption. If any payments of principal or interest (and premium, if any) are made to the beneficial owner of an unregistered note or exchange note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of an unregistered note or exchange note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by (i) a foreign office of (a) a custodian, nominee, other agent or broker that is a U.S. person for U.S. federal income tax purposes, (b) a foreign custodian, nominee, other agent or broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (c) a foreign custodian, nominee, other agent or broker that is a controlled foreign corporation for U.S. federal income tax purposes, or (ii) a foreign partnership if at any time during its tax year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in a U.S. trade or business, unless the custodian, nominee, other agent, broker or foreign partnership has documentary evidence in its records that the holder is not a U.S. person and certain other conditions are met or the holder otherwise establishes an exemption.

   Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and

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

withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

   THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND TAX SITUATION. EACH HOLDER SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE UNREGISTERED NOTES AND EXCHANGE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS OR SUBSEQUENT VERSIONS THEREOF.

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

                         BOOK-ENTRY; DELIVERY AND FORM

   The exchange notes are represented by a permanent global certificate in definitive, fully registered form. The global note is registered in the name of a nominee of the Depository Trust Company.

Book-Entry Procedures for the Global Notes

   The descriptions of the operations and procedures of the Depository Trust Company, Euroclear and Cedel described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems, and are subject to change by them from time to time. Neither we nor any of the initial purchasers of the unregistered notes takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

   The Depository Trust Company has advised us that it is:

  . a limited purpose trust company organized under the laws of the State of New York;

  .  a "banking organization' within the meaning of the New York Banking Law;

  .  a member of the Federal Reserve System;

  . a "clearing corporation' within the meaning of the Uniform Commercial Code; and

  .  a "clearing agency' registered under the Exchange Act.

   The Depository Trust Company was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, eliminating the need for physical transfer and delivery of certificates. The Depository Trust Company's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to the Depository Trust Company's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by, or on behalf of the Depository Trust Company only through participants or indirect participants.

   We expect that under procedures established by the Depository Trust Company:

      (1) upon deposit of each global note, the Depository Trust Company will credit the accounts of participants designated by the initial purchasers of the unregistered notes with an interest in the global note; and

      (2) ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by the Depository Trust Company, with respect to the interests of participants and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

   The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because the Depository Trust Company can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in the notes represented by a global note to pledge or transfer the interest to persons or entities that do not participate in the Depository Trust Company's system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive security in respect of the interest.


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

   So long as the Depository Trust Company or its nominee is the registered owner of a global note, the Depository Trust Company or the nominee, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of the Depository Trust Company and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of the notes under the indenture or the global note. We understand that, under existing industry practice, if we request any action of holders of the notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that the Depository Trust Company, as the holder of the global note, is entitled to take, the Depository Trust Company would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, the notes by the Depository Trust Company, or for maintaining, supervising or reviewing any records of the Depository Trust Company relating to these notes.

   Payments with respect to the principal and interest, and premium, if any, and liquidated damages, if any, on any notes represented by a global note registered in the name of the Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to, or at the direction of, the Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing the notes under the indenture. Under the terms of the indenture, we and the trustee will be permitted to treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee have or will have any responsibility or liability for the payment of the amounts to owners of beneficial interests in a global note, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice, and will be the responsibility of the participants or the indirect participants and the Depository Trust Company.

   Transfers between participants in the Depository Trust Company will be effected in accordance with the Depository Trust Company's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in the Depository Trust Company, on the one hand, and Euroclear or Cedel participants on the other hand, will be effected through the Depository Trust Company in accordance with the Depository Trust Company's rules on behalf of Euroclear or Cedel, as the case may be. These cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in the system in accordance with the rules and procedures, and within the established Brussels time deadlines, of the system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf, by delivering or receiving interests in the relevant global notes in the Depository Trust Company and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository Trust Company. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

   Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in the Depository Trust Company will be credited, and any crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day,

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

which must be a business day for Euroclear or Cedel, as the case may be, immediately following the settlement date of the Depository Trust Company. Cash received by Euroclear or Cedel as a result of sales of interests in a global note by or through a Euroclear or Cedel participant to a participant in the Depository Trust Company will be received with value on the settlement date of the Depository Trust Company, but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel, as the case may be, following the Depository Trust Company's settlement date.

   Although the Depository Trust Company, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in the Depository Trust Company, Euroclear and Cedel, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by the Depository Trust Company, Euroclear or Cedel, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   If:

  . we notify the trustee in writing that the Depository Trust Company is no longer willing or able to act as a depositary, or the Depository Trust Company ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of the notice or cessation;

  . we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture; or

   .  upon the occurrence of other events as provided in the indenture,

then, upon surrender by the Depository Trust Company of the global notes, certificated notes will be issued to each person that the Depository Trust Company identifies as the beneficial owner of the notes represented by the global notes. Upon any the issuance, the trustee is required to register the certificated notes in the name of the person or persons, or the nominee of any the person, and cause the same to be delivered to the person.

   Neither we nor the trustee shall be liable for any delay by the Depository Trust Company or any participant or indirect participant in identifying the beneficial owners of the related notes, and each person may conclusively rely on, and shall be protected in relying on, instructions from the Depository Trust Company for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

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                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for unregistered notes where the broker-dealer acquired the unregistered notes as a result of market-making activities or other trading activities. For a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests these documents in the letter of transmittal, for use in connection with any resale.

   Each holder of unregistered notes participating in the exchange offer will, by execution of a letter of transmittal, represent to us that it is not engaged in nor does it intend to engage in a distribution of exchange notes.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the expiration date of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against liabilities, including liabilities under the Securities Act.

   The exchange notes are new securities with no established trading market. We do not intend to list the exchange notes on any securities exchange, but the unregistered notes have been designated for trading in the PORTAL market. The initial purchasers have advised us that they intend to make a market in the exchange notes, but they have no obligation to do so. The initial purchasers may discontinue market-making at any time. A liquid market may not develop for the exchange notes, you may not be able to sell your exchange notes at a particular time and the prices that you receive when you sell may not be favorable. Future trading prices of the exchange notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

                                 LEGAL MATTERS

   Certain legal matters with regard to the validity of the notes will be passed upon for us by Cadwalader, Wickersham & Taft, New York, New York.

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                                    EXPERTS

   The consolidated financial statements of TeleCorp PCS, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus, have been included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

   The consolidated balance sheets of Tritel, Inc. and subsidiaries as of December 31, 1998 and 1999, and the consolidated statements of operations, members' and stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, included in this prospectus have been audited by KPMG LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   We are filing, with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange notes to be issued in exchange for the unregistered notes. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits some information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the notes, you should review the registration statement, including the exhibits and the financial statements to the registration statement and the notes and schedules filed as a part of the registration statement. The registration statement of which this prospectus is a part incorporates important business and financial information about the Company that is not included or delivered with this prospectus. The registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports, proxy statements and other information filed with the Securities and Exchange Commission by us, as well as Tritel, may be inspected and copied at the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may be obtained from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549, and its public reference facilities in New York, New York at the prescribed rates. You may obtain information as to the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains periodic reports, proxy and information statements and other information regarding registrants that file documents electronically with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference. Under the indenture, we have agreed to file with the Securities and Exchange Commission and provide to the holders of the notes annual reports and the information, documents and other reports which are specified in the disclosure and reporting provisions of the Exchange Act. In addition, under the indenture, we have agreed to file with the Securities and Exchange Commission and provide to the holders of the notes each of the documents and reports specified in the previous sentence, adjusted to exclude the operations of Tritel, Inc. and its subsidiaries and all adjustments related to the merger between TeleCorp and Tritel, Inc. other than the AT&T Wireless Services Contributions and the AT&T Wireless Exchange (in each case allocable to the TeleCorp).

   The information with respect to Tritel included in this prospectus has not been independently verified and we make no representation or warranty as to the accuracy or completeness of this information.

                           GLOSSARY OF SELECTED TERMS

 ANALOG...........................  A method of transmission where the wave form of the output signal is analogous to
                                    the wave form of the input signal.

 BANDWIDTH........................  The number of bits of information which can move through a communications medium in a
                                    given amount of time; the capacity of a
                                    telecommunications network to carry voice,
                                    data and video information.

 BASE STATION.....................  A fixed site with network equipment that is used for radio frequency communications
                                    with mobile stations, and is part of a
                                    cell, or sector within a cell.

 BLOCK............................  The distinct radio frequency block in which one-way radio applications, such as paging
                                    or beeper services, and two-way radio
                                    applications such as wireless
                                    communications, cellular telephone and ESMR
                                    networks, are licensed and operate. Blocks
                                    are categorized as A-, B-, C-, D-, E- or F-
                                    Blocks.

                                    A- and B- Blocks are each PCS 30 MHz
                                    licenses covering an MTA. C-Block is a PCS
                                    30 MHz license covering a BTA. D-, E- and
                                    F- Block are each PCS 10 MHz licenses
                                    covering a BTA.

 BTA..............................  One of the 493 basic trading areas, which are smaller than MTAs, into which the
                                    licensing for broadband PCS has been
                                    divided based on the geographic divisions
                                    in the 1992 Rand McNally Commercial Atlas &
                                    Marketing Guide, as modified by the Federal
                                    Communications Commission.

 CALLER ID........................  Caller identification. A service to telephone customers that allows each such
                                    customer to know the identity of incoming
                                    callers.

 CDMA.............................  Code division multiple access. A digital spread-spectrum wireless technology which
                                    allows a large number of users to access a
                                    single frequency band that assigns a code
                                    to all speech bits, sends a scrambled
                                    transmission of the encoded speech over the
                                    air, and reassembles the speech to its
                                    original format.

 CELL SITE........................  The location of a transmitting/receiving station serving a given geographic area in
                                    a cellular communications system.

 CELLULAR.........................  Domestic public cellular radio communications service authorized by the
                                    Federal Communications Commission in the
                                    824-893 MHz band, in which each of two
                                    licensees per market employs 25 MHz of
                                    spectrum to provide wireless services.

 CMRS.............................  Commercial mobile radio service.

 COVERED POPS.....................  The number of Pops in a defined area for whom a cellular or PCS signal is
                                    accessible.


 DIGITAL..........................  A method of storing, processing and transmitting information through the use of
                                    distinct electronic or optical pulses that
                                    represent the binary digits 0 and 1.
                                    Digital transmission and switching
                                    technologies employ a sequence of discrete,
                                    distinct pulses to represent information,
                                    as opposed to the continuously variable
                                    analog signal. Digital wireless networks
                                    use digital transmission.

 DUAL-MODE........................  A wireless phone which is capable of operating on both digital and analog
                                    technologies.

 ESMR.............................  Enhanced specialized mobile radio. A radio communications system that employs digital
                                    technology with multi-site configuration
                                    that permits frequency reuse, offering
                                    enhanced dispatch services to traditional
                                    analog SMR users.

 FREQUENCY........................  The number of cycles per second, measured in hertz, of a periodic oscillation or wave
                                    in radio propagation.

 GSM..............................  Global system for mobile communications.
                                    The standard digital cellular telephone
                                    service in Europe and Japan, guided by a
                                    set of standards specifying the
                                    infrastructure for digital cellular
                                    service, including the radio interface (900
                                    MHz), switching, signaling and intelligent
                                    network.

 HAND-OFF.........................  The act of transferring communication with a mobile unit from one base station to
                                    another. A hand-off transfers a call from
                                    the current base station to the new base
                                    station. A "soft" hand-off establishes
                                    communications with a new cell before
                                    terminating communications with the old
                                    cell, which prevents call cut-off.

 INTERCONNECTION..................  Any variety of arrangements that permit the connection of communications equipment to a
                                    common carrier network such as a public
                                    switched telephone network, and which
                                    defines the terms of revenue-sharing. Terms
                                    of interconnection are either negotiated
                                    between the network operators or imposed by
                                    regulatory authorities.

 LICENSED POPS....................  The number of Pops in the area covered by a license (cellular or PCS).

 MHZ..............................  Megahertz. A unit of measurement of bandwidth in the radiowave spectrum.

 MICROWAVE RELOCATION.............  The transferal of the business and public safety agencies which currently utilize
                                    radio spectrum within or adjacent to the
                                    spectrum allocated to PCS licensees by the
                                    Federal Communications Commission.

 MTA..............................  One of the major trading areas into which the licensing for the A- and B-Blocks of
                                    broadband PCS spectrum has been divided
                                    based on the geographic divisions in the
                                    Rand McNally 1992 Commercial Atlas & Guide,
                                    as modified by the Federal Communications
                                    Commission.

 NOC..............................  A network operations center from which a wireless communications network is
                                    monitored and maintained.

 PBX.................. Private branch exchange.

 POPS................. A shorthand abbreviation for the population covered by a license or group of licenses.

 RESELLER............. A provider of PCS services that does not hold a Federal
                       Communications Commission PCS license or own PCS
                       facilities. The reseller purchases blocks of PCS numbers
                       and capacity from a licensed carrier and resells service
                       through its own distribution network to the public.
                       Consequently, a reseller is both a customer of PCS
                       licensee's services and a competitor of that licensee.

 ROAMING.............. A service offered by mobile communications network operators which allows a subscriber to use his or her
                       handset while in the service area of another carrier.
                       Roaming requires an agreement between operators of
                       different individual markets to permit customers of
                       either operator to access the other's system.

 SMR.................. Specialized mobile radio. A two-way analog mobile radio telephone system typically used for dispatch services
                       such as truck and taxi fleets.

 SPECTRUM............. The range of electromagnetic frequencies available for use for telecommunications services.

 SWITCH............... A device that opens or closes circuits or selects the paths or circuits to be used for transmission of
                       information. Switching is the process of interconnecting
                       circuits to form a transmission path between users.

 TDMA................. Time division multiple access. A digital spread-spectrum technology which allocates a discrete amount of
                       frequency bandwidth to each user to permit more than one
                       simultaneous conversation on a single radio frequency
                       channel.

 TRI-MODE............. A wireless phone which is capable of operating on either different digital protocols or both digital and analog
                       technologies.

 WIRELESS LOCAL LOOP.. A system that eliminates the need for a wire (loop)
                       connecting users to the public switched telephone network, which is used in conventional wired telephone systems, by transmitting voice messages over radio waves for the "last mile" connection between the location of the customer's telephone and a base station connected to the network equipment.

                           FINANCIAL STATEMENTS INDEX

                                                                          Page
                                                                          ----
                              TELECORP PCS, INC.
Report of Independent Accountants........................................  F-2
Consolidated Balance Sheets..............................................  F-3
Consolidated Statements of Operations....................................  F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit).....  F-5
Consolidated Statements of Cash Flows....................................  F-6
Notes to Consolidated Financial Statements...............................  F-8
                         TRITEL, INC. AND SUBSIDIARIES
Independent Auditors' Report............................................. F-54
Consolidated Balance Sheets.............................................. F-55
Consolidated Statements of Operations.................................... F-56
Consolidated Statements of Members' and Stockholders' Equity............. F-57
Consolidated Statements of Cash Flows.................................... F-58
Notes to Consolidated Financial Statements............................... F-59

                               TELECORP PCS, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Description of Unaudited Pro forma Condensed Combined Financial
 Statements.............................................................. F-91
Unaudited Pro forma Condensed Combined Balance Sheet as of June 30,
 2000.................................................................... F-92
Unaudited Pro forma Condensed Combined Statement of Operations for the six months ended June 30, 2000.......................................... F-93
Unaudited Pro forma Condensed Combined Statement of Operations for the year ended December 31, 1999............................................ F-94
Notes to Unaudited Pro forma Condensed Combined Financial Statements..... F-95

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
TeleCorp PCS, Inc.:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of TeleCorp PCS, Inc. (the Company) at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

McLean, Virginia
March 10, 2000

                               TELECORP PCS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    ($ in thousands, except per share data)

                                                December 31,
                                             -------------------   June 30,
                                               1998      1999        2000
                                             --------  ---------  -----------
                                                                  (unaudited)
                  ASSETS
Current assets:
 Cash and cash equivalents.................  $111,733  $ 182,330   $  28,223
 Accounts receivable, net..................        --     23,581      36,514
 Inventory.................................       778     15,802      20,604
 Prepaid expenses and other current
  assets...................................     3,404      3,828       6,344
                                             --------  ---------   ---------
 Total current assets......................   115,915    225,541      91,685
Property and equipment, net................   197,469    400,450     531,034
PCS licenses and microwave relocation
 costs, net................................   118,107    267,682     277,275
Intangible assets--AT&T agreements, net....    26,285     37,908      34,330
Deferred financing costs, net..............     8,585     19,577      18,647
Other assets...............................       283      1,044      13,626
                                             --------  ---------   ---------
 Total assets..............................  $466,644  $ 952,202   $ 966,597
                                             ========  =========   =========
    LIABILITIES, MANDATORILY REDEEMABLE
  PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                 (DEFICIT)
Current liabilities:
 Accounts payable..........................  $ 14,592  $  38,903   $   6,654
 Accrued expenses..........................    94,872     51,977     110,876
 Microwave relocation obligation, current
  portion..................................     6,636     36,122      21,973
 Long-term debt, current portion...........        --      1,361       1,415
 Accrued interest..........................     4,491      1,387       1,555
 Deferred revenue..........................        --      1,709       2,617
                                             --------  ---------   ---------
 Total current liabilities.................   120,591    131,459     145,090
Long-term debt.............................   243,385    639,210     728,129
Microwave relocation obligation............     2,481      2,365       8,128
Accrued expenses and other.................       196      6,541       9,538
                                             --------  ---------   ---------
 Total liabilities.........................   366,653    779,575     890,885
                                             --------  ---------   ---------
Mandatorily redeemable preferred stock,
 issued 255,999, 382,539 and 383,339
 shares, respectively; and outstanding,
 255,215, 382,539 and 383,173 shares,
 respectively, (liquidation preference
 $404,779 as of June 30, 2000, unaudited)..   240,409    360,182     376,129
Deferred compensation......................        (4)        --          --
Preferred stock subscriptions receivable...   (75,914)   (97,001)    (97,001)
                                             --------  ---------   ---------
 Total mandatorily redeemable preferred
  stock, net...............................   164,491    263,181     279,128
                                             --------  ---------   ---------
Commitments and contingencies
Stockholders' equity (deficit):
 Series F preferred stock, par value $.01
  per share, 10,308,676, 14,912,778 and
  14,912,778 shares issued and outstanding,
  respectively (liquidation preference
  $1 as of June 30, 2000, unaudited).......       103        149         149
 Common stock, par value $.01 per share
  issued 49,357,658, 85,592,221 and
  89,047,531, shares, respectively; and
  outstanding 48,805,184, 85,592,221 and
  88,942,943 shares, respectively..........       493        856         890
 Additional paid-in capital................        --    267,442     313,107
 Deferred compensation.....................        (7)   (42,811)    (32,999)
 Common stock subscriptions receivable.....       (86)      (191)       (191)
 Accumulated deficit.......................   (65,003)  (315,999)   (484,372)
                                             --------  ---------   ---------
 Total stockholders' equity (deficit)......   (64,500)   (90,554)   (203,416)
                                             --------  ---------   ---------
 Total liabilities, mandatorily redeemable
  preferred stock and stockholders' equity
  (deficit)................................  $466,644  $ 952,202   $ 966,597
                                             ========  =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                               TELECORP PCS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    ($ in thousands, except per share data)

                                                                 For the six months
                          For the year ended December 31,          ended June 30,
                          ----------------------------------  -------------------------
                            1997       1998         1999         1999          2000
                          --------  -----------  -----------  -----------  ------------
                                                              (unaudited)   (unaudited)
Revenue:
 Service................  $    --   $       --   $    41,319  $     6,232  $     88,056
 Roaming................       --            29       29,010        9,487        26,151
 Equipment..............       --           --        17,353        5,649        13,250
                          --------  -----------  -----------  -----------  ------------
 Total revenue..........       --            29       87,682       21,368       127,457
                          --------  -----------  -----------  -----------  ------------
Operating expenses:
 Cost of revenue........       --           --        39,259       10,107        40,433
 Operations and
  development ..........       --         9,772       35,979       15,498        25,535
 Selling and marketing..       304        6,325       71,180       20,925        74,766
 General and
  administrative........     2,637       26,239       92,585       22,441        74,347
 Depreciation and
  amortization..........        11        1,584       55,110       16,491        50,383
                          --------  -----------  -----------  -----------  ------------
 Total operating
  expenses..............     2,952       43,920      294,113       85,462       265,464
                          --------  -----------  -----------  -----------  ------------
 Operating loss.........    (2,952)     (43,891)    (206,431)     (64,094)     (138,007)
Other (income) expense:
 Interest expense.......       396       11,934       51,313       17,107        34,263
 Interest income and
  other.................       (13)      (4,670)      (6,748)      (2,918)       (3,897)
                          --------  -----------  -----------  -----------  ------------
 Net loss...............    (3,335)     (51,155)    (250,996)     (78,283)     (168,373)
Accretion of mandatorily
 redeemable preferred
 stock..................      (726)      (8,567)     (24,124)      (9,896)      (15,889)
                          --------  -----------  -----------  -----------  ------------
 Net loss attributable
  to common equity......  $ (4,061) $   (59,722) $  (275,120) $   (88,179) $   (184,262)
                          ========  ===========  ===========  ===========  ============
Net loss attributable to
 common equity per
 share--basic and
 diluted................  $(111.74) $     (2.19) $     (3.58) $     (1.39) $     (1.84)
                          ========  ===========  ===========  ===========  ============
Weighted average common
 equity shares
 outstanding--basic and
 diluted................    36,340   27,233,786   76,895,391   63,293,065   100,414,647
                          ========  ===========  ===========  ===========  ============


  The accompanying notes are an integral part of these consolidated financial statements.

                               TELECORP PCS, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                ($ in thousands)

                                                                                                 Common
                                          Series F                          Addi-                Stock
                                       Preferred Stock    Common Stock      tional   Deferred  Subscrip-  Treasury Stock
                                      ----------------- ------------------ Paid-in   Compen-     tions    ----------------
                                        Shares   Amount   Shares    Amount Capital    sation   Receivable  Shares   Amount
                                      ---------- ------ ----------  ------ --------  --------  ---------- --------  ------
Balance,
 December 31,
 1996...........                             --   $--       43,124   $  2  $    --   $    --     $ --          --    $--
Issuance of
 common stock
 for cash.......                             --    --        6,875    --        --        --       --          --     --
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........                             --    --          --     --        --        --       --          --     --
Noncash
 redemption of
 equity
 interests......                             --    --      (30,664)    (1)      --        --       --          --     --
Net loss........                             --    --          --     --        --        --       --          --     --
                                      ----------  ----  ----------   ----  --------  --------    -----    --------   ----
Balance,
 December 31,
 1997...........                             --    --       19,335      1       --        --       --          --     --
Noncash
 redemption of
 equity
 interests......                             --    --      (19,335)    (1)      --        --       --          --     --
Issuance of
 preferred and
 common
 stock for cash,
 licenses and
 AT&T
 agreements.....                      10,308,676   103  46,262,185    462       --        --       (86)        --     --
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........                             --    --          --     --        --        --       --          --     --
Noncash issuance
 of restricted
 stock to
 employees......                             --    --    3,095,473     31       --        (10)     --          --     --
Repurchase of
 common stock
 for cash.......                             --    --          --     --        --          2      --     (552,474)   --
Compensation
 expense related
 to restricted
 stock awards...                             --    --          --     --        --          1      --          --     --
Net loss........                             --    --          --     --        --        --       --          --     --
                                      ----------  ----  ----------   ----  --------  --------    -----    --------   ----
Balance,
 December 31,
 1998...........                      10,308,676   103  49,357,658    493       --         (7)     (86)   (552,474)   --
Issuance of
 preferred stock
 and common
 stock for cash
 and licenses...                       4,604,102    46  23,231,331    233    21,550       --      (105)        --     --
Issuance of
 common stock in
 initial public
 offering.......                             --    --   10,580,000    106   197,211       --       --          --     --
Costs associated
 with initial
 public
 offering.......                             --    --          --     --     (1,801)      --       --          --     --
Deferred
 compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...                             --    --          --     --     73,049   (73,049)     --          --     --
Compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...                             --    --          --     --        --     31,817      --          --     --
Non-cash
 issuance of
 restricted
 stock..........                             --    --    2,423,232     24     1,558    (1,573)     --      959,259    --
Repurchase of
 common stock
 for cash.......                             --    --          --     --         (1)        1      --     (406,785)   --
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........                             --    --          --     --    (24,124)      --       --          --     --
Net loss........                             --    --          --     --        --        --       --          --     --
                                      ----------  ----  ----------   ----  --------  --------    -----    --------   ----
Balance,
 December 31,
 1999...........                      14,912,778   149  85,592,221    856   267,442   (42,811)    (191)        --     --
Issuance of
 common stock
 for PCS
 licenses.......                             --    --    1,201,772     12     2,694       --       --          --     --
Deferred
 compensation in
 connection with
 Viper Wireless
 closing........                             --    --          --     --     15,239   (15,239)     --          --     --
Issuance of
 common stock
 for cash.......                             --    --    2,245,000     22    41,847       --       --          --     --
Deferred
 compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...                             --    --          --     --      4,455    (4,455)     --          --     --
Compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...                             --    --          --     --        --     26,825      --          --     --
Forfeitures of
 stock options..                             --    --          --     --     (2,117)    2,117      --          --     --
Cancellation of
 common stock
 for cash.......                             --    --          --     --       (564)      564      --          --     --
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........                             --    --          --     --    (15,889)      --       --          --     --
Repurchase of
 stock for
 cash...........                             --    --     (104,588)   --        --        --       --      104,588    --
Issuance of
 common stock
 related to
 exercise of
 options........                             --    --        8,538    --        --        --       --          --     --
Net loss........                             --    --          --     --        --        --       --          --     --
                                      ----------  ----  ----------   ----  --------  --------    -----    --------   ----
Balance, June 30, 2000 (unaudited)..  14,912,778  $149  88,942,943   $890  $313,107  $(32,999)   $(191)    104,588   $--
                                      ==========  ====  ==========   ====  ========  ========    =====    ========   ====
                                       Accumu-
                                        lated
                                       Deficit     Total
                                      ---------- ----------
Balance,
 December 31,
 1996...........                      $    (814) $    (812)
Issuance of
 common stock
 for cash.......                            --         --
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........                           (726)      (726)
Noncash
 redemption of
 equity
 interests......                            --          (1)
Net loss........                         (3,335)    (3,335)
                                      ---------- ----------
Balance,
 December 31,
 1997...........                         (4,875)    (4,874)
Noncash
 redemption of
 equity
 interests......                            --          (1)
Issuance of
 preferred and
 common
 stock for cash,
 licenses and
 AT&T
 agreements.....                           (383)        96
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........                         (8,567)    (8,567)
Noncash issuance
 of restricted
 stock to
 employees......                            (21)       --
Repurchase of
 common stock
 for cash.......                             (2)       --
Compensation
 expense related
 to restricted
 stock awards...                            --           1
Net loss........                        (51,155)   (51,155)
                                      ---------- ----------
Balance,
 December 31,
 1998...........                        (65,003)   (64,500)
Issuance of
 preferred stock
 and common
 stock for cash
 and licenses...                            --      21,724
Issuance of
 common stock in
 initial public
 offering.......                            --     197,317
Costs associated
 with initial
 public
 offering.......                            --      (1,801)
Deferred
 compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...                            --         --
Compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...                            --      31,817
Non-cash
 issuance of
 restricted
 stock..........                            --           9
Repurchase of
 common stock
 for cash.......                            --         --
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........                            --     (24,124)
Net loss........                       (250,996)  (250,996)
                                      ---------- ----------
Balance,
 December 31,
 1999...........                       (315,999)   (90,554)
Issuance of
 common stock
 for PCS
 licenses.......                            --       2,706
Deferred
 compensation in
 connection with
 Viper Wireless
 closing........                            --         --
Issuance of
 common stock
 for cash.......                            --      41,869
Deferred
 compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...                            --         --
Compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...                            --      26,825
Forfeitures of
 stock options..                            --         --
Cancellation of
 common stock
 for cash.......                            --         --
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........                            --     (15,889)
Repurchase of
 stock for
 cash...........                            --         --
Issuance of
 common stock
 related to
 exercise of
 options........                            --         --
Net loss........                       (168,373)  (168,373)
                                      ---------- ----------
Balance, June 30, 2000 (unaudited)..  $(484,372) $(203,416)
                                      ========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                               TELECORP PCS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ in thousands)

                               For the year ended          For the six months
                                  December 31,               ended June 30,
                           ----------------------------  ----------------------
                            1997      1998      1999        1999        2000
                           -------  --------  ---------  ----------- ----------
                                                         (unaudited) (unaudited)
Cash flows from operating
 activities:
 Net loss................  $(3,335) $(51,155) $(250,996)  $(78,283)  $(168,373)
 Adjustment to reconcile
  net loss to net cash
  used in operating
  activities:
 Depreciation and
  amortization...........       11     1,584     55,110     16,491      50,383
 Noncash compensation
  expense related to
  stock option grants and
  restricted stock
  awards.................      --          2     31,817        365      26,883
 Noncash interest
  expense................      134     1,182     32,718      9,126      23,349
 Bad debt expense........      --        --       2,962        159       5,639
 Noncash general and
  administrative expense
  charge by affiliates...      --        197        --         --          --
 Changes in cash flow
  from operations
  resulting from changes
  in assets and
  liabilities:
 Accounts receivable.....      --        --     (23,581)   (12,337)    (12,933)
 Inventory...............      --       (778)   (15,024)    (6,955)     (4,802)
 Prepaid expenses and
  other current assets...      (52)   (3,331)      (424)       994      (2,516)
 Other assets............      144    (1,184)    (1,123)    (1,155)     (4,173)
 Accounts payable........      619    11,586     24,808     18,559     (32,249)
 Accrued expenses........      --      9,145     17,831      2,131      (5,817)
 Accrued interest........      258     2,046     (3,104)      (411)        168
 Deferred revenue........      --        --       1,709        705         908
                           -------  --------  ---------   --------   ---------
  Net cash used in
   operating activities..   (2,221)  (30,706)  (127,297)   (50,611)   (123,533)
                           -------  --------  ---------   --------   ---------
Cash flows from investing
 activities:
 Expenditures for network
  under development,
  wireless network and
  property and
  equipment..............   (1,134) (107,542)  (298,506)  (203,235)   (109,117)
 Capitalized interest on
  network under
  development and
  wireless network and
  PCS licenses...........      --       (227)    (5,317)    (4,153)     (1,798)
 Expenditures for
  microwave relocation...      --     (3,340)    (5,654)    (5,137)     (4,279)
 Purchase of PCS
  licenses...............      --    (21,000)  (114,238)   (72,188)       (733)
 Deposit on PCS
  licenses...............      --        --         --     (28,878)    (12,368)
 Partial refund of
  deposit on PCS
  licenses...............    1,561       --         --      11,361         --
 Purchase of
  intangibles--AT&T
  agreements.............      --        --     (17,310)   (16,145)        --
 Capitalized Tritel
  acquisition costs......      --        --         --         --       (8,409)
                           -------  --------  ---------   --------   ---------
  Net cash provided by
   (used in) investing
   activities............      427  (132,109)  (441,025)  (318,375)   (136,704)
                           -------  --------  ---------   --------   ---------
Cash flows from financing
 activities:
 Proceeds from sale of
  mandatorily redeemable
  preferred stock........    1,500    26,661     70,323     60,411         --
 Receipt of preferred
  stock subscription
  receivable.............      --        --       9,414      3,740         --
 Direct issuance costs
  from sale of
  mandatorily redeemable
  preferred stock........      --     (1,027)    (2,500)    (2,500)        --
 Proceeds from sale of
  common stock and series
  F preferred stock......      --         38     21,724          5      41,869
 Proceeds from long-term
  debt...................    2,809   257,492    407,635    397,635      65,000
 Proceeds associated with
  initial public
  offering...............      --        --     197,317        --          --
 Direct issuance cost
  from the initial public
  offering...............      --        --      (1,801)       --          --
 Payments on long term
  debt...................      --     (2,073)   (50,451)   (40,000)       (675)
 Payments of deferred
  financing costs........      --     (9,110)   (12,742)   (10,600)        (64)
                           -------  --------  ---------   --------   ---------
  Net cash provided by
   financing activities..    4,309   271,981    638,919    408,691     106,130
                           -------  --------  ---------   --------   ---------
  Net increase (decrease)
   in cash and cash
   equivalents...........    2,515   109,166     70,597     39,705    (154,107)
Cash and cash equivalents
 at the beginning of
 period..................       52     2,567    111,733    111,733     182,330
                           -------  --------  ---------   --------   ---------
Cash and cash equivalents
 at the end of period....  $ 2,567  $111,733  $ 182,330   $151,438   $  28,223
                           =======  ========  =========   ========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                               TELECORP PCS, INC.

                                ($ in thousands)

                                   For the year ended      For the six months
                                      December 31,           ended June 30,
                                 ----------------------- ----------------------
                                  1997    1998    1999      1999        2000
                                 ------ -------- ------- ----------- ----------
                                                         (unaudited) (unaudited)
Supplemental disclosure of cash
 flow Information:
 Cash paid for interest........  $  --  $  9,786 $24,342   $10,541    $12,880
Supplemental disclosure of non-
 cash investing and financing
 activities:
 Network under development and
  microwave relocation costs
  included in accounts payable
  and accrued expenses.........   2,485   98,092  32,424     9,141     55,957
 Issuance of mandatorily
  redeemable preferred stock
  and preferred stock in
  exchange for PCS licenses and
  AT&T agreements..............     --   100,900   2,674     2,706        --
 Issuance of mandatorily
  redeemable preferred stock
  and common stock in exchange
  for stock subscriptions
  receivable...................     --    76,000  27,191    30,931        --
 U.S. Government financing of
  PCS licenses.................   9,193      --   11,551    11,551      2,433
 Discount on U.S. Government
  financing....................   1,600      --    1,631     2,396        401
 Conversion of notes payable to
  stockholders into preferred
  stock........................     499   25,300     --         --        --
 Accretion of preferred stock
  dividends....................     726    8,567  24,124     9,896     15,889
 Redemption of equity
  interests....................   6,370      --      --        --         --
 Distribution of net assets to
  affiliates...................   3,645      --      --        --         --
 Notes payable to affiliates...   2,725      --      --        --         --
 Capitalized interest..........  $  131 $  2,055 $ 5,409   $ 4,601    $ 1,798


  The accompanying notes are an integral part of these consolidated financial statements.

                               TELECORP PCS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    ($ in thousands, except per share data)


1. Organization and Business

   TeleCorp Holding Corp., Inc. (Holding) was incorporated in the State of Delaware on July 29, 1996 (date of inception). Holding was formed to participate in the Federal Communications Commission's (FCC) Auction of F-Block Personal Communications Services (PCS) licenses (the Auction) in April 1997. Holding successfully obtained licenses in the New Orleans, Memphis, Beaumont, Little Rock, Houston, Tampa, Melbourne and Orlando Basic Trading Areas (BTAs). Holding qualifies as a Designated Entity and Very Small Business under Part 24 of the rules of the FCC applicable to broadband PCS.

   In April 1997, Holding entered into an agreement to transfer the PCS licenses for the Houston, Tampa, Melbourne and Orlando BTAs to four newly-formed entities created by Holding's existing stockholder group: THC of Houston, Inc.; THC of Tampa, Inc.; THC of Melbourne, Inc.; and THC of Orlando, Inc. These licenses were transferred along with the related operating assets and liabilities in exchange for investment units consisting of Class A, B and C common stock and Series A preferred stock in August 1997.

   TeleCorp PCS, Inc. (TeleCorp) was incorporated in the State of Delaware on November 14, 1997 by the controlling stockholders of Holding. Upon finalization of the AT&T Transaction, Holding became a wholly-owned subsidiary of TeleCorp (see Note 9). TeleCorp and Holding are hereafter referred to as the Company.

   TeleCorp PCS, Inc. is the largest AT&T Wireless affiliate in the United States in terms of licensed population, with licenses covering markets where approximately 16.7 million people reside. The Company provides wireless personal communication services, or PCS, in selected markets in the south-central and northeast United States and in Puerto Rico, encompassing eight of the 100 largest metropolitan areas in the United States.

   Under the terms of the strategic alliance with AT&T Wireless and certain of its affiliates (collectively AT&T), the Company is AT&T's exclusive provider of wireless mobility services in its licensed markets, using equal emphasis co-branding with AT&T subject to AT&T's right to resell services on the Company's network. The Company has the right to use the AT&T brand name and logo together with the SunCom brand name and logo, giving equal emphasis to each in its covered markets. The Company is AT&T's preferred roaming partner for digital customers in the Company's markets. Additionally, the Company's relationship with AT&T Wireless and AT&T Wireless' roaming partners provides coast-to-coast coverage to its customers.

2. Summary of Significant Accounting Policies

 Unaudited Interim Financial Information

   The unaudited consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the six months ended June 30, 1999 and 2000, the unaudited consolidated balance sheet as of June 30, 2000, and related footnotes, have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. In the opinion of management, the interim data includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement of the results for the interim period.

 Basis of Presentation

   Holding was formed to explore various business opportunities in the wireless telecommunications industry. TeleCorp was formed to continue the activity of Holding through its strategic alliance with AT&T. For purposes of the accompanying financial statements, Holding has been treated as a "predecessor" entity. Therefore, the

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

financial statements for the year ended December 31, 1997 include the historical financial information of Holding, the predecessor entity. The financial statements as of and for the year ended December 31, 1998 and for all periods thereafter, include the historical financial information of Holding and TeleCorp. The Chief Executive Officer and President of Holding maintain the positions of Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, of TeleCorp. In addition, these officers own a majority of the voting stock of TeleCorp and, prior to the finalization of the AT&T Transaction, owned a majority of the voting stock of Holding. As a result of this relationship, certain financing relationships and the similar nature of business activities, Holding and TeleCorp were considered companies under common control.

 Risks and Uncertainties

   The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities for at least the next several years while it constructs its network and develops its customer base. The Company's ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which it is unable to control. These factors include: (1) the cost of constructing its network, (2) changes in technology, (3) changes in governmental regulations, (4) the level of demand for wireless communications services, (5) the product offerings, pricing strategies and other competitive factors of the Company's competitors and (6) general economic conditions. If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow or achieve or sustain profitability which would materially adversely affect its business, operations and financial results as well as its ability to make payments on its debt obligations.

 Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, which includes TeleCorp Communications, Inc., TeleCorp LLC, THC and TeleCorp-Tritel Holding Company. All intercompany accounts and transactions have been eliminated in consolidation.

 Development Stage Company

   Prior to January 1, 1999, the Company's activities principally were planning and participation in the Auction, initiating research and development, conducting market research, securing capital and developing its proposed service and network. Since the Auction, the Company has been relying on the borrowing of funds and the issuance of common and preferred stock rather than recurring revenues, for its primary sources of cash flow. Accordingly, the Company's financial statements for all periods prior to January 1, 1999 were presented as a development stage enterprise, as prescribed by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." In the first quarter of 1999, the Company commenced operations and began providing wireless mobility services for its customers. As a result, the Company exited the development stage in the quarter ended March 31, 1999.

 Fair Value of Financial Instruments

   The Company believes that the carrying amount of its financial instruments approximate fair value.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company sells products and services to various customers throughout many regions in the United States and Puerto Rico. The Company routinely assesses the strength of its customers and maintains allowances for anticipated losses.

   For the years ended December 31, 1997, 1998, 1999 and the six months ended June 30, 2000 and 1999, no one customer accounted for 10% or more of total revenues or accounts receivable.

 Cash Equivalents

   The Company considers all highly liquid instruments with a maturity from purchase date of three months or less to be cash equivalents. Cash equivalents consist of overnight sweep accounts and U.S. Treasury obligations.

 Inventory

   Inventory, consisting of handsets and accessories, is valued at the lower of average cost or market and is recorded net of an allowance for obsolescence, if required.

 Property and Equipment and Network Under Development

   Property and equipment are recorded at cost and depreciation is computed using the straight-line method over the following estimated useful lives:

   Computer equipment.............. 3 to 5 years
   Network under development and
    wireless
    network........................ 5 to 15 years upon commencement of service
   Internal use software........... 3 years
   Furniture, fixtures and office
    equipment...................... 5 years
   Leasehold improvements.......... Lesser of useful life or lease term

   Expenditures for repairs and maintenance are charged to operations when incurred. Gains and losses from disposals, if any, are included in the statements of operations. Network under development includes all costs related to engineering, cell site acquisition, site development, interest expense and other development costs being incurred to ready the Company's wireless network for use.

   Internal and external costs incurred to develop the Company's billing, financial systems and other internal applications during the application development stage are capitalized as internal use software. All costs incurred prior to the application development stage are expensed as incurred. Training costs and all post implementation internal and external costs are expensed as incurred.

 PCS Licenses and Microwave Relocation Costs

   PCS licenses include costs incurred, including capitalized interest related to the U.S. Government financing, to acquire FCC licenses in the 1850-1990 MHz radio frequency band. Interest capitalization on the U.S. Government financing began when the activities necessary to get the Company's network ready for its intended use were initiated and concluded when the wireless networks were ready for intended use. The PCS

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

licenses are issued conditionally for ten years. Historically, the FCC has granted license renewals providing the licensees have complied with applicable rules, policies and the Communications Act of 1934, as amended. The Company believes it has complied with and intends to continue to comply with these rules and policies.

   As a condition of each PCS license, the FCC requires each license-holder to relocate existing microwave users (Incumbents) within the awarded spectrum to microwave frequencies of equal capacity. Microwave relocation costs include the actual and estimated costs incurred to relocate the Incumbent's microwave links affecting the Company's licensed frequencies.

   The Company began amortizing the cost of the PCS licenses, microwave relocation costs, and capitalized interest in March 1999, when PCS services commenced in certain BTAs. Amortization is calculated using the straight-line method over 40 years.

 Intangible assets--AT&T Agreements

   The AT&T Agreements consist of the fair value of various agreements with AT&T exchanged for mandatorily redeemable preferred stock and Series F preferred stock (see Notes 9 and 10). The AT&T Agreements are amortized on a straight-line basis over the related contractual terms, which range from three to ten years.

 Long-Lived Assets

   The Company periodically evaluates the recoverability of the carrying value of property and equipment, network under development, intangible assets, PCS licenses and microwave relocation costs. The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future and undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of the present value of expected future cash flows are less than the assets' carrying value. No such impairment losses have been recognized to date.

 Deferred Financing Costs

   Deferred finance costs are capitalized and amortized as a component of interest expense over the term of the related debt.

 Revenue Recognition

   The Company earns revenue by providing wireless mobility services to both its subscribers and subscribers of other wireless carriers traveling in the Company's service area, as well as sale of equipment and accessories.

   Wireless mobility services revenue consists of monthly recurring and non-recurring charges for local, long distance, roaming and airtime used in excess of pre-subscribed usage. Generally, access fees, airtime roaming and long distance charges are billed monthly and are recognized when service is provided. Prepaid service revenue is collected in advance, recorded as deferred revenue, and recognized as service is provided.

   Roaming revenue consists of the airtime and long distance charged to the subscribers of other wireless carriers for use of the Company's network while traveling in the Company's service area and is recognized when the service is provided.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


   Equipment revenue is recognized upon delivery of the equipment to the customer and when future obligations are no longer significant.

 Advertising Costs

   The Company expenses production costs of print, radio and television advertisements and other advertising costs as such costs are incurred.

 Income Taxes

   The Company accounts for income taxes in accordance with the liability method. Deferred income taxes are recognized for tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the current tax provision and the change during the period in deferred tax assets and liabilities.

 Accounting for Stock-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation", requires disclosure of the fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at grant date based on the fair value of the award and is recognized over the service period which is usually the vesting period. The Company has chosen, under provisions of SFAS No. 123, to continue to account for employee stock-based compensation under Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees". The Company discloses in Note 11 to the financial statements the pro forma net loss and the pro forma basic and diluted net loss per share as if the Company had applied the method of accounting prescribed by SFAS No. 123.

   The Company periodically issues restricted stock awards and stock option grants to its employees. Upon reaching a measurement date, the Company records deferred compensation equal to the difference between the strike price and the estimated fair value of the stock award. Deferred compensation is amortized to compensation expense over the related vesting period.

 Interest Rate Swaps

   The Company uses interest rate swaps to hedge the effects of fluctuations in interest rates from their Senior Credit Facility (see Note 8). These transactions meet the requirements for hedge accounting, including designation and correlation. The interest rate swaps are managed in accordance with the Company's policies and procedures. The Company does not enter into these transactions for trading purposes. The resulting gains or losses, measured by quoted market prices, are accounted for as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of hedged transactions are expensed. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to a floating rate over the term of the swap agreement.

 Net Loss Attributable to Common Equity Per Share

   The Company computes net loss attributable to common equity per share in accordance with SFAS No. 128, "Earnings Per Share", and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

SFAS No. 128 and SAB 98, basic net loss attributable to common equity per share is computed by dividing the net loss attributable to common equity for the period by the weighted average number of common equity shares outstanding during the period. The weighted average number of common shares outstanding includes the Series F Preferred Stock, which is a participating stock and has no preferential rights over Common Stock, and all classes of Common Stock. Diluted net loss attributable to common equity per share is computed by dividing the net loss attributable to common equity for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. As the Company had a net loss attributable to common equity in each of the periods presented, basic and diluted net loss attributable to common equity per share are the same.

 Segment Reporting

   The Company presently operates in a single business segment as a provider of wireless mobility services in its licensed regions primarily in the south-central and northeastern United States and Puerto Rico. The Company operates in various MTAs including New Orleans, LA, Memphis, TN, Little Rock, AR, Boston, MA and San Juan, Puerto Rico.

 Reclassifications

   Certain amounts in the 1997, 1998, and 1999 consolidated financial statements have been reclassified to conform with the presentations of the consolidated financial statements as of and for the six months ended June 30, 2000.

 Recently Issued Accounting Standards

   In July 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of FAS 133" which defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 30, 2000. The Company is in the process of determining the effect of adopting this standard.

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) Number 101, "Revenue Recognition in Financial Statements." This bulletin will become effective for the Company no later than the quarter ending December 31, 2000. This bulletin establishes more clearly defined revenue recognition criteria than previously existing accounting pronouncements, and specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. The Company is currently evaluating the full impact of this bulletin to determine the impact on its financial position and results of operations.

   In March 2000, the FASB issued Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


3. Accounts Receivable

   Accounts receivables consists of the following:

                                                       December 31,
                                                       ------------   June 30,
                                                       1998  1999       2000
                                                       ---- -------  -----------
                                                                     (unaudited)
   Accounts receivable................................ $--  $26,203    $38,795
   Allowance for doubtful accounts....................  --   (2,622)    (2,281)
                                                       ---- -------    -------
                                                       $--  $23,581    $36,514
                                                       ==== =======    =======

   Bad debt expense for the year ended December 31, 1999 and the six months ended June 30, 2000 was $2,962 and $5,639 (unaudited), respectively.

4. Inventory

   Inventory consists of the following:

                                                        December 31,
                                                        ------------  June 30,
                                                        1998  1999      2000
                                                        ---- ------- -----------
                                                                     (unaudited)
   Handsets............................................ $778 $15,090   $18,907
   Accessories.........................................  --      712     1,697
                                                        ---- -------   -------
                                                        $778 $15,802   $20,604
                                                        ==== =======   =======

5. Property and Equipment

   Property and equipment consists of the following:

                                                 December 31,
                                               ------------------   June 30,
                                                 1998      1999       2000
                                               --------  --------  -----------
                                                                   (unaudited)
   Wireless network........................... $    --   $364,491   $509,816
   Network under development..................  170,886    21,758     33,076
   Computer equipment.........................   10,115    16,888     23,636
   Internal use software......................   11,161    21,648     24,953
   Leasehold improvements.....................    3,205    12,011     15,847
   Furniture, fixtures, office equipment and
    other.....................................    2,924    10,904     15,032
                                               --------  --------   --------
                                                198,291   447,700    622,360
   Accumulated depreciation...................     (822)  (47,250)   (91,326)
                                               --------  --------   --------
                                               $197,469  $400,450   $531,034
                                               ========  ========   ========

   Depreciation expense for the years ended December 31, 1997, 1998, 1999 and the six months ended June 30, 2000 was $11, $811, $46,428 and $44,076
(unaudited), respectively.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

6. PCS Licenses and Microwave Relocation Costs

   PCS licenses, microwave relocation costs, and capitalized interest consist of the following:

                                                    December 31,
                                                  -----------------   June 30,
                                                    1998     1999       2000
                                                  -------- --------  -----------
                                                                     (unaudited)
   PCS licenses.................................. $104,737 $221,650   $239,478
   Microwave relocation costs....................   12,457   47,835     41,797
   Capitalized interest..........................      913    1,005      1,522
                                                  -------- --------   --------
                                                   118,107  270,490    282,797
   Accumulated amortization......................      --    (2,808)    (5,522)
                                                  -------- --------   --------
                                                  $118,107 $267,682   $277,275
                                                  ======== ========   ========

   Amortization expense related to PCS licenses and microwave relocation costs for the years ended December 31, 1997, 1998, 1999 and the six months ended June
30, 2000 was $0, $0, $2,808 and $2,714 (unaudited), respectively.

7. Accrued Expenses and Other

   Accrued expenses and other consist of the following:

                                                    December 31,
                                                  -----------------   June 30,
                                                    1998     1999       2000
                                                  -------- --------  -----------
                                                                     (unaudited)
   Property and equipment........................ $ 85,635 $ 32,725   $ 55,957
   Sales taxes...................................      --     8,263     22,744
   Bonuses and vacation..........................    2,386    6,079      3,596
   Selling and marketing.........................      347    3,496      8,166
   Other accrued expenses........................    6,700    7,955     29,951
                                                  -------- --------   --------
                                                    95,068   58,518    120,414
   Less: non-current portion.....................      196    6,541      9,538
                                                  -------- --------   --------
                                                  $ 94,872 $ 51,977   $110,876
                                                  ======== ========   ========

8. Long-term Debt

   Long-term debt consists of the following:

                                                     December 31,
                                                   -----------------  June 30,
                                                     1998     1999      2000
                                                   -------- -------- -----------
                                                                     (unaudited)
   Senior subordinated discount notes............. $    --  $354,291  $374,877
   Senior credit facilities.......................  225,000  225,000   290,000
   Lucent notes payable...........................   10,460   43,504    45,353
   U.S. Government financing......................    7,925   17,776    19,314
                                                   -------- --------  --------
                                                    243,385  640,571   729,544
   Less: current portion..........................      --     1,361     1,415
                                                   -------- --------  --------
                                                   $243,385 $639,210  $728,129
                                                   ======== ========  ========

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


 Senior Subordinated Discount Notes

   On April 23, 1999, the Company completed the issuance and sale of 11 5/8% Senior Subordinated Discount Notes (the Notes) with an aggregate principal amount at maturity of $575,000. The total gross proceeds from the sale of the Notes were $327,635. Offering expenses consisting of underwriting, printing, legal and accounting fees totaled $10,999 were recorded as deferred financing costs. The Notes mature April 15, 2009, unless previously redeemed by the Company. As interest accrues, it will be added to the principal as an increase to interest expense and the carrying value of the Notes until April 15, 2004. The Company will begin paying interest semi-annually beginning October 15, 2004. The Notes are not collateralized. The Notes are subordinate to all of the Company's existing and future senior debt and ranks equally with all other senior subordinated debt, and ranks senior to all of the Company's existing and future subordinated debt. The Notes are guaranteed by the Company's wholly owned subsidiary, TeleCorp Communications, Inc. (see Note 19). In October 1999, the Company registered the Notes with the Securities and Exchange Commission to become publicly traded securities. Offering expenses related to this registration totaled $917 and were accounted for as deferred financing costs.

 Senior Credit Facilities

   In July 1998, the Company entered into a credit facility (the Senior Credit Facility) with a group of commercial lenders, under which the Company may borrow up to $525,000, in the aggregate, consisting of (i) up to $150,000 in revolving loans (the Senior Revolving Credit Facility) with a maturity date of January 2007, (ii) a $150,000 term loan (the Tranche A Term Loan) with a maturity date of January 2007, and (iii) a $225,000 term loan (the Tranche B Term Loan) with a maturity date of January 2008. In October 1999, the Company entered into amendments to increase the amount of credit available to $560,000. A total of $225,000 of indebtedness from the Tranche B Term Loan was outstanding as of December 31, 1998, 1999 and June 30, 2000. Additionally, a total of $0, $0 and $65,000 (unaudited) of indebtedness from the Tranche A Term Loan was outstanding as of December 31, 1998, 1999 and June 30, 2000, respectively. The Senior Credit Facility also provides for an uncommitted $40,000 senior term loan (the Expansion Facility).

   Beginning in September 2002, principal repayments will be made in 18 quarterly installments for the Tranche A Term Loan and 22 quarterly installments for the Tranche B Term Loan. Quarterly principal repayments for the Tranche A Term Loan are as follows: first six, $3,750; next four, $9,375; last eight, $11,250. Quarterly principal repayments for the Tranche B Term Loan are as follows: first 18, $562, last four, $53,721. Interest payments on the senior credit facility are made quarterly. The Senior Credit Facility contains a prepayment provision whereby certain amounts borrowed must be repaid upon the occurrence of certain specified events.

   The commitment to make loans under the Tranche A Term loan will terminate in July 2001, or earlier if elected by the Company. Beginning in April 2005, the commitment to make loans under the Senior Revolving Credit Facility will be permanently reduced on a quarterly basis through April 2007 as follows: first four reductions, $12,500; last four reductions $25,000. The unpaid principal on the Senior Revolving Credit Facility is due January 2007. In July 2000, if the undrawn portion of the Tranche A Term Loan exceeds $50,000 the amount of the Tranche A Term Loan will be automatically reduced by such excess.

   The interest rate applicable to the Senior Credit Facility is based on, at the Company's option, (i) LIBOR (Eurodollar Loans) plus the Applicable Margin, as defined, or (ii) the higher of the administrative agent's prime rate or the Federal Funds Effective Rate (ABR Loans), plus the Applicable Margin, as defined. The Applicable Margin for Eurodollar Loans will range from 125 to 325 basis points based upon certain events by the Company, as specified. The Applicable Margin for ABR Loans will range from 25 to 225 basis points based

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

upon certain events by the Company, as specified. At December 31, 1998, the interest rate applicable to the Tranche B Term Loan was 8.75% and interest incurred for the year ended December 31, 1998 was $9,210. At December 31, 1999, the interest rate applicable to the Tranche B Term Loan was 9.12%, and for the year ended December 31, 1999 interest incurred on the Tranche B Term Loan was $19,110. At June 30, 2000, the interest rate applicable to the Tranche B Term Loan was 9.12%, and for the six months ended June 30, 2000 interest incurred on the Tranche B Term Loan was $9,174 (unaudited). At June 30, 2000, the interest rate applicable to the Tranche A Term Loan was 8.62%, and for the six months ended June 30, 2000 interest incurred on the Tranche A Term Loan was $405 (unaudited).

   The loans from the Senior Credit Facility are subject to an annual commitment fee which ranges from 0.50% to 1.25% of the available portion of the Tranche A Term Loan and the Senior Revolving Credit Facility. The Company has expensed $3,306, $3,817 and $1,850 (unaudited) for the years ended December 31, 1998, 1999 and the six months ended June 30, 2000, respectively, related to these bank commitment fees. The Senior Credit Facility requires the Company to purchase interest rate hedging contracts covering amounts equal to at least 50% of the total amount of the outstanding indebtedness of the Company. As of December 31, 1998, 1999 and June 30, 2000, the Company hedged 100% of its Tranche B outstanding indebtedness of $225,000 to take advantage of favorable interest rate swaps. The six outstanding interest rate swap contracts fix LIBOR at annual interest rates from 5.20% to 5.26%. The contracts mature in September of 2003.

   Initially, borrowings under the Senior Credit Facility are subject to a maximum Senior Debt to Total Capital ratio, as defined, of 50%. This ratio has been increased to 55% because certain specified operating benchmarks have been achieved. In addition, the Company must comply with certain financial and operating covenants. The financial covenants include various debt to equity, debt to EBITDA, interest coverage, and fixed charge coverage ratios, as defined in the Senior Credit Facility. The operating covenants include minimum subscribers, minimum aggregate service revenue, minimum coverage of population and maximum capital expenditure thresholds. As of December 31, 1998, 1999, and June 30, 2000 the Company was in compliance with these covenants.

   The Company may utilize the Expansion Facility as long as the Company is not in default of the Senior Credit Facility and is in compliance with each of the financial covenants. However, none of the lenders are required to participate in the Expansion Facility.

   The Senior Credit Facility is collateralized by substantially all of the assets of the Company. In addition, the Senior Credit Facility has been guaranteed by the Company's subsidiaries and shall be guaranteed by subsequently acquired or organized domestic subsidiaries of the Company.

 Lucent Notes Payable

   In May 1998, the Company entered into a Note Purchase Agreement (the Lucent Note Agreement) with Lucent Technologies, Inc. (Lucent) which provides for the issuance of increasing rate 8.5% Series A (the Series A Notes) and 10.0% Series B (the Series B Notes) junior subordinated notes (the Subordinated Notes) with an aggregate face value of $80,000. The aggregate face value of the Subordinated Notes shall decrease dollar for dollar, upon the occurrence of certain events as defined in the Lucent Note Agreement. The proceeds of the Subordinated Notes are to be used to develop the Company's network in certain designated areas. As of December 31, 1998, 1999 and June 30, 2000 the Company had $10,460, $43,504 and $45,353 (unaudited), respectively outstanding under the Series A Notes. During the year ended December 31, 1999, the Company borrowed and repaid $40,000 on the Lucent Series B Notes plus $228 of accrued interest. Interest expense for the years ended December 31, 1998, 1999 and the six months ended June 30, 2000 was $460, $3,044, and $1,849 (unaudited), respectively.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


   The Series A and Series B Notes will not amortize and will have a maturity date six months after the final maturity of the Company's high yield debt offering, but in no event later than May 1, 2012. The Series A Notes will have a mandatory redemption at par plus accrued interest from the proceeds of a subsequent equity offering to the extent the net proceeds exceed an amount identified in the Lucent Note Agreement. If the Series A Notes and Series B Notes are not redeemed in full by January 2001 and January 2000, respectively, the interest rate on each note will increase by 1.5% per annum on January 1. However, the interest rate applicable to the Subordinated Notes shall not exceed 12.125%. Interest payable on the Series A Notes and the Series B Notes on or prior to May 11, 2004 shall be payable in additional Series A and Series B Notes. Thereafter, interest shall be paid in arrears in cash on each six month and yearly anniversary of the Series A and Series B closing date or, if cash interest payments are prohibited under the Senior Credit Facility and/or the Senior Subordinated Discount Notes, in additional Series A and Series B Notes. As of December 31, 1998, 1999 and June 30, 2000 interest accrued under the Series A Notes of $460, $3,504 and $5,353 (unaudited), respectively has been included in long-term debt.

   The Company may redeem the Subordinated Notes held by Lucent or any of its affiliates at any time. The Series A Notes that are not held by Lucent or any of its affiliates may be redeemed by the Company prior to May 2002 and after May 2007. The Series B Notes that are not held by Lucent or any of its affiliates may be redeemed by the Company prior to May 2000 and after May 2005. Any redemption after May 2007, in the case of the Series A Notes, and May 2005, in the case of the Series B Notes, shall be subject to an interest rate premium, as specified. All of the outstanding notes under the Lucent Note Agreement as of December 31, 1998 and 1999 are held by Lucent. The Company must comply with certain operating covenants. As of December 31, 1998, 1999 and June 30, 2000, the Company was in compliance with these operating covenants.

   In October 1999, the Company entered into an amended and restated note purchase agreement with Lucent for the issuance of up to $12,500 of new series A notes and up to $12,500 of new series B notes under a vendor expansion facility in connection with prior acquisitions of licenses in certain markets. The terms of these notes issued under these facilities are identical to the original Lucent series A and series B notes.

   In addition, pursuant to the amended and restated note purchase agreement, Lucent has agreed to make available up to an additional $50,000 of new vendor financing not to exceed an amount equal to 30% of the value of equipment, software and services provided by Lucent in connection with any additional markets the Company acquires. This $50,000 million of availability is subject to a reduction up to $20,000 million on a dollar for dollar basis of any additional amounts Lucent otherwise lends to the Company for such purposes under the Company's senior credit facilities. Any notes purchased under this facility would be divided equally between Lucent series A and series B notes. The terms of Lucent series A and series B notes issued under these expansion facilities would be identical to the terms of the original Lucent series A and series B notes as amended, including a maturity date of October 23, 2009.

   In addition, any Lucent series B notes issued under the vendor expansion facility will mature and will be subject to mandatory prepayment on a dollar for dollar basis out of the net proceeds of any future public or private offering or sale of debt securities, exclusive of any private placement of notes issued to finance any additional markets and borrowings under the senior credit facilities or any replacement facility.

 U.S. Government Financing

   As of December 31, 1998, 1999 and June 30, 2000 the Company owes the U.S. Government $9,192, $20,247 and $21,983 (unaudited) less a discount of $1,267, $2,471 and $2,669 (unaudited) respectively, for the acquisition of PCS licenses.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

   The terms of the notes related to the PCS licenses in New Orleans, Memphis, Beaumont and Little Rock obtained during the 1997 F-Block auction include: an interest rate of 6.25%, quarterly interest payments which commenced in July 1998 and continue for the one year thereafter, then quarterly principal and interest payments for the remaining nine years. The promissory notes are collateralized by the underlying PCS licenses.

   During the year ended December 31, 1999, the Company completed the acquisition of additional PCS licenses from Digital PCS, LLC and Wireless 2000, Inc. (see Note 10). As part of these acquisitions, the Company assumed additional U.S. Government financing with the FCC amounting to $11,551, less a discount of $1,631. The terms of the notes include an interest rate of 6.125% for notes assumed from Digital PCS, LLC and 7.00% for notes assumed from Wireless 2000, Inc., quarterly interest payments for a two-year period and then quarterly principal and interest payments for the remaining eight years.

   The notes were discounted using management's best estimate of the prevailing market interest rate at the time of issuance of 10.25%.

   During the six months ended June 30, 2000, the Company completed the acquisition of PCS licenses from Gulf Telecom. As part of this acquisition, the Company assumed additional U.S. Government financing with the FCC amounting to $2,433, less a discount of $401 (unaudited). The terms of the note include an interest rate of 7.0%, quarterly interest payments through 2002, and then quarterly principal and interest payments for the remaining four years. This note was discounted using management's best estimate of the prevailing market interest rate at the time of issuance of 11.8%.

 Deferred Financing Costs

   In connection with entering into the senior credit facilities and the senior-subordinated discount notes, the Company incurred certain debt issuance costs. The Company capitalized debt issuance costs of $9,110, $12,742, and $64 (unaudited) during the years ended December 31, 1998, 1999 and the six months ended June 30, 2000, respectively. The financing costs are being amortized using the straight-line method over the term of the related debt. For the years ended December 31, 1998, 1999 and the six months ended June 30, 2000, the Company recorded interest expense related to the amortization of the deferred financing costs of $525, $1,750 and $1,066 (unaudited), respectively.

 Capitalized Interest

   Interest is capitalized on all construction in progress which includes network under development, wireless network, and PCS licenses using the weighted average interest rate of all outstanding debt. The Company capitalized interest amounting to $2,055, $5,409 and $1,798 during the years ended December 31, 1998, 1999 and the six months ended June 30, 2000.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


 Required Annual Undiscounted Principal Repayment

   As of June 30, 2000, minimum required annual principal repayment (undiscounted) under all of the Company's outstanding debt obligations were as follows (unaudited):

   July-December 2000................................................. $    696
   For the year ending December 31,
     2001.............................................................    1,459
     2002.............................................................    5,363
     2003.............................................................   12,600
     2004.............................................................   22,616
     2005.............................................................   26,147
     Thereafter.......................................................  890,819
                                                                       --------
       Total.......................................................... $959,700
                                                                       ========

   As of December 31, 1999, minimum required annual principal repayment (undiscounted) under all of the Company's outstanding debt obligations were as follows:

   For the year ending December 31,
     2000............................................................. $  1,372
     2001.............................................................    1,459
     2002.............................................................    2,113
     2003.............................................................    5,572
     2004.............................................................    5,796
     Thereafter.......................................................  876,701
                                                                       --------
       Total.......................................................... $893,013
                                                                       ========

9. AT&T Transaction

   In January 1998, the Company entered into a Securities Purchase Agreement (the Securities Purchase Agreement) with AT&T Wireless PCS, Inc. and TWR Cellular Inc. (both subsidiaries of AT&T Corporation and collectively referred to as AT&T), the stockholders of Holding and various venture capital investment firms (the Cash Equity Investors). The Securities Purchase Agreement allows the Company to be a provider of wireless mobility services in its licensed regions utilizing the AT&T brand name.

   Upon the receipt of FCC approval in July 1998, the Company finalized the transaction contemplated in the Securities Purchase Agreement (the AT&T Transaction). As a result, the Company (i) issued preferred stock and paid AT&T $21,000 in exchange for 20 MHz PCS licenses with a fair value of $94,850 and certain operating agreements with AT&T for exclusivity, network membership, long distance and roaming with a fair value of $27,050 (ii) issued preferred and common stock for 100% of the outstanding ownership interests in Holding, which includes 10 MHz PCS licenses which was recorded at historical cost; and
(iii) issued preferred and common stock for a cash commitment from the initial investors other than AT&T Wireless of $128,000 to be paid over a three year term plus an additional $5,000 upon the closing of the Digital PCS, Inc. transaction (see Note 10).

   The general terms of the operating agreements with AT&T are summarized below:

     AT&T Exclusivity: The Company will be AT&T's exclusive facilities-based provider of mobile wireless telecommunications services within the Company's BTAs for an initial ten year period. This

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

  agreement will automatically renew for a one-year term and then operate on a year-to-year basis unless one party terminates at least ninety (90) days prior to the end of any one-year term.

     The Company has determined the fair value of this agreement to be $11,870 and is amortizing this value over the initial 10 year term.

     Network Membership License Agreement: The Network Membership License Agreement (the License Agreement) defines that AT&T will make available to the Company use of the AT&T logo and the right to refer to itself as a "Member of the AT&T Wireless Network" to market its PCS services. Through the use of these rights, the Company expects to participate in and benefit from AT&T promotional and marketing efforts. The License Agreement has an initial five-year term with a five-year renewal term if both the Company and AT&T elect to renew at least ninety 90 days prior to the expiration of the initial term. The Company determined the fair value of this agreement to be $8,480 and is amortizing this value over the initial five-year term.

     Intercarrier Roamer Services Agreement: AT&T and the Company have entered into a twenty-year reciprocal roaming agreement provided that their customers who own tri-mode phones will roam on the other's mobile wireless systems at commercially reasonable rates to the extent commercially and technologically feasible. Thereafter, this agreement shall renew automatically on a year-to-year basis unless either the Company or AT&T terminates this agreement by written notice at least 90 days prior to the conclusion of the original or any subsequent term. After ten years, this agreement may be terminated by the Company or AT&T at any time upon 90 days prior written notice.

     The Company has determined the value of this roaming agreement to be $3,500 and is amortizing this value over the initial 10-year term.

     Long Distance Agreement: The long distance agreement provides that AT&T will be the exclusive provider for long distance services to the Company's customers within the Company's licensed regions for an initial three year period. The long distance agreement requires that the Company meet a minimum traffic volume commitment during the term of the agreement. If the Company fails to meet such volume commitments, the Company must pay to AT&T the difference between the expected fee based on the volume of the commitment and the fees based on actual volume.

   The Company had determined the fair value of this agreement to be $3,200 and is amortizing this value over the initial three-year term.

   Triton PCS, Inc. (Triton), Tritel Communications (Tritel), and the Company have adopted a common brand, SunCom, which is co-branded with equal emphasis with the AT&T brand name and logo. On April 16, 1999, Triton, Tritel and TeleCorp Communications formed a new company, Affiliate License Co., L.L.C., to own, register and maintain the marks SunCom, SunCom Wireless and other SunCom and Sun formative marks (SunCom Marks) and to license the SunCom Marks to Triton, Tritel and the Company. Triton, Tritel and TeleCorp Communications each have a 33% membership interest in Affiliate License Co., L.L.C. On April 16, 1999, Triton entered into an agreement to settle a potential dispute regarding prior use of the SunCom brand. In connection with this settlement, Triton agreed to pay $975 to acquire the SunCom Marks that were contributed to Affiliate License Co., L.L.C. The Company paid $325 in royalty payments to reimburse Triton for the contributed SunCom marks.

10. Acquisitions

   On April 20, 1999, the Company completed the acquisition of 10 MHz PCS licenses covering the Baton Rouge, Houma, Hammond and Lafayette, Louisiana BTA's from Digital PCS, LLC. The total purchase price

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

of $6,114 was comprised of $2,335 of mandatorily redeemable preferred stock and common stock of the Company, the assumption of U.S. Government financing with the FCC of $4,102 less a discount of $609, and $286 in cash as reimbursement to Digital PCS, LLC, for interest due to the FCC incurred prior to close and legal costs. The entire purchase price has been allocated to the PCS license.

   As a result of completing the transaction with Digital PCS, LLC, the Cash Equity Investors have irrevocably committed to contribute $5,000 in exchange for mandatorily redeemable preferred stock and common stock over a two year period from the close of this transaction. As of March 31, 2000 the Company has received $2,200 of the $5,000 commitment.

   On May 24, 1999, the Company sold mandatorily redeemable preferred stock and preferred stock to AT&T for $40,000. On May 25, 1999, the Company acquired from AT&T 20 MHz PCS licenses covering the San Juan MTA, 27 constructed cell sites, a switching facility, leases for additional cell sites, the extension of the Network Membership License Agreement, Long Distance Agreement, Intercarrier Roamer Services Agreement and AT&T Exclusivity Agreement and the reimbursement of AT&T for microwave relocation costs, salary and lease payments (the Puerto Rico Transaction) incurred prior to acquisition. The total purchase price of this asset acquisition was $99,694 in cash plus legal fees of $252. The purchase price has been allocated to the assets acquired, based upon their estimated fair value as follows:

      PCS licenses....................................................  $70,421
      Intangible assets--AT&T Agreements..............................   17,310
      Cell sites site acquisition, switching facility assets and other
       assets.........................................................    9,015
      Microwave relocation costs......................................    3,200
                                                                        -------
                                                                        $99,946
                                                                        =======

   As a result of completing this transaction, the Company's available borrowings under the Lucent Note Agreement increased by $15,000 ($7,500 of Series A and $7,500 of Series B) and certain Cash Equity Investors committed $39,997 in cash in exchange for mandatorily redeemable preferred and common stock. The Cash Equity Investors cash commitment of $39,997 will be funded over a three-year period from the close of this transaction. As of December 31, 1999, the Company received $17,999 of this cash commitment. As a part of obtaining this additional preferred and common stock financing, the Company paid $2,000 to a Cash Equity Investor upon the closing of the transaction. In addition, certain officers, the Chief Executive Officer and the Executive Vice President and Chief Financial Officer of the Company were issued fixed and variable awards of 5,318 and 2,380,536 restricted shares of mandatorily redeemable Series E preferred stock and Class A common stock, respectively, in exchange for their interest in Puerto Rico Acquisition Corporation. Puerto Rico Acquisition Corporation was a special purpose entity wholly-owned by the Company's Chief Executive Officer and Executive Vice President and Chief Financial Officer. The fixed awards typically vest over a five-year period. The estimated fair value of these shares has been recorded as deferred compensation and is being amortized over the related vesting periods. The variable awards vested based upon the completion of the Company's initial public offering.

   On June 2, 1999 the Company acquired from Wireless 2000, Inc. 15 MHz PCS licenses in the Alexandria, Lake Charles and Monroe, Louisiana BTAs. The total purchase price of $7,448 was comprised of $371 of mandatorily redeemable preferred stock and common stock of the Company, the assumption of U.S. Government financing with the FCC of $7,449 less a discount of $1,022 and $650 in cash as reimbursement of microwave relocation costs and reimbursement of FCC interest and legal costs. The entire purchase price has been allocated to the PCS licenses acquired.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

   In February 1999, Viper Wireless, Inc. (Viper), was formed to participate in the C-Block PCS license reauction for additional spectrum in most of the Company's markets. Viper was initially capitalized for $100 and was equally-owned by the Company's Chief Executive Officer and Executive Vice President-Chief Financial Officer. In order to participate in the reauction, the Company paid the FCC an initial deposit of $17,819, on behalf of Viper. Simultaneously, the Company transferred this initial deposit to Viper in exchange for an 85% ownership interest which represented a 49.9% voting interest.

   On April 15, 1999, the FCC announced Viper was the high bidder for 15 MHz licenses in New Orleans, Houma and Alexandria, Louisiana, San Juan, Puerto Rico and Jackson, Tennessee and 30 MHz licenses in Beaumont, Texas. The total auction price is $32,286 plus legal fees of $47. During the year ended
December 31, 1999, the FCC refunded $11,361 of the initial deposit; however, the Company was required to pay the FCC $11,059 as a final deposit on behalf of Viper. As of and for the year ended December 31, 1999, Viper had no financial activity other than its capitalization which includes the transfer of the initial deposit to Viper. The Company received final regulatory approval of the license transfer from the FCC on September 9, 1999. The entire purchase price has been allocated to the PCS licenses acquired.

   AT&T and certain of the Company's other stockholders have committed an aggregate of up to approximately $32,300 in exchange for additional shares of mandatorily redeemable preferred stock, Series F preferred stock and Class A common stock of the Company. As part of this financing, the Company paid approximately $500 to an affiliate of a Cash Equity Investor for closing this preferred and common stock financing. In May and July 1999, AT&T and certain Cash Equity Investors funded approximately $17,516 of their commitment to the Company. The Company made its final payment of $14,770 to the FCC on September 13, 1999 with respect to these licenses and received the remaining funding commitments from AT&T and the certain Cash Equity Investors on September 29, 1999.

11. Mandatorily Redeemable Preferred Stock and Stockholders' Equity

 Holding

   Holding's authorized capital stock consisted of 6,000 shares of no par value mandatorily redeemable Series A preferred stock, 125,000 shares of no par value Class A common stock, 175,000 shares of no par value Class B common stock and 175,000 shares of no par value Class C common stock. This capital stock was in existence during 1996, 1997, and through July 1998, the closing of the AT&T Transaction, at which time Holding became a wholly-owned subsidiary of the Company. Subsequent to the AT&T Transaction, the authorized and outstanding shares of Holding were cancelled and replaced with 1,000 authorized shares of common stock of which 100 shares were issued to the Company.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

 TeleCorp

   On May 14, 1999, TeleCorp restated its Certificate of Incorporation, which was subsequently amended. The Restated Certificate of Incorporation, as amended, provides the Company with the authority to issue preferred and common stock, consisting of the following:

                                                                       Shares
   Preferred Stock                                         Par Value Authorized
   ---------------                                         --------- -----------
   Mandatorily redeemable Series A........................   $0.01       100,000
   Mandatorily redeemable Series B........................   $0.01       200,000
   Mandatorily redeemable Series C........................   $0.01       215,000
   Mandatorily redeemable Series D........................   $0.01        50,000
   Mandatorily redeemable Series E........................   $0.01        30,000
   Series F...............................................   $0.01    15,450,000
                                                                     -----------
     Total................................................            16,045,000
                                                                     ===========
                                                                       Shares
   Common Stock                                            Par Value Authorized
   ------------                                            --------- -----------
   Class A................................................   $0.01   608,550,000
   Class B................................................   $0.01   308,550,000
   Class C tracked........................................   $0.01       309,000
   Class D tracked........................................   $0.01       927,000
   Voting Preference......................................   $0.01         3,090
                                                                     -----------
     Total................................................           918,339,090
                                                                     ===========

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


   The following schedules represent the transactions that took place with respect to Holding's mandatorily redeemable preferred stock and common stock for the year ended December 31, 1998.

                                                                    Series A
                                                                    Preferred
                                                                      stock
                                                                  -------------
                                                                  Shares Amount
                                                                  ------ ------
     Balance, December 31, 1997.................................    367  $4,144
     Accretion of preferred stock dividends.....................    --      224
     Recapitalization of Holding................................   (367) (4,368)
                                                                   ----  ------
     Balance, December 31, 1998.................................    --   $  --
                                                                   ====  ======

                            Class A        Class B        Class C
                         Common Stock   Common Stock    Common Stock   Common Stock
                         -------------- -------------- --------------- -------------
                         Shares  Amount Shares  Amount Shares   Amount Shares Amount Total
                         ------  ------ ------  ------ -------  ------ ------ ------ -----
Balance, December 31,
 1997...................  4,834   $856   1,974   $--    12,527   $--     --    $--   $856
Recapitalization of
 Holding................ (4,834)  (856) (1,974)   --   (12,527)   --     100    --   (856)
Elimination of 100% of
 equity interests in
 Holding................    --     --      --     --       --     --    (100)   --    --
                         ------   ----  ------   ----  -------   ----   ----   ----  ----
Balance, December 31,
 1998...................    --    $--      --    $--       --    $ --    --    $--   $--
                         ======   ====  ======   ====  =======   ====   ====   ====  ====

   The following schedule represents the transactions that took place with respect to TeleCorp's mandatorily redeemable preferred stock, Series F preferred stock and common stock for the period July 1998 to June 30, 2000.

                             Series A         Series C         Series D        Series E
                          Preferred stock Preferred stock  Preferred stock  Preferred stock
                          --------------- ---------------- ---------------- ----------------
                          Shares  Amount  Shares   Amount  Shares   Amount  Shares   Amount    Total
                          ------ -------- ------- -------- ------- -------- -------  -------  --------
Mandatorily redeemable
 preferred stock
Issuance of preferred
 stock to AT&T PCS for
 licenses and AT&T
 agreements.............  66,723 $ 66,723     --  $    --   34,267 $ 34,143     --   $   --   $100,866
Issuance of preferred
 stock to initial
 investors other than
 AT&T Wireless, net of
 issuance costs of
 $1,028.................     --       --  128,000  126,848     --       --      --       --    126,848
Accretion of preferred
 stock dividends........     --     3,040     --     3,819     --       946     --       541     8,346
Noncash issuance of
 restricted stock.......     --       --      --       --      --       --    5,505        6         6
Repurchase of restricted
 stock for cash.........     --       --      --       --      --       --     (784)      (1)       (1)
Noncash issuance of
 preferred stock for
 equity of Holding......     --       --    7,348    4,334     --       --   14,156       10     4,344
                          ------ -------- ------- -------- ------- -------- -------  -------  --------
Balance, December 31,
 1998...................  66,723   69,763 135,348  135,001  34,267   35,089  18,877      556   240,409
Issuance of preferred
 stock for cash, net of
 issuance costs of
 $2,500.................  30,750   30,454  72,382   51,089  15,150   11,080     --       --     92,623
Issuance of preferred
 stock for PCS licenses
 and operating
 agreements.............     --       --    2,878    2,674     --       --      --       --      2,674
Accretion of preferred
 stock dividends........     --     9,124     --    10,939     --     2,646     --     1,415    24,124
Noncash issuance of
 restricted stock.......     --       --      --       --      --       --    6,741      353       353
Repurchase of restricted
 stock or cash..........     --       --      --       --      --       --     (577)      (1)       (1)
                          ------ -------- ------- -------- ------- -------- -------  -------  --------
Balance, December 31,
 1999...................  97,473  109,341 210,608  199,703  49,417   48,815  25,041    2,323   360,182
Accretion of preferred
 stock dividends .......     --     5,603     --     7,725     --     1,738     --       823    15,889
Repurchase of shares for
 cash...................     --       --      --       --      --       --     (166)     --        --
Issuance of shares for
 property...............     --       --      --       --      --       --      800       58        58
                          ------ -------- ------- -------- ------- -------- -------  -------  --------
Balance, June 30, 2000
 (unaudited)............  97,473 $114,944 210,608 $207,428  49,417 $ 50,553  25,675   $3,204  $376,129
                          ====== ======== ======= ======== ======= ======== =======  =======  ========

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


                                                                   Class C        Class D        Voting
                              Series F           Class A           tracked        tracked      Preference
                           Preferred stock    Common stock       Common stock   Common stock  Common stock
                          ----------------- ------------------- -------------- -------------- -------------
                            Shares   Amount   Shares     Amount Shares  Amount Shares  Amount Shares Amount Total
                          ---------- ------ ----------   ------ ------- ------ ------- ------ ------ ------ ------
Series F preferred and
 common stock
Issuance of common stock
 to initial investors
 other than AT&T
 Wireless for cash......         --   $--   37,540,390    $375  110,549  $ 1   827,487  $ 8     --    $--   $  384
Issuance of preferred
 stock to AT&T PCS for
 licenses and AT&T
 Agreements.............  10,308,676   103         --      --       --   --        --   --      --     --      103
Exchange of 100% of
 equity interests in
 Predecessor Company for
 equity in the Company..         --    --    7,583,463      76  173,264    2    23,942  --    3,090    --       78
Noncash issuance of
 restricted stock.......         --    --    3,095,473      31      --   --        --   --      --     --       31
Repurchase of restricted
 stock for cash.........         --    --     (552,474)    --       --   --        --   --      --     --      --
                          ----------  ----  ----------    ----  -------  ---   -------  ---   -----   ----  ------
Balance, December 31,
 1998...................  10,308,676   103  47,666,852     482  283,813    3   851,429    8   3,090    --      596
Issuance of common stock
 and preferred stock for
 cash...................   4,604,102    46  22,366,242     224      --   --        --   --      --     --      270
Issuance of common stock
 in initial public
 offering...............         --    --   10,580,000     106      --   --        --   --      --     --      106
Issuance of common stock
 for PCS licenses and
 operating agreements...         --    --      865,089       9      --   --        --   --      --     --        9
Noncash issuance of
 restricted stock.......         --    --    3,382,493      24      --   --        --   --      --     --       24
Repurchase of restricted
 stock for cash.........         --    --     (406,787)    --       --   --        --   --      --     --      --
                          ----------  ----  ----------    ----  -------  ---   -------  ---   -----   ----  ------
Balance, December 31,
 1999...................  14,912,778   149  84,453,889     845  283,813    3   851,429    8   3,090    --    1,005
Issuance of common stock
 for PCS licenses.......         --    --    1,201,772      12      --   --        --   --      --     --       12
Issuance of common stock
 for cash...............         --    --    2,245,000      22      --   --        --   --      --     --       22
Repurchase of stock for
 cash...................         --    --     (104,588)    --       --   --        --   --      --     --      --
Issuance of common stock
 related to exercise of
 options................         --    --        8,538     --       --   --        --   --      --     --      --
                          ----------  ----  ----------    ----  -------  ---   -------  ---   -----   ----  ------
Balance, June 30, 2000,
 (unaudited)............  14,912,778  $149  87,804,611    $879  283,813  $ 3   851,429  $ 8   3,090   $--   $1,039
                          ==========  ====  ==========    ====  =======  ===   =======  ===   =====   ====  ======

 Stock Split

   On August 27, 1999 and on November 5, 1999, the Company filed amendments to its certificate of incorporation with the Delaware Secretary of State to effect a 100 for 1 stock split and 3.09 for 1 stock split respectively, of its outstanding and authorized Series F preferred stock and all classes of its common stock. The stock splits have been retroactively reflected in the financial statements for all periods presented. In addition, the amendment to the Company's certificate of incorporation increased the authorized number of shares of each

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

of the Class A common stock and the Class B common stock by 15 million. In addition, the Board of Directors and the stockholders approved further amendments and restatements to the Company's certificate of incorporation becoming effective upon the closing of the Company's initial public offering, including a 300 million increase in the number of authorized shares of the Company's class A common stock.

 Initial Public Offering and Concurrent Offering

   On November 23, 1999 in an initial public offering of 10.58 million shares of Class A common stock for $20.00 per share, the Company raised proceeds of approximately $197,317, net of underwriter's discount of $14,283. Offering costs, including legal, accounting and printing costs associated with the offering totaled $1,801, and these costs were charged directly against paid-in capital.

   In a concurrent offering to AT&T Wireless, the Company issued 2,245,000 shares of Class A common stock for $18.65 per share. The Company raised proceeds of $41,869, which was received on January 18, 2000.

   There are no issued or outstanding shares of Series B preferred stock, Senior common stock or Class B common stock as of December 31, 1999 or June 30, 2000.

   The conversion features and conversion prices of the Company's issued stock are summarized below:

 Convertible Security                Convertible Into               Conversion Price
 --------------------          ----------------------------   ----------------------------
 Series A preferred            Stock After July 2006, at      The Series A conversion rate
                               the holders' option, into      is equal to the liquidation
                               Class A common stock           Preference of the Series A
                                                              preferred stock on the
                                                              conversion date divided by
                                                              the market price of the
                                                              Class A common stock on the
                                                              Conversion date.

 Series C preferred Stock      At the option of the Company   The liquidation preference
                               at the IPO price of A or B     of the Series C preferred
                               common stock                   stock divided by the IPO
                                                              price of $20.00 per share.

 Series D preferred Stock      If Series C preferred stock    The liquidation preference
                               is Converted then              divided by the IPO price of
                               automatically at the IPO       $20.00 per share.
                               date into Senior common
                               stock

 Series E preferred Stock      At the option of the Company   The liquidation preference
                               at the IPO date into either    of the Series E preferred
                               Class A or Class B common      stock divided by the IPO
                               stock                          price of $20.00 per share.

 Series F preferred stock and  At the holders' option, into   One share of Series F
  Senior common stock          Class A, Class B or Class D    preferred stock or Senior
                               common stock, depending upon   common stock for one share
                               the occurrence of certain      of either Class A, Class B
                               defined events                 or Class D common stock.

 Class A common Stock          At the holders' option into    One share of Class B common
                               Class B common stock           stock for one share of Class
                                                              A Common stock.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

Convertible Security                Convertible Into              Conversion Price
--------------------          ----------------------------  ----------------------------
Class C tracked Common stock  Subject to FCC constraints    One share of Class A or
                              and Board approval, at the    Class B common stock for one
                              holders' option and by        share of Class C tracked
                              affirmative vote of at least  common stock.
                              66 2/3% of Class A common
                              stock into Class A or Class
                              B common stock

Class D tracked Common stock  Subject to FCC constraints    One share of Class A or
                              and                           Class B common stock for one
                              Board approval, at the        share of Class D tracked
                              holders'                      common stock.
                              option and by affirmative
                              vote
                              of at least 66 2/3% of Class
                              A
                              common stock into Class A or
                              Class B common stock

   The conversion features and conversion prices of the Company's issued stock are summarized below:

 Liquidation rights

   In the event of any liquidation, dissolution or winding up of the Company, as defined, the stockholders of the Company are entitled to liquidation preferences as follows:

 Order of
 Distribution   Stock Classification            Distribution Preference
 ------------ ------------------------- --------------------------------------
 First        Series A and Series B     $1,000 per share plus accrued and
              preferred stock           unpaid dividends.

 Second       Series C and Series D     Series C: actual paid-in capital per
              preferred stock           share plus accrued and unpaid
                                        dividends plus interest of 6% per
                                        annum on the actual paid-in capital,
                                        compounded quarterly, less amount of
                                        dividends declared and paid.

                                        Series D: $1,000 per share plus
                                        accrued and unpaid dividends plus an
                                        amount equal to interest on $1,000 per
                                        share at a rate of 6% per annum,
                                        compounded quarterly, less amount of
                                        dividends declared and paid.

 Third        Series E preferred stock  Accrued and unpaid dividends, plus an amount equal to interest on $1,000 per
                                        share at 6% per annum, compounded
                                        quarterly, less dividends declared and
                                        paid.

 Fourth       Series F preferred stock  Series F preferred: $0.000032 per
              and Senior common stock   share plus accrued and unpaid
                                        dividends.

 Dividends and voting rights

   The holders of the Series A and Series B preferred stock are entitled to cumulative quarterly cash dividends at an annual rate of 10% of the liquidation preference of the then outstanding shares. The holders of the remaining shares of preferred and common stock are entitled to dividends if and when declared.

   The Class A common stock has 4,990,000 voting rights and the Voting Preference common stock has 5,010,000 voting rights. The remaining shares of preferred and common stock shall have no voting rights, except as provided by law or in certain limited circumstances.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


 Call and redemption features

   The preferred stock is callable at the option of the Company at a price equal to the liquidation preference on the redemption date. The Series A preferred stock is callable thirty days after the 10th anniversary of the issuance of such shares. The Series B preferred stock is callable at any time. The Series C and Series D preferred stock are callable at any time, provided that the Series C and Series D Preferred Stock are called concurrently.

   The Series A, Series B, Series C, Series D and Series E preferred stock are redeemable thirty days after the 20th anniversary of the issuance of such shares at the option of the holder at a price equal to the liquidation preference on the redemption date. The Series F preferred stock is not redeemable. Pursuant to a Management Agreement, the Company may redeem certain shares of Class A common stock and Series E preferred stock held by the Company's Chief Executive Officer and Executive Vice President (the TeleCorp Management Company officers). For the period from the finalization of the AT&T Transaction to December 31, 1998, the Company accreted $8,345 of dividends in connection with this redemption feature.

 Tracked common stock

   The Class C and Class D common stock have been designated as Tracked common stock. The holders of the Tracked common stock are entitled to a dividend, when available, equal to the excess of the fair value of the net assets of Holding over the aggregate par value of the outstanding shares of the Tracked common stock. After all other preferential liquidating distributions have been made, the holders of the Tracked common stock will be entitled to a liquidation preference equal to the excess of the fair value of the net assets of Holding.

 Participating stock

   The Series F preferred stock, the Senior common stock and the Class A and B common stock are participating stock, and the Board of Directors may not declare dividends on or redeem, purchase or otherwise acquire for consideration any shares of the Participating Stock, unless the Board of Directors makes such declaration or payment on the same terms with respect to all shares of participating stock, ratably in accordance with each class and series of participating stock then outstanding.

 Net Loss Per Share

   The following table sets forth the computation of basic and diluted net loss per share:

                                                                 For the six months
                          For the year ended December 31,          ended June 30,
                          ----------------------------------  -------------------------
                            1997       1998         1999         1999          2000
                          --------  -----------  -----------  -----------  ------------
                                                              (unaudited)   (unaudited)
Numerator:
  Net loss..............  $ (3,335) $   (51,155) $  (250,996) $   (78,283) $   (168,373)
 Less: accretion of
  mandatorily redeemable
  Preferred stock.......      (726)      (8,567)     (24,124)      (9,896)      (15,889)
                          --------  -----------  -----------  -----------  ------------
  Net loss attributable
   to common equity.....  $ (4,061) $   (59,722) $  (275,120) $   (88,179) $   (184,262)
                          ========  ===========  ===========  ===========  ============
Denominator:
Basic and diluted net
 loss per share--
 Weighted average
 shares.................    36,340   27,233,786   76,895,391   63,293,065   100,414,647
                          ========  ===========  ===========  ===========  ============
Net loss attributable to
 common equity per
 Share--basic and
 diluted................  $(111.74) $     (2.19) $     (3.58) $     (1.39) $      (1.84)
                          ========  ===========  ===========  ===========  ============

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

   The following equity instruments were not included in the diluted net loss per share calculation because their effect would be anti-dilutive:

                                       For the year           For the
                                      ended December         six months
                                            31,            ended June 30,
                                     ----------------- ----------------------
                                     1997 1998  1999      1999        2000
                                     ---- ---- ------- ----------- ----------
                                                       (unaudited) (unaudited)
   Mandatorily redeemable preferred
    stock
    series A........................  --   --   97,473   97,473       97,473
   Stock options....................  --   --  545,497       --      735,636
   Contingently returnable Class A
    common stock....................  --   --       --       --    2,748,958

12. Restricted Stock Plan and Restricted Stock Awards

   In July 1998, the Company adopted a Restricted Stock Plan (the Plan) to attract and retain key employees and to reward outstanding performance. Key employees selected by management may elect to become participants in the Plan by entering into an agreement which provides for issuance of fixed and variable units consisting of Series E mandatorily redeemable preferred stock and Class A common stock. The fixed units typically vest over a five or six year period. The variable units vest based upon certain events taking place, such as buildout milestones, Pop coverage, the completion of an initial public offering and other events. Unvested shares are forfeited upon termination of employment. The shares issued under the Plan shall consist of units transferred to participants without payment as additional compensation for their services to the Company. The total number of units that may be awarded to key employees shall not exceed 7,085 units and 4,000,000 shares of Series E preferred stock and Class A common stock, respectively, as determined upon award. Any units not granted on or prior to July 17, 2003 shall be awarded to two officers of the Company. Each participant has voting, dividend and distribution rights with respect to all shares of both vested and unvested common stock. After the Class A shares become publicly traded, the right of first offer will no longer exist for the Series E preferred shares. In addition the shares contain rights of inclusion and first negotiation. The Company may repurchase unvested shares, and under certain circumstances, vested shares of participants whose employment with the Company terminates. The repurchase price is equal to $0.01 and $0.00003 per share for the Series E preferred and common stock, respectively.


   Activity under the Plan is as follows:

                                         Estimated
                              Series E      fair                   Estimated
                              preferred  value per     Class A     fair value
                                stock      share     common stock  per share
                              --------- ------------ ------------ ------------
Shares awarded...............   5,505   $       1.00  3,095,473   $       .003
Repurchases..................    (784)           --    (552,474)           --
                                -----                 ---------
Balance, December 31, 1998...   4,721           1.00  2,542,999           .003
Shares awarded...............   2,677    52.00-72.98  1,748,609     .003-20.00
Repurchases..................    (577)           --    (406,787)           --
                                -----                 ---------
Balance, December 31, 1999...   6,821     1.00-72.98  3,884,821     .003-20.00
Repurchases..................    (166)         72.98   (104,588)          .003
                                -----                 ---------
Balance, June 30, 2000
 (unaudited).................   6,655   $1.00-$72.98  3,780,233   $.003-$20.00
                                =====                 =========

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

   Deferred compensation and compensation expense related to the issuance of restricted stock to employees, based on the estimated fair value of the preferred and common stock, was immaterial for the year ended December 31, 1998.

   Certain awards granted under the Plan were variable awards. Upon the initial offering, the variable stock awards became fixed. At that point, the Company recorded deferred compensation expense based on the difference between the estimated fair value and the exercise price of the award in the amount of $61,999. For the year ended December 31, 1999 and the six months ended June 30, 2000, the Company recorded compensation expense related to those restricted stock awards of $30,115 and $8,491 (unaudited), respectively. The remaining deferred compensation balance related to the restricted stock awards of $32,670 and $24,179 (unaudited) at December 31, 1999 and June 30, 2000, respectively, will be recognized as compensation expense over the remaining vesting period. Outstanding fixed awards and variable awards as of December 31, 1998, 1999 and June 30, 2000 are as follows:

                                           December 31, December 31,  June 30,
                                               1998         1999        2000
                                           ------------ ------------ -----------
                                                                     (unaudited)
Series E preferred stock:
  Fixed awards............................      3,664        6,821        6,655
  Variable awards.........................      1,057          --           --
                                            ---------    ---------    ---------
    Total Series E awards.................      4,721        6,821        6,655
                                            =========    =========    =========
Class A common stock:
  Fixed awards............................  1,152,605    3,884,821    3,780,233
  Variable awards.........................  1,390,394          --           --
                                            ---------    ---------    ---------
    Total Class A awards..................  2,542,999    3,884,821    3,780,233
                                            =========    =========    =========

   The Chief Executive Officer and the Executive Vice President were issued variable restricted stock awards outside of the Restricted Stock Plan. Upon the initial public offering, the variable stock awards became fixed. At that point, the Company recorded deferred compensation expense based the difference between the estimated fair value and the exercise price of the award. The company recorded $28,823 as deferred compensation related to these awards and will recognize that as compensation expense over the related vesting periods, of which $14,809 and $2,402 (unaudited) was recorded as compensation expense for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

13. Employee and Director Stock Option Plan

   On July 22, 1999, the Company implemented the 1999 Stock Option Plan to allow employees and members of the Board of Directors to acquire shares of Class B common stock. The options have an option term of 10 years, ratable vesting over a three to four year period, exercise prices equal to the estimated fair value of the underlying Class B common stock on the date of award and restrictions on exercisability until (i) a qualified initial public offering (IPO) to which the Class A voting common stock has been registered under the Securities Act of 1933 for aggregate proceeds of $20,000, (ii) the sale of all or substantially all of the assets of the Company or (iii) the sale of all or substantially all of the outstanding capital stock of the Company. The Company has reserved 1,814,321 shares of Class A common stock for issuance under this plan.

   The 581,967 stock options awarded during the period from July 22, 1999 to November 23, 1999 represented variable awards since their exercisability was restricted until the completion of the initial public offering, sale of assets or sale of the Company. Therefore, the measurement date occurred when the

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

exercisability restrictions were relieved, upon the initial public offering. At that point, the Company recorded deferred compensation expense based on the difference between the initial public offering of $20.00 per share and the exercise price of the award. All awards after the initial public offering are fixed awards. The Company recorded $11,050 as deferred compensation related to the stock option awards and will recognize expense over the related vesting periods, of which $1,709 and $1,893 (unaudited) was recorded as compensation expense for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

   A summary of the status of the Company's stock option plan is presented below:

                                                           Weighted
                                                            Average    Weighted
                                                           Remaining   Average
                                           Option Price   Contractual  Exercise
                                 Shares   Range per share Life (Years)  Price
                                 -------  --------------- -----------  --------
Outstanding at December 31,
 1998..........................      --   $           --       --      $   --
  Granted......................  611,967   0.0065--$37.88     9.6         1.28
  Exercised....................      --               --       --          --
  Forfeited....................  (66,470)          0.0065     9.6       0.0065
                                 -------
Outstanding at December 31,
 1999..........................  545,497   0.0065--$37.88     9.6         1.43
  Granted......................  247,500            20.00     9.8        20.00
  Exercised....................   (8,538)          0.0065     9.1       0.0065
  Forfeited....................  (48,823)          0.0065     9.1       0.0065
                                 -------
Outstanding at June 30, 2000
 (unaudited)...................  735,636   0.0065--$37.88     9.3         7.34
                                 =======
Options vested at June 30, 2000
 (unaudited)...................   68,251  $        0.0065     9.1      $0.0065

   No options were exercisable as of December 31, 1999 and 68,251 options were exercisable as of June 30, 2000.

                    Options Outstanding at December 31, 1999

                                                                       Weighted Average
                                                                          Remaining
     Weighted Average                                                  Contractual Life
      Exercise Price              Number of Shares                          (Years)
     ----------------             ----------------                     ----------------
         $0.0065                      515,497                                 9.6
           20.00                       20,000                                10.0
           37.88                       10,000                                10.0
                                      -------
         $  1.43                      545,497                                 9.6
                                      =======

                Options Outstanding at June 30, 2000 (unaudited)

                                                                       Weighted Average
                                                                          Remaining
     Weighted Average                                                  Contractual Life
      Exercise Price              Number of Shares                          (Years)
     ----------------             ----------------                     ----------------
         $0.0065                      474,939                                9.1
           20.00                       20,000                                9.5
           37.88                       10,000                                9.6
           20.00                      230,697                                9.6
                                      -------
         $  7.34                      735,636                                9.3
                                      =======

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


   During the year ended December 31, 1999, the Company granted options to purchase 611,967 shares of common stock, of which options to purchase 601,967 shares of common stock were granted at exercise prices below fair market value.

   During the six months ended June 30, 2000 the Company granted options to purchase 247,500 shares of common stock, of which all was granted at an exercise price below fair market value.

              Options Granted for the Year Ended December 31, 1999

                             Market Price of                Weighted Average
            Weighted Average    Stock on       Fair Value      Remaining
   Shares    Exercise Price    Grant Date      of Options     Life (year)
   ------   ---------------- --------------- -------------- ----------------
   581,967      $0.0065          $20.00          $20.00           9.1
    10,000        20.00           20.00          18.34            9.5
    10,000        20.00           36.97          34.82            9.5
    10,000        37.88           39.25          36.09            9.6
   -------
   611,967      $  1.28      $20.00--$39.25  $18.34--$36.09       9.1
   =======

       Options Granted for the six months Ended June 30, 2000 (unaudited)

                                   Market Price                    Weighted Average
              Weighted Average     of Stock on      Fair Value        Remaining
   Shares      Exercise Price       Grant Date      of Options        Life (year)
   ------     ----------------     ------------     ----------     ----------------
   247,500         $20.00             $37.87          $35.70             9.8
   -------
   247,500         $20.00             $37.87          $35.70             9.8
   =======

   As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to follow the provisions of Accounting Principle Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and to adopt the disclosure only provision of SFAS No. 123. If compensation expense had been recorded based on the fair value at the grant dates for awards under the Plan, the Company's pro forma net loss, pro forma net loss per share basic and diluted would have been $184,902 and $1.84, respectively, for the six months ended June 30, 2000. If compensation expense had been recorded based on the fair value at the grant dates for awards under the Plan for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 2000, the Company's pro forma net loss, pro forma basic net loss per share and pro forma diluted net loss per share would have been the same as their respective reported balances disclosed in the financial statements for such periods.

   The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants issued during the year ended December 31, 1999 and the six months ended June 30, 2000: volatility factor of 100%, weighted average expected life of 10 years, weighted-average risk free interest rate of 6%, and no dividend yield. The weighted average fair value of grants made during the year ended December 31, 1999 and the six months ended June 30, 2000 was $20.52 and $35.70 (unaudited), respectively.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


14. Mandatorily Redeemable Preferred and Common Stock Subscriptions Receivable

   In connection with the AT&T Transaction described in Note 9 and the acquisitions described in Note 10, the Company received various cash commitments from the Cash Equity Investors in exchange for Series C preferred stock and various classes of common stock. The Company has recorded a preferred stock subscription receivable of $75,914, $97,001 and $97,001 (unaudited) as of December 31, 1998, 1999 and June 30, 2000, respectively, as a reduction to the mandatorily redeemable preferred stock and a common stock subscription receivable of $86, $191 and $191 (unaudited) as of December 31, 1998, 1999 and June 30, 2000, respectively, as a reduction to stockholders' equity (deficit) for the unpaid commitment.

   As of December 31, 1999, the agreements require the initial investors other than AT&T Wireless to fund their unconditional and irrevocable obligations in installments in accordance with the following schedules:

   For the year ended December 31,                                      Amount
   -------------------------------                                      ------
   2000................................................................ $37,650
   2001................................................................  48,542
   2002................................................................  11,000
                                                                        -------
     Total............................................................. $97,192
                                                                        =======

15. Income Taxes

   There was no provision for income tax for the years ended December 31, 1997, 1998 and 1999, respectively. The tax effect of temporary differences which gives rise to significant portions of the deferred tax assets as of December 31, 1998, 1999 and June 30, 2000, respectively, are as follows:

                                                   December 31,
                                                 ------------------   June 30,
                                                  1998      1999        2000
                                                 -------  ---------  -----------
                                                                     (unaudited)
   Capitalized start-up costs................... $17,599  $  13,517   $  11,828
   Net operating losses.........................   3,635     92,579     147,887
   Depreciation and amortization................     289    (14,180)    (19,098)
   Original Issue Discount......................     175     11,461      23,839
   Other........................................    (843)     1,402        (252)
                                                 -------  ---------   ---------
                                                  20,855    104,779     164,204
   Less valuation allowance..................... (20,855)  (104,779)   (164,204)
                                                 -------  ---------   ---------
                                                 $   --   $     --    $     --
                                                 =======  =========   =========

   For federal income tax purposes, start-up costs are being amortized over five years starting January 1, 1999 when active business operations commenced. As of June 30, 2000, the Company had approximately $295,000 (unaudited) of net operating losses. The net operating losses will begin to expire in 2012. There may be a limitation on the annual utilization of net operating losses and capitalized start-up costs as a result of certain ownership changes that have occurred since the Company's inception. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Based on the Company's financial results, management has concluded that a full valuation allowance for all of the Company's deferred tax assets is appropriate.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


   A reconciliation between income taxes from operations computed using the federal statutory income tax rate and the Company's effective tax rate is as follows:

                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   Federal tax at statutory rates......................     34.0%        34.0%
   State tax expense...................................      3.5%         3.5%
   Stock based compensation............................     (4.1%)       (4.1)%
   Change in valuation allowance.......................    (33.4%)      (33.4)%
                                                           ------       -----
                                                             0.0%        0.0%
                                                           ======       =====

16. Commitments

   In May 1998, the Company entered into a vendor procurement contract (the Vendor Procurement Contract) with Lucent, pursuant to which the Company may purchase radio, switching and related equipment and services for the development of the Company's wireless communications network. At December 31, 1998, 1999, and June 30, 2000, the Company has purchased approximately $90,900, $294,500, and $309,100 (unaudited), respectively, of equipment and services from Lucent since the inception of the Vendor Procurement Contract.

   The Company has operating leases primarily related to retail store locations, distribution outlets, office space, and rent for the Company's network build-out. The terms of some of the leases include a reduction of rental payments and scheduled rent increases at specified intervals during the term of the leases. The Company is recognizing rent expense on a straight-line basis over the life of the lease, which establishes deferred rent on the balance sheet.

   As of June 30, 2000, the aggregate minimum rental commitments under non-cancelable operating leases are as follows (unaudited):

   For the Period July 1--December 31, 2000........................... $ 11,921
   For the Year Ended December 31;
     2001.............................................................   23,758
     2002.............................................................   23,398
     2003.............................................................   20,833
     2004.............................................................   15,490
     2005.............................................................    8,964
     Thereafter.......................................................   26,869
                                                                       --------
       Total.......................................................... $131,233
                                                                       ========

   As of December 31, 1999, the aggregate minimum rental commitments under non-cancelable operating leases are as follows:

   For the Year Ended December 31;
     2000............................................................. $ 21,605
     2001.............................................................   21,375
     2002.............................................................   21,057
     2003.............................................................   18,374
     2004.............................................................   10,330
     Thereafter.......................................................   27,999
                                                                       --------
       Total.......................................................... $120,740
                                                                       ========

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


   Rental expense was approximately $157, $3,193, $13,792 and $11,809 (unaudited) for the years ended December 31, 1997, 1998, 1999, and the six months ended June 30, 2000, respectively.

   The Company has entered into letters of credit to facilitate local business activities. The Company is liable under the letters of credit for nonperformance of certain criteria under the individual contracts. The total amount of outstanding letters of credit was $1,425, $1,576 and $2,176 (unaudited) at December 31, 1998, 1999 and June 30, 2000, respectively. The outstanding letters of credit reduce the amount available to be drawn under the Senior Credit Facility (see Note 8). The Company is unaware of any events that would have resulted in nonperformance of a contract during the years ended December 31, 1998, 1999 or the six months ended June 30, 2000.

   The Company has minimum purchase commitments of 15 million roaming minutes from July 1999 to January 2002 from another wireless provider in Puerto Rico relating to customers roaming outside its coverage area. The Company believes it will be able to meet these minimum requirements.

   Additionally, the Company has an obligation to AT&T Wireless to purchase a minimum number of minutes of traffic annually over a specified time period and a specified number of dedicated voice and data leased lines in order for it to retain preferred pricing rates. The Company believes it will be able to meet these minimum requirements.

17. Related Parties

   The Company receives site acquisition, construction management, program management, microwave relocation, and engineering services pursuant to a Master Services Agreement with WFI (Wireless Facilities, Inc). The Chief Executive Officer and Executive Vice President and Chief Financial Officer of the Company were formerly stockholders and senior officers of WFI. Fees for the above services are as follows: $12 per site for site acquisition services, $7 per site for construction management services, $9 per site for program management and $1 for microwave relocation services for all of the Company's existing regions. Fees for engineering services are based upon WFI's customary hourly rates. For the years ended December 31, 1997, 1998, 1999 and the six months ended June 30, 2000. the Company paid $1,940, $30,720, $75,975 and $31,000
(unaudited), respectively, to WFI for these services. As of December 31, 1997, 1998, 1999 and June 30, 2000, the Company owed WFI $171, $21,178, $15,053 and
$589 (unaudited), respectively. Subsequent to December 31, 1997, the Chief Executive Officer and Executive Vice President sold 100% of their interests in WFI.

   In April 1997, Holding entered into an agreement to transfer PCS licenses, operating assets, liabilities and U.S. Government financing, for the Houston, Tampa, Melbourne and Orlando BTAs to four newly-formed entities created by Holding's existing stockholder group: THC of Houston, Inc.; THC of Tampa, Inc.; THC of Melbourne, Inc.; and THC of Orlando, Inc. (the THC entities). These assets and liabilities were transferred in exchange for investment units of the newly-formed THC entities which consisted of Class A, B and C common stock and Series A preferred stock in August 1997. The carrying amount of the total assets and liabilities transferred was $15,679 and $12,034, respectively. Simultaneously, Holding reacquired shares of its preferred and common stock in a $6,370 partial stock redemption through the exchange of the investment units in the newly-formed companies of $3,645, which represented the net difference between the cost of the assets and liabilities transferred and the issuance of an aggregate of $2,725, of notes payable to those newly-formed THC entities.

   As a result of this transfer, Holding no longer retains any ownership interest in the THC entities. Because this transaction was non-monetary in nature and occurred between entities with the same stockholder group, the transaction was recorded at historical cost. Subsequent to the transfer, the Company reduced the notes payable

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

by $653 which represented certain costs incurred by the Company on behalf of the THC entities for the year ended December 31, 1997 pursuant to Transfer Agreements and Management Agreements. The combined amounts owed THC Houston, Inc., THC Tampa, Inc., THC Melbourne, Inc., and THC Orlando, Inc. of $2,073 as of December 31, 1997 were repaid in full during 1998. As of December 31, 1998, 1999 and June 30, 2000, the combined amounts owed by the Company to THC Houston, Inc., THC Tampa, Inc., THC Melbourne, Inc., and THC Orlando, Inc. were $547, $0 and $0 (unaudited), respectively.

   The Executive Vice President serves as a consultant to ML Strategies, a division of the law firm, Mintz, Levin, Cohn, Ferris, Glozsky, and Popeo, PC (the Firm). The Firm also provides services for the Company. The Company incurred $506 and $951 (unaudited) during the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, for related services performed by the Firm and the Company owed the Firm $50 and $0 (unaudited) at December 31, 1999 and June 30, 2000, respectively.

   As of December 31, 1997, the Company had amounts payable of $824, to TeleCorp WCS, Inc. (WCS), an affiliate, formerly TeleCorp Management Corporation, Inc. The amount payable to WCS represented $1,200 of funds received by the Company on behalf of WCS related to wireless communications service licenses owned by WCS reduced by expenses and other payments owed by WCS to the Company. The entire balance due WCS as of December 31, 1997 was repaid during 1998.

   Pursuant to a Management Agreement, TeleCorp Management Corp. (TMC) provides assistance to the Company in the form of administrative, operational, marketing, regulatory and general business services. For these services, beginning in July 1998, the Company pays a management fee to TMC of $550 per year plus reimbursement of certain business expenses, payable in equal monthly installments, plus an annual bonus. The management agreement has a five-year term, but may be terminated by the Company upon the occurrence of certain defined events. TMC may terminate the agreement at any time with proper notice. The Officers of TMC own all of the ownership interest in TMC. For the years ended December 31, 1998, 1999 and the six months ended June 30, 2000, the Company paid approximately $533, $1,665 and $552 (unaudited), respectively, to TMC for these services.

   The Company has entered into a Master Site Lease Agreement with American Towers, Inc., a company partially owned by certain stockholders of the Company. Under this arrangement American Towers provides network site leases for PCS deployment. The Company has incurred $17, $77 and $421 (unaudited) expense for the years ended December 31, 1998, 1999 and the six months ended June 30, 2000, respectively.

18. Defined Contribution Plan

   During 1998, the Company established the TeleCorp Communications, Inc. 401(k) Plan (the 401(k) Plan), a defined contribution plan in which all employees over the age of 21 are immediately eligible to participate in the 401(k) Plan. TeleCorp Communications, Inc. is a wholly-owned subsidiary of the Company. Under the 401(k) Plan, participants may elect to withhold up to 15% of their annual compensation, limited to $160 of total compensation as adjusted for inflation. The Company may make a matching contribution based on a percentage of the participant's contributions. Participants vest in the Company's matching contributions as follows: 20% after one year; 60% after two years and 100% after three years. Total Company contributions to the 401(k) Plan were $505, $888 and $904 (unaudited) for the years ended December 31, 1998, 1999 and the six months ended June 30, 2000, respectively.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


19. Subsidiary Guarantee

   On April 23, 1999, the Company completed the issuance and sale of 11 5/8% Senior Subordinated Discount Notes. The Notes are fully and unconditionally guaranteed on a joint and several basis by TeleCorp Communications, Inc., one of the Company's wholly-owned subsidiaries. Consolidating financial statements of TeleCorp, TeleCorp Communications, Inc., the guarantor, the non-guarantor subsidiaries of TeleCorp Communications, Inc. and the non-guarantor subsidiaries of TeleCorp as of December 31, 1998, 1999 and June 30, 2000 and for the years ended December 31, 1998, 1999 and for the six months ended June 30, 2000 have been included on the following pages.

   Certain amounts in the 1998 and 1999 consolidating financial statements have been reclassified to conform with the presentations of the consolidating financial statements as of and for the six months ended June 30, 2000. These reclassifications are eliminated upon consolidation and do not impact the Company's consolidated financial statements.

                              TELECORP PCS, INC.

                               ($ in thousands)

Consolidating Balance Sheet as of December 31, 1998:

                                            TeleCorp Communications, Inc.                      TeleCorp PCS, Inc.
                                  -------------------------------------------------- ---------------------------------------
                       TeleCorp   Guarantor  Non-Guarantor                           Non-Guarantor
                       PCS, Inc.  Subsidiary Subsidiaries  Eliminations Consolidated Subsidiaries  Eliminations Consolidated
                       ---------  ---------- ------------- ------------ ------------ ------------- ------------ ------------
       ASSETS
 Current assets:
  Cash and cash
  equivalents.......   $111,733    $    --     $    --       $   --       $    --      $    --      $     --      $111,733
  Accounts
  receivable, net...        --          --          --           --            --           --            --           --
  Inventory.........        --          778         --           --            778          --            --           778
  Prepaid expenses
  and other current
  assets............        --        2,035       1,369          --          3,404          --            --         3,404
                       --------    --------    --------      -------      --------     --------     ---------     --------
  Total current
  assets............    111,733       2,813       1,369          --          4,182          --            --       115,915
 Property and
 equipment, net.....        --       91,556     105,913          --        197,469          --            --       197,469
 PCS licenses and
 microwave
 relocation costs,
 net................        --          --          --           --            --       118,107           --       118,107
 Intangible assets--
 AT&T agreements,
 net................     26,285         --          --           --            --           --            --        26,285
 Deferred financing
 costs, net.........      8,585         --          --           --            --           --            --         8,585
 Other assets.......        --          --          283          --            283          --            --           283
 Intercompany
 receivables........    243,995         --        3,432       (3,432)          --           927      (244,922)         --
                       --------    --------    --------      -------      --------     --------     ---------     --------
  Total assets......   $390,598    $ 94,369    $110,997      $(3,432)     $201,934     $119,034     $(244,922)    $466,644
                       ========    ========    ========      =======      ========     ========     =========     ========
    LIABILITIES,
     MANDATORILY
     REDEEMABLE
 PREFERRED STOCK AND
    STOCKHOLDERS'
  EQUITY (DEFICIT)
 Current
 liabilities:
  Accounts payable..   $    --     $  8,331    $  6,261      $   --       $ 14,592     $    --      $     --      $ 14,592
  Accrued expenses..        --       19,074      75,798          --         94,872          --            --        94,872
  Microwave
  relocation
  obligation,
  current portion...        --          --          --           --            --         6,636           --         6,636
  Long-term debt,
  current portion...        --          --          --           --            --           --            --           --
  Accrued interest..      3,992         --          --           --            --           499           --         4,491
  Deferred revenue..        --          --          --           --            --           --            --           --
                       --------    --------    --------      -------      --------     --------     ---------     --------
  Total current
  liabilities.......      3,992      27,405      82,059          --        109,464        7,135           --       120,591
 Long-term debt.....    235,460         --          --           --            --         7,925           --       243,385
 Microwave
 relocation
 obligation.........        --          --          --           --            --         2,481           --         2,481
 Accrued expenses
 and other..........        --          --          196          --            196          --            --           196
 Intercompany
 payables...........        --      118,119      28,742       (3,432)      143,429      101,493      (244,922)         --
                       --------    --------    --------      -------      --------     --------     ---------     --------
  Total
  liabilities.......    239,452     145,524     110,997       (3,432)      253,089      119,034      (244,922)     366,653
                       --------    --------    --------      -------      --------     --------     ---------     --------
 Mandatorily
 redeemable
 preferred stock....    240,409         --          --           --            --           --            --       240,409
 Preferred stock
 subscriptions
 receivable.........    (75,918)        --          --           --            --           --            --       (75,918)
                       --------    --------    --------      -------      --------     --------     ---------     --------
  Total mandatorily
  redeemable
  preferred stock,
  net...............    164,491         --          --           --            --           --            --       164,491
                       --------    --------    --------      -------      --------     --------     ---------     --------
 Commitments and
 contingencies
 Stockholders'
 equity (deficit):
  Series F preferred
  stock.............        103         --          --           --            --           --            --           103
  Common stock......        493         --          --           --            --           --            --           493
  Additional paid-in
  capital...........        --          --          --           --            --           --            --           --
  Deferred
  compensation......         (7)        --          --           --            --           --            --            (7)
  Common stock
  subscriptions
  receivable........        (86)        --          --           --            --           --            --           (86)
  Accumulated
  deficit...........    (13,848)    (51,155)        --           --        (51,155)         --            --       (65,003)
                       --------    --------    --------      -------      --------     --------     ---------     --------
  Total
  stockholders'
  equity (deficit)..    (13,345)    (51,155)        --           --        (51,155)         --            --       (64,500)
                       --------    --------    --------      -------      --------     --------     ---------     --------
  Total liabilities,
  mandatorily
  redeemable
  preferred stock
  and stockholders'
  equity (deficit)..   $390,598    $ 94,369    $110,997      $(3,432)     $201,934     $119,034     $(244,922)    $466,644
                       ========    ========    ========      =======      ========     ========     =========     ========

                              TELECORP PCS, INC.

                               ($ in thousands)

Consolidating Balance Sheet as of December 31, 1999:

                                          TeleCorp Communications, Inc.                       TeleCorp PCS, Inc.
                                --------------------------------------------------- ---------------------------------------
                    TeleCorp    Guarantor   Non-Guarantor                           Non-Guarantor
                    PCS, Inc.   Subsidiary  Subsidiaries  Eliminations Consolidated Subsidiaries  Eliminations Consolidated
                   -----------  ----------  ------------- ------------ ------------ ------------- ------------ ------------
     ASSETS
Current assets:
 Cash and cash
 equivalents.....  $   182,330  $     --      $     --      $    --     $     --      $    --      $     --     $ 182,330
 Accounts
 receivable,
 net.............          --      23,581           --           --        23,581          --            --        23,581
 Inventory.......          --      15,802           --           --        15,802          --            --        15,802
 Prepaid expenses
 and other
 current assets..          --       1,608         2,220          --         3,828          --            --         3,828
                   -----------  ---------     ---------     --------    ---------     --------     ---------    ---------
 Total current
 assets..........      182,330     40,991         2,220          --        43,211          --            --       225,541
Property and
equipment, net...          --     182,235       218,215          --       400,450          --            --       400,450
PCS licenses and
microwave
relocation costs,
net..............          --         --            --           --           --       267,682           --       267,682
Intangible
assets--AT&T
agreements, net..       37,908        --            --           --           --           --            --        37,908
Deferred
financing costs,
net..............       19,577        --            --           --           --           --            --        19,577
Other assets.....          --       1,044           --           --         1,044          --            --         1,044
Intercompany
receivables......      858,279        --         42,970      (42,970)         --         5,702      (863,981)         --
                   -----------  ---------     ---------     --------    ---------     --------     ---------    ---------
 Total assets....  $ 1,098,094  $ 224,270     $ 263,405     $(42,970)   $ 444,705     $273,384     $(863,981)   $ 952,202
                   ===========  =========     =========     ========    =========     ========     =========    =========
  LIABILITIES,
   MANDATORILY
   REDEEMABLE
 PREFERRED STOCK
       AND
  STOCKHOLDERS'
EQUITY (DEFICIT)
Current
liabilities:
 Accounts
 payable.........  $       --   $  12,318     $  26,585     $    --     $  38,903     $    --      $     --     $  38,903
 Accrued
 expenses........          --      48,960         3,017          --        51,977          --            --        51,977
 Microwave
 relocation
 obligation,
 current
 portion.........          --         --            --           --           --        36,122           --        36,122
 Long-term debt,
 current
 portion.........          --         --            --           --           --         1,361           --         1,361
 Accrued
 interest........          521        --            --           --           --           866           --         1,387
 Deferred
 revenue.........          --       1,709           --           --         1,709          --            --         1,709
                   -----------  ---------     ---------     --------    ---------     --------     ---------    ---------
 Total current
 liabilities.....          521     62,987        29,602          --        92,589       38,349           --       131,459
Long-term debt...      622,795        --            --           --           --        16,415           --       639,210
Microwave
relocation
obligation.......          --         --            --           --           --         2,365           --         2,365
Accrued expenses
and other........          --         --          6,541          --         6,541          --            --         6,541
Intercompany
payables.........          --     463,434       227,262      (42,970)     647,726      216,255      (863,981)         --
                   -----------  ---------     ---------     --------    ---------     --------     ---------    ---------
 Total
 liabilities.....      623,316    526,421       263,405      (42,970)     746,856      273,384      (863,981)     779,575
                   -----------  ---------     ---------     --------    ---------     --------     ---------    ---------
Mandatorily
redeemable
preferred stock..      360,182        --            --           --           --           --            --       360,182
Preferred stock
subscriptions
receivable.......      (97,001)       --            --           --           --           --            --       (97,001)
                   -----------  ---------     ---------     --------    ---------     --------     ---------    ---------
 Total
 mandatorily
 redeemable
 preferred stock,
 net.............      263,181        --            --           --           --           --            --       263,181
                   -----------  ---------     ---------     --------    ---------     --------     ---------    ---------
Commitments and
contingencies
Stockholders'
equity (deficit):
 Series F
 preferred
 stock...........          149        --            --           --           --           --            --           149
 Common stock....          856        --            --           --           --           --            --           856
 Additional paid-
 in capital......      267,442        --            --           --           --           --            --       267,442
 Deferred
 compensation....      (42,811)       --            --           --           --           --            --       (42,811)
 Common stock
 subscriptions
 receivable......         (191)       --            --           --           --           --            --          (191)
 Accumulated
 deficit.........      (13,848)  (302,151)          --           --      (302,151)         --            --      (315,999)
                   -----------  ---------     ---------     --------    ---------     --------     ---------    ---------
 Total
 stockholders'
 equity
 (deficit).......      211,597   (302,151)          --           --      (302,151)         --            --       (90,554)
                   -----------  ---------     ---------     --------    ---------     --------     ---------    ---------
 Total
 liabilities,
 mandatorily
 redeemable
 preferred stock
 and
 stockholders'
 equity
 (deficit).......  $ 1,098,094  $ 224,270     $ 263,405     $(42,970)   $ 444,705     $273,384     $(863,981)   $ 952,202
                   ===========  =========     =========     ========    =========     ========     =========    =========

                              TELECORP PCS, INC.

                               ($ in thousands)

Consolidating Balance Sheet as of June 30, 2000 (unaudited):

                                         TeleCorp Communications, Inc.                       TeleCorp PCS, Inc.
                               --------------------------------------------------- ----------------------------------------
                    TeleCorp   Guarantor   Non-Guarantor                           Non-Guarantor
                   PCS, Inc.   Subsidiary  Subsidiaries  Eliminations Consolidated Subsidiaries  Eliminations  Consolidated
                   ----------  ----------  ------------- ------------ ------------ ------------- ------------  ------------
     ASSETS
Current assets:
 Cash and cash
 equivalents.....  $   28,223  $     --      $    --       $    --     $      --     $    --     $       --     $  28,223
 Accounts
 receivable,
 net.............         --      36,514          --            --         36,514         --             --        36,514
 Inventory.......         --      20,604          --            --         20,604         --             --        20,604
 Prepaid expenses
 and other
 current assets..         --       4,759        1,585           --          6,344         --             --         6,344
                   ----------  ---------     --------      --------    ----------    --------    -----------    ---------
 Total current
 assets..........      28,223     61,877        1,585           --         63,462         --             --        91,685
Property and
equipment, net...         --     249,111      281,923           --        531,034         --             --       531,034
PCS licenses and
microwave
relocation costs,
net..............         --         --           --            --            --      277,275            --       277,275
Intangible
assets--AT&T
agreements, net..      34,330        --           --            --            --          --             --        34,330
Deferred
financing costs,
net..............      18,647        --           --            --            --          --             --        18,647
Other assets.....         --       5,217          --            --          5,217       8,409            --        13,626
Intercompany
receivables......   1,176,496        --        79,918       (79,918)          --        9,086     (1,185,582)         --
                   ----------  ---------     --------      --------    ----------    --------    -----------    ---------
 Total assets....  $1,257,696  $ 316,205     $363,426      $(79,918)   $  599,713    $294,770    $(1,185,582)   $ 966,597
                   ==========  =========     ========      ========    ==========    ========    ===========    =========
  LIABILITIES, MANDATORILY
EDEEMABLERPREFERRED STOCK AND
    STOCKHOLDERS' EQUITY
          (DEFICIT)
Current
liabilities:
 Accounts
 payable.........  $      --   $   6,654     $    --       $    --     $    6,654    $    --     $       --     $   6,654
 Accrued
 expenses........         --      75,297       35,579           --        110,876         --             --       110,876
 Microwave
 relocation
 obligation,
 current
 portion.........         --         --           --            --            --       21,973            --        21,973
 Long-term debt,
 current
 portion.........         --         --           --            --            --        1,415            --         1,415
 Accrued
 interest........       1,230        --           --            --            --          325            --         1,555
 Deferred
 revenue.........         --       2,617          --            --          2,617         --             --         2,617
                   ----------  ---------     --------      --------    ----------    --------    -----------    ---------
 Total current
 liabilities.....       1,230     84,568       35,579           --        120,147      23,713            --       145,090
Long-term debt...     710,230        --           --            --            --       17,899            --       728,129
Microwave
relocation
obligation.......         --         --           --            --            --        8,128            --         8,128
Accrued expenses
and other........         --         --         9,538           --          9,538         --             --         9,538
Intercompany
payables.........         --     702,161      318,309       (79,918)      940,552     245,030     (1,185,582)         --
                   ----------  ---------     --------      --------    ----------    --------    -----------    ---------
 Total
 liabilities.....     711,460    786,729      363,426       (79,918)    1,070,237     294,770     (1,185,582)     890,885
                   ----------  ---------     --------      --------    ----------    --------    -----------    ---------
Mandatorily
redeemable
preferred stock..     376,129        --           --            --            --          --             --       376,129
Preferred stock
subscriptions
receivable.......     (97,001)       --           --            --            --          --             --       (97,001)
                   ----------  ---------     --------      --------    ----------    --------    -----------    ---------
 Total
 mandatorily
 redeemable
 preferred stock,
 net.............     279,128        --           --            --            --          --             --       279,128
                   ----------  ---------     --------      --------    ----------    --------    -----------    ---------
Commitments and
contingencies

Stockholders'
equity (deficit):
 Series F
 preferred
 stock...........         149        --           --            --            --          --             --           149
 Common stock....         890        --           --            --            --          --             --           890
 Additional paid-
 in capital......     313,107        --           --            --            --          --             --       313,107
 Deferred
 compensation....     (32,999)       --           --            --            --          --             --       (32,999)
 Common stock
 subscriptions
 receivable......        (191)       --           --            --            --          --             --          (191)
 Accumulated
 deficit.........     (13,848)  (470,524)         --            --       (470,524)        --             --      (484,372)
                   ----------  ---------     --------      --------    ----------    --------    -----------    ---------
 Total
 stockholders'
 equity
 (deficit).......     267,108   (470,524)         --            --       (470,524)        --             --      (203,416)
                   ----------  ---------     --------      --------    ----------    --------    -----------    ---------
 Total
 liabilities,
 mandatorily
 redeemable
 preferred stock
 and
 stockholders'
 equity
 (deficit).......  $1,257,696  $ 316,205     $363,426      $(79,918)   $  599,713    $294,770    $(1,185,582)   $ 966,597
                   ==========  =========     ========      ========    ==========    ========    ===========    =========

                              TELECORP PCS, INC.

                               ($ in thousands)

Consolidating Statement of Operations for the year ended December 31, 1998:

                                         TeleCorp Communications, Inc.                      TeleCorp PCS, Inc.
                               -------------------------------------------------- ---------------------------------------
                     TeleCorp
                       PCS,    Guarantor  Non-Guarantor                           Non-Guarantor
                       Inc.    Subsidiary Subsidiaries  Eliminations Consolidated Subsidiaries  Eliminations Consolidated
                     --------  ---------- ------------- ------------ ------------ ------------- ------------ ------------
Revenue:
  Service........... $    --    $    --      $  --        $   --       $    --        $--         $   --       $    --
  Roaming...........      --          29        --            --             29        --             --             29
  Equipment.........      --         --         --            --            --         --             --            --
  Intercompany......      803        --       3,432        (3,432)          --         927         (1,730)          --
                     --------   --------     ------       -------      --------       ----        -------      --------
    Total revenue...      803         29      3,432        (3,432)           29        927         (1,730)           29
                     --------   --------     ------       -------      --------       ----        -------      --------
Operating expenses:
  Cost of revenue...      --       5,162        --         (3,432)        1,730        --          (1,730)          --
  Operations and
   development......      --       6,579      3,193           --          9,772        --             --          9,772
  Selling and
   marketing........      --       6,325        --            --          6,325        --             --          6,325
  General and
   administrative...      --      26,239        --            --         26,239        --             --         26,239
  Depreciation and
   amortization.....      803        542        239           --            781        --             --          1,584
                     --------   --------     ------       -------      --------       ----        -------      --------
    Total operating
     expenses.......      803     44,847      3,432        (3,432)       44,847        --          (1,730)       43,920
                     --------   --------     ------       -------      --------       ----        -------      --------
    Operating income
     (loss).........      --     (44,818)       --            --        (44,818)       927            --        (43,891)
Other (income)
 expense:
  Interest expense..   11,007      6,337        --            --          6,337        927         (6,337)       11,934
  Interest income
   and other........  (11,007)       --         --            --            --         --           6,337        (4,670)
                     --------   --------     ------       -------      --------       ----        -------      --------
    Net loss........      --     (51,155)       --            --        (51,155)       --             --        (51,155)
Accretion of
 mandatorily
 redeemable
 preferred stock....   (8,567)       --         --            --            --         --             --         (8,567)
                     --------   --------     ------       -------      --------       ----        -------      --------
Net loss
 attributable to
 common equity...... $ (8,567)  $(51,155)    $  --        $   --       $(51,155)      $--         $   --       $(59,722)
                     ========   ========     ======       =======      ========       ====        =======      ========

                              TELECORP PCS, INC.

                               ($ in thousands)

Consolidating Statement of Operations for the year ended December 31, 1999:

                                         TeleCorp Communications, Inc.                       TeleCorp PCS, Inc.
                               --------------------------------------------------- ---------------------------------------
                     TeleCorp
                       PCS,    Guarantor   Non-Guarantor                           Non-Guarantor
                       Inc.    Subsidiary  Subsidiaries  Eliminations Consolidated Subsidiaries  Eliminations Consolidated
                     --------  ----------  ------------- ------------ ------------ ------------- ------------ ------------
Revenue:
  Service........... $    --   $  41,319      $   --       $    --     $  41,319       $ --        $    --     $  41,319
  Roaming...........      --      29,010          --            --        29,010         --             --        29,010
  Equipment.........      --      17,353          --            --        17,353         --             --        17,353
  Intercompany......   37,475        --        39,538       (39,538)         --        4,775        (42,250)         --
                     --------  ---------      -------      --------    ---------       -----       --------    ---------
    Total revenue...   37,475     87,682       39,538       (39,538)      87,682       4,775        (42,250)      87,682
                     --------  ---------      -------      --------    ---------       -----       --------    ---------
Operating expenses:
  Cost of revenue...    1,472     89,230          --        (39,538)      49,692         --         (11,905)      39,259
  Operations and
   development......      937     22,187       13,792           --        35,979         --            (937)      35,979
  Selling and
   marketing........   29,408     71,180          --            --        71,180         --         (29,408)      71,180
  General and
   administrative...      --      92,585          --            --        92,585         --             --        92,585
  Depreciation and
   amortization.....    5,658     20,897       25,746           --        46,643       2,809            --        55,110
                     --------  ---------      -------      --------    ---------       -----       --------    ---------
    Total operating
     expenses.......   37,475    296,079       39,538       (39,538)     296,079       2,809        (42,250)     294,113
                     --------  ---------      -------      --------    ---------       -----       --------    ---------
    Operating income
     (loss).........      --    (208,397)         --            --      (208,397)      1,966            --      (206,431)
Other (income)
 expense:
  Interest expense..   49,347     42,599          --            --        42,599       1,966        (42,599)      51,313
  Interest income
   and other........  (49,347)       --           --            --           --          --          42,599       (6,748)
                     --------  ---------      -------      --------    ---------       -----       --------    ---------
    Net loss........      --    (250,996)         --            --      (250,996)        --             --      (250,996)
Accretion of
 mandatorily
 redeemable
 preferred stock....  (24,124)       --           --            --           --          --             --       (24,124)
                     --------  ---------      -------      --------    ---------       -----       --------    ---------
Net loss
 attributable to
 common equity...... $(24,124) $(250,996)     $   --       $    --     $(250,996)      $ --        $    --     $(275,120)
                     ========  =========      =======      ========    =========       =====       ========    =========

                              TELECORP PCS, INC.

                               ($ in thousands)

Consolidating Statement of Operations for the six months ended June 30, 1999 (unaudited):

                                         TeleCorp Communications, Inc.                      TeleCorp PCS, Inc.
                               -------------------------------------------------- ---------------------------------------
                     TeleCorp
                       PCS,    Guarantor  Non-Guarantor                           Non-Guarantor
                       Inc.    Subsidiary Subsidiaries  Eliminations Consolidated Subsidiaries  Eliminations Consolidated
                     --------  ---------- ------------- ------------ ------------ ------------- ------------ ------------
Revenue:
  Service........... $    --    $  6,232     $   --       $    --      $  6,232      $  --        $    --      $  6,232
  Roaming...........      --       9,487         --            --         9,487         --             --         9,487
  Equipment.........      --       5,649         --            --         5,649         --             --         5,649
  Intercompany......    2,446        --       13,178       (13,178)         --        1,336         (3,782)         --
                     --------   --------     -------      --------     --------      ------       --------     --------
    Total revenue...    2,446     21,368      13,178       (13,178)      21,368       1,336         (3,782)      21,368
                     --------   --------     -------      --------     --------      ------       --------     --------
Operating expenses:
  Cost of revenue...      --      27,067         --        (13,178)      13,889         --          (3,782)      10,107
  Operations and
   development......      --       9,715       5,783           --        15,498         --             --        15,498
  Selling and
   marketing........      --      20,925         --            --        20,925         --             --        20,925
  General and
   administrative...      365     22,076         --            --        22,076         --             --        22,441
  Depreciation and
   amortization.....    2,081      6,377       7,395           --        13,772         638            --        16,491
                     --------   --------     -------      --------     --------      ------       --------     --------
    Total operating
     expenses.......    2,446     86,160      13,178       (13,178)      86,160         638         (3,782)      85,462
                     --------   --------     -------      --------     --------      ------       --------     --------
    Operating income
     (loss).........      --     (64,792)        --            --       (64,792)        698            --       (64,094)
Other (income)
 expense:
  Interest expense..   16,409     13,491         --            --        13,491         698        (13,491)      17,107
  Interest income
   and other........  (16,409)       --          --            --           --          --          13,491       (2,918)
                     --------   --------     -------      --------     --------      ------       --------     --------
    Net loss........      --     (78,283)        --            --       (78,283)        --             --       (78,283)
Accretion of
 mandatorily
 redeemable
 preferred stock....   (9,896)       --          --            --           --          --             --        (9,896)
                     --------   --------     -------      --------     --------      ------       --------     --------
Net loss
 attributable to
 common equity...... $ (9,896)  $(78,283)    $   --       $    --      $(78,283)     $  --        $    --      $(88,179)
                     ========   ========     =======      ========     ========      ======       ========     ========

                              TELECORP PCS, INC.

                               ($ in thousands)

Consolidating Statement of Operations for the six months ended June 30, 2000 (unaudited):

                                         TeleCorp Communications, Inc.                       TeleCorp PCS, Inc.
                               --------------------------------------------------- ---------------------------------------
                     TeleCorp
                       PCS,    Guarantor   Non-Guarantor                           Non-Guarantor
                       Inc.    Subsidiary  Subsidiaries  Eliminations Consolidated Subsidiaries  Eliminations Consolidated
                     --------  ----------  ------------- ------------ ------------ ------------- ------------ ------------
Revenue:
  Service........... $    --   $  88,056      $  --        $    --     $  88,056      $  --        $    --     $  88,056
  Roaming...........      --      26,151         --             --        26,151         --             --        26,151
  Equipment.........      --      13,250         --             --        13,250         --             --        13,250
  Intercompany......   30,460        --       36,948        (36,948)         --        3,384        (33,844)         --
                     --------  ---------      ------       --------    ---------      ------       --------    ---------
    Total revenue...   30,460    127,457      36,948        (36,948)     127,457       3,384        (33,844)     127,457
                     --------  ---------      ------       --------    ---------      ------       --------    ---------
Operating expenses:
  Cost of revenue...      --      84,342         --         (36,948)      47,394         --          (6,961)      40,433
  Operations and
   development......      771     13,726      11,809            --        25,535         --            (771)      25,535
  Selling and
   marketing........      559     74,766         --             --        74,766         --            (559)      74,766
  General and
   administrative...   25,553     74,347         --             --        74,347         --         (25,553)      74,347
  Depreciation and
   amortization.....    3,577     19,526      25,139            --        44,665       2,141            --        50,383
                     --------  ---------      ------       --------    ---------      ------       --------    ---------
    Total operating
     expenses.......   30,460    266,707      36,948        (36,948)     266,707       2,141        (33,844)     265,464
                     --------  ---------      ------       --------    ---------      ------       --------    ---------
    Operating income
     (loss).........      --    (139,250)        --             --      (139,250)      1,243            --      (138,007)
Other (income)
 expense:
  Interest expense..   33,020     29,123         --             --        29,123       1,243        (29,123)      34,263
  Interest income
   and other........  (33,020)       --          --             --           --          --          29,123       (3,897)
                     --------  ---------      ------       --------    ---------      ------       --------    ---------
    Net loss........      --    (168,373)        --             --      (168,373)        --             --      (168,373)
Accretion of
 mandatorily
 redeemable
 preferred stock....  (15,889)       --          --             --           --          --             --       (15,889)
                     --------  ---------      ------       --------    ---------      ------       --------    ---------
Net loss
 attributable to
 common equity...... $(15,889) $(168,373)     $  --        $    --     $(168,373)     $  --        $    --     $(184,262)
                     ========  =========      ======       ========    =========      ======       ========    =========

                              TELECORP PCS, INC.

                               ($ in thousands)

Consolidating Statement of Cash Flows for the year ended December 31, 1998:

                                                 TeleCorp Communications, Inc.
                                -----------------------------------------------------------------
                     TeleCorp   Guarantor   Non-Guarantor                           Non-Guarantor
                     PCS, Inc.  Subsidiary  Subsidiaries  Eliminations Consolidated Subsidiaries  Eliminations Consolidated
                     ---------  ----------  ------------- ------------ ------------ ------------- ------------ ------------
Cash flows from
operating
activities:
Net loss...........  $     --   $ (51,155)    $    --        $ --       $ (51,155)     $   --       $    --     $ (51,155)
Adjustment to
reconcile net loss
to net cash (used
in) provided by
operating
activities:
 Depreciation and
 amortization......        803        542          239         --             781          --            --         1,584
 Noncash
 compensation
 expense related to
 stock option
 grants and
 restricted stock
 awards............        --           2          --          --               2          --            --             2
 Noncash interest
 expense...........        963        --           --          --             --           219           --         1,182
 Noncash general
 and administrative
 change by
 affiliate.........        --         197          --          --             197          --            --           197
Changes in cash
flow from
operations
resulting from
changes in assets
and liabilities:
 Accounts
 receivable........        --         --           --          --             --           --            --           --
 Inventory.........        --        (778)         --          --            (778)         --            --          (778)
 Intercompany
 receivables.......   (166,015)       --           --          --             --           --        166,015          --
 Prepaid expenses
 and other current
 assets............        --      (2,035)      (1,296)        --          (3,331)         --            --        (3,331)
 Other assets......        --         --        (1,184)        --          (1,184)         --            --        (1,184)
 Accounts payable..        --         --        11,586         --          11,586          --            --        11,586
 Accrued expenses..        --       4,115        5,030         --           9,145          --            --         9,145
 Accrued interest..      1,434        612          --          --             612          --            --         2,046
 Deferred revenue..        --         --           --          --             --           --            --           --
 Intercompany
 payables..........        --      98,196       43,698         --         141,894       24,121      (166,015)         --
                     ---------  ---------     --------       -----      ---------      -------      --------    ---------
 Net cash (used in)
 provided by
 operating
 activities........   (162,815)    49,696       58,073         --         107,769       24,340           --       (30,706)
                     ---------  ---------     --------       -----      ---------      -------      --------    ---------
Cash flows from
investing
activities:
 Expenditures for
 network under
 development,
 wireless network
 and property and
 equipment.........        --     (49,469)     (58,073)        --        (107,542)         --            --      (107,542)
 Capitalized
 interest on
 network under
 development and
 wireless network..        --        (227)         --          --            (227)         --            --          (227)
 Expenditures for
 microwave
 relocation........        --         --           --          --             --        (3,340)          --        (3,340)
 Purchase of PCS
 licenses..........        --         --           --          --             --       (21,000)          --       (21,000)
 Deposit on PCS
 licenses..........        --         --           --          --             --           --            --           --
 Purchase of
 intangibles --
 AT&T agreements...        --         --           --          --             --           --            --           --
 Capitalized
 interest on PCS
 licenses..........        --         --           --          --             --           --            --           --
 Capitalized Tritel
 acquisition
 costs.............        --         --           --          --             --           --            --           --
                     ---------  ---------     --------       -----      ---------      -------      --------    ---------
 Net cash used in
 investing
 activities........        --     (49,696)     (58,073)        --        (107,769)     (24,340)          --      (132,109)
                     ---------  ---------     --------       -----      ---------      -------      --------    ---------
Cash flows from
financing
activities:
 Proceeds from sale
 of mandatorily
 redeemable
 preferred stock...     26,661        --           --          --             --           --            --        26,661
 Receipt of
 preferred stock
 subscription
 receivable........        --         --           --          --             --           --            --           --
 Direct issuance
 costs from sale of
 mandatorily
 redeemable
 preferred stock...     (1,027)       --           --          --             --           --            --        (1,027)
 Proceeds from sale
 of common stock
 and series F
 preferred stock...         38        --           --          --             --           --            --            38
 Proceeds from
 long-term debt....    257,492        --           --          --             --           --            --       257,492
 Payments of
 deferred financing
 costs.............     (9,110)       --           --          --             --           --            --        (9,110)
 Payments on long-
 term debt.........     (2,073)       --           --          --             --           --            --        (2,073)
                     ---------  ---------     --------       -----      ---------      -------      --------    ---------
 Net cash provided
 by financing
 activities........    271,981        --           --          --             --           --            --       271,981
                     ---------  ---------     --------       -----      ---------      -------      --------    ---------
Net increase in
cash and cash
equivalents........    109,166        --           --          --             --           --            --       109,166
Cash and cash
equivalents at the
beginning of
period.............      2,567        --           --          --             --           --            --         2,567
                     ---------  ---------     --------       -----      ---------      -------      --------    ---------
Cash and cash
equivalents at the
end of period......  $ 111,733  $     --      $    --        $ --       $     --       $   --       $    --     $ 111,733
                     =========  =========     ========       =====      =========      =======      ========    =========

                              TELECORP PCS, INC.

                               ($ in thousands)

  Consolidating Cash Flow Information for the year ended December 31, 1999:

                                 TCI--       TCI Non-                              Other Non-
                    TeleCorp   Guarantor    Guarantor                    TCI       Guarantor
                    PCS, Inc.  Subsidiary  Subsidiaries Eliminations Consolidated Subsidiaries Eliminations Consolidated
                    ---------  ----------  ------------ ------------ ------------ ------------ ------------ ------------
Cash flows from
operating
activities:
 Net loss.......... $     --   $ (250,996)  $     --        $--       $ (250,996)  $     --      $    --     $ (250,996)
 Adjustment to
 reconcile net loss
 to net cash (used
 in) provided by
 operating
 activities:
 Depreciation and
 amortization......     5,658      20,897      25,746        --           46,643       2,809          --         55,110
 Noncash
 compensation
 expense related
 to stock option
 grants and
 restricted stock
 awards............       --       31,817         --         --           31,817         --           --         31,817
 Noncash interest
 expense ..........    32,325         --          --         --              --          393          --         32,718
 Bad debt
 expense...........       --        2,962         --         --            2,962         --           --          2,962
 Changes in cash
  flow from
  operations
  resulting from
  changes in assets
  and liabilities:
 Accounts
 receivable........       --      (23,581)        --         --          (23,581)        --           --        (23,581)
 Inventory.........       --      (15,024)        --         --          (15,024)        --           --        (15,024)
 Prepaid expenses
 and other current
 assets............       --          427        (851)       --             (424)        --           --           (424)
 Other assets......       --       (1,406)        283        --          (1,123)         --           --         (1,123)
 Intercompany
 receivable........  (586,801)        --          --         --              --          --       586,801           --
 Accounts
 payable...........       --       11,163      13,645        --           24,808         --           --         24,808
 Accrued
 expenses..........       --        8,202       9,629        --           17,831         --           --         17,831
 Accrued
 interest..........    (2,194)        --          --         --              --         (910)         --         (3,104)
 Deferred
 revenue...........       --        1,709         --         --            1,709         --           --          1,709
 Intercompany
 payable...........       --      354,967     114,234        --          469,201     117,600     (586,801)          --
                    ---------  ----------   ---------       ----      ----------   ---------     --------    ----------
   Net cash (used
   in) provided by
   operating
   activities......  (551,012)    141,137     162,686        --          303,823     119,892          --       (127,297)
                    ---------  ----------   ---------       ----      ----------   ---------     --------    ----------
Cash flows from
investing
activities:               --
 Expenditures for
 network under
 development,
 wireless network
 and property and
 equipment.........       --     (135,820)   (162,686)       --         (298,506)        --           --       (298,506)
 Capitalized
 interest on
 network under
 development and
 Wireless Network
 and PCS
 licenses..........       --       (5,317)        --         --           (5,317)        --           --         (5,317)
 Expenditures for
 microwave
 relocation........       --          --          --         --              --       (5,654)         --         (5,654)
 Purchase of
 intangibles--AT&T
 agreements........   (17,310)        --          --         --              --          --           --        (17,310)
 Purchase of PCS
 licenses..........       --          --          --         --              --     (114,238)         --       (114,238)
                    ---------  ----------   ---------       ----      ----------   ---------     --------    ----------
   Net cash used in
   investing
   activities......   (17,310)   (141,137)   (162,686)       --         (303,823)   (119,892)         --       (441,025)
                    ---------  ----------   ---------       ----      ----------   ---------     --------    ----------
Cash flows from
financing
activities:
 Proceeds from
 sale of
 mandatorily
 redeemable
 preferred stock...    70,323         --          --         --              --          --           --         70,323
 Receipt of
 preferred stock
 subscription
 receivable........     9,414         --          --         --              --          --           --          9,414
 Direct issuance
 costs from sale
 of mandatorily
 redeemable
 preferred stock...    (2,500)        --          --         --              --          --           --         (2,500)
 Proceeds from
 sale of common
 stock and series
 F preferred
 stock.............    21,724         --          --         --              --          --           --         21,724
 Proceeds from
 long-term debt....   407,635         --          --         --              --          --           --        407,635
 Payments of
 deferred
 financing costs...   (12,742)        --          --         --              --          --           --        (12,742)
 Payments on long
 term debt.........   (50,451)        --          --         --              --          --           --        (50,451)
 Costs associated
 with initial
 public offering...    (1,801)        --          --         --              --          --           --         (1,801)
 Proceeds
 associated with
 initial public
 offering..........   197,317         --          --         --              --          --           --        197,317
                    ---------  ----------   ---------       ----      ----------   ---------     --------    ----------
   Net cash
   provided by
   financing
   activities......   638,919         --          --         --              --          --           --        638,919
                    ---------  ----------   ---------       ----      ----------   ---------     --------    ----------
Net increase in
cash and cash
equivalents........    70,597         --          --         --              --          --           --         70,597
Cash and cash
equivalents at the
beginning of
period.............   111,733         --          --         --              --          --           --        111,733
                    ---------  ----------   ---------       ----      ----------   ---------     --------    ----------
Cash and cash
equivalents at the
end of period...... $ 182,330  $      --    $     --        $--       $      --    $     --      $    --     $  182,330
                    =========  ==========   =========       ====      ==========   =========     ========    ==========

                              TELECORP PCS, INC.

                               ($ in thousands)


Consolidating Statement of Cash Flows for the six months ended June 30, 1999 (unaudited):

                                         TeleCorp Communications, Inc.                      TeleCorp PCS, Inc.
                               -------------------------------------------------- ---------------------------------------
                    TeleCorp   Guarantor  Non-Guarantor                           Non-Guarantor
                    PCS, Inc.  Subsidiary Subsidiaries  Eliminations Consolidated Subsidiaries  Eliminations Consolidated
                    ---------  ---------- ------------- ------------ ------------ ------------- ------------ ------------
Cash flows from
operating
activities:
Net loss..........  $     --    $(78,283)   $     --       $  --      $ (78,283)     $   --       $    --     $ (78,283)
Adjustment to
reconcile net loss
to net cash (used
in) provided by
operating
activities:
 Depreciation and
 amortization.....      2,081      6,377        7,395         --         13,772          638           --        16,491
 Noncash
 compensation
 expense related
 to stock option
 grants and
 restricted stock
 awards...........        --         365          --          --            365          --            --           365
 Noncash interest
 expense..........      8,978        --           --          --            --           148           --         9,126
 Bad debt
 expense..........        --         159          --          --            159          --            --           159
Changes in cash
 flow from
 operations
 resulting from
 changes in assets
 and liabilities:
 Accounts
 receivable.......        --     (12,337)         --          --        (12,337)         --            --       (12,337)
 Inventory........        --      (6,955)         --          --         (6,955)         --            --        (6,955)
 Intercompany
 receivables......   (363,590)       --           --          --            --           --        363,590          --
 Prepaid expenses
 and other current
 assets...........        --       1,095         (101)        --            994          --            --           994
 Other assets.....        --        (599)        (556)        --         (1,155)         --            --        (1,155)
 Accounts
 payable..........        --       8,537       10,022         --         18,559          --            --        18,559
 Accrued
 expenses.........        --         980        1,151         --          2,131          --            --         2,131
 Accrued
 interest.........       (310)       --           --          --            --          (101)          --          (411)
 Deferred
 revenue..........        --         705          --          --            705          --            --           705
 Intercompany
 payables.........        --     177,498       91,935         --        269,433       94,157      (363,590)         --
                    ---------   --------    ---------      ------     ---------      -------      --------    ---------
 Net cash (used
 in) provided by
 operating
 activities.......   (352,841)    97,542      109,846         --        207,388       94,842           --       (50,611)
                    ---------   --------    ---------      ------     ---------      -------      --------    ---------
Cash flows from
investing
activities:
 Expenditures for
 network under
 development,
 wireless network
 and property and
 equipment........        --     (93,389)    (109,846)        --       (203,235)         --            --      (203,235)
 Capitalized
 interest on
 network under
 development and
 PCS licenses.....        --      (4,153)         --          --         (4,153)         --            --        (4,153)
 Expenditures for
 microwave
 relocation.......        --         --           --          --            --        (5,137)          --        (5,137)
 Purchase of PCS
 licenses.........        --         --           --          --            --       (72,188)          --       (72,188)
 Deposit on PCS
 licenses.........        --         --           --          --            --       (28,878)          --       (28,878)
 Partial refund of
 deposit on PCS
 licenses.........        --         --           --          --            --        11,361           --        11,361
 Purchase of
 intangibles-AT&T
 agreements.......    (16,145)       --           --          --            --           --            --       (16,145)
 Capitalized
 Tritel
 acquisition
 costs............        --         --           --          --            --           --            --           --
                    ---------   --------    ---------      ------     ---------      -------      --------    ---------
 Net cash used in
 investing
 activities.......    (16,145)   (97,542)    (109,846)        --       (207,388)     (94,842)          --      (318,375)
                    ---------   --------    ---------      ------     ---------      -------      --------    ---------
Cash flows from
financing
activities:
 Proceeds from
 sale of
 mandatorily
 redeemable
 preferred stock..     60,411        --           --          --            --           --            --        60,411
 Receipt of
 preferred stock
 subscription
 receivable.......      3,740        --           --          --            --           --            --         3,740
 Direct issuance
 costs from sale
 of mandatorily
 redeemable
 preferred
 stock............     (2,500)       --           --          --            --           --            --        (2,500)
 Proceeds from
 sale of common
 stock and series
 F preferred
 stock............          5        --           --          --            --           --            --             5
 Proceeds from
 long-term debt...    397,635        --           --          --            --           --            --       397,635
 Payments of
 deferred
 financing costs..    (10,600)       --           --          --            --           --            --       (10,600)
 Payments on long-
 term debt........    (40,000)       --           --          --            --           --            --       (40,000)
                    ---------   --------    ---------      ------     ---------      -------      --------    ---------
 Net cash provided
 by financing
 activities.......    408,691        --           --          --            --           --            --       408,691
                    ---------   --------    ---------      ------     ---------      -------      --------    ---------
Net increase in
cash and cash
equivalents.......     39,705        --           --          --            --           --            --        39,705
Cash and cash
equivalents at the
beginning of
period............    111,733        --           --          --            --           --            --       111,733
                    ---------   --------    ---------      ------     ---------      -------      --------    ---------
Cash and cash
equivalents at the
end of period.....  $ 151,438   $    --     $     --       $  --      $     --       $   --       $    --     $ 151,438
                    =========   ========    =========      ======     =========      =======      ========    =========

                              TELECORP PCS, INC.

                               ($ in thousands)

  Consolidating Statement of Cash Flows for the six months ended June 30, 2000 (unaudited):

                                         TeleCorp Communications, Inc.                TeleCorp PCS, Inc.
                                     -------------------------------------- ---------------------------------------
                          TeleCorp   Guarantor   Non-Guarantor              Non-Guarantor
                          PCS, Inc.  Subsidiary  Subsidiaries  Consolidated Subsidiaries  Eliminations Consolidated
                          ---------  ----------  ------------- ------------ ------------- ------------ ------------
Cash flows from
operating activities:
Net loss................  $     --   $ (168,373)   $    --      $ (168,373)    $   --      $     --     $ (168,373)
Adjustment to reconcile
net loss to net cash
(used in) provided by
operating activities:
 Depreciation and
 amortization...........      3,577      19,526      25,139         44,665       2,141           --         50,383
 Noncash compensation
 expense related to
 stock option grants and
 restricted stock
 awards.................        --       26,883         --          26,883         --            --         26,883
 Noncash interest
 expense................     23,092         --          --             --          257           --         23,349
 Bad debt expense.......        --        5,639         --           5,639         --            --          5,639
Changes in cash flow
from operations
resulting from changes
in assets and
liabilities:
 Accounts receivable....        --      (12,933)        --         (12,933)        --            --        (12,933)
 Inventory..............        --       (4,802)        --          (4,802)        --            --         (4,802)
 Intercompany
 receivables............   (275,780)        --          --             --          --        275,780           --
 Prepaid expenses and
 other current assets...        --       (3,151)        635         (2,516)        --            --         (2,516)
 Other assets...........        --       (4,173)        --          (4,173)        --            --         (4,173)
 Accounts payable.......        --       (5,664)    (26,585)       (32,249)        --            --        (32,249)
 Accrued expenses.......        --       (2,456)     (3,361)        (5,817)        --            --         (5,817)
 Accrued interest.......        567          --         --             --         (399)          --            168
 Deferred revenue.......        --          908         --             908         --            --            908
 Intercompany payables..        --      199,497      64,186        263,683      12,097      (275,780)
                          ---------  ----------    --------     ----------     -------     ---------    ----------
 Net cash (used in)
 provided by operating
 activities.............   (248,544)     50,901      60,014        110,915      14,096           --       (123,533)
                          ---------  ----------    --------     ----------     -------     ---------    ----------
Cash flows from
investing activities:
 Expenditures for
 network under
 development, wireless
 network and property
 and equipment..........        --      (49,103)    (60,014)      (109,117)        --            --       (109,117)
 Capitalized interest on
 network under
 development and
 wireless network.......        --       (1,798)        --          (1,798)        --            --         (1,798)
 Expenditures for
 microwave relocation...        --          --          --             --       (4,279)          --         (4,279)
 Purchase of PCS
 licenses...............        --          --          --             --         (733)          --           (733)
 Deposit on PCS
 licenses...............        --          --          --             --          --            --            --
 Purchase of
 intangibles -- AT&T
 agreements.............    (12,368)        --          --             --          --            --        (12,368)
 Capitalized Tritel
 acquisition costs......        --          --          --             --       (8,409)          --         (8,409)
                          ---------  ----------    --------     ----------     -------     ---------    ----------
 Net cash used in
 investing activities...    (12,368)    (50,901)    (60,014)      (110,915)    (13,421)          --       (136,704)
                          ---------  ----------    --------     ----------     -------     ---------    ----------
Cash flows from
financing activities:
 Proceeds from sale of
 mandatorily redeemable
 preferred stock........        --          --          --             --          --            --            --
 Receipt of preferred
 stock subscription
 receivable.............        --          --          --             --          --            --            --
 Direct issuance costs
 from sale of
 mandatorily redeemable
 preferred stock........        --          --          --             --          --            --            --
 Proceeds from sale of
 common stock and series
 F preferred stock......     41,869         --          --             --          --            --         41,869
 Proceeds from long-term
 debt...................     65,000         --          --             --          --            --         65,000
 Payments of deferred
 financing costs........        (64)        --          --             --          --            --            (64)
 Payments on long-term
 debt...................        --          --          --             --         (675)          --           (675)
                          ---------  ----------    --------     ----------     -------     ---------    ----------
 Net cash provided by
 (used in) financing
 activities.............    106,805         --          --             --         (675)          --        106,130
                          ---------  ----------    --------     ----------     -------     ---------    ----------
Net decrease in cash and
cash equivalents........   (154,107)        --          --             --          --            --       (154,107)
Cash and cash
equivalents at the
beginning of period.....    182,330         --          --             --          --            --        182,330
                          ---------  ----------    --------     ----------     -------     ---------    ----------
Cash and cash
equivalents at the end
of period...............  $  28,223  $      --     $    --      $      --      $   --      $     --     $   28,223
                          =========  ==========    ========     ==========     =======     =========    ==========

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


20. Subsequent Events

 Tritel Merger and Contribution and Exchange with AT&T Wireless

   On February 28, 2000, the Company agreed to merge with Tritel, Inc. (Tritel) through a merger of each of the Company and Tritel into a newly formed subsidiary of a new holding company (Holding Company). The merger will result in exchange of 100% of the outstanding common and preferred stock of the Company and Tritel for common and preferred stock of the newly formed entity, to be called TeleCorp PCS, Inc. The new entity will be controlled by the Company's voting preference common stockholders. Both the Company and Tritel will become subsidiaries of the holding company.

   This transaction will be accounted for using the purchase method of accounting. The purchase price for Tritel will be determined based on the fair value of the shares of the new holding company issued to the former shareholders of Tritel plus cash, the fair value associated with the conversion of outstanding Tritel options and warrants to holding company options and warrants, liabilities assumed, and merger related costs. The fair value of the shares issued will be determined based on the existing market price of the Company's class A common stock, which is publicly traded, and, for those shares that do not have a readily available market price, through valuation by an investment banking firm. The purchase price for this transaction will be allocated to the assets acquired based on their estimated fair values. The excess of the purchase price over the assets acquired will be recorded as goodwill and amortized over 20 years.

   The proposed merger has been unanimously approved by the Company's and Tritel's board of directors, with three of the Company's directors abstaining. In addition, shareholders with greater than 50% of the voting power of each company have agreed to vote in favor of the merger. The merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000.

   In connection with the Company's merger with Tritel, AT&T has agreed to contribute certain assets and rights to the Company. This contribution will result in the Company acquiring various assets in exchange for the consideration issued as follows:

     The Company acquires:

  .  $20,000 cash from AT&T Wireless Services.

  . The right to acquire all of the common and preferred stock of Indus, Inc. (Indus).

  . The right to acquire additional wireless properties and assets from Airadigm Communications, Inc. (Airadigm).

  . The two year extension and expansion of the AT&T network membership licenses agreement to cover all people in Holding Company's markets.

   Consideration issued:

  . 9,272,740 shares of class A common stock of the new holding company formed from the Tritel merger to AT&T Wireless Services.

   Separately, AT&T Wireless and the Company entered into an Asset Exchange Agreement pursuant to which the Company has agreed to exchange certain assets with AT&T Wireless, among other consideration.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


   The Company is receiving certain consideration in exchange for assets as follows:

   The Company acquires:

  .  $80,000 in cash from AT&T Wireless.

  . AT&T Wireless 10 MHZ PCS licenses in the areas covering part of the Wisconsin market, in addition to adjacent licenses.

  .  AT&T Wireless' existing 10 MHZ PCS licenses in Fort Dodge, and Waterloo,
     Iowa.

  . The right to acquire additional wireless properties from Polycell Communications, Inc. (Polycell) and ABC Wireless, L.L.C. (ABC Wireless).

   Consideration issued:

  .  The Company's New England Market Segment to AT&T Wireless.

  .  Cash and/or class A common stock to Polycell and ABC Wireless.

   Further, AT&T has agreed to extend the term of the roaming agreement and to expand the geographic coverage of the AT&T operating agreements with TeleCorp to include the new markets, either through amending TeleCorp's existing agreements or by entering into new agreements with Holding Company on substantially the same terms as TeleCorp's existing agreements. In addition, TeleCorp has granted AT&T Wireless a "right of first refusal" with respect to certain markets transferred by AT&T Wireless Services or AT&T Wireless triggered in the event of a sale of the Company to a third party.

   These transactions will be accounted for as an asset purchase and disposition and recorded at fair value. The purchase price will be determined based on cash paid, the fair value of the Class A common stock issued, and the fair value of the assets relinquished. The purchase price will be proportionately allocated to the noncurrent assets acquired based on their estimated fair values. A gain is recognized as the difference between the fair value of the New England assets disposed and their net book value. This transaction is also subject to regulatory approval and other conditions and is expected to close in the second half of 2000. The failure of these transactions to occur does not prevent the Tritel merger from occurring.

21. Subsequent events (unaudited)

 Acquisitions

   On April 7, 2000, the Company completed its acquisition of TeleCorp LMDS, Inc. (TeleCorp LMDS) through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of the Company's Class A common stock valued at $45,896 on the closing date. TeleCorp LMDS had no operations and its only assets were local multipoint distribution service licenses. By acquiring TeleCorp LMDS, TeleCorp gained local multipoint distribution service licenses covering 1100 MHz of airwaves in the Little Rock, Arkansas basic trading area and 150 MHz of airwaves in each of the Beaumont, Texas; New Orleans, Louisiana; San Juan and Mayaguez, Puerto Rico; and U.S. Virgin Islands basic trading areas. TeleCorp LMDS's stockholders were Mr. Vento, Mr. Sullivan and three of the Company's initial investors. As Mr. Vento and Mr. Sullivan have voting control of the Company and TeleCorp LMDS, the acquisition was accounted for as an acquisition between companies under common control and recorded at historical cost. The licenses acquired have been recorded by the Company at $2,707 which represents the historical cost of TeleCorp LMDS.

   On April 11, 2000, the Company completed its acquisition of the 15% of Viper Wireless, Inc. (Viper Wireless) that it did not already own from Mr. Vento and Mr. Sullivan in exchange for an aggregate of 323,372 shares of the Company's Class A common stock and 800 shares of its Series E preferred stock. The Company acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32,286 contributed by AT&T and certain of the Company's other initial investors for additional shares of the Company's preferred and common stock.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)

Viper Wireless used the proceeds to participate in the Federal Communications Commission's reauction of PCS licenses. Viper Wireless was granted six PCS licenses in the reauction. In connection with the completion of the acquisition, the Company recognized compensation expense of $15,297 based on the fair value of the Class A common stock and Series E preferred stock at the closing date.

   On April 27, 2000, the Company completed its acquisition of 15 MHz PCS licenses in the Lake Charles, Louisiana basic trading area from Gulf Telecom, LLC (Gulf Telecom). As consideration for the PCS licenses, the Company paid Gulf Telecom $262 in cash, assumed approximately $2,433, less a discount of $401, in Federal Communications Commission debt related to the license and reimbursed Gulf Telecom $471 for interest it paid to the Federal Communications Commission on the debt related to the license from June 1998 through March 2000. The entire purchase price has been allocated to acquired licenses.

 Senior Subordinated Notes

   On July 14, 2000, the Company completed the issuance and sale of 10 5/8% Senior Subordinated Notes (Subordinated Notes) with an aggregate principal amount of $450,000. The Subordinated Notes mature July 15, 2010 and the Company is required to pay interest semi-annually beginning on January 15, 2001. Offering expenses consisting of underwriting, printing, legal and accounting fees totaled approximately $13,000. The Subordinated Notes are subject to optional redemption, allowing the Company on or after July 15, 2005, to redeem some or all of the Subordinated Notes together with accrued and unpaid interest at redemption prices. The Company also has the option until July 15, 2003, to redeem up to 35% of the original aggregate principal amount of these notes with the net proceeds of certain types of qualified equity offerings at a redemption price equal to 118.625% of the principal amount as long as at least 65% of the original aggregate principal amount of the notes remains outstanding immediately after redemption. If the Company experiences a change of control at any time on or prior to July 15, 2005, the Company has the option to redeem all of the Subordinated Notes at par plus a premium. If the Company has not previously redeemed the Subordinated Notes and if the Company experiences a change in control, the note holders may require the Company to make an offer to repurchase all of the Subordinate Notes after July 15, 2005 at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The Company is required to comply with certain financial covenants outlined in the indenture agreement. The Subordinated Notes are not collateralized. The Subordinated Notes are subordinate to all of the Company's existing and future senior debt, rank equally with all existing senior subordinated debt and rank senior to all existing and future subordinated debt. The Subordinated Notes are guaranteed by the Company's wholly owned subsidiary, TCI.

 Lucent Notes

   On July 14, 2000, Holding Company entered into a commitment letter with Lucent Technologies Inc. (Lucent). Under the terms of the commitment letter, Lucent agreed that following the merger of TeleCorp and Tritel into subsidiaries of Holding Company, Lucent will purchase from Holding Company, should Holding Company issue, the Senior Subordinated Discount Notes (Lucent Notes) with gross proceeds up to $350,000. The Lucent Notes mature 10 years from the date of issuance, unless previously redeemed by the Holding Company. As interest accrues, it will be added to the principal as an increase to interest expense and to the carrying value of the notes for five years from the date of issuance. After five years, interest on the Lucent Notes will become payable semi-annually. The Lucent Notes are not collaterized. The Lucent Notes would be senior subordinated unsecured obligations of the Holding Company, ranking equivalent in right of payment to all of the Holding Company's future senior subordinated debt. The Lucent Notes would be subordinate in right of payment to any future senior debt incurred by the Holding Company or its guarantor subsidiaries but senior in right of payment to any future subordinated debt incurred by Holding Company or any of its guarantor subsidiaries.

                               TELECORP PCS, INC.

                    ($ in thousands, except per share data)


 Black Label Wireless, Inc. Credit Agreement

   On July 14, 2000, Black Label Wireless, Inc. (Black Label), a company wholly owned by Messrs. Sullivan and Vento, entered into a credit agreement with Lucent, under which Lucent agreed to lend Black Label up to $175,000. Black Label intends to use the proceeds of loans under the credit agreement to develop the network related to the licenses being acquired from AT&T Wireless in the Contribution and the Exchange. Upon consummation of the merger, Black Label intends to transfer its assets to the Company and the Company intends to satisfy Black Label's indebtedness to Lucent. Black Label is considered by the Company to be a special purpose entity and the Company will include all of Black Label's activities in its consolidated financial statements.

   The obligations under the Black Label credit agreement must be repaid upon the later to occur of the date six months after the consummation of the merger of TeleCorp and Tritel and related At&T transactions and July 14, 2001. Additionally, if, the obligations under the credit agreement are assumed by TeleCorp, the commitments under the credit agreement shall immediately terminate and all obligations due under the credit agreement shall immediately become due and payable.

 Senior Credit Facility

   On July 14, 2000, the Company borrowed $35,000 on the Tranche A term loan. The total principal outstanding on the Tranche A term loan was $100,000 as of July 14, 2000.

 Preferred Stock Subscription Receivable

   On July 17, 2000, the Company received $37,650 from certain of its initial institutional investors related to the preferred stock subscriptions receivable.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors Tritel, Inc.:

   We have audited the accompanying consolidated balance sheets of Tritel, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, members' and stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tritel, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Jackson, Mississippi

February 18, 2000, except with
respect to Note 21 which is as of
February 28, 2000

                                  TRITEL, INC.

                          CONSOLIDATED BALANCE SHEETS

            December 31, 1998 and 1999 and June 30, 2000 (unaudited)
                   (amounts in thousands, except share data)

                                                  December 31,
                                               -------------------   June 30,
                                                1998       1999        2000
                                               -------  ----------  -----------
                                                                    (unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents................... $   846  $  609,269  $  350,573
  Due from affiliates.........................     241       2,565       3,719
  Accounts receivable, net....................     --        5,040      14,325
  Inventory...................................     --        8,957      20,512
  Prepaid expenses and other current assets...     719       4,733       6,255
                                               -------  ----------  ----------
    Total current assets......................   1,806     630,564     395,384
                                               -------  ----------  ----------
Restricted cash...............................     --        6,594       5,487
Property and equipment, net...................  13,816     262,343     415,651
Federal Communications Commission licensing
 costs, net...................................  71,466     201,946     202,894
Intangible assets, net........................     --       59,508      56,646
Other assets..................................   1,933      35,407      33,689
                                               -------  ----------  ----------
    Total assets.............................. $89,021  $1,196,362  $1,109,751
                                               =======  ==========  ==========
 LIABILITIES, REDEEMABLE PREFERRED STOCK AND
             STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable............................... $22,405  $      --   $      --
  Current maturities of long-term debt........     --          923         974
  Accounts payable............................   8,221     103,677      88,299
  Accrued liabilities.........................   2,285       9,647      26,675
                                               -------  ----------  ----------
    Total current liabilities.................  32,911     114,247     115,948
                                               -------  ----------  ----------
Non-current liabilities:
  Long-term debt..............................  51,599     557,716     571,464
  Note payable to related party...............   6,270         --          --
  Deferred income taxes and other
   liabilities................................     224      37,367      37,856
                                               -------  ----------  ----------
    Total non-current liabilities.............  58,093     595,083     609,320
                                               -------  ----------  ----------
    Total liabilities.........................  91,004     709,330     725,268
                                               -------  ----------  ----------
Series A 10% redeemable convertible preferred
 stock........................................     --       99,586     104,119
Stockholders' equity:
  Preferred stock, 3,100,000 shares
   authorized:
   Series D, 46,374 shares outstanding at
    December 31, 1999.........................     --       46,374      46,374
  Common stock, 30 shares issued and
   outstanding at December 31, 1998...........     --          --          --
  Common stock issued and outstanding at
   December 31, 1999
   Class A Voting--97,796,906 shares; Class B
   Non-voting--2,927,120 shares; Class C--
   1,380,448 shares; Class D--4,962,804
   shares; Voting Preference--6 shares........     --        1,071       1,071
  Contributed capital--Predecessor Companies..  13,497         --          --
  Additional paid in capital..................     --      611,277     748,432
  Deferred compensation.......................     --          --      (74,450)
  Accumulated deficit......................... (15,480)   (271,276)   (441,063)
                                               -------  ----------  ----------
    Total stockholders' equity (deficit)......  (1,983)    387,446     280,364
                                               -------  ----------  ----------
    Total liabilities, redeemable preferred
     stock and stockholders' equity........... $89,021  $1,196,362  $1,109,751
                                               =======  ==========  ==========

          See accompanying notes to consolidated financial statements.

                                  TRITEL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

            For the Years Ended December 31, 1997, 1998 and 1999 and
                  the Six Months Ended June 30, 1999 and 2000
                 (amounts in thousands, except per share data)

                                                         Six Months Ended June
                          Years Ended December 31,                30,
                         -----------------------------  ------------------------
                          1997      1998       1999        1999         2000
                         -------  --------  ----------  ----------  ------------
                                                              (unaudited)
Revenues................ $   --   $    --   $    6,759  $      --   $     41,307
                         -------  --------  ----------  ----------  ------------
Operating expenses:
  Cost of services and
   equipment............     --        --        6,966         --         29,111
  Technical operations..     104     1,939      18,459       3,946        21,987
  General and
   administrative.......   3,123     4,947      22,915       7,204        26,425
  Sales and marketing...      28       452      20,404       2,724        28,603
  Stock-based
   compensation.........     --        --      190,664         --         62,111
  Depreciation and
   amortization.........      20       348      12,839       3,474        24,875
                         -------  --------  ----------  ----------  ------------
    Total operating
     expenses...........   3,275     7,686     272,247      17,348       193,112
                         -------  --------  ----------  ----------  ------------
  Operating loss........  (3,275)   (7,686)   (265,488)    (17,348)     (151,805)
Interest income.........     121        77      16,791       5,332        15,892
Financing cost..........     --        --       (2,230)     (2,230)          --
Interest expense........     --       (722)    (24,970)     (5,104)      (30,416)
                         -------  --------  ----------  ----------  ------------
  Loss before
   extraordinary item
   and income taxes.....  (3,154)   (8,331)   (275,897)    (19,350)     (166,329)
Income tax benefit......     --        --       28,443       6,448         1,076
                         -------  --------  ----------  ----------  ------------
  Loss before
   extraordinary items..  (3,154)   (8,331)   (247,454)    (12,902)     (165,253)
Extraordinary item--
  Loss on return of
   spectrum.............     --     (2,414)        --          --            --
                         -------  --------  ----------  ----------  ------------
  Net loss..............  (3,154)  (10,745)   (247,454)    (12,902)     (165,253)
Series A preferred
 dividend requirement...     --        --       (8,918)     (4,347)       (4,534)
                         -------  --------  ----------  ----------  ------------
Net loss available to
 common stockholders.... $(3,154) $(10,745) $ (256,372) $  (17,249) $   (169,787)
                         =======  ========  ==========  ==========  ============
Basic and diluted net
 loss per share.........                    $   (33.25) $    (5.68) $      (1.43)
                                            ==========  ==========  ============
Weighted average common
 shares outstanding.....                     7,710,649   3,034,681   118,451,248
                                            ==========  ==========  ============

          See accompanying notes to consolidated financial statements.

                                  TRITEL, INC.

          CONSOLIDATED STATEMENTS OF MEMBERS' AND STOCKHOLDERS' EQUITY

            For the Years Ended December 31, 1997, 1998 and 1999 and
                    the Six Month Period Ended June 30, 2000

                                                                Additional                          Members' and
                                 Preferred   Common Contributed  Paid in     Deferred   Accumulated Stockholders'
                                   Stock     Stock    Capital    Capital   Compensation   Deficit      Equity
                                 ----------  ------ ----------- ---------- ------------ ----------- -------------
                                                             (amounts in thousands)
Balance at December 31, 1996...  $      --   $  --   $   7,255   $    --     $    --     $  (1,581)  $    5,674
Contributed capital, net of
 expenses of $148..............         --      --       5,437        --          --           --         5,437
Conversion of debt to members'
 equity........................         --      --         805        --          --           --           805
Net loss.......................         --      --         --         --          --        (3,154)      (3,154)
                                 ----------  ------  ---------   --------    --------    ---------   ----------
Balance at December 31, 1997...         --      --      13,497        --          --        (4,735)       8,762
Net loss.......................         --      --         --         --          --       (10,745)     (10,745)
                                 ----------  ------  ---------   --------    --------    ---------   ----------
Balance at December 31, 1998...         --      --      13,497        --          --       (15,480)      (1,983)
Conversion of debt to members'
 equity in Predecessor
 Company.......................         --      --       8,976        --          --           --         8,976
Series C Preferred Stock issued
 to Predecessor Company,
 including distribution of
 assets and liabilities........      17,193     --     (22,473)       --          --           576       (4,704)
Series C Preferred Stock issued
 in exchange for cash..........     163,370     --         --         --          --           --       163,370
Payment of preferred stock
 issuance costs................      (8,507)    --         --         --          --           --        (8,507)
Series C Preferred Stock issued
 to Central Alabama in exchange
 for net assets................       2,602     --         --         --          --           --         2,602
Series D Preferred Stock issued
 to AT&T Wireless in exchange
 for
 licenses and other agreements..     46,374     --         --         --          --           --        46,374
Grant of unrestricted rights in
 common stock to officer.......         --      --         --       4,500         --           --         4,500
Conversion of preferred stock
 into common stock.............    (174,658)    783        --     173,875         --           --           --
Sale of common stock, net of
 issuance costs of $15,338.....         --      288        --     242,238         --           --       242,526
Stock-based compensation.......         --      --         --     190,664         --           --       190,664
Accrual of dividends on Series
 A redeemable preferred stock..         --      --         --         --          --        (8,918)      (8,918)
Net loss.......................         --      --         --         --          --      (247,454)    (247,454)
                                 ----------  ------  ---------   --------    --------    ---------   ----------
Balance at December 31, 1999...      46,374   1,071        --     611,277         --      (271,276)     387,446
                                 ----------  ------  ---------   --------    --------    ---------   ----------
Unaudited:
 Stock issuance costs..........         --      --         --        (195)        --           --          (195)
 Exercise of stock options.....         --      --         --         789         --           --           789
 Stock-based compensation......         --      --         --      62,111         --           --        62,111
 Deferred compensation expense
  related to restricted stock
  awards.......................         --      --         --      74,450     (74,450)                      --
 Accrual of dividends on
  Series A redeemable
  preferred stock..............         --      --         --         --          --        (4,534)      (4,534)
 Net loss......................         --      --         --         --          --      (165,253)    (165,253)
                                 ----------  ------  ---------   --------    --------    ---------   ----------
Balance, June 30, 2000
 (unaudited)...................  $   46,374  $1,071  $     --    $748,432    $(74,450)   $(441,063)  $  280,364
                                 ==========  ======  =========   ========    ========    =========   ==========

          See accompanying notes to consolidated financial statements.

                                  TRITEL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

           For the Years Ended December 31, 1997, 1998 and 1999, and
                  the Six Months Ended June 30, 1999 and 2000
                             (amounts in thousands)

                                                                Six Months
                               Years Ended December 31,       Ended June 30,
                              ----------------------------  -------------------
                               1997      1998      1999       1999      2000
                              -------  --------  ---------  --------  ---------
                                                               (unaudited)
Cash flows from operating
 activities:
 Net loss...................  $(3,154) $(10,745) $(247,454) $(12,902) $(165,253)
 Adjustments to reconcile
  net loss to net cash used
  in operating activities:
 Loss on return of
  spectrum..................      --      2,414        --        --         --
 Financing costs............      --        --       2,230     2,230        --
 Depreciation and
  amortization..............       20       348     12,839     3,474     24,875
 Stock-based compensation
  and grant of unrestricted
  rights in common stock to
  officer...................      --        --     195,164       --      62,111
 Accretion of discount on
  debt and amortization of
  debt issue costs .........      --        --      10,608       --      13,705
 Deferred income tax
  benefit...................      --        --     (28,443)   (6,448)    (1,076)
 Provision for bad debts....      --        --          42       --         550
 Changes in operating
  assets and liabilities:
  Accounts receivable.......      --        --      (5,082)      --      (9,835)
  Inventory.................      --        --      (8,957)      --     (10,805)
  Accounts payable and
   accrued expenses.........       45      (180)    24,659     3,171      3,094
  Other current assets and
   liabilities..............     (814)     (333)    (6,681)   (3,941)    (2,384)
                              -------  --------  ---------  --------  ---------
   Net cash used in
    operating activities....   (3,903)   (8,496)   (51,075)  (14,416)   (85,018)
                              -------  --------  ---------  --------  ---------
Cash flows from investing
 activities:
 Capital expenditures.......       (6)   (5,970)  (172,448)  (44,687)  (171,798)
 Payment for Federal
  Communications Commission
  licenses..................   (3,935)      --         --        --         --
 Refund of Federal
  Communications Commission
  deposit...................    1,376       --         --        --         --
 Advance under notes
  receivable................      --        --      (7,550)   (7,550)       --
 Capitalized interest on
  network construction and
  Federal Communications
  Commission licensing
  costs.....................     (415)   (2,905)   (13,623)   (5,896)    (2,805)
 (Increase) decrease in
  restricted cash...........      --        --      (6,594)   (7,957)     1,107
 Other......................      (72)      --        (614)     (325)      (129)
                              -------  --------  ---------  --------  ---------
   Net cash used in
    investing activities....   (3,052)   (8,875)  (200,829)  (66,415)  (173,625)
                              -------  --------  ---------  --------  ---------
Cash flows from financing
 activities:
 Proceeds from notes
  payable to related
  parties...................    5,700       --         --        --         --
 Proceeds from notes
  payable...................    5,000    38,705        --        --         --
 Proceeds from (repayment
  of) long-term debt........      --        --     300,000   200,000       (449)
 Proceeds from senior
  subordinated discount
  notes.....................      --        --     200,240   200,240        --
 Repayments of notes
  payable...................   (6,200)  (21,300)   (22,100)  (22,100)       --
 Payment of preferred stock
  issuance costs............      --        --      (8,507)   (8,507)       --
 Payment of debt issuance
  costs and other deferred
  charges...................   (1,251)     (951)   (30,202)  (27,966)      (198)
 Proceeds from vendor
  discount..................      --        --      15,000    15,000        --
 Issuance of preferred
  stock.....................      --        --     163,370   113,623        --
 Issuance of common stock,
  net of issuance costs.....      --        --     242,526       --         594
 Capital contributions, net
  of related expenses.......    5,437       --         --        --         --
                              -------  --------  ---------  --------  ---------
   Net cash provided by
    financing activities....    8,686    16,454    860,327   470,290        (53)
                              -------  --------  ---------  --------  ---------
Net increase (decrease) in
 cash and cash equivalents..    1,731      (917)   608,423   389,459   (258,696)
Cash and cash equivalents at
 beginning of period........       32     1,763        846       846    609,269
                              -------  --------  ---------  --------  ---------
Cash and cash equivalents at
 end of period..............  $ 1,763  $    846  $ 609,269  $390,305  $ 350,573
                              =======  ========  =========  ========  =========

          See accompanying notes to consolidated financial statements.

                         TRITEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (All information subsequent to December 31, 1999 is unaudited)


(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

   Airwave Communications, LLC ("Airwave Communications") (formerly Mercury PCS, LLC) and Digital PCS, LLC ("Digital PCS") (formerly Mercury PCS II, LLC) were formed on July 27, 1995 and July 29, 1996, respectively, to acquire for development Personal Communications Services ("PCS") licenses in markets in the south-central United States. Airwave Communications and Digital PCS are referred to collectively as "the Predecessor Company" or "the Predecessor Companies."

   Tritel, Inc. ("Tritel") was formed on April 23, 1998 by the controlling shareholders of Airwave Communications and Digital PCS to develop PCS markets in the south-central United States. Tritel's 1998 activities consisted of $1.5 million in capital expenditures and $32,000 in net loss. On January 7, 1999, the Predecessor Companies transferred substantially all of their assets and liabilities at historical cost to Tritel in exchange for 18,262 shares of series C preferred stock in Tritel. The controlling shareholders of the Predecessor Companies control Tritel. Tritel will continue the activities of the Predecessor Companies and, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C corporation and a name change to Tritel. Tritel and the Predecessor Company, together with Tritel's subsidiaries, are referred to collectively as "the Company."

   Tritel began commercial operations during the fourth quarter of 1999. Prior to that time, Tritel and the Predecessor Companies were considered to be in the development stage.

   The consolidated accounts of the Company include its subsidiaries, Tritel PCS, Inc. ("Tritel PCS"); Tritel A/B Holding Corp.; Tritel C/F Holding Corp.; Tritel Communications, Inc.; Tritel Finance, Inc.; and others. All significant intercompany accounts or balances have been eliminated in consolidation.

Cash and Cash Equivalents

   For purposes of financial statement classification, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

   Accounts receivable balances are presented net of allowances for losses. The Company's allowance for losses was $42,000 and $379,000 as of December 31, 1999 and June 30, 2000, respectively.

Inventory

   Inventory consisting primarily of wireless telephones and telephone accessories is stated at cost.

Restricted Cash

   On March 31, 1999, the Company entered into a deposit agreement with Toronto Dominion (Texas), Inc., as administrative agent, on behalf of the depository bank and the banks and other financial institutions who are a party to the bank facility described in Note 8. Under the terms of the agreement, the Company has placed on deposit $6,594,000 and $5,487,000 at December 31, 1999 and June 30, 2000, respectively, with the depository bank, which will be used for the payment of interest and/or commitment fees due under the bank facility.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation. When assets are placed in service, depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally seven years for wireless network assets and three years for information systems assets. Leasehold improvements are amortized over the lease term. The Company capitalizes interest on certain of its wireless network construction activities. Routine expenditures for repairs and maintenance are charged to expense as incurred.

Federal Communications Commission Licensing Costs

   Licensing costs are accounted for in accordance with industry standards and include the value of license fees at date of acquisition and the direct costs incurred to obtain the licenses. Licensing costs also include capitalized interest during the period of time necessary to build out the wireless network.

   The Federal Communications Commission grants licenses for terms of up to ten years, and generally grants renewals if the licensee has complied with its license obligations. The Company believes it will be able to secure renewal of its PCS licenses. Amortization of such license costs, which begins for each geographic service area upon commencement of service, is over a period of 40 years. Accumulated amortization on Federal Communications Commission licensing costs at December 31, 1999 and June 30, 2000 was $597,000 and $2,440,000,
respectively.

   The Company evaluates the propriety of the carrying amounts of its Federal Communications Commission licensing costs whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There have been no impairments through June 30, 2000.

Derivative Financial Instruments

   Derivative financial instruments in the form of interest rate swap agreements are entered into by the Company to manage interest rate exposure. These are contractual agreements between counterparties to exchange interest streams based on notional principal amounts over a set period of time. Interest rate swap agreements normally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The notional or principal amount does not represent the amount at risk, but is used only as a basis for determining the actual interest cash flows to be exchanged related to the interest rate contracts. Market risk, due to potential fluctuations in interest rates, is inherent in swap agreements. Amounts paid or received under these agreements are included in interest expense during the period accrued or earned.

Interest Capitalization

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, Tritel capitalizes interest expense related to the construction or purchase of certain assets including its Federal Communications Commission licenses which constitute activities preliminary to the commencement of the planned principal operations. Interest capitalized in the years ended December 31, 1997, 1998, and 1999 was $7,214,000, $10,545,000 and $23,685,000, respectively.
Interest capitalized in the six months ended June 30, 2000 was $5,106,000.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

Income Taxes

   Because the Predecessor Company was a nontaxable entity, operating results prior to January 7, 1999 were included in the income tax returns of its members. Therefore, the accompanying consolidated financial statements do not include any provision for income tax benefit for the years ended December 31, 1997 and 1998 or any deferred income taxes on any temporary differences in asset bases as of December 31, 1998.

   As of January 7, 1999, the Company accounts for income taxes in accordance with SFAS No. 109, which requires the use of the asset and liability method in accounting for deferred taxes.

Revenue Recognition

   The Company earns revenue by providing wireless services to both its subscribers and subscribers of other wireless carriers traveling in the Company's service area, as well as sale of equipment and accessories. Generally, access fees, airtime and long distance are billed monthly and are recognized as service is provided. Revenue from the sale of equipment is recognized when sold to the customer.

Advertising Costs

   The Company expenses advertising costs as incurred. Advertising costs totaled $6.2 million for the year ended December 31, 1999 and $8.2 million for the six months ended June 30, 2000. No advertising costs were incurred prior to 1999.

Stock-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." See Note 12.

Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A significant estimate impacting the preparation of the consolidated financial statements is the estimated useful life of Federal Communications Commission licensing costs. Actual results could differ from those estimates.

Per Share Amounts

   The Company computes net loss per common share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per common share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of shares of all classes of common stock outstanding during the period. For purposes of this calculation, common stock issued on January 7, 1999 was assumed to be outstanding as of January 1, 1999. Series D preferred stock was included in the computation of common shares outstanding after December 13, 1999, as 19,712,328 shares of common stock are issuable upon

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

the conversion of series D preferred stock. Such conversion can be made at any time at the option of the holder and the number of shares to be received upon conversion is fixed. In accordance with SFAS No. 128, outstanding stock options and nonvested restricted stock grants have been excluded from these calculations as the effect would be antidilutive.

   Net loss per common share has not been reflected in the accompanying financial statements for periods prior to 1999 because the Predecessor Companies were limited liability corporations and did not have the existing capital structure.

Comprehensive Income

   Comprehensive income is the total of net income (loss) and all other non-owner changes in stockholders' equity in a given period. The Company had no comprehensive income components for the periods ended December 31, 1997, 1998, and 1999 and June 30, 2000; therefore, comprehensive loss is the same as net loss for all periods.

Segment Reporting

   The Company presently operates in a single business segment as a provider of wireless services in its licensed regions in the south-central United States.

Stock Split

   On November 19, 1999, the board of directors approved a 400-for-1 stock split for class A, class B, class C and class D common stock effective immediately prior to the initial public offering. All common stock share data have been retroactively adjusted to reflect this change.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 will significantly change the accounting treatment of derivative instruments and, depending upon the underlying risk management strategy, these accounting changes could affect future earnings, assets, liabilities, and shareholders' equity. The Company is closely monitoring the deliberations of the FASB's derivative implementation task force. With the issuance of SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which delayed the effective date of SFAS 133, the Company will be required to adopt SFAS 133 on January 1, 2001. Presently, the Company has not yet quantified the impact that the adoption will have on its consolidated financial statements.

(2) LIQUIDITY

   As reflected in the accompanying consolidated financial statements, the Company began commercial operations in certain of its markets late in 1999 and, therefore, has limited revenues to fund expenditures. The Company expects to grow rapidly while it develops and constructs its PCS network and builds its customer

                         TRITEL, INC. AND SUBSIDIARIES

         (All Information subsequent to December 31, 1999 is unaudited)

base. The Company expects this growth to strain its financial resources and result in significant operating losses and negative cash flows.

   The planned high level of indebtedness could have a material adverse effect on the Company, including the effect of such indebtedness on: (i) the Company's ability to fund internally, or obtain additional debt or equity financing in the future for capital expenditures, working capital, debt service requirements, operating losses, acquisitions and other purposes; (ii) the Company's ability to dedicate funds for the wireless network buildout, operations or other purposes, due to the need to dedicate a substantial portion of operating cash flow to fund interest payments; (iii) the Company's flexibility in planning for, or reacting to, changes in its business and market conditions; (iv) the Company's ability to compete with less highly leveraged competitors; and (v) the Company's financial vulnerability in the event of a downturn in its business or the economy.

   The Company believes that the proceeds from the equity offerings in December 1999, together with the proceeds from the sale of senior subordinated discount notes, the financing made available to it by the Federal Communications Commission, borrowings under its bank credit facility and the equity investment it has received, will provide it with sufficient funds to build out its existing network as planned and fund operating losses until it completes its planned network buildout and generate positive cash flow. There can be no assurance that such funds will be adequate to complete the buildout of the Company's PCS network. Under those circumstances, the Company could be required to change its plans relating to the buildout of the network.

(3) PROPERTY AND EQUIPMENT

   Major categories of property and equipment are as follows:

                                                December 31,
                                           -----------------------   June 30,
                                              1998        1999         2000
                                           ----------- -----------  -----------
                                           (dollars in thousands)   (unaudited)
   Furniture and fixtures................. $    1,779  $    14,853   $ 19,573
   Network construction and development...     11,416      230,777    391,966
   Leasehold improvements.................        728       22,082     31,006
                                           ----------  -----------   --------
                                               13,923      267,712    442,545
   Less accumulated depreciation..........       (107)      (6,834)   (27,115)
   Deposits on equipment..................        --         1,465        221
                                           ----------  -----------   --------
                                           $   13,816  $   262,343   $415,651
                                           ==========  ===========   ========

(4) FEDERAL COMMUNICATIONS COMMISSION LICENSING COSTS

   During 1996 and 1997, the Federal Communications Commission granted to the Predecessor Company as the successful bidder C-, D-, E- and F-Block licenses with an aggregate license fee of $106,716,000 after deducting a 25% small business discount.

   The Federal Communications Commission provided below market rate financing for a portion of the bid price of the C-and F-Block licenses. Based on the Company's estimates of borrowing costs for similar debt, the Company discounted the face amount of the debt to yield a market rate and the discount was applied to reduce the carrying amount of the licenses and the debt. Accordingly, the licenses were recorded at $90,475,000.

   During July 1998, the Company took advantage of a reconsideration order by the Federal Communications Commission allowing companies holding C-Block PCS licenses several options to restructure their license holdings and associated obligations. The Company elected the disaggregation option and returned one-half of the broadcast spectrum originally acquired for each of the C-Block license areas. As a result, the Company

                         TRITEL, INC. AND SUBSIDIARIES

         (All Information subsequent to December 31, 1999 is unaudited)

reduced the carrying amount of the related licenses by one-half, or $35,442,000, and reduced the discounted debt and accrued interest due to the Federal Communications Commission by $33,028,000. As a result of the disaggregation election, the Company recognized an extraordinary loss of approximately $2,414,000.

   AT&T Wireless contributed certain A- and B-Block PCS licenses to the Company on January 7, 1999 in exchange for preferred stock. The Company recorded such licenses at $127,307,000 including related costs of the acquisition. Also, in an acquisition of Central Alabama Partnership, LP 132, the Company acquired certain C-Block licenses with an estimated fair value of $9,284,000, exclusive of $6,072,000 of debt to the Federal Communications Commission.

   Additionally on January 7, 1999, licenses with a carrying amount, including capitalized interest and costs, totaling $21,874,000 were retained by the Predecessor Company (see Note 15). The assets and liabilities retained by the Predecessor Company have been reflected in these financial statements as a distribution to the Predecessor Company.

   Each of the Company's licenses is subject to an Federal Communications Commission requirement that the Company construct wireless network facilities offering coverage to certain percentages of the population within certain time periods following the grant of such licenses. Failure to comply with these requirements could result in the revocation of the related licenses or the imposition of fines on the Company by the Federal Communications Commission.

(5) AT&T TRANSACTION

   On May 20, 1998, the Predecessor Company and Tritel entered into a Securities Purchase Agreement with AT&T Wireless and the other stockholders of Tritel, whereby the Company agreed to construct a PCS network and provide wireless services using the AT&T and SunCom brand names, giving equal emphasis to each, in the south-central United States. On January 7, 1999, the parties closed the transactions contemplated in the Securities Purchase Agreement.

   At the closing, Tritel issued preferred stock to AT&T Wireless in exchange for 20 MHz A- and B-Block PCS licenses which were assigned to the Company, and for certain other agreements covering the Company's markets, including the following agreements.

License Agreement

   Pursuant to a Network Membership License Agreement, dated January 7, 1999 (the "License Agreement"), between AT&T Corp. and the Company, AT&T granted to the Company a royalty-free, nontransferable, non-exclusive, nonsublicensable, limited right, and license to use certain licensed marks solely in connection with certain licensed activities. The licensed marks include the logo containing AT&T and the globe design and the expression "Member of the AT&T Wireless Network." The "Licensed Activities" include (i) the provision to end-users and resellers, solely within the territory as defined in the License Agreement, of Company communications services as defined in the License Agreement on frequencies licensed to the Company for Commercial Mobile Radio Services ("CMRS") provided in accordance with the License Agreement (collectively, the "Licensed Services") and (ii) marketing and offering the Licensed Services within the territory. The License Agreement also grants to the Company the right and license to use licensed marks on certain permitted mobile phones.

   The License Agreement contains numerous restrictions with respect to the use and modification of any of the licensed marks. Furthermore, the Company is obligated to use commercially reasonable efforts to cause all

                         TRITEL, INC. AND SUBSIDIARIES

         (All Information subsequent to December 31, 1999 is unaudited)

Licensed Services marketed and provided using the licensed marks to be of comparable quality to the Licensed Services marketed and provided by AT&T and its affiliates in areas that are comparable to the territory taking into account, among other things, the relative stage of development of the areas. The License Agreement also sets forth specific testing procedures to determine compliance with these standards, and affords the Company with a grace period to cure any instances of alleged noncompliance therewith.

   The Company may not assign or sublicense any of its rights under the License Agreement; provided, however, that the License Agreement may be assigned to the Company's lenders under the Bank Facility and after the expiration of any applicable grace and cure periods under the Bank Facility, such lenders may enforce the Company's rights under the License Agreement and assign the License Agreement to any person with AT&T's consent.

   The term of the License Agreement is for five years and renews for an additional five-year period if each party gives the other notice to renew the Agreement. The License Agreement may be terminated by AT&T at any time in the event of a significant breach by the Company, including the Company's misuse of any licensed marks, the Company's licensing or assigning any of the rights in the License Agreement, the Company's failure to maintain AT&T's quality standards or if a change in control of the Company occurs. After the initial five-year term, AT&T may also terminate the License Agreement upon the occurrence of certain transactions described in the Stockholders' Agreement.

   The License Agreement, along with the exclusivity provisions of the Stockholders' Agreement and the Resale Agreement will be amortized on a straight-line basis over the ten-year term of the agreement. Accumulated amortization related to these agreements at December 31, 1999 and June 30, 2000 was approximately $4.8 million and $7.3 million, respectively.

Roaming Agreement

   Pursuant to the Intercarrier Roamer Service Agreement, dated as of January 7, 1999 (the "Roaming Agreement"), between AT&T Wireless, the Company, and their affiliates, each party agrees to provide (each in its capacity as serving provider, the "Serving Carrier") mobile wireless radio telephone service for registered customers of the other party's (the "Home Carrier") customers while such customers are out of the Home Carrier's geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a mobile wireless radio/telephone system and station. Each Home Carrier whose customers receive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier's charges for wireless service and 100% of pass-through charges (i.e., toll or other charges). Each Serving Carrier's service charges for use per minute or partial minute for the first three years will be at a fixed rate, and thereafter may be adjusted to a lower rate as the parties may negotiate from time to time. Each Serving Carrier's toll charges per minute of use for the first three years will be at a fixed rate, and thereafter such other rates as the parties negotiate from time to time.

   The Roaming Agreement has a term of 20 years, unless terminated earlier by a party due to the other party's uncured breach of any term of the Roaming Agreement.

   Neither party may assign or transfer the Roaming Agreement or any of its rights thereunder except to an assignee of all or part of its license or permit to provide CMRS, provided that such assignee expressly assumes all or the applicable part of the obligations of such party under the Roaming Agreement.

                         TRITEL, INC. AND SUBSIDIARIES

         (All Information subsequent to December 31, 1999 is unaudited)

   The Roaming Agreement will be amortized on a straight-line basis over the 20-year term of the agreement. Accumulated amortization related to this agreement at December 31, 1999 and June 30, 2000 was approximately $800,000 and $1.2 million, respectively.

(6) NOTE RECEIVABLE

   On March 1, 1999, the Company entered into agreements with AT&T Wireless, Lafayette Communications Company L.L.C. ("Lafayette") and ABC Wireless L.L.C. ("ABC") whereby the Company, AT&T Wireless and Lafayette would lend $29,500,000 to ABC to fund its participation in the re-auction of Federal Communications Commission licenses that were returned to the Federal Communications Commission by various companies under the July 1998 reconsideration order. The Company's portion of this loan was $7,500,000 and was recorded in Other Assets. Subsequent to closing of the agreements, ABC was the successful bidder for licenses covering the Tritel markets with an aggregate purchase price of $7,789,000. The Company has agreed, subject to Federal Communications Commission approval, to purchase these licenses for $7,789,000. If the licenses are not purchased by March 1, 2004, the note will mature on that date. The note has a stated interest rate of 16% per year. There are no required payments of principal or interest on the note until maturity. The note is secured by all assets of ABC, including, if permitted by the Federal Communications Commission, the Federal Communications Commission licenses awarded in the re-auction, and ranks pari passu with the notes to AT&T Wireless and Lafayette.

(7) INCOME TAXES

   On January 7, 1999 the Company recorded a deferred tax liability of $55,100,000 primarily related to the difference in asset bases on the assets acquired from AT&T Wireless.

   Because the Predecessor Company was a nontaxable entity, the results presented below relate solely to the year ended December 31, 1999. Components of income tax benefit for the year ended December 31, 1999 are as follows:

                                                        For the Year Ended
                                                         December 31, 1999
                                                     --------------------------
                                                     Current Deferred   Total
                                                     ------- --------  --------
                                                      (dollars in thousands)
   Federal..........................................  $--    $(24,725) $(24,725)
   State............................................   --      (3,718)   (3,718)
                                                      ----   --------  --------
     Total..........................................  $--    $(28,443) $(28,443)
                                                      ====   ========  ========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


   Actual tax benefit differs from the "expected" tax benefit using the federal corporate rate of 35% as follows:

                                                              December 31, 1999
                                                              -----------------
                                                                 (dollars in
                                                                 thousands)
   Computed "expected" tax benefit...........................     $(96,564)
   Reduction (increase) resulting from:
   Change in valuation allowance for deferred tax assets.....        1,020
   Nondeductible compensation related expense................       68,308
   Nontaxable loss of Predecessor Company....................          780
   Nondeductible portion of discount accretion...............          557
   State income taxes, net of federal tax benefit............       (2,496)
   Other.....................................................          (48)
                                                                  --------
                                                                  $(28,443)
                                                                  ========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax liability at December 31, 1999 are as follows:

                                                             December 31, 1999
                                                             -----------------
                                                                (dollars in
                                                                thousands)
   Deferred tax assets:
     Net operating loss carryforward........................      $25,232
     Tax basis of capitalized start-up costs in excess of
      book basis............................................       11,533
     Discount accretion in excess of tax basis..............        5,700
     Tax basis of property and equipment in excess of book
      basis.................................................        1,865
     Other..................................................          785
                                                                  -------
   Total gross deferred tax assets..........................       45,115
     Less: valuation allowance..............................       (1,020)
                                                                  -------
   Net deferred tax assets..................................       44,095
                                                                  -------

   Deferred tax liabilities:
     Intangible assets book basis in excess of tax basis....      $22,646
     Federal Communications Commission licenses book basis
      in excess of tax basis................................       32,245
     Capitalized interest book basis in excess of tax
      basis.................................................       12,779
     Discount accretion book basis in excess of tax basis...        2,130
                                                                  -------
       Total gross deferred tax liabilities.................       69,800
                                                                  -------
       Net deferred tax liability...........................      $25,705
                                                                  =======

   At December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of $65,965,000 which are available to offset future federal taxable income, if any, through 2019.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

   The valuation allowance for the gross deferred tax asset at December 31, 1999 was $1,020,000. No valuation allowance has been provided for the remaining gross deferred tax asset principally due to the existence of a deferred tax liability which was recorded upon the closing of the AT&T Wireless transaction on January 7, 1999. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities in making this assessment. Based upon anticipated future taxable income over the periods in which the deferred tax assets are realizable, management believes it is more likely than not the Company will realize the benefits of these deferred tax assets.

(8) NOTES PAYABLE AND LONG-TERM DEBT

   A summary of long-term debt is as follows:

                                                     December 31,
                                                   ----------------   June 30,
                                                    1998     1999       2000
                                                   ------- --------  -----------
                                                     (dollars in
                                                      thousands)     (unaudited)
   Bank facility.................................. $   --  $300,000   $300,000
   Senior Subordinated Discount Notes.............     --   216,734    230,497
   Federal Communications Commission debt.........  51,599   41,905     41,941
                                                   ------- --------   --------
                                                    51,599  558,639    572,438
   Less current maturities........................     --      (923)      (974)
                                                   ------- --------   --------
                                                   $51,599 $557,716   $571,464
                                                   ======= ========   ========

Bank Facility

   During 1999, the Company entered into a loan agreement (the "Bank Facility"), which provides for (i) a $100,000,000 senior secured term loan (the "Term Loan A"), (ii) a $200,000,000 senior secured term loan (the "Term Loan B") and (iii) a $250,000,000 senior secured reducing revolving credit facility (the "Revolver"). Tritel PCS Inc., Toronto Dominion (Texas), Inc., as Administrative Agent, and certain banks and other financial institutions are parties thereto.

   The commitment to make loans under the Revolver automatically and permanently reduces, quarterly beginning on December 31, 2002. The quarterly reductions in the commitment are $6.25 million on December 31, 2002, $7.4 million for each quarter in 2003, $11.3 million for each quarter in 2004, $13.3 million for each quarter in 2005, $16.0 million for each quarter in 2006, and $25.8 million for the first two quarters of 2007.

   Interest on the Revolver, Term Loan A and Term Loan B accrues, at the Company's option, either at a LIBOR rate plus an applicable margin or the higher of the issuing bank's prime rate and the Federal Funds Rate (as defined in the Bank Facility) plus 0.5%, plus an applicable margin. The borrowings outstanding at June 30, 2000 carried a 10.89% average interest rate as of that date. The Revolver requires an annual commitment fee ranging from 0.50% to 1.75% of the unused portion of the Bank Facility.

   The Bank Facility also required the Company to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of the outstanding indebtedness of the Company (other than indebtedness which bears interest at a fixed rate). In May 1999, Tritel entered into such interest rate hedging contracts which are further described in Note 9.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

   The Term Loans are required to be prepaid and commitments under the Revolving Bank Facility reduced in an aggregate amount equal to 50% of excess cash flow of each fiscal year commencing with the fiscal year ending December 31, 2001; 100% of the net proceeds of asset sales, in excess of a yearly threshold, outside the ordinary course of business or unused insurance proceeds; and 50% of the net cash proceeds of issuances of equity by Tritel PCS or its subsidiaries.

   All obligations of the Company under the facilities are unconditionally and irrevocably guaranteed by Tritel and all subsidiaries of Tritel PCS. The bank facilities and guarantees, and any related hedging contracts provided by the lenders under the Bank Facility, are secured by substantially all of the assets of Tritel PCS and certain subsidiaries of Tritel PCS, including a first priority pledge of all of the capital stock held by Tritel or any of its subsidiaries, but excluding the Company's PCS licenses. The PCS licenses will be held by one or more single purpose subsidiaries of the Company and, in the future if the Company is permitted to pledge its PCS licenses, they will be pledged to secure the obligations of the Company under the Bank Facility.

   The Bank Facility contains covenants customary for similar facilities and transactions, including covenants relating to the amounts of indebtedness that the Company may incur, limitations on dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments and various financial maintenance covenants. The Bank Facility also contains covenants relating to the population covered by the Company's network and number of customers, as well as customary representations, warranties, indemnities, conditions precedent to borrowing, and events of default.

   Loans under the Bank Facility are available to fund capital expenditures related to the construction of the Company's PCS network, the acquisition of related businesses, working capital needs of the Company, and customer acquisition costs. All indebtedness under the Bank Facility will constitute senior debt.

   The terms of the Bank Facility allow the Company to incur senior subordinated debt with gross proceeds of not more than $250,000,000.

   As of June 30, 2000, the Company has drawn $300,000,000 of advances under Term Loan A and Term Loan B.

Senior Subordinated Discount Notes

   On May 11, 1999, Tritel PCS, Inc. ("Tritel PCS"), a wholly-owned subsidiary of the Company, issued unsecured senior subordinated discount notes with a principal amount at maturity of $372,000,000. Such notes were issued at a discount from their principal amount at maturity for proceeds of $200.2 million. No interest will be paid on the notes prior to May 15, 2004. Thereafter, Tritel PCS will be required to pay interest semiannually at 12 3/4% per annum beginning on November 15, 2004 until maturity of the notes on May 15, 2009.

   The notes are fully unconditionally guaranteed on a joint and several basis by the Company and by Tritel Communications, Inc. and Tritel Finance, Inc., both of which are wholly-owned subsidiaries of Tritel PCS. (See Note 20.) The notes are subordinated in right of payment to amounts outstanding under the Company's Bank Facility and to any future subordinated indebtedness of Tritel PCS or the guarantors.

   The indenture governing the notes limit, among other things, the Company's ability to incur additional indebtedness, pay dividends, sell or exchange assets, repurchase its stock, or make investments.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

Federal Communications Commission Debt

   The Federal Communications Commission provided below market rate financing for 90% of the bid price of the C-Block PCS licenses and 80% of the bid price of the F-Block PCS licenses. Such Federal Communications Commission debt is secured by all of the Company's rights and interest in the licenses financed.

   The debt incurred in 1996 by the Company for the purchase of the C-Block PCS licenses totaled $63,890,000 (undiscounted). The debt bears interest at 7%; however, based on the Company's estimate of borrowing costs for similar debt, a rate of 10% was used to determine the debt's discounted present value of $52,700,000. As discussed in Note 4, the Company elected to disaggregate and return one-half of the broadcast spectrum of the C-block licenses. The Federal Communications Commission permitted such spectrum to be returned effective as of the original purchase. As a result, the Company reduced the discounted debt due to the Federal Communications Commission for such licenses by $27,410,000.

   F-Block licenses were granted in 1997. The debt incurred by the Company for the purchase of such licenses totaled $28,167,000 (undiscounted). The debt bears interest at 6.125%, however; based on the Company's estimate of borrowing costs for similar debt, a rate of 10% was used to determine the debt's discounted present value of $23,116,000.

   In the acquisition of Central Alabama Partnership, LP 132 on January 7, 1999, the Company assumed debt of $6,072,000 payable to the Federal Communications Commission for the licenses acquired.

   Additionally, certain licenses and the related Federal Communications Commission debt for those licenses were retained by the Predecessor Company. The discounted carrying amount of the debt for the licenses retained by the Predecessor Company was $15,889,000.

   All the scheduled interest payments on the Federal Communications Commission debt were suspended for the period from January 1997 through March 1998 by the Federal Communications Commission. Payments of such suspended interest resumed in July 1998 with the total suspended interest due in eight quarterly payments through April 30, 2000. The Company is required to make quarterly principal and interest payments on the Federal Communications Commission debt.

Notes Payable

   At December 31, 1998, the Company had $22,100,000 payable under a $28,500,000 loan agreement with a supplier. The loan agreement was secured by a pledge of the membership equity interests of certain members of Predecessor Company management and the interest rate was 9%. Amounts outstanding under this loan agreement were repaid in January 1999.

   At December 31, 1998, the Predecessor Company had a $1,000,000 line of credit with a commercial bank, that expired July 27, 1999 bearing interest at the bank's prime rate of interest plus 1% at December 31, 1998. The amount outstanding on the line of credit was $305,000 at December 31, 1998. This line of credit related specifically to licenses that were retained by the Predecessor Company. Amounts outstanding under this loan agreement were repaid in January 1999.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

Notes Payable to Related Party

   In March 1997, the Predecessor Company entered into a loan agreement for a $5,700,000 long-term note payable to Southern Farm Bureau Life Insurance Company ("SFBLIC"). SFBLIC was a member of Mercury Southern, LLC, which was a member of the Predecessor Company. This note was secured by a pledge of the membership equity interests of certain members of Predecessor Company management and interest accrued annually at 10% on the anniversary date of the note. At December 31, 1998, the balance of the note was $6,270,000 as a result of the capitalization of the first year's interest. The indebtedness under the note was convertible into equity at the face amount at any time at the option of SFBLIC, subject to Federal Communications Commission equity ownership limitations applicable to entrepreneurial block license holders. The Predecessor Company and SFBLIC subsequently negotiated a revised arrangement under which the amount due of $6,270,000 plus accrued interest of $476,000 was not paid but instead was converted into $8,976,000 of members' equity in the Predecessor Company on January 7, 1999. The $2,230,000 preferred return to the investor was accounted for as a financing cost during the year ended December 31, 1999. The interest accrued at the contractual rate was capitalized during the accrual period.

   As of December 31, 1999, the following is a schedule of future minimum principal payments of the Company's long-term debt due within five years and thereafter:

                                                               December 31, 1999
                                                               -----------------
                                                                  (dollars in
                                                                  thousands)
   December 31, 2000..........................................     $     923
   December 31, 2001..........................................         1,004
   December 31, 2002..........................................         5,567
   December 31, 2003..........................................        23,548
   December 31, 2004..........................................        30,483
   Thereafter.................................................       657,950
                                                                   ---------
                                                                     719,475
   Less unamortized discount..................................      (160,836)
                                                                   ---------
   Total......................................................     $ 558,639
                                                                   =========

(9) INTEREST RATE SWAP AGREEMENTS

   As of December 31, 1999 and June 30, 2000, the Company was a party to interest rate swap agreements with a total notional amount of $200 million. The agreements establish a fixed effective rate of 9.05% on $200.0 million of the current balance outstanding under the Bank Facility through the earlier of March 31, 2002 or the date on which the Company achieves operating cash flow breakeven.

(10) REDEEMABLE PREFERRED STOCK

Series A Preferred Stock

   The series A preferred stock, with respect to dividend rights and rights on liquidation, dissolution or winding up, ranks on a parity basis with the series B preferred stock, and ranks senior to series C preferred stock, series D preferred stock and common stock. The holders of series A preferred stock are entitled to receive cumulative quarterly cash dividends at the annual rate of 10% multiplied by the liquidation preference,

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

which is equal to $1,000 per share plus declared but unpaid dividends. Tritel may elect to defer payment of any such dividends until the date on which the 42nd quarterly dividend payment is due, at which time, and not earlier, all deferred payments must be made. Except as required by law or in certain circumstances, the holders of the series A preferred stock do not have any voting rights. The series A preferred stock is redeemable, in whole but not in part, at the option of Tritel on or after January 15, 2009 and at the option of the holders of the series A preferred stock on or after January 15, 2019. Additionally, on or after January 15, 2007, AT&T Wireless, and qualified transferees, have the right to convert each share of series A preferred stock into shares of class A common stock. The number of shares the holder will receive upon conversion will be the liquidation preference per share divided by the market price of class A common stock times the number of shares of series A preferred stock to be converted.

   The Company issued 90,668 shares of series A preferred stock with a stated value of $90,668,000 to AT&T Wireless on January 7, 1999.

Series B Preferred Stock

   The series B preferred stock ranks on a parity basis with the series A preferred stock and is identical in all respects to the series A preferred stock, except:

  . the series B preferred stock is redeemable at any time at the option of Tritel,

  . the series B preferred stock is not convertible into shares of any other security issued by Tritel, and

  . the series B preferred stock may be issued by Tritel pursuant to an exchange event as defined in the Restated Certification of Incorporation.

   No series B preferred stock has been issued by the Company.

(11) STOCKHOLDERS' EQUITY

   The Predecessor Companies were organized as limited liability corporations
(LLC) and as such had no outstanding stock. Owners (members) actually held a membership interest in the LLC. As a result, the investment of those members in the Predecessor Companies is reflected as contributed capital--Predecessor Company in the accompanying balance sheet.

   On January 7, 1999, the Company issued stock to the Predecessor Company as well as other parties as described herein.

Preferred Stock

   Following is a summary of the preferred stock of the Company:

   3,100,000 shares of authorized preferred stock, par value $.01 per share (the "preferred stock"), 1,100,000 of which have been designated as follows:

  . 200,000 shares designated "Series A Convertible Preferred Stock" (the "series A preferred stock"), 10% redeemable convertible, $1,000 stated and liquidation value (See Note 10);

  . 300,000 shares designated "Series B Preferred Stock" (the "series B preferred stock"), 10% cumulative, $1,000 stated and liquidation value (See Note 10);

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

  . 500,000 shares designated "Series C Convertible Preferred Stock" (the "series C preferred stock"), 6.5% cumulative convertible, $1,000 stated and liquidation value; and

  . 100,000 shares designated "Series D Convertible Preferred Stock" (the "series D preferred stock"), 6.5% cumulative convertible, $1,000 stated and liquidation value.

 Series C Preferred Stock

   Series C preferred stock (1) ranks junior to the series A preferred stock and the series B preferred stock with respect to dividend rights and rights on liquidation, dissolution or winding up, (2) ranks junior to the series D preferred stock with respect to rights on a statutory liquidation, (3) ranks on a parity basis with the series D preferred stock with respect to rights on liquidation, dissolution or winding up, except a statutory liquidation, (4) ranks on a parity basis with series D preferred stock and common stock with respect to dividend rights, and
(5) ranks senior to the common stock and any other series or class of the Company's common or preferred stock, now or hereafter authorized, other than series A preferred stock, series B preferred stock or series D preferred stock, with respect to rights on liquidation, dissolution and winding up.

   Holders of series C preferred stock are entitled to dividends in cash or property when, as and if declared by the Board of Directors of Tritel. Upon any liquidation, dissolution or winding up of Tritel, holders of series C preferred stock are entitled to receive, after payment to any stock ranking senior to the series C preferred stock, a liquidation preference equal to (1) the quotient of the aggregate paid-in-capital of all series C preferred stock held by a stockholder divided by the total number of shares of series C preferred stock held by that stockholder plus (2) declared but unpaid dividends on the series C preferred stock, if any, plus (3) an amount equal to interest on the invested amount at the rate of 6 1/2% per annum, compounded quarterly. The holders of the series C preferred stock have the right at any time to convert each share of series C preferred stock, and upon the initial public offering in December 1999, each share of series C preferred stock automatically converted into shares of class A common stock of and class D common stock. The number of shares the holder received upon conversion was determined by dividing the aforementioned liquidation preference by the conversion price in effect at the time of $2.50. On all matters to be submitted to the stockholders of Tritel, the holders of series C preferred stock shall have the right to vote on an as-converted basis as a single class with the holders of the common stock. Additionally, the affirmative vote of the holders of a majority of the series C preferred stock is required to approve certain matters. The series C preferred stock is not redeemable.

   The Company issued 18,262 shares of series C preferred stock with a stated value of $18,262,000 to the Predecessor Company on January 7, 1999 in exchange for certain of its assets, liabilities and continuing operations. The stock was recorded at the historical cost of the assets and liabilities acquired from the Predecessor Company since, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C corporation and a name change to Tritel.

   The Company also issued 14,130 shares of series C preferred stock with a stated value of $14,130,000 to the Predecessor Company on January 7, 1999 in exchange for cash of $14,130,000. In the same transaction, the Company also issued 149,239 shares of series C preferred stock with a stated value of $149,239,000 to investors on January 7, 1999 in exchange for cash. The stock was recorded at its stated value and the costs associated with this transaction have been offset against equity.

   Additionally, the Company issued 2,602 shares of series C preferred stock with a stated value of $2,602,000 to Central Alabama Partnership, LP 132 on January 7, 1999 in exchange for its net assets. The stock was recorded at its stated value and the assets and liabilities were recorded at estimated fair values.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


   All of the series C preferred stock outstanding converted into 73,349,620 shares of class A and 4,962,804 shares of class D common stock upon the closing of the initial public offering on December 13, 1999.

 Series D Preferred Stock

   The series D preferred stock (1) ranks junior to the series A preferred stock and the series B preferred stock with respect to dividend rights and rights on liquidation, dissolution or winding up, (2) ranks senior to the series C preferred stock with respect to rights on a statutory liquidation, (3) ranks on a parity basis with series C preferred stock with respect to rights on liquidation, dissolution and winding up, except a statutory liquidation, (4) ranks on a parity basis with series C preferred stock and common stock with respect to dividend rights, and (5) ranks senior to the common stock and any other series or class of Tritel's common or preferred stock, now or hereafter authorized, other than series A preferred stock, series B preferred stock or series C preferred stock, with respect to rights on liquidation, dissolution and winding up. Subject to the preceding sentence, the series D preferred stock is identical in all respects to the series C preferred stock, except:

  . the series D preferred stock is convertible into an equivalent number of shares of series C preferred stock at any time. This stock is then convertible to common stock at the conversion rate of the original series C preferred stock set forth on the date of the initial public offering, or 18,463,121 shares of class A common stock and 1,249,207 shares of class D common stock;

  . the liquidation preference for series D preferred stock equals $1,000 per share plus declared but unpaid dividends plus an amount equal to interest on $1,000 at the rate of 6 1/2% per annum, compounded quarterly, from the date of issuance of such share to and including the date of the payment;

  . the holders of series D preferred stock do not have any voting rights, other than those required by law or in certain circumstances; and

  . shares of series D preferred stock are not automatically convertible upon an initial public offering of the Company's stock.

   The Company issued 46,374 shares of series D preferred stock with a stated value of $46,374,000 to AT&T Wireless on January 7, 1999.

Common Stock

   Following is a summary of the common stock of the Company:

  . 1,016,000,009 shares of common stock, par value $.01 per share (the "common stock "), which have been designated as follows:

  . 500,000,000 shares designated "Class A Voting Common Stock" (the "class A common stock"),

  . 500,000,000 shares designated "Class B Non-Voting Common Stock" (the "class B common stock"),

  . 4,000,000 shares designated "Class C Common Stock" (the "class C common stock "),

  . 12,000,000 shares designated "Class D Common Stock" (the "class D common stock ") and

  . nine shares designated "Voting Preference Common Stock" (the "voting preference common stock ")

   The common stock of Tritel is divided into two groups, the "non-tracked common stock," which is comprised of the class A common stock, the class B common stock and the voting preference common stock, and the "tracked common stock," which is comprised of the class C common stock and class D common stock.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

Each share of common stock is identical, and entitles the holder thereof to the same rights, powers and privileges of stockholders under Delaware law, except:

  . dividends on the tracked common stock track the assets and liabilities of Tritel C/F Holding Corp., a subsidiary of Tritel;

  . rights on liquidation, dissolution or winding up of Tritel of the tracked common stock track the assets and liabilities of Tritel C/F Holding Corp.;

  . the class A common stock, together with the series C preferred stock, has 4,990,000 votes, the class B common stock has no votes, the class C common stock has no votes, the class D common stock has no votes and the voting preference common stock has 5,010,000 votes, except that in any matter requiring a separate class vote of any class of common stock or a separate vote of two or more classes of common stock voting together as a single class, for the purposes of such a class vote, each share of common stock of such classes will be entitled to one vote per share;

  . in the event the Federal Communications Commission indicates that the class A common stock and the voting preference stock (1) may be voted as a single class on all matters, (2) may be treated as a single class for all quorum requirements and (3) may have one vote per share, then, absent action by the Board of Directors and upon an affirmative vote of 66 2/3% or more of the class A common stock, Tritel must seek consent from the Federal Communications Commission to permit the class A common stock and the voting preference common stock to vote and act as a single class in the manner described above;

  . the holders of shares of class B common stock shall be entitled to vote as a separate class on any amendment, repeal or modification of any provision of the restated certificate of incorporation that adversely affects the powers, preferences or special rights of the holders of the class B common stock;

  . each share of class B common stock may be converted, at any time at the holder's option, into one share of class A common stock;

  . each share of class A common stock may be converted, at any time at the holder's option, into one share of class B common stock; and

  . in the event the Federal Communications Commission indicates that it will permit the conversion of tracked common stock into either class A common stock or class B common stock, then, absent action by the Board of Directors and upon an affirmative vote of 66 2/3% or more of the class A common stock, such conversion will be allowed by Tritel at the option of the holders of the tracked common stock.


   As of December 31, 1999, the Company has issued 10,981,932 shares of class A common stock, 1,380,448 shares of class C common stock and 6 shares of voting preference common stock to certain members of management of the Company. The class A and class C common stock issued to management are restricted shares subject to repurchase agreements which require the holders to sell to the Company at a $0.01 repurchase price per share, the number of shares that would be equal to $2.50 per share on specified "Trigger Dates" including a change of control, termination of employment, or the seventh anniversary of the agreement. On the "Trigger Date," the holders must sell to the Company the number of shares necessary, based on the then current fair value of the stock based on the average closing price for the most recent ten trading days, to reduce the number of shares of stock held by an amount equal to the number of shares then held by the holder times $2.50 per share (in essence, requiring the holders to pay $2.50 per share for their shares of stock). Also, in the event the Company does not meet certain performance measurements, certain members of management will be required to sell to the Company a fixed number of shares at $0.01 per share.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


   Based on the terms of the repurchase agreement, this plan is being accounted for as a variable stock plan. Accordingly, the Company will record Stock-based Compensation Expense over the vesting period for the difference between the quoted market price of the Company's stock at each measurement date and the current fair value of the stock to be repurchased from the individuals. Subsequent to year end, the Board of Directors approved a plan to modify these awards to remove the provision that requires management to surrender a portion of their shares. This modification, which was completed during the second quarter of 2000, established the measurement date upon which the value of the awards were fixed. Based on the market price of Tritel's common stock at the measurement date, Tritel will record additional non-cash compensation expense related to these shares for the period from 2000 to 2004 of approximately $74.5 million. In addition, Tritel will record a maximum of $26.0 million in cash compensation expense during the period from 2000 to 2004 to reimburse the participants for the tax consequences of the modification of these awards.

   In conjunction with the Company's agreement with Mr. Sullivan (see Note 17), the Company agreed to repurchase 1,276,000 shares of the officer's stock at $0.01 per share and allow the officer to become fully vested in his remaining
1.8 million shares without restriction or repurchase rights. As a result, the Company recorded $4.5 million as compensation expense and additional paid in capital. Such amount represents the fair value of the stock at the time of the agreement without restrictions or repurchase rights.

(12) STOCK OPTION PLANS

   In January 1999, the Company adopted a stock option plan for employees and a stock option plan for non-employee directors.

   Tritel's 1999 Stock Option Plan (the "Stock Option Plan") authorizes the grant of certain tax-advantaged stock options, nonqualified stock options and stock appreciation rights for the purchase of an aggregate of up to 10,462,400 shares of common stock of Tritel. The Stock Option Plan benefits qualified officers, employee directors and other key employees of, and consultants to, Tritel and its subsidiaries in order to attract and retain those persons and to provide those persons with appropriate incentives. The Stock Option Plan also allows grants or sales of common stock to those persons. The maximum term of any stock option to be granted under the Stock Option Plan is ten years. Grants of options under the Stock Option Plan are determined by the Board of Directors or a compensation committee designated by the Board.

   The exercise price of incentive stock options under the Stock Option Plan must not be less than the fair market value of the common stock on the grant date and the exercise price of all other options must not be less that 75% of such fair market value. The Stock Option Plan will terminate in 2009 unless extended by amendment.

   As of December 31, 1999, 4,585,028 restricted shares and 2,081,422 stock options with an average exercise price of $18.05 were granted under the Stock Option Plan. The restricted stock is subject to the repurchase agreements as discussed in Note 11. The restricted shares will vest in varying percentages, up to 80% vesting, over five years. The remaining 20% will vest if the Company meets certain performance benchmarks for development and construction of its wireless PCS network. Stock options generally vest 25% on each of the first four anniversaries of the date of the grant. A portion of the stock options granted to employees in connection with the initial public offering vest 25% on the thirty-first day after grant and 25% on each of the first three anniversaries of the date of the grant. The stock options outstanding as of December 31, 1999 vest 100% upon a change of control.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

   Tritel's 1999 Stock Option Plan for Non-employee Directors (the "Non-employee Directors Plan") authorizes the grant of certain nonqualified stock options for the purchase of an aggregate of up to 100,000 shares of common stock of Tritel. The Non-employee Directors Plan benefits non-employee directors of Tritel in order to attract and retain those persons and to provide those persons with appropriate incentives. The maximum term of any stock option to be granted under the Non-employee Directors Plan is ten years. Grants of options under the Non-employee Directors are determined by the Board of Directors.

   The exercise price of nonqualified stock options granted under the Non-employee Directors Plan must not be less than the fair market value of the common stock on the grant date. The Non-employee Directors Plan will terminate in 2009 unless extended by amendment.

   As of December 31, 1999, 45,000 options with an exercise price of $18 per share were outstanding under the Non-employee Directors Plan. These options vest 20% on the date of grant and an additional 20% on each of the first four anniversaries of the date of the grant and fully vest upon a change of control.

   The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation has been recognized for the stock options. If compensation cost had been determined based on the fair value at grant date for awards in 1999 in accordance with SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below (dollars in thousands):

Net loss--As reported.................................................. $247,454
Net loss--Pro forma....................................................  250,608
Net loss per share--As reported........................................    33.25
Net loss per share--Pro forma..........................................    33.66

   The fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected life........................................................... 5 Years
Risk-free interest rate.................................................   6.16%
Expected volatility.....................................................     56%
Dividend yield..........................................................      0%

   The weighted average fair value of options granted during 1999 was $8.52 per share. At December 31, 1999, 9,000 options were exercisable.

   The following table summarizes information about stock options outstanding at December 31, 1999:

   Exercise                  Number of Options                                  Remaining
    Price                       Outstanding                                  Contractual Life
   --------                  -----------------                               ----------------
   $18.00                        2,119,572                                       10 years
    31.69                            6,850                                       10 years

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made pursuant to SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." Fair value estimates are subject to inherent

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The carrying amounts at December 31, 1998 and 1999 for cash and cash equivalents, accounts receivable, notes receivable, accounts payable, accrued liabilities, notes payable, and variable rate long-term debt are reasonable estimates of their fair values. The carrying amount of fixed-rate long-term debt is believed to approximate fair value because such debt was discounted to reflect market interest rate at inception and such discount is believed to be approximate for valuation of this debt.

(14) RELATED PARTY TRANSACTIONS

   On January 7, 1999, the Company entered into a secured promissory note agreement under which it agreed to lend up to $2,500,000 to the Predecessor Company. Interest on advances under the loan agreement is 10% per year. The interest will compound annually and interest and principal are due at maturity of the note. The note is secured by the Predecessor Company's ownership interest in the Company. Any proceeds from the sales of licenses by the Predecessor Company, net of the repayment of any Federal Communications Commission debt, are required to be applied to the note balance. If the note has not been repaid within five years, it will be repaid through a reduction of the Predecessor Company's interest in the Company based on a valuation of the Company's stock at that time. The balance of this note at December 31, 1999 was approximately $2.3 million.

(15)ASSETS AND LIABILITIES RETAINED BY PREDECESSOR COMPANY

   Certain assets and liabilities, with carrying amounts of $22,070,000 and $17,367,000, respectively, principally for certain Federal Communications Commission licenses and related Federal Communications Commission debt, which were retained by the Predecessor Company have been reflected in these financial statements as a distribution to the Predecessor Company. The Predecessor Company is holding such assets and liabilities but is not currently developing the PCS markets. Of the assets retained by the Predecessor Company, Tritel was granted an option to acquire certain PCS licenses for approximately 1.2 million shares of class A common stock. During May 1999, Tritel notified the Predecessor Company of its intent to exercise this option. Such licenses will be transferred to Tritel after approval by the Federal Communications Commission. Tritel has committed to sell to AT&T Wireless or its designee such licenses.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)



(16) LEASES

   The Company leases office space, equipment, and co-location tower space under noncancelable operating leases. Expense under operating leases was $3,000, $334,000 and $7.2 million for 1997, 1998 and 1999, respectively.
Management expects that in the normal course of business these leases will be renewed or replaced by similar leases. The leases extend through 2008.

   Future minimum lease payments under these leases at December 31, 1999 are as follows:

                                                                       (dollars
                                                                          in
                                                                      thousands)
                                                                      ----------
   2000..............................................................  $13,940
   2001..............................................................   13,846
   2002..............................................................   13,731
   2003..............................................................   13,239
   2004..............................................................    8,955
   Thereafter........................................................    8,881
                                                                       -------
     Total...........................................................  $72,592
                                                                       =======

(17) COMMITMENTS AND CONTINGENCIES

   Effective September 1, 1999, Tritel, Inc. and Jerry M. Sullivan entered into an agreement to redefine Mr. Sullivan's relationship with Tritel, Inc. and its subsidiaries. Mr. Sullivan has resigned as an officer and a director of Tritel, Inc. and all of its subsidiaries. Mr. Sullivan will retain the title Executive Vice President of Tritel, Inc. through December 31, 2001; however, under the agreement, he is not permitted to represent the Company nor will he perform any functions for Tritel, Inc. As part of the agreement, Mr. Sullivan will also receive an annual salary of $225,000 and an annual bonus of $112,500 through December 31, 2002. Mr. Sullivan became fully vested in 1,800,000 shares of class A common stock and returned all other shares held by him, including his voting preference common stock to Tritel, Inc. Accordingly, the Company has recorded $5.8 million in additional compensation expense during 1999. The $5.8 million was determined pursuant to the settlement of Mr. Sullivan's employment relationship with the Company, and includes $4.5 million for the grant of additional stock rights, $225,000 annual salary and $112,500 annual bonus through December 31, 2002, and other related amounts.

   Mr. Sullivan had served as Director, Executive Vice President and Chief Operating Officer of Tritel, Inc. since 1993. The foregoing agreements supersede the employment relationship between Tritel, Inc. and Mr. Sullivan defined by the Management Agreement and Mr. Sullivan's employment agreement.

   In December 1998, the Company entered into an acquisition agreement with an equipment vendor whereby the Company agreed to purchase a minimum of $300,000,000 of equipment, software and certain engineering services over a five-year period in connection with the construction of its wireless telecommunications network. The Company agreed that the equipment vendor would be the exclusive provider of such equipment during the term of the agreement. As part of this agreement, the vendor advanced $15,000,000 to the Company at the closing of the transactions described herein. The $15,000,000 deferred credit is accounted for as a reduction in the cost of the equipment as the equipment is purchased.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

(18) QUARTERLY FINANCIAL DATA (UNAUDITED)

   Selected unaudited quarterly financial data is as follows:

                                             For the Quarters Ended
                         ---------------------------------------------------------------------
                           March 31         June 30        September 30        December 31
                         --------------  --------------  -----------------  ------------------
                         1998    1999    1998    1999     1998      1999     1998      1999
                         -----  -------  -----  -------  -------  --------  -------  ---------
                                  (dollars in thousands except per share data)
Revenues................ $ --   $   --   $ --   $   --   $   --   $    179  $   --   $   6,580
Operating loss..........  (763)  (7,471)  (997)  (9,877)  (1,390)  (21,229)  (4,536)  (226,911)
Loss before
 extraordinary item.....  (743)  (6,247)  (990)  (6,655)  (1,398)  (15,855)  (5,200)  (218,698)
Net loss................  (743)  (6,247)  (990)  (6,655)  (3,812)  (15,855)  (5,200)  (218,698)
Net loss per common
 share..................        $ (2.80)        $ (2.94)          $  (7.41)          $   (9.20)


(19) SUPPLEMENTAL CASH FLOW INFORMATION

                                                                    Six Months
                                         Years Ended December 31, Ended June 30,
                                         ------------------------ --------------
                                          1997    1998     1999    1999   2000
                                         ------- ------- -------- ------ -------
                                                                   (unaudited)
                                                 (dollars in thousands)
Cash paid for interest, net of amounts
 capitalized............................ $   --  $   --  $ 14,362 $5,104 $16,711
Significant non-cash investing and
 financing activities:
  Long-term debt incurred to obtain
   Federal Communications Commission
   licenses, net of discount............  23,116     --       --     --      --
  Capitalized interest and discount on
   debt.................................   6,799   7,614   10,062    455   2,301
  Deposits applied to purchase of
   Federal Communications Commission
   licenses.............................   5,000     --       --     --      --
  Capital expenditures included in
   accounts payable.....................     --    5,762   81,913    --   80,469
  Election of Federal Communications
   Commission disaggregation option for
   return of spectrum:
    Reduction in Federal Communications
     Commission licensing costs.........     --   35,442      --     --      --
    Reduction in accrued interest
     payable and long-term debt.........     --   33,028      --     --      --
Preferred stock issued in exchange for
 assets and liabilities.................     --      --   156,837    --      --

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


(20)CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

   The following condensed consolidating financial statements as of December 31, 1999 and June 30, 2000 and for the year ended December 31, 1999 and for the six months ended June 30, 1999 and 2000, are presented for Tritel, Tritel PCS, those subsidiaries of Tritel PCS who serve as guarantors and those subsidiaries who do not serve as guarantors of the senior subordinated discount notes.

                     Condensed Consolidating Balance Sheet
                            As of December 31, 1999

                                    Tritel
                          Tritel,    PCS,    Guarantor   NonGuarantor              Consolidated
                            Inc.     Inc.   Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          -------- -------- ------------ ------------ ------------ ------------
                                                 (dollars in thousands)
Current assets:
  Cash and cash
   equivalents..........  $    --  $613,999   $ (4,730)    $    --     $     --     $  609,269
  Other current assets..     2,462    1,407     17,426          --           --         21,295
  Intercompany
   receivables..........     1,799  210,673        --           --      (212,472)          --
                          -------- --------   --------     --------    ---------    ----------
    Total current
     assets.............     4,261  826,079     12,696          --      (212,472)      630,564
Restricted cash.........       --     6,594        --           --           --          6,594
Property and equipment,
 net....................       --       --     262,343          --           --        262,343
Licenses and other
 intangibles............    59,508      --         --       201,946          --        261,454
Investment in
 subsidiaries...........   445,301   73,286        --           --      (518,587)          --
Other long term assets..       --    62,633         82          --       (27,308)       35,407
                          -------- --------   --------     --------    ---------    ----------
    Total assets........  $509,070 $968,592   $275,121     $201,946    $(758,367)   $1,196,362
                          ======== ========   ========     ========    =========    ==========
Current liabilities:
  Accounts payable,
   accrued expenses and
   other current
   liabilities..........  $     29 $  1,240   $111,257     $  1,721    $     --     $  114,247
  Intercompany
   payables.............       --       --     196,950       15,522     (212,472)          --
                          -------- --------   --------     --------    ---------    ----------
    Total current
     liabilities........        29    1,240    308,207       17,243     (212,472)      114,247
Non-current liabilities:
  Long-term debt........       --   516,734     27,121       40,982      (27,121)      557,716
  Deferred income taxes
   and other............    22,009    5,318    (20,024)      30,251         (187)       37,367
                          -------- --------   --------     --------    ---------    ----------
    Total liabilities...    22,038  523,292    315,304       88,476     (239,780)      709,330
Series A redeemable
 convertible preferred
 stock..................    99,586      --         --           --           --         99,586
                          -------- --------   --------     --------    ---------    ----------
Stockholders' equity
 (deficit)..............   387,446  445,300    (40,183)     113,470     (518,587)      387,446
                          -------- --------   --------     --------    ---------    ----------
    Total liabilities
     and equity.........  $509,070 $968,592   $275,121     $201,946    $(758,367)   $1,196,362
                          ======== ========   ========     ========    =========    ==========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


                     Condensed Consolidating Balance Sheet
                              As of June 30, 2000

                                       Tritel PCS,  Guarantor   NonGuarantor              Consolidated
                          Tritel, Inc.    Inc.     Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          ------------ ----------- ------------ ------------ ------------ ------------
                                                     (Dollars in thousands)
                                                          (unaudited)
Current assets:
  Cash and cash
   equivalents..........    $    --     $358,085     $ (7,512)    $    --     $     --     $  350,573
  Other current assets..       3,756       2,000       39,055          --           --         44,811
  Intercompany
   receivables..........         --      449,808          --           --      (449,808)          --
                            --------    --------     --------     --------    ---------    ----------
    Total current
     assets.............       3,756     809,893       31,543          --      (449,808)      395,384
Restricted cash.........         --        5,487          --           --           --          5,487
Property and equipment,
 net....................         --          --       415,651          --           --        415,651
Licenses and other
 intangibles............      56,646         --           --       202,894          --        259,540
Investment in
 subsidiaries...........     348,281     (12,476)         --           --      (335,805)          --
Other long term assets..         --       75,976          410          --       (42,697)       33,689
                            --------    --------     --------     --------    ---------    ----------
    Total assets........    $408,683    $878,880     $447,604     $202,894    $(828,310)   $1,109,751
                            ========    ========     ========     ========    =========    ==========
Current liabilities:
  Accounts payable,
   accrued expenses and
   other current
   liabilities..........    $  2,010    $  1,003     $111,355     $  1,580    $     --     $  115,948
  Intercompany
   payables.............         177         --       432,417       17,214     (449,808)          --
                            --------    --------     --------     --------    ---------    ----------
    Total current
     liabilities........       2,187       1,003      543,772       18,794     (449,808)      115,948
Non-current liabilities:
  Long-term debt........         --      530,497       42,409       40,967      (42,409)      571,464
  Deferred income taxes
   and other
   liabilities..........      22,013        (901)     (13,213)      30,245         (288)       37,856
                            --------    --------     --------     --------    ---------    ----------
    Total liabilities...      24,200     530,599      572,968       90,006     (492,505)      725,268
                            --------    --------     --------     --------    ---------    ----------
Series A redeemable
 convertible preferred
 stock..................     104,119         --           --           --           --        104,119
                            --------    --------     --------     --------    ---------    ----------
Stockholders' equity
 (deficit)..............     280,364     348,281     (125,364)     112,888     (335,805)      280,364
                            --------    --------     --------     --------    ---------    ----------
    Total liabilities
     and equity.........    $408,683    $878,880     $447,604     $202,984    $(828,310)   $1,109,751
                            ========    ========     ========     ========    =========    ==========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


                Condensed Consolidating Statement of Operations
                      For the Year Ended December 31, 1999

                                       Tritel    Guarantor   NonGuarantor              Consolidated
                         Tritel, Inc. PCS, Inc. Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                         ------------ --------- ------------ ------------ ------------ ------------
                                                   (dollars in thousands)
Revenues................  $     --     $   --     $  7,974      $1,038      $(2,253)    $   6,759
                          ---------    -------    --------      ------      -------     ---------
Operating Expenses:
  Cost of services and
   equipment............        --         --        6,966         --           --          6,966
  Technical operations..        --         --       18,459         --           --         18,459
  General and
   administrative.......         56         45      25,065           2       (2,253)       22,915
  Sales and marketing...        --         --       20,404         --           --         20,404
  Stock-based
   compensation.........    190,664        --          --          --           --        190,664
  Depreciation and
   amortization.........      5,620        --        6,621         598          --         12,839
                          ---------    -------    --------      ------      -------     ---------
    Total operating
     expenses...........    196,340         45      77,515         600       (2,253)      272,247
                          ---------    -------    --------      ------      -------     ---------
Operating loss..........   (196,340)       (45)    (69,541)        438          --       (265,488)
Interest income.........        170     16,553         255         --          (187)       16,791
Financing cost..........        --         --       (2,230)        --           --         (2,230)
Interest expense........        --     (24,924)       (233)        --           187       (24,970)
                          ---------    -------    --------      ------      -------     ---------
Income (loss) before
 income taxes...........   (196,170)    (8,416)    (71,749)        438          --       (275,897)
Income tax benefit
 (expense)..............      2,051      3,135      23,420        (163)         --         28,443
                          ---------    -------    --------      ------      -------     ---------
Net loss................  $(194,119)   $(5,281)   $(48,329)     $  275      $   --      $(247,454)
                          =========    =======    ========      ======      =======     =========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


                Condensed Consolidating Statement of Operations
                     For the Six-Months Ended June 30, 1999

                                    Tritel
                         Tritel,     PCS,     Guarantor   NonGuarantor              Consolidated
                           Inc.      Inc.    Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                         --------  --------  ------------ ------------ ------------ ------------
                                                (Dollars in thousands)
                                                      (unaudited)
Revenues................ $    --   $    --     $    --       $  --       $   --      $     --
                         --------  --------    --------      ------      -------     ---------
Operating Expenses
  Cost of services and
   equipment............      --        --          --          --           --            --
  Technical operations..      --        --        3,946         --           --          3,946
  General and
   administrative.......        2        44       7,156           2          --          7,204
  Sales and marketing...      --        --        2,724         --           --          2,724
  Depreciation and
   amortization.........    2,829       --          645         --           --          3,474
                         --------  --------    --------      ------      -------     ---------
    Total operating ex-
     penses.............    2,831        44      14,471           2          --         17,348
  Operating loss........   (2,831)      (44)    (14,471)         (2)         --        (17,348)
  Interest income.......       77     5,174          81         --           --          5,332
  Financing cost........      --        --       (2,230)        --           --         (2,230)
  Interest expense......             (5,104)        --          --           --         (5,104)
                         --------  --------    --------      ------      -------     ---------
  Income (loss) before
   income taxes.........   (2,754)       26     (16,620)         (2)         --        (19,350)
Income tax benefit
 (expense)..............      954       (10)      5,504         --           --          6,448
                         --------  --------    --------      ------      -------     ---------
  Net loss.............. $ (1,800) $     16    $(11,116)     $   (2)     $   --      $ (12,902)
                         ========  ========    ========      ======      =======     =========

                Condensed Consolidating Statement of Operations
                     For the Six-Months Ended June 30, 2000

                                    Tritel
                         Tritel,     PCS,     Guarantor   NonGuarantor              Consolidated
                           Inc.      Inc.    Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                         --------  --------  ------------ ------------ ------------ ------------
                                                (Dollars in thousands)
                                                      (unaudited)
Revenues................ $    --   $    --     $ 41,307      $3,459      $(3,459)    $  41,307
                         --------  --------    --------      ------      -------     ---------
Operating Expenses
  Cost of services and
   equipment............      --        --       29,111         --           --         29,111
  Technical operations..      --        --       21,987         --           --         21,987
  General and
   administrative.......    3,050       --       26,834         --        (3,459)       26,425
  Sales and marketing...      --        --       28,603         --           --         28,603
  Stock-based
   compensation.........   62,111       --          --          --           --         62,111
  Depreciation and
   amortization.........    2,861       --       20,171       1,843          --         24,875
                         --------  --------    --------      ------      -------     ---------
    Total operating
     expenses...........   68,022       --      126,706       1,843       (3,459)      193,112
                         --------  --------    --------      ------      -------     ---------
  Operating income
   (loss)...............  (68,022)      --      (85,399)      1,616          --       (151,805)
  Interest income.......      152    16,831         342         --        (1,433)       15,892
  Interest expense......      --    (28,199)     (1,447)     (2,203)       1,433       (30,416)
                         --------  --------    --------      ------      -------     ---------
  Income (loss) before
   income taxes.........  (67,870)  (11,368)    (86,504)       (587)         --       (166,329)
Income tax benefit......       (4)      112         962           6          --          1,076
                         --------  --------    --------      ------      -------     ---------
Net loss................ $(67,874) $(11,256)   $(85,542)     $ (581)     $   --      $(165,253)
                         ========  ========    ========      ======      =======     =========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                Condensed Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999

                                       Tritel PCS,  Guarantor   NonGuarantor             Consolidated
                          Tritel, Inc.    Inc.     Subsidiaries Subsidiaries Elimination Tritel, Inc.
                          ------------ ----------- ------------ ------------ ----------- ------------
                                                    (dollars in thousands)
Net cash provided by
 (used in) operating
 activities.............   $  (3,648)   $   3,554   $ (50,981)    $   --        $ --      $ (51,075)
                           ---------    ---------   ---------     -------       -----     ---------
Cash flows from
 investing activities:
  Capital expenditures..         --           --     (172,448)        --          --       (172,448)
  Advance under notes
   receivable...........         --        (7,500)        (50)        --          --         (7,550)
  Investment in
   subsidiaries.........    (376,718)     376,718         --          --          --            --
  Capitalized interest
   on debt..............         --           --       (3,863)     (9,760)        --        (13,623)
  Decrease in other
   assets...............        (325)      (6,883)        --          --          --         (7,208)
                           ---------    ---------   ---------     -------       -----     ---------
Net cash provided by
 (used in) investing
 activities:............    (377,043)     362,335    (176,361)     (9,760)        --       (200,829)
                           ---------    ---------   ---------     -------       -----     ---------
Cash flows from
 financing activities:
  Proceeds from long
   term debt............         --       500,240         --          --          --        500,240
  Repayments of notes
   payable..............     (22,100)         --          --          --          --        (22,100)
  Payment of debt
   issuance costs and
   other deferred
   charges..............      (8,507)     (30,202)        --          --          --        (38,709)
  Intercompany
   receivable/payable...       4,556     (236,928)    222,612       9,760         --            --
  Proceeds from vendor
   discount.............         --        15,000         --          --          --         15,000
  Issuance of preferred
   stock................     163,370          --          --          --          --        163,370
  Issuance of common
   stock, net...........     242,526          --          --          --          --        242,526
                           ---------    ---------   ---------     -------       -----     ---------
Net cash provided by
 financing activities:..     379,845      248,110     222,612       9,760         --        860,327
                           ---------    ---------   ---------     -------       -----     ---------
Net increase (decrease)
 in restricted cash,
 cash and cash
 equivalents............        (846)     613,999      (4,730)        --          --        608,423
Cash and cash
 equivalents at
 beginning of period....         846          --          --          --          --            846
                           ---------    ---------   ---------     -------       -----     ---------
Cash and cash
 equivalents at End of
 period.................   $     --     $ 613,999   $  (4,730)    $   --        $ --      $ 609,269
                           =========    =========   =========     =======       =====     =========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                Condensed Consolidating Statement of Cash Flows
                     For the Six Months Ended June 30, 1999

                                    Tritel
                          Tritel,    PCS,     Guarantor   NonGuarantor             Consolidated
                           Inc.      Inc.    Subsidiaries Subsidiaries Elimination Tritel, Inc
                          -------  --------  ------------ ------------ ----------- ------------
                                                (dollars in thousands)
                                                      (unaudited)
Net cash provided by
 (used in) operating
 activities.............  $   (94) $    880    $(14,946)     $ (256)      $--        $(14,416)
                          -------  --------    --------      ------       ----       --------
Cash flows from
 investing activities:
  Capital expenditures..      --        --      (44,687)        --         --         (44,687)
  Advance under notes
   receivable...........      --     (7,500)        (50)        --         --          (7,550)
  Investment in
   subsidiaries           (69,386)   69,386
  Increase in restricted
   cash.................      --     (7,957)        --          --         --          (7,957)
  Capitalized interest
   on debt..............      --        --       (4,271)     (1,625)       --          (5,896)
  Other                      (325)      --          --          --         --            (325)
                          -------  --------    --------      ------       ----       --------
Net cash provided by
 (used in) investing
 activities:              (69,711)   53,929     (49,008)     (1,625)       --         (66,415)
                          -------  --------    --------      ------       ----       --------
Cash flows from
 financing activities:
  Proceeds from long
   term debt............      --    400,240         --          --         --         400,240
  Repayments of notes
   payable..............  (22,100)      --          --          --         --         (22,100)
  Payment of debt
   issuance costs and
   other deferred
   charges..............  (22,198)  (14,275)        --          --         --         (36,473)
  Intercompany
   receivable/payable...      480   (70,044)     67,683       1,881        --             --
  Proceeds from vendor
   discount.............      --     15,000         --          --         --          15,000
  Issuance of preferred
   stock................  113,623       --          --          --         --         113,623
                          -------  --------    --------      ------       ----       --------
Net cash provided by
 financing activities:     69,805   330,921      67,683       1,881        --         470,290
                          -------  --------    --------      ------       ----       --------
Net increase in cash and
 cash equivalents.......      --    385,730       3,729         --         --         389,459
Cash and cash
 equivalents at
 beginning of period....      --        --          846         --         --             846
                          -------  --------    --------      ------       ----       --------
Cash and cash
 equivalents at end of
 period.................  $   --   $385,730    $  4,575      $  --        $--        $390,305
                          =======  ========    ========      ======       ====       ========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                Condensed Consolidating Statement of Cash Flows
                     For the Six-Months Ended June 30, 2000

                          Tritel,   Tritel     Guarantor   NonGuarantor              Consolidated
                           Inc.    PCS, Inc.  Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          -------  ---------  ------------ ------------ ------------ ------------
                                                 (dollars in thousands)
                                                       (unaudited)
Net cash provided by
 (used in)
 operating activities...  $(2,209) $   1,379    $(84,188)    $   --        $  --      $ (85,018)
                          -------  ---------    --------     -------       ------     ---------
Cash flows from
 investing activities:
  Capital expenditures..      --         --     (171,798)        --           --       (171,798)
  Capitalized interest
   on debt..............      --         --       (1,533)     (1,272)         --         (2,805)
  Decrease in restricted
   cash.................      --       1,107         --          --           --          1,107
  Other.................      --         --         (129)        --           --           (129)
                          -------  ---------    --------     -------       ------     ---------
Net cash provided by
 (used in)
 investing activities:        --       1,107    (173,460)     (1,272)         --       (173,625)
                          -------  ---------    --------     -------       ------     ---------
Cash flows from
 financing activities:
  Repayment of long term
   debt.................      --         --          --         (449)         --           (449)
  Payment of debt
   issuance costs
   and other deferred
   charges..............      --        (198)        --          --           --           (198)
  Intercompany
   receivable/payable...    1,615   (258,202)    254,866       1,721          --            --
  Payment of stock
   issuance costs.......     (195)       --          --          --           --           (195)
  Proceeds from exercise
   of
   stock options........      789        --          --          --           --            789
                          -------  ---------    --------     -------       ------     ---------
Net cash provided by
 (used in)
 financing activities:      2,209   (258,400)    254,866       1,272          --            (53)
                          -------  ---------    --------     -------       ------     ---------
Net decrease in cash and
 cash equivalents.......      --    (255,914)     (2,782)        --           --       (258,696)
Cash and cash
 equivalents at
 beginning of period....      --     613,999      (4,730)        --           --        609,269
                          -------  ---------    --------     -------       ------     ---------
Cash and cash
 equivalents at end of
 period.................  $   --   $ 358,085    $ (7,512)    $   --        $  --      $ 350,573
                          =======  =========    ========     =======       ======     =========

   The condensed combining financial statements for 1998 of Tritel, Inc. and the Predecessor Companies have been provided below to comply with the current requirement to show consolidating data for guarantors and non-guarantors for all periods presented. While Tritel, Inc. and its subsidiaries were formed during 1998, their only activities in 1998 were the acquisition of property and equipment approximating $1.5 million and losses totaling $32,000. The assets of the Predecessor Companies and the assets acquired from AT&T Wireless and Central Alabama were transferred to Tritel, Inc. and its subsidiaries during 1999. Therefore, the following statements do not correspond with the current corporate structure and do not show data by guarantor and non-guarantor relationship to the senior subordinated discount notes.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                            Combining Balance Sheet
                            As of December 31, 1998

                                     Predecessor
                                      Companies  Tritel  Eliminations Combined
                                     ----------- ------  ------------ --------
                                              (dollars in thousands)
               ASSETS
Current assets:
  Cash and cash equivalents.........  $    845   $    1    $   --     $    846
  Due from affiliates...............     1,817      --      (1,576)        241
  Other current assets..............       719      --         --          719
                                      --------   ------    -------    --------
    Total current assets............     3,381        1     (1,576)      1,806
                                      --------   ------    -------    --------
Property and equipment, net.........    12,263    1,553        --       13,816
Federal Communications Commission
 licensing costs....................    71,466      --         --       71,466
Other assets........................     1,933      --         --        1,933
                                      --------   ------    -------    --------
    Total assets....................  $ 89,043   $1,554    $(1,576)   $ 89,021
                                      ========   ======    =======    ========
  LIABILITIES AND MEMBERS' EQUITY
              (DEFICIT)
Current liabilities:
  Notes payable.....................  $ 22,405   $  --     $   --     $ 22,405
  Due to affiliates.................       --     1,576     (1,576)        --
  Accounts payable and accrued ex-
   penses...........................    10,496       10        --       10,506
                                      --------   ------    -------    --------
  Total current liabilities.........    32,901    1,586     (1,576)     32,911
                                      --------   ------    -------    --------
Non-current liabilities:
  Long-term debt....................    51,599      --         --       51,599
  Note payable to related party.....     6,270      --         --        6,270
  Other liabilities.................       224      --         --          224
                                      --------   ------    -------    --------
    Total non-current liabilities...    58,093      --         --       58,093
                                      --------   ------    -------    --------
    Total liabilities...............    90,994    1,586     (1,576)     91,004
Contributed capital, net............    13,497      --         --       13,497
Deficit accumulated during
 development stage..................   (15,448)     (32)       --      (15,480)
                                      --------   ------    -------    --------
    Total members' equity
     (deficit)......................    (1,951)     (32)       --       (1,983)
                                      --------   ------    -------    --------
    Total liabilities and members'
     equity (deficit)...............  $ 89,043   $1,554    $(1,576)   $ 89,021
                                      ========   ======    =======    ========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


                       Combining Statement of Operations
                      For the Year Ended December 31, 1998

                                                  Predecessor
                                                   Companies  Tritel   Combined
                                                  ----------- -------  --------
                                                     (dollars in thousands)
Revenues........................................   $     --   $   --   $    --
                                                   ---------  -------  --------
Operating expenses:
  Technical operations..........................       1,918       21     1,939
  General and administrative....................       4,937       10     4,947
  Sales and marketing...........................         451        1       452
  Depreciation and amortization.................         348      --        348
                                                   ---------  -------  --------
                                                       7,654       32     7,686
                                                   ---------  -------  --------
Operating loss..................................      (7,654)     (32)   (7,686)
Interest income.................................          77      --         77
Interest expense................................        (722)     --       (722)
                                                   ---------  -------  --------
Loss before extraordinary item..................      (8,299)     (32)   (8,331)
Loss on return of spectrum......................      (2,414)     --     (2,414)
                                                   ---------  -------  --------
Net loss........................................   $ (10,713) $   (32) $(10,745)
                                                   =========  =======  ========

                       Combining Statement of Cash Flows
                      For the Year Ended December 31, 1998

                                                  Predecessor
                                                   Companies  Tritel   Combined
                                                  ----------- -------  --------
                                                     (dollars in thousands)
Net cash used in operating activities...........   $ (10,039) $ 1,543  $ (8,496)
                                                   ---------  -------  --------
Cash flows from investing activities:
  Purchase of property and equipment............      (4,428)  (1,542)   (5,970)
  Capitalized interest on debt used to obtain
   Federal Communications Commission licenses...      (2,905)     --     (2,905)
                                                   ---------  -------  --------
Net cash used in investing activities...........      (7,333)  (1,542)   (8,875)
                                                   ---------  -------  --------
Cash flows from financing activities:
  Proceeds from notes payable to others.........      38,705      --     38,705
  Repayments of notes payable to others.........     (21,300)     --    (21,300)
  Payment of debt issuance costs and other
   deferred charges.............................        (951)     --       (951)
                                                   ---------  -------  --------
Net cash provided by financing activities.......      16,454      --     16,454
                                                   ---------  -------  --------
Net increase (decrease) in cash and cash
 equivalents....................................        (918)       1      (917)
Cash and cash equivalents at beginning of year..       1,763      --      1,763
                                                   ---------  -------  --------
Cash and cash equivalents at end of year........   $     845  $     1  $    846
                                                   =========  =======  ========

   Tritel, Inc. was formed during 1998. Therefore, the 1997 combining financial information is identical to the Consolidated Financial Statements.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)



(21) SUBSEQUENT EVENT

   On February 28, 2000, the Company announced an agreement to merge with TeleCorp PCS, Inc., headquartered in Arlington, Virginia. This merger is expected to take place during the second half of 2000 and is a tax-free exchange of stock with Tritel shareholders receiving 0.76 shares of the new entity's stock in exchange for each of their Tritel shares. The exchange ratio is fixed regardless of future stock price movement. This transaction is expected to be accounted for as a purchase business combination.

   On the closing of the merger, AT&T will extend its initial five-year brand sharing agreement for an additional two years.

                               TELECORP PCS, INC.

   Description of Unaudited Pro Forma Condensed Combined Financial Statements

   The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and consolidated statements of operations of TeleCorp PCS, Inc. (the Company), Tritel, Indus and Airadigm. These unaudited pro forma financial statements give effect to the merger with Tritel, referred to as the Merger, the contribution from AT&T, the acquisition of the common and preferred stock of Indus, the acquisition of additional wireless properties and assets from Airadigm, referred to as the Contribution, the exchange with AT&T which includes the acquisition of PCS licenses from ABC Wireless and Polycell, referred to as the Exchange, the offering of Senior Subordinated Notes and pro forma inter-company eliminations.

   This information was derived from the audited consolidated financial statements of the Company and Tritel as of and for the year ended December 31, 1999, the unaudited consolidated financial statements of the Company and Tritel as of and for the six months ended June 30, 2000, and from the unaudited financial statements of Indus and Airadigm as of December 31, 1999 and June 30, 2000 and for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively. The Company's financial information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of the Company elsewhere in this document. Tritel's financial information is only a summary and should be read in conjunction with their historical financial statements and related notes as filed on Form 10-K and Form 10-Q with the Securities and Exchange Commission on March 30, 2000 and August 11, 2000, respectively.

   The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 and for the six months ended June 30, 2000 assumes each of the transactions was effected on January 1, 1999. The unaudited pro forma condensed combined balance sheet as of June 30, 2000, gives effect to each transaction as if it had occurred on June 30, 2000. The accounting policies of the Company, Tritel, Indus and Airadigm are substantially comparable. Certain reclassifications have been made to Tritel's, Indus' and Airadigm's historical presentation to conform to the Company's presentation. These reclassifications do not materially impact Tritel's, Indus', or Airadigm's operations or financial position for the period presented.

   The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only. The companies may have performed differently had they always been combined. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

                              TELECORP PCS, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 June 30, 2000
                               ($ in thousands)
                                  (unaudited)

                                                       Contribution and Exchange
                                                    --------------------------------
                                                                          Pro forma
                    TeleCorp   Offering  Subtotal     Indus    Airadigm  Adjustments            Subtotal
                   ----------  -------- ----------  ---------- --------  -----------           ----------
                                (Note                           (Note
                   (Note 1a.)    6.)                (Note 1c.)   1d.)     (Note 3.)
Assets
 Current assets:
 Cash and cash
 equivalents.....  $  28,223   $437,000 $  465,223   $    548  $  1,170   $ (20,656) 3d.(i)    $  446,285
 Accounts
 receivable,
 net.............     36,514        --      36,514        --        647         --                 37,161
 Other current
 assets..........     26,948     13,000     39,948        660       745      (1,405) 3d.(ii)       39,948
                   ---------   -------- ----------   --------  --------   ---------            ----------
 Total current
 assets..........     91,685    450,000    541,685      1,208     2,562     (22,061)              523,394
 Property and
 equipment, net..    531,034        --     531,034        962    39,386    (102,954) 3d.(iii)     468,428
 PCS licenses and
 microwave
 relocation
 costs, net......    277,275        --     277,275     69,883    78,288     631,927  3d.(iv)    1,057,373
 Intangible
 assets, net.....     34,330        --      34,330        --        --      294,133  3d.(v)       328,463
 Other assets....     32,273        --      32,273      1,123       --       (1,123) 3d.(vi)       32,273
 Goodwill........        --         --         --         --        --          --                    --
                   ---------   -------- ----------   --------  --------   ---------            ----------
 Total assets....  $ 966,597   $450,000 $1,416,597   $ 73,176  $120,236   $ 799,922            $2,409,931
                   =========   ======== ==========   ========  ========   =========            ==========
Liabilities,
mandatorily
redeemable
preferred stock
and stockholders'
equity (deficit)
 Current
 liabilities:
 Accounts payable
 and accrued
 liabilities.....  $ 117,530   $    --  $  117,530   $    496  $  8,106   $  (8,106) 3d.(vii)  $  118,026
 Other current
 liabilities.....     26,145        --      26,145     14,772    32,583     (32,583) 3d.(viii)     40,917
 Current portion
 of long-term
 debt............      1,415        --       1,415        --      6,232       4,053  3d.(ix)       11,700
                   ---------   -------- ----------   --------  --------   ---------            ----------
 Total current
 liabilities.....    145,090        --     145,090     15,268    46,921     (36,636)              170,643
 Long-term debt..    728,129    450,000  1,178,129     91,759   157,618    (110,928) 3d.(x)     1,316,578
 Microwave
 relocation
 obligation......      8,128        --       8,128        --        --          --                  8,128
 Other long term
 liabilities.....      9,538        --       9,538      1,643     2,708      97,982  3d.(xi)      111,871
                   ---------   -------- ----------   --------  --------   ---------            ----------
 Total
 liabilities.....    890,885    450,000  1,340,885    108,670   207,247     (49,582)            1,607,220
                   ---------   -------- ----------   --------  --------   ---------            ----------
 Mandatorily
 redeemable
 preferred stock,
 net.............    279,128        --     279,128        --        --          --                279,128
                   ---------   -------- ----------   --------  --------   ---------            ----------
 Stockholders'
 equity (deficit)
 Preferred
 stock...........        149        --         149        450       --         (450) 3d.(xii)         149
 Common stock,
 net of
 subscriptions
 receivable......    313,806        --     313,806     25,426    10,011     338,370  3d.(xiii)    687,613
 Deferred
 compensation....    (32,999)       --     (32,999)       --        --          --                (32,999)
 Accumulated
 deficit.........   (484,372)       --    (484,372)   (61,370)  (97,022)    511,584  3d.(xiv)    (131,180)
                   ---------   -------- ----------   --------  --------   ---------            ----------
 Total
 stockholders'
 equity
 (deficit).......   (203,416)       --    (203,416)   (35,494)  (87,011)    849,504               523,583
                   ---------   -------- ----------   --------  --------   ---------            ----------
 Total
 liabilities,
 mandatorily
 redeemable
 preferred stock
 and
 stockholders'
 equity
 (deficit).......  $ 966,597   $450,000 $1,416,597   $ 73,176  $120,236   $ 799,922            $2,409,931
                   =========   ======== ==========   ========  ========   =========            ==========
                           Merger
                   ---------------------------------
                                Pro forma
                     Tritel    Adjustments             Total
                   ----------- --------------------- -----------
                   (Note 1b.)   (Note 2.)
Assets
 Current assets:
 Cash and cash
 equivalents.....  $  350,573  $  (38,000) 2r.(i)    $  758,858
 Accounts
 receivable,
 net.............      18,044         --                 55,205
 Other current
 assets..........      26,767         --                 66,715
                   ----------- --------------------- -----------
 Total current
 assets..........     395,384     (38,000)              880,778
 Property and
 equipment, net..     415,651         --                884,079
 PCS licenses and
 microwave
 relocation
 costs, net......     202,894   2,739,306  2r.(ii)    3,999,573
 Intangible
 assets, net.....      56,646     426,154  2r.(iii)     811,263
 Other assets....      39,176     (26,010) 2m.           45,439
 Goodwill........         --    2,296,139  2o         2,296,139
                   ----------- --------------------- -----------
 Total assets....  $1,109,751  $5,397,589            $8,917,271
                   =========== ===================== ===========
Liabilities,
mandatorily
redeemable
preferred stock
and stockholders'
equity (deficit)
 Current
 liabilities:
 Accounts payable
 and accrued
 liabilities.....  $  114,974  $      --             $  233,000
 Other current
 liabilities.....         --          --                 40,917
 Current portion
 of long-term
 debt............         974         --                 12,674
                   ----------- --------------------- -----------
 Total current
 liabilities.....     115,948         --                286,591
 Long-term debt..     571,464      16,160  2i         1,904,202
 Microwave
 relocation
 obligation......         --          --                  8,128
 Other long term
 liabilities.....      37,856   1,025,418  2r.(iv)    1,175,145
                   ----------- --------------------- -----------
 Total
 liabilities.....     725,268   1,041,578             3,374,066
                   ----------- --------------------- -----------
 Mandatorily
 redeemable
 preferred stock,
 net.............     104,119      (2,705) 2r.(v)       380,542
                   ----------- --------------------- -----------
 Stockholders'
 equity (deficit)
 Preferred
 stock...........      46,374     670,176  2r.(vi)      716,699
 Common stock,
 net of
 subscriptions
 receivable......     749,503   3,218,027  2r.(vii)   4,655,143
 Deferred
 compensation....     (74,450)     29,450 2r.(viii)     (77,999)
 Accumulated
 deficit.........    (441,063)    441,063  1b.         (131,180)
                   ----------- --------------------- -----------
 Total
 stockholders'
 equity
 (deficit).......     280,364   4,358,716             5,162,663
                   ----------- --------------------- -----------
 Total
 liabilities,
 mandatorily
 redeemable
 preferred stock
 and
 stockholders'
 equity
 (deficit).......  $1,109,751  $5,397,589            $8,917,271
                   =========== ===================== ===========

   The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                              TELECORP PCS, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    For the six months ended June 30, 2000
                    ($ in thousands, except per share data)
                                  (unaudited)

                                                          Contribution and Exchange
                                                      ---------------------------------
                                                                             Pro forma
                     TeleCorp    Offering  Subtotal     Indus     Airadigm  Adjustments          Subtotal
                   ------------  --------  ---------  ---------- ---------- -----------          ---------
                    (Note 1a.)   (Note 6)             (Note 1c.) (Note 1d.)  (Note 3)
Revenue:
 Service.........  $     88,056  $    --   $  88,056   $   --     $  3,733   $ (7,804) 3a.(vii)  $  83,985
 Roaming.........        26,151       --      26,151       --          --      (4,654) 3a.(vii)     21,497
 Equipment.......        13,250       --      13,250       --          783     (1,783) 3a.(vii)     12,250
                   ------------  --------  ---------   -------    --------   --------            ---------
 Total revenue...       127,457       --     127,457       --        4,516    (14,241)             117,732
                   ------------  --------  ---------   -------    --------   --------            ---------
Operating
expenses:
 Cost of
 revenue.........        40,433       --      40,433       --        2,291     (5,320) 3a.(vii)     37,404
 Operations and
 development.....        25,535       --      25,535     1,348         --      (4,311) 3a.(vii)     22,572
 Selling and
 marketing.......        74,766       --      74,766       119         663     (5,504) 3a.(vii)     70,044
 General and
 administrative..        74,347       --      74,347       373       6,346     (2,050) 3a.(vii)     79,016
 Depreciation and
 amortization....        50,383       --      50,383       947       4,788     (1,030) 3c.(i)       55,088
                   ------------  --------  ---------   -------    --------   --------            ---------
 Total operating
 expenses........       265,464       --     265,464     2,787      14,088    (18,215)             264,124
                   ------------  --------  ---------   -------    --------   --------            ---------
Operating loss...      (138,007)      --    (138,007)   (2,787)     (9,572)     3,974             (146,392)
Other income
(expense):
Interest
expense..........       (34,263)  (24,557)   (58,820)   (4,474)     (6,584)    (1,344) 3c.(ii)     (71,222)
Interest income
and other........         3,897       --       3,897        12      (3,745)       --                   164
                   ------------  --------  ---------   -------    --------   --------            ---------
Loss before
income taxes.....      (168,373)  (24,557)  (192,930)   (7,249)    (19,901)     2,630             (217,450)
Income tax
benefit..........           --        --         --        --          --         --                   --
                   ------------  --------  ---------   -------    --------   --------            ---------
Net loss.........      (168,373)  (24,557)  (192,930)   (7,249)    (19,901)     2,630             (217,450)
Accretion of
mandatorily
redeemable
preferred stock..       (15,889)      --     (15,889)      --          --         --               (15,889)
                   ------------  --------  ---------   -------    --------   --------            ---------
Net loss
attributable to
common
stockholders.....  $   (184,262) $(24,557) $(208,819)  $(7,249)   $(19,901)  $  2,630            $(233,339)
                   ============  ========  =========   =======    ========   ========            =========
Net loss
attributable to
common equity per
share
outstanding--
basic and
diluted..........  $      (1.84)
                   ============
Weighted average
common equity
shares
outstanding--
basic and
diluted..........   100,414,647
                   ============
Pro forma net
loss attributable
to common equity
per share--basic
and diluted......
Pro forma
weighted average
common equity
shares
outstanding--
basic and
diluted..........
                            Merger
                   -----------------------------    Inter-
                                   Pro forma       Company
                      Tritel      Adjustments    Eliminations    Total
                   -------------- -------------- ------------ -------------
                    (Note 1b.)     (Note 2)        (Note 4)
Revenue:
 Service.........  $     21,435    $     --         $  --     $    105,420
 Roaming.........        15,240          --           (797)         35,940
 Equipment.......         4,632          --            --           16,882
                   -------------- -------------- ------------ -------------
 Total revenue...        41,307          --           (797)        158,242
                   -------------- -------------- ------------ -------------
Operating
expenses:
 Cost of
 revenue.........        29,111          --           (797)         65,718
 Operations and
 development.....        27,712          --            --           50,284
 Selling and
 marketing.......        32,014          --            --          102,058
 General and
 administrative..        79,401       11,250 2n.       --          169,667
 Depreciation and
 amortization....        24,875      119,701 2q.       --          199,664
                   -------------- -------------- ------------ -------------
 Total operating
 expenses........       193,113      130,951          (797)        587,391
                   -------------- -------------- ------------ -------------
Operating loss...      (151,806)    (130,951)          --         (429,149)
Other income
(expense):
Interest
expense..........       (30,416)         516 2i.       --         (101,122)
Interest income
and other........        15,892          --            --           16,056
                   -------------- -------------- ------------ -------------
Loss before
income taxes.....      (166,330)    (130,435)          --         (514,215)
Income tax
benefit..........         1,076          --            --            1,076
                   -------------- -------------- ------------ -------------
Net loss.........      (165,254)    (130,435)          --         (513,139)
Accretion of
mandatorily
redeemable
preferred stock..        (4,533)         --            --          (20,422)
                   -------------- -------------- ------------ -------------
Net loss
attributable to
common
stockholders.....  $   (169,787)   $(130,435)       $  --     $   (533,561)
                   ============== ============== ============ =============
Net loss
attributable to
common equity per
share
outstanding--
basic and
diluted..........  $      (1.43)
                   ==============
Weighted average
common equity
shares
outstanding--
basic and
diluted..........   118,451,248
                   ==============
Pro forma net
loss attributable
to common equity
per share--basic
and diluted......                                   Note 5    $      (2.79)
                                                              =============
Pro forma
weighted average
common equity
shares
outstanding--
basic and
diluted..........                                   Note 5     191,059,489
                                                              =============

   The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                              TELECORP PCS, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     For the year ended December 31, 1999
                    ($ in thousands, except per share data)
                                  (unaudited)

                                                        Contribution and Exchange
                                                     --------------------------------
                                                                           Pro forma
                     TeleCorp   Offering  Subtotal     Indus    Airadigm  Adjustments         Subtotal
                    ----------  --------  ---------  ---------- --------  -----------         ---------
                                                                 (Note
                    (Note 1a.)  (Note 6)             (Note 1c.)   1d)      (Note 3)
 Revenue:
 Service..........  $   41,319  $    --   $  41,319   $    339  $  6,000    $(2,978) 3a.(vii) $  44,680
 Roaming..........      29,010       --      29,010        --         --     (5,887) 3a.(vii)    23,123
 Equipment........      17,353       --      17,353        108     1,701     (1,749) 3a.(vii)    17,413
                    ----------  --------  ---------   --------  --------    -------           ---------
  Total revenue...      87,682       --      87,682        447     7,701    (10,614)             85,216
                    ----------  --------  ---------   --------  --------    -------           ---------
 Operating
 expenses:
 Cost of
 revenue..........      39,259       --      39,259        905     5,073     (3,855) 3a.(vii)    41,382
 Operations and
 development......      35,979       --      35,979        --         --     (7,573) 3a.(vii)    28,406
 Selling and
 marketing........      71,180       --      71,180      7,569     1,556     (5,581) 3a.(vii)    74,724
 General and
 administrative...      92,585       --      92,585        --     11,909     (1,905) 3a.(vii)   102,589
 Depreciation and
 amortization.....      55,110       --      55,110      4,061    10,253      4,301  3b.(i)      73,725
 Restructuring
 charges..........         --        --         --      32,000       --         --               32,000
                    ----------  --------  ---------   --------  --------    -------           ---------
  Total operating
  expenses........     294,113       --     294,113     44,535    28,791    (14,613)            352,826
                    ----------  --------  ---------   --------  --------    -------           ---------
 Operating loss...    (206,431)      --    (206,431)   (44,088)  (21,090)     3,999            (267,610)
 Other income
 (expense):
 Interest
 expense..........     (51,313)  (49,113)  (100,426)    (5,944) (12,583)     (2,668) 3b.(ii)   (121,621)
 Interest income
 and other........       6,748       --       6,748        109       666        --                7,523
                    ----------  --------  ---------   --------  --------    -------           ---------
 Loss before
 income taxes.....    (250,996)  (49,113)  (300,109)   (49,923)  (33,007)     1,331            (381,708)
 Income tax
 benefit..........         --        --         --         533       --         --                  533
                    ----------  --------  ---------   --------  --------    -------           ---------
 Net loss.........    (250,996)  (49,113)  (300,109)   (49,390)  (33,007)     1,331            (381,175)
 Accretion of
 mandatorily
 redeemable
 preferred stock..     (24,124)      --     (24,124)       --        --         --              (24,124)
                    ----------  --------  ---------   --------  --------    -------           ---------
 Net loss
 attributable to
 common
 stockholders.....  $ (275,120) $(49,113) $(324,233)  $(49,390) $(33,007)   $ 1,331           $(405,299)
                    ==========  ========  =========   ========  ========    =======           =========
 Net loss
 attributable to
 common equity per
 share
 outstanding--
 basic and
 diluted..........  $    (3.58)
                    ==========
 Weighted average
 common equity
 shares
 outstanding--
 basic and
 diluted..........  76,895,391
                    ==========
 Pro forma net
 loss attributable
 to common equity
 per share--basic
 and diluted......
 Pro forma
 weighted average
 common equity
 shares
 outstanding--
 basic and
 diluted..........
                            Merger
                    --------------------------
                                                  Inter-
                                 Pro forma       Company
                      Tritel    Adjustments    Eliminations    Total
                    ----------- -------------- ------------ ------------
                    (Note 1b.)   (Note 2)        (Note 4)
 Revenue:
 Service..........  $   1,186    $     --         $  --     $    45,866
 Roaming..........      3,421          --         (2,000)        24,544
 Equipment........      2,152          --            --          19,565
                    ----------- -------------- ------------ ------------
  Total revenue...      6,759          --         (2,000)        89,975
                    ----------- -------------- ------------ ------------
 Operating
 expenses:
 Cost of
 revenue..........      6,966          --         (2,000)        46,348
 Operations and
 development......     29,113          --            --          57,519
 Selling and
 marketing........     32,790          --            --         107,514
 General and
 administrative...    190,539       22,500 2n.       --         315,628
 Depreciation and
 amortization.....     12,839      164,862 2p.       --         251,426
 Restructuring
 charges..........        --           --            --          32,000
                    ----------- -------------- ------------ ------------
  Total operating
  expenses........    272,247      187,362        (2,000)       810,435
                    ----------- -------------- ------------ ------------
 Operating loss...   (265,488)    (187,362)          --        (720,460)
 Other income
 (expense):
 Interest
 expense..........    (27,200)         712 2i.       --        (148,109)
 Interest income
 and other........     16,791          --            --          24,314
                    ----------- -------------- ------------ ------------
 Loss before
 income taxes.....   (275,897)    (186,650)          --        (844,255)
 Income tax
 benefit..........     28,443          --            --          28,976
                    ----------- -------------- ------------ ------------
 Net loss.........   (247,454)    (186,650)          --        (815,279)
 Accretion of
 mandatorily
 redeemable
 preferred stock..     (8,918)         --            --         (33,042)
                    ----------- -------------- ------------ ------------
 Net loss
 attributable to
 common
 stockholders.....  $(256,372)   $(186,650)       $  --     $  (848,321)
                    =========== ============== ============ ============
 Net loss
 attributable to
 common equity per
 share
 outstanding--
 basic and
 diluted..........  $  (33.25)
                    ===========
 Weighted average
 common equity
 shares
 outstanding--
 basic and
 diluted..........  7,710,649
                    ===========
 Pro forma net
 loss attributable
 to common equity
 per share--basic
 and diluted......                                Note 5    $     (5.06)
                                                            ============
 Pro forma
 weighted average
 common equity
 shares
 outstanding--
 basic and
 diluted..........                                Note 5    167,540,233
                                                            ============

   The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

                   ($'s in thousands, except per share data)

1. Historical Financial Information

1a. Represents the historical consolidated balance sheet and consolidated statement of operations of TeleCorp.

1b. Represents the historical consolidated balance sheet and consolidated statement of operations of Tritel adjusted for certain reclassifications that have been made to conform to TeleCorp's financial statement presentation. These reclassifications do not materially impact Tritel's results of operations or financial position.

1c. Represents the historical balance sheet and statement of operations of Indus adjusted for certain reclassifications that have been made to conform to TeleCorp's financial statement presentation. These reclassifications do not materially impact Indus' results of operations or financial position.

1d. Represents the historical balance sheet and statement of operations of Airadigm adjusted for certain reclassifications that have been made to conform to TeleCorp's financial statement presentation. These reclassifications do not materially impact Airadigm's results of operations or financial position.

2. Merger

   On February 28, 2000, TeleCorp agreed to merge with Tritel through a merger of each of TeleCorp and Tritel into a newly formed subsidiary of TeleCorp-Tritel Holding Company "Holding Company". The merger will result in the exchange of 100% of the outstanding common and preferred stock of TeleCorp and Tritel for common and preferred stock of Holding Company. The new entity will be controlled by TeleCorp's voting preference common stockholders, and TeleCorp and Tritel will become subsidiaries of Holding Company.

   The Merger will be accounted for using the purchase method of accounting. The purchase price for Tritel will be determined based on the fair value of the shares issued to the former shareholders of Tritel plus cash, the fair value associated with the conversion of outstanding Tritel stock options, liabilities assumed, and merger related costs. The fair value of the shares issued will be determined based on the market price of TeleCorp's Class A common stock, which is publicly traded, and, for those shares that do not have a readily available market price, through valuation by an investment banking firm. The purchase price for this transaction will be allocated to the assets acquired based on their estimated fair values as determined by a valuation services company. The excess of the purchase price over the assets acquired will be recorded as goodwill and amortized over 20 years.

   The proposed merger has been unanimously approved by TeleCorp's and Tritel's board of directors, with three of TeleCorp's directors abstaining. In addition, shareholders with greater than 50% of the voting power of each company have agreed to vote in favor of the merger. The Merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000.

    The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations have been adjusted for the Merger which includes Holding Company's acquisition of Tritel in exchange for stock in Holding Company. The Merger will result in an allocation of the purchase price to the tangible and intangible assets and liabilities of Tritel. Such allocation reflects the estimated fair value of the assets and liabilities acquired by Holding Company based upon information available at the date of the preparation of the accompanying unaudited pro forma condensed combined financial statements. Such allocations will be adjusted upon the final determination of such fair values. Management is not aware of any circumstance that would cause the final purchase price allocation to be significantly different from that which is reflected in the accompanying pro forma condensed combined balance sheet. However,

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                     ($ in thousands except per share data)

actual valuations and allocation may differ from those reflected herein. The aggregate purchase price was calculated as follows:

Tritel common shares outstanding--Note 2a......................... 107,005,121
Tritel common stock exchange ratio per share--Note 2b.............        0.76
Equivalent Holding Company trading common shares..................  81,323,891
Tritel conversion price--Note 2c.................................. $     47.84
                                                                   -----------
Subtotal(1)....................................................... $ 3,890,535
                                                                   -----------
Tritel non-trading common shares outstanding--Note 2d.............      63,432
Tritel common stock exchange ratio per share--Note 2b.............        0.76
Equivalent Holding Company non-trading common shares..............      48,208
Tritel conversion price--Note 2f.................................. $     31.10
                                                                   -----------
Subtotal(2)....................................................... $     1,499
                                                                   -----------
Tritel Series A convertible preferred stock outstanding...........      90,668
Tritel Series A convertible preferred stock exchange ratio per
 share--Note 2e...................................................        1.00
Equivalent Holding Company convertible preferred shares...........      90,668
Tritel conversion price--Note 2f.................................. $  1,118.53
                                                                   -----------
Subtotal(3)....................................................... $   101,415
                                                                   -----------
Tritel Series D preferred stock--Note 2g.(4)...................... $   716,550
                                                                   -----------
Fair value of Tritel shares exchanged for Holding Company shares
 (items (1) through (4)).......................................... $ 4,709,999
Cash consideration--Note 2h.(i)...................................      10,000
Fair value of liabilities of Tritel at June 30, 2000--Note 2i.....     741,428
Option conversion costs--Note 2j..................................      75,496
Put right--Note 2h.(ii)...........................................      10,000
Merger related costs--Note 2k.....................................      28,000
Assumed deferred tax liability--Note 2l...........................   1,015,418
                                                                   -----------
Total consideration............................................... $ 6,590,341
Less: Fair value of assets acquired:
Fair value of tangible assets of Tritel--Note 2m.................. $   824,202
Fair value of PCS licenses--Note 2m...............................   2,942,200
Fair value of AT&T operating agreements--Note 2m..................     409,200
Fair value of other intangibles--Note 2m..........................      73,600
Deferred compensation--Note 2n....................................      45,000
                                                                   -----------
Goodwill--Note 2o................................................. $ 2,296,139
                                                                   -----------

2a. Tritel common shares outstanding used for purposes of this pro forma presentation are as of February 28, 2000, the date of the announcement. The common shares outstanding of Tritel for purposes of this pro forma include all shares that will be converted into Holding Company trading Class A common shares as follows:

   Tritel Class A voting common stock...............................  97,798,181
   Tritel Class B non voting common stock...........................   2,927,120
   Tritel Class C voting/non voting common stock (i)................   1,366,644
   Tritel Class D voting/non voting common stock (ii)...............   4,913,176
                                                                     -----------
   Total Tritel common shares outstanding........................... 107,005,121
                                                                     ===========

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)

     (i) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class C common stock will be converted into Holding Company Class A common stock and Holding Company Class E common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Note that only the Tritel Class C common shares converted to Holding Company Class A common stock are included in this chart as they are considered Holding Company trading common shares. The Tritel Class C common stock converted into Holding Company Class E common stock are included in the chart below (2d.) as Holding Company non-trading common stock.

     (ii) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class D common stock will be converted into Holding Company Class A common stock and Holding Company Class F common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Note that only the Tritel Class D common shares converted to Holding Company Class A common stock are included in this chart as they are considered Holding Company non-trading common shares. The Tritel Class D common stock converted into Holding Company Class F common stock are included in the chart below (2d.) as Holding Company non- trading common stock.

2b. The terms of the Merger agreement provide that the Tritel exchange ratio for shares of Holding Company common stock shall be 1.00 to 0.76.

2c. The conversion price is based on TeleCorp's Class A public trading securities two days before, the day of and two days after the date of the announcement.

2d. Tritel non-trading common shares outstanding used for purposes of this pro forma presentation are as of February 28, 2000, the date of the announcement. The non-trading common shares outstanding of Tritel for purposes of this pro forma presentation include all shares that will be converted into Holding Company non-trading common shares and consist of the following:

   Tritel Class C voting/nonvoting common stock (i)....................  13,804
   Tritel Class D voting/nonvoting common stock (ii)...................  49,628
                                                                        -------
   Total Tritel non-trading common stock outstanding...................  63,432
                                                                        =======

     (i) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class C common stock will be converted into Holding Company Class A common stock and Holding Company Class E common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Note that only the Tritel Class C common shares converted to Holding Company Class E common stock are included in this chart as they are considered Holding Company non-trading common shares.

     (ii) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class D common stock will be converted into Holding Company Class A common stock and Holding Company Class F common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Tritel Class D common shares converted to Holding Company Class F common stock are included in this chart as they are considered Holding Company non-trading common shares.

2e. The terms of the Merger provide that all of the outstanding Series A convertible preferred shares of Tritel will be converted into Series B convertible preferred shares of Holding Company at the exchange rate of 1.00 to 1.00.

2f. The conversion price is based on an independent valuation performed by an investment banker.

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                     ($ in thousands except per share data)

2g. The terms of the agreement provide that all of the outstanding Series D preferred shares of Tritel will be converted into Series G preferred shares of Holding Company at the exchange ratio of 1.00 to 0.76. Based on the Holding Company stockholders agreement, each share of Series G preferred stock can be immediately converted into 14,971,876 shares of Holding Company Class A common stock and 9,494 shares of Holding Company Class F common stock. For purposes of this pro forma presentation the Tritel Series D preferred stock has been valued based on the number of Holding Company Class A common shares and Holding Company Class F common shares into which the shares will be ultimately converted.

                             Holding Company   Holding Company   Total value of
Tritel Series D preferred    Class A trading Class F non-trading Tritel Series D
stock                         common stock      common stock     preferred stock
-------------------------    --------------- ------------------- ---------------
46,374 shares:
  Pro forma shares
   converted................    14,971,876          9,494
  Tritel conversion price
   (note 2c and note 2f)....   $     47.84         $31.10
                               -----------         ------           --------
                               $   716,255         $  295           $716,550
                               ===========         ======           ========

2h. Tritel voting preference common stock

     (i) The terms of the Merger provide that all of the outstanding shares of Tritel voting preference common stock owned by E. B. Martin, Jr. shall be converted into and become exchangeable for an aggregate amount of $10,000 in cash.

     (ii) The terms of the Merger provide that all of the outstanding shares of Tritel voting preference common stock owned by William M. Mounger, II shall be converted to 3 shares of Holding Company voting preference common stock. Furthermore, Mr. Mounger received a put right (the "Put Right") to sell his 3 shares of Holding Company voting preference common stock for $10,000 at any time after the first anniversary of the closing of the Merger.

2i. Represents the fair value of Tritel debt, increasing Tritel's historic balance by $16,160 using TeleCorp's incremental borrowing rate of 11.1% at February 28, 2000, the date of the announcement. A reduction of interest expense of $712 was recorded as an adjustment to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 to reflect the interest expense related to the incremental debt as if the Merger had occurred on January 1, 1999. A reduction of interest expense of $516 was recorded as an adjustment to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2000 to reflect the interest expense related to the incremental debt as if the Merger had occurred on January 1, 1999.

2j. Represents the fair value, based on a Black-Scholes valuation, associated with the conversion of outstanding Tritel stock options to equivalent stock options of Holding Company at the time of the agreement based on the number of Tritel stock options outstanding and the closing market price of TeleCorp as of February 28, 2000, the date of the announcement. At the closing of the Merger, each outstanding and unexercised option to purchase shares of Tritel's common stock will be converted into an option to purchase shares of Holding Company common stock. The estimated fair value of these options has been recorded as additional purchase price.

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)


2k. Anticipated costs of the transactions to Holding Company have been included as additional purchase price and are:

   Investment banking fees............................................. $18,000
   Legal, accounting and printing fees.................................   8,000
   Other costs.........................................................   2,000
                                                                        -------
   Total transaction cost.............................................. $28,000
                                                                        =======

2l. A deferred tax liability has been recorded for the differences between the estimated fair value and tax bases of the Tritel assets acquired and liabilities assumed. The Merger is being accounted for using the purchase method while for tax purposes, the merger is a tax free business combination. The effective tax rate reflects TeleCorp's composite federal and state income tax rate (net of federal tax benefit). The deferred tax liability has been calculated as follows:

                                                           Tax     Temporary
                                              Fair value  Basis    Difference
                                              ---------- --------  ----------
   Property and equipment.................... $  415,651 $404,147  $   11,504
   PCS licenses..............................  2,942,200   90,280   2,851,920
   Identifiable intangible assets............    482,800   26,262     456,538
   Long-term debt............................  (571,464) (547,266)    (24,198)
   Deferred compensation.....................     45,000      --       45,000
   Net operating losses......................        --   170,183    (170,183)
                                              ---------- --------  ----------
     Total................................... $3,314,187 $143,606  $3,170,581
                                              ========== ========
   Effective tax rate........................                              38%
                                                                   ----------
   Net deferred tax liability................                      $1,204,821
   Tritel historical net deferred tax
    liability................................                         (25,199)
   Reversal of TeleCorp historical valuation
    allowance................................                        (164,204)
                                                                   ----------
   Net deferred tax liability related to
    merger...................................                      $1,015,418
                                                                   ==========

2m. The fair value (based on an independent valuation performed by a valuation services company) of Tritel's PCS licenses, AT&T operating agreements and other intangible and tangible assets received by Holding Company as part of the Merger are as follows:

   PCS licenses...................................................... $2,942,200
   AT&T operating agreements.........................................    409,200
   Other assets......................................................    824,202
   Subscriber list...................................................     73,600
                                                                      ----------
   Total fair value of assets acquired by Holding Company............ $4,249,202
                                                                      ==========

   PCS licenses being acquired have an estimated fair value of $2,942,200. As Tritel did not commence service in its BTAs until September 1999, a pro forma adjustment has been made to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 to record four months of amortization expense totaling $22,835 on these licenses. A pro forma adjustment has been made to the unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2000 to record six months of amortization expense totaling $34,238 on these licenses.

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)

   Other assets being acquired have an estimated fair value of $824,202. The components of this balance are the historical balances at June 30, 2000 of Tritel's tangible assets as follows:

      Cash and cash equivalents....................................... $350,573
      Accounts receivable, net .......................................   14,325
      Inventory.......................................................   20,512
      Other current assets............................................    9,975
      Restricted cash.................................................    5,487
      Property and equipment..........................................  415,651
      Notes receivable................................................    7,550
      Other assets, long term.........................................      129
                                                                       --------
                                                                       $824,202
                                                                       ========

   TeleCorp's management believes these historical balances at June 30, 2000 approximate fair value. Furthermore, Tritel's historical balance of deferred financing costs of $26,010 are presented as a pro forma adjustment to reflect its pro forma fair value of $0.

   AT&T operating agreements (Network Membership License, Exclusivity, and Roaming) being acquired have an estimated fair value of $409,200. The summary of the characteristics of the AT&T operating agreements historically held by Tritel and obtained by Holding Company is included in Note 4a. The amortization of the Network Membership License Agreement will occur over its term of five years. A pro forma adjustment of $15,400 is included as amortization expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 to reflect the effect of the Merger as if it had occurred on January 1, 1999. A pro forma adjustment of $7,700 is included as amortization expense in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2000 to reflect the effect of the Merger as if it had occurred on January 1, 1999. The amortization of the Exclusivity and Roaming Agreements will commence once PCS service is provided in the related BTAs. As Tritel did not commence service in these BTAs until September 1999, amortization expense has been recorded on the Exclusivity and Roaming agreements in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 for four months totaling $7,440. Amortization expense has been recorded on the Exclusivity and Roaming agreements in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2000 for six months totaling $11,160.

   Subscriber list held by Tritel has an estimated fair value of $73,600. The subscriber list has an estimated life of four years. As Tritel did not commence service in its BTAs until September 1999, amortization expense has been recorded on the subscriber list in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 for four months totaling $6,133. Amortization expense has been recorded on the subscriber list in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2000 for six months totaling $9,200.

2n. Represents unvested restricted stock awards granted by Holding Company in exchange for restricted stock awards held by certain employees of Tritel which have been included in the purchase price. However, since service is required subsequent to the consummation date of the merger in order to vest the replacement restricted stock awards, $45,000 of the intrinsic value of the unvested awards has been allocated to deferred compensation to be recognized over a two year period. For the year ended December 31, 1999 and the six months ended June 30, 2000, $22,500 and $11,250, of compensation has been recorded respectively.

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)


2o. Goodwill

   The goodwill associated with the Merger of $2,296,139 is recorded as a pro forma adjustment to the unaudited pro forma combined condensed balance sheet as of June 30, 2000. Amortization of goodwill over a twenty year period results in a pro forma adjustment of $57,403 in the unaudited pro forma condensed combined statement of operation for the six months ended June 30, 2000 as if the Merger occurred on January 1, 1999. Amortization of the December 31, 1999 goodwill of $2,261,073 results in a pro forma adjustment of $113,054 in the unaudited pro forma condensed combined statement of operation for the year ended December 31, 1999 as if the merger occurred on January 1, 1999.

2p. Summary of Merger adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999.

   The following table sets forth the depreciation and amortization pro forma adjustment as presented on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 related to the Merger:

   Pro forma merger adjustment to amortization expense
    Amortization of:
     PCS licenses.......................................... Note 2m. $ 22,835
     Network Membership License agreement.................. Note 2m.   15,400
     Exclusivity and Roaming agreements.................... Note 2m.    7,440
     Subscriber list....................................... Note 2m.    6,133
     Goodwill.............................................. Note 2o.  113,054
                                                                     --------
                                                                     $164,862
                                                                     ========

2q. Summary of Merger adjustments to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2000.

   The following table sets forth the depreciation and amortization pro forma adjustment as presented on the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 related to the Merger:

   Pro forma merger adjustment to amortization expense:
     PCS licenses.......................................... Note 2m. $ 34,238
     Network Membership License agreement.................. Note 2m.    7,700
     Exclusivity and Roaming agreements.................... Note 2m.   11,160
     Subscriber list....................................... Note 2m.    9,200
     Goodwill.............................................. Note 2o.   57,403
                                                                     --------
                                                                     $119,701
                                                                     ========

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)


2r. Summary of Merger adjustments to the unaudited pro forma condensed combined balance sheet at June 30, 2000.

   The following tables set forth the summary of pro forma adjustments as presented on the unaudited pro forma condensed combined balance sheet at June 30, 2000 related to the Merger:

   (i) Cash

   Pro forma Merger adjustment to cash
     Cash consideration.......................          Note 2h.(i) $  (10,000)
     Transaction related costs................            Note 2k.     (28,000)
                                                                    ----------
                                                                    $  (38,000)
                                                                    ==========

   (ii) PCS licenses

   Pro forma Merger adjustment to PCS licenses
     Fair value...............................            Note 2m.  $2,942,200
     Historic cost of Tritel..................            Note 1b.    (202,894)
                                                                    ----------
                                                                    $2,739,306
                                                                    ==========

   (iii) Intangible assets

   Pro forma Merger adjustment to intangible
    assets
     Fair value--AT&T operating agreements....            Note 2m.  $  409,200
     Subscriber list..........................            Note 2m.      73,600
     Historic cost of Tritel..................            Note 1b.     (56,646)
                                                                    ----------
                                                                    $  426,154
                                                                    ==========

   (iv) Other long term payables

   Pro forma Merger adjustment to other long
    term payables
     Deferred tax liability...................            Note 2l.  $1,015,418
     William M. Mounger II put right..........        Note 2h.(ii)      10,000
                                                                    ----------
                                                                    $1,025,418
                                                                    ==========

   (v) Redeemable preferred stock

   Pro forma Merger adjustment to redeemable
    preferred stock
     Fair value--redeemable preferred stock...  Note 2 subtotal(3)  $  101,415
     Historic cost of Tritel..................            Note 1b.    (104,120)
                                                                    ----------
                                                                    $   (2,705)
                                                                    ==========

   (vi) Preferred stock

   Pro forma Merger adjustment to preferred
    stock
     Fair value--preferred stock..............            Note 2g.  $  716,550
     Historic cost of Tritel..................            Note 1b.     (46,374)
                                                                    ----------
                                                                    $  670,176
                                                                    ==========

   (vii) Common stock

   Pro forma Merger adjustment to common stock
    Fair value--common stock..................  Note 2 subtotal(1)  $3,890,535
    Fair value--common stock..................  Note 2 subtotal(2)       1,499
    Fair value--option conversion cost........            Note 2j.      75,496
    Historic cost of Tritel...................            Note 1b.    (749,503)
                                                                    ----------
                                                                    $3,218,027
                                                                    ==========

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)


   (viii) Deferred compensation

   Pro forma Merger adjustment to deferred compensation
    Fair value.............................................. Note 2n. $(45,000)
    Historic cost of Tritel................................. Note 1b.   74,450
                                                                      --------
                                                                      $ 29,450
                                                                      ========

3. Contribution and Exchange

   In connection with the Merger, AT&T has agreed to contribute certain assets and rights to Holding Company (the Contribution). The Contribution will result in Holding Company acquiring various assets in exchange for the consideration issued as follows:

   Holding Company acquires:

  . $20,000 cash from AT&T Wireless Services

  . The right to acquire all of the common and preferred stock of Indus.

  . The right to acquire additional wireless properties and assets from Airadigm.

  . The two year extension and expansion of the AT&T network membership license agreement to cover all people in Holding Company's markets.

   Consideration issued:

  . 9,272,740 shares of Class A common stock of Holding Company formed from the Tritel merger to AT&T Wireless Services.

   Separately, AT&T Wireless and TeleCorp entered into an Asset Exchange Agreement pursuant to which TeleCorp has agreed to exchange certain assets with AT&T Wireless, among other consideration. TeleCorp is receiving certain consideration in exchange for assets as follows:

   TeleCorp acquires:

  . $80,000 in cash from AT&T Wireless less $5,100 and $6,868 paid to Polycell and ABC Wireless, respectively, on behalf of TeleCorp by AT&T Wireless.

  . AT&T Wireless' 10 MHZ PCS licenses in the areas covering part of the Wisconsin market, in addition to adjacent licenses and AT&T Wireless 10MHZ licenses in Fort Dodge and Waterloo, Iowa.

  . PCS licenses from Polycell.

  . PCS licenses from ABC Wireless.

   Consideration issued:

  . TeleCorp's New England market segment to AT&T Wireless.

   Further, AT&T has agreed to extend the term of the roaming agreement and to expand the geographic coverage of the AT&T operating agreements with TeleCorp to include the new markets, either through amending TeleCorp's existing agreements or by entering into new agreements with Holding Company on substantially the same terms as TeleCorp's existing agreements. In addition, TeleCorp has granted AT&T Wireless a "right of first refusal" with respect to certain markets transferred by AT&T Wireless Services or AT&T Wireless triggered in the event of a sale of Holding Company to a third party.

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)


   These unaudited pro forma combined condensed financial statements are presented as if TeleCorp exercised its rights to purchase Indus and Airadigm. As such, the following incremental consideration will be given by TeleCorp in exercising the right to purchase Indus and Airadigm:

  . $34,688 in cash to the shareholders of Indus.

  . An assumption of Indus' debt and other liabilities of $100,518.

  . $74,000 in cash to Airadigm.

  . An assumption of Airadigm's debt and other liabilities of $65,127.

   The Contribution and Exchange from AT&T will be accounted for as an asset purchase and disposition and recorded at fair value. The purchase price will be determined based on cash paid, the fair value of the Class A common stock issued, and the fair value of the assets relinquished. The purchase price will be proportionately allocated to the noncurrent assets acquired based on their estimated fair values. A gain is recognized as the difference between the fair value of the New England assets disposed and their net book value.

   For purposes of these unaudited pro forma combined condensed financial statements, Holding Company exercised its rights to purchase Indus and Airadigm based on incremental cash paid and liabilities assumed based on their estimated fair values. These transactions will be accounted for as asset purchases. The purchase price will be allocated to the assets acquired based on their estimated fair values.

3a. Cost Basis of Assets Received and Gain on Disposal of New England
Operations

   The cost basis of assets received is based on the fair value of the assets relinquished:

   Fair value of Holding Company consideration issued
   Holding Company Class A common stock given to AT&T (i).......... $  373,807
   Fair value of the TeleCorp New England assets transferred to
    AT&T (ii)......................................................    434,900
   Cash paid to Indus (iii)........................................     34,688
   Assumption of Indus' debt and other liabilities (iv)............    100,518
   Cash paid to Airadigm (v).......................................     74,000
   Assumption of Airadigm's debt and other liabilities (vi)........     65,127
   Cash paid to ABC Wireless.......................................      6,868
   Cash paid to Polycell...........................................      5,100
   Assumption of deferred tax liability............................    100,690
                                                                    ----------
     Total fair value.............................................. $1,195,698
                                                                    ==========

   A gain is recognized as the difference between the fair value of the assets relinquished related to TeleCorp New England assets transferred to AT&T and those assets' net book value.

   Fair value of the New England assets transferred to AT&T (ii).... $434,900
   Net book value of the New England assets transferred to AT&T
    (vii)...........................................................  (81,708)
                                                                     --------
   Gain on disposal of New England assets (viii).................... $353,192
                                                                     ========

   The contribution and the exchange represent the purchase of assets and the disposition of a business. This transaction is accounted for at fair value for book purposes. For tax purposes, these transactions are primarily tax-free and recorded at historical cost. Therefore, this represents an asset purchase whereby the fair value of acquired assets differs from the tax basis of the assets resulting in an adjustment to the carrying amount of the acquired assets and a deferred tax liability of $100,690.

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)


   The purchase price will be allocated to the assets acquired based on their estimated fair values. The following table sets forth the fair values of the assets received:

   Fair value of assets Holding Company received
   Cash from AT&T..................................................  $  100,000
   Cash from historic financial statements of Indus (Note 1c.).....         548
   Cash from historic financial statements of Airadigm (Note 1d.)..       1,170
   Accounts receivable from historic financial statements of
    Airadigm (Note 1d.)............................................         647
   PCS licenses from AT&T (ix).....................................     191,554
   AT&T network membership license agreement extension (x).........     165,000
   AT&T operating agreements (xi)..................................     118,400
   PCS license from ABC Wireless, at cost (xii)....................       6,868
   PCS licenses from Polycell, at cost (xii).......................       5,100
   PCS licenses from Airadigm (xiii)...............................     330,000
   PCS licenses from Indus (xiv)...................................     225,200
                                                                     ----------
     Total fair value of assets received...........................  $1,144,487
                                                                     ==========

   The difference of the fair value of the assets acquired as compared to the consideration is allocated to increase proportionately the values assigned to non-current assets in determining their cost basis. The following table sets forth the difference of fair value of assets received as compared to the cost and related increase to non-current assets.

   Total fair value of consideration issued........................  $1,195,698
   Total fair value of assets Holding Company received.............   1,144,487
                                                                     ----------
   Difference......................................................  $   51,211
                                                                     ==========
   Proportionate allocation increasing the fair value of noncurrent assets received
   PCS licenses from AT&T (ix).....................................  $    9,522
   AT&T network membership license agreement extension (x).........       8,203
   AT&T operating agreements (xi)..................................       5,886
   PCS license from ABC Wireless, at cost (xii)....................         --
   PCS licenses from Polycell, at cost (xii).......................         --
   PCS licenses from Airadigm (xiii)...............................      16,405
   PCS licenses from Indus (xiv)...................................      11,195
                                                                     ----------
     Increase in fair value of non-current assets..................  $   51,211
                                                                     ==========
   Basis of assets Holding Company received
   Cash (from AT&T and historic basis of Indus and Airadigm).......  $  101,718
   Accounts receivable (historical basis of Airadigm)..............         647
   PCS licenses from AT&T (ix).....................................     201,076
   AT&T network membership license agreement extension (x).........     173,203
   AT&T operating agreements (xi)..................................     124,286
   PCS license from ABC Wireless, at cost (xii)....................       6,868
   PCS licenses from Polycell, at cost (xii).......................       5,100
   PCS license from Airadigm (xiii)................................     346,405
   PCS licenses from Indus (xiv)...................................     236,395
                                                                     ----------
     Total basis of assets Holding Company received................  $1,195,698
                                                                     ==========

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                     ($ in thousands except per share data)


   The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations have been adjusted for the Contribution and Exchange.

   (i) Holding Company class A common stock given to AT&T

   Holding Company will issue 9,272,740 shares of class A common stock with a fair value of $373,807 as determined by TeleCorp's class A public trading securities on June 30, 2000 which were priced at $40.3125 per share. As this is an asset purchase, the fair value of the stock issued will be measured upon close.

   (ii) Fair value of the TeleCorp New England assets transferred to AT&T

   Holding Company will issue to AT&T the New England market segment with a fair value of $434,900 as determined by an independent appraiser. The table below sets forth the components of the value as appraised:

PCS licenses.......................................................... $333,800
Property and equipment................................................   79,000
Subscriber list.......................................................   22,100
                                                                       --------
                                                                       $434,900
                                                                       ========

   (iii) Cash paid to Indus

   For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Indus was exercised. Of the cash consideration to Indus, $4,000 may be paid as common stock at the option of Indus. For the purpose of the pro forma combined financial statements it was assumed this consideration was paid in cash.

   (iv) Assumption of Indus' debt and other liabilities

   For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Indus was exercised. The fair value of Indus long term debt is $83,607, net of a discount of $8,152 using TeleCorp's incremental borrowing rate of 11.1% at February 28, 2000. The fair value of other liabilities assumed by Holding Company from Indus totaled $16,911. Interest expense of $1,237 and $628 was recorded as an adjustment to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, to reflect the amortization of the debt discount as if the Contribution and Exchange had occurred on January 1, 1999.

   (v) Cash paid to Airadigm

   For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Airadigm was exercised.

   (vi) Assumption of Airadigm's debt and other liabilities

   For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Airadigm was exercised. In consideration to Airadigm for assets received as part of the Contribution, Holding Company will pay Airadigm cash and assume long term debt of $54,842, net a discount of $9,432 and current liabilities with a fair value of approximately $10,285. Interest expense of $1,431 and $716 was recorded as an adjustment to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, to reflect the amortization of the debt discount as if the Contribution and Exchange had occurred on January 1, 1999.

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)


   (vii) Net book value of the New England assets transferred to AT&T

   The following table sets forth the historical carrying cost of New England's assets at June 30, 2000

   PCS licenses........................................................ $15,746
   Property and equipment..............................................  62,606
   AT&T operating agreements...........................................   3,356
                                                                        -------
                                                                        $81,708
                                                                        =======

 Property and equipment

   Property and equipment consist of the wireless network, computer equipment, internal use software, furniture, fixtures, office equipment and leasehold improvements related to the Holding Company's New England market. The net book value of the assets recorded in TeleCorp's historical financial statements as of June 30, 2000 was reduced as a pro forma adjustment to reflect the disposition as if it had occurred on March 31, 2000. The related depreciation expense incurred by TeleCorp and recorded in TeleCorp's historical financial statements for the year ended December 31, 1999 and the six months ended June 30, 2000 was reduced as a pro forma adjustment to reflect the disposition as if it had occurred on January 1, 1999.

 PCS licenses

   The four PCS licenses conveyed to AT&T are 20 megahertz (MHz) PCS licenses in Manchester, NH, Worcester, Rockingham and, Stafford County and Hyannis, MA. These licenses are currently being amortized over a 40 year life. The net book value of the licenses recorded in TeleCorp's historical balance sheet as of June 30, 2000 was reduced as a pro forma adjustment to reflect the disposition as if it had occurred on June 30, 2000. The related amortization incurred by TeleCorp was reduced in the statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 to reflect the disposition as if it had occurred on January 1, 1999.

 AT&T operating agreements

   In January 1998, TeleCorp entered into a Securities Purchase Agreement with AT&T Wireless and TWR Cellular, Inc. whereby TeleCorp, in exchange for securities and cash, received licenses and operating agreements from AT&T. The total value of the operating agreements was allocated to each of TeleCorp's regions based on POP's.

   In connection with this Exchange, as a pro forma adjustment, we removed the net book value of each of the agreements from Holding Company's balance sheet and removed $6,766 and $470 from the Holding Company's statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

 Historical results of operations of New England BTAs

   Services, roaming, and equipment revenues of $2,978, $5,887 and $1,749, respectively, for the year ended December 31, 1999 recorded in TeleCorp's historical financial statements have been eliminated as pro forma adjustments to reflect the disposition of the BTAs underlying assets as if it had occurred on January 1, 1999.

   Cost of revenue, operations and development expense, selling and marketing, general and administration expenses, and depreciation and amortization of $3,855, $7,573, $5,581, $1,905 and $6,766 respectively, for the

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)

year ended December 31, 1999 recorded in TeleCorp's historical financial statements have been eliminated as pro forma adjustments to reflect the disposition of the BTAs underlying assets as if it had occurred on January 1, 1999.

   Services, roaming, and equipment revenues of $7,804, $4,654 and $1,783, respectively, for the six months ended June 30, 2000 recorded in TeleCorp's historical financial statements have been eliminated as pro forma adjustments to reflect the disposition of the BTAs underlying assets as if it had occurred on January 1, 1999.

   Cost of revenue, operations and development expense, selling and marketing, general and administration expenses, and depreciation and amortization of $5,320, $4,311, $5,504, $2,050 and $6,289 respectively, for the six months ended June 30, 2000 recorded in TeleCorp's historical financial statements have been eliminated as pro forma adjustments to reflect the disposition of the BTAs underlying assets as if it had occurred on January 1, 1999.

     (viii) Gain on disposal of New England operations

     The gain on the disposal of New England assets of $353,192 is presented in the unaudited pro forma condensed combined balance sheet as if the transaction had occurred on June 30, 2000. The gain is not included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 or the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2000 as if the transaction had occurred on January 1, 1999 due to its non-recurring nature.

     (ix) PCS licenses from AT&T

     Holding Company acquired PCS licenses from AT&T; 14 D-Block 10 MHz and one E-Block 10 MHz located in Wisconsin, Michigan and Iowa that have a total fair value of $191,554. As part of the proportionate increase in the fair value due to the difference of consideration given, PCS licenses from AT&T were increased $9,522. The cost basis of the PCS licenses from AT&T are recorded in the unaudited pro forma condensed combined balance sheet at $201,076.

     As Holding Company is not planning to commence service in these BTAs within the twelve months following the February 28, 2000 announcement, amortization expenses has not been recorded on these licenses in either of the unaudited pro forma condensed combined statements of operations.

     (x) AT&T network membership license agreement extension

     Holding Company acquired a two year extension of its network membership license agreement with AT&T (discussed elsewhere in this offering memorandum) with a fair value of $165,000. As part of the proportionate increase in the fair value due to the difference of consideration given the AT&T network membership license extension was increased $8,203. The cost basis of the AT&T network membership license extension agreement are recorded in the unaudited pro forma condensed combined balance sheet at $173,203.

     Holding Company will begin amortization of the extension of the network membership license agreement upon expiration of its existing network membership license agreement over its extension term of two years. As the current network membership license agreement will not expire within one year of the February 28, 2000 announcement, no pro forma amortization expense was included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 or the six months ended June 30, 2000 to reflect the effect of the Contribution and Exchange as if it had occurred on January 1, 1999.

     (xi) AT&T operating agreements

     Holding Company acquired operating agreements with AT&T (discussed elsewhere in this prospectus) with a fair value $118,400. These operating agreements are the same agreements held by

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)

  Holding Company for TeleCorp and Tritel extended to include the BTAs associated with the PCS licenses of Airadigm, Indus, Polycell, ABC Wireless and the licenses obtained from AT&T. As part of the proportionate increase in the fair value due to the difference of consideration given the AT&T operating agreements were increased $5,886. The cost basis of the AT&T operating agreements are recorded in the unaudited pro forma condensed combined balance sheet at $124,286.

     The cost basis of these agreements are as follows:

     Network membership license....................................... $ 52,591
     Exclusivity......................................................   36,950
     Roaming..........................................................   34,745
                                                                       --------
                                                                       $124,286
                                                                       ========

     Holding Company's accounting policy will be to begin amortization of the network membership license agreement upon close of the transaction over the remainder of its term of five years. A pro forma adjustment of $11,067 and $5,259 is included as amortization expense in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively to reflect the effect of the transactions as if they had occurred on January 1, 1999.

     Holding Company will commence amortization of the Exclusivity and Roaming Agreements once PCS service is provided in the related BTAs. As Holding Company is not projecting to commence service in theses BTAs within the twelve months after the February 28, 2000 announcement, no amortization expense has been recorded on these agreements in either of the unaudited pro forma condensed combined statements of operations.

     (xii) PCS licenses from ABC Wireless and Polycell

     Holding Company obtained PCS licenses from ABC Wireless, a related party controlled by shareholders who also control TeleCorp. Holding Company paid ABC Wireless cash of $6,868 for these licenses (paid by AT&T on behalf of Holding Company). Holding Company obtained PCS licenses from Polycell through rights obtained by ABC Wireless, a related party controlled by shareholders who also control TeleCorp. Holding Company paid Polycell cash of $5,100 for these licenses (paid by AT&T on behalf of Holding Company). The amounts paid on behalf of Holding Company by AT&T reduce the cash consideration received by Holding Company from AT&T.

     The licenses obtained from ABC Wireless were recorded on the unaudited pro forma condensed combined balance sheet at the historic cost of ABC Wireless which also equaled the cash consideration of $6,868. Furthermore, the licenses obtained from Polycell were recorded on the unaudited pro forma condensed combined balance sheet at a value equal to the cash consideration paid of $5,100. As these licenses are recorded at cost, they were not increased by the difference of fair value of consideration given.

     As Holding Company is not projecting to commence service in these BTAs within the twelve months following the February 28, 2000 announcement, no amortization expense has been recorded on these licenses in either of the unaudited pro forma condensed combined statements of operations.

     (xiii) PCS licenses from Airadigm

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Airadigm was exercised.

     Holding Company acquired PCS licenses from Airadigm that have a total fair value of $330,000. As part of the proportionate increase in the fair value due to the difference of consideration given, PCS

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)

  licenses from Airadigm were increased $16,405. The cost basis of the PCS licenses from Airadigm are recorded in the unaudited pro forma condensed combined balance sheet at $346,405.

     As Holding Company is not planning to commence service in these BTAs within the twelve months following the February 28, 2000 announcement, amortization expense has not been recorded on these licenses in the unaudited pro forma condensed combined statement of operations.

     (xiv) PCS licenses from Indus

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Indus was exercised.

     Holding Company acquired PCS licenses from Indus that have a total fair value of $225,200. As part of the proportionate increase in the fair value due to the difference of consideration given, PCS licenses from Indus were increased $11,195. The cost basis of the PCS licenses from Indus are recorded in the unaudited pro forma condensed combined balance sheet at $236,395.

     As Holding Company is not planning to commence service in these BTAs within the twelve months following the February 28, 2000 announcement, amortization expense has not been recorded on these licenses in either of the unaudited pro forma condensed combined statements of operations.

3b. Summary of Contribution and Exchange adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999.

   The following table sets forth the summary of the (i) depreciation and amortization and (ii) interest expense pro forma adjustments as presented on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 related to the Contribution and Exchange.

   (i) Depreciation and amortization

     Pro forma adjustment to amortization of:
       New England historical results................... Note 3a.(vii) $(6,766)
       Operating agreements............................. Note 3a.(xi)   11,067
                                                                       -------
                                                                       $ 4,301
                                                                       =======

   (ii) Interest expense

     Pro forma adjustment to interest expense
       Incremental interest related to Indus debt....... Note 3a.(iv)  $ 1,237
       Incremental interest related to Airadigm debt.... Note 3a.(vi)    1,431
                                                                       -------
                                                                       $ 2,668
                                                                       =======

3c. Summary of Contribution and Exchange adjustments to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2000.

   The following table sets forth the summary of the (i) depreciation and amortization and (ii) interest expense pro forma adjustments as presented on the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2000 related to the Contribution and Exchange.

   (i) Depreciation and amortization

     Pro forma adjustment to amortization of:
       New England historical results................... Note 3a.(vii) $(6,289)
       Operating agreements............................. Note 3a.(xi)    5,259
                                                                       -------
                                                                       $(1,030)
                                                                       =======

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)


   (ii) Interest expense

     Pro forma adjustment to interest expense
       Incremental interest related to Indus debt.......... Note 3a.(iv) $  628
       Incremental interest related to Airadigm debt....... Note 3a.(vi)    716
                                                                         ------
                                                                         $1,344
                                                                         ======

3d. Summary of Contribution and Exchange adjustments to the unaudited pro forma condensed combined balance sheet.

   The following tables set forth the summary of pro forma adjustments as presented on the unaudited Pro forma condensed combined balance sheet related to the Contribution and Exchange.

   (i) Cash

     Pro forma adjustment to cash
       Cash from AT&T................................  Note 3a.      $ 100,000
       Cash to ABC Wireless..........................  Note 3a.(xii)    (6,868)
       Cash to Polycell..............................  Note 3a.(xii)    (5,100)
       Cash to Indus.................................  Note 3a.(iii)   (34,688)
       Cash to Airadigm..............................  Note 3a.(v)     (74,000)
                                                                     ---------
                                                                     $ (20,656)
                                                                     =========

   (ii) Other current assets

     Pro forma adjustment to other current assets
       Fair value of other current assets received as
        consideration................................                $     --
       Historic cost of Indus' other current assets..  Note 1c.           (660)
       Historic cost of Airadigm's other current
        assets.......................................  Note 1d.           (745)
                                                                     ---------
                                                                     $  (1,405)
                                                                     =========

   (iii) Property and equipment

     Pro forma adjustment to property and equipment
       Fair value received as consideration..........                $     --
       Historic cost of New England property and
        equipment....................................  Note 3a.(vii)   (62,606)
       Historic cost of Indus' property and
        equipment....................................  Note 1c.           (962)
       Historic cost of Airadigm's property and
        equipment....................................  Note 1d.        (39,386)
                                                                     ---------
                                                                     $(102,954)
                                                                     =========

   (iv) PCS licenses

     Pro forma adjustment to PCS licenses
       Cost basis of New England PCS licenses.......  Note 3a.(vii)  $(15,746)
       Fair value as adjusted of PCS licenses from
        AT&T........................................  Note 3a.(ix)    201,076
       Fair value as adjusted of PCS licenses from
        ABC Wireless................................  Note 3a.(xii)     6,868
       Fair value as adjusted of PCS licenses from
        Polycell....................................  Note 3a.(xii)     5,100
       Fair value as adjusted of PCS licenses
        received from Indus.........................  Note 3a.(xiv)   236,395
       Historic cost of Indus' PCS licenses.........  Note 1c.        (69,883)
       Cost basis PCS license received from
        Airadigm....................................  Note 3a.(xiii)  346,405
       Historic cost of Airadigm's PCS licenses.....  Note 1d.        (78,288)
                                                                     --------
                                                                     $631,927
                                                                     ========

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)


   (v) Intangible assets

     Pro forma adjustment to intangible assets
       AT&T network membership license agreement
        extension....................................  Note 3a.(x)   $173,203
       AT&T operating agreements.....................  Note 3a.(xi)   124,286
       Historic cost of AT&T operating agreements in
        New England..................................  Note 3a.(vii)   (3,356)
                                                                     --------
                                                                     $294,133
                                                                     ========

   (vi) Other assets

     Pro forma adjustment to other assets
       Fair value of other assets received as
        consideration................................                $    --
       Historic cost of Indus' other assets..........  Note 1c.        (1,123)
                                                                     --------
                                                                     $ (1,123)
                                                                     ========

   (vii) Accounts payable and accrued expenses

     Pro forma adjustment to accounts payable and
      accrued liabilities
       Fair value of Airadigm accounts payable and
        accrued liabilities...........................               $     --
       Historic cost of Airadigm's accounts payable
        and accrued expenses..........................  Note 1d.        (8,106)
                                                                     ---------
                                                                     $  (8,106)
                                                                     =========

   (viii) Other current liabilities

     Pro forma adjustment to other current liabilities
       Fair value of Airadigm's other current
        liabilities...................................               $     --
       Historic cost of Airadigm's other current
        liabilities...................................  Note 1d.       (32,583)
                                                                     ---------
                                                                     $ (32,583)
                                                                     =========

   (ix) Long term debt, current portion

     Pro forma adjustment to long term debt, current
      portion
       Fair value of long term debt, current portion,
        assumed from Airadigm.........................  Note 3a.(vi) $  10,285
       Historic cost of Airadigm's long term debt,
        current portion...............................  Note 1d.        (6,232)
                                                                     ---------
                                                                     $   4,053
                                                                     =========

   (x) Long term debt

     Pro forma adjustment to long term debt
       Fair value of Indus' long term debt assumed....  Note 3a.(iv) $  83,607
       Historic cost of Indus' long term debt.........  Note 1c.       (91,759)
       Fair value of Airadigm's long term debt
        assumed.......................................  Note 3a.(vi)    54,842
       Historic cost of Airadigm's long term debt.....  Note 1d.      (157,618)
                                                                     ---------
                                                                     $(110,928)
                                                                     =========

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                                ($ in thousands)


   (xi) Other long term payables

   Pro forma adjustment to other long term payables
     Fair value of other long term payables assumed..                 $    --
     Deferred tax liability..........................  Note 3a.        100,690
     Historic cost of Airadigm's other long term
      payables.......................................  Note 1d.         (2,708)
                                                                      --------
                                                                      $ 97,982
                                                                      ========

   (xii) Preferred stock

   Pro forma adjustment to preferred stock
     Elimination of historic cost of Indus' preferred
      stock..........................................  Note 1c.       $   (450)
                                                                      --------
                                                                      $   (450)
                                                                      ========

   (xiii) Common stock

   Pro forma adjustment to common stock
     Fair value of common stock given to AT&T........  Note 3a.(i)    $373,807
     Elimination of historic cost of Indus' common
      stock..........................................  Note 1c.        (25,426)
     Elimination of historic cost of Airadigm's
      common stock...................................  Note 1d.        (10,011)
                                                                      --------
                                                                      $338,370
                                                                      ========

   (xiv) Accumulated deficit

   Pro forma adjustment to accumulated deficit on
    disposal of New England operations...............  Note 3a.(viii) $353,192
     Elimination of historic cost of Indus'
      accumulated deficit............................  Note 1c.         61,370
     Elimination of historic cost of Airadigm's
      accumulated deficit............................  Note 1d.         97,022
                                                                      --------
                                                                      $511,584
                                                                      ========

4. Inter-Company Eliminations

4a. Roaming revenue and cost of revenue of $1,000 and $1,000, respectively included on the historical consolidated statement of operations of TeleCorp for the year ended December 31, 1999 relate to amounts earned and expensed by Tritel during 1999. As such, roaming revenue and cost of revenue of $1,000 and $1,000 included on the historical consolidated statement of operations for the year ended December 31, 1999 of Tritel relates to amounts earned and expensed directly with TeleCorp. The pro forma inter-company eliminations adjustment of revenue and cost of revenue for the year ended December 31, 1999 of $2,000 is the reduction of such balances as if the transaction occurred on January 1, 1999.

4b. Roaming revenue and cost of revenue of $238 and $559, respectively included on the historical consolidated statement of operations of TeleCorp for the six months ended June 30, 2000 of TeleCorp relate to amounts earned and expensed by Tritel during the six months ended June 30, 2000. As such, roaming revenue and cost of revenue of $238 and $559 included on the historical consolidated statement of operations of Tritel for the six months ended June 30, 2000 relates to amounts earned and expensed directly with TeleCorp. The pro forma inter-company eliminations adjustment of revenue and cost of revenue for the six months ended June 30, 2000 of $797 is the reduction of such balances as if the transaction occurred on January 1, 1999.

                               TELECORP PCS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)
                     ($ in thousands except per share data)


   No payables, receivables or inter-company investments existed between any of the companies at June 30, 2000. No inter-company eliminations were necessary for the June 30, 2000 unaudited pro forma condensed combined balance sheet.


5. Calculation of Pro Forma Net Loss Per Share

   For purposes of calculating pro forma net loss per share for the year ended December 31, 1999, all share issuances and conversions, other than TeleCorp historical weighted average common shares, have been calculated as if the Transaction and other pending transactions occurred on January 1, 1999. Additionally, for pro forma purposes, an assumption was made that all payments to Indus were satisfied in cash (Note 3a.(iv)).

   TeleCorp weighted average common shares.........  Note 1a.       76,895,391
   Conversion of Tritel common stock to Holding
    Company trading common stock...................  Note 2         81,323,891
   William M. Mounger, II voting preference stock..  Note 2h.(ii)            3
   Conversion of Tritel outstanding common stock...  Note 2             48,208
   Issuance of common stock to AT&T................  Note 3a.(i)     9,272,740
                                                                  ------------
     Total weighted average common shares..........                167,540,233
                                                                  ------------
   Holding Company pro forma net loss..............               $   (848,321)
                                                                  ------------
   Basic and diluted net loss per common share.....               $      (5.06)
                                                                  ============

   For purposes of calculating pro forma net loss per share for the six months ended June 30, 2000, all share issuances and conversions, other than TeleCorp historical weighted average common shares, have been calculated as if the Transaction and other pending transactions occurred on January 1, 1999. Additionally, for pro forma purposes, an assumption was made that all payments to Indus were satisfied in cash (Note 3a.(iv)).

   TeleCorp weighted average common shares.........  Note 1a.      100,414,647
   Conversion of Tritel common stock to Holding
    Company trading common stock...................  Note 2         81,323,891
   William M. Mounger, II voting preference stock..  Note 2h.(ii)            3
   Conversion of Tritel outstanding common stock...  Note 2             48,208
   Issuance of common stock to AT&T................  Note 3a.(i)     9,272,740
                                                                  ------------
     Total weighted average common shares..........                191,059,489
                                                                  ------------
   Holding Company pro forma net loss..............               $   (533,561)
                                                                  ------------
   Basic and diluted net loss per common share.....               $      (2.79)
                                                                  ============

6. Offering

   Adjustment to the unaudited condensed combined balance sheet reflects the receipt of $437,000 of proceeds for the sale of the Subordinated Notes from the Offering, net of pro forma deferred financing costs of estimated underwriting discounts and offering expenses of $13,000. Adjustments to interest expense, inclusive of amortization of pro forma deferred financing costs, of $49,113 and $24,557 to the unaudited condensed combined statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, assume the offering had occurred on January 1, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus or in the accompanying letter of transmittal. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus and the accompanying letter of transmittal is current only as of August 11, 2000.

   Until [     ], 2000, all dealers that effect transactions in these
securities, whether or not participating in the exchange offer, may be required to deliver a prospectus in connection with this exchange offer. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               TeleCorp PCS, Inc.

                                  $450,000,000

                             Exchange Offer for our
                       10 5/8% Senior Subordinated Notes
                                    due 2010

                               ----------------

                                   PROSPECTUS

                               ----------------


                                August 11, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              [ALTERNATIVE PAGE]

This prospectus, dated [        ], 2000, is subject to completion and amendment

PROSPECTUS

                               TeleCorp PCS, Inc.
                   10 5/8% Senior Subordinated Notes Due 2010

   You should carefully review the risk factors beginning on page [ ] of this Prospectus.

   Neither the SEC nor any state securities commission has approved or disapproved of the notes, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   Chase Securities Inc. may use this prospectus in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Chase Securities Inc. may act as a principal or agent in these transactions. For as long as a market-making prospectus is required to be delivered, the ability of Chase Securities Inc. to make a market in the notes may in part depend on our ability to maintain a current market-making prospectus.

                The date of this prospectus is [       ], 2000.

                                                        [ALTERNATIVE PROVISIONS]

   [The following provisions replace the provisions under the same headings in the prospectus in the "Risk Factors" section.]

                                  RISK FACTORS

  There is no public market for the exchange notes.

   There is no existing trading market for the exchange notes, and there can be no assurance regarding the development of an active or liquid trading market in the exchange notes or the ability of the holders of the exchange notes to sell their exchange notes or the price at which the holders may be able to sell their exchange notes. If a liquid market were to develop, the exchange notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating performance and financial condition, the interest of securities dealers in making a market in the exchange notes and the market for similar securities. Although it is not obligated to do so, Chase Securities Inc. intends to make a market in the exchange notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Chase Securities Inc. No assurance can be given as to the liquidity of or the trading market for the exchange notes.

   Chase Securities Inc. is affiliated with entities that beneficially own our capital stock. If Chase Securities Inc. conducts any market-making activities, it may be required to deliver a market making prospectus when effecting offers and sales in the exchange notes because Chase Securities Inc. is affiliated with such entities. Pursuant to the registration rights agreement, we have agreed to file and maintain a registration statement that would allow Chase Securities Inc. to engage in market-making transactions in the exchange notes. Subject to certain exceptions set forth in the registration rights agreement, the registration statement will remain effective for as long as Chase Securities Inc. may be required to deliver a prospectus in connection with market-making transactions in the exchange notes. We have agreed to bear substantially all the costs and expenses related to such registration statement.

                                                           [ALTERNATIVE SECTION]

                                USE OF PROCEEDS

   The Company will receive none of the proceeds for the sale of the notes by Chase Securities Inc. or any of its affiliates.

                                                        [ALTERNATIVE PROVISIONS]

   [The following provisions replace the provisions under the same headings in the prospectus in the "Description of the Notes" section.]

                            DESCRIPTION OF THE NOTES

General

   As used in this section entitled "Description of the Notes," the term "Company" means TeleCorp PCS, Inc., a Delaware corporation, but does not include any of the Company's subsidiaries. Capitalized terms used in this section entitled "Description of the Notes" and not otherwise defined have the meanings set forth under "--Certain Definitions."

   The outstanding Notes have been, and the exchange notes will be, issued under an indenture, to be dated as of July 14, 2000 (the "Indenture"), among the Company, TeleCorp Communications, Inc., as Subsidiary Guarantor, and Bankers Trust Company, as Trustee (the "Trustee"), a copy of the form of which is available upon request to the Company.

   The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA.

   Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 4 Albany Street, New York, New York 10006), except that, at the option of the Company, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

   The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

                                                        [ALTERNATIVE PROVISIONS]

   [The following provisions replace the provisions under the same headings in the prospectus in the "Book-Entry; Delivery and Form" section.]

                         BOOK-ENTRY; DELIVERY AND FORM

   The notes are represented by a permanent global certificate in definitive, fully registered form. The global note is registered in the name of a nominee of the Depository Trust Company.

                                                           [ALTERNATIVE SECTION]

                              PLAN OF DISTRIBUTION

   Chase Securities Inc. may use this prospectus in connection with offers and sales of the notes in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. Chase Securities Inc. must deliver this prospectus because, by virtue of the ownership of some of our equity by affiliates of Chase Securities Inc., we may be deemed to be affiliates. Chase Securities Inc. may act as principal or agent in the transaction. For as long as a market-making prospectus is required to be delivered, the ability of Chase Securities Inc. to make a market in the notes may in part depend on our ability to maintain a current market-making prospectus.

   The notes are new securities with no established trading market. We do not intend to list the notes on any securities exchange. Any trading that does develop will occur on the over-the-counter market. Chase Securities Inc. has advised us that it intends to make a market in the notes, but it has no obligation to do so. Chase Securities Inc. may discontinue any market-making at any time. A liquid market may not develop for the notes, you may not be able to sell your notes at a particular time and the prices that you receive when you sell may not be favorable. Future trading prices of the notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

   Chase Securities Inc. acted as an initial purchaser in connection with the initial private offering of the notes, and received customary compensation in connection with the offering. Chase Securities Inc. and its affiliates perform various investment banking and commercial banking services from time to time for us and our affiliates. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is the agent bank and a lender under our senior credit facilities. Mr. Michael R. Hannon, a member of our board, is a General Partner of Chase Capital Partners, an affiliate of Chase Securities Inc. In addition, affiliates of Chase Capital Partners own a portion of our common stock. For further information concerning these relationships, see "Securities Ownership of Beneficial Owners and Management."

   Although there are no agreements to do so, Chase Securities Inc., and others, may act as a broker or dealer in connection with the sale of notes contemplated by this prospectus and may receive fees or commissions in connection with sales.

   We have agreed to indemnify Chase Securities Inc. against some liabilities under the Securities Act or to contribute to payments that Chase Securities Inc. may have to make in respect of such liabilities.

                                                           [ALTERNATIVE SECTION]

                             AVAILABLE INFORMATION

   We are filing with the SEC this registration statement on Form S-4 under the Securities Act with respect to the notes. As permitted by the rules and regulations of the SEC, this prospectus omits some information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the notes, you should review this registration statement, including the exhibits and the financial statements to this registration statement, notes and schedules filed as a part of this registration statement. The registration statement of which this prospectus is a part incorporates important business and financial information about the Company that is not included or delivered with this prospectus. This registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports, proxy statements and other information filed with the SEC, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may be obtained from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington DC 20549, and its public reference facilities in New York, New York at the prescribed rates. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains periodic reports, proxy and information statements and other information regarding registrants that file documents electronically with the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference. Under the indenture, we have agreed to file with the SEC and provide to the holders of the notes annual reports and the information, documents and other reports which are specified in the disclosure and reporting provisions of the Exchange Act. In addition, under the indenture, we have agreed to file with the Securities and Exchange Commission and provide to the holders of the notes each of the documents and reports specified in the previous sentence, adjusted to exclude the operations of Tritel, Inc. and its subsidiaries and all adjustments related to the merger between TeleCorp and Tritel, Inc. other than the AT&T Wireless Services Contributions and the AT&T Wireless Exchange (in each case allocable to the TeleCorp).

   The information with respect to Tritel included in this prospectus has not been independently verified and we make no representation or warranty as to the accuracy or completeness of this information.

                                                              [ALTERNATIVE PAGE]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of
[     ], 2000.

   Until [     ], 2000, all dealers that effect transactions in these
securities may be required to deliver a prospectus in connection with this offering. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               TeleCorp PCS, Inc.

                                  $450,000,000

                       10 5/8% Senior Subordinated Notes
                                    due 2010

                               ----------------

                                   PROSPECTUS

                               ----------------


                                 [     ], 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 (a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

   Section 145 (b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145 (g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

   Section 102 (b) (7) of the Delaware Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

   Article VI of the Registrant's by-laws together with Article VII of the Registrant's certificate of incorporation provide for indemnification, to the fullest extent permitted under Delaware law for any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise. The Registrant may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law from time to time in effect to the extent authorized by the board of directors and permitted by such law. Such indemnification is provided only if the director, officer, employee or agent acted in good faith and in a manner that the director, officer, employee or agent reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

   The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law, Article VI of the by-laws of the Registrant and Article VII of the Registrant's certificate of incorporation.

Item 21. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith

  Exhibit
    No.    Description
  -------  -----------
  2.1+++   Agreement and Plan of Reorganization and Contribution (included as
           Annex A to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company Registration Statement), dated
           February 28, 2000, by and between TeleCorp PCS, Tritel, Inc. and
           AT&T Wireless Services, Inc.

  2.2+++   Amendment No. 1 to the Agreement and Plan of Reorganization and
           Contribution (included as Annex B to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company
           Registration Statement), dated May 4, 2000, by and between TeleCorp
           PCS, Tritel, Inc. and AT&T Wireless Services, Inc.

  2.3+++   Amendment No. 2 to the Agreement and Plan of Reorganization and
           Contribution (included as Annex C to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company
           Registration Statement), dated June 12, 2000 by and between TeleCorp
           PCS, Tritel, Inc. and AT&T Wireless Services, Inc.

  3.1***   Fifth Amended and Restated Certificate of Incorporation of TeleCorp
           PCS, Inc.

  3.2***   Second Amended and Restated Bylaws of TeleCorp PCS, Inc.

  4.1****  Indenture, dated as of July 14, 2000, by and among TeleCorp PCS,
           Inc., TeleCorp Communications, Inc. and Bankers Trust Company, as
           Trustee.

  4.2++++  Indenture, dated as of April 23, 1999, by and between Bankers Trust
           Company, as Trustee, and TeleCorp PCS, Inc. relating to the 11 5/8%
           Senior Subordinated Discount Notes.

  5 Opinion of Cadwalader, Wickersham & Taft regarding the legality of the notes.

  8 Opinion of Cadwalader, Wickersham & Taft regarding certain U.S. tax matters related to the notes (included in Exhibit 5).

 10.1+++   TeleCorp PCS, Inc. Voting Agreement, dated February 28, 2000.

 10.2+++   Tritel, Inc. Voting Agreement, dated February 28, 2000.

 10.3+++   Side Letter Agreement regarding Milwaukee Option, dated February 28,
           2000, by and between AT&T Wireless Services, Inc. and TeleCorp PCS,
           Inc.

 10.4+++ Asset Exchange Agreement, dated as of February 28, 2000, by and among AT&T Wireless PCS, LLC, TeleCorp PCS, Inc., TeleCorp PCS, LLC,
           TeleCorp Holding Corp, Inc., TeleCorp Communications, Inc., TeleCorp
           Equipment Leasing, L.P., and TeleCorp Realty, LLC.

 10.5+++   Side Letter regarding Additional Mutual Rights and Obligations in
           Connection with the Asset Exchange Agreement and the Agreement and Plan of Reconstruction and Contribution, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and TeleCorp PCS, Inc.

 10.6.1+++ License Acquisition Agreement, between Polycell Communications, Inc.
           and ABC Wireless, LLC, dated as of February 28, 2000.

 10.6.2+++ Amended and Restated License Acquisition Agreement among Polycell
           Communications, Inc., Clinton Communications, Inc. and ABC Wireless,
           LLC, dated as of May 3, 2000.

 Exhibit
 No.      Description
 -------  -----------
 10.7+++  License Acquisition Agreement, between ABC Wireless, LLC and AT&T
          Wireless PCS, LLC, dated as of February 28, 2000.

 10.8+++  Form of Intermediary Agreement, among AT&T Wireless PCS, LLC,
          TeleCorp PCS, Inc., TeleCorp PCS, LLC, TeleCorp Holding Corp, Inc.,
          TeleCorp Communications, Inc., TeleCorp Equipment Leasing, L.P.,
          TeleCorp Realty, LLC and the Intermediary.

 10.9+++ Transition Services Agreement, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and TeleCorp PCS, Inc.

 10.10+++ Form of Assignment and Assumption Agreement, by and between Milwaukee
          PCS, LLC, Milwaukee Acquisition Subsidiary, Inc., and TeleCorp PCS,
          Inc.

 10.11+++ Agreement and Plan of Merger, dated February 27, 2000, by and among
          Milwaukee PCS LLC, Milwaukee Acquisition Subsidiary, Inc., Kailas J.
          Rao, and Indus, Inc.

 10.12+++ Airadigm Letter of Intent, dated January 24, 2000.

 10.13.1* General Agreement for Purchase of PCS Systems and Services, dated as of May 12, 1998, by and between TeleCorp PCS, Inc. and Lucent
          Technologies Inc.

 10.13.2  Amendment No. 1 to the General Agreement for Purchase of Personal
          Communication Systems and Services, dated as of November 20, 1998, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.

 10.13.3  Amendment No. 2 to the General Agreement for Purchase of Personal
          Communication Systems and Services, dated as of September 18, 1998, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.

 10.13.4  Amendment No. 3 to the General Agreement for Purchase of Personal
          Communication Systems and Services, dated as of November 10, 1998, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc. (the
          Amendment No. 5 to the General Agreement follows Amendment No. 3).

 10.13.5  Amendment No. 5 to the General Agreement for Purchase of Personal
          Communication Systems and Services, dated as of January 27, 1999, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.

 10.13.6  Amendment No. 6 to the General Agreement for Purchase of Personal
          Communication Systems and Services, dated as of August 9, 1999, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.

 10.13.7  Amendment No. 7 to the General Agreement for Purchase of Personal
          Communication Systems and Services, dated as of July 1, 1999 , by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.

 10.13.8  Amendment No. 8 to the General Agreement for Purchase of Personal
          Communication Systems and Services, dated as of July 1, 2000, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.

 10.14*   Securities Purchase Agreement by and among TeleCorp PCS, Inc., AT&T
          Wireless PCS Inc., TWR Cellular, Inc. and certain Initial investors other than AT&T Wireless, TeleCorp Investors and Management
          Stockholders identified, dated as of January 23, 1998.

 10.15.1* Network Membership License Agreement, by and among AT&T Corp., including AT&T Wireless Services, Inc., and TeleCorp PCS, Inc., dated as of July 17, 1998.

 10.15.2* Amendment No. 1 to Network Membership License Agreement, dated March
          30, 1999.

 Exhibit No. Description
 ----------- -----------
 10.16+++    Form of Network Membership License Agreement by and between AT&T
             Corp., including AT&T Wireless Services, Inc., and Holding
             Company.

 10.17.1*    Management Agreement by and between TeleCorp Management Corp. and
             TeleCorp PCS, Inc., dated as of July 17, 1998

 10.17.2*    Amendment No. 1 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of May 25, 1999.

 10.17.3**   Amendment No. 2 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of October 18,
             1999.

 10.18.1*    Intercarrier Roamer Service Agreement by and between AT&T Wireless
             Services, Inc. and TeleCorp PCS, Inc., dated as of July 17, 1998.

 10.18.2*    Amendment No. 1 to Intercarrier Roamer Service Agreement, dated
             May 25, 1999.

 10.19+++    Form of Intercarrier Roamer Service Agreement, by and between AT&T
             Wireless Services, Inc. and Holding Company.

 10.20*      Roaming Administration Service Agreement by and between AT&T
             Wireless Services, Inc. and TeleCorp PCS, Inc., dated as of July
             17, 1998.

 10.21+++    Form of Roaming Administration Service Agreement, by and between
             AT&T Wireless Services, Inc., and Holding Company.

 10.22.1++++ Credit Agreement by and among TeleCorp PCS, Inc., the Lenders party to, and the Chase Manhattan Bank, as Administrative Agent and Issuing Bank, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent, dated as of July 17, 1998.

 10.22.2*    First Amendment, Consent, and Waiver to the TeleCorp Credit
             Agreement, dated as of December 18, 1998.

 10.22.3* Second Amendment and Waiver to the TeleCorp Credit Agreement, dated as of March 1, 1999.

 10.22.4*    Third Amendment to the TeleCorp Credit Agreement, dated as of
             March 30, 1999.

 10.22.5*    Fourth Amendment to the TeleCorp Credit Agreement, dated as of
             March 31, 1999.

 10.22.6* Fifth Amendment and Acceptance to the TeleCorp Credit Agreement, dated as of April 7, 1999.

 10.22.7*    Sixth Amendment to the TeleCorp Credit Agreement, dated as of
             April 7, 1999.

 10.22.8*    Seventh Amendment to the TeleCorp Credit Agreement, dated as of
             May 21, 1999.

 10.22.9**   Eighth Amendment to the TeleCorp Credit Agreement, dated as of
             October 25, 1999.

 10.22.10**  Ninth Amendment to the TeleCorp Credit Agreement, dated as of
             October 26, 1999.

 10.22.11    Tenth Amendment to the TeleCorp Credit Agreement, dated as of July
             17, 2000.

 10.22.12    Eleventh Amendment to the TeleCorp Credit Agreement, dated as of
             June 28, 2000.

 10.23.1*    Stock Purchase Agreement by and among TeleCorp PCS, Inc., AT&T
             Wireless PCS, Inc. and certain Initial investors other than AT&T
             Wireless identified in, dated as of March 22, 1999.

 10.23.2*    Amendment No. 1 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

 10.23.3*    Amendment No. 2 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of April 6, 1999.

 10.23.4*    Amendment No. 3 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of May 14, 1999.

 10.23.5*    Amendment No. 4 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of July 15, 1999.

 Exhibit
 No.       Description
 -------   -----------
 10.24*    Stock Purchase Agreement by and among Viper Wireless, Inc., TeleCorp
           Holding Corp., Inc. and TeleCorp PCS, Inc., dated as of March 1,
           1999.

 10.25*    Puerto Rico Stock Purchase Agreement by and among TeleCorp PCS,
           Inc., Puerto Rico Acquisition Corp. and certain Management
           Stockholders and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

 10.26***  Stock Purchase Agreement, dated as of October 18, 1999, by and among
           TeleCorp PCS, Inc., TeleCorp Holding Corp., Inc., Gerald T. Vento,
           Thomas H. Sullivan, OneLiberty Fund IV, L.P., Northwood Ventures
           LLC, and Northwood Capital Partners LLC.

 10.27*    Asset Purchase Agreement, dated May 25, 1999, by and between AT&T
           Wireless PCS Inc. and TeleCorp PCS, Inc.

 10.28* Preferred Stock Purchase Agreement, dated May 24, 1999, by and between AT&T Wireless PCS Inc. and TeleCorp PCS, Inc.

 10.29*    License Acquisition Agreement, dated May 15, 1998, by and between
           Mercury PCS II, LLC and TeleCorp PCS, Inc.

 10.30*    License Acquisition Agreement, dated May 15, 1998, by and between
           Wireless 2000, Inc. and TeleCorp PCS, Inc.

 10.31.1* Stockholders' Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS, Inc., TWR Cellular, Inc., Initial investors other than AT&T Wireless, Management Stockholders, and TeleCorp PCS, Inc.

 10.31.2*  Amendment No. 1 to Stockholders' Agreement dated May 25, 1999.

 10.31.3*  Amendment No. 2 to Stockholders' Agreement dated November 1, 1999.

 10.32+++  Form of Stockholders' Agreement by and among AT&T Wireless PCS, LLC,
           Initial investors other than AT&T Wireless, Management Stockholders,
           Other Stockholders, and Holding Company, Inc.


 10.33++++ Purchase Agreement, dated April 20, 1999, by and among Chase
           Securities Inc., BT Alex. Brown Incorporated, Lehman Brothers Inc.,
           TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

 10.34*    Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS
           Inc., TWR Cellular, Inc., the Initial investors other than AT&T
           Wireless, the TeleCorp Investors and the Management Stockholders.

 10.35* Employment Agreement, dated as of July 17, 1998, by and between TeleCorp PCS, Inc. and Julie A. Dobson.

 10.36+++ Amendment to Employment Agreement, dated February 28, 2000, by and between TeleCorp PCS, Inc. and Julie A. Dobson.

 10.37*    Share Grant Agreement, dated July 16, 1998, by and between TeleCorp
           PCS, Inc. and Julie A. Dobson.

 10.38* Separation Agreement, dated as of March 8, 1999, by and among TeleCorp PCS, Inc., TeleCorp Communications, Inc. and Robert Dowski.

 10.39* Agreement among the Parties, dated as of June 30, 1999, by and among TeleCorp PCS, Inc., the Initial investors other than AT&T Wireless,
           Entergy Technology Holding Company, AT&T Wireless PCS, Inc., TWR
           Cellular Inc. and other stockholders.

 10.40*    Amended and Restated Agreement, dated April 16, 1999, by and among
           TeleCorp Communications, Inc., Triton PCS, Inc., Tritel
           Communications, Inc. and Affiliate License Co, L.L.C.

 10.41*    TeleCorp PCS, Inc. 1998 Restricted Stock Plan, as amended May 20,
           1999.

 Exhibit
 No.       Description
 -------   -----------
 10.42**   TeleCorp PCS, Inc. 1999 Stock Option Plan, dated June 23, 1999, as amended.

 10.43** Form of Indemnification Agreement to be entered into between TeleCorp PCS, Inc. and its directors and executive officers.

 10.44.1++ Stockholders' Agreement by and among AT&T Wireless PCS Inc., Initial investors other than AT&T Wireless, Management Stockholders, and Tritel, Inc. dated January 7, 1999.

 10.44.2++ First Amendment to Tritel's Stockholders' Agreement, dated August
           27, 1999.

 10.44.3++ Second Amendment to Tritel's Stockholders' Agreement, dated as of
           September 1, 1999.

 10.44.4+  Third Amendment to Tritel's Stockholders' Agreement, dated November
           18, 1999.

 10.44.5+  Fourth Amendment to Tritel's Stockholders' Agreement, dated December
           10, 1999.

 10.45++   Investors Stockholders' Agreement by and among Tritel, Inc.,
           Washington National Insurance Company, United Presidential Life
           Insurance Company, Dresdner Kleinwort Benson Private Equity Partners
           LP, Toronto Dominion Investments, Inc., Entergy Wireless
           Corporation, General Electric Capital Corporation, Triune PCS, LLC,
           FCA Venture Partners II, L.P., Clayton Associates LLC, Trillium PCS,
           LLC, Airwave Communications, LLC, Digital PCS, LLC, and The
           Stockholders Named Herein dated January 7, 1999.

 10.46+++  Form of Investors Stockholder Agreement, by and among Holding
           Company, Inc. and AT&T Wireless PCS, Inc. CB Capital Investors,
           L.P., Private Equity Investors III, Equity-Linked Investors-II,
           Whitney III, L.P., Whitney Strategic Partners III, L.P.,
           Media/Communications Investors Limited Partnership,
           Media/Communications Partners III Limited Partnership, Toronto
           Dominion Investments, Inc., Northwood Capital Partners LLC,
           OneLiberty Fund III, L.P., Hoak Communications Partners, L.P., HCP
           Capital Fund, L.P., Cich, Incorporated LP, Dresdner Kleinworth
           Benson Private Equity Partners LP, Toronto Dominion Investments,
           Inc., Entergy Wireless Capital Corporation, General Electric Capital
           Corporation, Triune PCS, LLC, FCA Venture Partners II, LP, Clayton
           Associates LLC, Trillium PCS, LLC, Airwave Communications, LLC,
           Digital PCS, LLC, and The Manufacturers Life Insurance Company.

 10.47++ AT&T Wireless Services, Inc. Network Membership License Agreement between AT&T Corp. and Tritel, Inc. dated January 7, 1999.

 10.48++   Intercarrier Roamer Service Agreement between AT&T Wireless
           Services, Inc. and Tritel, Inc. dated January 7, 1999.

 10.49++   Amended and Restated Agreement between TeleCorp Communications,
           Inc., Triton PCS, Inc., Tritel Communications, Inc. and Affiliate
           License Co., L.L.C. dated April 16, 1999.

 10.50+++  Form of Employment Agreement, by and between Holding Company and
           William M. Mounger, II.

 10.51+++  Form of Employment Agreement, by and between Holding Company and
           E.B. Martin, Jr.

 10.52+++  Letter Agreement, dated February 28, 2000, by and among William
           Mounger, II, TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and
           Gerald Vento.

 10.53+++  Letter Agreement, dated February 28, 2000, by and among E.B. Martin,
           Jr., TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and Gerald
           Vento.

 10.54+++ Form of Amended and Restated Restricted Stock Agreement pursuant to the Tritel, Inc. Amended and Restated 1999 Stock Option Plan.

 10.55+ Tritel, Inc. Amended and Restated 1999 Stock Option Plan for Non-employee Directors, effective January 7, 1999.

 10.56++   Amended and Restated Loan Agreement among Tritel Holding Corp.,
           Tritel, Inc., The Financial Institutions Signatory Hereto, and
           Toronto Dominion (Texas), Inc. dated March 31, 1999.

 Exhibit
 No.        Description
 -------    -----------
 10.57++    First Amendment to Amended and Restated Loan Agreement among Tritel
            Holding Corp., Tritel, Inc., The Financial Institutions Signatory
            Thereto, and Toronto Dominion (Texas), Inc. dated April 21, 1999.

 10.58++    Master Lease Agreement between Tritel Communications, Inc. and
            Crown Communication Inc. dated October 30, 1998.

 10.59++    Master Lease Agreement between Signal One, LLC and Tritel
            Communications, Inc. dated December 31, 1998.

 10.60.1++  Management Agreement between Tritel Management, LLC and Tritel,
            Inc. dated January 1, 1999.

 10.60.2++  First Amendment to Management Agreement, dated as of September 1,
            1999.

 10.60.3+++ Agreement to Terminate Tritel Management Agreement, dated as of
            February 28, 2000, by and between Tritel Management, LLC.

 10.61++    Master Antenna Site Lease No. D41 between Pinnacle Towers Inc. and
            Tritel Communications, Inc. dated October 23, 1998.

 10.62++ Installment Payment Plan Note made by Mercury PCS, LLC in favor of the Federal Communications Commission in the amount of $42,525,211.95, dated October 9, 1996.

 10.63++    First Modification of Installment Payment Plan Note for Broadband
            PCS F Block by and between Mercury PCS II, L.L.C. and the Federal
            Communications Commission, dated July 2, 1998, effective as of July
            31, 1998.

 10.64++    Letter Agreement by and between Tritel Communications, Inc. and
            H.S.I. GeoTrans Wireless, dated July 2, 1998, referring to a service agreement covering certain Site Acquisition Services applicable to certain Federal Communications Commission licenses owned or to be acquired by Tritel.

 10.65.1++  Services Agreement by and between Tritel Communications, Inc. and
            Galaxy Personal Communications Services, Inc., which is a wholly owned subsidiary of World Access, Inc., dated as of June 1, 1998.

 10.65.2++  Addendum to June 1, 1998 Services Agreement, dated as of March 23,
            1999.

 10.66++    Services Agreement by and between Tritel Communications, Inc. and
            Galaxy Personal Communications Services, Inc., which is a wholly-owned subsidiary of World Access, Inc., dated as of August 27, 1998.

 10.67++    Agreement by and between BellSouth Telecommunications, Inc. and
            Tritel Communications, Inc., effective as of March 16, 1999.

 10.68++    Agreement for Project and Construction Management Services between
            Tritel Communications, Inc. and Tritel Finance, Inc. and Bechtel
            Corporation, dated November 24, 1998.

 10.69++    Services Agreement by and between Tritel Communications, Inc. and
            Spectrasite Communications, Inc., dated as of July 28, 1998.

 10.70++    Acquisition Agreement Ericsson CMS 8800 Cellular Mobile Telephone
            System by and between Tritel Finance, Inc. and Tritel
            Communications, Inc. and Ericsson Inc., made and effective as of December 30, 1998.

 10.71++    Securities Purchase Agreement by and among AT&T Wireless PCS Inc.,
            TWR Cellular, Inc., Initial investors other than AT&T Wireless,
            Mercury PCS, LLC, Mercury PCS II, LLC, Management Stockholders and
            Tritel, Inc., dated as of May 20, 1998.

 10.72++    Closing Agreement by and among AT&T Wireless PCS, Inc., TWR
            Cellular, Inc., Initial investors other than AT&T Wireless, Airwave
            Communications, LLC, Digital PCS, LLC, Management Stockholders,
            Mercury Investor Indemnitors and Tritel, Inc., dated as of January
            7, 1999.

 Exhibit
 No.        Description
 -------    -----------
 10.73++    Master Build To Suit And Lease Agreement between Tritel
            Communications, Inc., a Delaware corporation and American Tower,
            L.P., a Delaware limited partnership.

 10.74++    Master Build To Suit And Lease Agreement between Tritel
            Communications, Inc. and SpectraSite Communications, Inc.

 10.75++    Master Build To Suit Services And License Agreement between Tritel
            Communications, Inc. and Crown Communication Inc.

 10.76++    Master Build To Suit And Lease Agreement by and between Tritel
            Communications, Inc. and SBA Towers, Inc.

 10.77++    Master Site Agreement between Tritel Communications, Inc. and
            BellSouth Mobility Inc., dated July 2, 1999.

 10.78++    Master Site Agreement between Tritel Communications, Inc. and
            BellSouth Mobility PCS, dated March 10, 1999.

 10.79++    Consent to Exercise of Option between Tritel, Inc., AT&T Wireless
            PCS, Inc., TWR Cellular, Inc. and Management Stockholders dated May
            20, 1999.

 10.80++    License Purchase Agreement between Digital PCS, LLC and Tritel,
            Inc. dated as of May 20, 1999.

 10.81++    Amended and Restated Employment Agreement of Jerry M. Sullivan,
            Jr., dated as of September 1, 1999.

 10.82++    Stock Purchase Agreement, dated as of September 1, 1999.

 10.83++    Mutual Release and Termination Agreement, dated as of September 1,
            1999.

 10.84+++   Form of Management Agreement between TeleCorp Management Corp, Inc.
            and TeleCorp PCS, Inc.

 10.85+++   Asset Purchase Agreement, dated as of June 2, 2000, between
            Airadigm Communications, Inc. and RW Acquisition L.L.C.

 10.86+++   Contingent Supplement to Asset Purchase Agreement, dated as of June
            2, 2000, by and between Airadigm Communications, Inc. and RW
            Acquisition L.L.C.

 10.87+++   Letter Agreement by and between RW Acquisition, L.L.C. and Airadigm
            Communications, Inc. regarding Working Capital Loan, dated June 2,
            2000.

 10.88+++ Construction Management Agreement, dated as of June 2, 2000, by and between TeleCorp Communications, Inc. and Airadigm Communications,
            Inc.

 10.89+++   Counterpart Signature Page and Joinder to the Agreement and Plan of
            Reorganization and Contribution, dated May 31, 2000 by TeleCorp-
            Tritel Holding Company.

 10.90+++   Counterpart Signature Page and Joinder to the Agreement and Plan of
            Reorganization and Contribution, dated May 31, 2000 by TTHC First
            Merger Sub, Inc.

 10.91+++   Counterpart Signature Page and Joinder to the Agreement and Plan of
            Reorganization and Contribution, dated May 31, 2000 by TTHC Second
            Merger Sub, Inc.

 10.92+++++ Purchase Agreement, dated July 11, 2000, by and among Chase
            Securities Inc., Lehman Brothers Inc., Deutsche Banc Securities,
            Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

 10.93      Consent Pursuant to Section 6.2(a) of the Agreement and Plan of
            Reorganization and Contribution, dated as of July 10, 2000, by Tritel, Inc. to TeleCorp PCS, Inc.

 10.94      Exchange and Registration Rights Agreement, dated as of July 14,
            2000, by and among Chase Securities Inc., Lehman Brothers Inc.,
            Deutsche Banc Securities, Inc., TeleCorp PCS, Inc., TeleCorp
            Communications, Inc. and Bankers Trust Company, as Trustee.

 Exhibit
 No.        Description
 -------    -----------
 10.95++++  Exchange and Registration Rights Agreement, dated April 23, 1999, by and among Chase Securities Inc., BT Alex. Brown Incorporated,
            Lehman Brothers Inc., TeleCorp PCS, Inc. and TeleCorp
            Communications, Inc.

 10.96****  Credit Agreement, dated as of July 14, 2000, by and among Black
            Label Wireless, Inc., as Borrower, the financial institutions from time to time parties thereto, as Lenders and Lucent Technologies
            Inc., as Agent for the Lenders.

 10.97****  Letter Agreement, dated July 14, 2000, by and among Black Label
            Wireless, Inc., as Borrower, Lucent Technologies Inc., as Agent and
            Lucent Technologies Inc., as Lender.

 10.98****  Commitment Letter, dated July 14, 2000, by and between TeleCorp-
            Tritel Holding Company and Lucent Technologies Inc.

 10.99****  Form of Indenture related to the sale of notes by TeleCorp PCS,
            Inc. (formerly known as TeleCorp-Tritel Holding Company) to Lucent
            Technologies Inc.

 10.100**** Form of Securities Purchase Agreement by and between TeleCorp PCS,
            Inc. (formerly known as TeleCorp-Tritel Holding Company) and Lucent
            Technologies Inc.

 21         Subsidiaries of TeleCorp PCS, Inc.

 23.1       Consent of KPMG LLP.

 23.2       Consent of PricewaterhouseCoopers LLP.

 23.3       Consent of Cadwalader, Wickersham & Taft (included in exhibit 5).

 24         Powers of Attorney (included in signature page).

 25         Statement of Eligibility of Trustee on Form T-1.

 99.1       Form of Letter of Transmittal.

 99.2       Form of Notice of Guaranteed Delivery.

--------
    * Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-89393) of TeleCorp PCS, Inc.
   ** Incorporated by reference to the Form 10-Q filed on November 15, 1999
      (File No. 333-81313-01) of TeleCorp PCS, Inc.
  *** Incorporated by reference to the Form 10-K filed on March 30, 2000 (File
      No. 000-27901) of TeleCorp PCS, Inc.
 **** Incorporated by reference to the Form 10-Q filed on August 11, 2000 (File
      No. 000-27901) of TeleCorp PCS, Inc.
    + Incorporated by reference to the Registration Statement on Form S-1 (File
      No. 333-91207) of Tritel, Inc.
   ++ Incorporated by reference to the Registration Statement on Form S-4 (File
      No. 333-82509) of Tritel PCS, Inc.
  +++ Incorporated by reference to the Registration Statement on Form S-4 (File
      No. 333-36954) of TeleCorp-Tritel Holding Company.
 ++++ Incorporated by reference to the Registration Statement on Form S-4 (File
      No. 333-81313, 333-81313-01) of TeleCorp PCS, Inc. and TeleCorp Communications, Inc.
+++++ Incorporated by reference to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-81313, 333-81313-01) of TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

Item 22. Undertakings

   The undersigned Registrants hereby undertake:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective;

     (6) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes information in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

     (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on August 11, 2000.

                                                 TeleCorp PCS, Inc.


                                                           /s/ Gerald T. Vento
                                                 By: _______________________________________
                                                               Gerald T. Vento
                                                           Chief Executive Officer

                               POWER OF ATTORNEY

   TeleCorp PCS, Inc. and each person whose signature appears below (1) constitutes and appoints Thomas H. Sullivan and Gerald T. Vento, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for each such person and in such person's name, in any and all capacities, (A) to sign all amendments (including pre-effective and post-effective amendments) to this registration statement (and any registration statement filed under Rule 462(b) of the Securities Act); (B) to file such amendments with all exhibits and other related documents with the Securities and Exchange Commission; and (C) to perform every act necessary in connection with (A) or (B); and (2) ratifies and confirms everything that such attorneys-in-fact and agents, or any or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue of this appointment.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                            Title                  Date
                 ---------                            -----                  ----

          /s/ Gerald T. Vento               Chief Executive Officer     August 11, 2000
___________________________________________  and Chairman(Principal
              Gerald T. Vento                Executive Officer)

        /s/ Thomas H. Sullivan              Executive Vice President,   August 11, 2000
___________________________________________  Chief Financial Officer
            Thomas H. Sullivan               and Director (Principal
                                             Financial and Accounting
                                             Officer)

         /s/ Michael R. Hannon              Director                    August 11, 2000
___________________________________________
             Michael R. Hannon

          /s/ Scott Anderson                Director                    August 11, 2000
___________________________________________
              Scott Anderson

                 Signature                            Title                  Date
                 ---------                            -----                  ----

           /s/ James M. Hoak                Director                    August 11, 2000
___________________________________________
               James M. Hoak

          /s/ William Kussell               Director                    August 11, 2000
___________________________________________
              William Kussell

         /s/ Michael Schwartz               Director                    August 11, 2000
___________________________________________
             Michael Schwartz

          /s/ Rohit M. Desai                Director                    August 11, 2000
___________________________________________
              Rohit M. Desai

         /s/ William W. Hague               Director                    August 11, 2000
___________________________________________
             William W. Hague

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on August 11, 2000.

                                                 TeleCorp Communications, Inc.


                                                             /s/ Gerald T. Vento
                                                 By: _______________________________________
                                                               Gerald T. Vento
                                                           Chief Executive Officer

                               POWER OF ATTORNEY

   TeleCorp Communications, Inc. and each person whose signature appears below
(1) constitutes and appoints Thomas H. Sullivan and Gerald T. Vento, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for each such person and in such person's name, in any and all capacities, (A) to sign all amendments (including pre-effective and post-effective amendments) to this registration statement (and any registration statement filed under Rule 462(b) of the Securities Act); (B) to file such amendments with all exhibits and other related documents with the Securities and Exchange Commission; and (C) to perform every act necessary in connection with (A) or (B); and (2) ratifies and confirms everything that such attorneys-in-fact and agents, or any or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue of this appointment.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                            Title                  Date
                 ---------                            -----                  ----

            /s/ Gerald T. Vento             Chief Executive Officer     August 11, 2000
___________________________________________  and Director (Principal
              Gerald T. Vento                Executive Officer)

          /s/ Thomas H. Sullivan            President, Secretary,       August 11, 2000
___________________________________________  Treasurer and Director
            Thomas H. Sullivan               (Principal Financial and
                                             Accounting Officer)

                                 EXHIBIT INDEX

  Exhibit
    No.    Description
  -------  -----------
  2.1+++   Agreement and Plan of Reorganization and Contribution (included as
           Annex A to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company Registration Statement), dated
           February 28, 2000, by and between TeleCorp PCS, Tritel, Inc. and
           AT&T Wireless Services, Inc.

  2.2+++   Amendment No. 1 to the Agreement and Plan of Reorganization and
           Contribution (included as Annex B to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company
           Registration Statement), dated May 4, 2000, by and between TeleCorp
           PCS, Tritel, Inc. and AT&T Wireless Services, Inc.

  2.3+++   Amendment No. 2 to the Agreement and Plan of Reorganization and
           Contribution (included as Annex C to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company
           Registration Statement), dated June 12, 2000 by and between TeleCorp
           PCS, Tritel, Inc. and AT&T Wireless Services, Inc.

  3.1***   Fifth Amended and Restated Certificate of Incorporation of TeleCorp
           PCS, Inc.

  3.2***   Second Amended and Restated Bylaws of TeleCorp PCS, Inc.

  4.1****  Indenture, dated as of July 14, 2000, by and among TeleCorp PCS,
           Inc., TeleCorp Communications, Inc. and Bankers Trust Company, as
           Trustee.

  4.2++++  Indenture, dated as of April 23, 1999, by and between Bankers Trust
           Company, as Trustee, and TeleCorp PCS, Inc. relating to the 11 5/8%
           Senior Subordinated Discount Notes.

  5 Opinion of Cadwalader, Wickersham & Taft regarding the legality of the notes.

  8 Opinion of Cadwalader, Wickersham & Taft regarding certain U.S. tax matters related to the notes (included in Exhibit 5).

 10.1+++   TeleCorp PCS, Inc. Voting Agreement, dated February 28, 2000.

 10.2+++   Tritel, Inc. Voting Agreement, dated February 28, 2000.

 10.3+++   Side Letter Agreement regarding Milwaukee Option, dated February 28,
           2000, by and between AT&T Wireless Services, Inc. and TeleCorp PCS,
           Inc.

 10.4+++ Asset Exchange Agreement, dated as of February 28, 2000, by and among AT&T Wireless PCS, LLC, TeleCorp PCS, Inc., TeleCorp PCS, LLC,
           TeleCorp Holding Corp, Inc., TeleCorp Communications, Inc., TeleCorp
           Equipment Leasing, L.P., and TeleCorp Realty, LLC.

 10.5+++   Side Letter regarding Additional Mutual Rights and Obligations in
           Connection with the Asset Exchange Agreement and the Agreement and Plan of Reconstruction and Contribution, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and TeleCorp PCS, Inc.

 10.6.1+++ License Acquisition Agreement, between Polycell Communications, Inc.
           and ABC Wireless, LLC, dated as of February 28, 2000.

 10.6.2+++ Amended and Restated License Acquisition Agreement among Polycell
           Communications, Inc., Clinton Communications, Inc. and ABC Wireless,
           LLC, dated as of May 3, 2000.

 10.7+++   License Acquisition Agreement, between ABC Wireless, LLC and AT&T
           Wireless PCS, LLC, dated as of February 28, 2000.

 10.8+++   Form of Intermediary Agreement, among AT&T Wireless PCS, LLC,
           TeleCorp PCS, Inc., TeleCorp PCS, LLC, TeleCorp Holding Corp, Inc.,
           TeleCorp Communications, Inc., TeleCorp Equipment Leasing, L.P.,
           TeleCorp Realty, LLC and the Intermediary.

 10.9+++ Transition Services Agreement, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and TeleCorp PCS, Inc.

 Exhibit No. Description
 ----------- -----------
  10.10+++   Form of Assignment and Assumption Agreement, by and between
             Milwaukee PCS, LLC, Milwaukee Acquisition Subsidiary, Inc., and
             TeleCorp PCS, Inc.

  10.11+++ Agreement and Plan of Merger, dated February 27, 2000, by and among Milwaukee PCS LLC, Milwaukee Acquisition Subsidiary, Inc.,
             Kailas J. Rao, and Indus, Inc.

  10.12+++   Airadigm Letter of Intent, dated January 24, 2000.

  10.13.1* General Agreement for Purchase of PCS Systems and Services, dated as of May 12, 1998, by and between TeleCorp PCS, Inc. and Lucent
             Technologies Inc.

  10.13.2    Amendment No. 1 to the General Agreement for Purchase of Personal
             Communication Systems and Services, dated as of November 20, 1998, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.

  10.13.3    Amendment No. 2 to the General Agreement for Purchase of Personal
             Communication Systems and Services, dated as of September 18,
             1998, by and between TeleCorp PCS, Inc. and Lucent Technologies
             Inc.

  10.13.4    Amendment No. 3 to the General Agreement for Purchase of Personal
             Communication Systems and Services, dated as of November 10, 1998, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.

  10.13.5    Amendment No. 5 to the General Agreement for Purchase of Personal
             Communication Systems and Services, dated as of January 27, 1999, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.
             (the Amendment No. 5 to the General Agreement follows Amendment
             No. 3).

  10.13.6    Amendment No. 6 to the General Agreement for Purchase of Personal
             Communication Systems and Services, dated as of August 9, 1999, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.

  10.13.7    Amendment No. 7 to the General Agreement for Purchase of Personal
             Communication Systems and Services, dated as of July 1, 1999, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.

  10.13.8    Amendment No. 8 to the General Agreement for Purchase of Personal
             Communication Systems and Services, dated as of July 1, 2000, by and between TeleCorp PCS, Inc. and Lucent Technologies Inc.

  10.14*     Securities Purchase Agreement by and among TeleCorp PCS, Inc.,
             AT&T Wireless PCS Inc., TWR Cellular, Inc. and certain Initial investors other than AT&T Wireless, TeleCorp Investors and Management Stockholders identified, dated as of January 23, 1998.

  10.15.1* Network Membership License Agreement, by and among AT&T Corp., including AT&T Wireless Services, Inc., and TeleCorp PCS, Inc., dated as of July 17, 1998.

  10.15.2*   Amendment No. 1 to Network Membership License Agreement, dated
             March 30, 1999.

  10.16+++   Form of Network Membership License Agreement by and between AT&T
             Corp., including AT&T Wireless Services, Inc., and Holding
             Company.

  10.17.1*   Management Agreement by and between TeleCorp Management Corp. and
             TeleCorp PCS, Inc., dated as of July 17, 1998

  10.17.2*   Amendment No. 1 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of May 25, 1999.

 Exhibit No. Description
 ----------- -----------
 10.17.3**   Amendment No. 2 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of October 18,
             1999.

 10.18.1*    Intercarrier Roamer Service Agreement by and between AT&T Wireless
             Services, Inc. and TeleCorp PCS, Inc., dated as of July 17, 1998.

 10.18.2*    Amendment No. 1 to Intercarrier Roamer Service Agreement, dated
             May 25, 1999.

 10.19+++    Form of Intercarrier Roamer Service Agreement, by and between AT&T
             Wireless Services, Inc. and Holding Company.

 10.20*      Roaming Administration Service Agreement by and between AT&T
             Wireless Services, Inc. and TeleCorp PCS, Inc., dated as of July
             17, 1998.

 10.21+++    Form of Roaming Administration Service Agreement, by and between
             AT&T Wireless Services, Inc., and Holding Company.

 10.22.1++++ Credit Agreement by and among TeleCorp PCS, Inc., the Lenders party to, and the Chase Manhattan Bank, as Administrative Agent and Issuing Bank, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent, dated as of July 17, 1998.

 10.22.2*    First Amendment, Consent, and Waiver to the TeleCorp Credit
             Agreement, dated as of December 18, 1998.

 10.22.3* Second Amendment and Waiver to the TeleCorp Credit Agreement, dated as of March 1, 1999.

 10.22.4*    Third Amendment to the TeleCorp Credit Agreement, dated as of
             March 30, 1999.

 10.22.5*    Fourth Amendment to the TeleCorp Credit Agreement, dated as of
             March 31, 1999.

 10.22.6* Fifth Amendment and Acceptance to the TeleCorp Credit Agreement, dated as of April 7, 1999.

 10.22.7*    Sixth Amendment to the TeleCorp Credit Agreement, dated as of
             April 7, 1999.

 10.22.8*    Seventh Amendment to the TeleCorp Credit Agreement, dated as of
             May 21, 1999.

 10.22.9**   Eighth Amendment to the TeleCorp Credit Agreement, dated as of
             October 25, 1999.

 10.22.10**  Ninth Amendment to the TeleCorp Credit Agreement, dated as of
             October 26, 1999.

 10.22.11    Tenth Amendment to the TeleCorp Credit Agreement, dated as of July
             17, 2000.

 10.22.12    Eleventh Amendment to the TeleCorp Credit Agreement, dated as of
             June 28, 2000.

 10.23.1*    Stock Purchase Agreement by and among TeleCorp PCS, Inc., AT&T
             Wireless PCS, Inc. and certain Initial investors other than AT&T
             Wireless identified in, dated as of March 22, 1999.

 10.23.2*    Amendment No. 1 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

 10.23.3*    Amendment No. 2 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of April 6, 1999.

 10.23.4*    Amendment No. 3 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of May 14, 1999.

 10.23.5*    Amendment No. 4 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of July 15, 1999.

 10.24*      Stock Purchase Agreement by and among Viper Wireless, Inc.,
             TeleCorp Holding Corp., Inc. and TeleCorp PCS, Inc., dated as of
             March 1, 1999.

 10.25*      Puerto Rico Stock Purchase Agreement by and among TeleCorp PCS,
             Inc., Puerto Rico Acquisition Corp. and certain Management
             Stockholders and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

 Exhibit
 No.       Description
 -------   -----------
 10.26***  Stock Purchase Agreement, dated as of October 18, 1999, by and among
           TeleCorp PCS, Inc., TeleCorp Holding Corp., Inc., Gerald T. Vento,
           Thomas H. Sullivan, OneLiberty Fund IV, L.P., Northwood Ventures
           LLC, and Northwood Capital Partners LLC.

 10.27*    Asset Purchase Agreement, dated May 25, 1999, by and between AT&T
           Wireless PCS Inc. and TeleCorp PCS, Inc.

 10.28* Preferred Stock Purchase Agreement, dated May 24, 1999, by and between AT&T Wireless PCS Inc. and TeleCorp PCS, Inc.

 10.29*    License Acquisition Agreement, dated May 15, 1998, by and between
           Mercury PCS II, LLC and TeleCorp PCS, Inc.

 10.30*    License Acquisition Agreement, dated May 15, 1998, by and between
           Wireless 2000, Inc. and TeleCorp PCS, Inc.

 10.31.1* Stockholders' Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS, Inc., TWR Cellular, Inc., Initial investors other than AT&T Wireless, Management Stockholders, and TeleCorp PCS, Inc.

 10.31.2*  Amendment No. 1 to Stockholders' Agreement dated May 25, 1999.

 10.31.3*  Amendment No. 2 to Stockholders' Agreement dated November 1, 1999.

 10.32+++  Form of Stockholders' Agreement by and among AT&T Wireless PCS, LLC,
           Initial investors other than AT&T Wireless, Management Stockholders,
           Other Stockholders, and Holding Company, Inc.

 10.33++++ Purchase Agreement, dated April 20, 1999, by and among Chase
           Securities Inc., BT Alex. Brown Incorporated, Lehman Brothers Inc.,
           TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

 10.34*    Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS
           Inc., TWR Cellular, Inc., the Initial investors other than AT&T
           Wireless, the TeleCorp Investors and the Management Stockholders.

 10.35* Employment Agreement, dated as of July 17, 1998, by and between TeleCorp PCS, Inc. and Julie A. Dobson.

 10.36+++ Amendment to Employment Agreement, dated February 28, 2000, by and between TeleCorp PCS, Inc. and Julie A. Dobson.

 10.37*    Share Grant Agreement, dated July 16, 1998, by and between TeleCorp
           PCS, Inc. and Julie A. Dobson.

 10.38* Separation Agreement, dated as of March 8, 1999, by and among TeleCorp PCS, Inc., TeleCorp Communications, Inc. and Robert Dowski.

 10.39* Agreement among the Parties, dated as of June 30, 1999, by and among TeleCorp PCS, Inc., the Initial investors other than AT&T Wireless,
           Entergy Technology Holding Company, AT&T Wireless PCS, Inc., TWR
           Cellular Inc. and other stockholders.

 10.40*    Amended and Restated Agreement, dated April 16, 1999, by and among
           TeleCorp Communications, Inc., Triton PCS, Inc., Tritel
           Communications, Inc. and Affiliate License Co, L.L.C.

 10.41*    TeleCorp PCS, Inc. 1998 Restricted Stock Plan, as amended May 20,
           1999.

 10.42** TeleCorp PCS, Inc. 1999 Stock Option Plan, dated June 23, 1999, as amended.

 10.43** Form of Indemnification Agreement to be entered into between TeleCorp PCS, Inc. and its directors and executive officers.

 10.44.1++ Stockholders' Agreement by and among AT&T Wireless PCS Inc., Initial investors other than AT&T Wireless, Management Stockholders, and Tritel, Inc. dated January 7, 1999.

 Exhibit
 No.       Description
 -------   -----------
 10.44.2++ First Amendment to Tritel's Stockholders' Agreement, dated August
           27, 1999.

 10.44.3++ Second Amendment to Tritel's Stockholders' Agreement, dated as of
           September 1, 1999.

 10.44.4+  Third Amendment to Tritel's Stockholders' Agreement, dated November
           18, 1999.

 10.44.5+  Fourth Amendment to Tritel's Stockholders' Agreement, dated December
           10, 1999.

 10.45++   Investors Stockholders' Agreement by and among Tritel, Inc.,
           Washington National Insurance Company, United Presidential Life
           Insurance Company, Dresdner Kleinwort Benson Private Equity Partners
           LP, Toronto Dominion Investments, Inc., Entergy Wireless
           Corporation, General Electric Capital Corporation, Triune PCS, LLC,
           FCA Venture Partners II, L.P., Clayton Associates LLC, Trillium PCS,
           LLC, Airwave Communications, LLC, Digital PCS, LLC, and The
           Stockholders Named Herein dated January 7, 1999.

 10.46+++  Form of Investors Stockholder Agreement, by and among Holding
           Company, Inc. and AT&T Wireless PCS, Inc. CB Capital Investors,
           L.P., Private Equity Investors III, Equity-Linked Investors-II,
           Whitney III, L.P., Whitney Strategic Partners III, L.P.,
           Media/Communications Investors Limited Partnership,
           Media/Communications Partners III Limited Partnership, Toronto
           Dominion Investments, Inc., Northwood Capital Partners LLC,
           OneLiberty Fund III, L.P., Hoak Communications Partners, L.P., HCP
           Capital Fund, L.P., Cich, Incorporated LP, Dresdner Kleinworth
           Benson Private Equity Partners LP, Toronto Dominion Investments,
           Inc., Entergy Wireless Capital Corporation, General Electric Capital
           Corporation, Triune PCS, LLC, FCA Venture Partners II, LP, Clayton
           Associates LLC, Trillium PCS, LLC, Airwave Communications, LLC,
           Digital PCS, LLC, and The Manufacturers Life Insurance Company.

 10.47++ AT&T Wireless Services, Inc. Network Membership License Agreement between AT&T Corp. and Tritel, Inc. dated January 7, 1999.

 10.48++   Intercarrier Roamer Service Agreement between AT&T Wireless
           Services, Inc. and Tritel, Inc. dated January 7, 1999.

 10.49++   Amended and Restated Agreement between TeleCorp Communications,
           Inc., Triton PCS, Inc., Tritel Communications, Inc. and Affiliate
           License Co., L.L.C. dated April 16, 1999.

 10.50+++  Form of Employment Agreement, by and between Holding Company and
           William M. Mounger, II.

 10.51+++  Form of Employment Agreement, by and between Holding Company and
           E.B. Martin, Jr.

 10.52+++  Letter Agreement, dated February 28, 2000, by and among William
           Mounger, II, TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and
           Gerald Vento.

 10.53+++  Letter Agreement, dated February 28, 2000, by and among E.B. Martin,
           Jr., TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and Gerald
           Vento.

 10.54+++ Form of Amended and Restated Restricted Stock Agreement pursuant to the Tritel, Inc. Amended and Restated 1999 Stock Option Plan.

 10.55+ Tritel, Inc. Amended and Restated 1999 Stock Option Plan for Non-employee Directors, effective January 7, 1999.

 10.56++   Amended and Restated Loan Agreement among Tritel Holding Corp.,
           Tritel, Inc., The Financial Institutions Signatory Hereto, and
           Toronto Dominion (Texas), Inc. dated March 31, 1999.

 10.57++   First Amendment to Amended and Restated Loan Agreement among Tritel
           Holding Corp., Tritel, Inc., The Financial Institutions Signatory
           Thereto, and Toronto Dominion (Texas), Inc. dated April 21, 1999.

 10.58++   Master Lease Agreement between Tritel Communications, Inc. and Crown
           Communication Inc. dated October 30, 1998.

 Exhibit
 No.        Description
 -------    -----------
 10.59++    Master Lease Agreement between Signal One, LLC and Tritel
            Communications, Inc. dated December 31, 1998.

 10.60.1++  Management Agreement between Tritel Management, LLC and Tritel,
            Inc. dated January 1, 1999.

 10.60.2++  First Amendment to Management Agreement, dated as of September 1,
            1999.

 10.60.3+++ Agreement to Terminate Tritel Management Agreement, dated as of
            February 28, 2000, by and between Tritel Management, LLC.

 10.61++    Master Antenna Site Lease No. D41 between Pinnacle Towers Inc. and
            Tritel Communications, Inc. dated October 23, 1998.

 10.62++ Installment Payment Plan Note made by Mercury PCS, LLC in favor of the Federal Communications Commission in the amount of $42,525,211.95, dated October 9, 1996.

 10.63++    First Modification of Installment Payment Plan Note for Broadband
            PCS F Block by and between Mercury PCS II, L.L.C. and the Federal
            Communications Commission, dated July 2, 1998, effective as of July
            31, 1998.

 10.64++    Letter Agreement by and between Tritel Communications, Inc. and
            H.S.I. GeoTrans Wireless, dated July 2, 1998, referring to a service agreement covering certain Site Acquisition Services applicable to certain Federal Communications Commission licenses owned or to be acquired by Tritel.

 10.65.1++  Services Agreement by and between Tritel Communications, Inc. and
            Galaxy Personal Communications Services, Inc., which is a wholly owned subsidiary of World Access, Inc., dated as of June 1, 1998.

 10.65.2++  Addendum to June 1, 1998 Services Agreement, dated as of March 23,
            1999.

 10.66++    Services Agreement by and between Tritel Communications, Inc. and
            Galaxy Personal Communications Services, Inc., which is a wholly-owned subsidiary of World Access, Inc., dated as of August 27, 1998.

 10.67++    Agreement by and between BellSouth Telecommunications, Inc. and
            Tritel Communications, Inc., effective as of March 16, 1999.

 10.68++    Agreement for Project and Construction Management Services between
            Tritel Communications, Inc. and Tritel Finance, Inc. and Bechtel
            Corporation, dated November 24, 1998.

 10.69++    Services Agreement by and between Tritel Communications, Inc. and
            Spectrasite Communications, Inc., dated as of July 28, 1998.

 10.70++    Acquisition Agreement Ericsson CMS 8800 Cellular Mobile Telephone
            System by and between Tritel Finance, Inc. and Tritel
            Communications, Inc. and Ericsson Inc., made and effective as of December 30, 1998.

 10.71++    Securities Purchase Agreement by and among AT&T Wireless PCS Inc.,
            TWR Cellular, Inc., Initial investors other than AT&T Wireless,
            Mercury PCS, LLC, Mercury PCS II, LLC, Management Stockholders and
            Tritel, Inc., dated as of May 20, 1998.

 10.72++    Closing Agreement by and among AT&T Wireless PCS, Inc., TWR
            Cellular, Inc., Initial investors other than AT&T Wireless, Airwave
            Communications, LLC, Digital PCS, LLC, Management Stockholders,
            Mercury Investor Indemnitors and Tritel, Inc., dated as of January
            7, 1999.

 10.73++    Master Build To Suit And Lease Agreement between Tritel
            Communications, Inc., a Delaware corporation and American Tower,
            L.P., a Delaware limited partnership.

 Exhibit
 No.        Description
 -------    -----------
 10.74++    Master Build To Suit And Lease Agreement between Tritel
            Communications, Inc. and SpectraSite Communications, Inc.

 10.75++    Master Build To Suit Services And License Agreement between Tritel
            Communications, Inc. and Crown Communication Inc.

 10.76++    Master Build To Suit And Lease Agreement by and between Tritel
            Communications, Inc. and SBA Towers, Inc.

 10.77++    Master Site Agreement between Tritel Communications, Inc. and
            BellSouth Mobility Inc., dated July 2, 1999.

 10.78++    Master Site Agreement between Tritel Communications, Inc. and
            BellSouth Mobility PCS, dated March 10, 1999.

 10.79++    Consent to Exercise of Option between Tritel, Inc., AT&T Wireless
            PCS, Inc., TWR Cellular, Inc. and Management Stockholders dated May
            20, 1999.

 10.80++    License Purchase Agreement between Digital PCS, LLC and Tritel,
            Inc. dated as of May 20, 1999.

 10.81++    Amended and Restated Employment Agreement of Jerry M. Sullivan,
            Jr., dated as of September 1, 1999.

 10.82++    Stock Purchase Agreement, dated as of September 1, 1999.

 10.83++    Mutual Release and Termination Agreement, dated as of September 1,
            1999.

 10.84+++   Form of Management Agreement between TeleCorp Management Corp, Inc.
            and TeleCorp PCS, Inc.

 10.85+++   Asset Purchase Agreement, dated as of June 2, 2000, between
            Airadigm Communications, Inc. and RW Acquisition L.L.C.

 10.86+++   Contingent Supplement to Asset Purchase Agreement, dated as of June
            2, 2000, by and between Airadigm Communications, Inc. and RW
            Acquisition L.L.C.

 10.87+++   Letter Agreement by and between RW Acquisition, L.L.C. and Airadigm
            Communications, Inc. regarding Working Capital Loan, dated June 2,
            2000.

 10.88+++ Construction Management Agreement, dated as of June 2, 2000, by and between TeleCorp Communications, Inc. and Airadigm Communications,
            Inc.

 10.89+++   Counterpart Signature Page and Joinder to the Agreement and Plan of
            Reorganization and Contribution, dated May 31, 2000 by TeleCorp-
            Tritel Holding Company.

 10.90+++   Counterpart Signature Page and Joinder to the Agreement and Plan of
            Reorganization and Contribution, dated May 31, 2000 by TTHC First
            Merger Sub, Inc.

 10.91+++   Counterpart Signature Page and Joinder to the Agreement and Plan of
            Reorganization and Contribution, dated May 31, 2000 by TTHC Second
            Merger Sub, Inc.

 10.92+++++ Purchase Agreement, dated July 11, 2000, by and among Chase
            Securities Inc., Lehman Brothers Inc., Deutsche Banc Securities,
            Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

 10.93      Consent Pursuant to Section 6.2(a) of the Agreement and Plan of
            Reorganization and Contribution, dated as of July 10, 2000, by Tritel, Inc. to TeleCorp PCS, Inc.

 10.94      Exchange and Registration Rights Agreement, dated as of July 14,
            2000, by and among Chase Securities Inc., Lehman Brothers Inc.,
            Deutsche Banc Securities, Inc., TeleCorp PCS, Inc., TeleCorp
            Communications, Inc. and Bankers Trust Company, as Trustee.

 10.95++++  Exchange and Registration Rights Agreement, dated April 23, 1999, by and among Chase Securities Inc., BT Alex. Brown Incorporated,
            Lehman Brothers Inc., TeleCorp PCS, Inc. and TeleCorp
            Communications, Inc.

 Exhibit
 No.        Description
 -------    -----------
 10.96****  Credit Agreement, dated as of July 14, 2000, by and among Black
            Label Wireless, Inc., as Borrower, the financial institutions from time to time parties thereto, as Lenders and Lucent Technologies
            Inc., as Agent for the Lenders.

 10.97****  Letter Agreement, dated July 14, 2000, by and among Black Label
            Wireless, Inc., as Borrower, Lucent Technologies Inc., as Agent and
            Lucent Technologies Inc., as Lender.

 10.98****  Commitment Letter, dated July 14, 2000, by and between TeleCorp-
            Tritel Holding Company and Lucent Technologies Inc.

 10.99****  Form of Indenture related to the sale of notes by TeleCorp PCS,
            Inc. (formerly known as TeleCorp-Tritel Holding Company) to Lucent
            Technologies Inc.

 10.100**** Form of Securities Purchase Agreement by and between TeleCorp PCS,
            Inc. (formerly known as TeleCorp-Tritel Holding Company) and Lucent
            Technologies Inc.

 21         Subsidiaries of TeleCorp PCS, Inc.

 23.1       Consent of KPMG LLP.

 23.2       Consent of PricewaterhouseCoopers LLP.

 23.3       Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5).

 24         Powers of Attorney (included in signature page).

 25         Statement of Eligibility of Trustee on Form T-1.

 99.1       Form of Letter of Transmittal.

 99.2       Form of Notice of Guaranteed Delivery.

--------
    * Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-89393) of TeleCorp PCS, Inc.
   ** Incorporated by reference to the Form 10-Q filed on November 15, 1999 (File No. 333-81313-01) of TeleCorp PCS, Inc.
  *** Incorporated by reference to the Form 10-K filed on March 30, 2000 (File No. 000-27901) of TeleCorp PCS, Inc.
 **** Incorporated by reference to the Form 10-Q filed on August 11, 2000 (File No. 000-27901) of TeleCorp PCS, Inc.
    + Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-91207) of Tritel, Inc.
   ++ Incorporated by reference to the Registration Statement on Form S-4 (File No. 333-82509) of Tritel PCS, Inc.
  +++ Incorporated by reference to the Registration Statement on Form S-4 (File No. 333-36954) of TeleCorp-Tritel Holding Company.
 ++++ Incorporated by reference to the Registration Statement on Form S-4 (File No. 333-81313, 333-81313-01) of TeleCorp PCS, Inc. and TeleCorp Communications, Inc.
+++++ Incorporated by reference to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-81313, 333-81313-01) of TeleCorp PCS, Inc. and TeleCorp Communications, Inc.